Exhibit 99(a)(1)(U)

Third Amended and Restated Offer To Purchase For Cash

by

SCG FINANCIAL ACQUISITION CORP.

of

ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

OF

SCG FINANCIAL ACQUISITION CORP.

At A Purchase Price Of $10.00 Per Share

In Connection With Its Consummation Of A Proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS SPECIFIED HEREIN WILL EXPIRE AT
5:00 P.M. EASTERN TIME ON APRIL 5, 2013 UNLESS THE OFFER IS EXTENDED.

SCG Financial Acquisition Corp., a Delaware corporation (“SCG”, the “Company”, “we”, “us” or “our”), hereby offers to purchase all of the issued and outstanding shares of common stock of SCG, par value $0.0001 per share (“SCG Common Stock” and each share of SCG Common Stock, a “SCG Common Share”), including the 8,000,000 SCG Common Shares issued as part of the units in SCG’s initial public offering (the “IPO”, and each SCG Common Share issued as part of the units in the IPO, a “Public Share”), at a purchase price of $10.00 per SCG Common Share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase for Cash (this “Offer to Purchase”) and in the related Letter of Transmittal for the SCG Common Shares (the “Letter of Transmittal”, which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).

The Share Purchase Price of $10.00 is equal to the per share amount of the SCG Common Shares sold in the IPO on deposit in the trust account established for the benefit of the holders of the Public Shares (the “Trust Account”, and the holders of Public Shares are hereinafter referred to as the “SCG Public Stockholders”) as of the commencement of the Offer, less taxes and interest earned on the IPO proceeds placed in the Trust Account.  See “The Offer — Number of SCG Common Shares; Share Purchase Price”.

The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of January 11, 2013 (as may be amended from time-to-time, the “Merger Agreement”), by and among SCG, SCG Financial Merger II Corp., a Delaware corporation and an indirect and wholly-owned subsidiary of SCG (“Merger Sub”), Reach Media Group Holdings, Inc., a Delaware corporation (“RMG”), and Shareholder Representative Services LLC as the Stockholder Representative (the “Stockholder Representative”).  Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into RMG (the “Merger”).  Upon consummation of the Merger, the separate existence of Merger Sub will thereupon cease, and RMG, as the surviving corporation in the Merger (the “Surviving Corporation”), will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  Pursuant to the terms of the Amended and Restated Certificate of Incorporation of SCG, as amended (the “SCG Charter”), the Delaware General Corporation Law, as amended (the “DGCL”) and the Merger Agreement, SCG may consummate its initial business combination with RMG and conduct redemptions of Public Shares without approval of SCG’s stockholders (the “Stockholders”) by providing the Stockholders with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Offer is being made in part to provide the Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Merger to be completed without a vote of the Stockholders.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Merger Agreement”.

THIS OFFER IS CONDITIONED ON THE SATISFACTION OF THE MERGER CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE).  SEE “THE OFFER—CONDITIONS TO THE OFFER”.

Only SCG Common Shares validly tendered and not validly withdrawn will be purchased pursuant to the Offer. SCG Common Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer.  See “The Offer — Procedures for Tendering Shares”.

We will fund the purchase of SCG Common Shares in the Offer with cash available to us from the Trust Account upon consummation of the Merger. Except as otherwise set forth in the Merger Agreement, all expenses (including, without limitation, each party’s respective legal, accounting and roadshow travel expenses) incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger or any other related transaction is consummated.  As of December 31, 2012, SCG had approximately $411,217 of cash and cash equivalents not held in the Trust Account.  See “The Offer — Source and Amount of Funds”.  The Offer is not conditioned on any maximum or minimum number of SCG Common Shares being tendered.  The Offer is, however, subject to certain other conditions, including the satisfaction of the Merger Condition.  See “The Offer — Purchase of Shares and Payment of Purchase Price” and “The Offer—Conditions of the Offer”.

The SCG Common Shares are listed on the Nasdaq Capital Market under the symbol “SCGQ”.  As of April 2, 2013, the last reported closing price of the SCG Common Shares was $10.00 per SCG Common Share.  Stockholders are urged to obtain current market quotations for the SCG Common Shares before deciding whether to tender their SCG Common Shares pursuant to the Offer.  See “Price Range of Securities and Dividends”.

We also have outstanding units comprised of one SCG Common Share and one warrant to acquire one SCG Common Share (a “Warrant” and, together with one SCG Common Share, the “Units”).  The Warrants and Units are quoted on the OTC Bulletin Board (the “OTCBB”) under the symbols “SCGQW” and “SCGQU”, respectively.  The Offer is only open for the SCG Common Shares, but not those together as part of the Units.  You may tender SCG Common Shares that are included in Units, but to do so you must separate such SCG Common Shares from the Warrants prior to tendering such SCG Common Shares.  While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. See “The Offer — Procedure for Tendering Shares”.

Our intention is to consummate the Merger.  Our board of directors (the “Board”), with only Gregory H. Sachs abstaining, has unanimously (i) approved our making the Offer, (ii) adopted and approved the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transaction”), and (iii) determined that the Merger is in the best interests of the Stockholders and, if consummated, would constitute our initial business combination pursuant to the SCG Charter.  If you tender your SCG Common Shares in the Offer, you will not be participating in the Transaction because you will no longer hold such SCG Common Shares.  SCG will be the public holding company for RMG upon the consummation of the Transaction.  See “Price Range of Securities and Dividends” and “The Offer”.  Neither we, the Board, Morrow & Co., LLC, as information agent (the “Information Agent”) for the Offer, nor Continental Stock Transfer & Trust Company, as depositary (the “Depositary”) for the Offer, is making any recommendation to you as to whether to tender or refrain from tendering your SCG Common Shares pursuant to the Offer.  The members of the Board may directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of the Stockholders.  See “The Transaction — Certain Benefits of SCG’s Directors and Officers and Others in the Transaction”.  You must make your own decision as to whether to tender your SCG Common Shares and, if so, how many SCG Common Shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.  See “The Offer –Purpose of the Offer; Certain Effects of the Offer”.  You should discuss whether to tender your SCG Common Shares with your broker, if any, or other financial advisor.  See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer and the Transaction.

SCG Financial Holdings LLC, an Illinois limited liability company and our sponsor (the “Sponsor”), which is beneficially owned by our officers, one of our directors, Donald R. Wilson, Jr., and certain employees of an affiliate of the Sponsor, and each of such equityholders of the Sponsor, have agreed not to tender any SCG Common Shares pursuant to the Offer.  In addition, on December 14, 2012, SCG entered into an equity commitment letter agreement (as may be amended from time-to-time, the “Equity Commitment Letter”) with 2012 DOOH Investments LLC, an Illinois limited liability company and a member of the Sponsor (“DOOH”), a copy of which is annexed hereto as Annex II, which is incorporated herein by reference. On January 8, 2013, DOOH assigned its obligations and rights under the Equity Commitment Letter to DRW Commodities, LLC, a Delaware limited liability company and an affiliate of DOOH (“DRW”), pursuant to an Assignment and Assumption Agreement between the parties (the “Assignment Agreement”), a copy of which is annexed hereto as Annex III, which is incorporated herein by reference.  Pursuant to the Equity Commitment Letter and the Assignment Agreement, DRW purchased 2,354,450 SCG Common Shares in privately negotiated transactions at a price per SCG Common Share that did not exceed $10.02 per SCG Common Share (the “DRW Public Shares”) and was thereafter issued an additional 120,000 SCG Common Shares by SCG as consideration for such purchases (the “Additional DRW Shares”, and, together with the DRW Public Shares, the “DRW Shares”).  Pursuant to the Equity Commitment Letter, the Assignment Agreement and related agreements, DRW agreed not to tender the DRW Shares in the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares.  This commitment by DOOH and DRW was designed to provide SCG with sufficient financial resources to consummate the Transaction regardless of the number of other SCG Common Shares tendered in the Offer.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Certain Relationships and Related Transactions — SCG”.

SCG has also entered into an Agreement and Plan of Merger among SCG, SCG Financial Merger III Corp., a Delaware corporation (“Symon Merger Sub”), Symon Holdings Corporation, a Delaware corporation (“Symon Holdings”), and the securityholders’ representative named therein (the “Symon Merger Agreement”) on March 1, 2013.  Pursuant to the terms and conditions of the Symon Merger Agreement, Symon Merger Sub will be merged with and into Symon (the “Symon Merger”).  Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will thereupon cease, and Symon, as the surviving corporation in the Symon Merger (the “Symon Surviving Corporation”), will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG. Consummation of the Symon Merger is conditioned upon, among other things, consummation of the Merger with RMG, but consummation of the Merger with RMG is not conditioned upon consummation of the Symon Merger.  See “The Symon Merger” and “The Symon Merger Agreement.”

Neither the SEC nor any state securities commission has approved or disapproved of the SCG Common Shares or passed upon the accuracy or adequacy of the Offer.  Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to the Information Agent at the telephone number set forth on the back cover of this Offer to Purchase.  You may request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

April 3, 2013

IMPORTANT

On December 14, 2012, SCG entered into the Equity Commitment Letter with DOOH. On January 8, 2013, DOOH assigned its obligations and rights under the Equity Commitment Letter to DRW pursuant to the Assignment Agreement.  Pursuant to the Equity Commitment Letter and the Assignment Agreement, DRW purchased the 2,354,450 DRW Shares in privately negotiated transactions at a price of $10.00 per SCG Common Share and was thereafter issued the Additional DRW Shares by SCG as consideration for such purchases. Pursuant to the Equity Commitment Letter, the Assignment Agreement and related agreements, DRW agreed not to tender the DRW Shares in the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares. This commitment by DOOH and DRW was designed to provide SCG with sufficient financial resources to consummate the Transaction regardless of the number of other SCG Common Shares tendered in the Offer.

The public announcement of the Offer for purposes of Rule 14e-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may have occurred as early as November 21, 2012, when SCG publicly disclosed that it had entered into a letter of intent with RMG. As a result, the transactions contemplated by, and completed pursuant to, the Equity Commitment Letter, the Assignment Agreement and the related agreements constitute arrangements prohibited by Rule 14e-5 to purchase SCG Common Shares outside the Offer, and do not fall within the exception provided by Rule 14e-5(b)(7). This may result in us being subject to monetary or injunctive penalties under Section 14(e) of the Exchange Act.

If you desire to tender all or any portion of your SCG Common Shares, you must do one of the following before the Offer expires:

•

if your SCG Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your SCG Common Shares for you;

•

if you hold certificates for SCG Common Shares registered in your own name, you must complete and sign the accompanying Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your SCG Common Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Purchase.  Do not send such materials to SCG or the Information Agent;

•

if you are an institution participating in The Depository Trust Company, you must tender your SCG Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares”; or

•

if you are the holder of Units and wish to tender SCG Common Shares included in such Units, you must separate the SCG Common Shares from the Units prior to tendering such SCG Common Shares pursuant to the Offer.  You must instruct your broker to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so.  If you fail to cause your SCG Common Shares to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such SCG Common Shares prior to the expiration of the Offer.

To validly tender SCG Common Shares pursuant to the Offer, other than SCG Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to the Stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to the Stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your SCG Common Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you.  We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, the Board, the Depositary or the Information Agent. You should not assume that the information provided in this Offer to Purchase is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

Questions and requests for assistance should be directed to the Information Agent at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent.  Copies of this Offer to Purchase, the Letter of Transmittal, and any other material related to the Offer may also be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.  See “Where You Can Find More Information”.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

U.S. Banks and Brokerage Firms, Please Call: (203) 658-9400

U.S. Stockholders Call Toll Free: (800) 607-0088

E-mail: scg.info@morrowco.com

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Amended and Restated Offer to Purchase for Cash (this “Offer to Purchase”) the SCG Common Shares (as defined below), the Transaction (as defined below) and the Symon Merger (as defined below). To understand the Offer (as defined below), the Transaction and the Symon Merger fully and for a more complete description of the terms of the Offer, the Transaction and the Symon Merger, you should carefully read this entire Offer to Purchase, including the Annexes thereto, and the related Amended and Restated Letter of Transmittal for the SCG Common Shares (the “Letter of Transmittal”), which collectively constitute the “Offer”.  We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

SCG Common Shares Subject of the Offer

All of the issued and outstanding shares of common stock, par value $0.0001 per share, of SCG (the “SCG Common Shares”), including the SCG Common Shares issued as part of SCG’s initial public offering (the “IPO”; and such SCG Common Shares, the “Public Shares”).

Price Offered Per SCG Common Share	$10.00 net to the seller in cash, without interest thereon (the “Share Purchase Price” or “Purchase Price”).

Scheduled Expiration of the Offer

5:00 p.m., Eastern Time, on April 5, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of the Securities and Exchange Commission’s (the “SEC”) review of this Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	SCG Financial Acquisition Corp., a Delaware corporation.

For further information regarding the Offer, see “The Offer”.

General

What is the background of SCG?

SCG Financial Acquisition Corp., a Delaware corporation (“SCG”, the “Company”, “we”, “us” or “our”), is a blank check or special purpose acquisition company formed on January 5, 2011 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving SCG and one or more businesses (a “business combination”).

On April 18, 2011, SCG consummated the IPO of 8,000,000 units (the “Units”), each consisting of one SCG Common Share and one SCG Public Warrant, which is exercisable for an additional SCG Common Share (the “Warrants” or the “SCG Public Warrants”) at an exercise price of $11.50 per Warrant, and received proceeds of approximately $77,600,000, net of underwriting discounts and commissions and expenses of approximately $2,400,000, excluding deferred underwriting discounts and commissions placed in the trust account established for the benefit of the SCG Public Stockholders (as hereinafter defined) (the “Trust Account”) pending completion of a business combination. Simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per Warrant (the “Sponsor Warrants”) for an aggregate purchase price of $3,000,000. $77,000,000 in proceeds from the IPO and the proceeds of this private placement were placed in the Trust Account. The proceeds outside of the Trust Account as well as up to $1,250,000 in interest income (net of franchise and income taxes payable), earned on the Trust Account balance may be released to SCG to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the Trust Account a sufficient amount of interest income previously earned on the Trust Account balance to pay any taxes on such $1,250,000 of interest income.  For purposes herein, the term “SCG Public Stockholders” shall mean all holders of the Public Shares.

Who is Reach Media Group Holdings, Inc.?

Reach Media Group Holdings, Inc., a Delaware corporation (“RMG”), is a media and technology company serving the digital out-of-home advertising industry through its wholly-owned subsidiary, RMG Networks, Inc., a Delaware corporation.  RMG operates a targeted national advertising network that gives advertisers access to digital media assets in executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals in the United States (the “RMG Airline Media Network”).  RMG also offers digital signage solutions and related professional services to enterprises and small and medium-sized businesses.

Who is offering to purchase the SCG Common Shares?

SCG is offering to purchase the SCG Common Shares.  See “Business of SCG”.

What SCG Common Shares are sought?

We are offering to purchase all of the issued and outstanding SCG Common Shares validly tendered and not validly withdrawn pursuant to the Offer.

What will be the purchase price for the SCG Common Shares and what will be the form of payment?

The Share Purchase Price for the Offer is $10.00 per SCG Common Share.  All of the issued and outstanding SCG Common Shares we purchase pursuant to the Offer will be purchased at the Share Purchase Price.  See “The Offer — Number of SCG Common Shares; Share Purchase Price”.  If your SCG Common Shares are purchased in the Offer, you will be paid the Share Purchase Price per SCG Common Share purchased, in cash, without interest, promptly after the Expiration Date.  Our Amended and Restated Certificate of Incorporation, as amended (the “SCG Charter”) requires that we offer a price per SCG Common Share, subject to lawfully available funds therefor, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account as of two business days prior to the date of the commencement of the Offer plus interest accrued from the date of the commencement of the Offer until two business days prior to the consummation of the initial business combination, less franchise and income taxes payable and less any interest that SCG may withdraw for working capital requirements, by (B) the total number of then outstanding Public Shares.  See “The Offer — Number of SCG Common Shares; Share Purchase Price” and “The Offer— Purchase of Shares and Payment of Purchase Price”.

Has SCG or its Board of Directors adopted a position on the Offer?

Our board of directors (the “Board”), with only Gregory H. Sachs abstaining, has unanimously approved our making the Offer, declared the advisability of the Merger (as hereinafter defined) and approved the Merger Agreement (as hereinafter defined) and the transactions contemplated thereby (collectively with the Merger, the “Transaction”).  Furthermore, the Board has determined that the Transaction is in the best interests of our stockholders (the “Stockholders”) and if consummated, would constitute our initial business combination pursuant to the SCG Charter.  If you tender your SCG Common Shares in the Offer, you will not be participating in the Transaction because you will no longer hold such SCG Common Shares.  SCG will be the public holding company for RMG upon the consummation of the Transaction.  See “Price Range of Securities and Dividends” and “The Offer”.  Neither we, the Board, Morrow & Co., LLC, as information agent (the “Information Agent”) for the Offer, nor Continental Stock Transfer & Trust Company, as depositary (the “Depositary”) for the Offer, is making any recommendation to you as to whether to tender or refrain from tendering your SCG Common Shares pursuant to the Offer.  The members of the Board may directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of the Stockholders.  See “The Transaction — Certain Benefits of SCG’s Directors and Officers and Others in the Transaction”.  You must make your own decision as to whether to tender your SCG Common Shares and, if so, how many SCG Common Shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer.  See “The Offer –Purpose of the Offer; Certain Effects of the Offer”.  You should discuss whether to tender your SCG Common Shares with your broker, if any, or other financial advisor.  See “Risk Factors” for a discussion of risks that you should consider before participating in the Offer and the Transaction.

Why must we complete our business combination by April 12, 2013?

The SCG Charter, prior to the adoption of the Amendment to the Amended and Restated Certificate of Incorporation of SCG on December 19, 2012 (the “SCG Charter Amendment”), provided that if SCG did not consummate a business combination by January 12, 2013 (unless extended by 3 months by amendment to the SCG Charter), SCG would cease all operations and commence winding up, as described below.  On recommendation of the Board, the Stockholders approved and adopted the SCG Charter Amendment on December 19, 2012 to extend the date on which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.  Pursuant to the terms of the SCG Charter, following the adoption of the SCG Charter Amendment, SCG is not permitted to pursue any other potential initial business combination other than the Transaction.

If SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Is there any limit on the maximum number of SCG Common Shares the Stockholders can tender in the Offer?

No. Pursuant to the SCG Charter and the Delaware General Corporation Law, as amended (the “DGCL”), SCG may consummate a business combination without approval of the Stockholders by offering to redeem their Public Shares upon the consummation of the initial business combination, pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Offer is being made in part to provide the SCG Public Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Transaction to be completed without a Stockholder vote.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer”.  There is no limit on the maximum number of SCG Common Shares the Stockholders can tender in the Offer due to the existence of an equity commitment letter agreement dated as of December 14, 2012, as may be amended from time-to-time (the “Equity Commitment Letter”) between SCG and 2012 DOOH Investments LLC, an Illinois limited liability company (“DOOH”), a copy of which is annexed hereto as Annex II, which is incorporated herein by reference.  DOOH is a member of SCG Financial Holdings LLC, an Illinois limited liability company and our sponsor, which is beneficially owned by our officers, one of our directors, Donald R. Wilson, Jr., and certain employees of an affiliate of the Sponsor (the “Sponsor”).  The Sponsor and each such equityholder of the Sponsor has agreed not to tender any SCG Common Shares pursuant to the Offer.  On January 8, 2013, DOOH assigned its obligations and rights under the Equity Commitment Letter to DRW Commodities, LLC, a Delaware limited liability company and an affiliate of DOOH (“DRW”) pursuant to an Assignment and Assumption Agreement between the parties (the “Assignment Agreement”), a copy of which is annexed hereto as Annex III, which is incorporated herein by reference.  Pursuant to the Equity Commitment Letter and the Assignment Agreement, DRW purchased 2,354,450 SCG Common Shares in privately negotiated transactions at a price per SCG Common Share that did not exceed $10.02 per SCG Common Share (the “DRW Public Shares”) and was thereafter issued an additional 120,000 SCG Common Shares by SCG as consideration for such purchases (the “Additional DRW Shares”, and, together with the DRW Public Shares, the “DRW Shares”).  Pursuant to the Equity Commitment Letter and the Assignment Agreement, DRW agreed not to tender the DRW Shares in the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares.  This commitment by DOOH and DRW was designed to provide SCG with sufficient financial resources to consummate the Transaction regardless of the number of other SCG Common Shares tendered in the Offer.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Certain Relationships and Related Transactions — SCG”.

The Transaction

Is there a Merger Agreement related to the Offer?

Yes.

The Offer is being made pursuant to the terms of a Merger Agreement, dated as of January 11, 2013 (as may be amended from time-to-time, the “Merger Agreement”), by and among SCG, SCG Financial Merger II Corp., a Delaware corporation and an indirect and wholly-owned subsidiary of SCG (“Merger Sub”), RMG, and Shareholder Representative Services LLC as the Stockholder Representative (the “Stockholder Representative”).  Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into RMG (the “Merger”).  Upon consummation of the Transaction, the separate existence of Merger Sub will thereupon cease, and RMG, as the surviving corporation in the Merger (the “Surviving Corporation”), will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  Pursuant to the terms of the SCG Charter, the DGCL and the Merger Agreement, SCG may consummate its initial business combination with RMG and conduct redemptions of Public Shares without approval of the Stockholders by providing the Stockholders with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated by the SEC under the Exchange Act.  The Offer is being made in part to provide the Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Merger to be completed without a vote of the Stockholders.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Merger Agreement”.

What is the structure of the Merger and the Stock Consideration?

Upon consummation of the Transaction, subject to the terms of the Merger Agreement, RMG’s stockholders will receive an aggregate of 100,000 SCG Common Shares (the “Up-Front Purchase Consideration”) at the time of closing.  An additional 300,000 SCG Common Shares (the “Escrow Shares”, and together with the Up-Front Purchase Consideration, the “Stock Consideration”) will be deposited in an escrow account (the “Escrow Account”) with Wilmington Trust, N.A. (the “Escrow Agent”), which will be disbursed to the Stockholder Representative or to SCG in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement to be entered into among SCG, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”).

Upon consummation of the Transaction, (i) the Up-Front Purchase Consideration will represent approximately 1.0% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 3.8% of the issued and outstanding SCG Common Shares, in the event that no SCG Common Shares are validly tendered pursuant to the Offer and (ii) the Up-Front Purchase Consideration will represent approximately 2.1% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 8.4% of the issued and outstanding SCG Common Shares, in the event that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. See “The Merger Agreement—Structure of the Transaction; Consideration to be Paid” for a further description of the Stock Consideration.

Additionally, SCG will pay, on behalf of RMG and its subsidiaries, all indebtedness of RMG and its subsidiaries under that certain Credit Agreement, dated as of April 11, 2011, among RMG, RMG Networks Inc., the lenders party thereto and Obsidian Agency Services, Inc., as administrative agent and collateral agent thereunder (the “RMG Credit Agreement”), at a discounted amount equal to $23,500,000, of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of 250,000 SCG Common Shares (the “Lender Shares”).

See “The Transaction”, “The Merger Agreement”, “Description of Securities” and “Price Range of Securities and Dividend”.

Will there be a single controlling Stockholder following the completion of the Transaction?

Possibly. The ownership of the SCG Common Shares following the consummation of the Transaction will depend on the number of SCG Common Shares that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.  Assuming that no SCG Common Shares are validly tendered pursuant to the Offer, the Sponsor, DRW and their ultimate beneficial owners, including Gregory H. Sachs and Donald R. Wilson, Jr., will beneficially own in the aggregate approximately 39.4% of the outstanding SCG Common Shares.  Assuming that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer, then the Sponsor, DRW and their ultimate beneficial owners, including Gregory H. Sachs and Donald R. Wilson, Jr., will beneficially own in the aggregate approximately 86.3% of the outstanding SCG Common Shares.

See “Beneficial Ownership of SCG Securities” for more information regarding the beneficial ownership of SCG following the Transaction.

How will the Offer and issuance of the Stock Consideration affect the number of SCG Common Shares outstanding and the number of holders of SCG Common Shares?

As of April 2, 2013 we had outstanding (i) 9,643,810 SCG Common Shares, including 1,523,810 SCG Common Shares issued to our Sponsor prior to the IPO and 8,000,000 SCG Common Shares issued in the IPO and (ii) Warrants to acquire 12,000,000 SCG Common Shares at an exercise price of $11.50 per share that will become exercisable 30 days after the consummation of the Transaction, provided that there is an effective registration statement under the Securities Act covering the SCG Common Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available.  Immediately following consummation of the Transaction, we will have 10,393,810 SCG Common Shares outstanding in the event no SCG Common Shares are validly tendered pursuant to the Offer.  Assuming all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer, we will have 4,748,260 SCG Common Shares outstanding immediately following consummation of the Transaction.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of SCG Securities”.

Are there any restrictions on the transfer of the Stock Consideration or the Lender Shares?

Yes. RMG’s principal shareholders (the “RMG Principal Stockholders”) will enter into lock-up agreements (each a “Lock-Up Agreement”) with SCG with respect to the Stock Consideration (and the underlying SCG Common Shares)

received by them, pursuant to which such RMG Principal Stockholders agree, for a period commencing on the date of the consummation of the Transaction and ending on the earlier of (i) the one year anniversary of the issuance to each RMG Principal Stockholder of the Stock Consideration or (ii) the date that SCG consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in the Stockholders having the right to exchange their SCG Common Shares for cash, securities or other property, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder), such RMG Principal Stockholder’s SCG Common Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such RMG Principal Stockholder’s SCG Common Shares, whether any such transaction is to be settled by delivery of SCG Common Shares or such other securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b) above.

Notwithstanding anything to the contrary above, each RMG Principal Stockholder may transfer its SCG Common Shares: (i) by gift to a member of such RMG Principal Stockholder’s immediate family (for the purposes of each Lock-Up Agreement, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin) or to a trust, the beneficiary of which is a member of such RMG Principal Stockholder’s immediate family, an affiliate (as such term is defined in Rule 405 promulgated under the Exchange Act) of such RMG Principal Stockholder or to a charitable organization; (ii) if such RMG Principal Stockholder is a natural person, by virtue of the laws of descent and distribution upon death of the undersigned; (iii) if such RMG Principal Stockholder is a natural person, pursuant to a qualified domestic relations order; (iv) if such RMG Principal Stockholder is a corporation, partnership or other business entity, to another corporation, partnership or other business entity that directly or indirectly controls, is controlled by or managed by, or is under common control with, such RMG Principal Stockholder; or (v) if such RMG Principal Stockholder is a trust, to a trustor or beneficiary of the trust; provided, however, that in each case the permitted transferees shall have entered into a written agreement with SCG agreeing to be bound by the transfer restrictions described above.

The Lender Shares will be subject to a substantially similar Lock-Up Agreement.

See “Related Agreements — Lock-Up Agreement”.

Are there other agreements that will be entered into in connection with the Transaction?

Yes.  In addition to the Merger Agreement, and the Lock-Up Agreements, SCG will also enter into a Registration Rights Agreement with certain of RMG’s shareholders and with RMG’s lenders. Additionally, SCG, the Stockholder Representative and the Escrow Agent will enter into the Escrow Agreement.  The proposed terms of such agreements are described in greater detail under the heading “Related Agreements”.

Are the Offer and the Transaction conditioned on one another?

Yes.  Pursuant to the Merger Agreement, it is a condition to the consummation of the Transaction that SCG shall have conducted the Offer, and the Offer is subject to the condition that the Merger Condition (as described below) is satisfied.  If the Merger Condition is not satisfied upon the Expiration Date, we will terminate or extend the Offer.  In the event the Offer is terminated, we will promptly return any SCG Common Shares, at our expense, that were delivered pursuant to the Offer and we will not consummate the Transaction.  See “The Offer”.

What are the most significant conditions to the Offer?

Our obligation to purchase the SCG Common Shares validly tendered and not validly withdrawn prior to the Expiration Date is conditioned upon, among other things, our determination that the Merger, in our reasonable judgment immediately prior to the Expiration Date, is capable of being consummated contemporaneously with the Offer, but in no event later than three business days after the Expiration Date.  We refer to this condition, which is not waivable, as the “Merger Condition”. See “Merger Agreement — Conditions to the Closing of the Transaction” and “The Offer — Conditions of the Offer”.

What are the most significant conditions to the Transaction?

Pursuant to the Merger Agreement, the consummation of the Transaction is conditioned upon, among other things, (i) SCG shall have conducted the Offer, (ii) the number of Public Shares immediately prior to the closing of the Transaction equaling not less than 2,400,000, of which we know at least 2,354,450 Public Shares will be issued and outstanding at such time because DRW has agreed not to tender the DRW Shares and (iii) typical transaction closing conditions (including, but not limited to, that the representations and warranties are true and correct in all material respects, covenants and agreements have been performed, the other agreements contemplated therein shall have been executed and delivered, certificates and other instruments have been executed and delivered, regulatory approvals have been obtained, no material adverse effect has occurred with respect to SCG or RMG, and no law or order is in effect prohibiting the Transaction).  If any of the conditions to the Transaction are not met, SCG or RMG may choose to exercise any applicable right to terminate the Merger Agreement as set forth therein, and the Merger Condition may not be satisfied  See “Risk Factors — Risks Related to the Transaction” and “The Merger Agreement— Conditions to the Closing of the Transaction”.

What interests do the directors and executive officers of SCG have in the Transaction?

SCG’s directors and officers may have interests in the Transaction that are different from your interests as a Stockholder. You should keep in mind the following interests of SCG’s directors and officers:

•

In January 2011, the Sponsor purchased 2,190,477 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. On April 12, 2011, SCG effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares.  The Sponsor returned an aggregate of 228,571 Founder Shares to SCG for no consideration after the underwriters of the IPO determined that they would not exercise their option to purchase additional units to cover any over-allotments. In addition, simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per warrant for an aggregate purchase price of $3,000,000. The membership interests in the Sponsor are owned, directly or indirectly, by certain family estate planning entities of Gregory H. Sachs, SCG’s founder and chairman, chief executive officer and president, DOOH, an entity ultimately controlled by Donald R. Wilson, Jr., Michelle Sibley, Kenneth B. Leonard and by certain employees of an affiliate of the Sponsor. SCG’s directors and officers will likely benefit from the completion of the Transaction even if the Transaction causes the market price of SCG’s securities to significantly decrease. The likely benefit to SCG’s directors and officers may influence their motivation for promoting the Transaction.

•

If SCG does not consummate the Transaction by April 12, 2013, SCG will be required to commence proceedings to dissolve and liquidate and the 1,523,810 Founder Shares held by the Sponsor will be worthless because the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares if SCG fails to consummate a business combination on or before April 12, 2013.  In such event, the Sponsor Warrants will also expire worthless.  On the other hand, in the event the Transaction is consummated, the Sponsor, through its interests in the Founder Shares, would have an economic interest in SCG Common Shares with an aggregate value of $15,238,100, based on the closing sales price of SCG Common Stock of $10.00 on the Nasdaq Capital Market on April 2, 2013.

In addition, the exercise of SCG’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in SCG Public Stockholders’ best interest.

The Offer

Why are we making the Offer?

Our business objective is to consummate the Transaction.  We are making the Offer in connection with the Transaction because the provisions of the SCG Charter, as disclosed in our final prospectus, dated April 12, 2011 (File No. 333-172085) (the “Prospectus”), and the Merger Agreement, require us to conduct the Offer to provide the SCG Public Stockholders an opportunity to redeem their SCG Common Shares for a pro-rata portion of the Trust Account upon our consummation of an initial business combination.  We also represented that, in connection with the Offer, we would provide the Stockholders with offering documents that contained substantially the same financial and other information about our proposed business combination and tender offer rights that would otherwise be required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.  Accordingly, SCG is making the Offer so that it may provide the SCG Public Stockholders with appropriate disclosure regarding the business and finances of SCG and RMG so that the SCG Public Stockholders can decide whether to hold their SCG Common Shares, or ask that such SCG Common Shares be redeemed by us pursuant to the Offer if the Merger Condition is satisfied.

Promptly following the scheduled Expiration Date, we will publicly announce whether the Merger Condition and the other conditions to the Offer have been satisfied or waived (to the extent waivable) and whether the Offer has been completed, extended, terminated or delayed.  If such conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the consummation of the Transaction, SCG shall purchase and pay the Purchase Price for each

SCG Common Share validly tendered and not validly withdrawn prior to the Expiration Date.  If we terminate the Offer, we will NOT: (i) purchase any SCG Common Shares pursuant to the Offer or (ii) consummate the Transaction in accordance with the terms of the Merger Agreement, and we will promptly return all of the issued and outstanding SCG Common Shares delivered pursuant to the Offer at our expense.

Upon consummation of the Transaction, RMG will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  The Transaction would be consummated without a meeting of the Stockholders pursuant to the SCG Charter and the DGCL.  See “The Transaction”.

How will SCG fund the payment for the SCG Common Shares?

SCG will use funds raised in connection with its IPO, which funds are currently held in the Trust Account for the benefit of the SCG Public Stockholders and which funds will become available to us upon consummation of the Transaction, to purchase the SCG Common Shares tendered in the Offer.  See “The Offer — Source and Amount of Funds” and “The Merger Agreement”.

How long do I have to tender my SCG Common Shares?

You may tender your SCG Common Shares pursuant to the Offer until the Offer expires on the Expiration Date.  Consistent with a condition of the Offer, SCG may need to extend the Offer depending on the timing and process of the SEC’s staff review of this Offer to Purchase and related materials.  The Offer will expire on April 5, 2013 at 5:00 p.m., Eastern Time, unless we terminate or extend the Offer.  See “The Offer — Number of SCG Common Shares; Share Purchase Price” and “The Offer — Extension of the Offer; Termination; Amendment”.  If a broker, dealer, commercial bank, trust company or other nominee (each, a “nominee”) holds your SCG Common Shares, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf.  We urge you to contact such nominee to find out such nominee’s deadline.  See “The Offer — Procedures for Tendering Shares”.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to certain restrictions in the Merger Agreement.  If we extend the Offer, we will delay the acceptance of any SCG Common Shares that have been validly tendered and not validly withdrawn pursuant to the Offer.  We can also terminate the Offer if the Merger Condition is not satisfied. See “The Offer — Extension of the Offer; Termination; Amendment”.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to or termination of the Offer by promptly making a public announcement of the amendment or termination.  See “The Offer — Extension of the Offer; Termination; Amendment”.

How do I tender my SCG Common Shares?

If you hold your SCG Common Shares in your own name as a holder of record and decide to tender your SCG Common Shares, you must deliver your SCG Common Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to the Depositary before 5:00 p.m., Eastern Time, on April 5, 2013, or such later time and date to which we may extend the Offer.  No Stockholder should deliver any such materials to SCG or the Information Agent.

If you hold your SCG Common Shares in a brokerage account or otherwise through a nominee (i.e., in “street name”), you must contact such nominee if you wish to tender your SCG Common Shares.  See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your SCG Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares”.

You may contact the Information Agent, or your nominee for assistance.  The telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase.  See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Can I tender my Units?

No.  If you hold Units, comprised of one SCG Common Share and a Warrant, and desire to tender the SCG Common Shares included in such Units, you must separate the SCG Common Shares from the Warrants that comprise the Units prior to tendering your SCG Common Shares pursuant to the Offer.  You may instruct your nominee to do so, or if you hold Units registered in your own name, you must contact the Depositary directly and instruct them to do so.  While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation.  If you fail to cause your SCG Common Shares to be separated in a timely manner before the Offer expires you will likely not be able to validly tender those SCG Common Shares prior to the expiration of the Offer.  See “The Offer — Procedures for Tendering Shares”.

Can I tender my Warrants?

No.  SCG is not offering to purchase the Warrants in the Offer.  Furthermore, our Warrants are not exercisable until 30 days after the consummation of the Transaction, provided that there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the SCG Common Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available. Therefore, a holder of Warrants will not be able to exercise his, her or its Warrants to purchase SCG Common Shares and then tender the SCG Common Shares pursuant to the Offer.

Until what time can I validly withdraw previously tendered SCG Common Shares?

You may validly withdraw SCG Common Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m. on April 5, 2013 unless otherwise extended.  Except as otherwise provided in “The Offer — Withdrawal Rights”, tenders of SCG Common Shares are irrevocable.

How do I validly withdraw SCG Common Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of SCG Common Shares to be withdrawn and the name of the registered holder of such SCG Common Shares.  Certain additional requirements apply if the certificates for SCG Common Shares to be withdrawn have been delivered to the Depositary or if your SCG Common Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares”.  See “The Offer — Withdrawal Rights”.

When and how will SCG pay for the SCG Common Shares I tender that are accepted for payment?

SCG will pay the Share Purchase Price in cash, without interest, for the SCG Common Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer, provided the Merger Condition is satisfied. The Depositary will act as your agent and will transmit to you the payment for all of your SCG Common Shares accepted for payment.  See “The Offer — Purchase of Shares and Payment of Purchase Price”.

Will I have to pay brokerage fees and commissions if I tender my SCG Common Shares?

If you are a holder of record of your SCG Common Shares and you tender your SCG Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions.  If you hold your SCG Common Shares in street name through a nominee and your nominee tenders SCG Common Shares on your behalf, your nominee may charge you a fee for doing so.  We urge you to consult your nominee to determine whether any charges will apply.  See “The Offer — Procedures for Tendering Shares”.

What are the U.S. federal income tax consequences if I tender my SCG Common Shares?

The receipt of cash for your tendered SCG Common Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale of your tendered SCG Common Shares or (ii) a corporate distribution.  See “The Offer — Material U.S. Federal Income Tax Considerations”.

Will I have to pay stock transfer tax if I tender my SCG Common Shares?

We will not pay any stock transfer taxes in connection with this Offer.  If you instruct the Depositary in the Letter of Transmittal to make the payment for the SCG Common Shares to the registered holder, you may incur domestic stock transfer tax.  See “The Offer — Purchase of Shares and Payment of Purchase Price”.

What are the U.S. federal income tax consequences if I do not tender my SCG Common Shares?

If you do not tender your SCG Common Shares, the U.S. federal income tax consequences of owning your SCG Common Shares will not change solely as a result of the Offer.  “The Offer — Material U.S. Federal Income Tax Considerations — Non-Participation in the Offer and Expected Future Activities”.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the telephone numbers set forth on the back cover of this Offer to Purchase.  You may request additional copies of the Offer, the Letter of Transmittal and other Offer documents from the Information Agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902; telephone: (203) 658-9400.

Will the Sponsor tender its SCG Common Shares in the Offer?

No.  The Sponsor currently holds 1,523,810 founder shares of SCG Common Stock (the “Founder Shares”), equal to 16% of the issued and outstanding SCG Common Shares as of December 31, 2012.  The Sponsor is an entity ultimately controlled by Gregory H. Sachs, SCG’s founder and chairman of the board, chief executive officer and president, and Donald R. Wilson, Jr.  The Sponsor has agreed not to tender any of its SCG Common Shares pursuant to the Offer.  Additionally, DRW, an entity ultimately controlled by Donald R. Wilson, Jr., purchased 2,354,450 SCG Common Shares pursuant to the Equity Commitment Letter and the Assignment Agreement and was issued an additional 120,000 SCG Common Shares as consideration for such purchases by SCG, and has further agreed not to tender any of the DRW Shares pursuant to the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer”.

If I object to the price being offered for my SCG Common Shares, will I have appraisal rights?

No.  No appraisal rights will be available to you in connection with the Offer or the Transaction.  See “Appraisal Rights”.

What will happen if I do not tender my SCG Common Shares?

The Stockholders who choose not to tender their SCG Common Shares will retain their SCG Common Shares and may have a greater percentage of ownership in our outstanding SCG Common Shares following the completion of the Offer to the extent SCG Common Shares are validly tendered, not validly withdrawn and accepted for purchase pursuant to the Offer and the Transaction is consummated.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer”, “Beneficial Ownership of SCG Securities” and “Price Range of Securities and Dividends”.

What is the recent market price for the SCG Common Shares?

As of April 2, 2013, the last reported closing price on the Nasdaq Capital Market was $10.00 per SCG Common Share.  You are urged to obtain current market quotations for the SCG Common Shares before deciding whether to tender your SCG Common Shares.  See “Price Range of Securities and Dividends”.

Will the SCG Common Shares be listed on a stock exchange following the Transaction?

The SCG Common Shares are currently listed on the Nasdaq Capital Market in accordance with the requirements of that exchange.

If the Nasdaq Capital Market delists the SCG Common Shares from trading on its exchange in the future, SCG could face significant material adverse consequences, including:

•

a limited availability of market quotations for the SCG Common Shares;

•

a determination that SCG Common Stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for SCG Common Stock;

•

a limited amount of news and analyst coverage; and

•

a decreased ability to issue additional securities or obtain additional financing in the future.

Symon

Who is Symon Holdings Corporation?

Symon Holdings Corporation, a Delaware corporation (“Symon Holdings”), is a leading global provider of award-winning visual communications solutions that helps organizations engage, inform and influence their audiences through intelligent visual solutions.

Is there a Merger Agreement between SCG and Symon?

Yes.  SCG has entered into an Agreement and Plan of Merger (the “Symon Merger Agreement”) among SCG, SCG Financial Merger III Corp., a Delaware corporation (“Symon Merger Sub”), Symon Holdings Corporation, a Delaware corporation (“Symon Holdings”), and the securityholders’ representative named therein (the “Securityholders’ Representative”) on March 1, 2013.  Pursuant to the terms and conditions of the Symon Merger Agreement, Symon Merger Sub will be merged with and into Symon (the “Symon Merger”).  Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will thereupon cease, and Symon, as the surviving corporation in the Symon Merger (the “Symon Surviving Corporation”), will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG. Consummation of the Symon Merger is conditioned upon, among other things, consummation of the Merger with RMG, but consummation of the Merger with RMG is not conditioned upon consummation of the Symon Merger.  See “The Symon Merger” and “The Symon Merger Agreement.”

What is the structure of the Symon Merger and what is the consideration for the Symon Merger?

In connection with the Symon Merger, Symon Holdings’s stockholders will receive an aggregate of $45 million, minus (i) the amount of any indebtedness of Symon Holdings and its subsidiaries as of the date (the “Symon Closing Date”) of the closing of the Symon Merger (the “Symon Closing”), which indebtedness will be repaid in full by SCG on the Symon Closing Date, (ii) the amount, if any, by which the expenses of Symon Holdings and its subsidiaries and securityholders in connection with the transactions contemplated by the Symon Merger Agreement (the “Symon Transaction Expenses”) exceeds $2 million, and (iii) $250,000, which amount will be paid by SCG to the Securityholders’ Representative on the Symon Closing Date to be held in trust as a source of reimbursement for Symon costs and expenses incurred by the Securityholders’ Representative in such capacity (the “Expense Fund”). Pursuant to the Symon Merger Agreement, SCG is required to pay, on the Symon Closing Date, the Symon Transaction Expenses. See “The Symon Merger” and “The Symon Merger Agreement.”

Are there other agreements were entered into in connection with the Symon Merger?

Yes. On March 1, 2013, SCG entered into a financing commitment letter (the “Commitment Letter”) with the Donald R. Wilson, Jr. 2002 Trust (the “Trust”), whereby the Trust has agreed to provide a standby credit facility up to the aggregate amount of (i) SCG’s obligations under the Merger Agreement and (ii) all out-of-pocket fees, expenses and other amounts payable by SCG under or in connection with the Merger Agreement. See “The Symon Merger Agreement – Financing Commitment Letter.”

Are the Symon Merger and the Transaction conditioned on one another?

Pursuant to the Symon Merger Agreement, it is a condition to the consummation of the Symon Merger that SCG shall have conducted the Merger with RMG. If the Merger with RMG is not consummated, the Symon Merger will not be consummated. Consummation of the Merger with RMG is not conditioned upon the consummation of the Symon Merger. See “The Symon Merger Agreement”.

What are the most significant conditions to the Symon Merger?

Pursuant to the Symon Merger Agreement, the consummation of the Symon Merger is conditioned upon, among other things, (i) SCG having consummated the Merger with RMG, (ii) delivery of audited consolidated financial statements of Symon Holdings and its subsidiaries for the fiscal years ended January 31, 2012 and 2011, and (iii) typical transaction closing conditions (including, but not limited to, that the representations and warranties are true and correct, covenants and agreements have been performed, the other agreements contemplated therein shall have been executed and delivered, certificates and other instruments have been executed and delivered, regulatory approvals have been obtained, no material adverse effect has occurred with respect to SCG or Symon Holdings, and no law or order is in effect prohibiting the Symon Merger).  If any of the conditions to the Symon Merger are not met, SCG or Symon Holdings may choose to exercise any applicable right to terminate the Merger Agreement as set forth therein. See “The Symon Merger Agreement— Conditions to the Closing of the Symon Merger”.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase constitute “forward-looking statements.”  When used in this Offer to Purchase, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Our future results may differ materially from those expressed in these forward-looking statements.  These risks, uncertainties and other important factors include, but are not limited to, the statements set forth under “Risk Factors” and the following:

•

the risk that governmental and regulatory review of the tender offer documents may delay the Transaction or result in the inability of the Transaction to be consummated by April 12, 2013;

•

costs of the Transaction and the Symon Merger;

•

success in retaining or recruiting, or changes required in, RMG’s and Symon Holdings’s management and other key personnel following the Transaction;

•

listing or de-listing of the SCG Common Stock from the Nasdaq Capital Market;

•

the potential liquidity and trading of SCG’s securities;

•

RMG’s history of incurring significant net losses and limited operating history;

•

the competitive environment in the advertising markets in which RMG and Symon Holdings operate;

•

the risk that a condition to consummation of the Transaction or of the Symon Merger may not be satisfied or waived;

•

the risk that the anticipated benefits of the Transaction or of the Symon Merger may not be fully realized or may take longer to realize than expected;

•

the risk that any projections, including earnings, revenues, expenses, margins or any other financial items are not realized;

•

the risk that the businesses of SCG, RMG and/or Symon Holdings will not be integrated successfully;

•

changing legislation and regulatory environments;

•

business development activities of RMG and/or Symon Holdings following the consummation of the Transaction or the Symon Merger, including RMG’s or Symon’s ability to contract with, and retain, customers on attractive terms;

•

the effect of actions by the U.S. Federal Reserve and the U.S. Treasury on the liquidity of the capital markets;

•

the general volatility of the market price of the SCG Common Shares;

•

risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and

•

general economic conditions.

This Offer to Purchase contains statistical data that we obtained from various government and private publications.  We have not independently verified the data in these reports.  Statistical data in these publications also include projections based on a number of assumptions.  The air travel industry and the advertising industry, particularly the air travel media advertising sector and the broader digital out-of-home advertising sector, may not grow at the projected rates or at all.  The failure of the air travel industry and the advertising industry to grow at the projected rates may have a material adverse effect on our business and the market price of the SCG Common Shares.  Furthermore, if any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.  You should not place undue reliance on these forward-looking statements.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including the Prospectus and our Annual Report on Form 10-K (File No. 001-35534) for the fiscal year ended December 31, 2012.  The documents we file with the SEC, including those referred to above, also discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.  See “Where You Can Find More Information”.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender your SCG Common Shares in the Offer.  As SCG’s operations will be those of RMG upon completion of the Transaction, and those of Symon Holdings’s subsidiary, Symon Communications, Inc. (together with its subsidiaries, “Symon”), if the Symon Merger is also consummated, a number of the following risk factors relate to the business and operations of RMG, Symon and SCG, as the successor to such business.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein, as well as the Prospectus and Annual Report on Form 10-K.  We caution you not to place undue reliance on the forward-looking statements contained in the Offer, which speak only as of the date hereof.

Risks Related to the Offer

There is no guarantee that your decision whether or not to tender your SCG Common Shares will put you in a better future economic position.

We can give no assurance as to the price at which a Stockholder may be able to sell its SCG Common Shares in the future following the completion of the Offer. Certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your SCG Common Shares. Similarly, if you do not tender your SCG Common Shares, you will continue to bear the risk of ownership of your SCG Common Shares after the consummation of the Transaction, and there can be no assurance that you can sell your SCG Common Shares in the future at a higher price than the Share Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions to the Offer are not met, SCG will not have access to the funds in the Trust Account to purchase any SCG Common Shares which are validly tendered and not validly withdrawn and will terminate the Offer.

Upon the consummation of the Transaction, we plan to use the cash available from the funds held in the Trust Account to purchase the SCG Common Shares validly tendered and not validly withdrawn pursuant to the Offer. Accordingly, if the conditions to the Offer are not satisfied, including the Merger Condition, we will not be able to access the funds held in the Trust Account and thus will terminate or extend the Offer. See “The Offer — Conditions of the Offer”.

Following the Offer, the amount of cash available to us for working capital purposes may be reduced, additional sources of financing may not be available and our purchase of shares in the Offer will cause our public float to be reduced.   As a result, our stock price could decline and our continuing Stockholders may be disadvantaged by reduced liquidity in our securities.

Although the Board, with only Gregory H. Sachs abstaining, has unanimously determined that the Transaction and making the Offer are in the best interests of the Stockholders, the Offer exposes us to a number of risks including:

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a substantial portion of the cash in the Trust Account will be used to purchase SCG Common Shares in the Offer and to pay the $500,000 deferred underwriter’s compensation from the IPO and expenses of the IPO, Offer and Transaction;

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as a condition to closing under the Merger Agreement, we will need to use $21,000,000 of remaining funds released to us from the Trust Account (or the proceeds of the purchases by DRW of the DRW Public Shares) to pay off indebtedness owed by RMG or its subsidiaries at an agreed-upon and discounted rate, thereby reducing funds available as working capital for the RMG businesses, available for significant cash acquisitions in the future or available for other business opportunities offered;

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we may not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•

our “public float,” which is the number of SCG Common Shares owned by non-affiliate Stockholders and available for trading in the securities markets, may be reduced, which may reduce the volume of trading in the SCG Common Shares and may result in lower stock prices and reduced liquidity in the trading of the SCG Common Shares following completion of the Offer and limit our ability to meet the NASDAQ Stock Market Listing Standards.

Risks Related to SCG

If the Transaction is not consummated, we will liquidate the Company.

The SCG Charter, prior to the adoption of the SCG Charter Amendment, provided that if SCG did not consummate a business combination by January 12, 2013 (unless extended by 3 months by amendment to the SCG Charter), SCG would cease all operations and commence winding up, as described herein.  On recommendation of the Board, the Stockholders approved and adopted the SCG Charter Amendment on December 19, 2012 to extend the date on which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.  Pursuant to the terms of the SCG Charter, following the adoption of the SCG Charter Amendment, SCG is not permitted to pursue any potential initial business combination other than the Transaction.

Accordingly, if SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to  the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to tender your SCG Common Shares to us for cash.

Since the Board may consummate the Transaction without seeking Stockholder approval in accordance with the SCG Charter and the DGCL, the SCG Public Stockholders will not have the right or opportunity to vote on the business combination with RMG, unless we seek such Stockholder vote. The Board does not currently intend to seek a Stockholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business combination is limited to deciding whether to support the Transaction (and not tender any SCG Common Shares) or tender all or a portion of your SCG Common Shares prior to the Expiration Date. In addition, your election to exercise your redemption rights could still be rejected if the conditions to the Offer are not satisfied or waived. See “The Offer”.

If SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

In that case, the SCG Public Stockholders may be forced to wait beyond April 12, 2013 before the redemption proceeds of our Trust Account become available to them and they receive their pro rata portion of the proceeds from our Trust Account.  We have no obligation to return funds to the SCG Public Stockholders prior to the date of our redemption or liquidation unless we consummate a business combination prior thereto and only then in cases where investors have sought to redeem their SCG Common Shares through the Offer. Only upon our redemption or any liquidation will the SCG Public Stockholders be entitled to distributions if we are unable to complete a business combination.

If, after we distribute the proceeds in the Trust Account to the SCG Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Board and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to the SCG Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by the Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by the Stockholders. In addition, the Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying the SCG Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the SCG Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of the Stockholders and the per-share amount that would otherwise be received by the Stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the SCG Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of the Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by the Stockholders in connection with our liquidation may be reduced.

SCG has not registered the SCG Common Shares issuable upon exercise of the SCG Public Warrants. Although SCG has agreed to use its best efforts to file a registration statement registering such SCG Common Shares prior to the time the SCG Public Warrants become exercisable, an effective registration statement may not be in place when an investor desires to exercise such Warrants, thus precluding such investor from being able to exercise the Warrants and causing such Warrants to expire worthless.

None of the SCG Public Warrants will be exercisable, and SCG will not be obligated to issue shares of SCG Common Stock, unless, at the time of exercise, a prospectus relating to the SCG Common Stock issuable upon exercise of the SCG Public Warrants is current and available and a related registration statement is effective and such SCG Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the SCG Public Warrants. SCG has not registered the SCG Common Shares issuable upon exercise of the SCG Public Warrants. However, under the terms of the warrant agreement governing such Warrants, SCG has agreed to use its best efforts to file a registration statement covering such SCG Common Shares and maintain a current prospectus relating to the SCG Common Stock issuable upon exercise of the SCG Public Warrants until the expiration of such Warrants. SCG cannot assure holders of SCG Public Warrants that it will be able to do so, and if it does not maintain a current prospectus related to the SCG Common Stock issuable upon exercise of the SCG Public Warrants, holders will be unable to exercise their Warrants, except pursuant to cashless exercise provisions in limited circumstances. SCG will not be required to settle any such warrant exercise. If the registration statement is not effective or the prospectus relating to the SCG Common Stock issuable upon the exercise of the SCG Public Warrants is not current or if such common stock is not qualified or exempt from qualification in the jurisdiction in which a holder resides, SCG will not be required to net cash settle or cash settle the warrant exercise, the SCG Public Warrants may have no value, the market for the SCG Public Warrants may be limited and the SCG Public Warrants may expire worthless.

The SCG Common Shares may not continue to be listed on a stock exchange following the Transaction, which could limit the liquidity and price of the SCG Common Shares more than if the SCG Common Shares were quoted or listed on Nasdaq Capital Market or another national exchange.

The SCG Common Shares are currently listed on the Nasdaq Capital Market in accordance with the requirements of that exchange.

If the Nasdaq Capital Market delists the SCG Common Shares from trading on its exchange in the future, SCG could face significant material adverse consequences, including:

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a limited availability of market quotations for the SCG Common Shares;

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a determination that SCG Common Stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for SCG Common Stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Compliance with the Sarbanes-Oxley Act of 2002 will require substantial financial and management resources and may increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and report on our system of internal controls and requires that we have such system of internal controls audited beginning with our Annual Report on Form 10-K for the year ending December 31, 2012.  If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or Stockholder litigation.  Any inability to provide reliable financial reports could harm our business.  RMG may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls and does not employ a full-time chief financial officer.  The development of the internal controls of RMG to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.  Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations.  Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We do not currently intend to hold an annual meeting of the Stockholders until after our consummation of our initial business combination. The SCG Charter specifically denies the Stockholders the ability to call a special meeting.

We do not currently intend to hold an annual meeting of the Stockholders until after we consummate the Transaction. Furthermore, the SCG Charter, pursuant to Article VII, specifically denies the ability of the Stockholders to call a special meeting of Stockholders and provides that a special meeting of Stockholders may be called only by the chairman of the board, chief executive officer or the Board pursuant to a resolution adopted by a majority of the Board.

Risks Related to the Transactions

SCG’s working capital will be reduced to the extent SCG Common Shares are tendered in connection with the Offer or to the extent our cash and cash equivalents are lower than expected.

The approximately $80,000,000 in funds to be released from the Trust Account to SCG upon consummation of the Transaction and SCG’s cash and cash equivalents on hand immediately prior to the consummation of the Transaction will be used to pay (i) the Share Purchase Price to the SCG Public Stockholders who shall have validly tendered and not validly withdrawn their SCG Common Shares pursuant to the Offer, (ii) indebtedness owed by RMG under the RMG Credit Agreement upon consummation of the Transaction at a discounted amount equal to $23,500,000 (of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of the Lender Shares) and (iii) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to SCG in connection with the IPO, the Transaction and the Offer.  We expect that, following our purchase of SCG Common Shares tendered in the Offer, the remaining funds from the Trust Account will be at least $23,544,500 assuming that all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.  Any remaining funds from the Trust Account following the payments described above will be retained by us to fund our post-Transaction working capital requirements and general corporate purposes.  If the Transaction is consummated and such amount is insufficient to fund our post-Transaction working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all.

Following the consummation of the Transaction, SCG will be a holding company and rely on distributions, loans and other payments, advances and transfers of funds from RMG (and, if the Symon Merger is consummated, Symon Holdings) to pay dividends, pay expenses and meet our other obligations.

Following the consummation of the Transaction, SCG will have no direct operations and no significant assets other than its ownership interests in RMG as part of the Transaction, and in Symon Holdings if the Symon Merger is consummated. Because we will conduct our operations through RMG (and, if the Symon Merger is consummated, Symon Holdings) following the consummation of the Transaction, we will depend on RMG (and, if the Symon Merger is consummated, Symon Holdings) for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to the SCG Common Shares. Legal and contractual restrictions in agreements governing future indebtedness of RMG and/or Symon Holdings, as well as the financial condition and operating requirements of RMG and/or Symon Holdings, may limit our ability to obtain cash from RMG and/or Symon Holdings. The earnings from, or other available assets of, RMG and/or Symon Holdings may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our SCG Common Shares or satisfy our other financial obligations.

Following the Transaction, SCG may have a single controlling Stockholder or a highly concentrated ownership structure.

The ownership of the SCG Common Shares following the consummation of the Transaction will depend on the number of SCG Common Shares that are validly tendered pursuant to the Offer.  Assuming that no SCG Common Shares are validly tendered pursuant to the Offer, the Sponsor, DOOH and their ultimate beneficial owners, including Gregory H. Sachs and Donald R. Wilson, Jr., will beneficially own in the aggregate approximately 39.4% of the outstanding SCG Common Shares.  Assuming that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer, then the Sponsor, DOOH and their ultimate beneficial owners, including Gregory H. Sachs and Donald R. Wilson, Jr. will beneficially own in the aggregate approximately 86.3% of the outstanding SCG Common Shares. This concentrated ownership interest could allow these stockholders to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions after the consummation of the Transaction.

See “Beneficial Ownership of SCG Securities” for more information regarding the beneficial ownership of SCG following the Transaction.

 The Sponsor will lose its entire investment in SCG if the Transaction is not consummated, and a conflict of interest may thereby arise in determining whether the Transaction is appropriate for SCG’s initial business combination.

SCG’s directors and officers may have interests in the Transaction that are different from your interests as a Stockholder. You should keep in mind the following interests of SCG’s directors and officers:

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In January 2011, the Sponsor purchased 2,190,477 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. On April 12, 2011, SCG effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares.  The Sponsor returned an aggregate of 228,571 Founder Shares to SCG for no consideration after the underwriters of the IPO determined that they would not exercise their option to purchase additional units to cover any over-allotments. In addition, simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per warrant for an aggregate purchase price of $3,000,000. The membership interests in the Sponsor are owned, directly or indirectly, by certain family estate planning entities of Gregory H. Sachs, SCG’s founder and chairman, chief executive officer and president, DOOH, an entity ultimately controlled by Donald R. Wilson, Jr., Michelle Sibley, Kenneth B. Leonard and by certain employees of an affiliate of the Sponsor. SCG’s directors and officers will likely benefit from the completion of the Transaction even if the Transaction causes the market price of SCG’s securities to significantly decrease. The likely benefit to SCG’s directors and officers may influence their motivation for promoting the Transaction.

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If SCG does not consummate the Transaction by April 12, 2013, SCG will be required to commence proceedings to dissolve and liquidate and the 1,523,810 Founder Shares held by the Sponsor will be worthless because the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares if SCG fails to consummate a business combination on or before April 12, 2013.  In such event, the Sponsor Warrants will also expire worthless.  On the other hand, in the event the Transaction is consummated, the Sponsor, through its interests in the Founder Shares, would have an economic interest in SCG Common Shares with an aggregate value of $15,238,100, based on the closing sales price of SCG Common Stock of $10.00 on the Nasdaq Capital Market on April 2, 2013.

In addition, the exercise of SCG’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in SCG Public Stockholders’ best interest.

SCG’s ability to request indemnification from RMG for damages arising out of claims for indemnification pursuant to the Merger Agreement is limited to 300,000 SCG Common Shares of the Stock Consideration issued in the Transaction, which will be held in escrow. Consequently, SCG may not be able to be entirely compensated for indemnifiable damages that it may sustain.

The indemnification obligations of RMG against losses that SCG may sustain and that result from, arise out of or relate to any breach by RMG or the RMG shareholders of any of their representations, warranties, or the covenants or agreements contained in the Merger Agreement is limited to the Escrow Shares. Certain claims for indemnification may be asserted against the Escrow Shares by SCG once its damages exceed a $100,000 deductible and will be reimbursable to the full extent of the damages in excess of such amount up to a maximum amount of the Escrow Shares. The Escrow Shares will no longer be subject to claims for indemnification after April 30, 2014. As a consequence of these limitations, SCG may not be able to be entirely compensated for indemnifiable damages that it may sustain.

SCG’s ability to request indemnification from Symon Holdings for damages arising out of claims for indemnification pursuant to the Symon Merger Agreement is limited. Consequently, SCG may not be able to be entirely compensated for indemnifiable damages that it may sustain.

The indemnification obligations of Symon Holdings against losses that SCG may sustain and that result from, arise out of or relate to any breach by Symon Holdings or its shareholders of for breaches of their representations and warranties contained in the Symon Merger Agreement is limited to certain specified fundamental representations. SCG is not entitled to indemnification for breaches of most representations and warranties regarding Symon’s business or operations. Accordingly, SCG may not be able to be compensated for indemnifiable damages that it may sustain.

The exercise of discretion by SCG’s directors and executive officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement or the Offer may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the Stockholders’ best interest.

In the period leading up to the consummation of the Transaction, events may occur that, pursuant to the Merger Agreement, would require SCG to agree to amend the Merger Agreement, to consent to certain actions taken by RMG or to waive rights that SCG is entitled to under the Merger Agreement. Such events could arise because of changes in the course of RMG’s business, a request by RMG to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on RMG’s business and would entitle SCG to terminate the Merger Agreement. In any of such circumstances, it would be in the discretion of SCG, acting through the Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors and executive officers described elsewhere in this Offer to Purchase may result in a conflict of interest on the part of one or more of SCG’s directors or executive officers between what he may believe is best for SCG and the Stockholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this Offer to Purchase, SCG does not believe there will be any changes or waivers that its directors and executive officers would be likely to make prior to consummation of the Transaction. While certain changes could be made without notification to the Stockholders, if there is a change to the terms of the Transaction that would have a material impact on the Stockholders, SCG may be required to circulate a new or amended Offer to Purchase or supplement thereto prior to the Expiration Date of the Offer.

If the benefits of the Transaction or the Symon Merger do not meet the expectations of investors and/or the Stockholders, the market price of SCG’s securities may decline.

The market price of SCG’s securities, including the SCG Common Shares, prior to the consummation of the Transaction or the market price of its securities following the consummation of the Transaction may decline as a result of the Transaction if SCG does not achieve the perceived benefits of the Transaction or the Symon Merger as rapidly, or to the extent anticipated by investors and/or the Stockholders.  Accordingly, the Stockholders may experience a loss as a result of a decline in the market price of SCG’s securities prior to or following the consummation of the Transaction or the Symon Merger. A decline in the market price of SCG’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

We have not obtained an opinion from an independent investment banking firm as to whether the acquisition of RMG represents fair value to the Stockholders.

We are not required to obtain an opinion from an independent investment banking firm  as to whether the price we are paying in connection with our initial business combination represents fair value to the Stockholders. Pursuant to the SCG Charter, the Board determined that the acquisition of RMG represented fair value based upon standards generally accepted by the financial community to value comparable businesses, such as actual and potential, earnings, and the price for which comparable businesses are currently valued by the public equity markets. The Stockholders therefore will be relying on the judgment of the Board with respect to such matters.

Risks Related to the Business of RMG

RMG has a history of incurring significant net losses and its future profitability is not assured.

For the years ended December 31, 2012 and 2011, RMG incurred net losses of $11.5 million and $14.8 million, respectively. RMG’s operating results for future periods are subject to numerous uncertainties and there can be no assurances that RMG will not continue to experience net losses for the foreseeable future. If RMG is not able to increase revenue and reduce its costs, it may not be able to achieve profitability.  RMG has revenue share commitments with four of its advertising partners. These commitments constitute a significant part of RMG’s cost of revenues. If RMG’s revenues decrease in a given period, it may be unable to reduce cost of revenues as a significant part of its cost of revenues is fixed, which could materially and adversely affect RMG’s business and results of operations and lead to a net loss for that period.

RMG has a limited operating history, which may make it difficult to evaluate its business and prospects.

RMG began business operations in September 2005 as Danouv Inc., developing a digital signage technology platform for ad serving and content distribution. RMG launched an initial media network with 650 screens in coffee shops and eateries in August 2006. In September 2006, Danouv Inc. changed its name to Danoo Inc. In July 2009, Danoo purchased certain assets of IdeaCast Inc., which operated a digital signage network in gyms and fitness centers and in the airline in-flight entertainment space. In August 2009, Danoo was renamed RMG Networks, Inc.

RMG acquired certain assets and cash from Pharmacy TV Network, LLC in March 2010 in an all-stock transaction. Pharmacy TV was a retail point of sale network in pharmacies across the United States. RMG subsequently shut this network down during the fourth quarter of 2011 due to lack of scale and advertiser demand. RMG acquired Executive Media Network Worldwide and its wholly-owned subsidiaries Corporate Image Media, Inc. and Prophet Media, LLC (collectively the Executive Media Network) in April 2011 to extend its airline media offering from airport business lounges to in-flight media. The Executive Media Network acquisition introduced a proprietary booking, tracking and inventory system called Charlie into the RMG technology portfolio. The Executive Media Network was subsequently transitioned to the RMG technology platform for content delivery and network management. This acquisition also consolidated the number of companies in the United States working with airlines to sell media. During the first quarter of 2012, RMG divested the NYTimes.com Today network, and in July 2012 RMG sold the Fitness Network.

RMG took steps to align resources behind the airline media properties because RMG was a category leader in that space in 2012.  Accordingly, it has a limited operating history for operations upon which you can evaluate the viability and sustainability of its business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of its use of audiovisual advertising displays in airline executive clubs, IFE displays, Wi-Fi advertising and other digital out-of-home commercial locations as a business model because it does not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult to evaluate RMG’s business and prospects.

If RMG is unable to retain or renew existing partnerships with airlines, IFE and Wi-Fi providers on commercially advantageous terms, it may be unable to maintain or expand RMG Airline Media Network coverage and its costs may increase significantly in the future.

RMG’s ability to generate revenues from advertising sales depends largely upon its ability to provide a large air travel advertising network for the display of advertisements. However, there can be no assurances that RMG will be able retain or renew its existing partnerships with airlines, IFE and Wi-Fi providers, and any failure to maintain its network could damage its relationships with advertisers and materially and negatively affect RMG’s business.

RMG currently has ten partnership contracts that have terms ranging from one to five years. Four contracts renew automatically unless terminated prior to renewal while the rest have no automatic renewal provisions. Three partnership contracts were subject to renewal in 2013. RMG has renewed two of these contracts before expiration at terms comparable to the prior contracts. One contract expired and was not renewed. In addition, RMG has minimum revenue commitments to four of its partners, which comprise a significant portion of RMG’s total cost of revenues.  These commitments may increase over time and as partnership contracts terminate, RMG may experience a significant increase in its costs of revenues when it has to renew these contracts. If RMG cannot pass increased costs onto advertisers through rate increases, its earnings and results of operations could be materially and adversely affected. In addition, many of RMG’s partnership contracts contain provisions granting RMG certain exclusive advertising rights. RMG may not be able to retain these exclusivity provisions when it renews these contracts. If RMG were to lose exclusivity, its advertisers may decide to advertise with RMG’s competitors or otherwise reduce their spending on the RMG Airline Media Network and RMG may lose market share.

RMG’s partners may terminate their contracts with RMG or may not enter into new contracts with RMG on terms that are commercially advantageous to RMG. If RMG’s partners seek to negotiate terms that are less favorable to RMG and RMG accepts such terms, or if RMG seeks to negotiate better terms, but is unable to do so, then its business, operating results and financial condition could be materially and adversely affected.

RMG has relied, and expects to continue to rely, on a limited number of advertisers for a significant portion of its revenues, and its revenues could decline due to the delay of orders from, or the loss of, one or more significant advertisers.

In addition to RMG’s relationships with airline partners, RMG has relationships with major advertisers.  For the year ended December 31, 2012, Ford Motor Company represented approximately 15.8% of RMG’s total revenues for the period. RMG expects that a small number of advertisers will constitute a significant portion of its revenues for the foreseeable future. RMG’s relationships with these advertisers may not expand or may be disrupted. If a major advertiser purchases less advertising or defers orders in any particular period, or if a relationship with a major advertiser is terminated, RMG’s revenues could decline and its operating results may suffer. RMG is also obligated to provide minimum annual guarantees to certain airline and media partners, which RMG could have difficulty satisfying if RMG’s advertising revenues significantly decrease for any reason.

The airline industry is highly competitive, and a substantial weakening of, or business failure by, any of RMG’s partner airlines could negatively affect RMG’s revenues and jeopardize any investment RMG makes in deploying the RMG Airline Media Network in airline executive clubs.

The airline industry is highly competitive and has experienced substantial consolidation. Because RMG’s ability to generate revenues from advertising sales and services depends upon its ongoing relationships with a limited number of airlines, any substantial weakening or failure of the business of one or more of its existing airlines, or the consolidation of one or more of its airlines with a third party, could cause RMG’s revenues to decline, damaging its business and prospects.

RMG has in the past made, and plans in the future to make, significant investments in the equipment, installation and support of the RMG Airline Media Network within airline executive clubs. RMG intends to pursue opportunities where it may invest in new airline relationships and the deployment of new media inventory, and the weakening, failure or acquisition of any of its airline partners in the future could result in RMG’s loss of its investment and/or a negative return on its investment. In addition, RMG may incur additional expense recovering its equipment from airline executive clubs in the event any such clubs cease to operate or close for any reason.

If advertisers or the viewing public do not accept, or lose interest in, RMG’s digital out-of-home advertising network, its revenues may be negatively affected and its business may not expand or be successful.

The market for digital out-of-home advertising networks worldwide is relatively new and its potential is uncertain. RMG competes for advertising spending with many forms of more established advertising media. RMG’s success depends on the acceptance of digital out-of-home advertising networks by advertisers and their continuing interest in these media networks as components of their advertising strategies. RMG’s success also depends on the viewing public continuing to be receptive towards its advertising network. Advertisers may elect not to use RMG’s services if they believe that consumers are not receptive to RMG’s networks or that RMG’s networks do not provide sufficient value as effective advertising media. Likewise, if consumers find some element of RMG’s networks, such as its in-flight Roadblock Unit, to be disruptive or intrusive, the airlines may decide not to place RMG’s digital displays in their properties or allow RMG to sell advertising on their IFE systems and advertisers may view RMG’s advertising network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may decide to reduce their spending on the RMG Airline Media Network. If a substantial number of advertisers lose interest in advertising on the RMG Airline Media Network for these or other reasons, RMG will be unable to generate sufficient revenues and cash flow to operate its business, and its advertising service revenue, liquidity and results of operations could be negatively affected.

Advertisers may not accept RMG’s measurements of the RMG Airline Media Network audience or the methodologies may change, which could negatively impact its ability to market and sell its advertising packages.

RMG engages third-party research firms to study the number of people viewing the RMG Airline Media Network, consumer viewing habits and brand recall. Because the RMG Airline Media Network is different from at-home broadcast media, third-party research firms have developed measuring standards and methodologies that differ from those used to measure the amount and characteristics of viewers for other broadcast media. RMG markets and sells advertising packages to advertisers based on these measurements. If third-party research firms were to change the way they measure the viewers on the RMG Airline Media Network or their viewing habits, it could have an adverse effect on RMG’s ability to sell advertising on the RMG Airline Media Network. In addition, if advertisers do not accept or challenge the way third parties measure RMG’s viewers or their viewing habits, advertisers may be unwilling to purchase advertising at prices acceptable to RMG, if at all, and RMG’s revenues and operating results could be negatively impacted.

If consumers do not accept the RMG Airline Media Network as a part of the travel experience, RMG will be unable to grow or maintain its business.

The success of RMG’s business depends upon the long-term acceptance of digital media within airline executive clubs and in-flight by consumers. If consumer viewership of the RMG Airline Media Network, or sentiment towards advertising in general, shifts such that consumers become less receptive to the RMG Airline Media Network, advertisers may reduce their spending on the RMG Airline Media Network and airlines may decide not to carry the RMG Airline Media Network in their airplanes and executive clubs.

If people change the way they travel or reduce the amount that they travel, RMG’s revenues may decline and its business may suffer.

RMG’s success in selling advertising depends, in part, on high traffic airlines and airline executive clubs, which increases the number of potential viewers for the RMG Airline Media Network. The price at which RMG sells advertising aired on the RMG Airline Media Network is a direct result of the number of viewers and the quality of those viewers. If the number of travelers visiting the airline clubs or flying on commercial airplanes decreases, advertisers may decide not to advertise on the RMG Airline Media Network, may purchase less advertising on the RMG Airline Media Network or may not be willing to pay for advertising at price points necessary for it to succeed. If alternative methods of communication such as the Internet and other forms of travel increase in popularity, fewer consumers may visit RMG’s travel media locations. If consumers change the way they travel, such as increasing travel by car, they may not be receptive to RMG’s programming. In either case, RMG’s ability to generate revenues from advertisers could decrease and its operating results could decline.

RMG’s quarterly revenues and operating results are difficult to predict and may fluctuate significantly in the future.

RMG’s quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. These fluctuations may cause the market price of RMG’s common stock to decline. RMG bases its planned operating expenses in part on expectations of future revenues, and its expenses are relatively fixed in the short term. If revenues for a particular quarter are lower than RMG expects, it may be unable to proportionately reduce its operating expenses for that quarter, which would harm its operating results for that quarter. In future periods, RMG’s revenue and operating results may be below the expectation of analysts and investors, which may cause the market price of its common stock to decline. Factors that are likely to cause RMG’s revenues and operating results to fluctuate include those discussed elsewhere in this section.

The nature of advertising sales cycles and shifting needs of advertisers makes it difficult for RMG to forecast revenues and increases the variability of quarterly fluctuations, which could cause RMG to improperly plan for its operations.

A substantial amount of RMG’s advertising commitments are made months in advance of when the advertising airs on the RMG Airline Media Network. Between the time at which advertising commitments are made and the advertising is aired, the needs of RMG’s advertisers can change. Advertisers may desire to change the timing, level of commitment and other aspects of their advertising placements. As a result, RMG’s future advertising commitment at any particular date is not necessarily indicative of actual revenues for any succeeding period, making it more difficult to predict RMG’s financial performance. These changes could also negatively impact RMG’s financial performance, including quarterly fluctuations.

The markets for advertising are competitive and RMG may be unable to compete successfully.

The market for advertising is very competitive. Digital out-of-home advertising is a small component of the overall U.S. advertising market and RMG must compete with established, larger and better known national and local media platforms such as cable, broadcast and satellite television networks, out-of-home, print and other newly emerging media platforms such as the Internet and mobile. RMG competes for advertising directly with all media platforms, including radio and television broadcasting, cable and satellite television services, various local print media, billboards and Internet portals and search engines.

RMG also competes directly with other digital out-of-home advertising companies. RMG expects these competitors to devote significant effort to maintaining and growing their respective positions in the digital out-of-home advertising segment. RMG also expects existing competitors and new entrants to the digital out-of-home advertising business to constantly revise and improve their business models in light of challenges from RMG or competing media platforms. If RMG cannot respond effectively to advances by its competitors, its business may be adversely affected.

Increased competition may result in price reductions, reduced margins or loss of market share. RMG may be unable to compete successfully against current or future competitors, many of whom have significantly greater financial, technical, manufacturing, marketing, sales and other resources than RMG does.

RMG derives a substantial majority of its revenues from the provision of advertising services, which is particularly sensitive to changes in economic conditions and advertising trends.

Expenditures by advertisers tend to be cyclical, reflecting economic conditions, budgeting and buying patterns. Periods of a slowing economy or recession, or periods of economic uncertainty, may be accompanied by a decrease in advertising spending. The global economic downturn that began in 2008 resulted in a decline in consumer spending in the United States, which resulted in a corresponding slowdown in advertising spending by businesses and advertisers. Although there are signs that global economic conditions are improving, economic conditions remain uncertain. If economic conditions do not continue to improve, economic uncertainty increases or economic conditions deteriorate again, global economic conditions could adversely impact RMG’s revenue, profit margins, cash flow and liquidity.

In addition, even in the absence of a downturn in general economic conditions, advertisers may reduce the money they spend to advertise on the RMG Airline Media Network for a number of other reasons, including:

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a decline in economic conditions in the travel industry;

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a decline in advertising spending in general;

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a decision to shift advertising expenditures from the digital out-of-home market to other available advertising media;

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a decrease in demand for advertising media in general and for RMG’s advertising services in particular;

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unfavorable local or regional economic conditions;  or

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a downturn in an individual business sector or market.

Such conditions could have a material and adverse effect on RMG’s ability to generate revenue from its advertising services, with a corresponding adverse effect on RMG’s financial condition and results of operations.

The recent and ongoing global economic uncertainty may adversely impact RMG’s business, operating results or financial condition.

As widely reported, financial markets in the U.S., Europe and Asia have experienced extreme disruption since late 2008, and while there has been improvement in recent years, the world-wide economy remains fragile as uncertainty remains regarding when the economy will improve to historical growth levels. Any return to the conditions that existed during the recent recession or other unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of another recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead to decreased demand or delay in payments by RMG’s customers to RMG, and RMG’s results of operations and financial condition could be adversely affected by these actions. These challenging economic conditions also may result in:

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increased competition for fewer media technology services and advertising dollars;

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pricing pressure that may adversely affect revenue and gross margin;

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reduced credit availability and/or access to capital markets;

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difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

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customer financial difficulty and increased risk of doubtful accounts receivable.

If RMG fails to manage its growth effectively, it may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of advertisers.

RMG has expanded, and continues to expand, its operations to meet the demands of advertisers for broader and more diverse network coverage.  The growth in RMG’s business and operations has required, and will continue to require, significant attention from management and will continue to place a strain on operational systems and resources. To accommodate this growth, RMG will need to upgrade, improve or implement a variety of operational and financial systems, procedures and controls, including the improvement of accounting and other internal management systems, all of which require substantial management efforts.

RMG will also need to continue to expand, train, manage and motivate its workforce, manage its relationships with airline partners and advertisers, and add sales and marketing offices and personnel to service these relationships. As RMG adds new airline executive clubs to its network, it will incur greater maintenance costs to maintain equipment. All of these endeavors will require substantial managerial efforts and skill, and incur additional expenditures. RMG may not be able to manage its growth effectively, and as a result may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of its advertisers.

RMG may make acquisitions or investments in technologies, products, media networks and businesses, and may not realize the anticipated benefits of these acquisitions or investments.

RMG has grown its business in part through acquisitions. For example, RMG established its executive airline club business through the acquisition of the Executive Media Network and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC in April 2011. As part of its business strategy, RMG may make future acquisitions of, or investments in, technologies, products, captive media networks and businesses that it believes could complement or expand its business, enhance its technical capabilities or offer growth opportunities. RMG may be unable to identify suitable acquisition candidates in the future or make these acquisitions on a commercially reasonable basis, or at all. In addition, RMG may spend significant management time and resources in analyzing and negotiating acquisitions or investments that do not come to fruition. These resources could otherwise be spent on RMG’s own internal airline development, advertiser sales, marketing efforts and research and development.

Any future acquisitions and investments would have several risks, including:

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failure to transition key advertiser relationships and sustain or grow advertising levels, particularly in the short-term;

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loss of key airlines or employees related to acquisitions;

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inability to successfully integrate acquired technologies or operations;

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failure to realize anticipated synergies in sales, marketing and distribution;

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diversion of management’s attention;

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adverse effects on RMG’s existing business relationships with its advertisers and airlines;

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potentially dilutive issuances of equity securities or the incurrence of debt or contingent liabilities;

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expenses related to amortization of intangible assets and potential write-offs of acquired assets; and

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the inability to recover the costs of acquisitions.

If RMG is unable to integrate acquired companies, operations or assets successfully or to create new or enhanced services, it might not achieve the anticipated benefits from its acquisitions. For example, in 2012, RMG disposed of the NYTimes.com Today Network in cafés and Fitness Entertainment Network in health and fitness centers. RMG also discontinued the operation of its Pharmacy TV Network which was acquired in 2010. The integration of acquired entities into RMG’s operations has required, and will continue to require, significant attention from management. Future acquisitions will also likely present similar challenges. If RMG fails to achieve the anticipated benefits from acquisitions, such as new airline relationships or technology deployments, it might incur increased expenses and experience a shortfall in anticipated revenues and might not obtain a satisfactory return on its investment.

If the market does not accept RMG’s digital signage solutions services, RMG’s results of operations could be harmed.

Digital signage solutions services revenue for the year ended December 31, 2012 was derived primarily from a single customer, DIRECTV, and represented approximately 15.7% of RMG’s total revenues. As of the fourth quarter of 2012, DIRECTV was no longer a customer. If RMG is unable to replace the sales revenue from DIRECTV, its results of operations could be materially and adversely affected. RMG is identifying new sources of digital signage solutions business, however, there can be no certainty that RMG will be able to identify, secure and manage such new business opportunities effectively.

In addition, the success of RMG’s digital signage solutions services depends, in part, on its ability to adapt to rapidly changing technology. RMG must continually anticipate the emergence of, and adapt its digital signage solutions software and hardware to the introduction of new technologies, including new IFE, Wi-Fi and digital signage media formats and delivery channels, any of which could render RMG’s technology obsolete, unmarketable or unnecessary.

RMG’s strategy to expand its sales and marketing operations and activities may not generate the revenue increases anticipated or such revenue increases may only be realized over a longer period than currently expected.

Building a digital signage solutions customer base and achieving broader market acceptance of RMG’s digital signage solutions will depend to a significant extent on RMG’s ability to expand its sales and marketing operations and activities. RMG plans to expand its direct sales force both domestically and internationally, however, there is significant competition for direct sales personnel with the sales skills and technical knowledge that RMG requires. RMG’s ability to achieve significant growth in revenue in the future will depend, in large part, on its success in recruiting, training and retaining sufficient numbers of direct sales personnel. RMG’s business could be harmed if its sales and marketing expansion efforts do not generate a corresponding significant increase in revenue.

If a market for ChalkboxTV does not develop or if RMG is unable to successfully develop, introduce, market and sell ChalkboxTV, its results of operations could be harmed.

RMG plans to make ChalkboxTV, an easy-to-install in-store signage solution, available in April 2013 through a network of dealers and resellers.  The success of ChalkboxTV depends upon market acceptance of the product. Digital signage is an emerging market, and RMG cannot be sure that potential customers will accept ChalkboxTV as an advertising solution. Demand and market acceptance of the product is subject to a high level of uncertainty and risk and it is difficult to predict the size of the market and its growth rate. If a sufficient market fails to develop or develops more slowly than RMG anticipates, it may be unable to recover the losses it will have incurred in the development of ChalkboxTV.

The process of introducing a new product to the market is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event ChalkboxTV does not gain wide acceptance in the marketplace, RMG may not recoup its research and development costs, and its business, financial condition and results of operations may be materially adversely affected. RMG may experience unanticipated delays in introducing ChalkboxTV to the market and may be unable to introduce ChalkboxTV in time to capture market opportunities, satisfy the requirements and specifications of its customers or achieve significant or sustainable acceptance in the marketplace.

To market and sell ChalkboxTV, RMG will need to develop warranties, guarantees and other terms and conditions relating to the product that will be acceptable to the marketplace, and develop a service organization to aid in servicing the product. Failure to achieve any of these objectives may slow the development of a sufficient market for ChalkboxTV.  In addition, RMG will also need to develop and manage new sales channels and distribution arrangements. Because RMG has limited experience in developing and managing such channels, it may not be successful in reaching a sufficiently broad customer base. Failure to develop or manage sales channels effectively would limit RMG’s ability to succeed in this market and could adversely affect its ability to grow its customer base and revenue. RMG’s inability to generate satisfactory revenues from ChalkboxTV to offset its development costs could harm its operating results.

The growth of RMG’s business is dependent in part on successfully implementing its international expansion strategy.

RMG’s growth strategy includes expanding the geographic coverage and reach of the RMG Airline Media Network and expanding the digital signage solutions business. RMG has limited experience in international operations, and it may encounter difficulties due to different technology standards, legal considerations, language barriers, distance and cultural differences. RMG may not be able to manage international operations effectively and efficiently or compete effectively in international markets. If RMG does not generate sufficient revenues from international operations to offset the expense of these operations, or if RMG does not effectively manage accounts receivable, foreign currency exchange rate fluctuations and taxes, its business and its ability to increase revenues and enhance its operating results could suffer.

As part of RMG’s international expansion strategy, it intends to add a sales team in the People’s Republic of China or PRC. RMG’s wholly-owned subsidiary in the PRC has historically served as a technology research and development center, and RMG may not be successful in implementing its sales strategy in the PRC. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to PRC laws and regulations that prohibit or restrict foreign ownership of Internet-related services and advertising businesses.  While RMG believes these laws and regulations do not apply to its operations in the PRC and while there are no existing PRC laws or regulations that specifically define or regulate digital out-of-home media, if RMG were found to be in violation of existing or future PRC laws or regulations or if interpretations of those laws and regulations were to change, RMG could be subject to fines and other financial penalties, have its licenses revoked or be forced to shut down its PRC operations.  Moreover, changes in PRC laws and regulations or the enactment of new laws and regulations governing digital out-of-home advertising, RMG’s business licenses or otherwise affecting RMG’s operations in the PRC could materially and adversely affect RMG’s international expansion strategy and cause its operating results to suffer.

The failure of RMG’s service providers to provide, install and maintain its equipment could result in service interruptions and damage to RMG’s business.

RMG is and will continue to be significantly dependent upon third-party service providers to provide, install and maintain relevant video display and media player equipment at each airport location. The failure of any third-party provider to continue to perform these services adequately and timely could interrupt RMG’s business and damage its relationship with its partners and their relationship with consumers. Any outage would also impact RMG’s ability to deliver on the contracted impression levels, which would prevent RMG from recognizing revenues.

RMG relies on third parties for data transmission, and the interruption or unavailability of adequate bandwidth for transmission could prevent RMG from distributing its programming as planned.

RMG transmits the majority of the content that is aired on the RMG Airline Media Network using the Internet connectivity supplied by a variety of third-party network providers. RMG also relies on the networks of some of its partners to transmit content to individual screens. If RMG or its partners experience failures or limited network capacity, RMG may be unable to maintain programming and meet its advertising commitments. Problems with data transmission may be due to hardware failures, operating system failures or other causes beyond RMG’s control. In addition, there are a limited number of Internet providers with whom RMG could contract, and it may be unable to replace its current providers on favorable terms, if at all. If the transmission of data over the RMG Airline Media Network becomes unavailable, limited due to bandwidth constraints or is interrupted or delayed because of necessary equipment changes, RMG’s airline relationships and its ability to obtain revenues from current and new advertisers could suffer.

Computer viruses could cause significant downtime for the RMG Airline Media Network, decreasing RMG’s revenues and damaging RMG’s relationships with airlines, advertisers and consumers.

RMG generates revenues from the sales of advertising that is aired in its airlines’ planes and clubs. Computer hackers infecting RMG’s network, or the networks of the airlines or clubs in which RMG’s network is integrated, with viruses could cause RMG’s network to be unavailable. Significant downtime could decrease RMG’s revenues and harm its relationships and reputation with airlines, advertisers and consumers.

The RMG Airline Media Network operates on the same network used by the airlines for other aspects of their business, and RMG may be held responsible for defects or breakdowns in their networks if it is believed that such defects or breakdowns were caused by the RMG Airline Media Network.

In some cases, the RMG Airline Media Network is operated across an airline’s proprietary network, which is used to operate other aspects of the airline’s business. In these circumstances, any defect or virus that occurs on the RMG Airline Media Network may enter an airlines’ network, which could impact other aspects of the airlines’ business. The impact on an airlines’ business could be severe, and if RMG were held responsible, it could have an adverse effect on RMG’s airline relationships and on RMG’s operating results.

Shortages of components or a loss of, or problems with, a supplier could result in a disruption in the installation or operation of the RMG Airline Media Network.

From time to time, RMG has experienced delays in configuring and maintaining the in-club infrastructure of the RMG Airline Media Network for several reasons, including component delivery delays, component shortages and component quality deficiencies. Component shortages, including video displays and video cards, delays in the delivery of components, and supplier product quality deficiencies may occur in the future. These delays or problems have in the past and could in the future result in installation delays, reduced revenues, strained relations with airlines and advertisers and loss of business. Also, in an effort to avoid actual or perceived component shortages, RMG may purchase more components than it may otherwise require. Excess component inventory resulting from over-purchases, obsolescence, installation cancellations or a decline in the demand for the RMG Airline Media Network by airlines could result in equipment impairment, which in the past has had and in the future would have a negative effect on RMG’s financial results.

RMG obtains several of the components used in the in-club infrastructures of the RMG Airline Media Network, including video cards, audio equipment and other equipment from limited sources. RMG rarely has guaranteed supply arrangements with its suppliers, and cannot be sure that suppliers will be able to meet its current or future component requirements. If component manufacturers do not allocate a sufficient supply of components to meet RMG’s needs or if current suppliers do not provide components of adequate quality or compatibility, RMG may have to obtain these components at a higher cost from distributors or on the spot market. If RMG is forced to use alternative suppliers of components, it may have to alter its in-club infrastructure to accommodate these components. Modification of RMG’s in-club infrastructure to use alternative components could cause significant delays and reduce its ability to generate revenues.

Government regulation of the telecommunications and advertising industries could require RMG to change its business practices and expose it to legal action.

The Federal Communications Commission, or the FCC, has broad jurisdiction over the telecommunications industry. FCC licensing, program content and related regulations generally do not currently affect RMG because RMG operates a private network within airline properties. However, the FCC could promulgate new regulations that impact RMG’s business directly or indirectly or interpret existing laws in a manner that would cause RMG to incur significant compliance costs or force RMG to alter its business strategy.

FCC regulations also affect many of RMG’s content providers and, therefore, these regulations may indirectly affect RMG’s business. In addition, the advertising industry is subject to regulation by the Federal Trade Commission, the Food and Drug Administration and other federal and state agencies, and to review by various civic groups and trade organizations, including the National Advertising Division of the Council of Better Business Bureaus. New laws or regulations governing advertising could substantially harm RMG’s business.

RMG may also be required to obtain various regulatory approvals from local, state or federal governmental bodies before it is permitted to expand the RMG Airline Media Network in particular industries. RMG may not be able to obtain any required approvals, and any approval may be granted on terms that are unacceptable to RMG or that adversely affect its business.

Changes in regulations relating to Wi-Fi networks or other areas of the Internet may require RMG to alter its business practices or incur greater operating expenses.

A number of regulations, including those referenced below, may impact RMG’s business as a result of its use of Wi-Fi networks. The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for distributing materials that infringe copyrights or other rights. Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third-party content. The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. The costs of compliance with these regulations, and other regulations relating to RMG’s Wi-Fi networks or other areas of RMG’s business, may be significant. The manner in which these and other regulations may be interpreted or enforced may subject RMG to potential liability, which in turn could have an adverse effect on its business, results of operations, or financial condition. Changes to these and other regulations may impose additional burdens on RMG or otherwise adversely affect its business and financial results because of, for example, increased costs relating to legal compliance, defense against adverse claims or damages, or the reduction or elimination of features, functionality or content from RMG’s Wi-Fi networks. Likewise, any failure on RMG’s part to comply with these and other regulations may subject it to additional liabilities.

The content RMG distributes on the RMG Airline Media Network may expose RMG to liability.

The RMG Airline Media Network facilitates the distribution of content. This content includes advertising-related content, as well as movie and television content and other media, much of which is obtained from third parties. As a distributor of content, RMG faces potential liability for negligence, copyright, patent or trademark infringement, or other claims based on the content that it distributes. RMG or entities that it licenses content from may not be adequately insured or indemnified to cover claims of these types or liability that may be imposed on RMG.

RMG may not obtain sufficient patent protection for its systems, processes and technology, which could harm its competitive position and increase its expenses.

RMGs success and ability to compete depends to a significant degree upon the protection of its proprietary technology. As of December 31, 2012, RMG held 3 issued patents in the United States. Any patents issued may provide only limited protection for RMG’s technology and the rights that may be granted under any future issued patents may not provide competitive advantages to RMG. Any patent applications may not result in issued patents. Also, patent protection in foreign countries may be limited or unavailable where RMG needs this protection. Competitors may independently develop similar technologies, design around RMG’s patents or successfully challenge any issued patent that RMG holds.

RMG relies upon trademark, copyright and trade secret laws and contractual restrictions to protect its proprietary rights, and if these rights are not sufficiently protected, RMG’s ability to compete and generate revenues could be harmed.

RMG relies on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect its proprietary rights. RMG’s ability to compete and expand its business could suffer if these rights are not adequately protected. RMG seeks to protect its source code for its software, design code for its advertising network, documentation and other written materials under trade secret and copyright laws. RMG licenses its software under signed license agreements, which impose restrictions on the licensee’s ability to utilize the software. RMG also seeks to avoid disclosure of its intellectual property by requiring employees and consultants with access to its proprietary information to execute confidentiality agreements. The steps taken by RMG to protect its proprietary information may not be adequate to prevent misappropriation of RMG’s technology. RMG’s proprietary rights may not be adequately protected because:

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laws and contractual restrictions may not prevent misappropriation of RMG’s technologies or deter others from developing similar technologies; and

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policing unauthorized use of RMG’s products and trademarks is difficult, expensive and time-consuming, and RMG may be unable to determine the extent of any unauthorized use.

The laws of other countries in which RMG may extend the RMG Airline Media Network in the future may offer little or no protection of its proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of RMG’s proprietary technologies could enable third parties to benefit from RMG’s technologies without paying it for doing so, which would harm RMG’s competitive position and market share.

RMG may face intellectual property infringement claims that could be time-consuming, costly to defend and result in its loss of significant rights.

Other parties may assert intellectual property infringement claims against RMG, and its products may infringe the intellectual property rights of third parties. From time to time, RMG receives letters alleging infringement of intellectual property rights of others. RMG may also initiate claims against third parties to defend its intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from RMG’s core business. If there is a successful claim of infringement against RMG, RMG may be required to pay substantial damages to the party claiming infringement, develop non-infringing technology or enter into royalty or license agreements that may not be available on acceptable terms, if at all. RMG’s failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm its business. Also, RMG may be unaware of filed patent applications that relate to its products. Parties making infringement claims may be able to obtain an injunction, which could prevent RMG from operating the RMG Airline Media Network or using technology that contains the allegedly infringing intellectual property. Any intellectual property litigation could adversely affect RMG’s business, operating results or financial condition.

RMG depends upon its management team and other key personnel and has recently experienced significant turnover in its finance and accounting team.  RMG’s business may be adversely affected if it cannot retain or replace such management or other key personnel.

RMG’s success depends on the retention of its senior management, as well as other key personnel with specialized industry, sales and technical knowledge and/or industry relationships. Because of the intense competition for these employees, particularly in the San Francisco Bay Area and the New York metro area, RMG may be unable to retain its management team and other key personnel and may be unable to find qualified replacements if their services were no longer available to RMG.  The loss of critical members of RMG’s management team or of key personnel could have a material adverse effect on RMG’s ability to effectively pursue its business strategy, relationships with airlines and advertisers and its growth may be limited as a result. All of RMG’s key employees are employed on an “at will” basis and RMG does not have key-man life insurance covering any of its employees.

RMG has experienced significant turnover in its financial and accounting personnel. During the first half of 2012, RMG lost the services of both its Chief Financial Officer and Controller. In December 2012, RMG appointed a financial consultant from the Avant Advisory Group to serve as Interim Chief Financial Officer while it continued its search for a new chief financial officer. The lack of continuity among RMG’s senior financial and accounting personnel has resulted, and could continue to result, in operational and administrative inefficiencies and added costs. To address these issues, RMG must successfully hire, train and integrate a new chief financial officer and other key financial and accounting personnel, which could be time consuming, may cause additional disruptions to RMG’s operations, and may be unsuccessful, which could negatively impact future revenues.

RMG’s ability to raise capital in the future may be limited and its failure to raise capital when needed could materially impact its business.

RMG believes that its existing cash and equivalents together with cash generated from the consummation of the Transaction, will be sufficient to meet its anticipated cash needs for at least the next 12 months. The timing and amount of its working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•

market acceptance of the RMG Airline Media Network;

•

the need to adapt to changing advertiser, airline and consumer preferences, as well as changing technologies and customers’ technical requirements;

•

the existence of opportunities for expansion, including investing in technology infrastructure; and

•

access to and availability of sufficient management, technical, marketing and financial personnel.

If RMG’s capital resources are insufficient to satisfy its liquidity requirements, it may seek to sell equity securities or debt securities or obtain debt financing. The sale of equity securities or convertible debt securities could result in additional dilution to its stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict its operations. RMG has not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to it, if at all.

RMG’s operations are primarily located in California and, as a result, could be negatively impacted by earthquakes and other catastrophes.

RMG’s business operations depend on its ability to maintain and protect its facilities, computer systems, and personnel, which are primarily located in San Francisco, California. In addition, RMG creates, compiles and distributes its programming material and manages its networks from its headquarters in San Francisco, California. San Francisco exists on or near known earthquake fault zones. Should an earthquake or other catastrophe, such as fires, floods, power loss, communication failure, terrorist acts or similar events, disable its facilities, its operations would be disrupted because it does not have readily available alternative facilities from which to conduct its business.

Risks Related to the Business of Symon

Symon’s operations are subject to the strength or weakness of its customers’ businesses, and Symon may not be able to mitigate that risk.

A large percentage of Symon’s business is attributable to customers in the financial services, telecommunications and hospitality industries.  During periods of economic slowdown or during periods of weak business results, Symon’s customers often reduce their capital expenditures and defer or cancel pending projects or facilities upgrades. Such developments occur even among customers that are not experiencing financial difficulties.

For example, in 2008, a very large U.S.- based mortgage company, which was at the time one of Symon’s largest customers, did not buy any of Symon’s products as a result of the economic downturn.  Similar slowdowns could affect Symon’s customers in the hospitality industry in the wake of terrorist attacks, economic downturns or material changes in corporate travel habits.

Continued weakness in the industries Symon serves has had, and may in the future have, an adverse effect on sales of Symon’s products and Symon’s results of operations. A long term continued or heightened  economic downturn in one or more of the key industries that Symon serves, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results.

A higher percentage  of Symon’s sales and profitability occur in the third and fourth quarters.

Symon sells more of its products in the third and fourth quarters because of traditional technology buying patterns of its customers. Corporate year end budgets, government buying and regional economics will affect the amount of Symon’s products and services that will fit into customers’ budgets late in the year.  Any unanticipated decrease in demand for Symon’s products during the third and fourth quarters could have an adverse effect on Symon’s annual sales and profitability.

The markets for digital signage are competitive and Symon may be unable to compete successfully.

The market for digital signage is very competitive and Symon must compete with other established digital signage providers. Symon also competes with established, larger electronics companies, for whom digital signage is one of many markets served. Symon expects existing competitors and new entrants to the digital signage business to constantly revise and improve their business models in light of challenges from Symon or other companies in the industry. If Symon cannot respond effectively to advances by its competitors, its business may be adversely affected.

Increased competition may result in new hardware or software developments that fundamentally change the digital signage industry, price reductions, reduced margins or loss of market share. Symon may be unable to compete successfully against current or future competitors, some of whom may have significantly greater financial, technical, manufacturing, marketing, sales and other resources than Symon does.

The recent and ongoing global economic uncertainty may adversely impact Symon’s business, operating results or financial condition.

As widely reported, financial markets in the U.S., Europe and Asia have experienced extreme disruption since late 2008, and while there has been improvement in recent years, the worldwide economy remains fragile as uncertainty remains regarding when the economy will improve to historical growth levels. Any return to the conditions that existed during the recent recession or other unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of another recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead to decreased demand or delay in payments by Symon’s customers or to slowing of their payments to Symon, and Symon’s results of operations and financial condition could be adversely affected by these actions. These challenging economic conditions also may result in:

•

increased competition for fewer digital signage dollars;

•

pricing pressure that may adversely affect revenue and gross margin;

•

reduced credit availability and/or access to capital markets;

•

difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

•

customer financial difficulty and increased risk of doubtful accounts receivable.

The growth of Symon’s business is dependent in part on successfully implementing its international expansion strategy.

Symon’s growth strategy includes expanding its geographic coverage to include the Asia-Pacific region and Latin America.  Symon has limited experience in these regions, and it may encounter difficulties due to different technology standards, legal considerations, language barriers, distance and cultural differences. Symon may not be able to manage operations in these regions effectively and efficiently or compete effectively in these new markets. If Symon does not generate sufficient revenues from these regions to offset the expense of expansion into these regions, or if Symon does not effectively manage accounts receivable, foreign currency exchange rate fluctuations and taxes, its business and its ability to increase revenues and enhance its operating results could suffer.

If Symon fails to manage its growth effectively, it may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of advertisers.

Symon has expanded, and continues to expand its operation into new markets, including employee communications, colleges and universities, retail stores and hospitality.  The growth in Symon’s business and operations has required, and will continue to require, significant attention from management and place a strain on operational systems and resources. To accommodate this growth, Symon will need to upgrade, improve or implement a variety of operational and financial systems, procedures and controls, including the improvement of accounting and other internal management systems, all of which require substantial management efforts.

Symon will also need to continue to expand, train, manage and motivate its workforce, manage its relationships with its customers, and add sales and marketing offices and personnel to service these relationships. All of these endeavors will require substantial managerial efforts and skill, and incur additional expenditures. Symon may not be able to manage its growth effectively, and as a result may not be able to take advantage of market opportunities, execute on expansion strategies or meet the demands of its customers.

Symon may make acquisitions or investments in technologies, products, media networks and businesses, and may not realize the anticipated benefits of these acquisitions or investments.

Symon has grown its business in part through acquisitions. For example, AFS Message-Link and Dacon, Ltd. are companies that Symon successfully purchased in 2006 and 2008, respectively. AFS Message-Link allowed Symon to enter the hospitality digital markets as a key industry participant, and Symon’s acquisition of Dacon, a company based in the United Kingdom, greatly expanded Symon’s contact center market presence and its base of large resellers.  As part of its business strategy, Symon may make future acquisitions of, or investments in, technologies, products and businesses that it believes could complement or expand its business, enhance its technical capabilities or offer growth opportunities. Symon may be unable to identify suitable acquisition candidates in the future or make these acquisitions on a commercially reasonable basis, or at all. In addition, Symon may spend significant management time and resources in analyzing and negotiating acquisitions or investments that do not come to fruition. These resources could otherwise be spent on Symon’s own customer development, marketing and customer sales efforts and research and development.

Any future acquisitions and investments would have several risks, including:

•

failure to transition key customer relationships and sustain or grow sales levels, particularly in the short-term;

•

loss of key employees related to acquisitions;

•

inability to successfully integrate acquired technologies or operations;

•

failure to realize anticipated synergies in sales, marketing and distribution;

•

diversion of management’s attention;

•

adverse effects on Symon’s existing business relationships with its customers;

•

potentially dilutive issuances of equity securities or the incurrence of debt or contingent liabilities;

•

expenses related to amortization of intangible assets and potential write-offs of acquired assets; and

•

the inability to recover the costs of acquisitions.

If Symon is unable to integrate acquired companies, operations or assets successfully or to create new or enhanced services, it might not achieve the anticipated benefits from its acquisitions. The integration of acquired entities into Symon’s operations has required, and will continue to require, significant attention from management. Future acquisitions will also likely present similar challenges. If Symon fails to achieve the anticipated benefits from acquisitions, such as new customer relationships or technology deployments, it might incur increased expenses and experience a shortfall in anticipated revenues and might not obtain a satisfactory return on its investment.

Implementation and integration of new products, such as expanding Symon’s software, media player and services product portfolio could harm Symon’s results of operations.

A key component of Symon’s growth strategy is to develop and market new products, such as InView Mobile, LobbyView and OnTarget Premier content services. Symon may be unable to produce new products and services that meet customers’ needs or specifications. If Symon fails to meet specific product specifications requested by a customer, the customer may have the right to seek an alternate source of digital signage or to terminate the agreement. A failure to successfully meet the specifications of our potential customers could decrease demand or otherwise significantly hinder market adoption of Symon’s products and may have a material adverse effect on Symon’s business, financial condition or results of operations.

The process of introducing a new product to the market is extremely complex, time consuming and expensive, and will become more complex as new platforms and technologies emerge. In the event Symon is not successful in developing a wide range of offerings, such as those noted above, or does not gain wide acceptance in the marketplace, Symon may not recoup its investment costs, and its business, financial condition and results of operations may be materially adversely affected. Symon’s wide variety of mobile offerings working in a tight relationship with its core products may cause Symon to experience unanticipated delays in completing the development and introduction of future mobility products. For example, Symon may be unable to develop and introduce InView Mobile feature enhancements in time to capture market opportunities, satisfy the requirements and specifications of its customers or achieve significant or sustainable acceptance in the marketplaces targeted.

Shortages of components or a loss of, or problems with, a supplier could result in a disruption in the installation or operation of the Symon media player offering.

From time to time, Symon has experienced delays in manufacturing its media player offering for several reasons, including component delivery delays, component shortages and component quality deficiencies. Component shortages, delays in the delivery of components, and supplier product quality deficiencies may occur in the future. These delays or problems have in the past and could in the future result in delivery delays, reduced revenues, strained relations with customers and loss of business. Also, in an effort to avoid actual or perceived component shortages, Symon may purchase more components than it may otherwise require. Excess component inventory resulting from over-purchases, obsolescence, installation cancellations or a decline in the demand for the Symon’s media player offering could result in equipment impairment, which in the past has had and in the future would have a negative effect on Symon’s financial results.

Symon obtains several of the components used in the Symon media player from limited sources. Symon rarely has guaranteed supply arrangements with its suppliers, and cannot be sure that suppliers will be able to meet its current or future component requirements. If component manufacturers do not allocate a sufficient supply of components to meet Symon’s needs or if current suppliers do not provide components of adequate quality or compatibility, Symon may have to obtain these components at a higher cost from distributors or on the spot market. If Symon is forced to use alternative suppliers of components, it may have to alter its manufacturing process to accommodate these components. Modification of Symon’s manufacturing process to use alternative components could cause significant delays and reduce its ability to generate revenues.

Symon relies significantly on information systems and any failure, inadequacy, interruption or security failure of those systems could harm its ability to effectively operate its business, harm its net sales, increase its expenses and harm its reputation.

Symon’s ability to effectively serve its customers on a timely basis, depends significantly on its information systems. To manage the growth of Symon’s operations, Symon will need to continue to improve and expand its operational and financial systems, internal controls and business processes; in doing so, Symon could encounter implementation issues and incur substantial additional expenses. The failure of Symon’s information systems to operate effectively, problems with transitioning to upgraded or replacement systems or a breach in security of these systems could adversely impact financial accounting and reporting, efficiency of Symon’s operations and Symon’s ability to properly forecast earnings and cash requirements. Symon could be required to make significant additional expenditures to remediate any such failure, problem or breach. Such events may have a material adverse effect on Symon.

Symon’s current or future internet-based operations may be affected by its reliance on third-party hardware and software providers, technology changes, risks related to the failure of computer systems that operate its internet business, telecommunications failures, electronic break-ins and similar disruptions. Furthermore, Symon’s ability to conduct business on the internet may be affected by liability for online content, patent infringement and state and federal privacy laws.

In addition, Symon may now and in the future implement new systems to increase efficiencies and profitability. To manage growth of our operations and personnel, Symon will need to continue to improve and expand its operational and financial systems, internal controls and business processes. When implementing new or changing existing processes, Symon may encounter transitional issues and incur substantial additional expenses.

Experienced computer programmers and hackers, or even internal users, may be able to penetrate Symon’s network security and misappropriate Symon’s confidential information or that of third parties, including Symon’s customers, create system disruptions or cause shutdowns. In addition, employee error, malfeasance or other errors in the storage, use or transmission of any such information could result in a disclosure to third parties outside of Symon’s network. As a result, Symon could incur significant expenses addressing problems created by any such inadvertent disclosure or any security breaches of its network. Any compromise of customer information could subject Symon to customer or government litigation and harm its reputation, which could adversely affect our business and growth.

Symon’s products operate on the same network used by Symon’s customers for other aspects of their businesses, and Symon may be held responsible for defects or breakdowns in these networks if it is believed that such defects or breakdowns were caused by Symon’s products.

Symon’s products are operated across Symon’s customers’ proprietary networks, which are used to operate other aspects of these customers’ businesses. In these circumstances, any defect or virus that occurs on Symon’s products may enter a customer’s network, which could impact other aspects of the customer’s business. The impact on a customer’s business could be severe, and if Symon were held responsible, it could have an adverse effect on Symon’s customer relationships and on Symon’s operating results.

Symon may be unable to protect its trademarks or other intellectual property rights, which could harm its business.

Symon relies on certain trademark registrations and common law trademark rights to protect the distinctiveness of its brand. However, there can be no assurance that the actions that Symon has taken to establish and protect its trademarks will be adequate to prevent imitation of its trademarks by others or to prevent others from claiming that sales of its products infringe, dilute or otherwise violate third-party trademarks or other proprietary rights in order to block sales of Symon’s products.

The laws of certain foreign countries may not protect the use of unregistered trademarks to the same extent as do the laws of the United States. As a result, international protection of Symon’s image may be limited and Symon’s right to use its trademarks outside the United States could be impaired. Other persons or entities may have rights to trademarks that contain portions of Symon’s marks or may have registered similar or competing marks for digital signage in foreign countries. There may also be other prior registrations of trademarks identical or similar to Symon’s trademarks in other foreign countries. Symon’s inability to register its trademarks or purchase or license the right to use the relevant trademarks in these jurisdictions could limit Symon’s ability to penetrate new markets in jurisdictions outside the United States.

Litigation may be necessary to protect Symon’s trademarks and other intellectual property rights, to enforce these rights or to defend against claims by third parties alleging that Symon infringes, dilutes or otherwise violates third-party trademark or other intellectual property rights. Any litigation or claims brought by or against Symon, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of Symon’s resources, which could have a material adverse effect on Symon’s business, financial condition, results of operations or cash flows. Any intellectual property litigation or claims against Symon could result in the loss or compromise of Symon’s intellectual property rights, could subject Symon to significant liabilities, require Symon to seek licenses on unfavorable terms, if available at all or prevent Symon from manufacturing or selling certain products, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Symon depends on key executive management and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

Symon depends on the leadership and experience of its key executive management. The loss of the services of any of its executive management members could have a material adverse effect on its business and prospects, as Symon may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. Symon believes that its future success will depend greatly on its continued ability to attract and retain highly skilled and qualified personnel. Symon’s inability to meet its staffing requirements in the future could impair our growth and harm our business.

Symon’s headquarters is located in Texas and, as a result, could be negatively impacted by tornadoes and other catastrophes.

Symon’s business operations depend on its ability to maintain and protect its facilities, computer systems, and personnel, which are primarily located in Plano, Texas. In addition, Symon manages its networks from its headquarters in Plano. Plano is located in an area that experiences frequent severe weather, including tornadoes. Should a tornado or other catastrophe, such as fires, floods, power loss, communication failure, terrorist acts or similar events, disable its facilities, its operations would be disrupted. While Symon has developed a backup and recovery plan, including a secondary location in Richardson, Texas, this secondary location could also be damaged.

INFORMATION ABOUT THE COMPANIES

SCG

SCG was formed on January 5, 2011 as a blank check company for the purpose of effecting a business combination with one or more businesses. SCG is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that SCG will not effect a business combination with another blank check company or a similar type of company with nominal operations.

On April 18, 2011, SCG consummated the IPO of 8,000,000 Units, each consisting of one SCG Common Share and one SCG Public Warrant, which is exercisable for one SCG Common Share at an exercise price of $11.50 per Warrant, and received proceeds of approximately $77,600,000, net of underwriting discounts and commissions and expenses of approximately $2,400,000, excluding deferred underwriting discounts and commissions placed in the Trust Account pending completion of a business combination. Simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per Warrant for an aggregate purchase price of $3,000,000. $77,000,000 in proceeds from the IPO and the proceeds of this private placement were placed in the Trust Account. The proceeds outside of the Trust Account as well as up to $1,250,000 in interest income (net of franchise and income taxes payable), earned on the Trust Account balance may be released to SCG to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the Trust Account a sufficient amount of interest income previously earned on the Trust Account balance to pay any taxes on such $1,250,000 of interest income.

The SCG Charter, prior to the adoption of the SCG Charter Amendment, provided that if SCG did not consummate a business combination by January 12, 2013 (unless extended by 3 months by amendment to the SCG Charter), SCG would cease all operations and commence winding up, as described herein.  On recommendation of the Board, the Stockholders approved and adopted the SCG Charter Amendment on December 19, 2012 to extend the date on which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.  Pursuant to the terms of the SCG Charter, following the adoption of the SCG Charter Amendment, SCG is not permitted to pursue any potential initial business combination other than the Transaction.

If SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

SCG Common Stock is listed on the Nasdaq Capital Market under the symbol “SCGQ”.  The Units and Warrants are listed on the OTCBB under the symbol “SCGQU” and “SCGQW”, respectively.  See “Price Range of Securities and Dividends”.

SCG’s executive offices are located at 615 North Wabash, Chicago, Illinois 60611 and SCG’s telephone number is (312) 784-3960.

RMG

RMG was founded in 2005 as a media network of screens in coffee shops and eateries and has evolved to become a global digital signage company that operates a leading national air travel media advertising network and also provides digital signage solutions.

RMG operates the RMG Airline Media Network, a U.S.-based network focused on selling advertising across air travel digital media assets in executive clubs, on in-flight entertainment, or IFE,  systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans all major commercial passenger airlines in the United States, delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.  Based on information provided by its airline, airport, IFE and Wi-Fi partners, RMG estimates that the RMG Airline Media

Network is comprised of over 120,000 IFE screens, nearly 3,000 aircraft, and 145 airline and private terminal lounges and can reach an audience of over 34 million passengers per month. RMG’s airline network includes: Delta Air Lines, United Airlines, Jet Blue Airways, Virgin America, Air France and KLM. RMG’s airline network also reaches passengers on Southwest Airlines, American Airlines, U.S. Airways, Alaska Airlines, Air Tran and Frontier Airlines via partnerships with third-party Wi-Fi and IFE providers.

RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software solutions to power the digital media assets of both small and medium businesses and enterprise customers. RMG offers custom solutions that leverage the integrated suite of design, content management, content delivery and monetization of digital signage. RMG licenses its media technology platform to leading enterprises in both the United States and China. Representative DSS clients have included: DIRECTV, Blink Fitness, Wanda Group, China Power Company and China Telecom. RMG believes that its combination of advertising management and technology expertise provides partners and customers with advertising-based and traditional digital signage solutions that differentiate RMG from its competitors. In particular, RMG’s consolidated media assets across the domestic air travel industry provide advertisers with access to a highly-valuable and captive audience base. RMG is led by an experienced senior management team with key relationships in advertising, travel and technology arenas.

RMG’s headquarters are located at 250 Montgomery Street, Suite 610, San Francisco, California 94104, and its telephone number is (415) 490-4200.  RMG also operates offices in New York, Detroit, Chicago, Los Angeles and Beijing, China.

Symon

Symon Communications, Inc. was founded in 1980. Symon’s earliest product offerings consisted of software and LED displays that were used by its customers to provide data center performance messaging to IT and help-desk personnel, alerting them to IT problems, current status, and resolutions.  Since its founding, Symon has evolved into a global provider of full-service digital signage solutions and enterprise-class media applications. Symon’s installations power more than one million digital signs and end-points and deliver real-time intelligent visual content that enhance the ways in which organizations communicate with their employees and customers.

Through its suite of products, which includes proprietary software, software-embedded media players, LED displays, maintenance and support services, subscription-based and custom creative content services, installation and training services and third-party displays, Symon offers its clients complete one-stop digital signage solutions.

Symon serves the key cross-industry markets of contact center, employee communications, and supply chain. In addition, Symon also serves the hospitality and gaming markets.  Overall, Symon has large concentrations of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Symon differentiates itself from its competitors by providing comprehensive end-to-end solutions that integrate seamlessly with its customers’ IT infrastructures and data and security environments. As a result, Symon’s solutions are relied upon by over 70 percent of North American Fortune 100 companies and thousands of overall customers in locations worldwide. Symon believes that it is one of the largest integrated digital signage full-solution providers globally.

Symon’s headquarters are located at 500 North Central Expressway, Suite 175, Plano, Texas 75074, and its telephone number is (800) 827-9666. Symon also has an office located in Hemel Hempstead, United Kingdom, which serves customers in the United Kingdom, Western Europe, India, and the Middle East (“EMEA”). The office in Hemel Hempstead has a branch office in Dubai, United Arab Emirates.

SELECTED HISTORICAL FINANCIAL INFORMATION

SCG Financial Acquisition Corp.

SCG is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The statement of operations data for the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) through December 31, 2011 and the balance sheet data as of December 31, 2012 and 2011 have been derived from SCG’s audited financial statements included elsewhere in this Offer to Purchase. The selected financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCG” and SCG’s financial statements and related notes to those financial statements included elsewhere in this Offer to Purchase.

	Year Ended December 31, 2012	For the Period January 5, 2011 (date of inception) to December 31, 2011	Period from January 5, 2011 (date of inception) to December 31, 2012
Statement of Operations Data:
Revenue	$-	$-	$-
Due Diligence/Transaction Costs	(1,260,414)		(1,260,414)
General and administrative expenses	(601,275)	(400,482)	(1,001,757)
Loss from operations	(1,861,689)	(400,482)	(2,262,171)
Interest income	53,586	37,977	91,563
Change in fair value of warrant liability	600,000	600,000	1,200,000
Net income (loss)	$(1,208,103)	$237,495	$(970,608)
Net income (loss) per common share attributable to common shareholders, basic and diluted	$(0.47)	$0.10	$(0.40)
Weighted average number of common shares outstanding, excludes shares subject to possible redemption-basic and diluted	2,551,764	2,265,722	2,409,727
Ratio of earnings to fixed charges	$(1,208,103) to $0	$237,495 to $0	$(970,608) to $0

Balance Sheet Data:
Cash	$411,217	$348,373	$411,217
Total assets (including investments held in the Trust Account)	$80,415,324	$80,404,972	$80,415,324
Total shareholder’s equity	$5,000,001	$5,000,001	$5,000,001

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited condensed combined pro forma balance sheet as of December 31, 2012 and the selected unaudited condensed combined pro forma statements of operations for the year ended December 31, 2012 are based on the separate historical financial statements of SCG, RMG and Symon Holdings included elsewhere in this Offer to Purchase, after giving effect to the Transaction and the Symon Merger (collectively, the “Transactions”).

The unaudited condensed combined pro forma statements of operations for the year ended December 31, 2012 give pro forma effect to the Transactions as if they had occurred on January 1, 2012.  The unaudited condensed combined pro forma balance sheet as of December 31, 2012 gives pro forma effect to the Transactions as if they had occurred on such date.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Transactions, are factually supportable and, in the case of the unaudited condensed combined pro forma statement of operations data, are expected to have a continuing impact on the combined results.  The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented in “Unaudited Condensed Combined Pro Forma Financial Data” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

This information should be read together with the financial statements of SCG, RMG and Symon Holdings and the respective notes thereto, “Unaudited Condensed Combined Pro Forma Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SCG”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RMG” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Symon” included elsewhere in this Offer to Purchase.

With respect to the Transaction, the unaudited condensed combined pro forma financial statements have been prepared assuming (a) the issuance of 400,000 SCG Common Shares as Stock Consideration and (b) that SCG will use $21,000,000 of the funds released from the Trust Account after the purchase of the Public Shares in the Offer and issue an additional 250,000 SCG Common Shares to pay off indebtedness owed by RMG and its subsidiaries upon consummation of the Transaction.

With respect to the Symon Merger, the unaudited condensed combined pro forma financial statements have been prepared assuming SCG shall pay Symon Holdings’s stockholders $45,000,000 less (i) any indebtedness on Symon Holdings’s books on the Closing Date and (ii) the excess of Symon Holdings’s expenses incurred in association with the Symon Merger over $2,000,000.

The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below with respect to the potential redemption of SCG Common Shares:

•

Assuming No Tender of SCG Common Shares:  This presentation assumes that no Stockholders validly tender their SCG Common Shares pursuant to the Offer.

•

Assuming Tender of all Public Shares:  This presentation assumes that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.

The unaudited condensed combined pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the Transactions occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

SCG Financial Acquisition Corp. Reach Media Group Holdings, Inc. and Symon Holdings Corporation

Unaudited Condensed Combined Pro Forma Balance Sheet Data

As of December 31, 2012

	Combined Pro Forma (Assuming No Tender of SCG Common Shares)	Combined Pro Forma (Assuming Tender of all Public Shares Other Than the DRW Public Shares)

Cash and cash equivalent	$16,673,990	$7,218,490
Total assets	$105,682,229	$96,226,729
Total liabilities	$30,562,900	$77,562,900
Total shareholders’ equity	$75,119,329	$18,663,829
Total liabilities and shareholders’ equity	$105,682,229	$96,226,729

SCG Financial Acquisition Corp., Reach Media Group Holdings, Inc. and Symon Holdings Corporation

Unaudited Condensed Combined Pro Forma Statements of Operations Data

For the Year Ended December 31, 2012

	Combined Pro Forma (Assuming No Tender of SCG Common Shares)	Combined Pro Forma (Assuming Tender of all Public Shares Other than the DRW Public Shares)

Loss from continuing operations	$(5,725,844)	$(12,775,844)
Weighted average shares outstanding – basic	10,393,810	4,748,260
Weighted average shares outstanding – diluted	10,393,810	4,748,260
Earnings per share attributable to shareholders – basic	$(0.55)	$(2.69)
Earnings per share attributable to shareholders – diluted	$(0.55)	$(2.69)

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for SCG, RMG and Symon Holdingsand unaudited condensed combined pro forma per share ownership information after giving effect to the RMG Merger and the Symon Merger and assumes the following:

•

Assuming No Tender of SCG Common Shares:  This presentation assumes that no Stockholders validly tender their SCG Common Shares pursuant to the Offer.

•

Assuming Tender of all Public Shares:  This presentation assumes that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.

SCG is providing this information to aid you in your analysis of the financial aspects of the Transaction.  The historical information should be read in conjunction with “Selected Historical Financial Information” included elsewhere in this Offer to Purchase and the historical financial statements of SCG, RMG and Symon Holdings and the related notes thereto, each included elsewhere in this Offer to Purchase.  The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this Offer to Purchase.

	SCG Financial Acquisition Corp. (1)(4) (Historical)	Reach Media Group Holdings, Inc. (2) (Historical)	Symon Holdings Corporation (3) (Historical)	Combined Pro Forma (Assuming No Tender of SCG Common Shares)	Combined Pro Forma (Assuming Tender of all Public Shares)
Book value per share at December 31, 2012	$7.71	$(2.18)	$19.65	$7.23	$3.93
Basic earnings (loss) per common share	$(0.13)	$(1.82)	$3.49	$(0.55)	$(2.69)
Diluted earnings (loss) per common share	$(0.13)	$(1.82)	$3.49	$(0.55)	$(2.69)

(1)

As of December 31, 2012, SCG had 9,523,810 outstanding shares of common stock (which includes shares subject to possible redemption) that were used to calculate both the book value per share and the basic and diluted earnings per share.

(2)

As of December 31, 2012, RMG had 6,334,095 outstanding shares of common stock that were used to calculate both the book value per share and the basic and diluted earnings per share.

(3)

As of January 31, 2013, Symon Holdings had 1,000,000 outstanding shares of common stock (two classes) that were used to calculate both the book value per share and the basic and diluted earnings per share.

(4)

Common stock subject to redemption has been included with equity for purposes of calculating book value per share.

THE TRANSACTION

General Description of the Transaction

The Offer is being made pursuant to the terms of the Merger Agreement.  Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into RMG.  Upon consummation of the Transaction, the separate existence of Merger Sub will thereupon cease, and RMG, as the Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  Pursuant to the terms of the SCG Charter, the DGCL and the Merger Agreement, SCG may consummate its initial business combination with RMG and conduct redemptions of Public Shares without approval of the Stockholders by providing the Stockholders with the opportunity to redeem their Public Shares through a tender offer pursuant to the tender offer rules promulgated by the SEC under the Exchange Act.  The Offer is being made in part to provide the Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Merger to be completed without a vote of the Stockholders.  See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Merger Agreement”.

Stock Consideration

Upon consummation of the Transaction, subject to the terms of the Merger Agreement, RMG’s stockholders will receive an aggregate of 100,000 SCG Common Shares as the Up-Front Purchase Consideration at the time of closing.  An additional 300,000 SCG Common Shares will be deposited in the Escrow Account with the Escrow Agent, which will be disbursed to the Stockholder Representative or to SCG in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement.

Upon consummation of the Transaction, (i) the Up-Front Purchase Consideration will represent approximately 1.0% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 3.8% of the issued and outstanding SCG Common Shares, in the event that no SCG Common Shares are validly tendered pursuant to the Offer and (ii) the Up-Front Purchase Consideration will represent approximately 2.1% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 8.4% of the issued and outstanding SCG Common Shares, in the event that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.

Additionally, SCG will pay, on behalf of RMG and RMG’s subsidiaries, all indebtedness of RMG and its subsidiaries under the RMG Credit Agreement at a discounted amount equal to $23,500,000, of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of the Lender Shares.

Upon consummation of the Transaction, the separate existence of Merger Sub will cease and RMG, as the Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.

The Offer

Under the terms of the Merger Agreement and the SCG Charter, SCG will conduct, prior to the consummation of the Transaction, the Offer to provide the SCG Public Stockholders with the opportunity to tender their Public Shares for cash at a price of $10.00 per share, net to the seller in cash, without interest, upon and subject to the consummation of the Transaction.  See “The Offer”.

Related Agreements

In addition to the Merger Agreement, the RMG Principal Stockholders and RMG’s lenders will enter into Lock-Up Agreements with SCG.  SCG will also enter into a Registration Rights Agreement with certain of RMG’s shareholders and with RMG’s lenders. Additionally, SCG, the Stockholder Representative and the Escrow Agent will enter into the Escrow Agreement.  The proposed terms of such agreements are described in greater detail under the heading “Related Agreements”.

Background of the Transaction

The terms of the Merger Agreement are the result of negotiations between the representatives of SCG and RMG. The following is a brief description of the background of these negotiations and the related transactions.

SCG was formed on January 5, 2011 as a blank check company for the purpose of effecting a business combination with one or more businesses. SCG is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that SCG will not effect a business combination with another blank check company or a similar type of company with nominal operations.

On April 18, 2011, SCG consummated the IPO of 8,000,000 Units, each consisting of one SCG Common Share and one SCG Public Warrant, which is exercisable for an additional SCG Common Share at an exercise price of $11.50 per Warrant, and received proceeds of approximately $77,600,000, net of underwriting discounts and commissions and expenses of approximately $2,400,000, excluding deferred underwriting discounts and commissions placed in the Trust Account pending completion of a business combination. Simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per Warrant for an aggregate purchase price of $3,000,000. $77,000,000 in proceeds from the IPO and the proceeds of this private placement were placed in the Trust Account. The proceeds outside of the Trust Account as well as up to $1,250,000 in interest income (net of franchise and income taxes payable) earned on the Trust Account balance may be released to SCG to be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses; provided, however, that after such release there remains in the Trust Account a sufficient amount of interest income previously earned on the Trust Account balance to pay any taxes on such $1,250,000 of interest income.  The Warrants are not exercisable until 30 days after the consummation of our initial business combination, provided that there is an effective registration statement under the Securities Act covering the SCG Common Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available.

The SCG Charter, prior to the adoption of the SCG Charter Amendment, provided that if SCG did not consummate a business combination by January 12, 2013 (unless extended by 3 months by amendment to the SCG Charter), SCG would cease all operations and commence winding up, as described herein.  On recommendation of the Board, the Stockholders approved and adopted the SCG Charter Amendment on December 19, 2012 to extend the date on which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.  Pursuant to the terms of the SCG Charter, following the adoption of the SCG Charter Amendment, SCG is not permitted to pursue any potential initial business combination other than the Transaction.

Prior to the consummation of its IPO, neither SCG, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with RMG.

Subsequent to the consummation of the IPO on April 18, 2011, SCG commenced consideration of potential target businesses with the objective of consummating a business combination. SCG sought out potential target businesses based on internal research and through the networks of relationships of our management, affiliates and the Board, and through intermediary relationships.

SCG reviewed potential acquisition targets based on the opportunity with each company to create Stockholder value from the ability to grow revenues (through organic growth and acquisitions) or improve the efficiency of business operations. In reviewing potential acquisition targets, SCG used the same criteria used in evaluating the Transaction, which included the opportunity for platform growth, the potential for strong free cash flow generation, whether the company was established with a proven track record, the experience and motivation of the management team and the competitive position of the target and its industry’s dynamics. SCG narrowed its focus based on the interest expressed by the potential targets and the suitability of each potential target as a potential acquisition.

Discussions between SCG and targets that expressed interest progressed to a point of sufficient mutual interest that SCG entered into non-disclosure agreements in relation to over 45 of such targets. Based on the criteria described herein, SCG’s analysis of the potential targets progressed to the substantive due diligence phase with respect to approximately 15 companies. SCG continued further due diligence and exchanged draft definitive documentation regarding a transaction with respect to three of such companies, including RMG. The first of these three companies was eliminated in May of 2012 due to concerns uncovered in the due diligence process. The second company was eliminated in October of 2012 due to concerns uncovered in the due diligence process. In late November 2012, SCG elected to pursue a transaction with RMG because of its potential for platform growth, potential for strong free cash flow generation, category leadership, experienced and motivated management team and competitive position and industry dynamics. None of the other potential acquisition targets considered by SCG were comparable to RMG because they did not operate in the same industry as RMG.

As indicated in the Prospectus, SCG primarily sought to capitalize on the global network and financial services industry experience of its management team to acquire a financial services business for the purposes of consummating its initial business combination. However, SCG also indicated that it was not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that SCG will not effect a business combination with another blank check company or a similar type of company with nominal operations. In the course of its review of prospective targets, SCG did not identify a business within the financial services industry that expressed an interest in exploring a potential transaction which met the criteria that SCG used to evaluate prospective targets. SCG evaluated several potential targets in industries other than financial services and following research into the digital-out-of-home advertising segment, SCG decided to explore a transaction with RMG. While none of SCG’s officers or directors have previously managed or invested in a company engaged in RMG’s industry, SCG’s officers, affiliates and directors have substantial combined principal investing, financial advisory and financing experience. SCG believes that this principal investing, financial advisory and financing experience across diverse industry sectors, coupled with its management’s, affiliates’ and directors’ relationships with industry-specific experts, provides SCG with the ability to evaluate and perform due diligence on target businesses across various industries, including companies in the advertising industry such as RMG.

On November 9, 2012 Mark Boidman of Barclays Capital, Inc., RMG’s investment banker, introduced an associate of Donald R. Wilson, Jr., the beneficial owner of DOOH, to Garry McGuire, Chief Executive Officer of RMG, via teleconference. Mr. Wilson had made previous investments in the digital-out-of-home advertising industry, and Mr. Wilson’s associates had previously been introduced to Mr. Boidman as an investment banker in the sector.

On November 10, 2012, Gregory H. Sachs, SCG’s Chief Executive Officer, spoke via teleconference with Mr. Wilson. During the discussion, Mr. Wilson described RMG to Mr. Sachs and the two discussed whether RMG would be an attractive target candidate for SCG.

On November 12, 2012, Mr. Sachs, Michelle Sibley, SCG’s Chief Financial Officer, and certain members of Sachs Capital Group LP, an affiliate of the Sponsor, met with Mr. Wilson and his associates at Mr. Wilson’s offices to discuss RMG. During the meeting Mr. Sachs and his associates provided a detailed overview of SCG and Mr. Wilson and his associates provided an overview of RMG.

On November 13, 2012, Mr. Sachs discussed the possible RMG transaction with Andor Laszlo of Lazard Capital Markets LLC, SCG’s underwriter, via teleconference.

On November 13 and 14, 2012 Messrs. Sachs and Wilson and their respective associates met with Mr. McGuire in Chicago, Illinois to further discuss a combination between SCG and RMG. During the meetings Mr. McGuire provided SCG an overview of RMG, SCG provided Mr. McGuire an overview of SCG and the group discussed possible transaction structures. During the meetings SCG and RMG entered into a mutual non-disclosure agreement and agreed to exchange more detailed information with regard to RMG. Subsequently, RMG granted SCG access to its virtual data room and SCG began conducting a formal due diligence review of RMG.

On November 15, 2012, DLA Piper LLP (US), SCG’s legal counsel, assisted SCG in preparing a draft letter of intent outlining the summary terms at which SCG would consider a combination with RMG. Concurrently, Mr. Sachs began discussions with RMG’s senior lender regarding terms for repayment of RMG’s outstanding indebtedness in connection with a potential business combination between SCG and RMG.

On November 16, 2012, SCG presented an initial draft letter of intent to RMG and reviewed the letter of intent with RMG and its counsel, Fenwick and West LLP. SCG and its counsel negotiated the letter of intent with RMG and its counsel between November 16, 2012 and November 20, 2012.

On November 20, 2012, SCG finalized and entered into an agreement with RMG’s senior lender relating to the repayment of RMG’s indebtedness in connection with the Transaction and concurrently finalized and entered into a letter of intent with RMG. Also on November 20, 2012, SCG consented to the transfer of 50% of the equity interests of the Sponsor to DOOH and SCG further consented to DOOH having the right to vote 50% of the SCG Common Shares owned by Sponsor.

On November 21, 2012, in order to allow SCG more time to evaluate and consummate a potential business combination with RMG, SCG filed a proxy statement with the SEC in which SCG sought Stockholder approval to extend the date by which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013 pursuant to the SCG Charter Amendment.

From November 26 through December 24, 2012, SCG, and its advisors and counsel, in various capacities, conducted an extensive due diligence review of RMG which included, among other items, meetings with RMG’s management and employees, a review of market dynamics and RMG’s competitive positioning, background checks of RMG’s senior management, a review of key customer and partner contracts and relationships, an evaluation of other material contracts and obligations, a review of RMG’s technology, products and infrastructure and legal due diligence. SCG also conducted an in-depth analysis of RMG’s historical financial statements which included the preparation of a financial due diligence report by an advisor containing quality of earnings, balance sheet, income statement, cash flow and working capital analyses. In conducting its due diligence review, SCG and its advisors and counsel, in various capacities, conducted in-person meetings in Chicago, Illinois, San Francisco, California, New York City, New York and Beijing, China.

On December 10, 2012, SCG and its counsel provided to RMG and its counsel an initial draft of the Merger Agreement relating to a potential business combination between SCG and RMG. From December 10, 2012 through January 11, 2013, RMG and its counsel negotiated the terms and conditions of the Merger Agreement with SCG and its counsel. SCG’s ultimate determination regarding the amount and form of the Merger consideration was based upon a financial analysis of RMG which included a review of the relative valuations and operating metrics of publicly traded companies similar to RMG.

On December 12, 2012 SCG met with representatives from its underwriter, Lazard Capital Markets LLC, and Lazard Freres & Co. LLC in New York City, New York, to discuss considerations around the proposed business combination between SCG and RMG.

On December 14, 2012, in an effort to provide SCG with the financial resources that are expected to be required to close the proposed business combination with RMG, SCG entered into the Equity Commitment Letter with DOOH, which is designed to provide SCG with sufficient financial resources to consummate the Transaction regardless of the number of Public Shares tendered in the Offer.

On December 19, 2012, the Stockholders approved the Charter Amendment to extend the date by which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.

On December 20, 2012, following substantial completion of SCG’s due diligence review, the Board held a special meeting via teleconference. At this meeting, the Board received a presentation from Messrs. McGuire and Sachs presenting a synopsis of the proposed transaction between SCG and RMG and an overview of RMG. SCG’s counsel attended the meeting and was available to answer legal questions and questions regarding the then current draft of the Merger Agreement from the Board. Representatives from SCG also provided an overview of SCG’s due diligence review. SCG also presented a financial analysis, informed by the work of its advisors, comparing the implied transaction valuation and RMG’s operating metrics to the trading valuations and operating metrics of comparable publicly traded companies.

On January 11, 2013 the Board held a special meeting via teleconference. Following an overview of the final Merger Agreement by SCG’s counsel, after reviewing SCG’s completed due diligence review and after discussions thereof, with only Mr. Sachs abstaining, the Board unanimously approved the Transaction and authorized the officers of SCG to execute the Transaction documents and the Merger Agreement was executed by the parties. Prior to the opening of the financial markets on January 17, 2013, SCG and RMG issued a press release announcing the Transaction.

On March 26, 2013, SCG entered into a side letter with RMG’s senior lender extending the date by which the Transaction must be consummated to April 12, 2013 and revising the composition of the consideration payable to $21,000,000 in cash payable at the time of closing and the issuance of 250,000 SCG Common Shares.

The Board’s Reasons for the Approval of the Transaction

The Board, with only Gregory H. Sachs abstaining, has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Merger and approved the Merger Agreement, and (iii) determined that the Transaction is in the best interests of the Stockholders and, if consummated, would constitute our initial business combination pursuant to the SCG Charter.  If you tender your SCG Common Shares pursuant to the Offer, you will not be participating in the Transaction because you will no longer hold such SCG Common Shares.  SCG will be the public holding company for RMG upon the consummation of the Transaction.  Neither SCG, the Board, the Information Agent nor the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your SCG Common Shares pursuant to the Offer.

The Board considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of the Board may have given different weight to different factors.

The Board considered the nature of RMG’s business, its past and projected operating results, the factors outlined below and the various risks discussed in the section entitled “Risk Factors”, in reaching its determination that the Transaction is in the best interests of the Stockholders and to approve the Transaction.

Initial RMG projections were provided to SCG shortly after discussions began with RMG. Following a review of the projections, analysis of the market, progress with its due diligence review of RMG and consultation with its advisors, SCG formed an independent view around RMG’s potential future operations and then conducted a financial analysis to determine an appropriate valuation for RMG. SCG primarily relied on a comparison of implied enterprise value to expected EBITDA multiples (“EBITDA Multiples”) of publicly traded companies that it believes are comparable to RMG. In conducting its financial analysis, SCG took into account the relative characteristics of RMG versus four comparable companies in the out-of-home advertising market including, without limitation or weighting, operating metrics, projected growth rates, market positions and sizes.

In calculating the transaction EBITDA Multiple for the RMG purchase, SCG relied on various assumptions, including RMG’s projected EBITDA for the years ending December 2013 and December 2014, including adjustments for costs associated with the Transaction, of $4.3 million and $10.6 million, respectively. The resulting 2013 and 2014 Transaction EBITDA Multiples of approximately 10.7x and approximately 4.3x, respectively, represented an approximate 5% premium and an approximate 55% discount to the respective median EBITDA Multiples of publicly traded companies comparable to RMG of approximately 10.3x and approximately 9.6x, respectively, at the time of the Board’s review.

The Board also reviewed the expected capital resources of RMG after the completion of the Transaction. Based on this analysis, the Board concluded that RMG would have sufficient capital resources to execute its business strategy and to operate its business in a manner that would not adversely affect RMG’s ability to achieve its projected EBITDA targets. Accordingly, the Board determined the consideration to be paid in connection with the Transaction is fair to SCG shareholders.

Subsequent to the Board’s review and approval of the Transaction, SCG revised RMG’s projections of 2013 and 2014 EBITDA to $3.1 million and $8.3 million, respectively, primarily due to the delay in launching certain near-term growth initiatives, including further international expansion and new product launches, given RMG management’s focus on completing the Transaction and the potential need to integrate RMG and Symon. The revised RMG projections result in 2013 and 2014 Transaction EBITDA Multiples of approximately 15.1x and approximately 5.6x, respectively.

In considering the Transaction, the Board gave consideration to the following positive factors (although not weighted or in any order of significance):

•

Opportunities to grow revenues, both organically and from acquisition.  The Board evaluated whether target businesses could support long-term growth in revenues and earnings. The Board believes that RMG’s experience, in-place operations and relationships and market position will facilitate such growth. The primary growth strategy of RMG includes organic growth within the air travel media category in domestic, international and interactive channels as well as growth from the acquisition of networks targeting desirable demographics in other categories. In evaluating RMG’s growth potential, the Board evaluated projections provided by RMG’s management team, as reviewed and adjusted by SCG and its advisors. The Board also considered general industry trends, characteristics and projections as noted in industry publications.

•

Leader in the travel media category in the digital out-of-home advertising sector.  The Board evaluated RMG’s market leadership within the air travel media category of the digital out-of-home advertising sector. The Board considered RMG’s leading market share, blue-chip client base that includes Fortune 100 companies, its relationships with its airline partners and the relative barriers to entry of the sector. Based on RMG’s market position and the historical and projected growth rates within the air travel media category and digital out-of-home advertising sector, the Board determined that RMG offers attractive market positioning for creating Stockholder value over time.

•

Access to a highly desirable audience.  The Board also evaluated the audience that RMG network reaches and the desirability of that audience by advertisers. RMG’s network targets an affluent, executive audience at multiple touch-points and in captive settings. RMG believes that its target audience and reach offer a compelling value proposition to advertisers.

•

RMG’s experienced management team.  The Board evaluated whether RMG had a management team with specialized knowledge of the markets within which it operates. Given that RMG’s senior management team has significant experience in operating and growing advertising, digital media and technology businesses, the Board determined RMG’s management team has requisite knowledge and experience within the digital out-of-home advertising sector to continue to lead the business as it expands.

In addition, the Board also gave consideration to the following negative factors (although not weighted or in any order of significance):

•

Revenues and results of operations may be volatile and difficult to predict.  Any number of factors can impact RMG’s revenues and results of operations causing them to fluctuate from quarter to quarter. While RMG has control over some of these factors, RMG has limited to no control over a majority of the factors identified by the Board (e.g. changes in general market conditions, changes in advertising spending by advertisers and the impact or change of regulations, among others).

•

The cyclicality of advertising expenditures.  Advertising spending can be cyclical and fluctuate with changing economic conditions. Accordingly, certain aspects of the business of RMG could be cyclical in nature and based on the current economic and market conditions. As a result, RMG may be required to adjust its sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market opportunities. Further, the digital-out-of-home sector is relatively young compared to other industry sectors (e.g. television and print media) and may experience increased volatility versus the broader advertising industry.

•

Reliance on a small number of airline partners.  Given the relatively few national airlines in the U.S., RMG relies on a relatively small number of airline partners with which to place advertisements. The loss of one of RMG’s material airline partners could adversely affect RMG’s operations and financial results.

•

RMG is primarily focused on one relatively less developed category of the digital out-of-home sector.  While RMG believes it is a leader in the air travel media category, the category is relatively small compared to other categories in the digital out-of-home advertising sector and the broader advertising industry in total. In addition, the digital out-of-home sector is relatively less developed than other sectors of advertising media (e.g. print media or television). Firms with greater scale and in more established sectors are generally able to garner larger advertising expenditure allocations.

•

Risks of growing in new markets and integrating acquisitions. A portion of RMG’s projected growth is predicated on RMG entering categories or channels in which it currently does not operate or which are not yet fully developed. RMG’s access to and monetization of such new market opportunities may not materialize as RMG’s management currently believes they will. Further, RMG’s growth strategy contemplates, in part, growth through acquisition. Such acquisition opportunities may not materialize as RMG currently expects or RMG may not be able to integrate such acquisitions in a manner that enhances its operations and profitability.

Interests of the SCG Public Stockholders in the Transaction

Upon consummation of the Transaction and issuance of the Stock Consideration, the SCG Public Stockholders other than DRW will own approximately (i) 54.3% of the SCG Common Shares following consummation of the Transaction in the event no SCG Common Shares are validly tendered pursuant to the Offer and (ii) 0.0% of the SCG Common Shares outstanding following consummation of the Transaction in the event that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer, respectively. See “Beneficial Ownership of SCG Securities”.

Certain Benefits of SCG’s Directors and Officers and Others in the Transaction

SCG’s directors and officers may have interests in the Transaction that are different from your interests as a Stockholder. You should keep in mind the following interests of SCG’s directors and officers:

•

In January 2011, the Sponsor purchased 2,190,477 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. On April 12, 2011, SCG effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares.  The Sponsor returned an aggregate of 228,571 Founder Shares to SCG for no consideration after the underwriters of the IPO determined that they would not exercise their option to purchase additional units to cover any over-allotments. In addition, simultaneously with the consummation of the IPO, SCG consummated the private sale of 4,000,000 Sponsor Warrants to the Sponsor at a price of $0.75 per warrant for an aggregate purchase price of $3,000,000. The membership interests in the Sponsor are owned, directly or indirectly, by certain family estate planning entities of Gregory H. Sachs, SCG’s founder and chairman, chief executive officer and president, DOOH, an entity ultimately controlled by Donald R. Wilson, Jr., Michelle Sibley, Kenneth B. Leonard and by certain employees of an affiliate of the Sponsor. SCG’s directors and officers will likely benefit from the completion of the Transaction even if the Transaction causes the market price of SCG’s securities to significantly decrease. The likely benefit to SCG’s directors and officers may influence their motivation for promoting the Transaction.

•

If SCG does not consummate the Transaction by April 12, 2013, SCG will be required to commence proceedings to dissolve and liquidate and the 1,523,810 Founder Shares held by the Sponsor will be worthless because the Sponsor has agreed to waive its redemption rights with respect to its Founder Shares if SCG fails to consummate a business combination on or before April 12, 2013.  In such event, the Sponsor Warrants will also expire worthless.  On the other hand, in the event the Transaction is consummated, the Sponsor, through its interests in the Founder Shares, would have an economic interest in SCG Common Shares with an aggregate value of $15,238,100, based on the closing sales price of SCG Common Stock of $10.00 on the Nasdaq Capital Market on April 2, 2013.

In addition, the exercise of SCG’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in SCG Public Stockholders’ best interest.

Anticipated Accounting Treatment

SCG management has concluded, based on its evaluation of the facts and circumstances of the Transaction, that SCG is the acquirer for accounting purposes.  SCG will retain effective control of RMG following consummation of the Transaction.  After consummation of the Transaction, a large percentage of the combined entity’s voting rights will be held by current Stockholders, primarily the Sponsor and its affiliates.  Additionally, SCG will elect all but one of the combined entity’s Board members.  Although many members of RMG’s senior management will continue to serve as management of the combined entity, this was not considered determinative as all other relevant factors were not aligned with the management composition.  The Transaction constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of the assets and liabilities of RMG will be adjusted to their fair market values and the appropriate amount of intangible assets or goodwill will be recorded for the consideration given in excess of the fair market values. All transaction costs should be expensed as incurred, except those costs associated with equity raising (which should be booked to additional paid-in capital) and debt financing (which should be booked as deferred financing costs).

THE MERGER AGREEMENT

This section of this Offer to Purchase describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is annexed hereto as Annex I, which is incorporated herein by reference. The Stockholders and other interested parties are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Transaction. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide information regarding the terms of the Transaction. Except for its status as the contractual document that establishes and governs the legal relations among SCG and RMG with respect to the Transaction, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this Offer to Purchase. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to the Stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. SCG and RMG do not believe that these schedules contain information that is material to an investment decision.

Structure of the Transaction; Consideration to be Paid

Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into RMG.  Upon consummation of the Merger, the separate existence of Merger Sub will thereupon cease, and RMG, as the Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  As a result of the Transaction, RMG’s shareholders will receive the Stock Consideration, and all rights and interests in and to the issued and outstanding shares of capital stock of RMG shall be cancelled, subject to certain terms and conditions set forth in the Merger Agreement. The material aspects of the structure of the Transaction and the Stock Consideration are as follows:

•

RMG’s shareholders, in accordance with the terms and conditions of the Merger Agreement, will receive the Stock Consideration as more fully described herein.

•

SCG will pay a discounted amount equal to $23,500,000 as payment in full under the RMG Credit Agreement. Pursuant to a letter agreement entered into between SCG and the administrative agent for RMG’s lenders on March 26, 2013, $21,000,000 of the discounted amount will be paid in cash and the balance will be paid by the issuance of the 250,000 Lender Shares.

•

A portion of the Stock Consideration, 300,000 SCG Common Shares (to be used as the Escrow Shares as recourse for indemnity obligations and any adjustment to the Stock Consideration), will be deposited in escrow and subject to the Escrow Agreement to be entered into at the closing of the Transaction.

•

Concurrently with the execution of the Merger Agreement, SCG delivered to RMG a financial commitment letter (the “Financing Commitment Letter”), whereby SCG agreed, within seven business days from the date thereof, to enter into a Bridge Loan Agreement, pursuant to which SCG would provide to RMG a bridge loan in the amount of $550,000 (the “Bridge Loan”).  RMG has since waived its rights to receive the Bridge Loan.

•

The Transaction is conditioned upon SCG having completed the Offer pursuant to the terms of the Merger Agreement. Through the Offer, the SCG Public Stockholders will be provided with the opportunity to redeem their Public Shares for cash equal to the Share Purchase Price, which has been calculated as the price per SCG Common Share, subject to lawfully available funds therefor, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account as of two business days prior to the date of the commencement of the Offer plus interest accrued from the date of the commencement of the Offer until two business days prior to the consummation of the initial business combination, less franchise and income taxes payable and less any interest that SCG may withdraw for working capital requirements, by (B) the total number of then outstanding Public Shares. The obligation of SCG to purchase SCG Common Shares validly tendered and not validly withdrawn pursuant to the Offer will be subject to, among others, the Merger Condition.

•

Upon consummation of the Transaction, RMG will continue its corporate existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.

Upon consummation of the Transaction, subject to the terms of the Merger Agreement, RMG’s shareholders will receive an aggregate of 100,000 SCG Common Shares as the Up-Front Purchase Consideration at the time of closing of the Transaction.  An additional 300,000 SCG Common Shares will be deposited in the Escrow Account with the Escrow Agent, which will be disbursed to either RMG, the Stockholder Representative or to SCG in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement.  Additionally, SCG will pay, on behalf of RMG and its subsidiaries, all indebtedness of RMG Networks, Inc., at a discounted amount equal to $23,500,000, of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of the Lender Shares.

Upon consummation of the Transaction, (i) the Up-Front Purchase Consideration will represent approximately 1.0% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 3.8% of the issued and outstanding SCG Common Shares, in the event that no SCG Common Shares are validly tendered pursuant to the Offer and (ii) the Up-Front Purchase Consideration will represent approximately 2.1% of the issued and outstanding SCG Common Shares, and the Stock Consideration will represent approximately 8.4% of the issued and outstanding SCG Common Shares, in the event that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. See “The Merger Agreement—Structure of the Transaction; Consideration to be Paid” for a further description of the Stock Consideration.

Pursuant to the SCG Charter and the DGCL, SCG is permitted to consummate the Transaction without the approval of the Stockholders by offering to redeem their Public Shares upon the consummation of the initial business combination, pursuant to the tender offer rules promulgated under the Exchange Act.  The Offer is being made in part to provide the SCG Public Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Transaction to be completed without a Stockholder vote.

As the Escrow Shares will be deposited in escrow (to be used as recourse for indemnity obligations), at the closing of the Transaction, SCG, the Stockholder Representative and the Escrow Agent will enter into the Escrow Agreement and the certificates for the Escrow Shares will be deposited with the Escrow Agent and, subject to any indemnification claims, will be released in accordance with the terms of the Merger Agreement and the Escrow Agreement.

Bridge Loan

Concurrently with the execution of the Merger Agreement, SCG delivered to RMG the Financing Commitment Letter whereby SCG agreed, within seven business days from the date thereof, to enter into a Bridge Loan Agreement, pursuant to which SCG would provide the Bridge Loan to RMG.  RMG has since waived its rights to receive the Bridge Loan.

Closing of the Transaction

The Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Transaction” unless SCG and RMG agree in writing to hold the closing at another time, but in no event will such time be later than the third business day following satisfaction of all the conditions to the Transaction.

Conditions to the Closing of the Transaction

The obligations of the parties to the Merger Agreement to consummate the Transaction are subject to the satisfaction (or waiver by each other party) of the following specified conditions set forth in the Merger Agreement before consummation of the Transaction.

SCG’s, Merger Sub’s and RMG’s obligations to consummate the Transaction are contingent on the following:

(i) there are no injunctions or restraints preventing the consummation of the Merger, nor are there any proceedings or actions taken, or any law enacted, that would make the consummation of the Merger illegal; (ii) each party has timely obtained all necessary approvals, waivers and consents from any applicable governmental authority necessary to consummate the Merger and (iii) RMG shall have obtained approval of its shareholders.

SCG’s and Merger Sub’s obligations to consummate the Transaction are contingent on the following:

(i) RMG’s representations and warranties are true and correct in all material respects (unless it would not result in a material adverse effect), (ii) the material compliance by RMG with its covenants, (iii) receipt of a certificate from RMG’s chief executive officer and chief financial officer certifying the foregoing, (iv) receipt of all required third party consents, (v) there is no pending or threatened litigation involving any governmental authority relating to the consummation of the Merger, (vi) there is no other litigation pending or could reasonably be expected to succeed on its merits relating to the consummation of the Merger, (vii) the execution of the escrow agreement described in the Merger Agreement, (viii) RMG has not suffered a material effect, (ix) not more than 5% of the total shares of RMG’s common stock and preferred stock constitute dissenting shares, (x) delivery of certified resolutions of RMG’s board of directors and stockholders approving the Merger Agreement and the Merger, (xi) delivery of a certificate of non-foreign status, (xii) delivery of a payoff letter evidencing that all of RMG’s indebtedness, not to exceed $23,500,000 has been paid in full and documents evidencing such indebtedness have been terminated, (xiii) at least 2,400,000 SCG Common Shares are outstanding immediately prior to the consummation of the Merger after taking into account redemptions under the Tender Offer, (xiv) delivery of a good standing certificate in each jurisdiction in which RMG and each subsidiary is required to be qualified as a foreign corporation, (xv) evidence of termination of certain other agreements and (xvi) RMG having consolidated EBITDA for the fiscal year 2012 of not less than $2,500,000.

RMG’s obligation to consummate the Transaction is contingent on the following:

(i) SCG and Merger Sub’s representations and warranties are true and correct in all material respects (unless they would not result in a material adverse effect), (ii) the material compliance by SCG and Merger Sub with their respective covenants, (iii) receipt of a certificate on behalf of SCG and Merger Sub by the chief executive office and chief financial officer of SCG and Merger Sub certifying the foregoing and (iv) the execution of the escrow agreement described in the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

i.

by the mutual written consent of SCG and RMG;

ii.

by either SCG or RMG if the Merger shall not have been consummated by April 13, 2013; provided, that such right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

iii.

by either SCG or RMG if a court of competent jurisdiction or other governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under the Merger Agreement;

iv.

by SCG or RMG, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Section 5.1 or 5.2 of the Merger Agreement (in the case of termination by SCG) or Section 5.1 or 5.3 of the Merger Agreement (in the case of termination by RMG) not to be satisfied and (ii) shall not have been cured within 15 business days following receipt by the breaching party of written notice of such breach from the other party;

v.

by SCG if less than 2,400,000 SCG Common Shares are held by the Stockholders immediately prior to the closing of the Merger, after taking into account any redemption of such shares pursuant to the Tender Offer and the SCG Charter;

vi.

by SCG, if RMG has not delivered the financial statements as required pursuant to the Merger Agreement, each presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act on or before January 31, 2013;

vii.

by SCG, if RMG has not delivered its 2012 audited financial statements as required pursuant to the Merger Agreement, presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act on or before February 15, 2013;

viii.

 by SCG, if RMG has not delivered its stockholder approval approving the Merger by 11:59 p.m. Pacific Time, on the date that is one business day after the date of the Merger Agreement; and

ix.

by SCG, if RMG has not delivered the Lock-Up Agreements, executed by each of the RMG Principal Stockholders, on the date that is one business day after the date of the Merger Agreement.

Effect of Termination

In the event of proper termination by either SCG or RMG under the terms and conditions of the Merger Agreement, there shall be no liability or obligation on the part of SCG, RMG, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the intentional breach by a Party of any of its representations, warranties or covenants set forth in the Merger Agreement, in which event the terminating Party will be entitled to exercise any and all remedies available under Law or equity in accordance with the Merger Agreement; provided, however, that the provisions of Sections 4.5, 4.10, 6.2 and 6.5 and ARTICLE VIII of the Merger Agreement shall remain in full force and effect and survive any termination of the Merger Agreement, and nothing shall relieve any Party from liability from fraud or willful breach of the Merger Agreement prior to termination.

Fees and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Transaction shall be paid by the party incurring such expense.

Tender Offer

Tender Offer

SCG agreed, as promptly as practicable, and in any event not more than the later of 30 days from the date of the Merger Agreement or seven Business Days following delivery of the Target Historical Financials and the Target September 30 Financials (the “TO Commencement Date”), to commence (under the meaning of Rule 14d-2 under the Exchange Act) the Offer.  SCG agreed that no SCG Common Shares held by SCG or Merger Sub would be tendered in the Offer.  SCG further agreed, unless otherwise agreed to by the Parties, to use its commercially reasonable efforts (subject to market conditions) to conduct the Offer without a vote of the Stockholders pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) and in compliance with the requirements of the SCG Charter.  The obligation of SCG to accept for payment shares of SCG Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in the Offer.  Unless agreed to by the Parties or required by the SEC, no material change (including changing the Purchase Price) may be made to the Offer which imposes additional conditions to the Offer or is inconsistent with Section 4.3 of the Merger Agreement.  The Parties agreed to negotiate in good faith to amend the conditions set forth in the Tender Offer to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff.  The Merger Agreement provides that the Offer shall expire on the date that is 20 Business Days following the commencement of the Offer (the “Initial Expiration Date”).  Notwithstanding the foregoing, and subject to the provisions of Section 6.1 of the Merger Agreement, if, at any scheduled expiration of the Offer, the conditions set forth in the Offer, have not been satisfied or waived, SCG may extend the Offer for one or more consecutive periods beyond the Initial Expiration Date (the Initial Expiration Date as extended, the “Expiration Time”).  Notwithstanding the foregoing, SCG, without the consent of Target, may extend the Tender Offer for any period required by any Law of the SEC, or the staff thereof, applicable to the Tender Offer.

Offer Documents

The Parties agreed that, as promptly as reasonably practicable on the date of the commencement of the Tender Offer, SCG would file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or shall incorporate by reference this Offer to Purchase and forms of the related Letter of Transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”).  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Merger and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies.  Each Party agreed to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and SCG further agreed to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of SCG Common Stock, in each case as and to the extent required by applicable federal securities Laws.  No filing of, or amendment or supplement to, the Offer Documents shall be made by SCG without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of Target.  SCG shall give Target and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the shares of SCG Common Stock and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by Target and its counsel.  SCG shall provide Target and its counsel with any comments (whether written or oral) that SCG or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall provide Target and its counsel with a reasonable opportunity to review and comment on the responses of SCG to such comments, shall allow Target and its counsel to participate in any discussions with the SEC or its staff, and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by Target and its counsel.

RMG Cooperation

RMG acknowledged that a substantial portion of the filings with the SEC and mailings to holders of shares of SCG Common Stock with respect to the Offer shall include disclosure regarding RMG, its subsidiaries and their management, operations and financial condition.  Accordingly, RMG agreed to (i) deliver the Target Historical Financials and Target September 30 Financials not later than January 31, 2013, (ii) deliver the Target 2012 Financials not later than February 15, 2013 and (iii) as promptly as reasonably practicable but in no event later than seven Business Days prior to the TO Commencement Date, provide SCG with such information as shall be reasonably requested by SCG for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about RMG and its subsidiaries as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules.  RMG acknowledged that it understood that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings.  RMG agreed to make its, and shall make its subsidiaries’, officers and employees reasonably available to SCG and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

Termination of Tender Offer

SCG agreed not to terminate the Tender Offer prior to any scheduled Expiration Time except in the event the Merger Agreement is terminated pursuant to the terms hereof.

Certain Shares

SCG agreed that no shares of SCG Common Stock that are beneficially owned by Gregory H. Sachs shall be purchased in the Tender Offer.

See “The Offer — Conditions of the Offer”.

Representations and Warranties of SCG, Merger Sub and RMG in the Merger Agreement

The Merger Agreement contains a number of representations that each of SCG, Merger Sub and RMG have made to each other, including due organization and good standing, capitalization, authorization, binding agreement and government approvals, among others. The representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to the Stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Further, the representations and warranties are qualified by information in confidential disclosure schedules delivered by the respective parties together with the Merger Agreement. While SCG and RMG do not believe these schedules contain information for which the securities laws require public disclosure, other than information that has already been so disclosed, the disclosure schedules do contain information that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement.

This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this Offer to Purchase as Annex I, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone and should not be relied on as statements of true fact, but instead should only be read together with the information provided elsewhere in this Offer to Purchase and in SCG’s filings with the SEC. See “Where You Can Find More Information”.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or “Material Adverse Effect”. For the purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, except in each case for any such effect attributable to (i) changes in Laws, regulations or

GAAP, or interpretations thereof, (ii) the announcement or pendency of the Merger Agreement, any actions taken in compliance with the Merger Agreement or the consummation of any Transaction, (iii) the failure of a Party or any of its subsidiaries to take any action referred to in Section 4.1 of the Merger Agreement due to another Party’s unreasonable withholding, delaying or conditioning of its consent, (iv) conditions generally affecting the industries in which such Party operates, the global economy or the financial or securities markets in the United States, to the extent that such conditions do not have a materially disproportionate impact on such Party or (v) the outbreak of war or acts of terrorism.

Covenants of the Parties

Each of SCG and RMG have agreed to a variety of customary covenants and agreements, including with respect to confidentiality, cooperation (including with respect to securities matters and obtaining necessary regulatory approvals for the proposed transaction) and similar matters. In addition, each of SCG and RMG have agreed to use their commercially reasonable efforts to promptly take all necessary actions to effect the Transaction. RMG also covenanted to continue to operate its business in the ordinary course prior to the consummation of the Transaction, subject to specified exceptions and unless SCG agrees otherwise.  Further, RMG covenanted (i) to obtain consent of RMG’s stockholders sufficient to approve and adopt the Merger Agreement and approve the Merger, (ii) deliver, within 30 days following the end of each calendar month following the date of the Merger Agreement until the consummation of the Transaction, monthly consolidated financial statements; and (iii) to deliver registration rights agreements executed by its stockholders receiving Stock Consideration to SCG at the closing of the Transaction, among other covenants.

Indemnification

The Merger Agreement provides for indemnification of SCG and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control SCG or the Surviving Corporation within the meaning of the Securities Act from and against any and all losses, costs, damages, liabilities, debts, charge, interest, penalties and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from: (i) the inaccuracy in or breach of any representation or warranty made by RMG in the Merger Agreement (including all schedules and exhibits thereto), or in any certificate delivered by RMG thereunder; (ii) any non-fulfillment or breach of any covenant or agreement made by RMG in the Merger Agreement (including all schedules and exhibits thereto), or in any certificate delivered by RMG thereunder; (iii) any claim of any nature by any of RMG’s shareholders, RMG option holders or RMG warrant holders arising out of or in connection with the Merger Agreement, the Merger or the termination of RMG’s option plan or the RMG’s warrants; (iv) any amount payable in respect of any RMG dissenting shares in excess of the Stock Consideration and any cost and expenses defending any claim involving RMG dissenting shares; or (v) any liability for (a) any tax imposed on RMG with respect to any tax period prior to the effective time of the Merger (the “Effective Time”), (b) any tax of any other person for periods ending on or before the Effective Time imposed upon RMG as a result of RMG being included prior to the Effective Time in a combined, consolidated or unitary tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable law) or, as a transferee or successor, by agreement or otherwise or (c) any transfer or gains tax, sales tax, use tax, stamp tax, stock transfer tax, or other similar tax imposed on the transactions contemplated by the Merger Agreement.

The Merger Agreement also provides for indemnification of RMG’s stockholders and their respective successors and assigns against and in respect of any and all Damages based upon, arising out of, or otherwise in respect of, or which may be incurred by virtue of or result from: (i) the inaccuracy in or breach of any representation or warranty made by SCG or Merger Sub in the Merger Agreement (including all schedules and exhibits thereto) or in any certificate delivered by SCG or Merger Sub thereunder; (ii) any non-fulfillment or breach of any covenant or agreement made by SCG or Merger Sub in the Merger Agreement (including all schedules and exhibits thereto); (iii) any claim with respect to taxes imposed on RMG, SCG or Merger Sub for periods starting the day after the closing date of the Merger (the “Closing Date”) (or for the portion of any period following the Closing Date to the extent a period does not close on such date), except to the extent such taxes are attributable to a breach of the representation set forth in Section 2.17 of the Merger Agreement; or (iv) enforcing the indemnification provided for thereunder.

No claim for any Damages with respect to an inaccuracy in or breach of any representation or warranty shall be made until the aggregate amount of all Damages with respect to such claims exceeds $100,000 (the “Limitation”), in which event such indemnified person shall be permitted to make claims under ARTICLE VII of the Merger Agreement for Damages regardless of the Limitation.  Subject to the last two sentences of Section 7.2(d) of the Merger Agreement, the Indemnifying Parties shall not be liable for Damages in excess of the Escrow Fund (as defined in the Merger Agreement), in the case of RMG, each SCG Common Share in the Escrow Fund will be valued at $10.00 per SCG Common Share for purposes of determining indemnification amounts under the Merger Agreement, or 100,000 shares of SCG Common Stock, in the case of SCG or Merger Sub (the “Cap”).  The Limitation and the Cap shall not apply to (i) any claims related to an inaccuracy or breach of any Fundamental Representation (as defined in the Merger Agreement), for which SCG shall be entitled to make a claim against a stockholder of RMG (after SCG has first exhausted its available remedies against the Escrow Fund) only up to the Stock Consideration received by such stockholder of RMG; or (ii) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct by a stockholder of RMG, for which SCG shall be entitled to make a claim against the stockholder of RMG found to have engaged in fraud, intentional misrepresentation or intentional misconduct without limitation thereunder.

Lock-Up Agreement

See “Related Agreements – Lock-Up Agreement”.

Trust Account Waiver

Each of RMG and the Stockholder Representative agreed that it does not, at the time the Merger Agreement was executed, and shall not at any time thereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account or any distributions therefrom (except as set forth in clause (iii) of this paragraph), or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Merger Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of RMG and the Stockholder Representative irrevocably waived any Claims it may have against the Trust Account (including any distributions therefrom) at the time the Merger Agreement was executed or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SCG and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  RMG and the Stockholder Representative each agreed and acknowledged that such irrevocable waiver was material to the Merger Agreement and specifically relied upon by SCG to induce SCG to enter in the Merger Agreement, and RMG and the Stockholder Representative each further intended and understood such waiver to be valid, binding and enforceable under applicable Law.  To the extent RMG or the Stockholder Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SCG, which proceeding seeks, in whole or in part, monetary relief against SCG, RMG and the Stockholder Representative each acknowledged and agreed its sole remedy shall be against funds held outside of the Trust Account (which may include funds that have been disbursed pursuant to clause (iii) of the first sentence of Section 8.1 of the Merger Agreement) and that such claim shall not permit RMG or the Stockholder Representative (or any party claiming on RMG’s or Stockholder Representative’s behalf or in lieu of RMG or the Stockholder Representative) to have any claim against the Trust Account (including any distributions therefrom, other than to SCG) or any amounts contained therein.  In the event that RMG or the Stockholder Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SCG, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the SCG Public Stockholders, whether in the form of money damages or injunctive relief, SCG shall be entitled to recover from RMG and the Stockholder Representative the associated legal fees and costs in connection with any such action, in the event SCG prevails in such action or proceeding.

Access to Information

RMG has agreed to give SCG and its accountants, counsel and other representatives reasonable access during the period prior to the consummation of the Transaction to (i) all of RMG’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of RMG as SCG may reasonably request.  Further, the parties shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations.

Public Announcements

SCG and RMG agreed to consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of the Merger Agreement and the Transaction, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

RELATED AGREEMENTS

This section of this Offer to Purchase describes the material provisions of the Related Agreements but does not purport to describe all of the terms thereof.  The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Related Agreements are filed as exhibits to the Merger Agreement, a copy of which is annexed hereto as Annex I, which is incorporated herein by reference. The Stockholders and other interested parties are urged to read such agreements in their entirety.  See “Where You Can Find More Information”.

Lock-Up Agreement

Upon consummation of the Transaction, the RMG Principal Stockholders will enter into Lock-Up Agreements with SCG with respect to the Stock Consideration (and the underlying SCG Common Shares) received by them, pursuant to which such RMG Principal Stockholders agreed, for a period commencing on the date of the consummation of the Transaction and ending on the earlier of (i) the one year anniversary of the issuance to each RMG Principal Stockholder of the Stock Consideration or (ii) the date that SCG consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in the Stockholders having the right to exchange their SCG Common Shares for cash, securities or other property, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder), such RMG Principal Stockholder’s SCG Common Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such RMG Principal Stockholder’s SCG Common Shares, whether any such transaction is to be settled by delivery of SCG Common Shares or such other securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b) above.

Notwithstanding anything to the contrary above, each RMG Principal Stockholder may transfer its SCG Common Shares: (i) by gift to a member of such RMG Principal Stockholder’s immediate family (for the purposes of each Lock-Up Agreement, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin) or to a trust, the beneficiary of which is a member of such RMG Principal Stockholder’s immediate family, an affiliate (as such term is defined in Rule 405 promulgated under the Exchange Act) of such RMG Principal Stockholder or to a charitable organization; (ii) if such RMG Principal Stockholder is a natural person, by virtue of the laws of descent and distribution upon death of the undersigned; (iii) if such RMG Principal Stockholder is a natural person, pursuant to a qualified domestic relations order; (iv) if such RMG Principal Stockholder is a corporation, partnership or other business entity, to another corporation, partnership or other business entity that directly or indirectly controls, is controlled by or managed by, or is under common control with, such RMG Principal Stockholder; or (v) if such RMG Principal Stockholder is a trust, to a trustor or beneficiary of the trust; provided, however, that in each case the permitted transferees shall have entered into a written agreement with SCG agreeing to be bound by the transfer restrictions described above.

The Lender Shares will be subject to a substantially similar Lock-Up Agreement.

Registration Rights Agreement

SCG, certain RMG shareholders and RMG’s lenders will enter into a Registration Rights Agreement providing demand and piggy-back registration rights with respect to the SCG Common Shares and the Lender Shares (the “Registrable Securities”).

Demand Registrations

At any time following the one-year anniversary of the consummation of the Transaction, the holders of a majority of the then-outstanding Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any successor form, or if such form is not then available to SCG, Form S-1 (a “Demand Registration”), which may if so requested be a “shelf” registration under Rule 415 under the Securities Act.  The holders of a majority of the then-outstanding Registrable Securities shall be entitled to request (i) one Demand Registration in which SCG shall pay all registration expenses and (ii) an unlimited number of Demand Registrations in which the holders of Registrable Securities shall pay their share of the registration expenses.  SCG shall use commercially reasonable efforts to make Demand Registrations on Form S-3 available for the sale of Registrable Securities.

SCG shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities requesting such registration.  If a Demand Registration is an underwritten offering and the managing underwriters advise SCG in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within the price range acceptable to the holders of a majority of the requesting Registrable Securities, without adversely affecting the marketability of the offering, SCG shall include in such registration prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of Registrable Securities to be included in such registration on the basis of the amount of Registrable Securities owned by each such holder.

With respect to a request for registration described herein which is for an underwritten public offering, the managing underwriter shall be chosen by the holders of a majority of the Registrable Securities to be sold in such offering and approved by SCG (which approval will not be unreasonably withheld or delayed).

Piggyback Registrations

Whenever SCG proposes to register any of its securities under the Securities Act, including, without limitation, pursuant to a Demand Registration (other than in connection with registrations on Form S-8 or any successor form) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), SCG shall give prompt written notice (in any event within three business days after its receipt of notice of any exercise of demand registration rights other than under the Registration Rights Agreement) to all holders of Registrable Securities of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which SCG has received written requests for inclusion therein within 20 days after the delivery of SCG’s notice.  The registration expenses of the holders of Registrable Securities shall be paid by SCG in all Piggyback Registrations.

If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise SCG in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to SCG, SCG shall include in such registration (i) first, the securities SCG proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

If a Piggyback Registration is an underwritten secondary registration, and the managing underwriters advise such party and SCG in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to such party and SCG, SCG shall include in such registration (i) first, SCG, (ii) second, the Registrable Securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering shall be approved by SCG.

If SCG has previously filed a registration statement with respect to Registrable Securities under Section 1 or Section 2 of the Registration Rights Agreement, and if such previous registration has not been withdrawn or abandoned, SCG shall not file or cause to be effected any other registration of any of its equity securities or securities convertible exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

Market Standoff Agreement

No holder of Registrable Securities shall effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of SCG, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten initial public offering of SCG’s equity securities (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

Each stockholder agrees that, if requested by the managing underwriter in connection with any follow-on public offering of SCG’s equity securities, such stockholder will not effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of SCG, or any securities convertible into or exchangeable or exercisable for such securities, during the period of time requested by such managing underwriter (in no event to be in excess of 90 days) following the effective date of such offering (except as part of such underwritten registration), unless the underwriters managing such offering otherwise agree.

SCG (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten initial public offering of SCG’s equity securities (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, (ii) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any underwritten public offering (other than the initial public offering) of SCG’s equity securities (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (iii) shall cause each holder of SCG Common Shares, or any securities convertible into or exchangeable or exercisable for SCG Common Shares, purchased from SCG at any time after the date of the Registration Rights Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

Escrow Agreement

Upon consummation of the Transaction the Escrow Shares will be deposited in the Escrow Account with Wilmington Trust, N.A. as the Escrow Agent.  The Escrow Shares will be disbursed to either the Stockholder Representative or to SCG in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement.  The parties to the Escrow Agreement will be SCG, the Stockholder Representative and the Escrow Agent.

THE SYMON MERGER

General Description of the Symon Merger

Pursuant to the terms and conditions of the Symon Merger Agreement, Symon Merger Sub will be merged with and into Symon Holdings.  Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will thereupon cease, and Symon Holdings, as the Symon Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  See “The Symon Merger Agreement”. Consummation of the Symon Merger is contingent upon the consummation of the Transaction; accordingly, the Symon Merger will not be completed unless the Transaction is consummated.

Symon Merger Consideration

Upon consummation of the Symon Merger, subject to the terms of the Symon Merger Agreement, Symon Holdings’s stockholders will receive an aggregate of $45 million, minus (i) the amount of any indebtedness of Symon Holdings and its subsidiaries as of the Symon Closing Date, which indebtedness will be repaid in full by SCG on the Symon Closing Date, (ii) the amount, if any, by which the Symon Transaction Expenses exceeds $2 million, and (iii) the Expense Fund in the amount of $250,000, which will be paid by SCG to the Securityholders’ Representative on the Symon Closing Date to be held in trust as a source of reimbursement for costs and expenses incurred by the Securityholders’ Representative in such capacity. Pursuant to the Symon Merger Agreement, SCG is required to pay, on the Symon Closing Date, the Symon Transaction Expenses.

Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will cease and Symon Holdings, as the Symon Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.

Related Agreement

On March 1, 2013, SCG entered into the Commitment Letter with the Trust, whereby the Trust has agreed to provide a standby credit facility up to the aggregate amount of (i) SCG’s obligations under the Symon Merger Agreement and (ii) all out-of-pocket fees, expenses and other amounts payable by SCG under or in connection with the Symon Merger Agreement. The proceeds of the credit facility will be used solely to finance the acquisition of all the issued and outstanding common stock of Symon Holdings. The fixed rate of interest for the first twelve months is 15% per annum, 5% of which will be payment-in-kind and added each month to the principal balance.

Background of the Symon Merger

The terms of the Symon Merger Agreement are the result of negotiations between the representatives of SCG and Symon Holdings. The following is a brief description of the background of these negotiations and the related transactions.

In late November 2012, Gregory H. Sachs, SCG’s Chief Executive Officer, was introduced telephonically by Garry McGuire, RMG’s Chief Executive Officer, to affiliates of Golden Gate Capital (“Golden Gate”), Symon Holdings’s majority owner. Several conversations between Mr. Sachs and Golden Gate occurred over the following week. On these calls, Golden Gate provided Mr. Sachs an overview of Symon and Mr. Sachs provided Golden Gate an overview of SCG. Preliminary terms and conditions under which Golden Gate might offer to sell and which SCG might purchase Symon were discussed.

On December 1, 2012, Golden Gate provided SCG with a detailed overview presentation of Symon.

On December 4, 2012, SCG and Symon entered into a mutual non-disclosure agreement and agreed to exchange more detailed information with regard to Symon.

On December 5, 2012, DLA Piper LLP (US), SCG’s legal counsel, assisted SCG in preparing a draft letter of intent outlining the preliminary summary terms and conditions under which SCG would consider a combination with Symon and SCG presented the draft letter of intent to Golden Gate. Following negotiations, SCG and Symon entered into the letter of intent on December 10, 2012.

On December 11, 2012, SCG provided a detailed due diligence request list to Symon, was granted access to Symon’s virtual data room and began conducting a formal due diligence review of Symon which lasted until the end of February 2013. During its review, SCG and its advisors and counsel, in various capacities, completed, among other items, meetings with Symon’s management and employees, a review of market dynamics and Symon’s competitive positioning, background checks of Symon’s senior management, a review of key customer and partner contracts and relationships, an evaluation of other material contracts and obligations, a review of Symon’s technology, products and infrastructure and legal due diligence. SCG also conducted an in-depth analysis of Symon’s financial statements which included the preparation of a financial due diligence report by an advisor containing quality of earnings, balance sheet, income statement, cash flow and working capital analyses. During its due diligence review, SCG conducted in-person meetings with Symon in Plano, Texas, Las Vegas, Nevada and Hemel Hempsted, England.

On December 12, 2012, SCG met with representatives from its underwriter, Lazard Capital Markets LLC, and its investment banker, Lazard Frères & Co. LLC, in New York City, New York, to discuss considerations around the proposed business combination between SCG, RMG and Symon.

On December 19, 2012, SCG’s shareholders approved SCG’s charter amendment proposal to extend the date by which SCG must either consummate a business combination with RMG or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.

On January 16, 2013, SCG received from Symon’s counsel, Kirkland & Ellis LLP, an initial draft of the Symon Merger Agreement relating to a potential business combination between SCG and Symon and reviewed it with its counsel.

On January 28, 2013 following substantial progress with SCG’s due diligence review, the board of directors of SCG held a special meeting via teleconference. At this meeting, the board of directors received a presentation from Charles Ansley, Chief Executive Officer of Symon, and Mr. Sachs presenting a synopsis of the proposed transaction and an overview of Symon. SCG’s counsel attended the meeting and was available to answer legal questions and questions regarding the then current draft of the Symon Merger Agreement from the board of directors. During the meeting, Representatives from SCG provided an overview of SCG’s due diligence review. SCG also presented a financial analysis, which was informed by the work of its advisors, comparing the implied transaction valuation and Symon’s operating metrics to the trading valuations and operating metrics of comparable publicly traded companies.

On February 12, 2013, in an effort to provide SCG with the financial resources needed to purchase Symon, SCG began discussions with an affiliate of Donald R. Wilson, Jr. to provide the Commitment Letter, to provide a standby financing facility to provide the funds needed to fund SCG’s cash purchase obligations under the Symon Merger Agreement.

On February 21, 2013, SCG received notice that its relationship partner at DLA Piper LLP (US) had voluntarily taken employment with Greenberg Traurig, LLP, at which point SCG decided to change its counsel to Greenberg Traurig, LLP.

On February 26, 2013, the board of directors of SCG held a special meeting via teleconference. Following an overview of the final Symon Merger Agreement by SCG’s counsel, after discussing SCG’s completed due diligence review and after discussions thereof, the SCG board of directors approved the Symon Merger and the Commitment Letter and authorized the officers of SCG to execute the documents.

On March 1, 2013, (i) the Symon Merger Agreement was executed by SCG and Symon, (ii) SCG entered into the Commitment Letter, (iii) SCG and Symon issued a press release announcing the Symon Merger and (iv) SCG filed an Current Report on Form 8-K announcing that it had entered into the Symon Merger Agreement with Symon. SCG’s ultimate determination regarding the amount and form of the consideration payable in the Symon Merger was based upon a financial analysis of Symon which included a review of the relative valuations and operating metrics of publicly traded companies similar to Symon.

The Board’s Reasons for the Approval of the Symon Merger

The Board considered a wide variety of factors in connection with its evaluation of the Symon Merger. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of the Board may have given different weight to different factors.

The Board considered the nature of Symon’s business, its past and projected operating results, the factors outlined below and the various risks discussed in the section entitled “Risk Factors – Business of Symon”, in reaching its determination that the Symon Merger is in the best interests of the Stockholders and to authorize the execution of the Symon Merger Agreement.

Initial Symon projections were provided to SCG shortly after discussions began with Symon. Following a review of the projections, analysis of the market, progress with its due diligence review of Symon and consultation with its advisors, SCG formed an independent view around Symon’s potential future operations particularly in connection with a combination between SCG, Symon and RMG. SCG then conducted a financial analysis to determine an appropriate valuation for Symon. SCG primarily relied on a comparison of EBITDA Multiples of publicly traded companies that it believes are comparable to Symon. In conducting its financial analysis, SCG took into account the relative characteristics of Symon versus seven comparable companies in the digital signage market including, without limitation or weighting, operating metrics, projected growth rates, market positions and sizes.

In calculating the transaction EBITDA Multiple for the Symon Merger, SCG relied on various assumptions, including Symon’s projected EBITDA for the fiscal years ending January 2014 and January 2015, including adjustments for costs associated with the Symon Merger, of $8.2 million and $10.0 million, respectively. The resulting implied estimated fiscal year 2014 and 2015 Symon Merger EBITDA Multiples of approximately 5.1x and approximately 4.1x, respectively, represented an approximate 25% discount and an approximate 39% discount to the 2013 and 2014 median calendar year EBITDA Multiples of publicly traded companies comparable to Symon of approximately 6.7x and approximately 6.8x, respectively, at the time of the Board’s review.

The Board also reviewed the expected capital resources of SCG after the completion of its combinations with RMG and Symon. Based on this analysis, the Board concluded that SCG, following combinations with RMG and Symon, would have sufficient capital resources to execute its combined business strategy and to operate its business in a manner that would not adversely affect the combined entity’s ability to achieve its projected EBITDA targets. Accordingly, the Board determined the consideration to be paid in connection with the Symon Merger is fair to SCG shareholders.

The combined Transaction and Symon Merger EBITDA Multiples of approximately 7.7x and approximately 4.7x based on projected 2013 and 2014 combined EBITDA of approximately $11.5 million and $18.7 million, respectively, represent approximately 10% and approximately 43% discounts to the respective blended median EBITDA Multiples of comparable companies of 8.6x and 8.3x as of March 22, 2013.

In considering the Symon Merger, the Board gave consideration to the following positive factors (although not weighted or in any order of significance):

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Track Record of Profitability and Future Opportunities for Growth.  The Board evaluated Symon’s long track record of profitability and cash flow generation across market cycles and believes Symon offers a stable platform from which to drive future growth. The Board believes that Symon’s experience, in-place operations and relationships and market position will facilitate such growth, particularly in combination with the business of RMG. Symon’s primary organic growth strategy includes expanding its customer base through increased penetration and expanding its product offerings within key verticals and across emerging geographic markets. Given the fragmented nature of the digital signage market, the Board also believes that Symon is well positioned for growth through the acquisition of complementary businesses. In evaluating Symon’s growth potential, the Board evaluated projections provided by Symon’s management team, as reviewed and adjusted by SCG and its advisors. The board also considered general industry trends, characteristics and projections as noted in industry publications.

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Leader in Intelligent Visual Communication Solutions.  The Board evaluated Symon’s market leadership in providing end-to-end digital signage solutions to the call center, employee communication, supply chain and hospitality markets, among others, as a strong competitive strength. The Board considered Symon’s diversified and blue-chip client base that Symon believes includes 70% of North American Fortune 100 companies and over 7,500 customers in total across its footprint that spans North America, Europe, Asia and the Middle East. Based on Symon’s market position and expected growth rates within the digital signage industry, the Board determined that Symon offers attractive market positioning for creating Stockholder value over time.

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Complementary Partner to RMG Networks. The Board also evaluated whether Symon’s business was a complement to the business of RMG, SCG’s proposed initial business combination. The Board determined that the combination of RMG and Symon would create a comprehensive platform able to offer clients a broad array of turnkey visual communication solutions across both traditional and advertising-based digital signage markets. The combined platform will be able to provide solutions comprised of software, hardware, custom content, advertising management, and support and maintenance services across a global footprint.

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Symon’s experienced management team.  The Board evaluated whether Symon had a management team with specialized industry knowledge. Given that each of Symon’s senior management team has significant experience in managing technology solutions businesses, the Board determined Symon’s management team has requisite knowledge and experience within the digital signage industry to continue to lead the business as it expands. The board further evaluated the management team’s history of stability and believes they will be complementary to the management of RMG.

In addition, the Board also gave consideration to the following negative factors (although not weighted or in any order of significance):

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Risks of integrating with RMG. The Board believes that RMG and Symon are complementary businesses that could offer significant cost and revenue synergies in a combination. However, as with any combination between two businesses, a number of factors could make integrating the two businesses difficult and there is no guarantee that any expected combination benefits will be realized.

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Revenues and results of operations are dependent on factors outside of Symon’s control.  Any number of factors can impact Symon’s revenues and results of operations causing them to fluctuate from quarter to quarter. While Symon has control over some of these factors, Symon has limited to no control over others identified by the Board (e.g. changes in general market conditions, changes in capital spending practices by enterprise customers, evolving technology and the seasonality of sales, among others).

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The variability of corporate capital expenditures.  Corporate spending on capital expenditures can be cyclical and may fluctuate with changing economic conditions. Accordingly, certain aspects of the business of Symon could be cyclical in nature and based on then current economic and market conditions. As a result, Symon may be required to adjust its sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market evolution.

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Risks of growing in new markets and integrating acquisitions. A portion of Symon’s projected growth is predicated on entering verticals and geographies in which it currently does not operate. Exploitation of such new market opportunities may not materialize as SCG and Symon management currently believes they will. Further, Symon’s growth strategy contemplates, in part, growth through acquisition. Such acquisition opportunities may not materialize as Symon currently expects or Symon may not be able to integrate such acquisitions in a manner that enhances its operations and profitability.

Anticipated Accounting Treatment

SCG management has concluded, based on its evaluation of the facts and circumstances of the Symon Merger, that SCG is the acquirer for accounting purposes.  SCG will retain effective control of Symon Holdings following consummation of the Symon Merger.  After consummation of the Symon Merger, a large percentage of the combined entity’s voting rights will be held by current Stockholders, primarily the Sponsor and its affiliates.  Additionally, SCG will elect all but one of the combined entity’s Board members.  Although many members of Symon’s senior management will continue to serve as management of the combined entity, this was not considered determinative as all other relevant factors were not aligned with the management composition.  The Symon Merger constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of the assets and liabilities of Symon Holdings will be adjusted to their fair values and the appropriate amount of goodwill will be recorded for the consideration given in excess of the fair values and net intangible assets. All transaction costs should be expensed as incurred, except those costs associated with equity raising (which should be recorded to additional paid-in capital) and debt financing (which should be recorded as deferred financing costs).

THE SYMON MERGER AGREEMENT

This section of this Offer to Purchase describes the material provisions of the Symon Merger Agreement but does not purport to describe all of the terms of the Symon Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Symon Merger Agreement, a copy of which is annexed hereto as Annex IV, which is incorporated herein by reference. The Stockholders and other interested parties are urged to read the Symon Merger Agreement, a copy of which is attached as Annex IV hereto, in its entirety because it is the primary legal document that governs the Symon Merger. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Symon Merger Agreement.

The Symon Merger Agreement has been included to provide information regarding the terms of the Symon Merger. Except for its status as the contractual document that establishes and governs the legal relations among SCG and Symon Holdings with respect to the Symon Merger, the Symon Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Symon Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Symon Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Symon Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Symon Merger Agreement and subsequent developments or new information qualifying a representation or warranty to the extent material to an investment decision have been included in this Offer to Purchase. The representations, warranties and covenants in the Symon Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to the Stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. SCG and Symon do not believe that these schedules contain information that is material to an investment decision.

Structure of the Symon Merger; Consideration to be Paid

Pursuant to the terms and conditions of the Symon Merger Agreement, Symon Merger Sub will be merged with and into Symon Holdings.  Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will thereupon cease, and Symon Holdings, as the Symon Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  As a result of the Symon Merger, Symon Holdings’s shareholders will receive the Symon Merger Consideration, and all rights and interests in and to the issued and outstanding shares of capital stock of Symon shall be cancelled, subject to certain terms and conditions set forth in the Symon Merger Agreement.  The material aspects of the structure of the Symon Merger and the Symon Merger Consideration are as follows:

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Symon Holdings’s shareholders, in accordance with the terms and conditions of the Symon Merger Agreement, will receive the Symon Merger Consideration as more fully described herein.

•

Upon consummation of the Symon Merger, Symon Holdings will continue its corporate existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.

Upon consummation of the Symon Merger, subject to the terms of the Symon Merger Agreement, Symon Holdings’s stockholders will receive an aggregate of $45 million, minus (i) the amount of any indebtedness of Symon Holdings and its subsidiaries as of the Symon Closing Date, which indebtedness will be repaid in full by SCG on the Symon Closing Date, (ii) the amount, if any, by which the Symon Transaction Expenses exceeds $2 million, and (iii) the Expense Fund in the amount of $250,000, which will be paid by SCG to the Securityholders’ Representative on the Closing Date to be held in trust as a source of reimbursement for costs and expenses incurred by the Securityholders’ Representative in such capacity. Pursuant to the Symon Merger Agreement, SCG is required to pay, on the Closing Date, the Symon Transaction Expenses.

Closing of the Symon Merger

The Symon Merger is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Symon Merger” unless SCG and Symon agree in writing to hold the closing at another time, but in no event will such time be later than the third business day following satisfaction of all the conditions to the Symon Merger.

Conditions to the Closing of the Symon Merger

The obligations of SCG and Symon Merger Sub to consummate the Symon Merger are subject to the following closing conditions, any of which may be waived by SCG and Symon Merger Sub: (i) Symon Holdings’s representations and warranties are true and correct in all respects (unless it would not result in a material adverse effect on the assets, liabilities, financial condition or operating results of Symon Holdings and its subsidiaries), (ii) the material compliance by Symon Holdings with its covenants and agreements in the Merger Agreement, (iii) receipt of a certificate from Symon Holdings’s principal executive officer or principal financial officer certifying the foregoing, (iv) there are no injunctions or restraints, nor are the any proceedings or actions taken, or any law enacted after the date of the Merger Agreement, preventing the consummation of the Merger, (v) Symon Holdings obtaining and delivering a written consent of Symon Holdings’s stockholders sufficient to approve and adopt the Symon Merger Agreement and approve the Symon Merger (the “Written Consent”); (vi) there having not occurred a material adverse effect on the assets, liabilities, financial condition or operating results of Symon Holdings and its subsidiaries since March 1, 2013, (vii) not more than 5% of the total shares of Symon Holdings’s capital stock constitute dissenting shares, (viii) delivery of a certificate of non-foreign status regarding Symon Holdings, (ix) delivery of payoff letters evidencing that all of Symon Holdings’s indebtedness will have been paid in full at Closing, (x) delivery of evidence of termination of certain agreements to which Symon Holdings and its affiliates are a party, (xi) delivery of audited financial statements of Symon Holdings and its subsidiaries for the fiscal years ended January 31, 2012 and 2011, and (xii) SCG having consummated the Transaction.

The obligations of Symon Holdings to consummate the Merger are subject to the following closing conditions, any of which may be waived by the Securityholders’ Representative: (i) SCG and Symon Merger Sub’s representations and warranties are true and correct in all respects (unless they would not result in a material adverse effect on the ability of SCG and Symon Merger Sub to consummate the Symon Merger), (ii) the material compliance by SCG and Symon Merger Sub with their respective covenants and agreements in the Merger Agreement, (iii) receipt of a certificate on behalf of SCG and Symon Merger Sub by the principal executive office or principal financial officer of SCG and Symon Merger Sub certifying the foregoing, (iv) no law or order having been enacted or entered into after the date of the Merger Agreement that would prevent the consummation of the Symon Merger, (v) SCG’s delivery of the merger consideration to be paid to Symon Holdings’s securityholders at the Symon Closing, (vi) SCG having paid Symon Holdings’s outstanding indebtedness, the Transaction Expenses and the Expense Fund.

Termination

The Symon Merger Agreement may be terminated at any time prior to the Symon Closing, as follows:

(i)

by the mutual written consent of SCG, Symon Merger Sub and the Securityholders’ Representative;

(ii)

by SCG and Symon Merger Sub if there has been a material misrepresentation or material breach of warranty or covenant by Symon Holdings, which misrepresentation or breach causes SCG and Symon Merger Sub’s corresponding closing conditions not to be satisfied and is not cured within 30 days following delivery of written notice of such misrepresentation or breach (or by April 30, 2013, if earlier);

(iii)

by the Securityholders’ Representative if there has been a material misrepresentation or material breach of warranty or covenant by SCG or Symon Merger Sub, which misrepresentation or breach causes Symon Holdings’s corresponding closing conditions not to be satisfied and is not cured within 30 days following delivery of written notice of such misrepresentation or breach (or by April 30, 2013, if earlier);

(iv)

by either SCG or the Securityholders’ Representative if the Merger shall not have been consummated by April 30, 2013; provided that such right to terminate shall not be available to any party whose breach of the Merger Agreement has prevented the consummation of the Merger on or before such date; or

(v)

by SCG and Symon Merger Sub if the Written Consent has not been obtained within two business days following the date of the Merger Agreement.

Effect of Termination

In the event of termination of the Symon Merger Agreement, there shall be no liability or obligation on the part of any of the parties to the Symon Merger Agreement, except for intentional or willful breaches of the Symon Merger Agreement prior to the time of termination, and except that certain specified provisions of the Symon Merger Agreement shall remain in effect, including those relating to confidentiality and expenses.

Fees and Expenses

Whether or not the Symon Merger is consummated, all costs and expenses incurred in connection with the Symon Merger Agreement and the Symon Merger shall be paid by the party incurring such expense, subject to SCG’s obligation to pay the Symon Transaction Expenses on the Symon Closing Date if the Symon Merger is consummated.

Representations and Warranties of SCG, Symon Merger Sub and Symon Holdings in the Symon Merger Agreement

The Merger Agreement contains a number of representations that each of SCG, Merger Sub and Symon Holdings has made to each other, including due organization and good standing, capitalization, authorization, binding agreement and government approvals, among others. The representations and warranties contained in the Symon Merger Agreement were made for purposes of the Symon Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Symon Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to Stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Further, the representations and warranties are qualified by information in confidential disclosure schedules delivered by the respective parties together with the Merger Agreement. While SCG and Symon Holdings do not believe these schedules contain information for which the securities laws require public disclosure, other than information that has already been so disclosed, the disclosure schedules do contain information that modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement.

This description of the representations and warranties, and their reproduction in the copy of the Symon Merger Agreement attached to this Offer to Purchase as Annex IV, are included solely to provide investors with information regarding the terms of the Symon Merger Agreement. Accordingly, the representations and warranties and other provisions of the Symon Merger Agreement should not be read alone and should not be relied on as statements of true fact, but instead should only be read together with the information provided elsewhere in this Offer to Purchase and in SCG’s filings with the SEC. See “Where You Can Find More Information”.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or “Material Adverse Effect”. For the purposes of the Symon Merger Agreement, “Material Adverse Effect” means, with respect to Symon Holdings or its subsidiaries, any event or occurrence that, individually or in the aggregate, has had a material and adverse effect on the assets, liabilities, financial condition or operating results of Symon Holdings and its subsidiaries, taken as a whole; except that none of the following (either alone or in combination with any other event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any event arising from or relating to (i) general business, industry or economic conditions affecting the industry in which Symon operates, (ii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) changes in GAAP, (iv) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental authority, (vi) the taking of any action contemplated by the Symon Merger Agreement and the other agreements contemplated thereby (including, without limitation, the taking of any action with the consent of SCG or Symon Merger Sub), (vii) any “act of God,” including, but not limited to, weather, fires, natural disasters and earthquakes, (viii) any matter set forth on Symon Holdings’ disclosure schedules to the Symon Merger Agreement or (ix) changes resulting from the announcement of the execution of the Symon Merger Agreement or the transactions contemplated thereunder or the pendency or consummation of such transactions; provided  in the cases of clauses (i), (ii), (iii), (iv), (v) or (vii), that such event does not have a materially disproportionate impact on Symon Holdings and its subsidiaries relative to other businesses in the same industry, and (b) any adverse event with respect to Symon’s business which is cured by Symon Holdings’ securityholders before the earlier of (A) the Symon Closing Date and (B) the date on which the Symon Merger Agreement is terminated in accordance with its terms.

Covenants of the Parties

Each of SCG and Symon Holdings have agreed to a variety of customary covenants and agreements, including with respect to confidentiality, cooperation (including with respect to securities matters and obtaining necessary regulatory approvals for the proposed transaction) and similar matters. SCG has also agreed to undertake the Tender Offer in connection with the Merger Agreement with RMG, and to comply in all material respects with the applicable requirements of federal securities laws in connection with the Tender Offer and the transactions contemplated by the Merger Agreement. In addition, each of SCG and Symon Holdings has agreed to use their commercially reasonable efforts to promptly take all necessary actions to effect the proposed transaction. Symon Holdings also covenanted to continue to operate its business in the ordinary course prior to the consummation of the proposed transaction, subject to specified exceptions and unless SCG agrees otherwise. Further, Symon Holdings covenanted (i) to obtain, within two business days following the date of the Symon Merger Agreement, a written consent of Symon Holdings’s stockholders sufficient to approve and adopt the Symon Merger Agreement and approve the Merger (the “Written Consent”), which Written Consent was subsequently obtained in accordance with the terms of the Symon Merger Agreement, and (ii) to deliver, within 30 days following the end of each calendar month following the date of the Symon Merger Agreement until the consummation of the proposed transaction, monthly consolidated financial statements, among other covenants.

Indemnification

The Symon Merger Agreement provides for indemnification of SCG and the Symon Surviving Corporation and their respective officers, directors, employees, shareholders, agents, and representatives from and against any out-of-pocket liabilities, losses, taxes, fines, penalties, damages, costs and expenses (collectively, “Damages”) suffered as a result of: (i) the breach of any representation or warranty made by Symon Holdings in the Symon Merger Agreement with respect to certain fundamental matters, including Symon Holdings’s due organization and authority to consummate the Merger, Symon Holdings’s capitalization, and non-disclosed brokerage or similar fees payable by Symon Holdings in connection with the Symon Merger; (ii) the breach of any covenant or agreement made by Symon Holdings or any of its subsidiaries in the Symon Merger Agreement that is to be satisfied prior to the Symon Closing; (iii) any Symon Transaction Expenses that arise or are payable following the determination of the consideration payable by SCG at the Symon Closing and which, when added to any Symon Transaction Expenses paid by SCG at the Symon Closing, exceed $2 million; and (iv) any amount payable in respect of any Symon Holdings dissenting shares in excess of the merger consideration payable to the holders of such shares pursuant to the terms of the Symon Merger Agreement.

The Symon Merger Agreement also provides for indemnification of the Securityholders’ Representative, Symon Holdings’s shareholders, their respective affiliates, and each of their officers, directors, employees, shareholders, agents and representatives from and against any Damages suffered as a result of: (i) the breach of any representation or warranty made by SCG or Symon Merger Sub in the Symon Merger Agreement; (ii) the breach of any covenant or agreement made by SCG or Symon Merger Sub in the Symon Merger Agreement, or of any covenant or agreement by Symon Holdings or any of its subsidiaries in the Symon Merger Agreement that is to be performed following the Symon Closing; or (iii) SCG’s ownership of Symon Holdings or the conduct of Symon Holdings’s business from and after the Symon Closing Date.

Trust Account Waiver

Each of Symon Holdings and the Securityholders’ Representative agreed that it does not, at the time the Symon Merger Agreement was executed, and shall not at any time thereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account or any distributions therefrom (except as set forth in clause (iii) of this paragraph), or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Symon Merger Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of Symon Holdings and the Securityholders’ Representative irrevocably waived any Claims it may have against the Trust Account (including any distributions therefrom) at the time the Symon Merger Agreement was executed or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SCG and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  Symon Holdings and the Securityholders’ Representative each agreed and acknowledged that such irrevocable waiver was material to the Symon Merger Agreement and specifically relied upon by SCG to induce SCG to enter in the Symon Merger Agreement, and Symon Holdings and the Securityholders’ Representative each further intended and understood such waiver to be valid, binding and enforceable under applicable Law.  To the extent Symon Holdings or the Securityholders’ Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SCG, which proceeding seeks, in whole or in part, monetary relief against SCG, Symon Holdings and the Securityholders’ Representative each acknowledged and agreed its sole remedy shall be against funds held outside of the Trust Account (which may include funds that have been disbursed pursuant to clause (iii) of the first sentence of Section 8.1 of the Symon Merger Agreement) and that such claim shall not permit Symon Holdings or the Securityholders’ Representative (or any party claiming on Symon Holdings’s or Securityholders’ Representative’s behalf or in lieu of Symon Holdings or the Securityholders’ Representative) to have any claim against the Trust Account (including any distributions therefrom, other than to SCG) or any amounts contained therein.  In the event that RMG or the Securityholders’ Representative commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SCG, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the SCG Public Stockholders, whether in the form of money damages or injunctive relief, SCG shall be entitled to recover from Symon Holdings and the Securityholders’ Representative the associated legal fees and costs in connection with any such action, in the event SCG prevails in such action or proceeding.

Access to Information

Symon Holdings has agreed to give SCG and its accountants, counsel and other representatives reasonable access during the period prior to the consummation of the Symon Merger to (i) all of Symon Holdings’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Symon Holdings as SCG may reasonably request.  Further, the parties shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations.

Public Announcements

SCG and Symon Holdings agreed to consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure regarding the terms of the Symon Merger Agreement and the Symon Merger, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

Assignment

SGC and Symon Merger Sub may assign and delegate all of their rights and obligations under the Symon Merger Agreement to any entity affiliated with or controlled by Donald R. Wilson so long as (i) such assignment and delegation does not relieve SCG or Symon Merger Sub from their respective obligations under the Symon Merger Agreement, (ii) the lender under the Commitment Letter shall have simultaneously irrevocably assigned the Commitment Letter to such entity affiliated with or controlled by Donald R. Wilson, and (iii) upon any such assignment, Symon Holdings, the Securityholders’ Representative and their respective affiliates, counsel, agents and other representatives shall have no further obligation to assist such entity affiliated with or controlled by Donald R. Wilson in the making of any required filings with the SEC.

Financing Commitment Letter

On March 1, 2013, SCG entered into the Commitment Letter with the Trust whereby the Trust has agreed to provide a standby credit facility up to the aggregate amount of (i) SCG’s obligations under the Merger Agreement and (ii) all out-of-pocket fees, expenses and other amounts payable by SCG under or in connection with the Merger Agreement. The proceeds of the credit facility will be used solely to finance the acquisition of all the issued and outstanding common stock of Symon Holdings. The fixed rate of interest for the first twelve months is 15% per annum, 5% of which will be payment-in-kind and added each month to the principal balance. Pursuant to the Symon Merger Agreement, SCG agreed to use its reasonable best efforts to maintain in effect, satisfy all material terms of, and consummate the financing contemplated by, the Commitment Letter. SCG further agreed to use its reasonable best efforts to obtain alternative financing from alternative sources, on terms and conditions no less favorable to SCG than those contained in the Commitment Letter, if any portion of the financing contemplated by the Commitment Letter becomes unavailable.

THE OFFER

Number of SCG Common Shares; Share Purchase Price

Number of SCG Common Shares

The Offer is not conditioned on any minimum or maximum number of SCG Common Shares being tendered. The Offer is, however, subject to certain other conditions, including the Merger Condition. See “The Offer — Conditions of the Offer”.

Only SCG Common Shares validly tendered and not validly withdrawn will be purchased pursuant to the Offer. All of the issued and outstanding SCG Common Shares tendered and not purchased pursuant to the Offer will be returned to the tendering Stockholders at our expense promptly following the Expiration Date.

Share Purchase Price

The Share Purchase Price is $10.00 per SCG Common Share. The Share Purchase Price has been calculated as the price per SCG Common Share, subject to lawfully available funds therefor, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account as of two business days prior to the date of the commencement of the Offer plus interest accrued from the date of the commencement of the Offer until two business days prior to the consummation of the initial business combination, less franchise and income taxes payable and less any interest that SCG may withdraw for working capital requirements, by (B) the total number of then outstanding Public Shares. The obligation of SCG to purchase SCG Common Shares validly tendered and not validly withdrawn pursuant to the Offer will be subject to, among others, the Merger Condition. We expressly reserve the right, in our sole discretion, to increase the Share Purchase Price, subject to applicable law, the SCG Charter and the terms of the Merger Agreement. We are required to conduct the Offer in accordance with the terms of our Charter. See “The Offer  — Extension of the Offer; Termination; Amendment”.

If we modify the price that may be paid for SCG Common Shares, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time. See “The Offer — Extensions of the Offer; Termination; Amendment”.

Purpose of the Offer; Certain Effects of the Offer

SCG and RMG executed the Merger Agreement on January 11, 2013. In connection with the announcement of the Transaction, SCG announced that it would offer to purchase its outstanding SCG Common Shares as contemplated by the Offer. The Offer provides the Stockholders an opportunity to have SCG redeem their SCG Common Shares for a pro-rata portion of our Trust Account as required by the SCG Charter, and as disclosed in the Prospectus.

The Sponsor currently holds 1,523,810 Founder Shares, equal to 16% of the issued and outstanding SCG Common Shares as of December 31, 2012.  The Sponsor is an entity ultimately controlled by Gregory H. Sachs, SCG’s founder and chairman of the board, chief executive officer and president, and Donald R. Wilson, Jr.  The Sponsor has agreed not to tender any of its SCG Common Shares pursuant to the Offer.  Additionally, DRW, an entity ultimately controlled by Donald R. Wilson, Jr., purchased the DRW Public Shares pursuant to the Equity Commitment Letter and the Assignment Agreement and was issued the Additional DRW Shares by SCG as consideration of such purchases, all of which DRW has agreed not to tender pursuant to the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares.

The public announcement of the Offer for purposes of Rule 14e-5 of the Exchange Act may have occurred as early as November 21, 2012, when SCG publicly disclosed that it had entered into a letter of intent with RMG. As a result, the transactions contemplated by, and completed pursuant to, the Equity Commitment Letter, the Assignment Agreement and the related agreements constitute arrangements prohibited by Rule 14e-5 to purchase SCG Common Shares outside the Offer, and do not fall within the exception provided by Rule 14e-5(b)(7). This may result in us being subject to monetary or injunctive penalties under Section 14(e) of the Exchange Act.

Our intention is to consummate the Transaction.  The Board, with only Gregory H. Sachs abstaining, has unanimously (i) approved our making the Offer, (ii) declared the advisability of the Merger and approved the Merger Agreement, and (iii) determined that the Transaction is in the best interests of the Stockholders and, if consummated, would constitute our initial business combination pursuant to the SCG Charter.  If you tender your SCG Common Shares pursuant to the Offer, you will not be participating in the Transaction because you will no longer hold such SCG Common Shares.  SCG will be the public holding company for RMG upon the consummation of the Transaction.  Neither SCG, the Board, the Information Agent nor the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your SCG Common Shares pursuant to the Offer.  The members of the Board may directly benefit from the Transaction and have interests in the Transaction that may be different from, or in addition to, the interests of the SCG Public Stockholders.

See “Risk Factors — Risks Related to the Transaction” and “The Transaction — Certain Benefits of SCG’s Directors and Officers and Others in the Transaction”.  You must make your own decision as to whether to tender your SCG Common Shares and, if so, how many SCG Common Shares to tender.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. You should discuss whether to tender your SCG Common Shares with your broker, if any, or other financial advisor.  See “Risk Factors” for a discussion on risks that you should consider before participating in the Offer and the Transaction.

Certain Effects of the Offer

The approximately $80,000,000 in funds to be released from the Trust Account to SCG upon consummation of the Transaction and SCG’s cash and cash equivalents on hand immediately prior to the consummation of the Transaction will be used to pay (i) the Share Purchase Price to the Stockholders who shall have validly tendered and not validly withdrawn their SCG Common Shares pursuant to the Offer, (ii) indebtedness owed by RMG and its subsidiaries under the RMG Credit Agreement upon consummation of the Transaction at a discounted amount equal to $23,500,000 (of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of the Lender Shares) and (iii) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to SCG in connection with the IPO, the Transaction and the Offer.  We expect that, following our purchase of SCG Common Shares tendered in the Offer, the remaining funds from the Trust Account will be at least $23,544,500 assuming that all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.  Any remaining funds from the Trust Account following the payments described above will be retained by us to fund our post-Transaction working capital requirements and general corporate purposes.  If the Transaction is consummated and such amount is insufficient to fund our post-Transaction working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all.

Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to the Stockholders and the SEC. We believe that our purchase of SCG Common Shares pursuant to the Offer will not result in the SCG Common Shares becoming eligible for termination of registration under the Exchange Act, and we have no intention to terminate such registration following the Offer. The SCG Common Shares are currently listed on the Nasdaq Capital Market in accordance with the requirements of that exchange. There can be no assurance that SCG will be able to maintain such listing. See “Risk Factors —Risks Related to SCG”.

SCG Common Shares acquired pursuant to the Offer will be held as treasury shares, subject to future transfer by SCG unless otherwise retired.

Except as disclosed in this Offer to Purchase, including without limitation under the headings “The Transaction”, “The Merger Agreement”, “Related Agreements”, “The Symon Merger”, “The Symon Merger Agreement”, “The Offer—Material U.S. Federal Income Tax Considerations—Non-Participation in the Offer and Expected Future Activities” and “Price Range of Securities and Dividends”, SCG currently has no active plans, proposals or negotiations underway that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation involving SCG;

•

any purchase, sale or transfer of a material amount of assets of SCG;

•

any material change in SCG’s present dividend rate or policy, indebtedness or capitalization;

•

any other material change in SCG’s business;

•

any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•

the acquisition by any person of any material amount of additional securities of SCG, or the disposition of any material amount of securities of SCG; or

•

any changes to the SCG Charter.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of SCG Common Shares

For a Stockholder to make a valid tender of SCG Common Shares pursuant to the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the SCG Common Shares you wish to tender, or confirmation of receipt of the SCG Common Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

If a nominee holds your SCG Common Shares, you must contact your nominee to tender your SCG Common Shares. It is likely they have an earlier deadline for you to act to instruct them to tender SCG Common Shares on your behalf. We urge the Stockholders who hold SCG Common Shares through nominees to consult their nominees to determine whether transaction costs may apply if the Stockholders tender SCG Common Shares through the nominees and not directly to the Depositary.

Units and Warrants

The Offer is only for SCG Common Shares. No Units or Warrants tendered will be accepted and will be promptly returned. We have outstanding Units comprised of one SCG Common Share and one Warrant. You may tender SCG Common Shares that are included in Units, but to do so you must separate such SCG Common Shares from the Units prior to tendering them.

To separate your SCG Common Shares from the Units, you must instruct your nominee to do so for Units held by a nominee on your behalf. Your nominee must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Joel Kass at (212) 616-7617. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using Depository Trust Company’s (“DTC”) DWAC (Deposit Withdrawal at Custodian) System, a withdrawal of the relevant Units and a deposit of an equal number of SCG Common Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit your nominee to tender pursuant to the Offer the SCG Common Shares received upon the split up of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation.  If you fail to cause your SCG Common Shares to be separated in a timely manner before the Offer expires you will likely not be able to validly tender your SCG Common Shares prior to the Expiration Date.

If you hold Units registered in your own name, you must deliver the certificate for such Units to our transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Joel Kass, with written instructions to separate such Units into SCG Common Shares and Warrants. This must be completed far enough in advance of the Expiration Date to permit the mailing of the certificates for SCG Common Shares back to you so that you may then tender pursuant to the Offer the share certificates received upon the split of the Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i)    the registered holder of the SCG Common Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the SCG Common Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii)   SCG Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or SCG Common Shares not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for SCG Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the SCG Common Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for SCG Common Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering Stockholder. SCG Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-

entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the SCG Common Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those SCG Common Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of SCG Common Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase prior to the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SCG may enforce such agreement against the DTC participant.

Return of Unpurchased SCG Common Shares

If any tendered SCG Common Shares are not purchased, or if less than all of the issued and outstanding SCG Common Shares evidenced by a Stockholder’s certificate are tendered, certificates for unpurchased SCG Common Shares will be returned promptly after the expiration or termination of the Offer or, in the case of securities tendered by book-entry transfer at DTC, the securities will be credited to the appropriate account maintained by the tendering Stockholder at DTC, in each case without expense to the Stockholder.

Tendering Stockholder’s Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer.  A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering Stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder’s representation and warranty to us that (i) such Stockholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Stockholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering Stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering Stockholder.  A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Stockholder that: (i) the Offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such Stockholder is voluntarily participating in the Offer; (iii) the future value of our SCG Common Shares is unknown and cannot be predicted with certainty; (iv) such Stockholder has been advised to read this entire Offer to Purchase, including the Annex thereto; (v) such Stockholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such Stockholder’s tender of SCG Common Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such Stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of SCG Common Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Stockholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of SCG Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of SCG Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a Stockholder’ right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any waivable conditions of the Offer with respect to all tendered securities or waive any defect or irregularity in any tender with respect to any particular securities or any particular Stockholder whether or not we waive similar defects or irregularities relating thereto in the case of other Stockholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of SCG Common Shares. None of SCG, the Information Agent, the Depositary or any other person will be under any duty to give notification of defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including each Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Stockholder’s right to challenge our determination in a court of competent jurisdiction.   By tendering SCG Common Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing SCG Common Shares has been lost, destroyed or stolen, the Stockholder should complete the Letter of Transmittal, indicate the certificate(s) representing SCG Common Shares is lost and return it to the Depositary. The Stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may validly withdraw SCG Common Shares that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m. Eastern Time on April 5, 2013 or such later time and date to which we may extend the Offer. Except as this section otherwise provides, tenders of SCG Common Shares are irrevocable.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended, you are also permitted to withdraw SCG Common Shares that you have previously tendered pursuant to the Offer after midnight, New York City time, on Tuesday, April 9, 2013 (i.e., 40 business days from the Offer commencement date), in the event that we have not yet accepted your SCG Common Shares for payment as of that time for any reason.

For a withdrawal to be effective, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of SCG Common Shares to be withdrawn and the name of the registered holder of such SCG Common Shares.  Certain additional requirements apply, as described below, if the certificates for SCG Common Shares to be withdrawn have been delivered to the Depositary or if your SCG Common Shares have been tendered under the procedure for book-entry transfer.

If a Stockholder has used more than one Letter of Transmittal or has otherwise tendered SCG Common Shares in more than one group of SCG Common Shares, the Stockholder may withdraw SCG Common Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for SCG Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If SCG Common Shares have been delivered in accordance with the procedures for book-entry transfer described above in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of SCG Common Shares may not be rescinded, and any SCG Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any Stockholder, whether we waive similar defects or irregularities in the case of other Stockholders. None of SCG, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered SCG Common Shares on our behalf. Such SCG Common Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for SCG Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to certain conditions of the Offer promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) all of the issued and outstanding SCG Common Shares validity tendered and not validly withdrawn prior to the Expiration Date. If the Merger Condition and any other offer condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all of the issued and outstanding SCG Common Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, SCG Common Shares that are validly tendered and not validly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the SCG Common Shares for payment pursuant to the Offer.

In all cases, payment for SCG Common Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for SCG Common Shares, or a timely book-entry confirmation of SCG Common Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for SCG Common Shares tendered be made unless the Merger Condition has been satisfied. We will make prompt payment upon satisfaction of the Merger Condition, but in no event later than three business days after the Expiration Date.

SCG will pay for SCG Common Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from us and transmitting payment to tendering Stockholders.

Certificates for all of the issued and outstanding SCG Common Shares tendered and not purchased will be returned or, in the case of SCG Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the nominee participant who delivered the securities, to the tendering Stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase SCG Common Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us of SCG Common Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased SCG Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price, as applicable, unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge the Stockholders who hold SCG Common Shares through a nominee to consult their nominee to determine whether transaction costs are applicable if they tender SCG Common Shares through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of SCG to extend, terminate or modify the Offer (subject to the terms and conditions of the Merger Agreement), SCG (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act (relating to the obligation of SCG to pay for or return tendered SCG Common Shares promptly after termination or withdrawal, respectively, of the Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered SCG Common Shares and (ii) may terminate or amend the Offer as to SCG Common Shares not then paid for, in the event that at the then-scheduled Expiration Date or immediately prior to such payment the Merger Condition has not been satisfied. For a description of the conditions to the Transaction, see “Merger Agreement — Conditions to the Closing of the Transaction”.

We may not waive the Merger Condition and may not make a material change which imposes additional conditions to the Offer (including changing the Share Purchase Price) inconsistent with those conditions described herein, without the prior written consent of RMG.

Furthermore, we will not accept for payment, purchase or pay for any SCG Common Shares tendered, and may amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for SCG Common Shares tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents unless we have earlier terminated the Offer. We intend to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to the Stockholders. Upon notification from the SEC that it has no further comment regarding the Offer, to the extent the Offer has been materially modified, we will redistribute this Offer to Purchase, as amended or supplemented, or a supplement to a previously distributed Offer to Purchase, and the Letter of Transmittal to the Stockholders, setting forth a final Expiration Date.

The Merger Condition referred to above may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and is not waivable. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. Once the Offer has expired, then the Merger Condition must have been satisfied prior to the Expiration Date. Any determination concerning the events described above will be final and binding on all parties, subject to a Stockholder’s right to challenge our determination in a court of competent jurisdiction.

You should evaluate current market quotes for our SCG Common Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors”.

Source and Amount of Funds

The approximately $80,000,000 in funds to be released from the Trust Account to SCG upon consummation of the Transaction and SCG’s cash and cash equivalents on hand immediately prior to the consummation of the Transaction will be used to pay (i) the Share Purchase Price to the SCG Public Stockholders who shall have validly tendered and not validly withdrawn their SCG Common Shares pursuant to the Offer, (ii) indebtedness owed by RMG and its subsidiaries under the RMG Credit Agreement upon consummation of the Transaction at a discounted amount equal to $23,500,000 (of which $21,000,000 will be paid in cash and the balance will be paid by the issuance of the Lender Shares) and (iii) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to SCG in connection with the IPO, the Transaction and the Offer.  We expect that, following our purchase of Public Shares tendered in the Offer, the remaining funds from the Trust Account will be at least $23,544,500 assuming that all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer.  Any remaining funds from the Trust Account following the payments described above will be retained by us to fund our post-Transaction working capital requirements and general corporate purposes.  If the Transaction is consummated and such amount is insufficient to fund our post-Transaction working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all.

Certain Information Concerning SCG, RMG, Symon, the Transaction and the Symon Merger

Set forth elsewhere in this Offer to Purchase is information concerning SCG, RMG, Symon, the Transaction and the Symon Merger. Stockholders are urged to review such information, including the information set forth in “Risk Factors”, prior to making a decision whether to tender their SCG Common Shares.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the SCG Common Shares

See “The Transaction — Certain Benefits of SCG’s Directors and Officers and Others in the Transaction”, “The Merger Agreement”, “Related Agreements”, “Description of Securities”, “SCG Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Transaction” and “Certain Relationships and Related Transactions” herein for information related to the proposed Transaction, management of SCG following the consummation of the Transaction and certain transactions and arrangement concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving SCG Common Shares during the 60 days prior to February 11, 2013, except that DRW, an entity ultimately controlled by Donald R. Wilson, Jr., purchased 2,354,450 SCG Common Shares pursuant to the terms and conditions of the Equity Commitment Letter and the Assignment Agreement and was issued an additional 120,000 SCG Common Shares as consideration for such purchases by SCG.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of SCG Common Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of SCG Common Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for SCG Common Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Material U.S. Federal Income Tax Considerations

The U.S. federal income tax discussion set forth below is a summary included for general information purposes only. In view of the individual nature of tax consequences, each SCG Public Stockholder is advised to consult its own tax adviser with respect to the specific individual tax consequences of participation in the Offer, including, without limitation, the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

The sale of SCG Common Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange”, or under certain circumstances, as a “dividend”. Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of SCG Common Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash by the SCG Public Stockholder: (a) results in a “complete termination” of such SCG Public Stockholder's interest in us, (b) is “substantially disproportionate” with respect to the SCG Public Stockholder or (c) is “not essentially equivalent to a dividend” with respect to the SCG Public Stockholder. In determining whether any of these tests has been met, SCG Common Shares actually owned, as well as SCG Common Shares considered to be owned by the SCG Public Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a SCG Public Stockholder will recognize gain or loss equal to the difference between the Share Purchase Price for the SCG Common Shares purchased in the Offer and the SCG Public Stockholder's adjusted basis in such SCG Common Shares. If such SCG Common Shares are held as a capital asset, the gain or loss will generally be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is generally (i) the same as the applicable ordinary income rate for capital assets held for one year or less or (ii) 20% for capital assets held for more than one year.

If the requirements of Section 302(b) of the Code are not met, amounts received by a SCG Public Stockholder who sells SCG Common Shares pursuant to the Offer will be taxable to the SCG Public Stockholder as a “dividend” to the extent of such SCG Public Stockholder's allocable share of our current or accumulated earnings and profits. To the extent that amounts received exceed such SCG Public Stockholder's allocable share of our current and accumulated earnings and profits, such excess will constitute a non-taxable return of capital (to the extent of the SCG Public Stockholder's adjusted basis in its SCG Common Shares), and any amounts in excess of the SCG Public Stockholder's adjusted basis will constitute taxable gain. In case any portion of the Share Purchase Price received by a SCG Public Stockholder is treated as a dividend, any remaining basis in the SCG Common Shares purchased will be transferred to any remaining SCG Common Shares held by such SCG Public Stockholder. In addition, if a tender of SCG Common Shares is treated as a “dividend” to a tendering SCG Public Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering SCG Public Stockholder whose proportionate interest in our earnings and assets has been increased by such tender. We believe that the nature of the repurchase will be such that the sale of SCG Common Shares pursuant to the Offer will normally satisfy one or more of the tests for “sale or exchange” treatment and therefore will qualify for “sale or exchange” treatment (as opposed to “dividend” treatment).

Foreign SCG Public Stockholders

Any payments to a tendering SCG Public Stockholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation that does not hold his, her or its SCG Common Shares in connection with a trade or business conducted in the United States (a “Foreign SCG Public Stockholder”) that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign SCG Public Stockholder who realizes a capital gain on a tender of SCG Common Shares will not be subject to U.S. federal income tax on such gain, unless the SCG Public Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign SCG Public Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that have a special status for U.S. federal tax purposes, such as “controlled foreign corporations”.  Such persons are advised to consult their own tax adviser. We may withhold 30% of the proceeds otherwise payable to a Foreign SCG Public Stockholder. A Foreign SCG Public Stockholder may be eligible to obtain a refund from the Internal Revenue Service of all or a portion of any tax withheld if such Foreign SCG Public Stockholder satisfies certain requirements or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign SCG Public Stockholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Backup Withholding

We will be required to withhold tax at the rate of 28% (“backup withholding”) from any payment to a tendering SCG Public Stockholder that is an individual (or certain other non-corporate persons) if the SCG Public Stockholder fails to provide to us its correct taxpayer identification number or otherwise establish an exemption from the backup withholding tax rules. A Foreign SCG Public Stockholder generally will be able to avoid backup withholding with respect to payments by us that are treated as made in exchange for tendered SCG Common Shares only if it furnishes to us a duly completed Form W-8BEN, signed under penalty of perjury, stating that it (1) is a nonresident alien individual or a foreign corporation, partnership, estate or trust, (2) has not been and does not plan to be present in the United States for a total of 183 days or more during the calendar year, and (3) is neither engaged, nor plans to be engaged during the year, in a United States trade or business that has effectively connected gains from transactions with a broker or barter exchange. Backup withholding is not an additional tax, and any amounts withheld may be credited against a SCG Public Stockholder's U.S. federal income tax liability.

Non-Participation in the Offer and Expected Future Activities

Holders of SCG Common Shares who do not tender any of their SCG Common Shares in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF THE SCG SHARES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND SALE, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any SCG Common Shares. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any SCG Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for SCG Common Shares upon the occurrence of any of the conditions specified in “Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for SCG Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which requires that we must pay the consideration offered or return the SCG Common Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the Share Purchase Price, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to the Stockholders in a manner reasonably designed to inform the Stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 and Rule 14e-1(c) under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. Our rights set forth in the foregoing paragraph are subject to the terms and conditions of the Merger Agreement, which provides that we may, without the consent of RMG, extend or amend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, including the terms of the Merger Agreement, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, the Offer will remain open for at least five business days following the date that a notice concerning a material change in the terms of, or information concerning, the Offer is first published, sent or given to Stockholders. If (i) we make any change to increase the Share Purchase Price for SCG Common Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase is first published, sent or given to Stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of 10 business days.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request nominee Stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by SCG for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to any nominees (other than fees to the Information Agent as described above) for soliciting tenders of SCG Common Shares pursuant to the Offer. Stockholders holding securities through nominees are urged to consult such nominee to determine whether transaction costs may apply if any such Stockholder tenders SCG Common Shares through such nominee and not directly to the Depositary. We will, however, upon request, reimburse nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of SCG Common Shares held by them as a nominee or in a fiduciary capacity. No nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of SCG Common Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of SCG Common Shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Board, the Depositary or the Information Agent.

DESCRIPTION OF SECURITIES

The following is a summary of the rights and preferences of our securities and related provisions of the SCG Charter and the DGCL.  While we believe that the following description covers the material terms of our securities, the description may not contain all the information that is important to you.  We encourage you to read carefully this entire Offer to Purchase, the SCG Charter and the other documents we refer to for a more complete understanding of our securities.  See “Where You Can Find More Information”.

General

The SCG Charter authorizes the issuance of up to 250,000,000 SCG Common Shares and 1,000,000 shares of preferred stock, par value $0.0001 per share of SCG (“SCG Preferred Stock”, and each share of SCG Preferred Stock, a “SCG Preferred Share”). As of December 31, 2012, SCG had 9,523,810 outstanding SCG Common Shares and outstanding Warrants to acquire 12,000,000 SCG Common Shares at an exercise price of $11.50 per share that will become exercisable 30 days after the consummation of the Transaction provided that there is an effective registration statement under the Securities Act covering the shares of SCG Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available. No SCG Preferred Shares are currently outstanding.

Units

SCG issued an aggregate of 8,000,000 Units in the IPO. Each Unit consists of one SCG Common Share and one Warrant. Each Warrant entitles its holder to purchase one SCG Common Share. Any securityholder may elect to separate a Unit and trade the SCG Common Share and Warrant separately or as a Unit.

Common Stock

Stockholders of record are entitled to one vote for each SCG Common Share held on all matters to be voted on by the Stockholders. The Offer is being made in part to provide the SCG Public Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Transaction to be completed without a Stockholder vote.  See “The Merger Agreement”.  However, if a Stockholder vote is required to approve the Transaction, the Sponsor has agreed to vote the Founder Shares in accordance with the majority of the votes cast by the SCG Public Stockholders and to vote any Public Shares purchased during or after the offering in favor of the initial business combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to their Founder Shares and Public Shares in connection with the consummation of a business combination, although it will be entitled to redemption and liquidation rights with respect to any Public Shares it holds if SCG fails to consummate a business combination within the required time period.

The Stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SCG after a business combination, the Stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the SCG Common Stock. The Stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the SCG Common Stock, except that SCG will provide the Stockholders with the opportunity to redeem their SCG Common Shares for cash equal to their pro rata share of the aggregate amount including interest then on deposit in the Trust Account, but net of any accrued and unpaid taxes and deferred underwriting commissions, upon the consummation of SCG’s initial business combination, subject to the limitations described herein.

Preferred Stock

The SCG Charter authorizes the issuance of 1,000,000 shares of blank check SCG Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is able to, without Stockholder approval, issue SCG Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the SCG Common Stock and could have anti-takeover effects. The ability of the Board to issue SCG Preferred Stock without Stockholder approval could have the effect of delaying, deferring or preventing a change of control of SCG or the removal of existing management. However, the SCG Charter prohibits SCG from issuing shares of SCG Preferred Stock prior to its initial business combination, except in connection with the consummation of the initial business combination that has been approved by a majority of the votes cast by SCG Public Stockholders. No shares of SCG Preferred Stock are currently issued or outstanding.

Warrants

SCG Public Warrants

Each Warrant entitles the registered holder to purchase one SCG Common Share at a price of $11.50 per share, subject to adjustment as discussed below, and are not exercisable until 30 days after the consummation of our initial business combination, provided that there is an effective registration statement under the Securities Act covering the SCG Common Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available  at any time commencing on the later of:

The SCG Public Warrants will expire five years after the completion of SCG’s initial business combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Once the SCG Public Warrants become exercisable, SCG may call the Warrants for redemption:

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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and

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if, and only if, the last sale price of SCG Common Stock equals or exceeds $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day before SCG sends to the notice of redemption to the Warrant holders.

If SCG calls the SCG Public Warrants for redemption as described above, SCG’s management will have the option to require any holder of Warrants that wishes to exercise his, her or its Warrant to do so on a “cashless basis”. If SCG’s management takes advantage of this option, all holders of SCG Public Warrants would pay the exercise price by surrendering his, her or its Warrants for that number of SCG Common Shares equal to, but in no case less than $10.00, the quotient obtained by dividing (x) the product of the number of SCG Common Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of SCG Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If SCG’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of SCG Common Shares to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If SCG calls the Warrants for redemption and SCG’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that holders of SCG Public Warrants would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

The exercise price, the redemption price and number of SCG Common Shares issuable on exercise of the SCG Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or SCG’s recapitalization, reorganization, merger or consolidation. However, the exercise price and number of SCG Common Shares issuable on exercise of the Warrants will not be adjusted for issuances of SCG Common Stock at a price below the Warrant exercise price.

The SCG Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and SCG (the “Warrant Agreement”). The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to SCG, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of SCG Common Stock and any voting rights until they exercise their Warrants and receive SCG Common Shares. After the issuance of SCG Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each SCG Common Share held of record on all matters to be voted on by the Stockholders.

No SCG Public Warrants will be exercisable unless at the time of exercise a prospectus relating to the SCG Common Stock issuable upon exercise of the Warrants is current and available throughout the 30-day redemption period and the SCG Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants.

SCG has not yet registered the SCG Common Shares issuable upon exercise of the SCG Public Warrants although under the terms of the Warrant Agreement, SCG agreed to meet these conditions and use its best efforts to file a registration statement covering such SCG Common Shares and maintain a current prospectus relating to SCG Common Stock issuable upon exercise of the SCG Public Warrants until the expiration of the Warrants. However, SCG cannot assure the holders of Warrants that it will be able to do so, and if it does not maintain a current prospectus related to the SCG Common Stock issuable upon exercise of the SCG Public Warrants, holders will be unable to exercise their Warrants and SCG will not be required to settle any such Warrant exercise. If the prospectus relating to the SCG Common Stock issuable upon the exercise of the SCG Public Warrants is not current or if the SCG Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, SCG will not be required to net cash settle or cash settle the Warrant exercise, the SCG Public Warrants may have no value, the market for the SCG Public Warrants may be limited and the SCG Public Warrants may expire worthless.

No fractional SCG Common Shares will be issued upon exercise of the SCG Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a SCG Common Share, we will, upon exercise, round up to the nearest whole number the number of SCG Common Shares to be issued to the Warrant holder.

There will be no redemption rights or liquidating distributions with respect to SCG Public Warrants, which will expire worthless in the event SCG does not consummate a business combination before April 12, 2013.

Sponsor Warrants

The Sponsor purchased an aggregate of 4,000,000 Sponsor Warrants from SCG at a price of $0.75 per warrant in a private placement completed on April 12, 2011. The Sponsor Warrants (including the SCG Common Stock issuable upon exercise of the Sponsor Warrants) will not be transferable, assignable or salable (other than to SCG’s officers and directors and other persons or entities affiliated with the Sponsor) until 30 days after the completion of SCG’s initial business combination and they will not be redeemable by SCG so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to the SCG Public Warrants, except that such Sponsor Warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by SCG and exercisable by the holders on the same basis as the SCG Public Warrants.

Delaware Anti-Takeover Law

SCG is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

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a Stockholder who owns 15% or more of SCG’s outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of SCG’s assets. However, the above provisions of Section 203 do not apply if:

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the Board approves the transaction that made the Stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the Stockholder becoming an interested stockholder, that Stockholder owned at least 85% of SCG’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded SCG Common Shares; or

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on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of the Stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The Board has considered the above criteria, approved the Transaction and determined that Section 203 does not prevent the consummation of the Transaction.

Transfer Agent

The transfer agent for SCG Common Stock and Units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Information Agent

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

U.S. Banks and Brokerage Firms, Please Call: (203) 658-9400

U.S. Stockholders Call Toll Free: (800) 607-0088

E-mail: scg.info@morrowco.com

MATERIAL DIFFERENCES IN THE RIGHTS OF SCG STOCKHOLDERS
FOLLOWING THE TRANSACTION

Following the consummation of the Transaction, the Stockholders who hold our SCG Common Shares will have the same rights set forth in the SCG Charter as the Stockholders prior to the Transaction, except that provisions of Article IX of the SCG Charter will terminate upon the consummation of SCG’s initial business combination.  Article IX of the SCG Charter provides for:

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The establishment of the Trust Account for deposit of the proceeds of our IPO which may not be disbursed until the earlier of a an initial business combination or, as amended by the SCG Charter Amendment, April 12, 2013 in the event SCG does not consummate an initial business combination by such date.

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The redemption of the Public Shares held by the SCG Public Stockholders, effective upon consummation of an initial business combination, for cash equal to the redemption price (as noted below) either through a tender offer or in conjunction with a Stockholder vote and the solicitation of proxies.

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If the redemption is conducted through a tender offer, SCG shall file tender offer documents with the SEC containing substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

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If SCG offers to redeem the Public Shares in conjunction with a Stockholder vote on the initial business combination pursuant to a proxy solicitation, a SCG Public Stockholder, together with any affiliate of such Stockholder or any other person with whom such Stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) is restricted from seeking redemption rights with respect to more than an aggregate of 10% of the Public Shares.

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SCG shall not redeem the Public Shares to the extent that such redemption would result in SCG’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000 (the “redemption limitation”).

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If SCG offers to redeem the Public Shares in conjunction with a Stockholder vote on an initial business combination, SCG will consummate the proposed initial business combination only if such initial business combination is approved by the affirmative vote of the holders of a majority of the SCG Common Shares that are voted at a Stockholder meeting held to consider such initial business combination.

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If SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.  A holder of our SCG Common Shares shall receive funds from the Trust Account only in the event of a liquidation or distribution, the holder exercises its redemption rights or we redeem the shares in connection with a business combination as noted above.

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Subject to the redemption limitation discussed above, if SCG seeks Stockholder approval of an initial business combination, prior to the consummation thereof, SCG or its designee may instruct the trustee of the Trust Account that amounts necessary to purchase up to 15% of the Public Shares at any time commencing after the filing of the preliminary proxy statement for the initial business combination and ending on the date of the Stockholder meeting to approve such initial business combination (“open market purchases”) be released to SCG from the Trust Account.  Such open market purchases may be made only at per share prices (inclusive of commissions) that do not exceed an amount equal to (A) the aggregate amount then on deposit in the Trust Account divided by (B) the total number of Public Shares then outstanding.  Any Public Shares so purchased shall be immediately canceled.

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However, as a condition to listing the SCG Common Stock on the NASDAQ Capital Market, SCG waived its right to use funds from the Trust Account to purchase up to 15% of the Public Shares (1,200,000 shares) in connection with an initial business combination.

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Prior to the consummation of a business combination, we may not issue any additional stock that participates in the proceeds of the Trust Account or that votes as a class with the SCG Common Shares if we seek Stockholder approval of an initial business combination.

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If the RMG business is affiliated with the Sponsor, or our directors or officers, we must obtain an opinion from an independent investment banking firm that the business combination is fair to the Stockholders from a financial point of view.

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We may not enter an initial business combination with another blank check company or a similar company with nominal operations.

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If we hold a vote of the Stockholders on an initial business combination, a SCG Public Stockholder, together with any affiliate of such Stockholder or any other person with whom such Stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from voting with respect to more than an aggregate of 10% of the Public Shares.

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We may not borrow more than an aggregate of $800,000 from the Sponsor, the Sponsor’s affiliates and/or our officers and directors that would be convertible into our equity securities.  Any such permitted borrowing shall not be convertible into any equity securities of SCG other than Warrants identical to the Sponsor Warrants, at a conversion price of $0.75 per Warrant.

PRICE RANGE OF SECURITIES AND DIVIDENDS

SCG

Price Range of SCG Securities

The SCG Common Shares are quoted on the Nasdaq Capital Market, and the Warrants and Units are quoted on the OTCBB, under the symbols “SCGQ”, “SCGQW” and “SCGQU”, respectively. The Units commenced public trading on April 13, 2011 and unitholders may elect to separately trade the SCG Common Stock and Warrants underlying the Units.

The following table sets forth the high and low bid prices as quoted on the Nasdaq Capital Market (with respect to the SCG Common Stock) and OTCBB (with respect to the Warrants and the Units) for the period from April 18, 2011 through December 31, 2012.

	SCGQ-US		SCGQU-US		SCGQW-US
	Common Shares		Units		Warrants
Quarter Ended	High	Low	High	Low	High	Low

12/31/12	9.96	9.81	9.92	9.92	0.18	0.11
09/30/12	9.92	9.63	9.96	9.75	0.16	0.15
06/30/12	9.72	9.65	9.90	9.74	0.21	0.21
03/31/12	9.71	9.54	10.00	9.90	0.27	0.22
12/31/11	9.60	9.46	9.90	9.82	0.35	0.30
09/30/11	9.60	9.44	10.00	9.75	0.40	0.35
06/30/11	9.53	9.53	10.10	9.90	N/A	N/A

On April 2, 2013, the last reported closing prices of the SCG Common Shares, the Units and Warrants were $10.00, $10.05 and $0.38, respectively, with none of the SCG Common Shares or Units trading on that date. On February 4, 2013, the last date on which there was trading of the SCG Common Shares before the public announcement of the Transaction, the closing price on the Nasdaq Capital Market for the SCG Common Shares was $9.91.

Holders

As of December 31, 2012, there were two holders of record of the SCG Common Shares, two holders of record of the Warrants and one holder of record of the Units.

Dividends

To date, SCG has not paid any dividends on the SCG Common Stock. The payment of any cash dividend after the Transaction will be dependent upon revenue and earnings, if any, capital requirements and general financial condition. As a holding company without any direct operations, the ability of SCG to pay cash dividends to the Stockholders after the Transaction may be limited to availability of cash provided to SCG by RMG through a distribution, loan or other transaction, and will be within the discretion of the then-Board.  See “— Dividend Policy of SCG Following the Transaction”.

Dividend Policy of SCG Following the Transaction

Any distributions that we make to the Stockholders will be authorized by and at the discretion of the Board and declared by us based upon a variety of factors deemed relevant by our directors, which may include among other things, our actual results of operations, restrictions under applicable law, or our capital requirements. We have not established a minimum payment distribution level, and we cannot assure you of our ability to make distributions to the Stockholders in the future.

Distributions to the Stockholders generally will be taxable to our Stockholders as ordinary income, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. We will furnish annually to each of Stockholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax treatment. For a discussion of the U.S. federal income tax treatment of our distributions if, see “The Offer — Material U.S. Federal Income Tax Considerations – Non-Participation in the Offer and Expected Future Activities”.

RMG

Price Range of Securities of RMG

Historical market price information regarding RMG’s common stock, and each series of RMG’s preferred stock is not provided because there is no public market for such securities.

As of January 4, 2013, there were 24 holders of RMG’s common stock, 18 holders of RMG’s Series A preferred stock, 12 holders of RMG’s Series B preferred stock and 10 holders of RMG’s Series C preferred stock.

Dividend Policy of RMG

RMG has not declared or paid any cash dividends on its securities to date and does not intend to pay cash dividends prior to the consummation of the Transaction.

Symon Holdings

Price Range of Securities of Symon Holdings

Historical market price information regarding each series of Symon Holdings’s common stock is not provided because there is no public market for such securities.

As of March 1, 2013, there were eight holders of Symon Holdings’s Class L common stock and four holders of Symon Holdings’s Class A non-voting common stock.

Dividend Policy of Symon Holdings

Symon Holdings has not declared or paid any cash dividends on its securities to date and does not intend to pay cash dividends prior to the consummation of the Symon Merger.

BUSINESS OF SCG

Overview

SCG was incorporated in Delaware on January 5, 2011 as a blank check company for the purpose of effecting a business combination with one or more businesses. SCG is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that SCG will not effect a business combination with another blank check company or a similar type of company with nominal operations.

All activity through December 31, 2012 relates to SCG’s formation, IPO and identification and investigation of prospective target businesses with which to consummate an initial business combination.

The SCG Charter, prior to the adoption of the SCG Charter Amendment, provided that if SCG did not consummate a business combination by January 12, 2013 (unless extended by 3 months by amendment to the SCG Charter), SCG would cease all operations and commence winding up, as described herein.  On recommendation of the Board, the Stockholders approved and adopted the SCG Charter Amendment on December 19, 2012 to extend the date on which SCG must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013.  Pursuant to the terms of the SCG Charter, following the adoption of the SCG Charter Amendment, SCG is not permitted to pursue any potential initial business combination other than the Transaction.

Accordingly, if SCG does not consummate the Transaction by April 12, 2013, SCG expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to  the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

SCG’s executive offices are located at 615 N. Wabash, Chicago, IL 60611 and our telephone number at that location is (312) 784-3960.

SCG is considered to be in the development stage as defined in FASB Accounting Standards Codification (“ASC”), or FASB ASC 915, “Development Stage Entities”, and is subject to the risks associated with activities of development stage companies.  We have neither engaged in any operations nor generated any revenues to date.

Significant Activities Since Inception

The registration statement for the IPO was declared effective April 8, 2011. SCG consummated the IPO on April 18, 2011 and received net proceeds of approximately $82,566,000, before deducting underwriting compensation of $4,000,000 (which includes $2,000,000 of deferred contingent underwriting compensation payable upon consummation of an initial business combination) and includes $3,000,000 received for the purchase of 4,000,000 Sponsor Warrants by the Sponsor. Total IPO costs (excluding $2,000,000 in underwriting fees) were $433,808.

On April 12, 2011, the Sponsor purchased 4,000,000 Sponsor Warrants from SCG for an aggregate purchase price of $3,000,000. The Sponsor Warrants are identical to the Warrants sold in the IPO, except that if held by the original holder or its permitted assigns, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption.

Total gross proceeds to SCG from the 8,000,000 Units sold in the offering was $80,000,000. SCG’s management has broad discretion with respect to the specific application of the net proceeds of the offering, although substantially all of the net proceeds of the IPO are intended to be generally applied toward consummating the Transaction.

On April 27, 2011, $80,000,000 from the IPO and Sponsor Warrants that was placed in the Trust Account was invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act. The Trust Account assets will be maintained until the earlier of (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account as described above.

On April 12, 2011, the Units commenced trading on the OTCBB under the symbol “SCGQU”. Holders of the Units were able to separately trade the SCG Common Stock and Warrants included in such Units commencing on June 3, 2011 and the trading in the Units has continued under the symbol SCGQU. The SCG Common Shares are listed on the Nasdaq Capital Market under the symbol “SCGQ”.  The Warrants are quoted on the OTCBB under the symbols SCGW.

No Stockholder Approval of Business Combination

Pursuant to the terms of the SCG Charter, the DGCL and the Merger Agreement, SCG may consummate the Transaction with RMG and conduct redemptions of SCG Common Shares without approval of Stockholders by providing all Stockholders with the opportunity to redeem their SCG Common Shares through a tender offer pursuant to the tender offer rules promulgated by the SEC under the Exchange Act.  The Offer is being made in part to provide the Stockholders with such opportunity to redeem their SCG Common Shares and to allow the Transaction to be completed without a vote of the Stockholders.

Redemption of SCG Common Shares and Liquidation if No Business Combination

The Sponsor and SCG’s officers and directors have agreed that SCG will only have until April 12, 2013 to consummate the Transaction. If SCG is unable to consummate the Transaction on or before April 12, 2013, SCG will (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to  the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Pursuant to the terms of the SCG Charter, its powers following the expiration of the permitted time period for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up SCG’s affairs.

The Sponsor has agreed to waive its redemption rights with respect to their Founder Shares if SCG fails to consummate a business combination on or before April 12, 2013. However, if the Sponsor or any of SCG’s officers, directors or affiliates acquired Public Shares in the IPO or at any time after the IPO, they will be entitled to redemption rights with respect to such Public Shares if SCG fails to consummate a business combination within the required time period. There will be no liquidating distributions with respect to the Warrants, which will expire worthless in the event SCG does not consummate a business combination on or before April 12, 2013. SCG expects that all costs and expenses associated with implementing any plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account ($411,217 as of December 31, 2012) and up to $1,250,000 in interest income on the balance of the Trust Account (net of franchise and income taxes payable) which SCG is permitted to withdraw from the Trust Account, although SCG cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, SCG may request the trustee of the Trust Account to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If SCG were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by the Stockholders upon SCG’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of SCG’s creditors, which would have higher priority than the claims of the SCG Public Stockholders. SCG cannot assure you that the actual per-share redemption amount received by the Stockholders will not be less than approximately $10.00, plus interest (net of any franchise and income taxes payable). Under Section 281(b) of the DGCL, SCG’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before SCG makes any distribution of its remaining assets to the Stockholders. While SCG intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although SCG seeks to have all vendors, service providers, prospective RMG businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the SCG Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as other claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SCG’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SCG’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative. Examples of possible instances where SCG may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SCG and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Mr. Sachs, SCG’s Chairman, Chief Executive Officer and President, has agreed that upon its liquidation, he will be liable to SCG if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective RMG business with which it has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SCG’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Sachs will not be responsible to the extent of any liability for such third party claims. SCG cannot assure the Stockholders, however, that Mr. Sachs would be able to satisfy those obligations. In the event that the proceeds in the Trust Account are reduced below $10.00 per share by claims that are covered by the indemnification obligations of Mr. Sachs upon SCG’s liquidation, and Mr. Sachs asserts that he is unable to satisfy any applicable obligations or that he has no indemnification obligations related to a particular claim, SCG’s independent directors would determine whether to take legal action against Mr. Sachs to enforce his indemnification obligations. While SCG currently expects that its independent directors would take legal action on its behalf against Mr. Sachs to enforce his indemnification obligations to it, it is possible that SCG’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SCG cannot assure the Stockholders that due to such claims the actual value of the per-share redemption price will not be less than $10.00 per SCG Common Share.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the SCG Public Stockholders upon the redemption of 100% of the Public Shares in the event it does not consummate the initial business combination on or before April 12, 2013 may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to the Stockholders, any liability of the Stockholders with respect to a liquidating distribution is limited to the lesser of such Stockholder’s pro rata share of the claim or the amount distributed to the Stockholder, and any liability of the Stockholder would be barred after the third anniversary of the dissolution. Furthermore, if the pro rata portion of the Trust Account distributed to the SCG Public Stockholders upon the redemption of 100% of the Public Shares in the event SCG does not consummate the initial business combination on or before April 12, 2013 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

If SCG files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SCG’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the Stockholders. To the extent any bankruptcy claims deplete the Trust Account, SCG cannot assure the Stockholders that it will be able to return $10.00 per share to the SCG Public Stockholders. Additionally, if it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by the Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by the Stockholders. Furthermore, because SCG intends to distribute the proceeds held in the Trust Account to the SCG Public Stockholders promptly after the termination of its corporate existence, this may be viewed or interpreted as giving preference to the SCG Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached its fiduciary duty to SCG’s creditors and/or may have acted in bad faith, and thereby exposing itself and SCG to claims of punitive damages, by paying SCG Public Stockholders from the Trust Account prior to addressing the claims of creditors. SCG cannot assure you that claims will not be brought against it for these reasons.

The SCG Public Stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of 100% of the Public Shares if it does not consummate Transaction on or before April 12, 2013 or if they redeem their respective shares for cash upon the consummation of Transaction. In no other circumstances will a Stockholder have any right or interest of any kind to or in the Trust Account.

Facilities

SCG currently maintains its executive offices at 615 N. Wabash Avenue, Chicago, Illinois 60611. The cost of this space is included in the $7,500 per month fee that Sachs Capital Group L.P. charges SCG for general and administrative services. SCG believes, based on rents and fees for similar services in the Chicago metropolitan area that the fee charged by Sachs Capital Group L.P. is at least as favorable as SCG could have obtained from an unaffiliated person. SCG considers its current office space adequate for its current operations.

Employees

SCG currently has two executive officers. These individuals are not obligated to devote any specific number of hours to SCG’s matters but they intend to devote as much of their time as they deem necessary to SCG’s affairs until SCG has consummated the Transaction. SCG does not intend to have any full-time employees prior to the consummation of its initial business combination.

Legal Proceedings

SCG is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, SCG may be a party to certain legal proceedings incidental to the normal course of its business. While the outcome of these legal proceedings cannot be predicted with certainty, SCG does not expect that these proceedings will have a material effect upon its financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF SCG

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with SCG’s financial statements and related notes and schedules thereto, and in conjunction with our other filings with the SEC.  See “Where You Can Find More Information”.  Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

SCG was formed on January 5, 2011 as a blank check company for the purpose of effecting a business combination with one or more businesses. SCG is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that SCG will not effect a business combination with another blank check company or a similar type of company with nominal operations.

We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the sponsor warrants, our capital stock, debt or a combination of cash, stock and debt. Although substantially all of the net proceeds of the IPO and private placement are intended to be applied generally toward consummating the Transaction, the proceeds are not otherwise being designated for any more specific purposes. The issuance of additional SCG Common Shares in a business combination:

•

may significantly dilute the equity interests of the Stockholders;

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may subordinate the rights of the Stockholders if we issue SCG Preferred Shares with rights senior to those afforded to the SCG Common Shares;

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may cause a change in control if a substantial number of SCG Common Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for SCG Common Shares.

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Similarly, any issuance of debt securities could result in:

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default and foreclosure on our assets if our operating cash flow after a business combination is insufficient to pay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; covenants that limit our ability to acquire capital assets or make additional acquisitions;

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our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding;

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our inability to pay dividends on the SCG Common Shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on the SCG Common Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

The Proposed Transactions

SCG believes that RMG and Symon offer primarily distinct yet complementary products and services and target primarily distinct yet complimentary customer and partner purchasing executives within the digital signage solutions market. Accordingly, SCG anticipates that the legacy companies will primarily be operated as separate business units following completion of the Transactions. However, SCG believes that the combined company will be able to offer its combined partners and customers turn-key, end-to-end intelligent visual communications solutions incorporating hardware, software, services and monetization products across a global geographic footprint that will include legacy operations in North America,

Europe, the Middle East, India and Asia. The post-combination company will seek to cross-sell its combined product and service portfolio between the existing customer relationships and geographies of each legacy company and to attract new customers globally that seek comprehensive digital signage solutions. Accordingly, SCG expects that the combination of RMG and Symon will provide a robust platform from which to drive revenue growth and future cash flows.

SCG, in cooperation with the existing RMG and Symon management teams, has defined a process to integrate and consolidate the businesses that includes both near- and long-term objectives. Although this process is ongoing, SCG expects that, in addition to the benefits described above, certain business efficiencies and cost reductions can be achieved from, among other items, the integration or consolidation of corporate functions, corporate marketing, corporate service providers, technology infrastructures, operating procedures, locations and staff. Following the completion of the Transactions, it is anticipated that the combined company will be headquartered in Dallas, Texas and will do business as RMG Networks. Garry McGuire, the current CEO of RMG will be the combined entity CEO, and Charles Ansley, the current CEO of Symon, will be president of the legacy Symon business unit.

As is the case with any similar transaction, the integration and consolidation of RMG and Symon presents many challenges relating to, among others, differing personnel and staffing considerations, company cultures, technology infrastructures and operating procedures. There can be no assurances that the expected benefits of completing the Transactions will be fully achieved or achieved at all.

Results of Operations

SCG for the year ended December 31, 2012 and the period from January 9, 2011 (date of inception) through December 31, 2011 neither engaged in any operations nor generated any revenues to date. SCG’s entire activity since inception up to the closing of the IPO has been in preparation of the IPO. Since the completion and closing of the IPO, SCG’s activity has been limited to evaluating business combination candidates.  SCG will not generate any operating revenues until after consummation of the Transaction. SCG expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (i.e. United States Treasury Bills.)

For the year ended December 31, 2012, SCG had net loss of $1,208,103 ($1,861,689 of expenses, $600,000 of income attributable to change in fair value of warrant liability and $53,586 of accrued interest). For the period from January 5, 2011 (date of inception) through December 31, 2011, SCG had net income of $237,495 ($400,482 of expenses, $600,000 of income attributable to change in fair value of warrant liability and 37,977 of accrued interest), respectively. As a result of being a public company, SCG expects to incur increased expenses in the future for legal, financial reporting, accounting and due diligence.

Liquidity and Capital Resources

As of December 31, 2012, SCG had $411,217 in a bank account which is available for use by management to cover the costs associated with identifying a target business and negotiating an acquisition or merger. Out of the proceeds of the IPO which remained available outside of the Trust Account, SCG obtained officers and directors insurance covering a 12 month period from April 12, 2011 through April 12, 2012 for a cost of $65,000. The officers and directors insurance policy was renewed for nine months, providing coverage through January 12, 2013 and then for an additional three months, providing coverage through April 12, 2013. The premiums for coverage during the periods April 13, 2012 through January 12, 2013 and January 13, 2013 through April 12, 2013 are $48,839 and $15,984, respectively.  The prepaid balance as of December 31, 2012 was $1,990.

The cash balance as of December 31, 2012 is $411,217 held outside of the Trust Account, which includes 1) receipt of $81,025,000 from the public and private sale of securities, net of underwriter fees, 2) payment of $433,808 of expenses associated with the IPO, 3) payment of $839,975 in operating expenditures, 4) investment of $80,000,000 in the Trust Account and 5) loan from the Sponsor and affiliates of $660,000.

SCG intends to use substantially all of the funds held in the Trust Account (net of taxes) to consummate the Transaction. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate the Transaction, the remaining proceeds held in the Trust Account will be used as working capital, to finance the operations of the RMG, make other acquisitions and pursue our growth strategies.

The Sponsor may, but is not obligated to, loan SCG funds, from time to time, or at any time, in whatever amount it deems reasonable in its sole discretion, which may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the holder. There is currently a $100,000 promissory note held by the Sponsor, issued by SCG, which may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the holder. The Warrants would be identical to the Sponsor Warrants. The holders of a majority of such Warrants (or underlying SCG Common Shares) will be entitled to demand that SCG register these securities pursuant to an agreement to be entered into at the time of the loan. The holders of a majority of these securities would have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date. SCG will bear the expense incurred with the filing of any such registration statements. SCG believes that the $411,217 not held in trust as of December 31, 2012, supplemented with loans from the Sponsor, will be sufficient to allow us to operate until April 12, 2013, the date by which SCG must consummate the Transaction. Over this time period, SCG will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on RMG, traveling to and from the property and asset locations of RMG, reviewing corporate, title, environmental, financial documents and material agreements regarding RMG, audit fees and structuring, negotiating and consummating the Transaction.  However, if the Transaction is consummated and such amount is insufficient to fund our post-Transaction working capital requirements, we would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to us on terms favorable to us or at all. See “Risk Factors – Risks Related to the Transaction”.

Restatement of Previously Issued Financial Statements

SCG has restated its financial statements  as of December 31, 2011 to correct its accounting for an adjustment related to the warrants issued in connection with the IPO. SCG’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations.

In March 2013, SCG concluded it should correct its accounting related to SCG’s outstanding warrants. SCG had initially accounted for the warrants as a component  of equity but upon further evaluation of the terms of the warrant, concluded that the warrants should be accounted for as a derivative liability. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of SCG with or into another corporation,  subsequent to the initial business combination,  where the surviving  entity is not SCG and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the “Applicable Event”). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula  that causes the warrants to not be indexed to SCG's own stock. As a result of this provision,  SCG has restated its financial statements to reflect SCG’s  warrants as a derivative  liability with changes in the fair value recorded in the current period earnings.

The following tables summarize the adjustments made to the previously  reported December 31, 2011 balance sheet, statement of operations and statement of cash flows:

December 31, 2011

Selected audited balance sheet information

	(as previously reported)	Effect of Restatement	(as restated)

Warrant liability	$-	$3,600,000	$3,600,000
Total Liabilities	2,176,285	3,600,000	5,776,285

Common Stock, subject to possible redemption	73,228,686	(3,600,000)	69,628,686

Common Stock	952	(696)	256
Additional Paid-in Capital	5,361,554	(361,809)	4,999,745
Deficit Accumulated during the Development Stage	(362,505)	362,505	-
Total Stockholders' Equity	5,000,001	-	5,000,001

Total Liabilities and Stockholders' Equity	$80,404,972	$-	$80,404,972

From the period from January 5, 2011 (date of inception) to December 31, 2011

Selected audited statement of operations

	(as previously reported)	Effect of Restatement	(as restated)
Expenses:
Change in fair value of warrant liability	$-	$600,000	$600,000

Income (Loss) Attributable to
Common Stockholders	$(362,505)	$600,000	$237,495

Basic and Diluted Net Loss per common share, excludes shares subject to possible redemption - basic and diluted	$(0.05)	$0.15	$0.10

Going Concern Consideration

The SCG Charter provides that SCG will have until April 12, 2013 to consummate the Transaction. If SCG does not consummate the Transaction within this period of time, it expects to (i) cease all operations except for the purpose of winding up under the terms of a plan of liquidation adopted by the Board, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem the Public Shares in consideration of a per-share price, payable in cash, equal to, but in no case less than $10.00, the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable and less any interest SCG may withdraw for working capital requirements (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the rights of the SCG Public Stockholders (including the right to receive further liquidation distributions if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining Stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to SCG’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. This mandatory liquidation and subsequent dissolution raises doubt about SCG’s ability to continue as a going concern.

If the Transaction is consummated and such amount is insufficient to fund SCG’s post-Transaction working capital requirements, SCG would need to sell debt or equity securities or borrow the funds necessary to satisfy such requirements following the consummation of the Transaction. There is no assurance that such funds would be available to SCG on terms favorable to SCG or at all.

SCG has evaluated the appropriate accounting treatment for the Sponsor Warrants and SCG Public Warrants. As SCG is not required to net-cash settle such Warrants under any circumstances, including when SCG is unable to maintain sufficient registered shares to settle such Warrants, the terms of the Warrants satisfy the applicable requirements of FASB ASC 815, which provides guidance on identifying those contracts that should not be accounted for as derivative instruments, in accordance with FASB ASC 815. Accordingly, SCG intends to classify such instruments within permanent equity as additional paid-in capital.

SCG believes the purchase price of the Sponsor Warrants was greater than the fair value of such Warrants when purchased.  Therefore, SCG will not be required to incur a compensation expense in connection with the purchase by the Sponsor of the Sponsor Warrants.

Off-balance sheet arrangements

SCG has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. SCG does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SCG has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

SCG does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $7,500 payable to Sachs Capital Group, LP, an affiliate of the Sponsor, for office space and secretarial and administrative expenses, with up to an additional $7,500 for other operating expenses incurred by the Sponsor on behalf of SCG. SCG began incurring these fees on April 18, 2011 (the date SCG’s securities were first quoted on the OTCBB). This agreement will expire upon the earlier of: (a) the successful completion of an initial business combination, (b) April 12, 2013 or (c) the date on which SCG is dissolved and liquidated.

Critical Accounting Policies

The preparation of interim financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. SCG has identified the following as our critical accounting policies:

Loss per common share:

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

Recent accounting pronouncements:

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on SCG’s interim financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO that were put in the Trust Account have been invested, as provided in SCG’s registration statement.  SCG is permitted to invest the proceeds of the Trust Account in U.S. “government securities”, within the meaning of Section 2(a)(16) of the 1940 Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act.  The Trust Account assets will be maintained until the earlier of (i) the consummation of the initial business combination or (ii) the distribution of the Trust Account. Due to the short-term nature of these investments, SCG believe there will be no associated material exposure to interest rate risk.

MANAGEMENT OF SCG

SCG Executive Officers and Directors

Set forth in the table below are the names, ages and positions of each of SCG’s directors and executive officers as of December 31, 2012:

Name	Age	Title
Gregory H. Sachs	47	Chairman, Chief Executive Officer, President
Michelle Sibley	42	Chief Financial Officer, Treasurer and Secretary
Kenneth B. Leonard	49	Director
Donna Parlapiano	48	Director
Marvin Shrear	69	Director
Frederick L. White	68	Director

Gregory H. Sachs has been SCG’s Chairman, Chief Executive Officer and President since inception. Since 2008, he has been Chairman and Chief Executive officer of Sachs Capital Group LP. From 1993 to 2008 he was Chairman and Chief Executive Officer of Deerfield Capital Management which he founded and oversaw its growth from a fixed income hedge fund with $15 million in assets under management to a global diversified fixed income investment manager with approximately $15 billion in assets under management. While at Deerfield, Mr. Sachs oversaw the management of Deerfield Capital Corp, a publicly traded (NYSE: DFR) specialty finance company that invested in various credit related asset classes. Deerfield Capital Corp. had gross assets in excess of $8 billion at the time Mr. Sachs sold his interest in Deerfield. Prior to founding Deerfield, Mr. Sachs was Vice President and Trading Manager for Harris Trust and Savings Bank’s Global Fixed Income Trading Division. Mr. Sachs graduated from the University of Wisconsin at Madison in 1988 with both an M.S. degree in Quantitative Analysis and Finance and a B.B.A. degree in Actuarial Science and Quantitative Analysis. He is a former board member of the Triarc Companies (NYSE: TRY) from 2004 to 2007, Deerfield Capital Corp. (NYSE: DFR) from 2005 to 2007 and the Futures Industry Association. Mr. Sachs also has extensive experience investing in real estate properties for his own account. Mr. Sachs’ designation as a director and Chairman of our board of directors was based upon his extensive background in the financial services industry, his substantial experience in growing businesses and his prior public company experience.

Michelle Sibley has been SCG’s Chief Financial Officer, Treasurer and Secretary since inception. Ms. Sibley is currently the Chief Financial Officer at Sachs Capital Group LP and at Redleaf Management company, LLC, an entity beneficially owned and controlled by Mr. Sachs, where her responsibilities include oversight of all financial aspects of the businesses. Prior to joining Redleaf Management Company, LLC in 2004 and Sachs Capital Group at its founding in 2008, Ms. Sibley was a senior tax manager in Deloitte & Touche’s tax practice. She has over 10 years of experience in public accounting, working in Arthur Andersen and Deloitte & Touche’s Financial Services practices. Ms. Sibley received a B.S. in accounting from Northern Illinois University in 1993 and is a Certified Public Accountant.

Kenneth B. Leonard became a SCG director in April 2012. Mr. Leonard has nearly 27 years of experience in the Private Equity lending space and has relationships with dozens of private equity firms, investments banks, business brokers, lenders and other service providers and intermediaries.  Mr. Leonard is a managing partner for Kayne Anderson Capital Advisors secured credit activities.  Prior to joining Kayne Anderson, Mr. Leonard was with Cerberus Capital where he was a Co-Founder of Dymas Capital Management and helped lead the development of a middle market, private equity focused lending business.  While at Dymas, Mr. Leonard played a leadership role in completing over 130 transactions with underwritten commitments in excess of $4.5 billion. Prior to joining Cerberus, Mr. Leonard was a Senior Vice President in the Merchant Banking Syndications Team at GE Capital from 2001 to 2002, where he headed up the syndications effort.  From 1998 to 2001 he was in charge of the Corporate Finance Syndications Team of Heller Financial.  From 1995 to 1998, he served as an investment professional in the Turnaround Private Equity Group of Heller Investments, Inc.  From 1986 to 1995, he served in a variety of lending positions at Heller Financial, including real estate, asset-based lending and cash flow lending.  Mr. Leonard is a graduate of the University of Iowa and received an M.B.A. from Northwestern University’s Kellogg School of Management in 1993. Mr. Leonard’s designation as a director was based upon his nearly 25 years of experience in evaluating and financing private equity transactions.

Donna Parlapiano became a SCG director in April 2012. Ms. Parlapiano is Senior Vice President for Regional Operations and Industry Relations at AutoNation (NYSE: AN), America’s largest automotive retailer employing approximately 19,000 people at 206 dealership locations representing 244 franchises, where she joined in 1998. A nearly 25-year veteran of the automobile industry, Ms. Parlapiano’s responsibilities include dealership operations and managing relationships with automobile manufacturers. Prior to joining AutoNation, Ms. Parlapiano held finance, marketing and strategic management positions with Ford Motor company from 1986 to 1998. In September 2010, Ms. Parlapiano was named one of the 100 most influential women in US auto industry by Automotive News. Ms. Parlapiano received a B.S. in Business Administration from Southern Colorado University in 1986 and an M.B.A. from the University of Denver in 1991. Ms. Parlapiano’s designation as a director was based upon her senior-level management experience.

Marvin Shrear became a SCG director in April 2012. Mr. Shrear was a Senior Managing Director at Deerfield Capital Management (a financial services company) from 1993 until his retirement in 2008 where he also served as Chief Financial Officer. Prior to joining Deerfield, Mr. Shrear was a partner in the Chicago office of Arthur Andersen & Co., Chief Financial Officer at GNP Commodities, Inc., and Vice President Finance for FCT Group, Inc. GNP and FCT were registered futures commission merchants. Mr. Shrear received a B.S.C. in Accountancy from DePaul University in 1965 and a J.D. from Stanford University in 1968. He is licensed as a Certified Public Accountant and attorney. Mr. Shrear’s designation as a director was based upon his senior-level management and a financial services industry experience.

Frederick L. White became a SCG director in April 2012. Mr. White is the Chief Compliance Officer at Deerborn Partners, overseeing all of the legal and regulatory work.  From 2002 to 2008, Mr. White was Managing Director, Deputy General Counsel and Chief Compliance Officer of Deerfield Capital Management. From 2004 to 2008, concurrent with his time at Deerfield, Mr. White was also General Counsel, Senior Vice President and Secretary of Deerfield Capital Corp., a publicly-traded real estate investment trust (NYSE: DFR) organized and managed by Deerfield. Before joining Deerfield, Mr. White practiced securities law for more than 30 years and was a partner at the firms of Drinker, Biddle, Gardner & Carton (1989 - 2002); Much, Shelist & Freed (1987 - 1989); and Kirkland & Ellis (1979 - 1987). Before private practice, Mr. White was an attorney with the Commodity Futures Trading Commission (1975 - 1979) and the Securities and Exchange Commission (1970 - 1975). Mr. White received his undergraduate degree from Cornell University in 1966 and his J.D. degree from the University of Michigan Law School in 1969. Mr. White’s designation as a director was based upon his over 40 years of financial services industry experience.

SCG Board of Directors and Committees

The Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Leonard will expire at SCG’s first annual meeting of the Stockholders. The term of office of the second class of directors, consisting of Ms. Parlapiano and Mr. White, will expire at the second annual meeting of the Stockholders. The term of office of the third class of directors, consisting of Mr. Sachs and Mr. Shrear, will expire at the third annual meeting of the Stockholders.

The Board presently has one regular committee, the audit committee.  The audit committee charter is available free of charge to any Stockholder from SCG’s corporate secretary upon written request.  Requests should be addressed to Michelle Sibley, Secretary, SCG Financial Acquisition Corp., 615 North Wabash, Chicago, Illinois 60611.

During each of the years 2011 and 2012, the Board held three telephonic meetings.  SCG did not have an audit committee in 2011.  Each of the directors attended at least 75% of the meetings of the Board.  SCG does not have a policy regarding director attendance at annual meetings of the Stockholders, but encourages the directors to attend if possible.

Officer and Director Qualifications

SCG has not established a nominating committee and have not formally established any specific, minimum qualifications that must be met by officers or directors or specific qualities or skills that are necessary for one or more of our officers or members of the Board to possess. However, SCG generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former CEO or CFO of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of the Stockholders.

SCG’s officers and Board are composed of a diverse group of leaders in their respective fields. Many of the current officers or directors have senior leadership experience at domestic and international companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. All of SCG’s officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, our officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business combinations.

SCG, along with SCG’s officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described below, provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of consummating an initial business combination.

The independent members of the Board will consider director candidates recommended by the Stockholders, provided they meet the requirements of the SCG bylaws. If a Stockholder would like the Board to consider specific candidates for nomination at the special meeting to the Board, a Stockholder should deliver written notice to SCG’s secretary at SCG Acquisition Financial Corp., 615 North Wabash, Chicago, Illinois 60611. Written notice of such proposed candidates for director should be delivered no later than the 10th day following public announcement of the date of the meeting. The written notice should include, among other things, the candidates’ full name, age, address, biographical background, occupation, and qualifications, as well as the number of shares of capital stock owned by such person. The Stockholder providing notice must follow all requirements set forth in SCG’s bylaws. A copy of SCG’s bylaws may be requested from SCG’s secretary at SCG Acquisition Financial Corp., 615 North Wabash, Chicago, Illinois 60611. In addition, a copy of SCG’s bylaws was furnished to the SEC as Exhibit 3.2 to SCG’s Form 8-K, filed on October 15, 2010.

The independent members of the Board will evaluate each candidate for election to the Board based upon whether the candidate:

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is independent pursuant to the requirements of the Nasdaq Capital Market;

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is accomplished in his or her field and has a reputation, both personally and professionally, that is consistent with SCG’s image and reputation;

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has the ability to read and understand basic financial statements, and, if applicable, satisfies the criteria for being an “audit committee financial expert” as defined by the SEC;

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has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise;

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has knowledge of SCG’s business and the issues affecting SCG’s business;

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is committed to enhancing Stockholder value;

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fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;

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is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility;

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has, or would be willing to commit, the required hours necessary to discharge the duties of membership on the Board;

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has any prohibitive interlocking relationships or conflicts of interest;

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is able to develop a good working relationship with other members of the Board and contribute to their working with the senior management; and

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is able to suggest business opportunities.

Communications with SCG Board of Directors

The Board provides a process for Stockholders and interested parties to send communications to the Board or any individual director. The Stockholders and interested parties may forward communications to the Board or any individual director through SCG’s secretary. Communications should be addressed to the corporate secretary, SCG Financial Acquisition Corp., 615 North Wabash, Chicago, Illinois 60611. All communications will be compiled by SCG’s secretary and submitted to the Board or the individual directors on a periodic basis.

SCG Director Independence

The Board undertook a review of director independence and considered transactions and relationships between each of the nominees and directors determined that each of Kenneth B. Leonard, Donna Parlapiano, Marvin Shrear and Frederick L. White are independent directors, as defined by the applicable Nasdaq and SEC standards.

SCG Code of Ethics

SCG adopted a code of ethics that applies to its officers, the Board and its employees. The code of ethics is available free of charge to any Stockholder from SCG’s corporate secretary upon written request. Requests should be addressed to:

Michelle Sibley, secretary, SCG Financial Acquisition Corp., 615 North Wabash, Chicago, Illinois 60611. SCG intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from a provision of the code of ethics, if any, by posting such information on its website.

Compensation Discussion and Analysis

Since inception, none of our executive officers or directors received any compensation (cash or non-cash) for services rendered. Commencing on the date that our securities were first quoted on the OTCBB and continuing through the earlier of consummation of the Transaction or our liquidation, we will pay Sachs Capital Group LP, an entity beneficially owned and controlled by Mr. Sachs, a total of $7,500 per month for office space and administrative services, including secretarial support. This arrangement is being agreed to by Sachs Capital Group LP for our benefit and is not intended to provide Sachs Capital Group LP (or Mr. Sachs) compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this $7,500 per month fee and up to an additional $7,500 per month which may be paid to Sachs Capital Group LP or the Sponsor for additional overhead expenses incurred on our behalf, no compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of the Transaction. Through the date of this Offer to Purchase, the additional $7,500 has not been paid to Sachs Capital Group LP. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that have been made to the Sponsor, our officers, directors or their affiliates.

After the completion of the Transaction, our directors or members of our management team who remain with us, may be paid consulting, management or other fees from SCG.  See “SCG Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Transaction”. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee of the Board constituted solely by independent directors or by a majority of the independent directors on the Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Transaction, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Transaction. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation for promoting the Transaction but we do not believe that the ability of our management to remain with us after the consummation of the Transaction was a determining factor in our decision to proceed with the Transaction. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation and Compensation Committee Report

We do not currently have a compensation committee of the Board but intend to establish such a committee following consummation of the Transaction.  See “SCG Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Transaction – Committees of the Board of Directors – Compensation Committee” We do not feel a compensation committee is necessary prior to a business combination as there was no salary, fees or other compensation being paid to our officers or directors prior to consummation of the Transaction other than as disclosed in this Offer to Purchase. All members of the Board reviewed the Compensation Discussion and Analysis above and agreed that it should be included in this Offer to Purchase.

Audit Committee

Effective upon the listing of SCG’s securities on the Nasdaq Capital Market, SCG established an audit committee of the Board, which consists of Messrs. Kenneth Leonard, Frederick L. White and Marvin Shrear, each of whom has been determined to be “independent” as defined in Rule 10A-3 under the Exchange Act and relevant Nasdaq rules. The audit committee’s duties, which are specified in SCG’s Audit Committee Charter, include, but are not limited to:

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reviewing and discussing with management and the independent auditor SCG’s annual and quarterly financial statements;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of SCG’s financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all transactions between SCG and related persons;

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inquiring and discussing with management SCG’s compliance with applicable laws and regulations and SCG’s code of ethics;

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pre-approving all audit services and permitted non-audit services to be performed by SCG’s independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by SCG regarding accounting, internal accounting controls or reports which raise material issues regarding SCG’s financial statements or accounting policies; and

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monitoring compliance, on a quarterly basis, with the terms of all agreements between SCG and its officers and directors entered into in connection with the IPO and, if any noncompliance is identified, taking action necessary to rectify the noncompliance.

Financial Expert on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who, as required by Nasdaq rules, have not participated in the preparation of SCG’s financial statements at any time during the past three years and are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, SCG must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that Mr. Shrear satisfies the Nasdaq definition of financial sophistication and also qualifies as an “audit committee financial expert”, as defined under SEC rules.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy as to whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for SCG at that time. Gregory H. Sachs serves as chairman, president and chief executive officer of SCG.

Although the Board is ultimately responsible for risk oversight of SCG, the audit committee assists the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the audit committee focuses on financial and enterprise risk exposures and discusses with management and the independent registered public accountants SCG’s policies with respect to risk assessment and risk management, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters. The audit committee also assists the Board in fulfilling its duties and oversight responsibilities relating to SCG’s compliance and ethics programs, including compliance with legal and regulatory requirements.

Compensation Committee Report

The Board does not maintain a standing compensation committee since it does not compensate its officers or directors.

The Board and management have reviewed and discussed the Compensation Discussion and Analysis above required by Item 402(b) of Regulation S-K. Based on that review and discussion, the Board has recommended that the Compensation Discussion and Analysis be included in this Offer to Purchase; however, because SCG does not compensate its officers and directors, there is no relevant disclosure for this section.

Fees and Services

The billed fees for services provided by Rothstein Kass, SCG’s principal account, for the fiscal year ended December 31, 2011 and 2012 are set forth below:

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Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Rothstein Kass in connection with regulatory filings. SCG paid Rothstein Kass $50,000 in connection with our audited financials for the period ended April 18, 2011 and for the period from January 5, 2011 (inception) to January 28, 2011 and $24,000 for reviews of interim financial statements through September 30, 2011. SCG paid $17,500 in connection with our December 31, 2011 fiscal year-end audit  SCG paid Rothstein Kass $24,000 for reviews of interim financial statements through September 30, 2012 and expects to be billed $27,500 in connection with our December 31, 2012 fiscal year-end audit of the financials and internal control over financial reporting;

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Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by Rothstein Kass during the last two fiscal years;

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Tax Fees. SCG expects to be billed $5,000 by Rothstein Kass for tax planning and tax advice for each of the years ended December 31, 2011 and 2012; and

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All other fees. SCG paid no fees to Rothstein Kass for consulting services for our due diligence review in connection with the investigation of an acquisition RMG.

Since SCG’s Audit Committee was not formed until the listing of SCG’s securities on the Nasdaq Capital Market, all services rendered prior to the formation of the Audit Committee were approved by the Board. Since the formation of the Audit Committee, and on a going-forward basis, the Audit Committee has pre-approved, and will pre-approve, all audit and permissible non-audit services to be performed for us by SCG’s independent accountant, Rothstein Kass.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires SCG’s directors and executive officers, and persons who beneficially own more than 10% of SCG Common Stock, to file reports of ownership and changes in ownership of SCG Common Stock with the SEC. SCG’s directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish SCG with copies of all Section 16(a) forms they file. Based solely on a review of the copies furnished to SCG and representations from SCG’s directors and executive officers, SCG believes that all Section 16(a) filing requirements for the year ended December 31, 2011 and the year ended December 31, 2012 applicable to SCG’s directors, executive officers and greater than 10% beneficial owners were satisfied.

BUSINESS OF RMG

Overview

RMG is a global digital signage company that operates a targeted national advertising network and also provides digital signage solutions (“DSS”), software, hardware and services. Founded in 2005 as Danouv Inc., RMG began its operations by developing a digital signage technology platform for ad serving and content distribution. RMG launched an initial media network with 650 screens in coffee shops and eateries in August 2006. In September 2006, Danouv Inc. changed its name to Danoo Inc. In July 2009, Danoo purchased certain assets of IdeaCast Inc., which operated a digital signage network in gyms and fitness centers and in the airline in-flight entertainment space. In August 2009, Danoo was renamed RMG Networks, Inc.

RMG acquired certain assets and cash from Pharmacy TV Network, LLC in March 2010 in an all-stock transaction. Pharmacy TV was a retail point of sale network in pharmacies across the United States. RMG subsequently shut this network down during the fourth quarter of 2011 due to lack of scale and advertiser demand. RMG acquired Executive Media Network Worldwide and its wholly-owned subsidiaries Corporate Image Media, Inc. and Prophet Media, LLC (collectively the Executive Media Network) in April 2011 to extend its airline media offering from airport business lounges to in-flight media. The Executive Media Network acquisition introduced a proprietary planning and inventory system called Charlie into the RMG technology portfolio. The Executive Media Network was subsequently transitioned to the RMG technology platform for content delivery and network management. This acquisition also consolidated the number of companies in the United States working with airlines to sell media. During the first quarter of 2012, RMG divested the café network and NYTimes.com Today network, through a sale to Brite Media Group and sold the Fitness Network to Orion Equity Partners.

RMG took steps to align resources behind the airline media properties because RMG was a category leader in that space in 2012.

RMG operates the RMG Airline Media Network, a U.S.-based network focused on selling advertising across air travel digital media assets in executive clubs, on in-flight entertainment (“IFE”) systems, on in-flight Wi-Fi portals and in private airport terminals. The network, which spans all major commercial passenger airlines in the United States, delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment.  Based on information provided by its airline, airport, IFE and Wi-Fi partners, RMG estimates that the RMG Airline Media Network is comprised of over 120,000 IFE screens, nearly 3,000 aircraft, 145 airline and private terminal lounges and can reach an audience of over 34 million passengers per month. As of January 1, 2013, RMG has partner relationships with twelve unique airlines to sell their media assets.  In many cases RMG maintains multiple relationships with the same airline.  RMG works with six airlines to sell their IFE system assets.  RMG works with seven airlines to sell their media assets in their executive clubs.  RMG works with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets, providing RMG with what it believes will be a growing revenue opportunity as airlines continue to install additional digital media assets.

RMG’s DSS group builds and operates digital place-based networks and offers a range of innovative digital signage software solutions to power the digital media assets of both small and medium businesses and enterprise customers. RMG offers custom solutions that leverage the integrated suite of design, content management, content delivery and monetization of digital signage. RMG licenses its media technology platform to leading enterprises in both the United States and China. Representative DSS clients have included: DIRECTV, Blink Fitness, Wanda Group, China Power Company and China Telecom.

RMG believes that its combination of advertising management and technology expertise provides partners and customers with advertising-based and traditional digital signage solutions that differentiates RMG from its competitors. In particular, RMG’s consolidated media asset access across the domestic air travel industry provides advertisers access to a highly-valuable audience base in captive settings. RMG is led by an experienced senior management team with key relationships in advertising, travel and technology arenas.

Competitive Strengths

RMG believes that the following factors differentiate it from its competitors and position it for continuing growth:

Targeted National Advertising Network. RMG’s captive and engaged audience of business decision makers and affluent consumers is highly sought-after by advertisers because of their media consumption habits. According to the 2011 Fall GfK MRI weighted to Population, RMG’s IFE network audience has a median age of 47 and is more than twice as likely to have a household income of over $200,000 per year, 66% more likely to have a professional or related occupation and almost twice as likely to have an occupation in management, business or financial operations.

Scalable, State-of-the-Art Content Distribution Technology. RMG’s proprietary media technology platform provides customers with the ability to electronically change advertisements from RMG’s network operations center as needed, which shortens lead times, provides increased flexibility to change messages or target specific audiences, and significantly reduces distribution costs. This flexibility is limited to the airport clubs, as RMG does not service the IFE media assets.

Consolidated Media Assets across the Majority of Domestic Airline Carriers.   RMG’s ability to bring together ten U.S. commercial passenger airlines into a single network with broad scale and reach with similar in-flight media assets has made the RMG Airline Media Network attractive and in demand with advertisers.

Limited Capital Requirements for IFE Media Assets.  Due to the scalable nature of RMG’s business model and because its airline partners install, own and maintain their own IFE screens, RMG does not expect to make significant capital investments to grow its operations as the IFE portion of the RMG Airline Media Network expands.

Experienced Management Team. RMG’s management team has significant experience in launching emerging digital media platforms, advertising sales, and digital network design and operations.

Growth Strategy

Increase RMG’s Airline Media Cost Per Impression. In 2012, demand for many of RMG’s premium media assets outpaced supply, creating a shortage during prime advertising months. RMG’s national on-screen advertising cost per impression, or CPM, for in-flight Roadblock units was approximately 59% higher than the average U.S. primetime network television CPM reported by the Outdoor Advertising Association of America in their CPM Comparisons of Major Media. RMG believes that, based on the 2012 demand levels, this premium does not yet fully reflect the highly targeted nature of RMG’s impressions, higher recall rates, ability to provide informative audience data to RMG’s advertising customers and, most importantly, the inability to turn off or skip RMG’s advertising messages. RMG believes that there is an opportunity for continued CPM growth, especially as its inventory utilization increases, providing a more favorable supply-demand dynamic.

Expand Geographic Coverage and Reach of the Airline Media Network. RMG intends to expand the reach and geographic coverage of the RMG Airline Media Network to China and Europe by connecting additional airlines, airplanes and airline executive clubs to the network through additional partner agreements or the international operations of current airline partners. RMG’s strategy for attracting new airline partners is to focus primarily on the largest international carriers by passenger count and the most trafficked international airports.

Increase Market Awareness of RMG’s Business to Expand Customer Base and Increase Revenue. RMG believes that its products and services offer strong value propositions that will allow it to expand its advertiser customer base and therefore increase its revenue. RMG intends to increase its presence in the industry by sponsoring and having management attend and speak at industry events and conventions.  RMG also intends to expand into additional markets such as retail media. RMG is exploring various partnership arrangements such as joint ventures, value-added resellers and others to increase market awareness and expand its advertiser client base.

Expand the Digital Signage Solutions Business. RMG is exploring ways to build upon its technical portfolio and business processes. RMG is also considering ways to leverage its presence in China and to build on its relationships there to offer technology products and professional services to companies in China.

Develop New Marketing and Distribution Platforms that Leverage RMG’s Existing Assets.  RMG is exploring several initiatives that are meant to leverage its existing technology, distribution platform and sales and marketing infrastructure, including the following:

New Out-of-Home Networks.  RMG believes that its scalable infrastructure offers it a competitive advantage to expand into new digital out-of-home media networks. RMG is currently reviewing other captive digital place-based media networks that deliver valuable media audience segments such as retail businesses including malls, department stores and convenience stores, all of which have begun to deploy advertising networks consisting of in-store televisions and plasma screens. RMG believes that targeted advertising will continue to grow in importance as a percentage of advertising spending and that networks in other retail environments will continue to develop. Importantly, RMG believes that its distribution technology, sales force, other existing operating infrastructure and client relationships could create growth opportunities for it in these other retail environments.

New Product Development.  Small retail businesses deploy makeshift in-store signage solutions to communicate with their customers. Enterprise-scale signage solutions do not make economic sense for a small business owner with only a handful of locations. RMG has created ChalkboxTV, an in-store signage solution that is easy to install and which provides a cost-effective option for small business owners to communicate promotional messages to their customers using their existing screen hardware. ChalkboxTV consists of a media player connected to cloud-based software that enables single- or multi-unit businesses to display synchronized custom marketing messages on existing television screens.  ChalkboxTV is compatible with any cable or satellite service, so no service changes are required to deploy the system. Multiple locations can be controlled from a single interface, including custom content scheduling and playlists, so that any business can benefit from in-store digital signage. RMG plans to make ChalkboxTV available in April 2013 through a network of dealers and resellers.

RMG Solutions

The RMG Airline Media Network. RMG helps airline partners unlock economic value from their existing assets while providing advertisers access to targeted, high-value and captive audiences. RMG believes that the reach, scope and digital delivery capability of its network of digital place-based media provides an effective platform for advertisers to reach an affluent and engaged audience on a highly targeted and measurable basis. RMG estimates that an airplane with RMG media screens installed takes off every 20 seconds and that its media network can reach over 34 million people per month.  The RMG Airline Media Network is currently located in some of the busiest domestic airports and covers travelers to and from the top designated market areas in the United States. As of January 2013, RMG estimates that the RMG Airline Media Network includes over 120,000 IFE screens, 3,000 aircraft and 145 airline executive clubs and private airport terminals in the U.S.

RMG’s Airline Media Network advertising inventory includes digital signage in airline executive clubs displaying static and video messaging and also includes static and video IFE and Wi-Fi advertising units shown on commercial airlines in the United States. Short and long form IFE video content can be shown simultaneously on every digital media asset on a given aircraft, or inserted into or around other individual video programming. Static IFE banner units and static and animated online and interactive advertising units are also supported by the network. RMG’s media technology platform powers the screens located inside airline executive clubs and RMG relies on airline partners and technology partners to supply content to in-aircraft IFE screens and Wi-Fi portals.

Digital Signage Solutions.  RMG offers its digital out-of-home media digital signage solutions to SMB and enterprise customers.  With its experience in technology, operations and media sales, RMG has established a comprehensive set of managed media services for its customers, including:

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Design: RMG works with customers to design physical screen placement, screen layout, content and user experience.

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Content: RMG works with customers and content partners to select, acquire and customize contents.

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Technology: RMG repackages its media technology platform and offers the technology in a cloud-based mode with full virtualization of services.

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Deployment: RMG utilizes a network of third party service providers to deploy endpoint devices and last mile network access equipment.

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Operations: As part of the cloud-based services, RMG offers customers operational services such as network monitoring and media campaign management.

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Monetization: RMG’s digital out-of-home media sales experts provide business consultation to customers with revenue generation as part of their business objectives.

Technology

Media Technology Platform.  RMG utilizes a proprietary media technology platform to support end-to-end media business operations and to power its media network inside airline executive clubs.  RMG has developed an open and scalable media technology platform that is highly extensible through application integration.  This approach enables RMG to provide new media services or the ability to enter new markets in a cost effective and timely manner. The key technology components of RMG’s media technology platform include a web-based user interface, web services, IP networking, endpoint devices and displays.

Proprietary Planning and Inventory System. RMG’s proprietary planning and inventory system supports key advertising and partner management business processes such as customer acquisition, advertising inventory, customer management and revenue recognition by providing the following functions:

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Customer Relationship Management

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Presales and Proposal Management

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Media Asset Inventory Management

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Content Management and Distribution

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Proof of Play and Billing

Global Sales Model

Advertising. RMG sells and markets its advertising through its direct sales and marketing group. Its sales staff of 10 people (as of December 31, 2012), is located in sales offices in New York, Los Angeles, Chicago and Detroit. A significant percentage of the compensation for the sales staff is variable and commission-based, with commissions shared across the team in order to enhance coordination and teamwork. RMG’s national sales organization is highly scalable.  RMG meets directly with clients and advertising agencies to consult with them on the merits of digital out-of-home advertising. RMG also has a marketing department with public relations and research capabilities and has commissioned third-party market research on the effectiveness of digital out-of-home advertising. This research has provided customers with evidence of the strong performance of its product relative to other broadcast advertising based on metrics such as brand recognition, message recall and likeability.

Digital Signage Solutions. RMG is in the process of recruiting a channel sales force of third party dealers to resell the ChalkboxTV product to potential customers. These dealers will typically be paid an initial sign-up fee along with a portion of the monthly service revenue. RMG currently relies on a direct sales model to sell the professional services engagements in the China market.

Customers

Airline Media Network Partners.  RMG partners with airlines, airports and aircraft IFE and Wi-Fi providers to sell advertising on digital media assets located in executive clubs, private airport terminals and on aircraft. As of January 1, 2013, RMG had partner relationships with twelve unique airlines to sell their media assets.  In many cases RMG maintains multiple relationships with the same airline.  RMG works with six airlines to sell their IFE system assets.  RMG works with seven airlines to sell their media assets in their executive clubs.  RMG works with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets. RMG typically serves as the exclusive third-party agent for advertising sales for specified digital media assets in its partners’ air travel networks, but the scope of RMG’s exclusivity rights varies from contract to contract. For example, RMG has exclusive rights to sell advertising for digital assets that it provides and manages as part of Delta’s IFE systems and in its executive clubs. Other partners, however, grant RMG exclusivity over certain formats like video advertisements but not over other formats like print. RMG shares advertising revenues with its partners. The portion of revenue that RMG shares with its partners ranges from 25% to 80% depending on the partner and the media asset.  RMG makes minimum annual payments to three partners and revenue sharing payments to all other partners (including payments in excess of minimum annual payments, if any). RMG’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remainder have no obligation to renew. Three partnership contracts were subject to renewal in 2013, two of which were renewed at comparable rates and terms. RMG has been given notice that one contract will not be renewed.

Advertising Customers. RMG’s advertising business has a diverse customer base, consisting of more than 70 international, national and regional advertisers. The revenues obtained from advertisers varies greatly, from less than $100 to more than $4 million annually, with an average annual revenue per advertiser over $275,000. RMG has business relationships with many national advertisers across a wide variety of industries, such as automotive, computers, consumer products, credit card, financial services, insurance, tourism, and telecommunications.  For the year ended December 31, 2012, Ford Motor Company represented approximately 16% of total revenue.

Digital Signage Solutions Customers.  DSS services are offered to a range of businesses from enterprise customers seeking digital signage expertise or software licensing to mid-sized digital signage networks in need of operational assistance. Venue owners looking to deploy end-to-end digital signage solutions work with RMG to develop complete network solutions including network design and deployment through content sourcing, strategy and monetization. For the year ended December 31, 2012, DIRECTV represented approximately 15.7% of total revenue. RMG completed delivery of the contracted DIRECTV software service product in July 2012 and began providing maintenance and support services. In October  2012, DIRECTV cancelled its maintenance and support service contract.

Industry

Digital Signage. Digital signage is one of the most prolific communications media channels for companies. RMG believes the proliferation of digital signage in business and out-of-home environments allows advertisers and companies to engage consumers, employees and targeted audiences more effectively than traditional means. The digital signage industry is comprised of hardware, software and professional services that create solutions for advertising and business to business networks. The deployment of digital signage networks has continued to increase through the recent economic downturn.

As digital signage systems have evolved, they have become more cost effective and able to provide richer media content. The initial costs of planning and deploying digital signage infrastructure have dropped, reducing a significant barrier to growth. Today's solutions support remote manageability, energy efficiency and the ability to process and blend rich media content. Advertisers are recognizing the flexibility and cost-effectiveness digital signage can provide compared to traditional media.

RMG believes few other marketing media channels can match the value proposition that digital signage delivers: the ability to reach a mass audience with a high level of flexibility to distribute content, change messages and target specific audiences at a lower cost per impression than traditional media. According to PQ Media’s Global Digital Out-of-Home Media Forecast 2012-2016, the digital out-of-home media market in the United States is one of the fastest growth segments of the out-of-home advertising industry with revenues of over $2 billion in 2011 and forecasted double digit growth figures projected into the foreseeable future.

Digital Out-of-Home Advertising. Digital out-of-home advertising is a relatively new form of advertising, but is becoming an effective way for advertisers to reach their target audience in captive locations for long periods of time. According to Magna Global, Global Advertising Revenue Forecast and Historical Data, December, 2012, the digital out-of-home advertising market accounted for a small but rapidly growing portion of the $146 billion U.S. advertising market in 2011. U.S. digital out-of-home advertising revenue grew to $1.3 billion in 2011, representing a 10-year compound annual growth rate of 20.9%, and is expected to grow to approximately $2.5 billion by 2017. RMG believes the increase in advertising spending in this medium is largely a result of better research and overall visibility of the medium and digital technology, which have enhanced the reach and the overall value proposition of digital out-of-home advertising for local, regional, national and international advertisers.

Competition

RMG competes in the digital signage industry as well as the global advertising industry with a current focus on the domestic advertising industry in the United States. RMG’s digital out-of-home media assets compete with many other forms of marketing media, including television, radio, print media, Internet and outdoor display advertising. DSS competes with digital signage hardware vendors, software companies and digital signage service organizations. While digital out-of-home advertising represents a small portion of the advertising industry today, RMG believes it is well positioned to capitalize on what it believes will be an increasing shift of advertising spending away from mass media to more targeted forms of media, like digital out-of-home advertising. As the number of media platforms continues to increase, the ability to target narrow consumer demographics and to provide measurable third-party marketing information has become increasingly important. RMG believes that proliferation of digital technology enabling improved data collection and return on investment measurement will increase advertisers’ demand for digital advertising platforms and that the RMG Airline Media Network is well positioned to address these trends.

RMG also competes with other providers of digital out-of-home and out-of-home advertising, which vary substantially in size, such as Captivate Network, IZ ON Media LLC, National CineMedia Inc., JCDecaux SA, Titan Outdoor LLC and Clear Channel Outdoor Holdings, Inc. RMG believes that it is able to generate economies of scale, operating efficiencies and enhanced opportunities for its customers to access a national and regional audience, giving it a competitive advantage over many of its advertising competitors. Given the scale and technical capabilities of RMG’s digital network, RMG believes it is able to tailor its advertising programs with more flexibility and to a broader audience than other digital out-of-home advertising companies, providing a more entertaining consumer experience and a more effective platform for advertisers.

RMG’s DSS group competes with a variety of companies in the hardware, software and services arena of the digital signage industry including: Broadsign International Inc., Dynasign, Ronin, ComQi, Scala Inc. and Stratacache.

Employees

As of December 31, 2012, RMG had 38 full-time employees in the U.S. and 19 in China. None of RMG’s employees is represented by a labor union with respect to his or her employment. RMG has never experienced work stoppage and believes its relationship with its employees is good.

Intellectual Property

RMG relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, RMG may be unable to protect its proprietary technology. RMG generally require employees, consultants, customers, suppliers and partners to execute confidentiality agreements with it that restrict the disclosure of its intellectual property. RMG also generally requires its employees and consultants to execute invention assignment agreements with it that protect its intellectual property rights. Despite these precautions, third parties may obtain and use without RMG’s consent intellectual property that it owns or licenses. Any unauthorized use of its intellectual property by third parties, and the expenses incurred in protecting its intellectual property rights, may adversely affect its business.

As of December 31, 2012, RMG had three issued patents and four patent applications pending in the United States. RMG’s patents are material to its business because they relate to innovations embedded in the software that underlies RMG’s media networks.  These patents expire at various times between 2025 and 2027. RMG cannot ensure that any of its pending patent applications will be granted or that any of its issued patents will adequately protect its intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to any of its currently issued patents or any patents that may be issued to it in the future. Any such claims, whether or not successful, could be extremely costly to defend; divert management’s time, attention, and resources; damage its reputation and brand; and substantially harm its business.

RMG expects that it and others in its industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of products and services overlaps. RMG’s competitors could make a claim of infringement against it with respect to its products and underlying technology. Third parties may currently have, or may eventually be issued, patents upon which RMG’s current solution or future technology infringe. Any of these third parties might make a claim of infringement against RMG at any time.

Facilities

RMG has a five-year lease for approximately 4,000 square feet of principal office space in San Francisco, California. RMG also maintains sales offices in New York City, Chicago, Detroit and Los Angeles, as well as a technology support office in Beijing. The San Francisco, New York and Beijing offices are leased over varying fixed terms, and generally require RMG to pay a proportionate share of real estate taxes, insurance, common area and other operating costs. The Chicago, Detroit and Los Angeles offices are one or two person full service offices in executive suite locations with flexible lease terms. RMG believes its existing facilities are adequate to meet its current needs, and intends to add or change facilities as needs require.

Legal Proceedings

From time to time, RMG may become involved in proceedings, including with respect to immaterial collection proceedings, arising in the ordinary course of its business. RMG is not presently a party to any legal proceedings that it believes, if determined adversely to RMG, would individually or taken together have a material adverse effect on its business, operating results, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RMG

You should read the following discussion in conjunction with the sections of this Offer to Purchase entitled “Risk Factors — Risks Related to the Business of RMG”, “Forward-Looking Statements”, “Business of RMG” and RMG’s financial statements and the related notes thereto included elsewhere in this Offer to Purchase. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offer to Purchase.

Overview

Founded in 2005 as a media network of screens in coffee shops and eateries, the acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The network, which spans all major commercial passenger airlines in the United States, delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment. As of January 1, 2013, RMG had partner relationships with twelve unique airlines to sell their media assets.  In many cases RMG maintains multiple relationships with the same airline.  RMG works with six airlines to sell their IFE system assets.  RMG works with seven airlines to sell their media assets in their executive clubs.  RMG works with nine airlines to sell their onboard Wi-Fi media assets. All the partner relationships are exclusive with the exception of one airline partnership agreement to sell IFE system assets.

RMG sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as required by the customer, but most frequently on a monthly basis following delivery of the contracted ad insertions. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Payments to airline and other partners for revenue sharing are paid on a monthly basis either under minimum annual guarantees, or as a percentage of the advertising revenues following collection from customers. The portion of revenue that RMG shares with its partners ranges from 25% to 80% depending on the partner and the media asset. RMG makes minimum annual payments to three partners and revenue sharing payments to all other partners (including payments in excess of minimum annual payments, if any). RMG’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remaining agreements have no obligation to renew. Three partnership contracts were subject to renewal in 2013, two of which were renewed at comparable rates and terms. RMG has been given notice that one contract will not be renewed.

RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers. In 2011 RMG entered into a contract with DIRECTV to provide a digital service solution/product, which solution was delivered and accepted in the third quarter of 2012. This contract was the primary source of software services revenue. For the year ended December 31, 2012 advertising revenue was $21.6 million primarily from the RMG Airline Media Network and software services revenue from the digital signage solutions group was $4.0 million.

RMG may face increased competition within the U.S. airline market as IFE matures. International expansion to Europe and China represents an untapped market for IFE and airline lounge media. Although RMG believes it can expand its airline relationships to international locations and more international carriers, it faces the challenge of operating in international markets that it is unfamiliar with. In the third quarter of 2012 RMG completed its digital signage service contract with DIRECTV but continued to provide maintenance and support services. After DIRECTV cancelled the maintenance and support contract in the fourth quarter of 2012, RMG continued development of the technology and formulated the ChalkboxTV in-store signage solution service. RMG continues to promote the sale of software services, but expects there will be a significant decrease in software services revenue as a result of the DIRECTV cancellation. The ChalkboxTV hardware unit is currently in beta testing and there is expressed demand for the service; however, RMG may face competition in this service arena and has not previously provided this type of subscription service that includes a hardware component. There are no existing orders or sales of the planned subscription service, which RMG plans to initiate in April 2013. RMG plans to obtain subscription sales by marketing the service through existing satellite TV business sales channels on a commissioned basis. RMG’s executive team continues to seek out partners and acquisition opportunities that can expand its footprint within the digital out-of-home media marketplace, provide vertical technology or hardware solutions and complement RMG’s strengths in sales and media solution delivery.

On January 11, 2013, SCG and representatives of RMG entered into a Merger Agreement pursuant to which SCG will acquire RMG.  Pursuant to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into RMG. Upon consummation of the Merger, the separate existence of Merger Sub will thereupon cease, and RMG, as the

Surviving Corporation, will continue its existence under the laws of the State of Delaware as an indirect and wholly-owned subsidiary of SCG.  Because SCG will have no other operating business following the Merger, RMG will effectively become a public company at the conclusion of the Transaction.

RMG monitors monthly performance by comparing actual operating results and cash flows to budgeted operating results and cash flows, and reviewing available funds from existing and potential credit lines to ensure there are sufficient funds to meet partner commitments and fund capital expenditures. Operating results may be affected by a variety of internal and external factors and trends described more fully in the section entitled “Risk Factors-Risks Related to the Business of RMG”.

Revenues

Advertising revenues represented 84.3% of RMG’s revenues for the year ended December 31, 2012. Software services represented the other 15.7% of revenues during the same period. Advertising revenues were derived from a variety of digital and static out-of-home networks, with the majority derived from in-flight entertainment and airport lounge networks. Software services revenue was primarily derived from a software development contract.

Cost of Revenues

Revenue sharing payments to airline partners represented 92.9% of RMG’s cost of advertising revenues for the year ended December 31, 2012. The balance of cost of advertising revenues was comprised of network operation costs. The majority of cost of sales for software services consisted of payments to outside service providers for subcontracted software services, technology salaries, wages and benefit costs.

General and Administrative Expenses

General and administrative expenses primarily consisted of salaries, wages and related employment benefit costs, contract services, occupancy expenses, and other corporate expenses such as legal and other professional service fees, insurance and travel.

Sales and Marketing Expenses

Sales and marketing expenses primarily consisted of salaries, wages, commissions and related employment benefit costs, contract services, occupancy expenses, and travel.

Research and Development Expenses

Research and development expenses primarily consisted of salaries, wages and related employment benefit costs, contract services and travel for RMG network operations and technology personnel.

Results of Operations

Comparison of the Year Ended December 31, 2012 and the Year Ended December 31, 2011

The following table summarizes RMG’s operating results for the year ended December 31, 2012 compared to year ended December 31, 2011.

	Year Ended December 31,		Changes from Previous Year
	2012	2011	Dollars	%
Revenues	$25,670,073	$20,841,251	$4,828,822	25.3%
Cost of Revenues	14,133,009	14,659,339	(526,330)	-3.6%
Gross Margin	11,537,064	6,181,912	5,715,152	98.2%
	44.9%	28.4%		16.5%
Operating expenses
General and administrative	7,602,048	9,315,649	(1,713,601)	-18.4%
Sales and marketing	4,988,457	5,299,698	(311,241)	-5.9%
Research and development	1,626,870	1,465,705	161,165	11.0%
Impairment of goodwill and intangible assets	2,915,420	637,138	2,278,282	357.6%
	17,132,795	16,718,190	414,605	2.5%
Loss from operations	(5,595,731)	10,896,278)	5,300,547	-48.6%
Interest and other expense, n	(5,940,461)	(4,019,256)	(1,921,205)	47.8%
Net Loss	$(11,536,192)	$(14,915,534)	$3,379,342	-22.7%

Revenues

Revenues were $25.7 million and $20.5 million for the years ended December 31, 2012 and 2011, respectively, an increase of $5.2 million, or 25.3%. RMG sold its NYTimes.com Today Network (original digital signage technology platform) and Fitness Entertainment Network (part of the 2009 IdeaCast acquisition) in 2012. These sales resulted in a $3.7 million revenue decrease between 2012 and 2011, so the actual increase in revenues without these networks was approximately $8.9 million, or 43.4%, of which $7.2 million, or 35.1%, was an increase in advertising revenues. This increase is primarily due to an increase in net advertising rates and an increase in average revenue per advertiser resulting from packaging of network offerings between IFE and airline clubs. The software services revenues increased $1.7 million, or 8.3% due to additions to the base contract on the DIRECTV contract for maintenance, support and other service.

As indicated above, the year-over-year increase in advertising revenues for IFE and club revenues was approximately 35.1%, of which 18% was attributable to net rate increases and the remainder was due to an increase in the average revenue per advertiser of approximately $50,000. The loss of any one significant customer would cause revenue to decrease year-to-year. There was a change of advertisers (shift from advertisers seeking fitness network to airline networks) with the sale of NYTimes.com and Fitness networks, but no noticeable change in the number of advertisers from 2011 to 2012. The wide disparity in airline partner size or relative client size does not allow for strict mathematical comparison of partner or client numbers. Expansion of our network could and often does involve increasing media exposure within existing airline partners through WiFi internet access that was not previously provided, or other related network service. That said, RMG did add two new airline partners in late 2012, effective for advertising sales beginning in 2013.

DIRECTV was the primary source of DSS revenue for both 2012 and 2011. Upon cancellation of the maintenance and support portion of the DIRECTV contract, RMG continued to develop the technology which will be marketed as ChalkboxTV. As described above, this is an in-store advertising solution that is currently in beta testing and expected to begin delivery and subscription service in April 2013. Revenue is expected to be generated from monthly subscriptions paid by users of satellite TV services that purchase a ChalkboxTV hardware unit to create and deliver their own in-store ads. RMG has no prior experience in offering a subscription service and there is no guarantee that such subscription sales will occur.

Cost of Revenues

Cost of revenues were $14.1 million and $14.6 million for the years ended December 31, 2012 and 2011, respectively, a decrease of $0.5 million, or 3.6%.   Cost of revenue, as a percentage of revenue, fell approximately 16.5%. This decrease was due to an improved mix of advertising revenues from lower margin networks to higher margin networks as a percentage of total advertising revenues. Minimum annual guarantee amounts and revenue share agreement percentages may vary by airline partner. Minimum annual guarantee (“MAG”) amounts are usually paid on a monthly basis, and are based upon estimated advertising revenues from the airline partner’s IFE or club system. If revenues exceed the estimate (and related MAG payment), a revenue share is paid on the excess. However, if revenues are below the estimates upon which the MAG is based, RMG remains obligated to make the MAG payment to the airline partner, advertising cost of revenues as a percentage of advertising revenues increases, and RMG could suffer a loss under the particular airline partner agreement. There were no significant changes or modifications in the airline partner agreements from 2011 to 2012, except that RMG was relieved of one airline partner MAG after it became evident that estimated revenues were in excess of actual revenues. RMG has agreements with 12 partners, covering 12 unique airlines. Three of these airlines have MAG agreements (one airline has a MAG for both IFE and club systems).  All airline partners have a revenue sharing agreement ranging from 25 to 80% of advertising revenue net of agency fees and venue commissions. All but one of the agreements described above are exclusive. RMG directs the efforts of its sales staff in meeting individual as well as overall revenue goals, including a general effort to direct client advertising dollars to more profitable network or partner airlines.

The following table summarizes RMG’s margins for the year ended December 31, 2012 compared to the year ended December 31, 2011.

	Year Ended December 31,		Year
	2012	2011	Dollars	%
Revenues
Advertising	$21,635,113	$18,126,251	$3,508,862	19.4%
Software Services	4,034,960	2,355,000	1,679,960	71.3%
	$25,670,073	$20,481,251	$5,188,822	25.3%
Cost of Revenues
Advertising	$13,135,715	$13,935,704	$(799,989)	-5.7%
Software Services	997,294	723,635	273,659	37.8%
	$14,133,009	$14,659,339	$(526,330)	-3.6%
	55.1%	71.6%
Gross margin
Advertising	$8,499,398	$4,190,547
	39.3%	23.1%
Software Services	$3,037,666	$1,631,365
	75.3%	69.3%

Operating Expenses

Operating expenses were $17.1 million and $16.7 million for the years ended December 31, 2012 and 2011, respectively, an increase of $0.4 million, or 2.5%. Increased operating expenses were primarily attributable to an increase in impairment of goodwill and intangible assets of $2.3 million, offset by decreases in general and administrative and sales and marketing expenses. Prior to the sale of the Fitness network, the goodwill and unamortized balance of intangible assets from the former IdeaCast acquisition were determined to be impaired.

General and administrative expenses were $7.6 million and $9.3 million for the years ended December 31, 2012 and 2011, respectively, a decrease of $1.7 million, or 18.4%.  The decrease was primarily due to a decrease in legal fees of $1.4 million. The year ended December 31, 2011 had significant legal fees for both the credit agreement transaction costs, plus litigation that was settled in 2012.

Sales and marketing expenses were $5.0 million and $5.3 million for the years ended December 31, 2012 and 2011, respectively, a decrease of $0.3 million, or 5.9%. The decrease was primarily due to decreases in market research costs and conferences, plus a lower allocation of rent expense.

Research and development expenses were $1.6 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively, an increase of $0.1 million or 11.0% primarily due to increased salaries and related benefit costs.

Interest and other expense, net

Interest and other expense, net were $5.9 million and $4.0 million for the years ended December 31, 2012 and 2011, respectively, an increase of $1.9 million, or 47.8%. The increase was due to the fact the Company ceased making interest payments under the credit agreement in October 2011. The unpaid interest was applied to the principal according to the agreement.

Comparison of 2011 to 2010

The following table summarizes RMG’s operating results for 2011 compared to 2010.

	Year Ended December 31,		Changes from Previous Year
	2011	2010	Dollars	%

Revenue	$20,481,251	$11,969,228	$8,512,023	71.1%
Cost of revenue	14,659,339	9,955,711	4,703,628	47.2%
Gross margin	5,821,912	2,013,517	3,808,395	189.1%
	28.4%	16.8%		11.6%
Operating expenses
General and administrative	9,315,649	6,319,915	2,995,734	47.4%
Sales and marketing	5,299,698	5,473,178	(173,480)	-19.2%
Research and development	1,465,705	1,814,591	(348,886)	-3.2%
Impairment of goodwill and intangible assets	637,138	-	637,138	100.0%
	16,718,190	13,607,684	3,110,506	22.9%
Loss from operations	(10,896,278)	(11,594,167)	697,889	-6.0%
Interest and other expense, net	(4,019,256)	(215,746)	(3,803,510)	1763.0%
Net Income (Loss)	$(14,915,534)	$(11,809,913)	$(3,105,621)	26.3%

Revenues

Revenue was $20.5 million and $12.0 million for the years 2011 and 2010, respectively, an increase of $8.5 million, or 71.1%. This increase was due primarily to the acquisition of EMN and its airline lounge network, which contributed $6.2 million of revenue. The remaining $2.3 million, or 19.2%, of revenue increase was due to the expansion of RMG’s advertising networks with existing airline partners, increases in advertising rates and additions to sales staff. Digital software service revenue increased by $2.35 million due to a software development contract secured in 2011 and sale of software license agreements that did not exist in 2010.

Cost of Revenues

Cost of revenue was $14.7 million and $10.0 million for the years 2011 and 2010, respectively, an increase of $4.7 million, or 47.2%. Cost of revenue for advertising, as a percentage of advertising revenue, fell approximately 6.3%. This decrease was due to an improved mix of advertising revenues from lower margin networks to higher margin networks as a percentage of total advertising revenues. MAG and revenue share agreement percentages may vary by airline partner. MAG amounts are usually paid on a monthly basis, and are based upon estimated advertising revenues from the airline partner’s IFE or club system. If revenues exceed the estimate, a revenue share is paid on the excess. However, if revenues are below the estimates upon which the MAG is based, RMG’s advertising cost of revenues as a percentage of advertising revenues increases, and RMG could suffer a loss under the particular airline partner agreement. There were no significant changes or modifications in the airline partner agreements from 2010 to 2011. Software service cost of revenue increased by $0.72 million with the inception of a software development contract that did not exist in 2010.

The following table summarizes RMG’s margins for the year ended December 31, 2011 compared to the year ended December 31, 2010 by category.

	Year Ended December 31,				Changes from Previous Year
	2011	%	2010	%	Dollars	%
Revenue
Advertising	$18,126,251	88.5%	$11,969,228	100.0%	$6,157,023	51.4%
Software Services	2,355,000	11.5%	-	0.0%	2,355,000	100.0%
	$20,481,251	100.0%	$11,969,228	100.0%	$8,512,023	71.1%
Cost of Revenue
Advertising	$13,935,704	95.1%	$9,955,711	100.0%	$3,979,993	40.0%
Software Services	723,635	4.9%	-	0.0%	723,635	100.0%
	$14,659,339	100.0%	$9,955,711	100.0%	$4,703,628	47.2%
Gross margin
Advertising	$4,190,547		$2,013,517
	23.1%		16.8%
Software Services	$1,631,365		-
	69.3%		-

Operating Expenses

Operating expenses were $16,718,190 and $13,607,684 for the years 2011 and 2010, respectively, an increase of $3,110,506 or 22.9%. Increased operating expenses were primarily attributable to an increase in general and administrative expenses, especially legal costs and the impairment of goodwill.

General and administrative expenses were $9,315,649 and $6,319,915 for the years 2011 and 2010, respectively, an increase of $2,995,734 or 47.4%. Increased general and administrative expenses were primarily attributable to the increase in legal costs for the EMN acquisition and certain litigation matters.

Sales and marketing expenses were $5,299,698 and $5,473,178 for the years 2011 and 2010, respectively, a decrease of $348,886 or 19.2%. This decrease was primarily due to lower salaries and wages between the periods.

Research and development expenses were $1,465,705 and $1,814,591 for the years 2011 and 2010, respectively, a decrease of $173,480 or 3.2%, largely due to decreases in salaries and related benefit costs.

Interest and other expense, net

Interest and other expense, net were $4,019,256 and $215,746 for the years 2011 and 2010, respectively, an increase of $3,803,510 or 1,763%. This increase was due to the interest expense on the credit agreement for the acquisition of EMN signed April 11, 2011 and expansion of the RMG networks.

Liquidity and Capital Resources

RMG’s primary source of liquidity is cash generated from the sale of advertising and software services and  debt financing, while primary uses of cash are revenue share and other cost of revenue payments, operating expenses, and capital expenditures for network expansion.  As of December 31, 2012, RMG’s cash and cash equivalents balance was $1,334,290, an increase of $32,763 compared to the balance of $1,301,527 as of December 31, 2011.

As of December 31, 2012, RMG’s notes payable balance was $32,554,356 (before reduction for debt discount), an increase of $5,785,412 compared to the balance of $26,768,944 as of December 31, 2011. RMG received additional funding of $1,594,273 through April 25, 2012. After September 30, 2011 RMG discontinued making optional quarterly interest payments on the $25 million borrowed under the credit agreement. Unpaid interest of $4,159,236 was applied to the principal balance during the year ended December 31, 2012. As of December 31, 2012, the debt under this credit agreement was callable by the lender, and as a result, there is a cause for doubt about RMG’s going concern should the Transaction not be consummated as planned.

As of December 31, 2012 RMG’s bank line of credit balance was zero, a decrease of $1,399,723 compared to the balance of $1,399,723 as of December 31, 2011. This credit facility, collateralized by accounts receivable, was terminated in June 2012.

RMG has generated and used cash as follows:

	Year Ended December 31,
	2012	2011
Operating cash flow	$(148,406)	$(3,519,167)
Investing cash flow	6,989	(311,595)
Financing cash flow	174,780	4,542,590

Operating Activities

The decrease in cash used in operating activities for the year ended December 31, 2012 versus the year ended December 31, 2011 was primarily due to a decrease in operating loss. Significant adjustments to reconcile net loss to net cash used in operating activities consisted of increased impairment of goodwill and intangible assets and increased accrued interest on notes payable offset by a decrease in (recognition of) deferred revenue.

Investing Activities

The increase in cash provided by investing activities for the year ended December 31, 2012 versus the year ended December 31, 2011 was due to lower purchases of fixed assets in the period as well as proceeds from the sale of network fixed assets.

Financing Activities

The decrease in cash provided by financing activities for the year ended December 31, 2012 versus the year ended December 31, 2011 was due to lower proceeds from notes payable offset by payoff of the line of credit.

Sources of Capital and Capital Requirements

RMG’s primary source of liquidity and capital resources is existing cash balances, proceeds from collections on accounts receivable, and proceeds from debt and past equity financings. The cash and accounts receivable balances at December 31, 2012 were $1,334,390 and $6,253,260, respectively. Although management believes that future funds generated from RMG’s operations and cash on hand should be sufficient to fund working capital requirements and capital lease payment obligations through the next twelve months, RMG’s international expansion and planned capital expenditures coupled with the longer collection cycle experienced within the media industry may cause a need for additional short term funding. After the completion of the Transaction, RMG should be readily able to access accounts receivable factoring or other bank lines of credit absent the first lien position of the primary creditor.

Capital Expenditures of RMG have typically consisted of software upgrades and replacement of network digital screens and media players used in airline lounges, office furniture and equipment and leasehold improvements. Future capital expenditures may include the cost of large panel digital display screens not previously used in existing networks. Capital expenditures for the year ended December 31, 2012 were less than what is expected in the year 2013. RMG expects capital expenditures in the year ending December 31, 2013 to exceed $500,000 and be funded by cash flows from operations. Due to the protracted accounts receivable collection times  within the media business (noted above), RMG may require some short term factoring of accounts receivable or other suitable financing under a bank line of credit in the future to fund capital expenditures.

Financings

Notes payable to the institutional investor/lender are expected to be extinguished upon closing of the Transaction and short term accounts receivable factoring or other bank line of credit are expected to be available at rates and terms suitable for the business.

Revenue Share Commitments

From 2006 through 2012, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments. Revenue sharing payments to airline partners represented 86.5% of RMG’s cost of advertising revenue for the year ended December 31, 2012. Future minimum payments under these agreements consist of the following at December 31, 2012:

Years ending December 31:
2013	$9,661,000
2014	10,189,000
2015	12,757,000
Total minimum revenue share commitments	$32,607,000

Critical Accounting Policies

The significant accounting policies of RMG are described in Note 2 of RMG’s consolidated financial statements included elsewhere in the Offer to Purchase. Certain accounting policies involve significant judgments, assumptions and estimates by management that have a material impact on the carrying value of certain assets and liabilities. The judgments, assumptions and estimates used by management are based on historical experience, knowledge of the accounts and other factors, which are believed to be reasonable under the circumstances and are evaluated on an ongoing basis. Because of the nature of the judgments and assumption made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of RMG.

Revenue recognition. RMG sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although RMG typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order. Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis. RMG is the primary obligor under the airline partner agreements and responsible to the advertisers for delivery of the advertising insertions. RMG also recognizes revenue from professional services for development of software and sale of software license agreements.

Professional service revenue is recognized ratably over the life of the contract. Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured.  In software arrangements that include rights to multiple software products, support and/or other services, RMG allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Allowance for doubtful accounts represents management’s best estimate of probable credit losses inherent in its trade receivables, which represent a significant asset on the balance sheet. Estimating the amount of the allowance for doubtful accounts requires significant judgment and the use of estimates related to the amount and timing of estimated losses based on historical loss experience, consideration of current economic trends and conditions, and debtor-specific factors, all of which may be susceptible to significant change. Accounts receivable balances deemed uncollectible are charged against the allowance and recoveries of accounts previously charged off are credited to the allowance. A provision for bad debt is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. To the extent actual outcomes differ from management estimates, additional provision for bad debt could be required, adversely affecting future earnings or financial position.

Share-based compensation expense has been recorded in RMG’s consolidated financial statements in accordance with the provisions of Accounting Standards Codification (“ASC”) 718 Compensation – Stock Compensation, and the determination of fair value of stock options for accounting purposes requires that management make complex estimates and judgments. RMG utilized the Black-Scholes option pricing model to estimate the fair value of RMG’s stock options. Further detail on the assumptions used for option pricing can be found in Note 10 or RMG’s consolidated financial statements included elsewhere in the Offer to Purchase. RMG expects that following completion of the Transaction, options in the new public entity will be issued and recorded on a basis consistent with RMG’s past policy, but with differing assumptions based upon the new public company.

Income taxes are accounted for in accordance with ASC 740 – Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the differences between the tax basis of an asset or liability and the amounts in the consolidated financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. RMG’s deferred tax assets have been fully offset by a valuation allowance due to historical losses. Additional detail is available in Note 8 of RMG’s consolidated financial statements included elsewhere in the Offer to Purchase.

Off-Balance Sheet Arrangements

RMG’s operating lease obligations, primarily office leases, are not reflected on its balance sheet. Additional detail is available in Note 7 of RMG’s consolidated financial statements included elsewhere in this Offer to Purchase for further detail.

Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-4, Technical Corrections and Improvements. This ASU clarifies the FASB’s ASC or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities. For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012. For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013. RMG expects that this pronouncement will not have a material effect on its consolidated financial statements.

In August 2012 the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22. ASU 2012-03 clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities. For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012. For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013. RMG expects that this pronouncement will not have a material effect on its consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2012-2 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. RMG adopted ASU 2012-02 in its financial statements for the year ended December 31, 2012.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments. The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011). ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  RMG adopted this ASU during the year ended December 31, 2012. Adoption did not have a material effect on RMG’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11. Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. Retrospective disclosure required for all comparative periods presented. RMG expects that this pronouncement will not have a material effect on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  RMG adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. See ASU 2011-12 above for amendments to the effective date. RMG adopted this ASU during the year ended December 31, 2012. Adoption did not have a material effect on RMG’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASC 2011-04”).  The amendments in this ASU generally represent clarifications of FASB’s ASC Topic 820 (“ASC 820”), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (“IFRS”) issued by the International Auditing Standards Board. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. RMG adopted this ASU during the year ended December 31, 2012. Adoption did not have a material effect on RMG’s consolidated financial statements.

MANAGEMENT OF RMG

Executive Officers

Set forth in the table below are the names, ages and positions of each of RMG’s executive officers as of December 31, 2012:

Name	Age	Title
Garry K. McGuire, Jr.	42	Chief Executive Officer
Allen Zielinski	58	Chief Financial Officer (Interim)
Paul Shyposh	45	Executive Vice President, Head of Sales
Daniel Kwong	52	Executive Vice President, Technology
Jim Bell	65	Executive Vice President, Sales Operations and Partnerships

Garry McGuire has been the Chief Executive Officer of RMG since June 2009 and is also the acting Chief Revenue Officer. Prior to joining RMG, Mr. McGuire was the Founder and Chairman of Icon Internet Ventures from May 2007 to July 2009, which owns and publishes affinity websites that aggregate target audiences. From January 2004 to May 2007, Mr. McGuire served as President of Gyro HSR, a leading independent, London based, digital marketing agency. Mr. McGuire received a B.A. from The University of Dayton. Mr. McGuire is on the board of directors of RMG Networks and the Digital Place-Based Advertising Association.

Allen Zielinski provided ad-hoc consulting services to RMG from May 2012 to December 2012, and joined RMG on a full-time basis as the Interim Chief Financial Officer of RMG in December 2012. He is also a principal consultant with the Avant Advisory Group, a management consulting firm, which he joined January 2009. Prior to joining the Avant Advisory Group, Mr. Zielinski was a senior manager at PricewaterhouseCoopers LLP from September 2005 to June 2008.  Mr. Zielinski has 40 years of experience in public accounting and industry, most notably at PricewaterhouseCoopers LLP from 1982 to 1989 and 2005 to 2008, Ernst & Young LLP from 1996 to 1998, KPMG LLP from 1978 to 1980 and Arthur Anderson & Co. from 1975 to 1978.  From 2000 to 2001 Mr. Zielinski served as Chief Financial Officer of Website Results Inc. (acquired by Twenty-Four Seven Media, Inc.) and from 1998 to 2000 he served as Chief Financial Officer of DFD Enterprises. Mr. Zielinski holds an M.S. in taxation from Golden Gate University and B.B.A. from Loyola University of Chicago.

Paul Shyposh has been the Executive Vice President, Head of Sales of RMG since October 2012. Prior to joining RMG, Mr. Shyposh was the Vice President of Airport Sales in North America for JCDecaux SA, the largest outdoor advertising company in the world from February 2006 to October 2012. Mr. Shyposh began his sales career as an account manager at The New York Times Company from 2000 until 2006.  Prior to that he held media strategy and advertising management positions at AT&T from 1996 to 2000 and media planning and account service roles at Bates USA from 1993 to 1996 and McCann Erickson from 1990 to 1993. Mr. Shyposh holds a B.A. from Susquehanna University.

Daniel Kwong has been the Executive Vice President of Technology of RMG since June 2010. Prior to joining RMG, Mr. Kwong was Vice President of Business Operations at Bada Technology, a video processing and collaboration platform company, from August 2008 to May 2010. Mr. Kwong was a Vice President at Juniper Networks from 2004 to 2007 and managed a global organization delivering security products. Prior to Juniper Networks, Mr. Kwong led a product management organization at Cisco Systems from 1999 to 2004. Mr. Kwong holds an M.S. in computer science from the University of Louisiana at Lafayette.

Jim Bell has been Executive Vice President of Sales Operations and Partnerships of RMG since January 2012. Prior to joining RMG, Mr. Bell was Chief Operating Officer for Megaphone Labs, a mobile technology company, from January 2009 to February 2012. From October 2008 to January 2009 he was the President and Chief Operating Officer of Insights & Solutions, LLC, a management consulting firm.  From June 2007 to October 2008 he was Senior Vice President of Ad Sales and Operations at Reactrix Systems an interactive gesture-driven interface technology company.  From 1998 to 2002, Mr. Bell held senior management positions with global media agencies including Initiative Media, MediaCom and Grey Entertainment where he provided marketing and media services to Fortune 500 companies.   Mr. Bell holds a B.S. in Marketing from Monmouth University.

Executive Compensation

Introduction

The following provides an overview of RMG’s compensation policies and programs, generally explains RMG’s compensation objectives, policies and practices with respect to its executive officers, and identifies the elements of compensation for its Chief Executive Officer and two most highly compensated executive officers other than the Chief Executive Officer for fiscal 2012, whom RMG refers to in this overview and the tabular disclosure that follow as RMG’s executive officers (excluding Allen Zielinski, who is serving as Interim CFO).

Compensation and Benefits Philosophy

RMG has designed its compensation and benefits as part of its overall human capital management strategy to facilitate its ability to attract, retain, reward and motivate a high performing executive team. RMG’s compensation philosophy is based on a motivational plan to provide pay-for-performance, to enable the executive team to achieve RMG’s objectives successfully. RMG’s motivational plan is designed to achieve the following goals:

•

To reward principles that effect the success and accomplishment of RMG’s mission and goals;

•

To attract, motivate and retain a high performing executive team;

•

To recognize and reward individuals whose performance adds significant value to RMG; and

•

To support and encourage executive team performance.

Compensation Elements

In 2012, RMG’s compensation program consisted of the following elements:

•

Base salary; and

•

Performance bonuses.

To emphasize the relationship between executive pay and RMG’s performance, RMG established performance-based pay and bonuses tied to budgeted Earnings Before Income Taxes, Depreciation and Amortization (“EBITDA”) and successful closing of new airline partner contracts as presented to its Board of Directors. RMG’s plan was to grow the organization by investing in performance-based compensation, and to ensure that RMG has the leadership and talent necessary to successfully meet its future challenges. Ultimately, RMG strives to be an “employer of choice” in its market and industry. To accomplish this, RMG recognizes that it must be competitive in the marketplace.

Summary Compensation Table

The following table sets forth the total compensation for RMG’s Chief Executive Officer and two other most highly-compensated executive officers for the year ended December 31, 2012(1):

Name and Position	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)(3)
Garry McGuire, Chief Executive Officer and Chief Revenue Officer	420,000	314,167	734,167
Daniel Kwong, Executive Vice President of Technology	230,833	-	230,833
Jim Bell, Executive Vice President of Sales Operations and Partnerships(2)	181,988	-	181,988

(1)

Because RMG is not a reporting company, RMG has reported compensation information for 2012 only.

(2)

RMG granted 500,000 option awards to Jim Bell in 2012, however the value of those awards calculated in accordance with FASB ASC Topic 718 was not material and is not included in the table above.

(3)

Because the Merger transaction value is less than the aggregate liquidation preference for RMG preferred shares outstanding, common stock and common stock options had zero value at December 31, 2012. No outstanding stock option awards are indicated in the table above since they have no value. Likewise, the change-in-control provision requiring immediate vesting of employee stock options provides no additional compensation requiring disclosure.

2012 Outstanding Equity Awards at Fiscal-Year End Table

The following table provides information regarding each unexercised stock option held by RMG’s named executive officers as of December 31, 2012.

	Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Garry McGuire	7/6/09	2,240,333	320,048	$0.43	9/2/19
	4/11/11	1,788,226	2,503,518	$0.31	6/27/21
Daniel Kwong	6/1/10	161,458	88,542	$0.34	6/15/20
	4/11/11	291,666	408,334	$0.31	6/27/21
Jim Bell	3/5/12	0	500,000	$0.31	3/15/22

(1)

All stock options referenced in the table vest over a four-year period, with 25% of the shares subject to the stock option vesting on the one-year anniversary of the vesting commencement date and the remainder of the shares vesting monthly for each of the 36 months thereafter.  Vesting is contingent on the optionee’s continued service with RMG.

Director Compensation

Two Board of Director members received payments for attendance at Board meetings for the year ended December 31, 2012:  Elisa Anne Steele $80,000 and Jeffrey Hazlett $37,500.

Beneficial Ownership of RMG Securities

The following table sets forth information as of December 31, 2012 regarding the beneficial ownership of RMG’s capital stock by:

•

each person or group who is known by RMG to own beneficially more than 5% of the outstanding shares of each class of RMG’s capital stock;

•

each of RMG’s named executive officers;

•

each of RMG’s directors; and

•

all of RMG’s executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote, direct the voting of, dispose or direct the disposition of such securities, or has the right to acquire such powers within 60 days.

Pursuant to RMG’s certificate of incorporation, each holder of shares of common stock is entitled to one vote for each share of common stock held and each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted. Shares of RMG’s preferred stock are convertible into shares of RMG’s common stock on a one-for-one basis. Accordingly, a holder of preferred stock is deemed to be a beneficial owner of an equal number of shares of RMG’s common stock.  Although the holders of preferred stock and the holders of common stock generally vote together and not as separate classes, and no series of preferred stock can vote separately as a series, the holders of preferred stock vote together as a separate class to approve certain corporate actions, including the consummation of any event that would result in a change of control of RMG.  As a result, the holders of preferred stock have been presented for purposes of the following table as a separate class of voting securities.

Percentage ownership of each class of RMG’s capital stock is based on 6,334,095 shares of common stock outstanding as of December 31, 2012 and 41,709,135 shares of preferred stock outstanding as of December 31, 2012.  Shares of RMG’s capital stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2012 are deemed to be outstanding and to be beneficially owned by the person holding the option or warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the ownership of any other person.

Except as disclosed in the footnotes to this table and subject to applicable community property laws, RMG believes that each stockholder identified in the table possesses sole voting and investment power over all shares of capital stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RMG Networks, Inc., 250 Montgomery Street, Suite 610, San Francisco, California 94104.

	Common Stock				Preferred Stock
Name	Shares	Options	Warrants	%	Shares	Warrants	%	Total Shares (1)	% of Total Voting Power
5% Stockholders:
DAG Ventures (2)	-	-	4,064,405	39%	8,346,887	-	20%	12,411,292	24%
KPBC Holdings, Inc. (3)	-	-	6,774,009	52%	18,475,675	28,921	44%	25,278,605	46%
National Cinemedia, LLC (4)	370,000	-	-	6%	8,709,889	-	21%	9,079,889	19%
Pharmacy TV Networks, LLC (5)	2,001,583	-	-	32%	-	-	*	2,001,583	4%
Saudi Venture Development Company (6)	-	-	-	*	2,490,225	-	6%	2,490,225	5%
Tennenbaum Funds (7)	-	-	12,257,897	66%	-	10,530,780	20%	22,788,677	32%
Anoop Sinha	1,145,833	-	-	18%	-	-	*	1,145,833	2%
Luke Zaientz	-	829,166	-	12%	-	-	*	829,166	2%
Named Executive Officers and Directors:
Garry McGuire	-	4,260,723	-	40%	-	-	*	4,260,723	8%
Jim Bell	-	-	-	*	-	-	*	-	*
Daniel Kwong	-	492,708	-	7%	-	-	*	492,708	1%
John Caddedu (2)	-	-	4,064,405	39%	8,346,887	-	20%	12,411,292	24%
Kurt C. Hall (4)	370,000	-	-	6%	8,709,889	-	21%	9,079,889	19%
Jeff Hazlet	-	-	-	*	-	-	*	-	*
Aileen Lee (3)	-	1,816,667	6,774,009	58%	18,475,675	28,921	44%	27,095,272	48%
David Liu	2,330,000	-	-	37%	-	-	*	2,330,000	5%
Elisa Steele	-	500,000	-	7%	-	-	*	500,000	1%
All Executive Officers and Directors as a Group (11 Persons)	2,700,000	7,070,098	10,838,414	85%	26,822,562	28,921	64%	47,459,995	72%

*       Less than 1%

(1)

Total shares represents all shares of RMG capital stock beneficially owned on an as-converted to common stock basis and includes all shares of common stock and preferred stock subject to options or warrants held by each person that are currently exercisable or are exercisable within 60 days of December 31, 2012. Such options and warrants are deemed to be beneficially owned by the person holding the option or warrant but are not treated as outstanding for the purpose of computing the ownership of any other person. Percentage of total voting power represents voting power with respect to all shares of RMG capital stock outstanding as of December 31, 2012, on an as-converted to common stock basis, and assumes the conversion of all 41,709,135 shares of preferred stock outstanding into common stock on a one-for-one basis.

(2)

Shares of common stock beneficially owned represent 3,658 shares of common stock subject to warrants held by DAG Ventures GP Fund III, LLC, 349,132 shares of common stock subject to warrants held by DAG Ventures III, L.P. and 3,711,615 shares of common stock subject to warrants held by DAG Ventures III-QP, L.P., all of which are exercisable within 60 days of December 31, 2012.  Shares of preferred stock beneficially owned represent 6,470 shares of preferred stock owned by DAG Ventures GP Fund III, LLC; 617,623 shares of preferred stock held by DAG Ventures II, L.P.; 6,565,922 shares of preferred stock held by DAG Ventures II-QP, L.P. and 1,156,872 shares of preferred stock held by DAG Ventures I-N, LLC. DAG Ventures Management III, LLC is the general partner of DAG Ventures GP Fund III, LLC, DAG Ventures III, L.P., DAG Ventures III-QP, L.P. and DAG Ventures 1-N, LLC (collectively, the “DAG Ventures Funds”). John Caddedu, one of our directors, is a managing director of DAG Ventures Management III, LLC and may be deemed to have shared voting and investment power over the shares held by the DAG Ventures Funds.  Mr. Caddedu disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address for Mr. Caddedu, DAG Ventures Management III and each of the DAG Ventures Funds is 251 Lytton Avenue, Suite 200, Palo Alto, California 94301.

(3)

Aileen Lee, one of our directors, is an investment partner at KPBC Holdings, Inc. and may be deemed to have shared voting and investment power over the shares held by KPBC Holdings, Inc.  Ms. Lee disclaims beneficial ownership of those shares except to the extent of her pecuniary interest therein.  The address for Ms. Lee and KPBC Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, California 94025.

(4)

National Cinemedia, Inc. is the manager of National Cinemedia, LLC. Kurt Hall, one of our directors, is the President, Chief Executive Officer and Chairman of National Cinemedia, Inc. and may be deemed to have shared voting and investment power over the shares held by National CineMedia, LLC.  Mr. Hall disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.  The address for Mr. Hall and National Cinemedia, LLC is c/o National Cinemedia, Inc. 9110 E. Nichols Avenue, Suite 200, Centennial, CO 80112.

(5)

The address for Pharmacy TV Networks, LLC is 770 27th Avenue, San Mateo, CA 94403.

(6)

The address for Saudi Venture Development Company is Al Hejailan Building, Sitteen Street nr. Jareer Street, Malaz, P.O. Box 9175, Riyadh, Saudi Arabia 11413.

(7)

Shares of common stock beneficially owned represent 1,503,575 shares of common stock subject to warrants held by Special Value Expansion Fund, LLC, 3,574,750 shares of common stock subject to warrants held by Special Value Opportunities Fund, LLC and 7,179,572 shares of common stock subject to warrants held by Tennenbaum Opportunities Partners V, LP, all of which are exercisable within 60 days of December 31, 2012.  Shares of preferred stock beneficially owned represent 1,291,724 shares of preferred stock subject to warrants held by Special Value Expansion Fund, LLC, 3,071,074 shares of preferred stock subject to warrants held by Special Value Opportunities Fund, LLC and 6,167,982 shares of preferred stock subject to warrants held by Tennenbaum Opportunities Partners V, LP, all of which are exercisable within 60 days of December 31, 2012. Tennenbaum Capital Partners, LLC is the investment manager of Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP (the “Tennenbaum Funds”).  The address for the Tennenbaum Funds is 2951 28th Street, Suite 1000, Santa Monica, California, 90405.

BUSINESS OF SYMON

Overview

Symon is a global provider of full-service digital signage solutions and enterprise-class media applications. Symon’s installations power more than one million digital signs and end-points and deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. Through its suite of products, including proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services and third-party displays, Symon offers its clients complete one-stop digital signage solutions. Symon serves the key cross-industry markets of contact center, employee communication, and supply chain. In addition, Symon also serves the hospitality and gaming markets.  Overall, Symon has a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Symon differentiates itself from its competitors by providing comprehensive end-to-end solutions that integrate seamlessly with its customers’ IT infrastructures and data and security environments. As a result, Symon believes its solutions are relied upon by over 70% of the North American Fortune 100 companies and thousands of overall customers in locations worldwide. Symon believes that it is one of the largest integrated digital signage full-solution providers globally.

Symon is a Delaware corporation that was founded in 1980. Symon has recognized a profit from operations every year since its founding. Symon is led by an experienced management team with a proven track record of building and successfully running enterprise-focused technology businesses, many of whom have held senior leadership positions with some of the largest companies in the industry.

Competitive Strengths

Symon believes that the following factors differentiate it from its competitors and position it to continue to grow its digital signage solutions business.

Complete and customizable end-to-end solutions.  Symon crafts end-to-end visual communication solutions for its customers. To accomplish this, Symon approaches the market with a full complement of integrated ready-to-use technologies, including its proprietary software and software-embedded appliances, Symon-designed LED display boards, and a wide variety of third-party flat screen displays, kiosks, and video walls.  Symon provides a wide range of professional services to its customers, including installation and training, software and hardware maintenance and support, and creative content.  With installation personnel on three continents, Symon is typically the prime source for technical resources for implementations that feature Symon’s proprietary software and software-embedded appliances. Symon maintains strong customer support groups in the United States and internationally offering around-the-clock client support.  In addition, Symon has a full-time global team of creative artists, graphic designers, and editors who develop both original and subscription content as required by customers.

Symon’s technology solution is scalable, extensible and security certified to meet enterprise requirements.  One key to Symon’s market leadership is its robust software suite that offers scalability for essentially any client application. This includes installations ranging from only one display to many hundreds or even thousands of end-points. The Symon Enterprise Software suite incorporates leading network security features and has the flexibility to handle millions of data points and gigabytes of managed content. Symon’s Digital Appliances, its InView desktop application, and its InView Mobile-Data applications for smart phones and tablets meet the requirements of many of the largest financial services and telecommunications companies in the United States. Symon’s data-integration components ensure that any external source can be leveraged in a solution, including databases, telephony, POS, RSS, web content, and many more.

Symon’s products can be easily adapted to satisfy a wide array of customer applications.  Symon believes its products add significant value for all types of enterprise business needs, such as real-time reporting and alerting for contact centers, supply chain warehousing, and manufacturing. Other enterprise uses include company news and information for employee or corporate communications. Symon’s products are also commonly used in public-facing environments, such as hotels, convention centers, hospitals, universities, casinos, retail operations, and government facilities.

Customized customer content has been key to Symon’s success.  Symon’s content development team works closely with customers to design a content strategy that fits their goals while bringing a clear understanding of best content practices for flat panel displays, interactive touchscreens, desktops, and mobile devices. Delivering new and engaging content to screens is one of the greatest challenges in the digital signage industry. For example, the Symon North American Newsroom delivers current business news, weather, stock quotes and edited content to keep customers’ audiences engaged throughout the day, every day. Symon’s OnTarget subscription-based content service provides 20 customizable topical categories and more than 150-170 customized and edited stories daily. Symon also offers custom content programs for customers who wish to outsource the creation of their own content.

Symon is used by some of the largest organizations in the world.  Some of the largest and most demanding organizations, including over 70% of the North American Fortune 100 companies and a large percentage of the Fortune 500 companies, count on Symon’s solutions every day to inform, educate and motivate their employees and customers and to build their brands. Symon’s solutions seamlessly interface with these organizations’ complex IT infrastructure in a secure manner, often as one of the few solution providers authorized “behind the firewall”, which means that Symon’s internal operations are sufficiently secure that these major customers permit Symon to operate inside their IT environment behind these customers’ security firewalls.  Symon has worked with these major customers to ensure a very high level of security in its internal operations and behind its own security firewalls, as dictated by its information technology security protocols. Symon has made its server software harder to breach over time with various tools and is now adding secure socket layer (“SSL”) to its server software to ensure that this software works properly and complies with newly enacted regulatory requirements. Symon Digital Appliances are each certified by a third-party security firm to ensure they provide robust security measures in accordance with the regulatory requirements and the common practices of Symon’s large customers. Symon has experienced considerable growth with these large customers because of its proven security capabilities inside the customer’s environment. Symon has found that add-on sales opportunities and customer longevity are very high when its hardware and software have been authorized by customers to work behind these customers’ firewalls.

Symon serves customers through a global footprint.  Symon has offices and personnel located in North America, Europe, the Middle East and Asia. Symon services thousands of customers worldwide and estimates that millions of people globally view its content each day at its customers’ installations. Symon’s global presence enables it to satisfy the worldwide requirements of its multi-national customers and to pursue market opportunities in high-growth geographies outside of North America. To facilitate its global footprint, Symon has well-established relationships with leading business partners and resellers around the world.

Growth Strategy

Symon’s growth strategy is to leverage and continue to build upon the advantages developed by Symon for more than 30 years.

Expanding the Customer Base.  Symon has identified and is currently pursuing numerous paths to expand its existing base of business, including:

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Growing its presence in segments that have shown a high propensity to deploy visual communications like Employee Transformation, Higher Education, Health Care and customer facing Retail applications.

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Building upon current successes in emerging geographic markets, such as the Middle East and India and expanding further into Southeast Asia to address the large and fast growing call center marketplace in the region.  Symon also believes there are rapid growth opportunities in both Latin and South America for its core offerings particularly in Mexico and Brazil, where known opportunities exist through resellers seeking partnerships with global solutions providers like Symon.

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Expanding the portfolio of offerings related to interactive kiosks to include new software capabilities to link closely with social media and mobile devices.

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Evolving and expanding its content management platform into a cloud-based offering as an additional option for current and potential new clients.

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Continuing development of InView Mobile applications for use by contact center and supply chain managers, giving them the ability to view data driven, real-time operational alerts on their iOS or Android devices.

Pursuing Targeted Acquisitions.  Symon continually evaluates companies with products and services that can help it expand its presence in its current markets and penetrate new industry segments and believes that the relatively fragmented nature of the traditional digital signage industry offers a significant number of such acquisition opportunities. These acquisition targets include:

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Companies that utilize a premises-based solutions model and have a presence in industries that Symon currently serves and has targeted for growth. Symon seeks out companies that have an established customer base and revenue stream, a complementary technology platform, and a set of deep industry competencies that Symon does not currently possess.

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Companies that utilize a hosted solutions model that targets industry segments with a higher propensity to utilize hosted visual solutions over premises-based solutions. These segments do not have an onsite IT staff, do not have skilled on-site content managers, are price sensitive, and prefer a subscription-based offering.

In combination with access to the public capital markets, Symon believes that it is well positioned to pursue such an acquisition strategy.

Products

Symon deploys digital signage solutions in highly efficient global networks with both the features and functions required for rich media solutions.  Symon’s proprietary software-based platform seamlessly integrates within its customers’ existing IT networks. Symon provides both a premises-based content management system for fixed in-building installations and a hosted system for content subscription services and mobility solutions. Symon incorporates state-of-the-art functionality and capabilities by working closely with leading global technology partners.  These relationships result in access to proprietary interfaces, and testing and lab environments.

Symon Enterprise Software (“SES”) is a robust software engine used to collect content from various sources, re-purpose the content according to pre-defined business rule, and distribute the re-purposed content to visual solution end-points. Data Collector interfaces link SES with customers’ enterprise operations systems.  Symon has built and maintains standard and vendor proprietary data collectors for all major enterprise operations systems and believes that these data collectors give Symon a distinct advantage by being able to deliver solutions that are operational more quickly, less expensively and with higher quality than the competition.

Symon Media Players (“SMP”) are software-embedded appliances that function as the intelligent interface between Symon’s SES content engine and the visual display end-points. SMPs “pull” content and content rules and parameters from SES and then display the content on the screens according to established rules and parameters.

Symon Design Studio (“SDS”) and Symon Design Studio Lite (“SDSL”) are two offerings that are either a full-function application installed on the client’s PC (SDS) or web-based  (SDSL) software suites used to design the look, feel, function and timing of how content will appear and be used on end-point displays. The software features a set of pre-designed templates that can be combined with external content feeds that are provided by Symon or other external content providers.

InView Mobile-Data (Mobility Solutions) is a real-time on-demand technology that seamlessly integrates with the SES real-time data. InView Mobile-Data enables managers to use their iOS and Android mobile devices to access real-time dashboards containing key performance indicators and data alerts them to any issues that can affect customer service, operations, and product quality, thereby allowing them to quickly respond with appropriate actions to meet established company goals.

Subscription Content Services provides “business-appropriate” news and current information, created by Symon editors. In addition, weather, stock information, airport flight data, and 101 ticker feeds allow clients to customize the desired output in almost any manner they require. This service is hosted by Symon, and it complements customers’ messaging by keeping their audience engaged with fresh news and information throughout the day.

Symon Electronic Displays (“SED”) include a line of displays designed by Symon, such as SmartScreens, door displays, and LED wallboards that are architected to work seamlessly with Symon’s content management software. Symon also offers a large portfolio of third-party displays from some of the most recognizable brands in screen and electronic display technology.

Global Sales Model

Symon sells its products and services through its worldwide professional sales force, as well as through a select group of resellers and local partners. In North America, approximately 90% or more of sales are generated solely by Symon’s sales team, with 10% or less through resellers in 2012. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of Symon's global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

Symon’s global sales team includes six sales leaders and 36 sales representatives, as well as five subject matter experts (one each for large accounts, alliances and channels, supply chain, employee communications, and retail opportunities) to assist the global team. Symon’s sales team members each have at least five years of specific experience in selling complex enterprise technology solutions. The sales team is supported in the pre-sales process by a team of highly skilled sales engineers, who help to present Symon solutions that meet each customer’s specific needs. In general, the sales compensation structure for the sales staff is approximately half base salary and half commissions. The amount of payment of commissions is dependent on representatives reaching their monthly and annual sales objectives. In addition, commissions are modified by the overall profitability of the mix of contracts representatives receive. Symon’s resellers globally are supported by one or more of its sales team members to assist them with proposing unique solutions for their clients and prospects.

Customers

Customers around the world purchase Symon’s software, hardware and services primarily under Symon’s standard agreements; for larger customers, a master services agreement is individually negotiated when necessary. Upon approval of the customer’s or reseller’s credit, customers purchase a mix of licensed software, hardware, installation services, training services, maintenance services and/or content services. Maintenance and content services are sold on an annualized basis, creating an annuity income and a close business relationship for Symon. It is common that a down payment is required from hospitality customers and occasionally from other customers as needed. Symon’s resellers purchase products and services from Symon to resell to their clients. In general, Symon assists resellers with installation, training services, and on-going support in partnership with its resellers.

During the calendar year 2012, Symon's largest end user clients included Abbott Labs, Allstate, American Express, AT&T, Carlson Wagonlit, Computer Sciences Corporation, Department of Veterans Affairs, Federal Reserve Banks, Hilton Properties, JPMorgan Chase, Kaiser Permanente, King Saud University, Marriott Properties, Mosaic Company, Prudential Insurance, Qatar University, Roche AG, State Farm Insurance, Thomson Reuters, United Utilities, and Verizon Wireless. Among Symon’s largest reseller business partners around the world last year were Alpha Data, Altetia, Baud Telecom, BT, Cable & Wireless, Carousel, Dynamic Systems, Inc., iBAHN, NACR, Techno Q, Verizon Business, and many others.

The digital signage display market has experienced rapid growth in recent years and is expected to continue this strong growth over the next several years.  There are two different ways in which analysts segment the digital signage market. Specific to Symon, the digital signage industry is segmented by business models: ad-based and non-ad-based. Symon is poised to continue to effectively compete and grow in the traditional or non-ad based markets.

The second segmentation is by digital signage platform. PQ Media, LLC (“PQ Media”) divides the ad-supported digital out-of-home media industry into digital billboards (“DBBs”) and digital place-based ad networks (“DPNs”). DBBs include only advertising content that changes within set time limits, such as roadside billboards that switch ad messages every minute. Meanwhile, DPNs include advertising as well as entertainment and/or information content, such as television program and/or news feed from a specific TV network. Although Symon will concentrate on non-ad based DPNs, to put the industry growth into perspective, PQ Media estimates a 19.2 percent compound annual growth rate from 2011 to 2016 for Global Digital Place-based Networks. Annual industry revenues forecast growth from $5.9 billion in 2012 to $6.9 billion in 2013 and $12.3 billion for 2016 according to PQ Media’s Global Digital Out-of-Home Media Forecast 2012-2016, 5th Edition, 2012. PQ Media states that DPN growth is being driven by a number of factors, including consumers spending more time consuming media outside the home, DPNs are close to the point of purchase, the media buying process and the corresponding audience metrics are continually improving, and DPNs are resistant to the ad-skipping technology that is impacts the television market.

In the traditional non-ad-supported model where Symon concentrates, the venue owner purchases the visual communications system to address a specific need, such as informing, persuading and/or entertaining their customers or employees. The venue owner then takes fiscal and operational responsibility for the system and the content shown thereon. The traditional model is typically used by, among others, large corporations, hotels, casinos, universities, hospitals, banks, and governments. Many large enterprises use visual technologies to optimize operational performance and personnel productivity.  The vendor is paid for the design and deployment of the system and may also provide outsourced services for parts of the system’s operation on an ongoing basis. There are several market drivers that are dramatically impacting the traditional digital signage industry and driving increased utilization of digital signage solutions:

Demand for real-time information. Because of increased technology enablement, both organizations and individual consumers expect information to be more available and timely. Digital signage solutions are increasingly providing organizations with multiple ways of distributing content and data instantly and can provide a richer experience if the operator’s screens include interactive touch-screen functionality.

Social/Localized/Mobile or “SoLoMo.” Social media, the need for localized information, and the proliferation and capabilities of mobile smart phones and tablets are increasingly driving social and professional interactions and present an expanded opportunity for growth in the digital signage industry. Digital signage has the ability to leverage social media feeds and present them in an eye-catching manner, delivering a sense of immediacy and engaging viewers on a timely, highly focused basis through constantly refreshed content. When coupled with mobile and proximity technology, digital signage can deliver content to a relevant and specific location at moments of maximum influence and in a timely and personalized experience. While SoLoMo offers great opportunities, PQ Media estimates that only 25% of ad-supported and non-ad-supported screens have mobile functionality, although that share is expected to grow at double digit rates annually for the next few years as more cost-efficient mobile solutions are introduced to the digital signage industry and smartphone penetration increases.

Big Data. Big Data is the collection and re-purposing of disparate data sources from enterprise systems and the cloud, enabling new, emerging capabilities around trend spotting, real-time decision making, performance management, sentiment analysis and customer service. Organizations around the world are making significant investments in Big Data to identify business, marketing, sales and service opportunities that will differentiate them competitively. Deploying digital signage projects using Big Data offers organizations to drive greater content relevance for its constituents.

Symon believes that the solutions it provides are strongly positioned to capitalize on these growing trends, and that it is at the forefront of providing the necessary solutions to the non-ad-supported digital signage industry.

Competition

Holding a strong, competitive position in the market for digital signage requires maintaining a diverse product portfolio that addresses a wide variety of customer needs.  Symon believes it has been a leading global provider of products and services to the contact center and employee communications markets for more than 30 years. Symon’s customers include many of the largest organizations in the world and, as a result, Symon’s brand is well established in these markets. Symon has also developed a strong customer base in the supply chain, hospitality, gaming, higher education, and retail markets, both in North America and internationally.

The worldwide digital signage market is vast and diverse.  In addition to the product and service portfolio, Symon competes based upon commercial availability, price, visual performance, brand reputation, power usage and customer service.  Customer requirements vary as to products and services, and as to the size and geographic location of the solutions. Symon competes with a broad range of companies, including local, national and international organizations. In addition, competitors’ offerings differ widely. Some competitors offer a range of products and services; others offer only a single part of the overall digital signage solution.

Symon’s competitive strategy is built around its ability to provide end-to-end solutions; extensive software and hardware options; a consultative sales approach that delivers the optimum customer solution; a highly qualified staff of installation and integration professionals; seamless integration with customers’ IT infrastructure, data, and security environments; custom screen and content design; and post-sale customer service and global technical support. Symon believes that its relative size and competitive strategy gives it an advantage in the markets it serves.

Though Symon’s direct competitors are numerous and diverse.  Symon views its principal competitors as Scala, Stratacache, Four Winds Interactive, Inova, Janus Displays, Cisco, Visix, X2O Media, ComQi, John Ryan & Associates, Broadsign International, Nanonation, Reflect Systems, and Navori, S.A.

Employees

As of January 31, 2013, Symon had 180 global employees with 139 in Symon’s North American operations, including 42 in sales, 19 in research and development, 23 in professional services, 12 in technical support/help desk, nine in content services, seven in assembly, and 27 in general and administration. Internationally, 41 employees support Symon’s global operations, including nine in sales, 12 in professional services, five in technical support/help desk, four in content services, and 11 in general and administration. Symon’s U.S. employees are not covered by any collective bargaining units and Symon has never experienced a work stoppage in the U.S. Symon’s international employees are also not covered by any  national union contracts.

Intellectual Property and Trademarks

Symon relies on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. These laws, procedures and restrictions provide only limited protection and any of its intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, Symon may be unable to protect its proprietary technology. Symon generally requires employees, consultants, customers, suppliers and partners to execute confidentiality agreements with it that restrict the disclosure of its intellectual property. Symon also generally requires its employees and consultants to execute invention assignment agreements with it that protect its intellectual property rights. Despite these precautions, third parties may obtain and use without Symon’s consent intellectual property that it owns or licenses. Any unauthorized use of its intellectual property by third parties, and the expenses incurred in protecting its intellectual property rights, may adversely affect its business.

As of January 31, 2013, Symon had four issued patents in the United States related to technology contained in LED displays, which each expire on February 10, 2019.  None of these patents are material to Symon’s business. Symon cannot ensure that any of its issued patents will adequately protect its intellectual property. In addition, third parties could claim invalidity or co-inventorship, or make similar claims with respect to any of its currently issued patents. Any such claims, whether or not successful, could be extremely costly to defend; divert management’s time, attention, and resources; damage its reputation and brand; and substantially harm its business.

Symon expects that it and others in its industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of products and services overlaps. Symon’s competitors could make a claim of infringement against it with respect to its products and underlying technology. Third parties may currently have, or may eventually be issued, patents upon which Symon’s current solution or future technology infringe. Any of these third parties might make a claim of infringement against Symon at any time.

Government Regulation

Symon is subject to varied federal, state and local government regulation in the jurisdictions in which it conducts business, including tax laws and regulations relating to its relationships with its employees, public health and safety, zoning, and fire codes. Symon operates each of its offices, and distribution and assembly facilities in accordance with standards and procedures designed to comply with applicable laws, codes and regulations.

Symon imports and exports products into and from the United States. These activities are subject to laws and regulations, including those issued and/or enforced by U.S. Customs and Border Protection. Symon works closely with its suppliers to ensure compliance with the applicable laws and regulations in these areas.

Properties

Symon’s corporate headquarters is located in a 20,000 square foot facility in Plano, Texas. Symon also leases secondary offices in St. Peters, Missouri, supporting the hospitality market; in Pittsford, New York, where its inside sales group is located; and in Las Vegas, Nevada, supporting the casino gaming industry.

Symon’s international operations are based in its leased office located in Hemel Hempstead, England, A sub-office serving the Middle East is located in Dubai, United Arab Emirates. There are also three employees located in India who support local resellers and customers.

Each of Symon’s office and manufacturing locations are subject to long-term leases, which expire between the second half of 2013 and 2016.  Symon expects to extend its leases that are expiring in 2013 and believes its facilities are adequate to meet its current needs and intends to add or change facilities as its needs require.

Legal Proceedings

From time to time, Symon has been and may become involved in legal proceedings arising in the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, Symon is not presently involved in any legal proceeding in which the outcome, if determined adversely to Symon, would be expected to have a material adverse effect on its business, operating results, or financial condition. Regardless of the outcome, litigation can have an adverse impact on Symon because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SYMON

You should read the following discussion in conjunction with the sections of this Offer to Purchase entitled “Risk Factors — Risks Related to the Business of Symon”, “Forward-Looking Statements”, “Business of Symon” and Symon Holdings’s financial statements and the related notes thereto included elsewhere in this Offer to Purchase. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offer to Purchase.

Overview

Symon Communications, Inc. is a Delaware corporation that was founded in 1980. Symon’s earliest product offerings consisted of software and LED displays that were used by its customers to provide data center performance messaging to IT and help-desk personnel, alerting them to IT problems, current status, and resolutions.  Since its founding, Symon has evolved into a global provider of full-service digital signage solutions and enterprise-class media applications. Symon’s installations power more than one million digital signs and end-points and deliver real-time intelligent visual content that enhance the ways in which organizations communicate with their employees and customers.

Through its suite of products, which includes proprietary software, software-embedded media players, LED displays, maintenance and support services, subscription-based and custom creative content services, installation and training services and third-party displays, Symon offers its clients complete one-stop digital signage solutions.

Symon serves the key cross-industry markets of contact center, employee communications, and supply chain. In addition, Symon also serves the hospitality and gaming markets.  Overall, Symon has large concentrations of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Symon differentiates itself from its competitors by providing comprehensive end-to-end solutions that integrate seamlessly with its customers’ IT infrastructures and data and security environments. As a result, Symon’s solutions are relied upon by over 70 percent of North American Fortune 100 companies and thousands of overall customers in locations worldwide. Symon believes that it is one of the largest integrated digital signage full-solution providers globally.

Symon’s management team monitors its performance by comparing actual operating results (including revenue, gross margin, profitability and cash flows) to budgeted operating results.

Symon’s headquarters are in Plano, Texas from which it conducts business with its customers located in North America. Symon also has an office located in Hemel Hempstead, United Kingdom, which serves customers in the United Kingdom, Western Europe, India, and the Middle East (“EMEA”). The office in Hemel Hempstead has a branch office in Dubai, United Arab Emirates.

Symon’s operating results may be affected by a variety of internal and external factors and trends described more fully in the section entitled “Risk Factors – Risks Related to the Business of Symon.”

On March 1, 2013, SCG and representatives of Symon entered into a Merger Agreement pursuant to which SCG will acquire Symon.

Revenue

Symon derives its revenue as follows:

Product sales:

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Licenses to use its proprietary software products;

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Proprietary software-embedded media players;

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Proprietary LED displays; and

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Third-party flat screen displays and other third-party hardware.

Professional installation and training services

Customer support services:

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Product maintenance services; and

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Subscription-based and custom creative content services.

Revenue is recognized as outlined in “Critical Accounting Policies - Revenue Recognition” below.

Symon sells its products and services through its global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by Symon’s sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of Symon's global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

Symon has formal contracts with its resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from Symon, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. Symon does not offer contractual rights of return other than under standard product warranties and product returns from resellers have been insignificant to date. Symon therefore sells directly to its resellers and recognizes revenue on sales to resellers upon delivery, consistent with its recognition policies. Symon bills the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from Symon to the end-users.

Cost of Revenue

The cost of revenue associated with product sales consist primarily of the costs of media players, the costs of third-party flat screen displays, and the operating costs of Symon’s assembly and distribution center. The cost of revenue of professional services is the salary and related benefit costs of Symon’s employees and travel costs of Symon’s personnel providing installation and training services.  The cost of revenue of maintenance and content services consists of the salary and related benefit costs of personnel engaged in providing maintenance and content services and the annual costs associated with acquiring data from third-party content providers.

Operating Expenses

Symon’s operating expenses are comprised of the following components:

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Research and development (“R&D”) costs consist of salaries and related benefit costs of R&D personnel and expenditures to outside third-party contractors. To date, all R&D expenses are expensed as incurred.

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Sales and marketing expenses include salaries and related benefit costs of sales personnel, sales commissions, travel by sales and sales support personnel, and marketing and advertising costs.

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General and administrative expenses consist primarily of salaries and related benefit costs of executives, accounting, finance, administrative, and IT personnel. Also included in this category are other corporate expenses such as rent, utilities, insurance, professional service fees, office expenses, travel by general and administrative personnel, and meeting expenses.

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Depreciation and amortization costs include depreciation of Symon’s office furniture, fixtures, and equipment and amortization of intangible assets.

Sales and marketing expenses and general and administrative expenses comprise the majority of Symon’s Operating Expenses.  For the fiscal years ended January 31, 2013 and 2012, sales and marketing expenses comprised 41.5% and 42.5%, respectively, and general and administrative expenses comprised 41.2% and 38.3%, respectively, of total operating expenses. During the fiscal years ended January 31, 2013 and 2012, research and development expenses were 11.3% and 11.4%, respectively, of total operating expenses and depreciation and amortization expenses were 6.0% and 7.8%, respectively, of total operating expenses.

Results of Operations

Comparison of the Fiscal Year ended January 31, 2013 to the Fiscal Year ended January 31, 2012

The following table summarizes Symon’s operating results for the fiscal year ended January 31, 2013 compared to the fiscal year ended January 31, 2012.

	Fiscal Year Ended January 31,		Changes from Previous Year
	2013	2012	Dollars	%
Revenue	$42,528,391	$40,826,490	$1,701,901	4.2%
Cost Of Revenue	18,441,521	17,195,168	1,246,353	7.2%
Gross Profit	24,086,870	23,631,322	455,548	1.9%

Operating Expenses -
Research and development	2,103,078	1,994,581	108,497	5.4%
Sales and marketing	7,760,739	7,474,354	286,385	3.8%
General and administrative	7,693,398	6,740,205	953,193	14.1%
Depreciation and amortization	1,111,948	1,369,747	(257,799)	-18.8%
Total Operating Expenses	18,669,163	17,578,887	1,090,276	6.2%
Operating Income	5,417,707	6,052,435	(634,728)	-10.5%
Interest and Other - Net	(66,467)	(212,262)	145,795	68.7%
Income Before Income Taxes	5,351,240	5,840,173	(488,933)	-8.4%
Income Tax Expense	1,860,190	1,913,881	(53,691)	-2.8%
Net Income	$3,491,050	$3,926,292	$(435,242)	-11.1%

Revenue

Revenue was $42,528,391 and $40,826,490 for the fiscal year ended January 31, 2013 and 2012, respectively. This represents a $1,701,901 or 4.2% increase in revenues for the fiscal year ended January 31, 2013. This increase in sales was primarily due to increased sales by Symon’s office in Dubai, United Arab Emirates.

Symon experienced a $821,826 or 6.4% decrease in sales of its proprietary software, software-embedded media players and LED displays. Symon’s sales pipeline remained strong throughout the year; however, several large sales orders that were expected to be received by year-end were not received. Symon had an increase of $2,956,900 or 69.7% in sales of third-party products. This was primarily due to a major order from a customer in Saudi Arabia that was generated by the Dubai office. Symon also had a $710,764 or 10.2% decrease in professional services during the fiscal year ended January 31, 2013. This decrease was caused by customer delays in installation projects and the fact that Symon had less revenues associated with services provided by third-party contractors. Revenue from maintenance and content services increased $277,591 or 1.7% during the fiscal ended January 31, 2013. Symon continued to sell maintenance and content services with the majority of its new orders and renewed a large percentage of its customers’ maintenance and content services contracts.

During the fiscal years ended January 31, 2013 and 2012, Symon’s revenues were derived as follows.

	Fiscal Year Ended January 31,
	2013	2012
Revenue -
Products	45.1%	41.8%
Professional services	14.8%	17.1%
Maintenance and content	40.1%	41.1%
Total	100.0%	100.0%

The following table reflects Symon’s sales on a geographic basis.

	Fiscal Year Ended January 31,
	2013		2012
North America	$29,750,058	70.0%	$29,610,611	72.5%
EMEA	12,778,333	30.0%	11,215,879	27.5%
Total	$42,528,391	100.0%	$40,826,490	100.0%

North America and EMEA sales were $139,447 and $1,562,454 higher, respectively, in the fiscal year ended January 31, 2013 than in the fiscal year ended January 31, 2012. The primary reason for the increase in EMEA sales was the large increase in sales volume generated by the Dubai office.

Cost of Revenue

Cost of revenue totaled $18,441,521 and $17,195,168 for the fiscal years ended January 31, 2013 and 2012, respectively. This increase in the total cost of revenue is primarily attributable to the increase in product sales volume for the fiscal year ended January 31, 2013. Symon’s overall gross margin on sales in the fiscal year ended January 21, 2013 decreased to 56.6% from 57.9%. This lower gross margin on sales was primarily attributable to the fact that sales of third-party products, on which Symon realizes a lower gross margin, comprised a higher percentage of Symon’s sales than in the previous year.

The following table summarizes Symon’s gross margins for the fiscal years ended January 31, 2013 and 2012.

	Fiscal Year Ended January 31,				Changes from Previous Year
	2013	%	2012	%	Dollars	%
Revenue -
Products	$19,185,359	45.1%	$17,050,285	41.8%	$2,135,074	12.5%
Professional services	6,277,549	14.8%	6,988,313	17.1%	(710,764)	-10.2%
Maintenance and content	17,065,483	40.1%	16,787,892	41.1%	277,591	1.7%
Total	$42,528,391	100.0%	$40,826,490	100.0%	$1,701,901	4.2%
Cost of Revenue -
Products	11,581,070	62.8%	10,034,866	58.4%	1,546,204	15.4%
Professional services	4,352,611	23.6%	4,729,414	27.5%	(376,803)	-8.0%
Maintenance and content	2,507,840	13.6%	2,430,888	14.1%	76,952	3.2%
Total	$18,441,521	100.0%	$17,195,168	100.0%	$1,246,353	7.2%
Gross Margin -
Products	$7,604,289		$7,015,419
	39.6%		41.1%
Professional services	$1,924,938		$2,258,899
	30.7%		32.3%
Maintenance and content	$14,557,643		$14,357,004
	85.3%		85.5%

Operating Expenses

Operating expenses totaled $18,669,163 and $17,578,887 for the fiscal years ended January 31, 2013 and 2012, respectively. This represents a $1,090,276 or 6.2% increase in operating expenses for the fiscal year ended January 31, 2013. The major fluctuations in operating expenses were as follows:

•

Research and development expenses were $108,497 higher primarily due to incentive compensation paid to software developers to complete a year-end project;

•

Sales and marketing expenses increased $286,385 due primarily to additional sales personnel;

•

General and administrative expenses increased $953,193 because of professional fees incurred in connection with the SCG transaction and because of additional personnel; and

•

Depreciation and amortization expense decreased $257,799 primarily because certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Comparison of the Fiscal Year Ended January 31, 2012 to the Fiscal Year Ended January 31, 2011

The following table summarizes Symon’s operating results for the fiscal year ended January 31, 2012 compared to the fiscal year ended January 31, 2011.

	Fiscal Year Ended January 31,		Changes from Previous Year
	2012	2011	Dollars	%
Revenue	$40,826,490	$39,710,521	$1,115,969	2.8%
Cost Of Revenue	17,195,168	15,978,531	1,216,637	7.6%
Gross Profit	23,631,322	23,731,990	(100,668)	-.4%

Operating Expenses -
Research and development	1,994,581	2,489,844	(495,263)	-19.9%
Sales and marketing	7,474,354	8,212,914	(738,560)	-9.0%
General and administrative	6,740,205	7,728,410	(988,205)	-12.8%
Depreciation and amortization	1,369,747	2,279,096	(909,349)	-39.9%
Total Operating Expenses	17,578,887	20,710,264	(3,131,377)	-15.1%
Operating Income	6,052,435	3,021,726	3,030,709	100.3%
Interest and Other	(212,262)	(385,234)	172,972	44.9%
Income Before Income Taxes	5,840,173	2,636,492	3,203,681	121.5%
Income Tax Expense	1,913,881	871,061	1,042,820	119.7%
Net Income	$3,926,292	$1,765,431	$2,160,861	122.4%

Revenue

Revenue was $40,826,490 and $39,710,521 for the fiscal years ended January 31, 2012 and 2011, respectively. This represents a $1,115,969 or 2.8% increase in revenue. A large portion of this increase was attributable to the sales generated by Symon’s office in Dubai, which opened in August 2009. This office sells products and services to customers in the Middle East.

Overall, Symon realized a $287,227 or 1.7% increase in product sales. This net sales increase in product sales was primarily attributable to a $646,885 or 18.0% increase in sales of third-party products by Symon’s office in Dubai. This increase was offset by a $359,658 or 2.7% decrease in sales of Symon’s proprietary software, software-embedded media players, and LED displays. In addition, Symon realized a $409,242 or 6.2% increase in professional services, and a $420,779 or 2.6% increase in maintenance and content services revenues.

During the fiscal years ended January 31, 2012 and 2011, Symon’s revenue was derived as follows.

	Fiscal Year Ended January 31,
	2012	2011
Revenue -
Products	41.8%	42.2%
Professional services	17.1%	16.6%
Maintenance and content	41.1%	41.2%
Total	100.0%	100.0%

The following table reflects Symon’s revenue on a geographic basis.

	Fiscal Year Ended January 31,
	2012		2011
North America	$29,610,611	72.5%	$30,430,458	76.6%
EMEA	11,215,879	27.5%	9,280,063	23.4%
Total	$40,826,490	100.0%	$39,710,521	100.0%

North American sales were $819,847 or 2.7% less and EMEA sales were $1,935,816 or 20.9% higher in the fiscal year ended January 31, 2012. The increase in EMEA sales was primarily attributable to sales generated by Symon’s office in Dubai, United Arab Emirates.

Cost of Revenue

Cost of revenue totaled $17,195,168 and 15,978,531 for the fiscal years ended January 31, 2012 and 2011, respectively. This increase in the total cost of revenue was due to the costs associated with increased product sales. Symon’s overall gross margin on sales decreased to 57.9% from 59.8%.

The following table summarizes Symon’s gross margins for the fiscal years ended January 31, 2012 and 2011.

	Fiscal Year Ended January 31,				Changes from Previous Year
	2012	%	2011	%	Dollars	%
Revenue -
Products	$17,050,285	41.8%	$16,763,058	42.2%	$287,227	1.7%
Professional services	6,988,313	17.1%	6,580,350	16.6%	407,963	6.2%
Maintenance and content	16,787,892	41.1%	16,367,113	41.2%	420,779	2.6%
Total	$40,826,490	100.0%	$39,710,521	100.0%	$1,115,969	2.8%

Cost of Revenue -
Products	$10,034,866	58.4%	$8,916,616	55.8%	$1,118,250	12.5%
Professional services	4,729,414	27.5%	4,618,217	28.9%	111,197	2.4%
Maintenance and content	2,430,888	14.1%	2,443,698	15.3%	(12,810)	.1%
Total	$17,195,168	100.0%	$15,978,531	100.0%	$1,216,637	7.6%

Gross Margin -
Products	$7,015,419		$7,846,442
	41.1%		46.8%
Professional services	$2,258,899		$1,962,133
	32.3%		29.8%
Maintenance and content	$14,357,004		$13,923,415
	85.5%		85.1%

Operating Expenses

Operating expenses totaled $17,578,887 and $20,710,264 for the fiscal years ended January 31, 2012 and 2011, respectively. This represents a $3,131,377 decrease in operating expenses during the fiscal year ended January 31, 2012. The major fluctuations in operating expenses were as follows.

•

Research and development expenses were $495,263 or 19.9% less due to fewer R&D personnel and reduced use of outside contractors.

•

Sales and marketing expenses were $738,560 or 9.0% lower primarily due to a reduction in sales salaries and commissions of $563,276 or 8.4% and a reduction in advertising and marketing expenses of $201,128 or 29.5%.

•

General and administrative expenses were $988,205 or 12.8% lower due to a reduction in personnel.

•

Depreciation and amortization was $909,349 or 39.9% less primarily due to the fact that certain intangible assets became fully amortized.

Interest and other – Net

Interest expense decreased significantly in the fiscal year ended January 31, 2012 because Symon had repaid the vast majority of its bank debt by October 31, 2011.

Liquidity and Capital Resources

Symon’s primary source of liquidity is cash generated from the sales of products and services to its global customers. Symon’s primary uses of cash are payments of operating expenses, purchases of inventory, and capital expenditures. Symon believes that cash generated from sales will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next twelve months.

At January 31, 2013, Symon’s cash and cash equivalents balance was $10,203,169. This represents an increase of $6,366,478 and $6,848,442 when compared to January 31, 2012 and 2011, respectively. These increases were due to increasing sales over the three-year period, more effective collection of accounts receivable, and tight cost controls.

Symon’s cash balance at January 31, 2013 included cash and cash equivalents of $4,593,406 in bank accounts of its subsidiary located outside the United States. Symon currently plans to use this cash to fund its on-going foreign operations. If Symon were to repatriate the cash held by its subsidiary located outside the United States, Symon may incur tax liabilities.

At January 31, 2013, Symon had no outstanding bank debt. Symon’s bank line of credit of $2,000,000 is collateralized by substantially all the assets of Symon.

Symon has generated and used cash as follows:

	Fiscal Year Ended January 31,
	2013	2012	2011
Operating cash flow	$6,962,831	$6,119,897	$4,613,036
Investing cash flow	(575,106)	(616,581)	(560,550)
Financing cash flow	0	(5,000,000)	(6,550,000)

Operating Activities

The increase in cash from operating activities for the fiscal year ended January 31, 2013 as compared to the fiscal year ended January 31, 2012 was primarily due to increased profitability and changes in the following operating assets and liabilities:

•

Accounts payable increased by $1,684,425 primarily because Symon negotiated extended payment terms with a large manufacturer of hardware products;

•

Deferred revenue increased by $686,801 due to an increase in deferred revenue related to maintenance and content services contracts;

•

Accounts receivable increased by $442,329 due to the high level of sales in the fourth quarter; and

•

Inventory decreased by $607,540 because Symon closely controlled inventory levels.

The increase in cash from operating activities for the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was primarily due to higher sales and profitability.

Investing Activities

The decrease in cash used in the fiscal year ended January 31, 2013 as compared to the fiscal year ended January 31, 2012 was due to final payment made in connection with a previously completed business combination.

The increase in cash used in the fiscal year ended January 31, 2012 as compared to the fiscal year ended January 31, 2011 was due primarily to higher capital expenditures in the fiscal year ended January 31, 2012. Symon also made payments to a former stockholder in the fiscal years ended January 31, 2012 and 2011 in connection with a previous business combination.

Financing Activities

Cash used in financing activities were payments of Symon’s outstanding bank debt, which was incurred at the time of Symon’s being acquired by affiliates of Golden Gate Capital. The bank debt was paid off in advance of its maturity date.

Critical Accounting Policies

The significant accounting policies of Symon are described in Note 1 of Symon’s consolidated financial statements included elsewhere in this Offer to Purchase. Symon’s financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance requires judgment and is reviewed monthly and Symon establishes reserves for doubtful accounts on a case-by-case basis based on historical collection experience and a current review of the collectability of accounts. Symon’s collection experience has been consistent with our estimates.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Slow moving and obsolete inventories are written off based on historical experience and estimated future usage.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired in a purchase business combination and is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, Symon determines the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The fair values calculated in Symon’s impairment tests are determined using discounted cash flow models involving several assumptions. These assumptions include, but are not limited to, anticipated operating income growth rates, Symon’s long-term anticipated operating income growth rate and the discount rate. Symon’s cash flow forecasts are based on assumptions that are consistent with the plans and estimates Symon is using to manage the underlying businesses. The assumptions that are used are based upon what Symon believes a hypothetical marketplace participant would use in estimating fair value. Symon evaluates the reasonableness of the fair value calculations of its reporting units by comparing the total of the fair value of all of Symon’s reporting units to Symon’s total market capitalization. Symon bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives. Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset's carrying amount to its fair value.  Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount.

Symon’s acquired Intangible Assets with definite lives are being amortized as follows:

Acquired Intangible Asset:	Amortization Period:
Software	5 years
Customer relationships	7 to 10 years
Tradenames	5 to 10 years
Covenant Not-To-Compete	5 years

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

Income Taxes

Symon accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Symon measures deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. Symon recognizes in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

As a result of Symon’s operations outside of the United States, Symon’s global tax rate is derived from a combination of applicable tax rates in the various jurisdictions in which Symon operates. Symon bases its estimate of an annual effective tax rate at any given point in time on a calculated mix of the tax rates applicable to Symon and to estimates of the amount of income to be derived in any given jurisdiction.

Under ASC 740, Income Taxes (“ASC 740”), Symon recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires Symon to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. Symon maintains accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause us to change Symon’s assessment of the appropriate accrual amount. U.S. income taxes have not been provided on $3.8 million of undistributed earnings of foreign subsidiaries as of January 31, 2013. Symon reinvests earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. Significant judgment is required to evaluate uncertain tax positions. Symon files its tax returns based on its understanding of the appropriate tax rules and regulations. However, complexities in the tax rules and Symon’s operations, as well as positions taken publicly by the taxing authorities, may lead Symon to conclude that accruals for uncertain tax positions are required. Changes in facts and circumstances could have a material impact on Symon’s effective tax rate and results of operations.

Revenue Recognition

Symon recognizes revenue primarily from these sources:

•

Products;

•

Professional services; and

•

Maintenance and content services.

Symon recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable. Symon assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, Symon defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-element arrangements

Product consists of Symon’s proprietary software and hardware equipment. Symon considers the sale of its software more than incidental to the hardware as it is essential to the functionality of the product and is classified as part of Symon’s products. Symon enters into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011, Symon recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (“VSOE”) of fair value of the undelivered elements and the application of the residual method for arrangements in which Symon has established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on Symon’s historical experience of stand-alone sales of these elements to third parties. For maintenance and content services, Symon used renewal rates for continued support arrangements to determine fair value. In situations where Symon had fair value of all undelivered elements but not of a delivered element, Symon applied the “residual method.” Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, Symon adopted an accounting update regarding revenue recognition for multiple  arrangements, referred to as multiple element arrangements (“MEAs”) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in Symon’s control. Revenue from arrangements for the sale of tangible products containing both software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (“RSP”) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (“TPE”) if it exists, and on estimated selling price (“ESP”) if neither VSOE or TPE of selling price of Symon’s various applicable tangible products containing essential software products and services. Symon establishes the pricing for Symon’s units of accounting as follows:

•

VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. Symon determines VSOE based on Symon’s pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

•

TPE— If Symon cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, Symon uses third-party evidence of selling price. Symon determines TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

•

ESP— The estimated selling price represents the price at which Symon would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, Symon determines ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

Symon prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee, did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for the years ended January 31, 2013 and 2012.

Upon the adoption of the new revenue recognition rules Symon re-evaluated its allocation of revenue and determined that it still had similar units of accounting and nearly all of its products and services qualify as separate units of accounting. Symon has established VSOE for its professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, Symon rarely sold its product without maintenance and therefore the residual value of the sales arrangement was allocated to the products. Symon now uses the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that Symon’s last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

Judgment is required in the determination of company-specific objective evidence of fair value, which may impact the timing and amount of revenue recognized depending on whether company-specific objective evidence of fair value can be demonstrated for the undelivered elements of an arrangement and the approaches used to demonstrate company-specific objective evidence of fair value.

Symon’s process for determining ESPs involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change, Symon’s ESPs and the future rate of related maintenance could change.

Symon sells its products and services through its global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by Symon's sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of Symon's global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

Symon has formal contracts with its resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from Symon, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. Symon does not offer contractual rights of return other than under standard product warranties and product returns from resellers have been insignificant to date. Symon therefore sells directly to its resellers and recognizes revenue on sales to resellers upon delivery, consistent with its recognition policies as discussed above. Symon bills the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from Symon to the end-users.

Symon recognizes revenue on sales to resellers consistent with its recognition policies as discussed below.

Product revenue

Symon recognizes revenue on product sales generally upon delivery of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, Symon recognizes revenue as services are performed. For fixed-fee contracts, Symon recognizes revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to training is recognized as revenue as Symon performs the services.

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. Symon’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. Symon believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Net Income per Share

Basic net income per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income per share is computed similar to basic; however diluted income per share reflects the assumed conversion of all potentially dilutive securities. There are no stock options, warrants, or other dilutive equity instruments outstanding.

Recently Issued Accounting Standards

On January 1, 2012, Symon adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2011-08, “Intangibles - Goodwill and Other (Topic 350), Testing Goodwill for Impairment.” This standard simplified the process a company must go through to test goodwill for impairment. Companies have an option to first assess qualitative factors of a reporting unit being tested before having to assess quantitative factors. If a company believes no impairment exists based on qualitative factors, then it will no longer be required to perform the two-step quantitative impairment test. Symon tests its $11.0 million of goodwill for impairment as of January 31 each year. The adoption of this new standard did not have a material impact on Symon’s consolidated financial statements.

In June 2011, the FASB issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. Symon adopted these changes in 2011 and applied retrospectively for all periods presented. Such adoption did not have material effect on Symons financial position or results of operations as it related only to changes in financial statement presentation.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite – Lived Intangible Assets for Impairment (the revised standard).” This standard update allows companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The amendments are effective for annual interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The implementation of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

On January 1, 2012, Symon adopted the FASB ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This guidance amended certain fair value measurement concepts in FASB ASC 820, "Fair Value Measurement," including items such as the application of the concept of highest and best use and required certain other disclosure requirements, including among other things, the level of the hierarchy used in the fair value measurement and a description of the valuation techniques and unobservable inputs used in Level 2 and 3 fair value measurements. The adoption of this new standard did not have a material impact on Symon’s consolidated financial statements.

MANAGEMENT OF SYMON

Executive Officers

Set forth in the table below are the names, ages and positions of each of Symon’s executive officers as of December 31, 2012:

Name	Age	Title
Charles H. Ansley	67	President & Chief Executive Officer
William G. Cole	66	Chief Financial Officer
Mike Cavender	65	Senior Vice President of Client Services and Human Resources
Steve McCullough	48	Senior Vice President North American Sales
Dan Horgan	42	Managing Director
Todd Sutherland	43	Vice President, Development

Charles Ansley has been the Chief Executive Officer of Symon since 2002. Charles has also served on Symon’s Board of Directors and as a member of Symon’s Compensation Committee since 1997. Prior to joining Symon, Mr. Ansley was President of U.S. Information Solutions for Electronic Data Systems (“EDS”) from 1999 until 2002.  Prior to that, Mr. Ansley served as Group Executive leading, EDS’s Communications Industry Group from 1997 until 1999.  Prior to joining EDS, Mr. Ansley served as Senior Vice President of Sales and Services for DSC Communications in 1996. Mr. Ansley was a corporate officer at AT&T from 1994 until 1995, serving as Vice President of Client Services and Marketing of the AT&T Solutions unit focused on the I/T integration and network outsourcing marketplace.  Prior to joining AT&T, Mr. Ansley had a 26 year career at IBM, where he held successive senior-level roles in general management, sales, marketing, and business development in both IBM and IBM Global Services.  Mr. Ansley served as Executive Vice President and on the Executive Committee of the Digital Screenmedia Association (the “DSA”) and remains a member of the DSA Advisory Board. Mr. Ansley also currently serves on the Board of the Metroplex Technology Business Council in the Dallas-Fort Worth area and on the Advisory Board of the School of Management at the University of Texas at Dallas.  Mr. Ansley earned a B.S. in Business Management and an M.B.A. in Computer Science from Texas A&M University.

William Cole has been Symon’s Chief Financial Officer since 1997. Prior to joining Symon, Mr. Cole served as the Chief Financial Officer for two insurance brokerage firms specializing in the placement of insurance coverage for oil and gas exploration and services companies.  Prior to that, Mr. Cole spent 17 years with the international accounting firm of Deloitte & Touche LLP, including seven years as a partner. Mr. Cole is a Certified Public Accountant in Texas and Louisiana.  Mr. Cole earned a B.S. in Accounting from Mississippi State University and a Master of Business Administration degree from Louisiana State University.

Mike Cavender has been Symon’s Senior Vice President of Client Services and Human Resources since 2006.  Prior to joining Symon, Mr. Cavender was an executive with EDS, where he held various positions in Human Resources, Benefits, Operations, Sales, Alliances and Portfolio Management between 1989 and 2006.  Prior to joining EDS, Mr. Cavender was President of Dallas Challenge, a behavioral healthcare firm, from 1985 until 1989.  Mr. Cavender earned a B.A. and Master’s degree from The University of North Texas.

Steve McCullough has been the Senior Vice President of Sales of Symon since February 2011. Prior to that, Mr. McCullough was the General Manager of Symon Dacon, Symon's international operation, from May 2008 to January 2011; Area Director of Sales from January 2005 to April 2008; and Regional Sales Manager from 2000 to 2004. From 1998 to 2000, Mr. McCullough was Founder and Principal of Xperio Solutions, Inc., a sales and service consultancy focused on early stage technology companies, and from 1996 to 1998 he was Vice President of Sales and Marketing for Support Technologies, Inc., a leading consulting and outsourcing provider to the technical support and call center industry.  Mr. McCullogh attended Georgia State University.

Daniel Horgan has been the Managing Director at Symon Dacon Ltd since February 2012. Before being appointed Managing Director, Mr. Horgan was Symon’s EMEA Sales Director from 2008 until February 2012. Prior to joining Symon, Mr. Horgan was EMEA Channel Development Manager at Dacon Electronics PLC from October 2000 until November 2003. Mr. Horgan has over 15 years of software, telecommunications and intelligent visual solutions experience. Mr. Horgan earned a Certificate of Pre-Vocational Education in business and finance from Lord Williams’s, Thame, Oxford, United Kingdom.

Todd Sutherland has been Vice President of Development of Symon since March 2011.  Since joining Symon in December 1996, Mr. Sutherland has held a number of positions, including Director of Development Operations, Development Team Leader, Manager of Documentation and Senior Software Developer, most recently, Mr. Sutherland was Director of Development from January 2007 until March 2011.  Prior to joining Symon, Mr. Sutherland was a Senior Software Developer at DacEasy, an accounting software company, from 1995 until 1996.  Mr. Sutherland was a Software Developer at Cybertek, from 1992 until 1995, where he wrote and maintained insurance proposal software.  Mr. Sutherland earned a B.S. in Computer Science from Texas State University.

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Symon’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Symon specifically cautions investors not to apply these statements to other contexts.

Overview

Historically, Symon’s board of directors has set the compensation of our executive officers. The primary objectives of our executive compensation program have been to:

•

attract, engage, and retain superior talent who contribute to Symon’s long-term success;

•

motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to Symon’s business; and

•

ensure compensation is aligned with Symon’s corporate strategies and business objectives.

Executive Compensation Design Overview

Historically, Symon’s executive compensation program has reflected Symon’s growth and development-oriented corporate culture. To date, the compensation of the executive officers identified in the Summary Compensation Table below, who are referred to here as the Named Executive Officers (“NEOs”), has consisted of a combination of base salary and short-term cash incentives.  Symon’s executive officers and all salaried employees also are eligible to receive health and welfare benefits. Pursuant to employment agreements, certain of the NEOs are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances, including a change in control of Symon.

Compensation of Named Executive Officers

Base Salary

Symon Holdings’s board of directors reviews the base salaries of Symon’s executive officers, including the NEOs, from time to time and makes adjustments as it determines to be reasonable and necessary. The current base salaries of the NEOs are as follows:

Named Executive Officer	Base Salary ($)
Charles H. Ansley	350,000
William G. Cole	225,000
Steve McCullogh	175,000

Performance-Based Cash Incentives

Symon pays performance-based cash incentives in order to align the compensation of its employees, including the NEOs, with its short-term operational and performance goals and to provide near-term rewards for employees to meet these goals.  Symon’s short-term performance-based cash incentive plan provides for incentive payments for each fiscal year.  For the year ended January 31, 2013 (“fiscal 2012”), these payments were based on the attainment of pre-established financial goals, namely total sales, for which Symon’s goal was $43 million, and Adjusted EBITDA, for which Symon’s goal was $8.4 million.  Adjusted EBITDA for purposes of calculating performance-based cash incentive awards is Symon’s earnings before interest, taxes, depreciation and amortization, but adds back amounts related to certain advisor fees and expenses, accrued executive bonuses, costs associated with new marketing initiatives in 2012 and costs related to the Symon Merger. In fiscal 2012, Symon’s total sales were $42.5 million and Adjusted EBITDA was $8.3 million.

Equity-Based Incentives

No equity-based incentives were granted to any of the NEOs in 2012.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as Symon’s NEOs in fiscal 2012:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Charles Ansley	2012	360,000	150,000	510,000
President and Chief Executive Officer
William G. Cole	2012	225,000	110,000	335,000
Chief Financial Officer and Secretary
Steve McCullogh	2012	186,992(1)	65,000	251,992
Senior Vice President - Sales

(1)   Includes $11,992 that Mr. McCullogh earned through sales commissions.

Outstanding Equity Awards at Fiscal 2011 Year-End

None of the NEOs had any outstanding equity awards at the end of fiscal 2012.

Employment Agreements

Symon is party to employment agreements with Mr. Ansley, Symon’s Chief Executive Officer and President, and Mr. Cole, Symon’s Chief Financial Officer and Secretary.

Mr. Ansley

Under the terms of his employment agreement, Mr. Ansley is entitled to an annual base salary of $350,000.  Mr. Ansley is also eligible to participate in our short-term, performance-based cash incentive plan.

If Mr. Ansley’s employment is terminated without cause or in connection with a change of control of Symon, Mr. Ansley is entitled to receive severance equal to six months’ base salary.  In addition, Symon, at its expense, will make commercially reasonable best efforts to maintain Mr. Ansley’s medical insurance plan in existence at the time of his termination for Mr. Ansley and his spouse for 18 months.  If Mr. Ansley obtains subsequent full-time employment with another firm and he and his spouse qualify for that firm’s medical plan, Symon’s obligation terminates immediately.

Mr. Ansley’s employment is contingent upon his agreeing to customary restrictions with respect to the use of Symon’s confidential information.  Mr. Ansley has also agreed not to compete with Symon.

Mr. Cole

Under the terms of his employment agreement, Mr. Cole was initially entitled to an annual base salary of $170,000, subject to review and adjustment. Mr. Cole is also eligible to participate in Symon’s short-term, performance-based cash incentive plan.

If Mr. Cole’s employment is terminated by Symon without cause, by Mr. Cole for good reason, Mr. Cole is entitled to receive severance equal to six months’ base salary.

Mr. Cole’s employment agreement also contains customary covenants barring Mr. Cole from directly or indirectly competing with Symon, soliciting Symon’s customers and soliciting Symon’s employees.

Director Compensation

In fiscal 2012, Stewart Bloom received cash compensation in connection with service on Symon Holdings’s board of directors. No equity was granted to any of the directors in fiscal 2012. The following table sets forth information concerning compensation paid or accrued for services rendered to Symon Holdings by Mr. Bloom in connection with his service on the board of directors in fiscal 2012. The table excludes Rajeev Amara, Prescott Ashe and David Dominik, each of whom are Managing Directors of Golden Gate Capital, and Mr. Ansley, who is also an employee of Symon.  Messrs. Amara, Ashe, Dominik and Ansley did not receive compensation for their services as directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Stewart Bloom	170,000	170,000

Beneficial Ownership of Symon Holdings’s Securities

As of March 1, 2013, Symon Holdings’s issued and outstanding common stock consisted of 1,000,000 shares of Class L common stock and 68,889 shares of Class A common stock.  The following table sets forth information as of December 31, 2012 regarding the beneficial ownership of Symon Holdings’s capital stock by:

•

each person or group who is known by Symon to own beneficially more than 5% of the outstanding shares of each class of Symon Holdings’s capital stock;

•

each of Symon’s NEOs;

•

each of Symon Holdings’s directors; and

•

all of Symon’s executive officers and directors as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Transactions -- Symon.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.  Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Symon Communications, Inc., 500 North Central Expressway, Suite 175, Plano, Texas 75074.

	Class L(1)		Class A(1)
Name	Shares	Percentage	Shares	Percentage
5% Stockholders:
Funds managed by Golden Gate Capital(2)	970,000	97%	—	—
Patricia Moreno	—	—	5,556	8.1%
Mike Cavender	—	—	5,556	8.1%
Executive Officers and Directors:
Rajeev Amara(2)	970,000	97%	—	—
Charles H. Ansley	—	—	35,555	51.2%
Prescott Ashe(2)	970,000	97%	—	—
Stewart Bloom	—	—	—	—
William G. Cole	—	—	22,222	32.2%
David C. Dominik(2)	970,000	97%	—	—
Steve McCullogh	—	—	—	—
All executive officers and directors as a group	970,000	97%	63,333	91.9%

*	Less than 1%
(1)	Class A common stock does not have voting rights. All of the Symon Holdings’s voting power is held by the holders of Class L common stock.
(2)

Includes shares of capital stock that are held directly by Golden Gate Capital Investment Fund II, LP, Golden Gate Capital Investment Fund II (AI), LP, LP, Golden Gate Capital Associates II-QP, LLC, Golden Gate Capital Associates II-AI, LLC, CCG AV, LLC-series C, CCG AV, LLC-series I, CCG AV, LLC-series A (collectively, the “Golden Gate Capital Entities”), each of which are funds managed by Golden Gate Capital. Golden Gate Capital may be deemed to be the beneficial owner of the shares owned by the Golden Gate Capital Entities, but disclaims beneficial ownership pursuant to the rules under the Exchange Act. Each of Mr. Dominik, Mr. Ashe and Mr. Amara is a managing director of Golden Gate Capital and each may be deemed to be the beneficial owners of shares owned by the Golden Gate Capital Entities. Each of Mr. Dominik, Mr. Ashe and Mr. Amara disclaim beneficial ownership of any securities owned by the Golden Gate Capital Entities, except, in each case, to the extent of their pecuniary interest therein. The address for Golden Gate Capital, the Golden Gate Capital Entities and Mr. Dominik, Mr. Ashe and Mr. Amara is c/o Golden Gate Capital Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

SCG EXECUTIVE OFFICERS, DIRECTORS,

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

FOLLOWING THE TRANSACTION

Directors and Executive Officers

SCG expects to have the following persons elected as SCG’s directors and executive officers effective immediately after the consummation of the Transaction:

Name	Age	Title
Gregory H. Sachs	47	Executive Chairman
Garry K. McGuire, Jr.	42	Chief Executive Officer, Director
Marvin Shrear	69	Director
Jonathan Trutter	56	Director
Alan Swimmer	52	Director
Jeffrey Hayzlett	52	Director

See “Management of SCG — SCG Executive Officers And Directors” for biographical information of Gregory H. Sachs and Marvin Shrear.  See “Management of RMG –Executive Officers” for biographical information of Garry K. McGuire, Jr. The Board believes that Mr. McGuire’s experience from serving as Chief Executive Officer of RMG and from other senior executive roles within the advertising, marketing and technology industries qualifies him to serve on the Board.

Jonathan Trutter previously served as the Chief Executive Officer of the Deerfield Capital Corp  (NYSE/NASDQ: DFR) from its founding in December 2004 until April 2011 and the Chief Executive Officer and Chief Investment Officer of Deerfield Capital Management LLC, an indirect wholly-owned subsidiary of Deerfield Capital Corp, from 2007 to 2011.  Upon the merger of CIFC Corp. and Deerfield Capital Corp in 2011, Mr. Trutter became Vice Chairman of the board of CIFC Corp.  Mr. Trutter left the board of CIFC Corp. in May 2012.   From 1989 to 2000 Mr. Trutter was a Managing Director of Scudder Kemper Investments, and served as a member of the firm's  Fixed Income Management Committee. Mr. Trutter received a B.A. from the University of Southern California and M.M from the J.L. Kellogg Graduate School of Management at Northwestern University. He is a Certified Public Accountant. The Board believes that Mr. Trutter’s experience from serving as Chief Executive Officer of Deerfield Capital Corp. and from other senior executive roles he has held over the last 20 years qualifies him to serve on the Board.

Alan Swimmer is President of Prescient Ridge Management, a Commodity Trading Advisor. Prior to PRM Mr. Swimmer spent over 26 years in the Futures and Options industry, building and running futures commission merchant businesses including from 2002 to 2008 as  Head of U.S. Futures at Bear Stearns and then as Head of North American Futures Sales at JP Morgan following its purchase of Bear Stearns. Prior to Bear Stearns, Mr. Swimmer was with Citigroup from 1990-2002 and was head of its Chicago futures office.   Mr. Swimmer received a B.A. in psychology from Washington University in St. Louis, where he is currently Vice Chair  of the  Alumni Board of Governors. Mr. Swimmer has been on the Board Of Directors of the Minneapolis Grain Exchange since 2008. The Board believes that Mr. Swimmer’s experience from serving in various senior executive roles over the last 20 years and from his serving on the Board of Directors of the Minneapolis Grain Exchange qualifies him to serve on the Board.

Jeffrey Hayzlett is the Chief Executive Officer of The Hayzlett Group, a provider of strategic business consulting services he founded in May 2010, and of TallGrass Public Relations, a public relations firm he founded in July 2010. From May 2006 to May 2010, Mr. Hayzlett served as Chief Marketing Officer at Eastman Kodak Company. Prior to that, he founded a private business development and public relations firm specializing in the technology and visual communications industries, and held senior management positions in strategic business development and marketing at several companies, including Cenveo, Webprint and Colorbus, Inc. He has also served in staff positions in the United States Senate and House of Representatives. Mr. Hayzlett services on the boards of several private companies, including itracks, Vdopia and RMG. The Board believes that Mr. Hayzlett’s extensive sales and marketing-related experience and executive experience qualifies him to serve on the Board.

Classes of Directors

As disclosed under “Management of SCG” the Board is divided into three classes, being divided as equally as possible with each class having a term of three years. Each of the Class I directors will be elected to hold office for a term of one year until the annual meeting of the Stockholders in 2013 and until his respective successor is duly elected and qualified. Each of the Class II directors will be elected to hold office for a term of two years until the annual meeting of the

Stockholders in 2014 and until his respective successor is duly elected and qualified. Each of the Class III directors will be elected to hold office for a term of three years until the annual meeting of the Stockholders in 2015 and until his respective successor is duly elected and qualified.

Committees of the Board of Directors

The members of the committees of the Board will not be appointed until the Board is fully reconstituted and holds its initial meeting following consummation of the Transaction. At such time, each committee will also adopt its committee charter. The Board will make determinations with respect to each committee member’s independence in accordance with the Nasdaq Capital Market listing standards and SEC rules and regulations.

Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who, as required by Nasdaq rules, have not participated in the preparation of SCG’s financial statements at any time during the past three years and are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, SCG must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Immediately following the consummation of the Transaction, the Board will make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the Nasdaq Capital Market listing standards and SEC rules.

The audit committee’s duties will include, among other things:

•

reviewing and discussing with management and the independent registered public accountant SCG’s annual and quarterly financial statements;

•

discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of SCG’s financial statements;

•

discussing with management major risk assessment and risk management policies;

•

monitoring the independence of the independent auditor;

•

verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•

reviewing and approving all transactions between SCG and related persons;

•

inquiring and discussing with management SCG’s compliance with applicable laws and regulations and SCG’s code of ethics;

•

pre-approving all audit services and permitted non-audit services to be performed by SCG’s independent auditor, including the fees and terms of the services to be performed;

•

appointing or replacing the independent auditor;

•

determining the compensation and oversight of the work of the independent auditor including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•

establishing procedures for the receipt, retention and treatment of complaints received by SCG regarding accounting, internal accounting controls or reports which raise material issues regarding SCG’s financial statements or accounting policies.

Compensation Committee

The compensation committee will be at all times composed exclusively of non-employee directors who are independent in accordance with the Nasdaq Capital Market listing standards and the rules and regulations of the SEC and the Internal Revenue Service. Among other functions, the compensation committee will oversee the compensation of SCG’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites, and administer any such plans or programs as required by the terms thereof.

Compensation Committee Interlocks and Insider Participation

SCG will disclose which, if any, members appointed to the compensation committee have had any relationships with SCG of the type required to be disclosed by Item 404 of Regulation S-K. No interlocking relationships will exist between SCG’s executive officers or the members of SCG’s compensation committee and the board of directors or compensation committee of any other company.

Corporate Governance Committee

The corporate governance committee will be at all times composed of exclusively independent directors. The principal duties and responsibilities of SCG’s corporate governance committee will be to identify qualified individuals to become Board members, recommend to the Board individuals to be designated as nominees for election as directors at the annual meetings of Stockholders, and develop and recommend to the Board SCG’s corporate governance guidelines.

After the consummation of the Transaction, the Board will identify which members of the Board will serve on the corporate governance committee.

Code of Conduct and Ethics

SCG has adopted a code of conduct and ethics applicable to its executive officers, directors and employees, its subsidiaries and its controlled affiliates in accordance with applicable federal securities laws.

Director Compensation

SCG is currently evaluating the compensation that it will provide for its directors and will determine that compensation following consummation of the Transaction.

Executive Compensation

SCG is currently evaluating the compensation that it will provide for its executive officers and will determine that compensation following consummation of the Transaction. SCG has determined, however, that it will pay a one-time bonus to Mr. McGuire upon the consummation of the Transaction.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed combined pro forma balance sheet as of December 31, 2012 and the unaudited condensed combined pro forma statement of operations for the year ended December 31, 2012 are based on the separate historical financial statements of SCG, Symon Holdings and RMG.  SCG management believes that it is appropriate to treat Symon Holdings as the predecessor company.

The unaudited condensed combined pro forma financial information is included for informational purposes only and does not purport to reflect the results of operations or financial position of SCG that would have occurred had it operated as a combined entity for the periods presented. The unaudited condensed combined pro forma financial information should not be relied upon as being indicative of SCG’s results of operations or financial position had the Transactions occurred on the dates assumed. The unaudited condensed combined pro forma financial information also does not project its results of operations or financial position for any future period or date.

The unaudited condensed combined pro forma statements of operations give pro forma effect to the Transactions as if they had occurred on January 1, 2012.  The unaudited condensed combined pro forma balance sheet gives pro forma effect to the Transactions as if they had occurred on December 31, 2012.

On January 11, 2013, SCG entered into the Merger Agreement, pursuant to which Merger Sub will be merged with and into RMG.  Upon consummation of the Merger, the separate existence of Merger Sub will thereupon cease, and RMG, as the surviving corporation, will continue its existence under the laws of the State of Delaware as a direct and wholly-owned subsidiary of SCG.

On March 1, 2013, SCG entered into the Symon Merger Agreement, pursuant to which Symon Merger Sub will be merged with and into Symon Holdings.  Upon consummation of the Symon Merger, the separate existence of Symon Merger Sub will thereupon cease, and Symon Holdings, as the surviving corporation, will continue its existence under the laws of the State of Delaware an indirect and wholly-owned subsidiary of SCG.

SCG management has concluded, based on its evaluation of the facts and circumstances of the Transactions, that SCG is the acquirer of both RMG and Symon Holdings for accounting purposes.  SCG will retain effective control of RMG and Symon Holdings. After the Transactions, a large percentage of the combined entity’s voting rights will be held by current SCG stockholders, primarily DRW and the Sponsor and its affiliates.  Additionally, SCG will elect all but one of the combined entity’s five board members. Although most of the senior management of RMG and Symon Holdings will continue to serve as management of the combined entity, this was not considered determinative as all other relevant factors were not aligned with the management composition.  Each of the Transactions constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of the assets and liabilities of RMG and Symon Holdings will be adjusted to their fair values and the appropriate amount of goodwill will be recorded for the consideration given in excess of the fair values assigned to the net identifiable assets. All transaction costs should be expensed as incurred, except those costs associated with equity raising (which should be recorded to additional paid-in capital) and debt financing (which should be booked as deferred financing costs).

The pro forma adjustments principally give effect to:

•

In connection with the Transaction, SCG shall pay to RMG’s stockholders an aggregate of (i) 400,000 SCG Common Shares, 300,000 of which shall be deposited in the Escrow Account and (ii) $10,000 in cash. Additionally, SCG will pay, on behalf of RMG and its subsidiaries, all indebtedness of RMG and its subsidiaries under the RMG Credit Agreement at a discounted amount equal to $23,500,000, to be paid with $21,000,000 of cash and $2,500,000 of SCG Common Shares (the “Lender Shares”).

•

In connection with the Symon Merger, SCG shall pay to Symon Holdings’ stockholders $45,000,000 less (i) any indebtedness on Symon Holdings’ books on the Symon Closing Date and (ii) the excess of Symon Holdings’ expenses incurred in association with the Symon Merger over $2,000,000.

•

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the potential redemption of SCG Common Shares. Information related to the potential redemption of SCG Common Shares is included in the Tender Offer:

1.

Assuming no redemption.  The pro forma financials assume that no SCG stockholders exercise redemption rights with respect to their SCG Common Shares into a pro rata portion of the Trust Account pursuant to the Offer.

2.

Assuming maximum redemption.  The pro forma financials assume that all Public Shares (except for the DRW Public Shares) are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. Any cash shortage resulting from maximum redemptions may be funded by the Sponsor and/or its affiliates.

The following unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

•

The audited financial statements of SCG for the year ended December 31, 2012, which appear elsewhere in this Offer to Purchase.

•

The audited financial statements of RMG for the year ended December 31, 2012, which appear elsewhere in this Offer to Purchase.

•

The audited financial statements of Symon Holdings for the year ended January 31, 2013, which appear elsewhere in this Offer to Purchase.

SCG Financial Acquisition Corp.

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2012

	Reach Media Group Holdings, Inc. (Historical)(A)	Symon Holdings Corporation (Historical)(B)	SCG Financial Acquisition Corp. (Historical)(A)		Pro Forma Adjustments (Assuming No Tender of Public Shares)		Combined Pro Forma (Assuming No Tender of Public Shares)		Additional Pro Forma Adjustments (Assuming Tender of all Public Shares other than DRW Public Shares		Combined Pro Forma (Assuming Tender of all Public Shares other than DRW Public Shares
Revenue	$25,670,073	$42,528,391	$-		-		68,198,464		-		68,198,464

Cost of Revenue	14,133,009	18,441,521					32,574,530				32,574,530

Gross Margin	11,537,064	24,086,870	-		-		35,623,934		-		35,623,934

Operating Expenses	17,132,795	18,669,163	1,861,689		(2,891,213)	(N)	41,885,498				41,885,498
					3,225,357	(O)
					1,186,800	(D)
					(583,463)	(U)
					2,680,900	(W)
					(388,530)	(Z)
					992,000	(BB)

Income (Loss) from Continuing Operations	(5,595,731)	5,417,707	(1,861,689)		(4,221,851)		(6,261,564)		-		(6,261,564)

Other Income:
Interest & other income		2,187	53,586		(53,586)	(S)	2,187				2,187
Change in fair value of warrant liability			600,000				600,000				600,000

Interest & Other Expense	5,940,461	66,467			(5,940,461)	(T)	66,467		7,050,000	(BB)	7,116,467

Income Tax Expense		1,860,190			(1,860,190)	(X)

Net Income (Loss)	$(11,536,192)	$3,493,237	$(1,208,103)		3,525,214		(5,725,844)		(7,050,000)		(12,775,844)

Weighted average number of shares outstanding
- basic and diluted	6,334,095	1,000,000	9,523,810	(Q)(FF)			10,393,810	(FF)			4,748,260	(FF)

Earnings (loss) per share
- basic and diluted	$(1.82)	$3.49	$(0.13)				(0.55)				(2.69)

SCG Financial Acquisition Corp. and Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet

December 31, 2012

	Reach Media Group Holdings, Inc. (Historical)(A)	Symon Holdings Corporation (Historical)(B)	SCG Financial Acquisition Corp. (Historical)(A)	Pro Forma Adjustments (Assuming No Tender of Public Shares)		Combined Pro Forma (Assuming No Tender of Public Shares)	Additional Pro Forma Adjustments (Assuming Tender of all Public Shares other than the DRW Public Shares)		Combined Pro Forma (Assuming Tender of all Public Shares other than the DRW Public Shares)
Current Assets:
Cash and cash Equivalents	$1,334,290	$10,203,169	$411,217	$80,000,537	(C)	$16,673,990	$(56,455,500)	(J)	$7,218,490
				(21,000,000)	(E)		47,000,000	(BB)
				(500,000)	(G)
				(6,812,248)	(I)
				(660,000)	(K)
				(10,000)	(L)
				207,025	(AA)
				(45,000,000)	(V)
				(1,500,000)	(CC)
Investments held in trust			80,000,537	(80,000,537)	(C)
Inventory, net		2,988,766				2,988,766			2,988,766
Deferred tax assets		372,618				372,618			372,618
Accounts receivable	6,253,260	9,061,229				15,314,489			15,314,489
Prepaid expenses and other	148,837	686,099	3,570			838,506			838,506
Total current assets	$7,736,387	$23,311,881	$80,415,324	$(75,275,223)		$36,188,369	$(9,455,500)		$26,732,869
Restricted Cash	167,926					167,926			167,926
Property and Equipment, net of depreciation	537,645	963,069				1,500,714			1,500,714
Other Assets	173,454	112,054				285,508			285,508

Intangible Assets, net of amortization	8,092,533	2,584,443		(8,092,533)	(N)	39,801,000			39,801,000
				18,475,000	(M)
				(2,584,443)	(U)
				21,326,000	(V)
Goodwill	5,474,351	10,972,547		(5,474,351)	(N)	27,738,712			27,738,712
				(10,972,547)	(U)
				7,691,422	(M)
				13,517,883	(V)
				6,529,407	(EE)
Total assets	$22,182,296	$37,943,994	$80,415,324	$(34,859,385)		$105,682,229	$(9,455,500)		$96,226,729
Current Liabilities:
Notes payable, net of discount	28,653,723			(23,500,000)	(E)		47,000,000	(BB)	47,000,000
				(5,153,723)	(E)
Accounts payable	2,483,306	4,150,730		(380,000)	(I)	6,254,036			6,254,036
Accrued expenses and other	3,907,749	1,925,901	1,334,740	(1,459,968)	(I)	5,708,422			5,708,422
Notes payable			660,000	(660,000)	(K)
Deferred revenue		10,438,487		(3,632,661)	(V)	6,805,826			6,805,826
Deferred rent, current	3,159					3,159			3,159
Capital lease obligations, current	70,027					70,027			70,027
Total current liabilities	$35,117,964	$16,515,118	$1,994,740	$(34,786,352)		$18,841,470	$47,000,000		$65,841,470

SCG Financial Acquisition Corp. and Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet

December 31, 2012 (continued)

	Reach Media Group Holdings, Inc. (Historical)(A)	Symon Holdings Corporation (Historical)(B)	SCG Financial Acquisition Corp. (Historical)(A)	Pro Forma Adjustments (Assuming No Tender of Public Shares)		Combined Pro Forma (Assuming No Tender of Public Shares)	Additional Pro Forma Adjustments (Assuming Tender of all Public Shares other than the DRW Public Shares)		Combined Pro Forma (Assuming Tender of all Public Shares other than the DRW Public Shares)
Capital Lease Obligations, net of current	195,244					195,244			195,244
Deferred revenue - non current		1,073,223		(429,289)	(V)	643,934			643,934
Deferred Rent, net of current	227,504					227,504			227,504
Deferred offering cost			2,000,000	(2,000,000)	(G)
Warrant Liability			3,000,000			3,000,000			3,000,000
Deferred tax liabilities		704,496		6,529,407	(EE)	7,233,903			7,233,903
Other Non-Current Liabilities	420,845					420,845			420,845
Total liabilities	$35,961,557	$18,292,837	$6,994,740	$(30,686,234)		$30,562,900	$47,000,000		$77,562,900
Common Stock Subject to Possible Redemption			68,420,583	(68,420,583)	(F)
Stockholder's Equity (Deficit)
Preferred Stock	4,170			(4,170)	(D)
Common Stock	634	10,689	268	52	(D)	1,039	(565)	(J)	474
				(634)	(D)
				25	(E)
				684	(F)
				(10,689)	(Y)
				10	(BB)
Additional paid-in capital	47,704,140	10,149,643	4,999,733	(52)	(D)	74,936,847	(56,454,935)	(J)	18,481,912
				4,170	(D)
				634	(D)
				2,499,975	(E)
				68,420,583	(F)
				(684)	(F)
				1,500,000	(G)
				(61,488,205)	(H)
				(10,000)	(L)
				26,166,422	(M)
				(13,566,884)	(N)
				(13,556,990)	(U)
				(28,251)	(Y)
				(45,000,000)	(V)
				(1,500,000)	(CC)
				9,736,790	(DD)
				(10)	(BB)
				38,905,833	(V)
Accumulated comprehensive income		(38,940)		38,940	(Y)
Notes receivable - restricted stock		(207,025)		207,025	(AA)
Retained Earnings/ (Accumulated deficit)	(61,488,205)	9,736,790		61,488,205	(H)	181,443			181,443
				5,153,723	(E)
				(4,972,280)	(I)
				(9,736,790)	(DD)
Total stockholder's equity (deficit)	$(13,779,261)	$19,651,157	$5,000,001	$64,247,432		$75,119,329	$(56,455,500)		$18,663,829
Total liabilities and stockholder's equity	$22,182,296	$37,943,994	$80,415,324	$(34,859,385)		$105,682,229	$(9,455,500)		$96,226,729

(A)

The SCG and RMG financial statements are derived from the audited financial statements for the year ended December 31, 2012.  These unaudited condensed combined pro forma financial statements assume that the Transactions occurred on December 31, 2012 for purposes of the balance sheet and on January 1, 2012 for purposes of the statement of operations.

(B)	The Symon Holdings consolidated financial statements reflect audited amounts for the fiscal year ended January 31, 2013.

(C)

Reflects the reclassification of $80,000,537 of cash and cash equivalents held in the Trust Account that becomes available for transaction consideration, transaction expenses, redemption of SCG Common Shares and the operating expenses of the combined company following the Transactions.

(D)

With respect to the RMG Merger, SCG will issue to the RMG shareholders 400,000 SCG Common Shares in exchange for all of the outstanding capital stock of RMG.  Additionally, the Additional DRW Shares were issued to DRW pursuant to an equity commitment letter, an assignment agreement and related agreements. The issuance of the 120,000 SCG Common Shares results in an expense of $1,186,800, which is calculated based on a $9.89 price per share existing on the date the equity commitment was made.

(E)

There is a condition to closing the RMG Merger that a payment of $23,500,000 be made in complete satisfaction of the RMG Credit Agreement. $21,000,000 of which will be paid from the cash remaining after redemption of SCG Common Shares and $2,500,000 in Lender Shares. The outstanding balance of the RMG Credit Agreement as of the balance sheet date was $28,653,723.  There is a $5,153,723 adjustment for the write-off of the debt that exceeds $23,500,000.

(F)

Reflects the reclassification of $68,420,583 of SCG Common Stock subject to conversion to permanent equity.  An additional $684 adjustment is necessary to properly reflect the par amount of the SCG Common Shares subject to redemption.

(G)

On February 7, 2013, an Amendment to the Underwriting Agreement by and between SCG Financial Acquisition Corp. and Lazard Capital Markets LLC was executed, whereby the deferred underwriting commission was reduced from $2,000,000 to $500,000.  The adjustment reflects 1) the payment of $500,000 of the deferred underwriter’s compensation, which was charged to capital at the time of SCG’s initial public offering, but not payable until the consummation of the Transaction and 2) the write-off of $1,500,000 of the commission.

(H)	Reflects the reclassification of RMG’s historical accumulated deficit as SCG is considered the “acquirer” for accounting purposes.

(I)

Reflects adjustment to pay transaction costs of $6,812,248 related to the Transactions, $1,839,968 of which was accrued at year end ($1,459,968 in Accrued Expense and $380,000 in Accounts Payable).  As these are material nonrecurring costs which result directly from the Transactions, they are not included in the pro forma statement of operations.  The transactions costs are broken out as follows:

Professional Fees	$2,192,248
Investment Advisor Fees (excluding those noted in (CC) below)	2,000,000
Symon’s Transaction Costs (capped at $2 million pursuant to the Symon Merger Agreement)	2,000,000
Management Bonuses	250,000
Consulting Fees	240,000
Miscellaneous Costs	130,000
Total	$6,812,248

(J)

Pursuant to an equity commitment letter and an assignment agreement, DRW purchased 2,354,450 SCG Common Shares in privately negotiated transactions at a price that did not exceed $10.02 per SCG Common Share and was thereafter issued an additional 120,000 SCG Common Shares by SCG as consideration for such purchases. Pursuant to the equity commitment letter, the assignment agreement and related agreements, DRW agreed not to tender the DRW Shares in the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to these shares.  As such, this adjustment reflects the maximum redemption of 5,645,550 Public Shares (8,000,000 Public Shares outstanding less the DRW Public Shares) for an aggregate amount equal to $56,455,500.  This adjustment assumes that the SCG Common Shares are redeemed at $10.00 per share.  Based on the historical accounting for the Public Shares and considering adjustment (F), the entire redemption price is allocated to SCG Common Stock and additional paid-in capital in the accompanying unaudited condensed combined pro forma balance sheet.

(K)	Reflects adjustment to repay $660,000 in outstanding Sponsor and affiliate loans that exist as of December 31, 2012.

(L)

Reflects adjustment for the $10,000 deposited in the Escrow Account to be used to reimburse the RMG stockholder representative for any losses the stockholder representative should incur pursuant to the terms of the Merger Agreement.

(M)

The Transaction constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of RMG’s assets and liabilities will be adjusted and the appropriate amount of intangible assets and goodwill will be recorded. The total purchase price for RMG is $27,474,000, which is comprised of 400,000 SCG Common Shares valued at $9.91 per share on December 31, 2012 plus $23,500,000 for repayment in full under the RMG Credit Agreement ($21,000,000 paid in cash and $2,500,000 in Lender Shares) plus $10,000 cash. RMG management has estimated the preliminary values of the assets and liabilities and determined the purchase price allocation to be as follows:

Tangible Assets	$8,615,412
Intangible Assets	18,475,000
Goodwill	7,691,422
Liabilities	(7,307,834)
Total Purchase Price	$27,474,000

(N)

Reflects the removal of the RMG net intangible assets and goodwill existing on the balance sheet immediately prior to the RMG Merger and the previous amortization expense for the year ended December 31, 2012.

(O)

Reflects the estimated amortization resulting from the intangible assets created upon consummation of the RMG Merger.  The amounts reported in the table below reflect total amortization on the intangibles:

	Estimated Fair Value	Estimated Life	2012 Amortization
Partner/Vender Relationships	$8,000,000	7 years	$1,142,857
Customer Accounts/Relationships	3,000,000	6 years	500,000
Trademarks	750,000	5 years	150,000
Domain Names	25,000	2 years	12,500
Non-Compete Agreements	1,600,000	4 years	400,000
Technology	5,100,000	5 years	1,020,000
Total	$18,475,000		$3,225,357

(P)	Intentionally omitted.

(Q)	The presentation of weighted average shares outstanding includes all issued and outstanding SCG Common Shares (including those shares subject to possible redemption).

(R)	Intentionally omitted.

(S)	Reflects the elimination of SCG’s trust income.

(T)	Reflects the elimination of RMG interest expense as all debt was repaid upon consummation of the Transactions.

(U)	Reflects the removal of the Symon Holdings’ net intangible assets and goodwill existing on its January 31, 2013 balance sheet and the amortization expense for the year ended January 31, 2013.

(V)

The Symon Merger constitutes the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805.  As a result, the basis of Symon Holdings’ assets and liabilities will be adjusted and the estimated fair value of intangible assets and the remainder to goodwill will be recorded.  The Deferred Revenue liability has been valued based on estimates of the cost of fulfilling the obligation plus a reasonable profit margin. This valuation resulted in a write-down of the current and non-current Deferred Revenue liability.

Total goodwill attributable to the Symon Merger is $20,047,290, of which $13,517,883 is reported on the pro forma balance sheet as an adjustment to goodwill (noted as (V)).  The remaining $6,529,407 increase to goodwill results from the increase to the deferred tax liability referred to (EE) below.

The total purchase price for Symon Holdings is $45,000,000, which is comprised of $44,750,000 of cash to Symon Holdings’ shareholders and $250,000 to the Expense Fund and is reported as a $45,000,000 adjustment (V) to additional paid-in capital on the pro forma balance sheet. The sum of the $38,905,833 positive additional paid-in capital adjustment (V) and the $13,556,990 negative additional paid-in capital adjustment (U) on the pro forma balance sheet equals $25,348,843, which is the total increase to the net value of Symon’s asset and liabilities and is broken out as follows:

	Additional Paid-In Capital Adjustment (V)		Additional Paid-In Capital Adjustment (U)
Intangible Assets	$21,326,000	$
Goodwill: Initial Value	20,047,290
Deferred Tax Liability (EE)	(6,529,407)
Deferred Revenue: Current	3,632,661
Non-Current	429,289
Historical Intangible Assets (U)			(2,584,443)
Historical Goodwill (U)			(10,972,547)
Total	$38,905,833		$(13,556,990)

Symon Holdings’ management has estimated the preliminary values of the assets and liabilities and determined the purchase price allocation to be as follows:

Tangible Assets	$24,387,004
Intangible Assets	21,326,000
Goodwill	20,047,290
Liabilities	(20,760,294)
Total Purchase Price	$45,000,000

(W)

This adjustment reflects the estimated amortization resulting from the intangible assets created upon consummation of the Symon Merger.  The amounts reported in the table below reflect total amortization on the intangibles as if the acquisition occurred on February 1, 2012:

	Estimated Fair Value	Estimated Life	2012 Amortization
Software	$4,482,000	5 years	$896,400
Customer Relationships	14,276,000	8 years	1,784,500
Trademarks	2,568,000	Indefinite	-
Total	$21,326,000		$2,680,900

(X)	Reflects removal of the Income Tax Expense as combined company has an overall loss on a pro forma basis.

(Y)

All of the outstanding capital stock of Symon Holdings will be exchanged for the consideration described in (V) above. This also reflects the elimination of the foreign currency translation adjustments in Accumulated Comprehensive Income.

(Z)	Reflects the adjustment to eliminate the expenses associated with payments (e.g. management fee, payroll, etc.) made to Symon Holdings’ majority shareholder.

(AA)	Reflects the repayment of the notes by the Class A non-voting shareholders to Symon Holdings.

(BB)

On March 1, 2013, SCG entered into a financing commitment with the Trust, whereby the Trust has provided a standby credit facility up to the aggregate amount of i) SCG’s obligations under the Symon Merger Agreement and ii) all out-of-pocket fees, expenses, and other amounts payable by SCG under or in connection with the Symon Merger Agreement. Such amount will be reduced by the aggregate amount of cash available to SCG as of the closing date from cash on hand, cash from SCG’s Public Shares, and net cash proceeds from any alternative debt financing. The fixed rate of interest for the first twelve months is 15% per annum, 5% of which will be payment-in-kind and added each month to the principal balance. In exchange for the financing commitment, the Trust will receive 100,000 shares of SCG Common Shares. The issuance of the 100,000 SCG Common Shares results in an expense of $992,000, which is calculated based on a $9.92 closing price per share on February 28, 2013. For purposes of the pro forma financial statements, it is assumed that the credit facility is not needed in the scenario when none of the SCG Common Shares tender. In the scenario when all Public Shares other than the DRW Public Shares tender, the initial credit facility amount will be calculated as follows:

Symon Merger Consideration	$45,000,000
Symon transaction expenses	2,000,000
Symon Merger Consideration	$47,000,000

(CC)	Reflects the adjustment for payment of Lazard Freres & Co. LLC’s investment banking fee associated with the Transactions.

(DD)	Reflects the reclassification of Symon Holdings’ historical retained earnings as SCG is considered the “acquirer” for accounting purposes.

(EE)	Reflects the adjustment to appropriately report the Deferred Tax Liability account, resulting from the increased valuation of Symon Holdings’ intangible assets.

(FF)	The weighted average number of shares outstanding (basic and diluted) are calculated as follows:

	Historical	Post Transactions
	SCG Common Shares	Assuming No Tender of SCG Common Shares	Assuming Tender of All Public Shares other than DRW Public Shares
Sponsor Shares	1,523,810	1,523,810	1,523,810
Public Shares	8,000,000	8,000,000	8,000,000
Shares Issued to RMG Shareholders	-	400,000	400,000
Lender Shares	-	250,000	250,000
DRW Shares	-	120,000	120,000
Shares Issued Pursuant to Financing Commitment from (BB) above	-	100,000	100,000
Less: Public Shares Eligible to Tender	-	-	(5,645,550)
Total Number of Shares for Pro Forma Purposes	9,523,810	10,393,810	4,748,260
Number of Shares Subject to Possible Redemption	(6,842,058)
As Reported in SCG’s Statement of Changes in Stockholders’ Equity	2,681,752

The unaudited condensed combined pro forma statement of operations gives pro forma effect to the Transactions as if they had occurred on January 1, 2012. As such, all shares issued as a result of the Transaction are treated as being outstanding as of such date.  The difference between the number of historical SCG shares reported for pro forma purposes and the number of shares reported in SCG’s Statement of Changes in Stockholders’ Equity is 6,842,058 shares, which is the number of shares subject to possible redemption.

BENEFICIAL OWNERSHIP OF SCG SECURITIES

The following table and accompanying footnotes set forth the beneficial ownership of SCG Common Stock as of January 31, 2013 (“Pre-Transaction”) and after the consummation of the Transaction (“Post-Transaction”) by each of SCG’s directors and executive officers, all of SCG’s directors and executive officers as a group and other persons who beneficially own 5% or more of the outstanding SCG Common Stock.  Unless otherwise indicated, SCG believes that all persons named in the table below have sole voting and investment power with respect to all shares of SCG Common Stock beneficially owned by them.

The Post-Transaction information set forth below assumes (A) all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer and (B) no SCG Common Shares are validly tendered pursuant to the Offer, respectively.

In the event that the beneficial ownership information provided in the table below changes due to any purchase agreements entered into between holders of shares of SCG Common Stock and SCG, the Sponsor, SCG’s directors or officers or their affiliates, after the date of this Offer to Purchase, SCG will file a Form 8-K disclosing such changes in beneficial ownership.

Name of Beneficial Owner	Shares of SCG Common Stock Beneficially Owned Pre-Transaction		Shares of SCG Common Stock Beneficially Owned Post-Transaction (All Public Shares Other Than DRW Public Shares Tendered)		Shares of SCG Common Stock Beneficially Owned Post-Transaction (No SCG Common Shares Tendered)
	Number	Percent	Number	Percent	Number	Percent
SCG Financial Holdings LLC (the Sponsor)(2)	1,523,810	15.8%	1,523,810	32.1%	1,523,810	14.7%
Gregory H. Sachs(2)	761,905	7.9%	761,905	16.0%	761,905	7.3%
Donald R. Wilson, Jr.(2)	3,236,355	33.6%	3,336,355	70.3%	3,336,355	32.1%
Michelle Sibley(2)	20,000	*	20,000	*	20,000	*
Kenneth B. Leonard(2)	20,400	*	20,400	*	20,400	*
Donna Parlapiano	-	-
Marvin Shrear	-	-
Frederick L. White	-	-
Pine River Capital Management L.P. (3)	820,000	8.5%			820,000	7.9%
Fir Tree Value Master Fund, L.P. (5)	640,000	6.6%			640,000	6.2%
Bulldog Investors (6)	851,400	8.8%			851,400	8.2%
AQR Capital Management, LLC (7)	199,000	*			199,000	1.9%
All directors and executive officers as a group (six individuals)	762,305	7.9%	762,305	16.1%	762,305	7.3%
RMG Stockholders	-	-	400,000	8.4%	400,000	3.8%
Lender Shares	-	-	250,000	5.3%	250,000	2.4%

* Less than 1%

(1)

Unless otherwise noted, the business address of each of the following is 615 N. Wabash Ave., Chicago, Illinois 60611.

(2)

The 1,523,810 shares of SCG Common Stock represent 100% of the shares of SCG Common Stock held by the Sponsor. The members of the Sponsor are Gregory H. Sachs Revocable Trust Dtd. April 24, 1998, the 2011 Sachs Family Trust, Kenneth Leonard, Michelle Sibley, Loren Buck, Michael Wallach and 2012 DOOH Investments LLC, an Illinois limited liability company.  Indirectly, through their membership interests in the Sponsor, each of Ms. Sibley, Mr. Buck, Mr. Leonard and Mr. Wallach beneficially own 20,000 shares of SCG Common Stock and Mr. Leonard may be deemed the beneficial owner of 400 shares held directly by his children.  Mr. Sachs is the sole beneficiary of the Gregory H. Sachs Revocable Trust and the children of Mr. Sachs are the beneficiaries of the 2011 Sachs Family Trust.  Mr. Wilson is the manager of DOOH Investment Management LLC, the manager of DOOH.  Mr. Sachs and Mr. Wilson each have voting and dispositive control of 50% of the shares of SCG Common Stock held by the Sponsor, such that each of Mr. Sachs and Mr. Wilson have voting and dispositive control over 761,905 shares of SCG Common Stock, and each of Mr. Sachs and Mr. Wilson disclaim beneficial ownership of the other shares of SCG Common Stock owned by the Sponsor.  A portion of the Sponsor’s shares of SCG Common Stock in an amount equal to 3% of SCG’s issued and outstanding shares will be subject to forfeiture by the Sponsor in the event the last sale price of the SCG Common Stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of an initial business combination.  Additionally, DRW purchased 2,354,450 SCG Common Shares pursuant to the Equity Commitment Letter and the Assignment Agreement and was issued an additional 120,000 SCG Common Shares in consideration for such purchase by SCG.  Mr. Wilson has voting and dispositive control over the DRW Shares. On March 1, 2013 SCG entered into a financing commitment with an affiliate of Mr. Wilson. In exchange for the financing commitment, the affiliate will receive 100,000 shares of SCG Common Stock.

(3)

Based on information contained in Schedule 13G filed on February 4, 2013 jointly by Brian Taylor, Pine River Capital Management L.P. and Pine River Master Fund Ltd., Brian Taylor and Pine River Capital Management L.P. share voting and dispositive power over 820,000 shares of SCG Common Stock of the company and Pine River Master Fund Ltd. shares voting and dispositive power over 735,600 shares of SCG Common Stock.  Each reporting person has an address at 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(4)

Intentionally omitted.

(5)

Based on information contained in Schedule 13G filed on April 21, 2011 on behalf of Fir Tree Value Master Fund, L.P., a Cayman Islands exempted limited partnership (“Fir Tree Value”) and Fir Tree, Inc., a New York corporation (“Fir Tree”), Fir Tree Value is the beneficial owner of 640,000 shares of SCG Common Stock.  Fir Tree may be deemed to be the beneficial owner of 640,000 shares of SCG Common Stock as a result of being the investment manager of Fir Tree Value.  The business address of Fir Tree Value is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay Box 31106, Grand Cayman KY1-1205, Cayman Islands and the business address of Fir Tree is 505 Fifth Avenue 23rd Floor, New York, New York 10017.

(6)

A Schedule 13G/A was filed on February 13, 2013 on behalf of Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos.  Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors and Bulldog Investors has sole voting and dispositive power with respect to 639,592 and 851,400 shares, respectively of SCG Common Stock, and shared voting with respect to 211,808 shares of SCG Common Stock.  The address of reporting person is Park 80 West, 250 Pehle Ave. Suite 708, Saddle Brook, NJ 07663.

(7)

Based on information contained in Schedule 13G filed on February 14, 2013 AQR Capital Management, LLC (“AQR”) has shared voting and dispositive power with respect to 799,000 shares of SCG Common Stock and serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 5.87% of the total amount reported by AQR. AQR disposed of 600,000 shares of SCG Common Stock during January 2013.  Reporting persons have an address at Two Greenwich Plaza, 3rd Floor, Greenwich, CT  06830.

Voting Interests of Existing SCG Stockholders Following the Transaction

The table below outlines the effect of the various scenarios regarding the percentage of our voting interests that will be held by the SCG Public Stockholders (excluding DRW), our Sponsor, DRW and RMG after the Transaction is completed.  Depending on the scenario, the current Stockholders (including the SCG Public Stockholders (excluding DRW), the Sponsor and DRW) will hold from 93.7% to 86.3% of our voting interests after the Transaction. The table assumes (i) all Public Shares other than the DRW Public Shares are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer and (ii) no SCG Common Shares are validly tendered pursuant to the Offer, respectively.

	Shares of SCG Common Stock Beneficially Owned Post-Transaction (All Public Shares Other than DRW Public Shares Tendered)		Shares of SCG Common Stock Beneficially Owned Post-Transaction (No SCG Common Shares Tendered)
	Number	Percent	Number	Percent
SCG Public Stockholders (excluding DRW)	0	0.0%	5,645,550	54.3%
Sponsor	1,523,810	32.1%	1,523,810	14.7%
DRW	2,574,450	54.2%	2,574,450	24.8%
RMG Stockholders	400,000	8.4%	400,000	3.8%
Lender Shares	250,000	5.3%	250,000	2.4%
Total	4,748,260	100%	10,393,810	100%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

SCG

SCG’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent SCG enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, SCG requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SCG issued $75,000 and $100,000 unsecured promissory notes to the Sponsor on January 28, 2011 and February 9, 2011, respectively. The notes were non-interest bearing and were repaid from the proceeds of the IPO. SCG issued two $100,000 unsecured promissory notes to the Sponsor on August 15, 2012 and October 11, 2012. These notes are non-interest bearing and are payable upon consummation of the Transaction. Both of the $100,000 promissory notes were transferred to Gregory H. Sachs, Chief Executive Officer, on November 18, 2012. The Company issued $100,000 and $360,000 unsecured promissory notes to the Sponsor on December 5, 2012 and December 21, 2012, respectively. These notes are also non-interest bearing and payable upon consummation of the Transaction or liquidation.

In January, 2011 we issued an aggregate of 2,190,477 Founder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash. On April 12, 2011, we effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares. These Founder Shares included 228,571 SCG Common Shares that were forfeited on June 2, 2011 (as a result of the underwriters not exercising any portion of the overallotment option). The Sponsor owns 16% of SCG’s issued and outstanding SCG Common Shares after the IPO as of December 31, 2012. A portion of the Sponsor’s Founder Shares in an amount equal to 3% of the SCG’s issued and outstanding SCG Common Shares will be subject to forfeiture by the Sponsor in the event the last sales price of the SCG Common Stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of the Transaction. The Sponsor, Gregory H. Sachs, DOOH and each other member of the Sponsor have agreed that they will not sell or transfer their SCG Common Shares until one year following consummation of the Transaction, subject to earlier release in certain circumstances.

The Sponsor purchased, in a private placement, 4,000,000 Warrants prior to the IPO at a price of $0.75 per Warrant (a purchase price of $3,000,000) from SCG. The Sponsor has agreed that the Warrants purchased will not be sold or transferred until 30 days following consummation of the Transaction, subject to certain limited exceptions. If SCG does not complete the Transaction, then the proceeds will be part of the liquidating distribution to the SCG Public Stockholders and the Warrants issued to the Sponsor will expire worthless.

SCG has entered into an Administrative Services Agreement, effective as of April 12 2011, with Sachs Capital Group, LP, an affiliate of the sponsor, for an estimated aggregate monthly fee of $7,500 for office space, secretarial, and administrative services, with up to an additional $7,500 for its other operating expenses incurred by the sponsor. This agreement will expire upon the earlier of: (a) the successful completion of the Transaction, (b) April 12, 2013 or (c) the date on which the company is dissolved and liquidated. Through the date of this report, the additional $7,500 has not been paid to Sachs Capital Group LP.

The Sponsor is entitled to registration rights pursuant to a registration rights agreement. The Sponsor will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to its SCG Common Shares, the Sponsor Warrants and the SCG Common Stock underlying the Sponsor Warrants, commencing on the date such SCG Common Stock or Sponsor Warrants are eligible. SCG will bear the expenses incurred in connection with the filing of any such registration statements

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate the Transaction, we would repay such loaned amounts. In the event that the Transaction does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Trust Account would be used for such repayment, other than the interest on such proceeds that may be released to us for working capital purposes. Up to $800,000 of such loans may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the holder. The Warrants would be identical to the Sponsor Warrants.  There are currently promissory notes held by Gregory H. Sachs and the Sponsor, issued by SCG, with aggregate principal amounts up to $810,000, which may be convertible into Warrants of the post business combination entity at a price of $0.75 per Warrant at the option of the holder.

After the completion of the Transaction, our directors or members of our management team who remain with us, may be paid consulting, management or other fees from SCG.  See “SCG Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Transaction”. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee of the Board constituted solely by independent directors or by a majority of the independent directors on the Board.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Additionally, DRW, an entity ultimately controlled by Donald R. Wilson, Jr., purchased 2,354,450 SCG Common Shares pursuant to the terms and conditions of the Equity Commitment Letter and the Assignment Agreement and was issued an additional 120,000 SCG Common Shares as consideration for such purchases by SCG.  DRW also agreed not to tender the DRW Shares pursuant to the Offer and further waived its redemption rights in the event of SCG’s liquidation with respect to the Additional DRW Shares.

RMG

Other than compensation agreements and other arrangements which are described under “Business of RMG -- Executive Compensation,” since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which RMG was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of RMG’s directors, executive officers, holders of more than 5% of any class of RMG’s voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

SYMON

Other than compensation agreements and other arrangements which are described under “Business of Symon -- Executive Compensation” and the transactions described below, since February 1, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which Symon Holdings was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of Symon Holdings’s directors, executive officers, holders of more than 5% of any class of its voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. Each of the agreements described below terminate in connection with the Symon Merger.

Stockholders Agreement

The Company is party to a Stockholders Agreement with certain investments funds of Golden Gate Capital and Fortress Investment Group LLC (“Fortress”).  Pursuant to the Stockholders Agreement, the Company’s board of directors shall consist of at least three persons appointed by Golden Gate Capital.  Such directors are entitled to reimbursement for reasonable out-of-pocket expenses and indemnification and exculpation to the fullest extent permitted under applicable law.

The Stockholders Agreement contains restrictions on the transfer of Company stock, with certain limited exceptions for transfers by will or descent or transfers to, or for the benefit of, affiliates and family members.  The Stockholders Agreement also contains tag-along rights whereby Fortress may participate in a transfer of Company stock by Golden Gate Capital, as well as drag-along rights whereby Golden Gate Capital can require Fortress to participate in an outright sale of the Company.

Registration Rights Agreement

The Company is also party to a Registration Rights Agreement with certain investments funds of Golden Gate Capital and Fortress.  Pursuant to the Registration Rights Agreement, Golden Gate Capital has the right to request a long-form registration on not more than four occasions and a short-form registration on an unlimited number of occasions.  In addition, Golden Gate Capital has piggyback registration rights in connection with offerings initiated by the Company.

The registration rights are subject to customary cutbacks and other limitations.  The Company may postpone for a reasonable period of time, which may not exceed 120 days, the filing of a registration statement if the Company’s board of directors and Golden Gate Capital agree that the filing of the registration statement would reasonably be expected to have a material adverse effect on any contemplated acquisition, merger, consolidation, tender offer, reorganization or similar transaction by the Company.  The Company may only exercise such postponement rights once in any twelve-month period.

The Company is required to pay all internal expenses in connection with the registration, all expenses relating to any annual audit or quarterly review or liability insurance, the expenses and fees for listing the securities and the expenses of one counsel chosen by Golden Gate Capital.  The Company is also subject to customary cross-indemnification and contribution arrangements with respect to the registration of stock.

Advisory Agreement

The Company is also party to an Advisory Agreement with Golden Gate Capital.  Pursuant to the Advisory Agreement, Golden Gate Capital agrees to provide business and organizational strategy and financial and advisory services as mutually agreed upon by Golden Gate Capital and the Company.  Such services may include support and assistance to management with respect to negotiating and analyzing acquisitions and divestitures, negotiating and analyzing financing alternatives, preparing financial projections, monitoring compliance with financing agreements, marketing functions and searching for and hiring management personnel.

The Advisory Agreement has an initial term expiring on April 4, 2018 and is automatically renewable for additional one-year terms thereafter unless the Company or Golden Gate Capital gives at least 90 days’ notice of non-renewal.  The advisory fees paid to Golden Gate Capital aggregated $193,520 in 2012.

Director Independence

Although we are not required to have a majority of independent directors on the Board, we have elected to have a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We believe that each of Messrs. Leonard, Shrear and White and Ms. Parlapiano, is an independent director as such term is defined under the rules of the Nasdaq Stock Market and Rule 10A-3 of the Exchange Act. Our independent directors may have regularly scheduled meetings at which only independent directors are present.

APPRAISAL RIGHTS

No appraisal rights are available under the DGCL to the Stockholders in connection with the Transaction.

WHERE YOU CAN FIND MORE INFORMATION

SCG is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that files with the SEC, including this Offer to Purchase, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

SCG has not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as on any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to the Stockholders nor the decision to tender, or not tender, SCG Common Shares, shall create any implication to the contrary.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SCG FINANCIAL ACQUISITION CORP. (a development stage company)	Page
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2012 and 2011 (Audited)	F-4
Statements of Operations for the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) to December 31, 2011 (Audited)	F-5
Statements of Stockholders’ Equity for the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) to December 31, 2011 (Audited)	F-6
Statement of Cash Flows for the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) to December 31, 2011 (Audited)	F-7
Notes to Financial Statements	F-8

SYMON HOLDINGS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Stockholders of SCG Financial Acquisition Corp.

We have audited the accompanying balance sheets of SCG Financial Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2012 and the periods from January 5, 2011 (date of inception) to December 31, 2011, as well as for the period from January 5, 2011 (date of inception) to December 31, 2012. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCG Financial Acquisition Corp. (a development stage company) as of December 31, 2012 and 2011 and the results of its operations and its cash flows for the year ended December 31, 2012 and the periods from January 5, 2011 (date of inception) to December 31 2011 and January 5, 2011 (date of inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SCG Financial Acquisition Corp.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2013 expressed an adverse opinion.

/s/ Rothstein Kass

Roseland, New Jersey

March 7, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of SCG Financial Acquisition Corp.

We have audited SCG Financial Acquisition Corp’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). SCG Financial Acquisition Corp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment:

Management has identified a material weakness in controls related to the accounting for warrants issued in connection with the Company’s Initial Public Offering. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2012 financial statements, and this report does not affect our report dated March 7, 2013 on those financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, SCG Financial Acquisition Corp. has not maintained effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets and the related statements of income, stockholders’ equity, and cash flows of SCG Financial Acquisition Corp, and our report dated March 7, 2013, expressed an unqualified opinion.

/s/ Rothstein Kass

Roseland, New Jersey

March 7, 2013

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

BALANCE SHEETS

	December 31, 2012	December 31, 2011
		As Restated
ASSETS
Current Assets:
Cash	$411,217	$348,373
Prepaid Expense	3,570	18,622
Total Current Assets	414,787	366,995

Noncurrent Assets:
Investments Held in Trust	80,000,537	80,037,977

Total Assets	$80,415,324	$80,404,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accrued Expenses	$1,334,740	$176,285
Notes Payable – Sponsor	460,000	0
Notes Payable – Chief Executive Officer	200,000	0
Total Current Liabilities	1,994,740	176,285

Other Liabilities:
Deferred Underwriter's Fee	2,000,000	2,000,000
Warrant liability	3,000,000	3,600,000

Total Liabilities	6,994,740	5,776,285

Commitments and Contingencies

Common Stock, subject to possible redemption: 6,842,058 and 6,962,869 shares (at redemption value) as of December 31, 2012 and December 31, 2011, respectively	68,420,583	69,628,686

Stockholders' Equity

Common Stock, $.0001 par value, 250,000,000 shares authorized; 2,681,752 and 2,560,941 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively (excluding 6,842,058 and 6,962,869 shares subject to possible redemption as of December 31, 2012 and December 31, 2011, respectively)	268	256
Additional Paid-in Capital	4,999,733	4,999,745
Deficit Accumulated during Development Stage	-	-
Total Stockholders' Equity	5,000,001	5,000,001

Total Liabilities and Stockholders' Equity	$80,415,324	$80,404,972

The accompanying notes are an integral part of the financial statements.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2012	For the Period from January 5, 2011 (date of inception) to December 31, 2011	For the Period from January 5, 2011 (date of inception) to December 31, 2012
		As Restated
Revenue	$-	$-	$-

Expenses:
Due Diligence/Transaction Costs	(1,260,414)		(1,260,414)
General and Administrative	(601,275)	(400,482)	(1,001,757)

Loss from Operations	(1,861,689)	(400,482)	(2,262,171)
Interest Income	53,586	37,977	91,563
Change in fair value of warrant liability	600,000	600,000	1,200,000

Net Income (Loss) Attributable to Common Stockholders	(1,208,103)	237,495	(970,608)

Weighted Average Number of Common Shares Outstanding, excludes shares subject to possible redemption - basic and diluted	2,551,764	2,265,722	2,409,727

Basic and Diluted Net Income (Loss) per common share, excludes shares subject to possible redemption - basic and diluted	$(0.47)	$0.10	$(0.40)

The accompanying notes are an integral part of the financial statements.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Period from January 5, 2011 (date of inception) to December 31, 2012

			Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total Stockholders' Equity

	Common Stock
		Amount
	Shares	$.0001 Par
Sale of common stock issued to initial stockholders on January 28, 2011	1,752,381	$175	$24,825	$-	$25,000

Sale of 8,000,000 units on April 18, 2011, net of underwriters' discount, warrant liability and Offering costs (As Restated)	8,000,000	800	73,591,191		73,591,991

Forfeiture of sponsor shares in connection with the underwriter’s election to not exercise their over-allotment option	(228,571)	(23)	23

Net income attributable to common stockholders (As Restated)				237,495	237,495

Sale of private placement warrants
On April 12, 2011			3,000,000		3,000,000

Net proceeds subject to possible redemption of 6,962,869 shares at redemption value (As Restated)	(6,962,869)	(696)	(71,616,294)	(237,495)	(71,854,485)

Balance at December 31, 2011(As Restated)	2,560,941	$256	$4,999,745	$-	$5,000,001

Change in shares subject to possible redemption to 6,842,058 common shares at redemption value	120,811	12	(12)	1,208,103	1,208,103

Net loss attributable to common shares not subject to possible redemption				(1,208,103)	(1,208,103)

Balance, December 31, 2012	2,681,752	$268	$4,999,733	$-	$5,000,001

The accompanying notes are an integral part of the financial statements.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2012	January 5, 2011 (date of inception) to December 31, 2011	January 5, 2011 (date of inception) to December 31, 2012
		As Restated
Cash Flows from Operating Activities
Net Income (Loss)	$(1,208,103)	$237,495	$(970,608)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(600,000)	(600,000)	$(1,200,000)
Changes in operating assets and liabilities:
(Increase) decrease in accrued interest income	37,416	(37,977)	(561)
(Increase) decrease in prepaid expenses	15,050	(18,622)	(3,570)
Increase in accrued expenses	1,158,481	176,285	1,334,764

Net cash used in operating activities	(597,156)	(242,819)	(839,975)

Cash Flows from Investing Activities
Investments held in Trust Account	-	(80,000,000)	(80,000,000)

Cash Flows from Financing Activities
Proceeds from public Offering, net of underwriting discount		78,000,000	78,000,000
Proceeds from issuance of warrants		3,000,000	3,000,000
Proceeds from notes payable, Sponsor	460,000	175,000	375,000
Proceeds from notes payable, Chief Executive Officer	200,000		460,000
Proceeds from issuance of stock to initial investor		25,000	25,000
Payment of note payable, stockholder		(175,000)	(175,000)
Payment of Offering costs		(433,808)	(433,808)

Net cash provided by financing activities	660,000	80,591,192	81,251,192

Net increase in cash	62,844	348,373	411,217

Cash at beginning of the period	348,373	-	-

Cash at end of the period	$411,217	$348,373	$411,217

Supplemental disclosure of non-cash financing activities: Deferred underwriter’s fee	$-	$2,000,000	$2,000,000

Notes payable transferred to Chief Executive Officer	$200,000	$-	$200,000
Adjustment for warrant liability in connection with the public offering	$-	$4,200,000	$4,200,000

The accompanying notes are an integral part of the financial statements.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

SCG Financial Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on January 5, 2011. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets (“Initial Business Combination”). The Company has neither engaged in any operations nor generated any income, other than interest on the Trust Account assets (the “Trust Account”). The Company is focused on identifying a prospective target business or asset with which to consummate an Initial Business Combination. The Company is considered to be in the development stage as defined in FASB Accounting Standards Codification 915, or FASB ASC 915, “Development Stage Entities,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end. All activity through December 31, 2012 relates to the Company’s formation, initial public offering (“Offering”) and identification and investigation of prospective target businesses with which to consummate an Initial Business Combination.

The registration statement for the Offering was declared effective April 8, 2011. The Company consummated the Offering on April 18, 2011 and received net proceeds of approximately $82,566,000, before deducting underwriting compensation of $4,000,000 (which includes $2,000,000 of deferred contingent underwriting compensation payable upon consummation of an Initial Business Combination) and includes $3,000,000 received for the purchase of 4,000,000 warrants by SCG Financial Holdings LLC (the “Sponsor”). Total offering costs (excluding $2,000,000 in underwriting fees) was $433,808.

On April 12, 2011, the Sponsor purchased 4,000,000 warrants (“Sponsor Warrants”) from the Company for an aggregate purchase price of $3,000,000. The Sponsor Warrants are identical to the warrants sold in the Offering, except that if held by the original holder or its permitted assigns, they (i) may be exercised for cash or on a cashless basis and (ii) are not subject to being called for redemption.

Total gross proceeds to the Company from the 8,000,000 units sold in the Offering was $80,000,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating an Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully consummate an Initial Business Combination.

On April 27, 2011, $80,000,000 from the Offering and Sponsor Warrants that was placed in a Trust Account (“Trust Account”) was invested, as provided in the Company’s registration statement. The Company is permitted to invest the proceeds of the Trust Account in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”) with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act. The Trust Account assets will be maintained until the earlier of (i) the consummation of an Initial Business Combination or (ii) the distribution of the Trust Account as described below.

On May 2, 2012, the Company’s common stock commenced trading on The Nasdaq Capital Market (“Nasdaq”), under the symbol “SCGQ”. Prior to May 2, 2012, the common stock was quoted on the Over-the-Counter Bulletin Board quotation system under the same symbol. The warrants and units continue to be quoted on the Over-the-Counter Bulletin Board quotation system under the symbols SCGW and SCGU, respectively.

SCG FINANCIAL ACQUISITION CORP

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

The Company, after signing a definitive agreement for the acquisition of one or more target businesses or assets, will not submit the transaction for stockholder approval, unless otherwise required by law or the rules of the Nasdaq Stock Market. The Company will proceed with an Initial Business Combination if it is approved by the board of directors. Only in the event that the Company is required to seek stockholder approval in connection with its Initial Business Combination, the Company will proceed with an Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. In connection with such a vote, if an Initial Business Combination is approved and consummated, stockholders that elect to redeem their shares of common stock will be entitled to receive their pro-rata portion of the Trust Account as follows: (i) public stockholders voting against the Initial Business Combination and electing to redeem shares of common stock shall be entitled to receive a per share pro rata portion of the Trust Account (excluding interest and net of taxes) and (ii) public stockholders voting in favor of the Initial Business Combination and electing to redeem shares of common stock shall be entitled to receive a per share pro rata portion of the Trust Account (together with interest thereon which was not previously used for working capital but net of taxes). These shares of common stock are recorded at a fair value and classified as temporary equity, in accordance with ASC 480. The Sponsor, Gregory H. Sachs and each member of the Sponsor have agreed, in the event the Company is required to seek stockholder approval of its Initial Business Combination, to vote the initial shares acquired by them in favor of approving an Initial Business Combination. The Sponsor, Gregory H. Sachs and each member of the Sponsor have also agreed to vote shares of common stock acquired by them in the Offering or in the aftermarket in favor of an Initial Business Combination submitted to the Company’s stockholders for approval.

The Company has identified two Initial Business Combination candidates, Reach Media Group Holdings, Inc. (“RMG”) and Symon Communications, Inc. (“Symon”). On November 20, 2012 and December 7, 2012, the Company entered into non-binding letter of intents with RMG and Symon, respectively. On December 19, 2012, the Company held a special meeting of stockholders, during which the shareholders approved extending the date by which the Company must either consummate a business combination or commence proceedings to dissolve and liquidate from January 12, 2013 to April 12, 2013 (see Note J).

On November 11, 2012, 50% of the equity interests of Sponsor was transferred to 2012 DOOH Investments LLC (“DOOH”), an entity controlled by Donald R. Wilson, Jr. The Company and DOOH entered into an equity commitment letter agreement on December 14, 2012 whereby DOOH agreed to purchase, from the Company and/or in the open market or through privately negotiated transactions, an aggregate of two million three hundred fifty thousand (2,350,000) shares of common stock of the Company. Pursuant to this agreement, after the stock has been acquired, the Company will issue 120,000 shares of common stock as compensation. As of December 31, 2012, the common stock had not been acquired.

Going Concern Consideration

The Company’s Sponsor, officers and directors have agreed that the Company will have until April 12, 2013 to consummate an Initial Business Combination due to the approval of at least 65% of the holders of the Company’s common stock. The Company has obtained the necessary shareholder approval to extend the timeframe to consummate an Initial Business Combination until April 12, 2013. If the Company does not consummate an Initial Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up, (ii) redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including a portion of the interest earned thereon which was not previously used for working capital (less up to $100,000 of such net interest to pay dissolution expenses), but net of any taxes (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE A—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)

The Sponsor, Gregory H. Sachs and each member of the Sponsor have waived their rights to participate in any redemption with respect to their initial shares. However, if the Sponsor, Gregory H. Sachs or any member of the Sponsor acquire shares of common stock after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not consummate an Initial Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Offering.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange of Commission (SEC).

Development stage company

The Company complies with the reporting requirements of FASB ASC 915, “Development Stage Entities.” At December 31, 2012, the Company had not commenced any operations nor generated revenue to date, other than interest on the Trust Account balance. All activity through December 31, 2012 relates to the Company’s formation, the Offering and the investigation of prospective target businesses with which to consummate an Initial Business Combination.

Net loss per common share

The Company complies with accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. At December 31, 2012, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company.  At December 31, 2012, the Company had outstanding warrants to purchase 12,000,000 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per common share because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Warrant Liability

The Company accounts for the 12,000,000 warrants issued in connection with the Offering (8,000,000) and Private Placement (4,000,000) in accordance with the guidance contained in ASC 815-40-15-7D, "Contracts in Entity's Own Equity" whereby under that provision they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instrument as a liability at its fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's statement of operations. The fair value of warrants issued by the Company in connection the Offering and Private Placement of securities has been estimated using the warrants quoted market price.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Redeemable common stock

The 8,000,000 common shares sold as part of the Offering contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480 "Distinguishing Liabilities from Equity", redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its Charter provides that in no event will it redeem any of its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against the par value of common stock and retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99. During the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) to December 31, 2011, changes from the initial redemption value were ($1,208,103) and $237,495, respectively, while changes from the initial number of shares subject to redemption were (120,811) and 23,750, respectively. Changes in redemption value and amounts are primarily due to the net income (loss) of the Company. Accordingly, at December 31, 2012 and December 31, 2011, 6,842,058 and 6,962,869 public shares, respectively, are classified outside of permanent equity at their redemption value. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable (approximately $10.00 per share at December 31, 2012 and 2011).

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Reclassifications

Certain reclassifications have been made to amounts previously reported for 2011 to conform with the 2012 presentation. Such reclassifications have no effect on previously reported net loss.

Securities held in Trust Account

Investment securities consist of United States Treasury securities. The Company classifies its securities as held-to-maturity in accordance with FASB ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities' fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Income tax

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standards Codification 740, or FASB ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the interim financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company established a full valuation allowance as of December 31, 2012 and December 31, 2011 of $330,000 and $60,000, respectively. The deferred tax asset is comprised of expenses non-deductible in the development stage

There were no unrecognized tax benefits as of December 31, 2012. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the interim financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2012. The Company is not currently aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The adoption of the provisions of FASB ASC 740 did not have a material impact on the Company’s financial position and results of operation and cash flows as of and for the period ended December 31, 2012.

The Company is subject to income tax examinations by major taxing authorities and has been since its inception. The Company is incorporated in the state of Delaware and is therefore required to pay franchise taxes to the state of Delaware on an annual basis.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accrued expense

The Company is required to estimate certain expenses as of the balance sheet date and make appropriate accruals based on the these estimates. The following table sets forth the accrued expense breakdown as of December 31, 2012 and 2011.

	December 31, 2012	December 31, 2011

Accrued Delaware franchise tax	$354,020	$152,384
Accrued professional fees	980,720	23,901

Total accrued expenses	$1,334,740	$176,285

Recently issued accounting standards

The Company does not believe that the adoption of any recently issued, but not yet effective, accounting standards will have a material impact on its financial position and results of operations.

NOTE C - RESTATEMENT OF PREVIOUSLY ISSUED AUDITED FINANCIAL STATEMENTS

The Company has restated its audited financial statements as of December 31, 2011 to correct its accounting for an adjustment related to the warrants issued in connection with the Offering, which comprise all of the outstanding warrants of the Company as of December 31, 2011. The Company’s original accounting treatment did not recognize a derivative liability and did not recognize any changes in the fair value of that derivative liability in its statements of operations.

In March 2013, the Company concluded it should correct its accounting related to the Company’s outstanding warrants. The Company had initially accounted for the warrants as a component of equity but upon further evaluation of the terms of the warrant, concluded that the warrants should be accounted for as a derivative liability. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the "Applicable Event"). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company's own stock. As a result of this provision, the Company has restated its financial statements to reflect the Company’s warrants as a derivative liability with changes in the fair value recorded in the current period earnings.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE C - RESTATEMENT OF PREVIOUSLY ISSUED AUDITED FINANCIAL STATEMENTS (continued)

The following tables summarize the adjustments made to the previously reported December 31, 2011 balance sheet, statement of operations and statement of cash flow:

December 31, 2011

Selected audited balance sheet information

	(as previously reported)	Effect of Restatement	(as restated)

Warrant liability	$-	$3,600,000	$3,600,000
Total Liabilities	2,176,285	3,600,000	5,776,285

Common Stock, subject to possible redemption	73,228,686	(3,600,000)	69,628,686

Common Stock	952	(696)	256
Additional Paid-in Capital	5,361,554	(361,809)	4,999,745
Deficit Accumulated during the Development Stage	(362,505)	362,505	-
Total Stockholders' Equity	5,000,001	-	5,000,001

Total Liabilities and Stockholders' Equity	$80,404,972	$-	$80,404,972

From the period from January 5, 2011 (date of inception) to December 31, 2011

Selected audited statement of operations

	(as previously reported)	Effect of Restatement	(as restated)
Expenses:
Change in fair value of warrant liability	$-	$600,000	$600,000

Income (Loss) Attributable to
Common Stockholders	$(362,505)	$600,000	$237,495

Basic and Diluted Net Loss per common share, excludes shares subject to possible redemption - basic and diluted	$(0.05)	$0.15	$0.10

Selected audited statement of cash flows

	(as previously reported)	Effect of Restatement	(as restated)
Operating activities:
Net income (loss)	$(362,505)	$600,000	$237,495
Gain on change in fair value of warrant liability	$-	$(600,000)	$(600,000)

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE D—INITIAL PUBLIC OFFERING

The Company consummated its Offering on April 18, 2011. Pursuant to the Offering, the Company sold 8,000,000 units at $10.00 per unit (“Units”). Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrant”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $11.50 commencing on the later of (a) one year from the date of the prospectus for the Offering (April 12, 2012) or (b) 30 days after the completion of an Initial Business Combination, and will expire five years from the date of the consummation of the Initial Business Combination. The Warrants will be redeemable by the Company at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given.

NOTE E - WARRANT LIABILITY

Pursuant to the Company's Offering, the Company sold 8,000,000 units, which subsequently separated into one warrant at an initial exercise price of $11.50 and one share of common stock. The Sponsor also purchased 4,000,000 warrants in a private placement in connection with the initial public offering. The warrants expire five years after the date of the Company's initial business combination. The warrants issued contain a restructuring price adjustment provision in the event of any merger or consolidation of the Company with or into another corporation, subsequent to the initial business combination, where the surviving entity is not the Company and whose stock is not listed for trading on a national securities exchange or on the OTC Bulletin Board, or is not to be so listed for trading immediately following such event (the "Applicable Event"). The exercise price of the warrant is decreased immediately following an Applicable Event by a formula that causes the warrants to not be indexed to the Company's own stock. Management used the quoted market price for the valuation of the warrants to determine the warrant liability to be $3,000,000 and $3,600,000 as of December 31, 2012 and 2011, respectively. This valuation is revised on a quarterly basis until the warrants are exercised or they expire with the changes in fair value recorded in the statement of operations.

NOTE F—RELATED PARTY TRANSACTIONS

The Company issued $75,000 and $100,000 unsecured promissory notes to the Sponsor on January 28, 2011 and February 9, 2011, respectively. The notes were non-interest bearing and were payable on the earlier of December 30, 2011 or the consummation of the Offering. The notes were repaid from the proceeds of the Company’s Offering. The Company issued two $100,000 unsecured promissory notes to the Sponsor on August 15, 2012 and October 11, 2012. These notes are non-interest bearing and are payable upon the consummation of the Initial Business Combination or liquidation. Both of the $100,000 promissory notes were transferred to Gregory H. Sachs, Chief Executive Officer, on November 18, 2012. The Company issued $100,000 and $360,000 unsecured promissory notes to the Sponsor on December 5, 2012 and December 21, 2012, respectively. These notes are also non-interest bearing and payable upon the consummation of the Initial Business Combination or liquidation.

On January 28, 2011, the Company issued to the Sponsor 1,752,381 shares of restricted common stock for an aggregate purchase price of $25,000 in cash. The purchase price for each share of common stock was approximately $0.0001 per share. These shares included 228,571 shares of common stock that were forfeited on June 2, 2011 (as a result of the underwriters not exercising their overallotment option) upon the expiration of the underwriter’s overallotment option. The Sponsor and its permitted transferees own 16% of the Company’s issued and outstanding shares after the Offering. A portion of the Sponsor’s shares, in an amount equal to 3% of the Company’s issued and outstanding shares, will be subject to forfeiture by the Sponsor in the event the last sales price of the Company’s stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of an Initial Business Combination. The Sponsor, Gregory H. Sachs and each member of the Sponsor have agreed that they will not sell or transfer their initial shares until one year following the consummation of an Initial Business Combination, subject to earlier release in certain circumstances.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE F—RELATED PARTY TRANSACTIONS (continued)

The Sponsor purchased, in a private placement, 4,000,000 warrants, which are the same warrants disclosed in Note E, prior to the Offering at a price of $0.75 per warrant (an aggregate purchase price of $3,000,000) from the Company. Based on the observable market prices, the Company believes that the purchase price of $0.75 per warrant for such warrants exceeded the fair value of such warrants on the date of the purchase. The valuation was based on comparable initial public offerings by previous blank check companies. The Sponsor has agreed that the warrants purchased will not be sold or transferred until 30 days following consummation of an Initial Business Combination, subject to certain limited exceptions. If the Company does not complete an Initial Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the warrants issued to the Sponsor will expire worthless. The warrants purchased by the Sponsor are accounted for under ASC 815-40-15-7D, “Contracts in Entity’s own Equity.”

The following table summarizes the activity with respect to Sponsor warrants for the period from January 5, 2011 (date of inception) to December 31, 2012:

Number of Warrants
Warrants outstanding at January 5, 2011 (date of inception)	-
Issued	4,000,000
Excercised	-
Cancelled	-
Warrants outstanding at December 31, 2011	4,000,000
Issued	-
Excercised	-
Cancelled	-
Warrants outstanding at December 31, 2012	4,000,000

The Company has entered into an Administrative Services Agreement, effective as of April 12, 2011, with Sachs Capital Group, LP, an affiliate of the Sponsor, for an estimated aggregate monthly fee of $7,500 for office space and secretarial and administrative services, with up to an additional $7,500 for other operating expenses incurred by the Sponsor on behalf of the Company. This agreement will expire upon the earlier of (a) the successful completion of our Company’s Initial Business Combination or (b) April 12, 2013. The Company has incurred $90,000 and $60,000 under this arrangement for the years ended December 31, 2012 and 2011, respectively.

The Sponsor is entitled to registration rights pursuant to a registration rights agreement. The Sponsor will be entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of common stock, the Sponsor Warrants and the common stock underlying the Sponsor Warrants, commencing on the date such common stock or Sponsor Warrants are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE G—COMMITMENTS AND CONTINGENCIES

In conjunction with the Offering on April 18, 2011, the Company granted the underwriters a 45-day option to purchase up to 1,200,000 additional Units to cover the over-allotment at the Offering price less the underwriting discounts and commissions.  This option expired unexercised on June 2, 2011.

A contingent fee payable to the underwriters of the Offering equal to 2.50% of the gross proceeds from the sale of the Units sold in the Offering will become payable from the amounts held in the Trust Account solely in the event the Company consummates its Initial Business Combination. Such contingent fee is reflected as deferred underwriter’s fee of $2,000,000 on the accompanying December 31, 2012 and 2011 balance sheets.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE H—INVESTMENT IN TRUST ACCOUNT

On April 27, 2011, $80,000,000 from the Offering and the sale of the Sponsor Warrants that was placed in a Trust Account was invested, as provided in the Company’s registration statement.  The Company is permitted to invest the proceeds of the Trust Account in U.S. “government securities,” within the meaning of Section 2(a)(16) of the 1940 Act with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act.  The Trust Account assets will be maintained until the earlier of (i) the consummation of an Initial Business Combination or (ii) the distribution of the Trust Account.

Investment securities in the Company’s Trust Account, at fair value, consist of $79,999,200 and $80,041,697 in United States Treasury Bills and $2,592 and $740 of cash equivalents as of December 31, 2012 and December 31, 2011, respectively. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, "Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The carrying amount, gross unrealized holding gains and fair value of held-to-maturity securities at December 31, 2012 and December 31, 2011 are as follows:

	Carrying Amount	Gross Unrealized Holding Gains (Loss)	Fair Value
Held-to-maturity:
U.S. Treasury Securities – December 31, 2012	$79,997,945	$1,255	$79,999,200
U.S. Treasury Securities – December 31, 2011	$80,037,237	$4,460	$80,041,697

NOTE I—FAIR VALUE MEASUREMENTS

The Company adopted FASB ASC 820, “Fair Value Measurements” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of FASB ASC 820 did not have an impact on the Company’s financial position or results of operations.

The Company defines fair value as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The fair value estimates presented in the table below are based on information available to the Company as of December 31, 2012 and 2011.

The accounting standard regarding fair value measurements discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

• Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

• Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE I—FAIR VALUE MEASUREMENTS (continued)

Warrant Liability

The fair value of the derivative warrant liability was determined by the Company using the quoted market prices for the publicly traded warrants. On reporting dates where there are no active trades the Company uses the last reported closing trade price of the warrants to determine the fair value (Level 2). There were no transfers between Level 1, 2 or 3 during 2012 and 2011. There are no assets written down to fair value on non-recurring basis.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012 and 2011, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	Fair Value	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities held in Trust Account: December 31, 2012	$79,999,200	$79,999,200	—	—
December 31, 2011	$80,041,697	$80,041,697	—	—
Liabilities:
Warrant Liability:
December 31, 2012	$3,000,000	—	$3,000,000	—
December 31, 2011	$3,600,000	—	$3,600,000	—

NOTE J—PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2012, the Company has not issued any shares of preferred stock.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE K – QUARTERLY FINANCIAL RESULTS (UNAUDITED)

The following table sets forth certain unaudited quarterly results of operations of the Company for the year ended December 31, 2012 and the period from January 5, 2011 (date of inception) to December 31, 2011. In the opinion of management, this information has been prepared on the same basis as the audited financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited financial statements and related notes included above. The quarterly operating results are not necessarily indicative of future results of operations.

	For the Quarter Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Net income (loss) attributable to common stockholders	$369,140	$(15,640)	$504,892	$(2,066,495)

Basic and diluted net income (loss) per common share, excludes shares subject to possible redemption – basic and diluted	$0.15	$(0.01)	$0.20	$(0.81)

	For the Quarter Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Net income (loss) attributable to common stockholders	$-	$(111,187)	$(101,992)	$450,674

Basic and diluted net income (loss) per common share, excludes shares subject to possible redemption – basic and diluted	$-	$(0.04)	$(0.04)	$0.18

NOTE L -- SUBSEQUENT EVENTS

The Company issued a $150,000 unsecured promissory note to the Sponsor on January 11, 2013. This note is non-interest bearing and is payable upon the consummation of the Initial Business Combination or liquidation.

On January 11, 2013, the Company entered into an Agreement and Plan of Merger with RMG (“Merger Agreement”), whereby the Company will merge with and into RMG. In connection with the Merger, RMG’s stockholders will receive an aggregate of (i) 400,000 Company common shares, and (ii) $10,000 in cash, to be deposited into an escrow account. Additionally, the Company will pay, on behalf of RMG and its subsidiaries, all indebtedness of RMG Networks, Inc., a Delaware corporation and a wholly-owned subsidiary of RMG, equal to $23,500,000. Pursuant to the Merger Agreement, the Company will conduct a tender offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (the “Tender Offer”). Through the Tender Offer, the Company’s stockholders will be provided with the opportunity to redeem their common shares at a purchase price of $10.00 per share, net to the seller in cash, without interest, upon the consummation of the Merger.

On February 11, 2013, the Company announced its intent to commence the Tender Offer to purchase all of the issued and outstanding SCG common shares pursuant to Rule13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended.

On February 7, 2013, an Amendment to the Underwriting Agreement by and between SCG Financial Acquisition Corp. and Lazard Capital Markets LLC was executed, whereby the deferred underwriting commission was reduced from $2,000,000 to $500,000.

SCG FINANCIAL ACQUISITION CORP.

(a development stage company)

NOTES TO FINANCIAL STATEMENTS

For the period from January 5, 2011 (date of inception) to December 31, 2012

NOTE L -- SUBSEQUENT EVENTS (continued)

On February 5, 2013, the Company engaged an investment bank in connection with the possible acquisition or purchase by the Company of RMG and Symon Communications, Inc. For each transaction, a fee of $750,000 is payable upon consummation thereof, for a maximum fee of $1,500,000, plus expenses.

On March 1, 2013, the Company, Symon Holdings Corporation (“Symon”), and Golden Gate Capital Investment Fund II, L.P., a Delaware limited partnership, solely in its capacity as securityholders’ representative (the “Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and conditions of the Merger Agreement, a subsidiary of the Company (“Merger Sub”) will merge with and into Symon, following which the separate corporate existence of Merger Sub will cease and Symon will continue its existence under the laws of the State of Delaware as the surviving corporation (the “Surviving Corporation”) and an indirect wholly-owned subsidiary of SCG (collectively, the “Merger”). In connection with the Merger, Symon’s stockholders will receive an aggregate of $45 million, minus (i) the amount of any indebtedness of Symon and its subsidiaries as of the date (the “Closing Date”) of the closing of the Merger (the “Closing”), which indebtedness will be repaid in full by SCG on the Closing Date, (ii) the amount, if any, by which the expenses of Symon and its subsidiaries and security holders in connection with the transactions contemplated by the Merger Agreement (the “Transaction Expenses”) exceed $2 million, and (iii) $250,000, which amount will be paid by SCG to the Securityholders’ Representative on the Closing Date to be held in trust as a source of reimbursement for costs and expenses incurred by the Securityholders’ Representative in such capacity (the “Expense Fund”). Pursuant to the Merger Agreement, SCG is required to pay, on the Closing Date, the Transaction Expenses.

On March 1, 2013, SCG entered into a financing commitment with the Donald R. Wilson, Jr. 2002 Trust (the “Trust”), whereby the Trust has provided a standby credit facility up to the aggregate amount of i) SCG’s obligations under the Merger Agreement with Symon and ii) all out-of-pocket fees, expenses, and other amounts payable by SCG under or in connection with the Merger Agreement with Symon. Such amount will be reduced by the aggregate amount of cash available to SCG as of the closing date of the merger from cash on hand, cash from SCG’s Public Shares, and net cash proceeds from any alternative debt financing. The fixed rate of interest for the first twelve months is 15% per annum, 5% of which will be payment-in-kind and added each month to the principal balance. In exchange for the financing commitment, the Trust will receive 100,000 shares of SCG Common Shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors’

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheet of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)  as of December 31, 2012, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2012 and the results of their operations and  cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, a working capital deficit and a need for new capital. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

February 15, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheet of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) (the Company) as of December 31, 2011, and the related consolidated statement of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2011 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Frank, Rimerman + Co., LLP

Palo Alto, California

February 4, 2013

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Balance Sheets

	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,334,290	$1,301,527
Accounts receivable, net of allowance for doubtful accounts
of $560,000 ($179,000 in 2011)	6,253,260	5,486,681
Prepaid expenses and other current assets	148,837	937,770
Total current assets	7,736,387	7,725,978
Restricted Cash	167,926	202,850
Property and Equipment, net	537,645	929,159
Other Assets	173,454	119,454
Intangible Assets, net	8,092,533	13,279,181
Goodwill	5,474,351	6,094,338
Total assets	$22,182,296	$28,350,960

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Line of credit	$-	$1,399,723
Accounts payable	2,483,306	1,427,547
Accrued expenses and other current liabilities	1,615,090	1,610,536
Accrued revenue share and agency fees	2,292,659	3,007,130
Notes payable, net of discount	28,653,723	-
Deferred revenue	-	2,000,000
Capital lease obligations, current portion	70,027	56,724
Deferred rent, current portion	3,159	11,180
Total current liabilities	35,117,964	9,512,840
Capital Lease Obligations, net of current portion	195,244	63,994
Notes Payable, net of discount	-	21,155,037
Deferred Rent, net of current portion	227,504	235,450
Other Non-Current Liabilities	420,845	29,173
Commitments and Contingencies (Notes 5 and 7)
Stockholders' Equity (Deficit)
Convertible preferred stock; $0.0001 par value;
issued and outstanding in 2012 and 2011 - 41,709,135
(aggregate liquidation preference of $40,741,450)	4,170	4,170
Common stock; $0.0001 par value; 140,000,000 shares authorized;
6,334,095 shares issued in 2012 and 2011	634	634
Additional paid-in capital	47,704,140	47,301,675
Accumulated deficit	(61,488,205)	(49,952,013)
Total stockholders' deficit	(13,779,261)	(2,645,534)
Total liabilities and stockholders' deficit	$$22,182,296	$28,350,960

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011
Revenues
Advertising	$21,635,113	$18,126,251
Software services	4,034,960	2,355,000
Total revenues	$25,670,073	$20,481,251
Cost of Revenues
Advertising	13,135,715	13,935,704
Software services	997,294	723,635
Total cost of revenues	14,133,009	14,659,339
Gross margin	11,537,064	5,821,912
Operating Expenses
General and administrative	7,602,048	9,315,649
Sales and marketing	4,988,457	5,299,698
Research and development	1,626,870	1,465,705
Impairment of goodwill and intangible assets	2,915,420	637,138
Total operating expenses	17,132,795	16,718,190
Loss from Operations	(5,595,731)	(10,896,278)
Other Income (Expense)
Interest expense	(5,940,461)	(4,019,256)
Loss before Income Tax Expense	(11,536,192)	(14,915,534)
Income Tax Expense	-	-
Net Loss	$(11,536,192)	$(14,915,534)

Net Loss per Share - basic and diluted	$(1.82)	$(2.36)
Shares used in the computation of basic
and diluted earnings per share	6,334,095	6,332,328

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Stockholders' Equity (Deficit)

Years Ended December 31, 2012 and 2011

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2010	41,709,135	$4,170	6,329,095	$633	$40,744,359	$(35,036,479)	$5,712,683
Issuance of common stock upon exercise of stock options for cash	-	-	5,000	1	499	-	500
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	-	-	-	-	6,103,097	-	6,103,097
Stock-based compensation					453,720	-	453,720
Net loss	-	-	-	-	-	(14,915,534)	(14,915,534)
Balances, December 31, 2011	41,709,135	4,170	6,334,095	634	47,301,675	(49,952,013)	(2,645,534)
Stock-based compensation	-	-	-	-	402,465	-	402,465
Net loss	-	-	-	-	-	(11,536,192)	(11,536,192)
Balances, December 31, 2012	41,709,135	$4,170	6,334,095	$634	$47,704,140	$(61,488,205)	$(13,779,261)

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011
Cash Flows from Operating Activities
Net loss	$(11,536,192)	$(14,915,534)
Adjustments to reconcile net loss to net cash
used in operating activities:
Allowance for doubtful accounts	381,860	34,000
Depreciation and amortization	3,352,976	3,835,004
Loss on disposal of property and equipment	122,611	5,284
Impairment of goodwill and intangible assets	2,915,420	637,138
Amortization of discounts on notes payable	1,713,274	1,258,635
Accrued interest on notes payable	4,191,139	1,768,944
Lease impairment	296,111	7,302
Stock-based compensation	402,465	453,720
Changes in operating assets and liabilities
Accounts receivable	(1,148,439)	799,648
Prepaid expenses and other current assets	788,933	(681,066)
Other assets	(54,000)	43,109
Accounts payable	1,055,759	114,889
Accrued expenses and other current liabilities	4,554	1,066,423
Accrued revenue share and agency fees	(714,471)
Deferred revenue	(2,000,000)	2,000,000
Deferred rent	(15,967)	49,783
Other non-current liabilities	95,561	3,554
Net cash used in operating activities	(148,406)	(3,519,167)
Cash Flows from Investing Activities
Purchases of property and equipment	(168,011)	(200,194)
Proceeds from disposal of property and equipment	175,000	4,000
Capitalized software development costs	-	(115,401)
Net cash provided by (used in) investing activities	6,989	(311,595)
Cash Flows from Financing Activities
Net repayment of line of credit	(1,399,723)	(143,029)
Proceeds from note payable	1,594,273	4,922,116
Repayment of notes payable	-	(202,248)
Payments on capital lease obligations	(55,294)	(34,749)
Decrease in restricted cash	34,924	-
Proceeds from issuance of common stock	-	500
Net cash provided by financing activities	174,180	4,542,590
Increase in Cash and Cash Equivalents	32,763	711,828
Cash and Cash Equivalents, beginning of the year	1,301,527	589,699
Cash and Cash Equivalents, end of the year	$1,334,290	$1,301,527

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2012	2011
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$1,005,096
Cash paid for income taxes	$-	$-
Supplemental Schedule of Non-Cash Investing and Financing Activities
Property and equipment purchased under capital lease obligations	$199,847	$72,847
Capitalized discount on notes payable	$-	$750,000
Issuance of Series A convertible preferred stock warrants,
Series B convertible preferred stock warrants, Series C
convertible preferred stock warrants, and common stock
warrants in connection with notes payable	$-	$6,103,097
Notes payable proceeds used for acquisition of EMN (Note 6)	$-	$18,000,000
Notes payable proceeds directed to previous
notes payable (Note 6)	$-	$1,327,884
Assets acquired and liabilities assumed in connection with the acquisition of EMN (Note 6)
Accounts receivable	$-	$1,349,415
Other assets	$-	$13,480
Property and equipment	$-	$21,434
Intangible assets	$-	$11,504,215
Goodwill	$-	$5,474,351
Accounts payable	$-	$347,147
Accrued liabilities	$-	$15,748

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

1.

Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

RMG Networks, Inc. (RMG) was incorporated as a Delaware corporation on September 23, 2005 under the name Danouv, Inc. and subsequently changed its name to RMG Networks, Inc. in September 2009.  In April 2011, in connection with the acquisition of Executive Media Network Worldwide and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC, (collectively EMN) (Note 6) RMG established Reach Media Group Holdings, Inc. (the Company), which was incorporated as a Delaware corporation on April 11, 2011 (closing date).  As of the closing date, the Company and RMG Networks, Inc. merged, with RMG Networks, Inc. becoming a wholly-owned subsidiary of the Company.

Headquartered in San Francisco, California, RMG was founded as a media network of screens in coffee shops and eateries. The acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that now operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The Company’s platform delivers premium video content and information to high value consumer audiences. RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers.

Management’s Plans Regarding the Financing of Future Operations

The Company has incurred net losses and net cash outflows from operations since inception.  In April 2011, the Company borrowed $25,000,000 under a credit agreement with an investment company, and used the majority of the funds to acquire EMN under an agreement and plan of merger (Note 6).  The Company is in violation of a loan covenant that allows the lender to demand immediate repayment of the debt (Note 5).

In January 2013, the Company signed an agreement to merge with a public company (Note 13). If the merger is consummated, the Company will become a subsidiary of the public company, at which time the existing borrowings under the credit agreement described above are scheduled to be extinguished.

Should the merger not be consummated, the Company intends to work with the lender to negotiate more favorable loan terms. If more favorable terms cannot be obtained, additional debt or equity financing will be required.  If additional future financing is required, there can be no assurance that such financing will be available on terms that will be acceptable to the Company or at all.

2.

Significant Accounting Policies

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Danoo (Beijing) Technologies, Ltd. (name formally changed to RMG China, Ltd. in 2012), a foreign operating entity; RMG Networks, Inc.; EMN Acquisition Corporation; Executive Media Network, Inc.; Prophet Media, LLC; and Corporate Image Media, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Transactions:

The U.S. dollar is the functional currency of the Company and its foreign and domestic subsidiaries.  Foreign exchange transaction gains and losses are included in the consolidated statements of operations.  The Company transfers U.S. dollars to China to fund operating expenses.  Should RMG China generate operating net income in Chinese currency, the People’s Republic of China would impose restrictions over the transfer of funds to the U.S.

Acquisition Accounting:

In March 2010, the Company acquired certain assets formerly belonging to Pharmacy TV Networks, LLC (PTV).  In connection with the acquisition, the Company recorded all acquired assets of PTV at fair value, resulting in a new accounting basis for the acquired assets, including the recording of goodwill (Note 6).  As of December 31, 2012, all assets related to PTV, including goodwill, were written off after the network was abandoned in early 2011 to focus on core airline and airline lounge network assets.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Acquisition Accounting: (continued)

In April 2011, the Company acquired EMN.  In connection with the acquisition, the Company recorded all assets of EMN at fair value.  The Company performed a purchase price allocation resulting in a new accounting basis for the purchased assets, including the recording of intangible assets and goodwill (Note 6).

Revenue Recognition:

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers. The portion of revenue that RMG shares with its partners ranges from 25% to 80% depending on the partner and the media asset. RMG makes minimum annual guarantee payments under four agreements (three to airline partners and one to another travel partner). Payments to all other partners are calculated on a revenue sharing basis. RMG’s partnership agreements have terms ranging from one to five years. Four partnership agreements renew automatically unless terminated prior to renewal and the remainder have no obligation to renew.

The Company also recognizes revenue from professional services for development of software and sale of software license agreements.  Professional service revenue is recognized ratably over the life of the contract and represents the revenue from one base contract and ancillary agreements for 2012 and 2011.  Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable.  In software arrangements that include rights to multiple software products, support and/or other services, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Deferred revenue as of December 31, 2011 relates to a software service contract with a customer for which revenue was recognized ratably under the terms of the agreement. This contract was completed in 2012.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.  Cash equivalents consist primarily of money market accounts.

Restricted Cash:

Restricted cash related to funds held to guarantee the Company’s corporate credit cards and as guarantees required under lease agreements for two of the Company’s office facilities.  Restriction requirements continue through the term of the leases, which expire in 2015 and 2020, respectively.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Business Concentrations:

For the year ended December 31, 2012, the Company had two major customers: Customers A and B each represented approximately 16% of revenues. For the year ended December 31, 2011, the Company had four major customers:  Customers A, B, C and D represented 13%, 13%, 11% and 11%, respectively, (48% total) of annual revenues.  The Company had accounts receivable of $1,009,000 and $913,240 ($1,922,240 total) from Customers A and B, respectively, at December 31, 2012 and had accounts receivable of $581,000 and $18,000 ($599,000 total) from Customers B and C, respectively, as of December 31, 2011.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company does not require collateral or other security for accounts receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness.  The Company maintains an allowance for doubtful accounts receivable balances.  The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts on a customer by customer basis. Accounts deemed uncollectible are written off. Such credit losses have been within management’s expectations.

The Company maintains its cash and cash equivalents in the United States with two financial institutions.  These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit.  Cash and cash equivalents of $150,000 and $86,000 held in a foreign country as of December 31, 2012 and 2011, respectively, were not insured.

Property and Equipment:

Property and equipment is stated at cost, less accumulated depreciation and amortization.  The Company depreciates property and equipment using the straight-line method over estimated useful lives ranging from three to five years.  Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term.

Capitalized Software Development Costs:

The Company capitalizes costs related to the development of internal use software after such a time as it is considered probable the software will be completed and will be used to perform the function intended.  The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use software.  The Company capitalized software development costs of $115,401 in October 2011.  Capitalized costs are not amortized until each development project is completed and new functionality has been implemented.  The Company recognized amortization expense of $23,080 and $5,754 for the years ended December 31, 2012 and 2011, respectively.

Other Assets:

Other assets consist of deposits related to leases for office facilities.

Intangible Assets:

Intangible assets are carried at cost, less accumulated amortization.  Amortization of intangibles with finite lives is computed using the straight-line method over estimated useful lives of two to seven years. Intangible assets consist of customer and vendor relationships, trademarks, domain names, non-compete agreements and acquired technology resulting from acquisitions (Notes 4 and 6), and internally developed software.

Intangible assets not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that of the reporting unit is impaired.  Intangible assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that asset group’s carrying amount may not be recoverable.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Intangible Assets: (continued)

An impairment loss for an intangible asset subject to amortization is recognized only if the carrying amount of the related long-lived asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group).  The Company recognized an impairment charge of $2,295,433 for intangible assets related to the IdeaCast, Inc. acquisition in the year ended December 31, 2012 (none in the year ended December 31, 2011). (See Note 6).

Goodwill:

Goodwill reflects the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to a review for impairment.  The Company reviews its goodwill for impairment annually or whenever circumstances indicate that the carrying amount of the reporting unit exceeds its fair value.  The Company tests goodwill for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill.

The Company recognized an impairment charge of $619,987 and $637,138in the years ended December 31, 2012 and 2011, respectively, due to the underperformance of certain network units within the Company.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured to be the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell.

Advertising and Promotion Costs:

The Company expenses advertising and promotion costs as incurred.  Advertising and promotion expense was $19,000 and $96,000 for the years ended December 30, 2012 and 2011, respectively, and is included in sales and marketing expense.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant.  All stock option grants are accounted for using the fair value method (Black-Scholes model) and compensation is recognized as the underlying options vest.

Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Research and Development:

The Company expenses research and development expenditures as incurred.

Deferred Revenue:

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements described above and is recognized as the revenue recognition criteria are met.  The Company generally invoices the customer in annual installments.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Income Taxes:

The Company accounts for income taxes using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes.  Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences.  A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Segment Information:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (CEO)) in assessing performance and deciding how to allocate resources.  The Company’s business is conducted in a single operating segment.  The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance.  The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

Reclassifications:

Certain prior year balances have been reclassified to conform with current year presentation. The reclassifications did not impact previously reported net loss or stockholders’ deficit.

Recently Issued Accounting Pronouncements:

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-4, Technical Corrections and Improvements.  This ASU clarifies the FASB’s Accounting Standards Codification (ASC) or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement.  Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In August 2012, the FASB issued ASU 2012-03, Technical Amendments and Corrections to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22.  ASU 2012-03 clarifies the Codification or corrects unintended application of guidance and includes amendments identifying when the use of fair value should be linked to the definition of fair value in ASC Topic 820, Fair Value Measurement. Amendments to the Codification without transition guidance are effective upon issuance for both public and nonpublic entities.  For public entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2012.  For nonpublic entities, amendments subject to transition guidance will be effective for fiscal periods beginning after December 15, 2013. The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. Under these amendments, an entity would not be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on qualitative assessment, that it is not more likely than not, the indefinite-lived intangible asset is impaired.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2012-2 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance.  The Company adopted ASU 2012-02 in its financial statements for the year ended December 31, 2012.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011).  ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company adopted ASU 2011-12 in its financial statements for the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11.  Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position.  This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update.  The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Retrospective disclosure is required for all comparative periods presented.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements: (continued)

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, ASU 2011-5 is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  See ASU 2011-12 above for amendments to the effective date.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 2011-04).  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820 (ASC 820), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) issued by the International Auditing Standards Board.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

3.

Property and Equipment

Property and equipment consisted of the following as of December 31:

	2012	2011
Equipment	$770,848	$3,322,150
Furniture and fixtures	266,544	374,217
Leasehold improvements	23,209	10,779
	1,060,601	3,707,146
Less accumulated depreciation and amortization	522,956	2,777,987
	$537,645	$929,159

Depreciation expense for the years ended December 31, 2012 and 2011 was $461,763 and 794,196, respectively.

4.

Intangible Assets and Goodwill

Intangible assets related to acquisitions (Note 6) and capitalized internally developed software consisted of the following as of December 31:

	2012	2011
Customer relationships	$2,050,578	$9,101,138
Vendor relationships	6,123,665	6,123,665
Non-compete agreements	2,818,350	2,818,350
Acquired and developed software	380,832	380,833
Trademarks	224,522	224,522
Domain names	21,668	21,668
	11,619,614	18,670,176
Less accumulated amortization	3,527,081	5,390,995
	$8,092,533	$13,279,181

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

4.

Intangible Assets and Goodwill (continued)

Amortization expense for the years ended December 31, 2012 and 2011 was $2,891,213 and $3,040,808, respectively.

The expected life of the identified intangibles is as follows:

Years
Customer relationships	4-6
Vendor relationships	7
Non-compete agreements	4
Acquired and developed software	5
Trademarks	5
Domain names	2

Annual amortization expense, which is based on the value of the intangible asset and its estimated useful life, is expected to be as follows for future years:

Years ending December 31:
2013	$2,045,228
2014	2,042,231
2015	1,532,611
2016	1,261,013
2017	969,379
Thereafter	242,071
$8,092,533

Intangible assets related to the IdeaCast acquisition were written off in 2012 after the Company determined they had no value in a sale to a third party (see Note 6).

As of December 31, 2010 the goodwill balance was $1,257,125 and consisted of goodwill recorded for the IdeaCast and Pharmacy TV Networks acquisitions (see Note 6). During the year 2011 goodwill of $5,474,351 was added as a result of the EMN acquisition and $637,138 impairment loss was recognized for Pharmacy TV, which network was closed down. As of December 31, 2011 the balance of $6,094,338 consisted of goodwill recorded for the IdeaCast and EMN acquisitions. Goodwill related to the IdeaCast acquisition of $619,987 was written off in the year 2012 resulting in a balance of $5,474,351 as of December 31, 2012.

5.

Borrowings

Notes Payable:

In March 2007, the Company entered into a loan and security agreement (the Agreement) with a financial institution, for a term loan facility of $2,000,000.  The Company borrowed $1,000,000 under the Agreement in June 2007 and the remaining $1,000,000 in September 2007.  Borrowings under the Agreement included interest at the rate of 9.5% per annum and were secured by the assets of the Company.  In August 2008, the Agreement was amended to increase the available borrowings under the Agreement to $4,000,000.  The additional $2,000,000 was borrowed in December 2009, and included interest at the rate of 7% per annum.  In April 2011, the Company fully repaid the remaining outstanding borrowings under the Agreement.  As such, there were no outstanding borrowings under the Agreement at December 31, 2012 or 2011.

In August 2008 and December 2009, in connection with amendments to the Agreement, the Company issued warrants for the purchase of 52,059 and 34,706 shares of Series B convertible preferred stock (Series B) at $1.7288 per share (Note 9), respectively.  The warrants were valued at $22,606 and $14,584, respectively, calculated using a Black-Scholes option-pricing model.  The fair value allocated to the warrants resulted in a discount to the notes payable that was amortized to interest expense over the repayment term of the notes payable.  The debt discount was fully amortized in the year ended December 31, 2011.  The warrants remain outstanding at December 31, 2012 (Note 9).

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

5.

Borrowings (continued)

Notes Payable: (continued)

In April 2011, the Company entered into a $50,000,000 credit agreement (the Credit Agreement) with an investment institution.  The Company borrowed $25,000,000 upon the closing of the Credit Agreement and used the majority of these proceeds to acquire EMN (Note 6) and repay the outstanding balance under the former Agreement.  Additional drawdowns of $1,594,273 occurred in 2012.  Borrowings under the Credit Agreement bear interest at the rate of 14% per annum, and the Company has the option to pre-pay a portion of the interest quarterly as stipulated under the terms of the Credit Agreement.  All unpaid interest is applied to the principal.  The Credit Agreement, which is collateralized by substantially all of the Company’s assets, matures in April 2015, at which time all outstanding principal and interest will be due.  Outstanding borrowings under the Credit Agreement as of December 31, 2012 and 2011 were $32,554,356 and $26,768,944, respectively, which includes $5,960,083 and $1,768,944 as of December 31, 2012 and 2011, respectively, in interest applied to the principal.

The Credit Agreement is subject to certain financial and non-financial covenants, the most restrictive of which is a performance to plan test with respect to consolidated adjusted EBITDA, as defined. The Company’s ability to borrow under this Credit Agreement has been suspended in 2012 due to non-compliance with this covenant.  The investor may present a demand for repayment but has not to date. In the event that the investor would present a demand for repayment, any unamortized discount would be charged to expense in the same period as the demand. The Company has accordingly reclassified the note payable balance as a current liability as of December 31, 2012.  In connection with the Credit Agreement, the Company was required to pay a $750,000 facility fee, which was withheld from the $25,000,000 borrowed.  This facility fee was recognized as a discount to the notes payable and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amounts amortized for the years ended December 31, 2012 and 2011 were $187,500 and $135,616, respectively.  The unamortized discount related to the facility fee as of December 31, 2012 and 2011 was $426,884 and $614,384, respectively.

In April 2011, in connection with the issuance of the Credit Agreement, the Company issued warrants for the purchase 3,880,044 shares of Series A convertible preferred stock (Series A), 4,227,584 shares of Series B, 2,423,152 shares of Series C convertible preferred stock (Series C), and 12,257,897 shares of common stock at $0.01 per share (Note 9).  The fair value of $645,243, $1,764,449, $780,947 and $2,912,458, respectively, was recorded as a discount to the notes payable and additional paid-in capital and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized was $1,525,774 and $1,103,574 for the years ended December 31, 2012 and 2011, respectively.  The unamortized discount related to the warrants as of December 31, 2012 and 2011 was $3,473,749 and $4,999,523, respectively.  The warrants remain outstanding as of December 31, 2012.

Line of Credit:

In November 2010, the Agreement was amended to provide a credit facility against eligible accounts receivable.  The credit facility availability was based on 80% of eligible accounts receivable up to $4,000,000.  In 2011, in connection with the Credit Agreement, the Company amended the credit facility under the Agreement to increase the available borrowings up to $9,375,000, based on 80% of eligible accounts receivable.  Borrowings under the credit facility bore interest at the greater of 7.25% per annum or prime plus 3.25% (7.25% at December 31, 2011). The credit facility expires in April 2013, but was effectively terminated in June 2012, at which time the financial institution ceased to accept additional borrowing by the Company.  As of December 31, 2012, the Company had no outstanding borrowings under the Agreement.  The Company had outstanding borrowings of $1,399,723 as of December 31, 2011.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions

IdeaCast, Inc.:

In June 2009, the Company purchased certain assets formerly belonging to IdeaCast, Inc. under a foreclosure sale.

The aggregate purchase price of $8,255,547 was paid in the form of shares of convertible preferred stock and common stock of the Company and warrants to purchase shares common stock (Note 9) upon closing of the acquisition agreement as follows: 5,225,933 shares of Series B convertible preferred stock, 3,483,956 shares of Series A convertible preferred stock, 370,000 shares of common stock and warrants to purchase a total of 3,435,000 shares of common stock through June 30, 2012.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Intangible assets	$7,050,560
Accounts receivable	585,000
Goodwill	619,987
Assets acquired	$8,255,547

In 2012, the Company deemed the remaining intangible assets and goodwill to be impaired and recognized an impairment charge of $2,915,420 on the accompanying consolidated statement of operations.  The assets related to the IdeaCast acquisition were sold to a third party in July 2012.

Pharmacy TV Networks, LLC:

In March 2010, the Company purchased certain assets formerly belonging to PTV under an Asset Purchase Agreement (APA).

The aggregate purchase price of $680,538 was paid in the form of 837,333 shares of common stock of the Company upon closing of the acquisition and 1,164,250 shares of common stock in connection with earn-outs, as defined in the APA.  In connection with the acquisition, the Company entered into two consulting agreements to assist in the integration, which require monthly payments of $5,000 each.  In 2010, the Company paid $35,000 in connection with these consulting agreements.  The consulting agreements were terminated in May 2010.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Property and equipment	$43,400
Goodwill	637,138
Assets acquired	$680,538

In 2011, the Company closed down the network, determined the goodwill to be impaired and recognized an impairment charge of $637,138 on the accompanying consolidated statement of operations.  During the year ended December 31, 2012, all assets related to PTV were disposed.

Executive Media Network Worldwide:

In April 2011, the Company acquired EMN, which became a wholly-owned subsidiary of the Company.

The aggregate purchase price of $18,000,000 was paid directly from proceeds received in connection with a Credit Agreement (Note 5).  The following table summarizes the estimated fair value of the net assets acquired at the date of acquisition:

Intangible assets	$11,504,215
Net working capital	1,000,000
Property and equipment	21,434
Goodwill	5,474,351
Net assets acquired	$18,000,000

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions (continued)

Executive Media Network Worldwide: (continued)

The acquisition of EMN was consummated as a legal matter on April 11, 2011.  However, the results of EMN’s operations were included in RMG’s consolidated results beginning on April 1, 2011, resulting in a full nine months of financial operating results of EMN within the RMG consolidated results. The revenues and expenses of EMN for the ten days from April 1, 2011 through April 10, 2011 were immaterial to the overall financial statements of RMG for the year ended December 31, 2011. If EMN had been a wholly-owned subsidiary of the Company for the entire year ended December 31, 2011, rather than for the nine months ended December 31, 2011, RMG estimates that its revenue would increased by $1,906,000 and the loss for the year 2011 would have increased by $1,693,000.

7.

Commitments and Contingencies

Lease Commitments:

The Company leases its office facilities in San Francisco, New York, and Chicago under non-cancelable operating lease agreements expiring at various dates through September 2020.  For the years ended December 31, 2012 and 2011, the Company recognized $1,015,000 and $741,000, respectively, as rent expense (which includes amounts related to lease impairments).

In the years ended December 31, 2012 and 2011, the Company entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases.  Under the lease agreements, the Company financed equipment purchases of $199,847 and $72,847 in the years 2012 and 2011, respectively).  The capital lease payments expire at various dates through June 2017.

Future minimum lease payments under non-cancelable operating and capital lease agreements consist of the following as of December 31, 2012:

	Capital Leases	Operating Leases
Years ending December 31:
2013	$92,000	$729,000
2014	67,000	697,000
2015	67,000	593,000
2016	67,000	564,000
2017	31,271	514,000
Thereafter	-	1,123,000
Total minimum lease payments	324,271	$4,220,000
Less amount representing interest	59,000
Present value of capital lease obligations	265,271
Less current portion	70,027
Non-current portion	$195,244

The Company is currently subleasing two facilities and receiving monthly payments which are less than the Company’s monthly lease obligations.  Based upon the then current real estate market conditions, the Company believed that these leases had been impaired and accrued $305,000 and $9,508 of lease impairment for the years 2012 and 2011, respectively.  The impairment charges were calculated based on future lease commitments less estimated future sublease income.  The leases expire in February 28, 2021 and July 31, 2013, respectively.

Revenue Share Commitments:

From 2006 through 2012, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies (continued)

Revenue Share Commitments: (continued)

Future minimum payments under these agreements consisted of the following as of December 31, 2012:

Years ending December 31:
2013	$9,661,000
2014	10,189,000
2015	12,757,000
Total minimum revenue share commitments	$32,607,000

Contingencies:

The Company sold two media networks and all related assets in 2012. Although existing network commitments were assigned to the new buyers as a result of these transactions, there were certain vendor/partners that did not formally accept the assignments and resolve balances due under existing contracts.  Although the Company has accrued for commitments through the sale dates, there remains uncertainty as to the status of the Company’s obligations under these contracts.  In the opinion of management, any liabilities resulting from these uncertainties will not have a material adverse effect on the Company’s financial position or results of operations.

8.

Income Taxes

Due to net losses in each year, the Company had no current, deferred, or total income tax expense in the years 2012 and 2011.

A reconciliation of income tax expense with amounts determined by applying the statutory U.S. federal income tax rate to loss before income taxes is as follows:

	2012	2011
Tax on loss before income tax expense computed at the federal statutory rate of 34%	$(3,922,305)	$(5,054,877)
Goodwill impairment and amortization	991,243	216,627
Non-cash interest	1,422,240	601,441
Non-deductible expense	272,276	184,156
Deferred revenue	(680,000)	-
Debt discount amortization	518,763	381,826
Amortization of intangibles	870,732	809,314
Net operating loss carry-forward generated	306,500	2,718,640
Other	200,551	142,873
Income tax expense	0	0
Effective income tax rate	$0%	$0%

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2012	2011
Deferred tax assets:
Net Operating Loss carry-forward	$14,537,245	$13,312,765
Research and development credit	156,033	156,033
Other	572,462	450,812
Total deferred tax assets	15,265,740	13,919,610

Deferred tax liabilities:
Intangible assets	3,466,842	2,051,204
Other	11,586	164,910
Total deferred tax liabilities	3,478,428	2,216,114
Net deferred tax assets before valuation allowance	11,787,312	11,703,496
Valuation allowance	(11,787,312)	(11,703,496)
Net deferred tax assets	$0	$0

The Company recorded an increase (decrease) in the valuation allowance of $83,816 and ($315,000) in the years 2012 and 2011, respectively.

The Company has federal and state net operating loss carry-forwards for income tax purposes as of December 31, 2012 of $34,266,000 and $32,655,000, respectively, both of which expire beginning in 2025  Additionally, at December 31, 2012, the Company had federal and state research and development tax credits totaling $76,000 and $80,000, respectively.  The federal tax credits may be carried forward until 2025.  The state tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the use of net operating loss and income tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company.  If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carry-forwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction, certain state jurisdictions and for its subsidiary in China.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  The tax return years 2007 through 2012 remain open to examination by the major taxing jurisdictions to which the Company is subject.

The Company has adopted the provisions set forth in FASB ASC Topic 740, to account for uncertainty in income taxes.  In the preparation of income tax returns in federal, state and foreign jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law.  The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s consolidated financial statements.  Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits.  The Company has determined it has no material unrecognized assets or liabilities related to uncertain tax positions as of December 31, 2012 and 2011. The Company does not anticipate any significant changes in such uncertainties and judgments during the next 12 months.  In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as income tax expense.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock

Common Stock:

The Company is authorized to issue 140,000,000 shares of common stock with a par value of $0.0001 per share.  As of both December 31, 2012 and 2011, the Company had 6,334,095 shares issued and outstanding.  Each holder of common stock is entitled to one vote per share.  The holders of common stock, voting as a single class, are entitled to elect two members to the Board of Directors.

Convertible Preferred Stock:

The Company has authorized the issuance of up to 60,175,878 shares of convertible preferred stock with a par value of $0.0001 per share.  As of both December 31, 2012 and 2011, the Company had the following shares of convertible preferred stock issued and outstanding:

	Shares Designated	Shares Outstanding	Liquidation Preference
Series A	13,846,580	9,692,606	$5,838,826
Series B	24,157,621	16,794,649	29,034,589
Series C	22,171,677	15,221,880	5,868,035
	60,175,878	41,709,135	$40,741,450

The holders of Series A, Series B and Series C (collectively, preferred stock), have the rights, preferences, privileges and restrictions as follows:

Dividends:

The holders of Series C are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of Series A, Series B and common stock, when and if declared by the Board of Directors, at a rate of $0.04819 per share, as adjusted, per annum.

After the payment of dividends to the holders of Series C, the holders of Series A and Series B are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of common stock, when and if declared by the Board of Directors, at a rate of $0.03084 and $0.13830 per share, respectively, as adjusted, per annum.  The Company has not declared any dividends as of December 31, 2012.

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C are entitled to receive, prior to and in preference to holders of Series A, Series B, and common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.602355, plus all declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds of the Company are insufficient to make this distribution, the holders of Series C will receive the available proceeds on a pro rata basis, based on the amounts that would otherwise be distributable.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Liquidation: (continued)

Following the full distribution to the holders of Series C, the holders of Series A and Series B will be entitled to receive, prior to and in preference to holders of common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.3855 and $1.7288, respectively, plus declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds distributed among the holders of Series A and Series B are insufficient to permit the above payment to such holders, then the entire remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A and Series B in proportion to the preferential amount each such holder is otherwise entitled to receive.

After full payment to the holders of preferred stock of the full preferential amounts specified above, the entire remaining assets and funds of the Company legally available for distribution will be distributed on a pro rata basis to the holders of common stock.

Voting:

The holder of each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

So long as there are at least 2,000,000 shares of Series A issued and outstanding, the holders of Series A, voting as a single class, are entitled to elect two members to the Board of Directors.  So long as there are at least 2,000,000 shares of Series B issued and outstanding, the holders of Series B, voting as a single class, are entitled to elect two members to the Board of Directors.  The holders of warrants issued in April 2011 in connection with the acquisition of EMN are entitled to vote as a separate class and to elect a percentage of the members to the Board of Directors equal to their percentage of fully diluted ownership in the Company.  Any additional members of the Board of Directors are elected by the holders of preferred and common stock, voting together as a single class, on an as-converted basis.

Protective Provisions:

As long as 2,000,000 shares of preferred stock remain outstanding, the approval of the majority of the holders of preferred stock, voting together as a single class, is required before the rights, preferences and privileges of preferred stock can be altered to materially and adversely affect such shares, increase or decrease the total number of authorized preferred stock or common stock, alter or repeal the Certificate of Incorporation or the By-Laws of the Company,  increase or decrease the size of the Board of Directors, declare or pay any distribution, take any action that results in the redemption or repurchase of any shares of common stock, consummate a liquidation event, or create any subsidiary of the Company unless unanimously approved by the Board of Directors.

Conversion:

Each share of preferred stock is convertible to common stock, at the option of the holder, at any time after the date of issuance.  Each share of preferred stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) the closing of a public offering with aggregate proceeds of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of preferred stock, voting together as a single class, on an as converted basis.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants:

The following table provides information about the outstanding warrants to purchase common stock as of December 31, 2012 and 2011.

		Number Outstanding
	Expire	2012	2011	Exercise Price Per Share

Issued in June 2009 in connection with IdeaCast acquisition	June 2012	-	1,435,000	$2.075

Issued in December 2009 in connection with IdeaCast acquisition	June 2012	-	2,000,000	3.760

Issued in March and June 2010, 10,838,414 and 916,905 shares, respectively, in connection with the issuance of Series C	March and June 2017	11,755,319	11,755,319	0.340

Issued in April 2011, in connection with the Credit Agreement	April 2021	12,257,897	12,257,897	$0.010

		24,013,216	27,448,216

The following table provides information about the outstanding warrants to purchase preferred stock as of December 31 2012 and 2011.

		Number Outstanding
	Expire	2012	2011	Exercise Price Per Share

Series A, issued in April 2006, in connection with convertible notes payable	April 2012	-	142,653	$0.3855

Series A, issued in May 2007, in connection with the Agreement	May 2014	155,641	155,641	0.3855

Series B, issued in February 2008, in connection with Convertible Notes Payable	February 2013	28,921	28,921	1.7288

Series B issued in August 2008 and December 2009, 52,059 and 34,706 shares, respectively, in connection with the Agreement	August 2018	86,765	86,765	1.7288

Issued in April 2011 in connection with the Credit Agreement	April 2021

Series A		3,880,044	3,880,044	0.010

Series B		4,227,584	4,227,584	0.010

Series C		2,423,152	2,423,152	$0.010

		10,802,107	10,944,760

The following are the significant assumptions used in the valuation of the warrants issued in 2011.

Expected Term (Years)	4
Risk-Free Rate (%)	1.83
Volatility (%)	52.4
Dividend Yield (%)	0

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options

In 2006, the Company adopted the 2006 Global Share Plan (the Plan) under which 27,982,558 shares of the Company’s common stock has been reserved for issuance to employees, directors and consultants.

Under the Plan, the Board of Directors may grant incentive stock options and non-statutory stock options.  Incentive stock options may only be granted to employees and directors.  The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% of the fair value per share of the Company’s common stock on the grant date.  Options expire after 10 years.  The Board of Directors determines the period over which options vest and become exercisable (the requisite service period), generally 4 years.  The Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason.

The fair value of each award granted in 2012 and 2011 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31:

	2012	2011
Expected term (years)	4.7 - 6.1	4.7 - 6.1
Expected volatility	51% - 55%	51% - 60%
Expected dividends	$0	$0
Risk-free interest rate	1.36 - 1.43%	1.11 – 1.97%
Forfeiture rate	23.14%	20.79%

Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.  The expected term of the options represents the period of time options are expected to be outstanding and  is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

In the years ended December 31, 2012 and 2011 the Company recognized $402,565 and $361,479, respectively, of employee stock-based compensation.  No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements.

The total fair value of shares vested during the years ended December 31, 2012 and 2011 was $554,932 and $217,936, respectively.

Future stock-based compensation for unvested employee options outstanding as of December 31, 2012 is $648,709 to be recognized over a weighted-average remaining requisite service period of 2.03 years.

Stock option activity under the Plan is as follows:

	Options Available	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 2011	12,089,848	15,851,031	0.327
Authorized	-	-
Granted	(679,000)	679,000	0.306
Exercised	-	-	-
Forfeited	2,652,451	(2,652,451)	0.307
Expired	329,736	(329,736)	0.294
Balances, December 31, 2012	14,393,035	13,547,844	$ 0.331

The weighted average remaining contractual life and the aggregate intrinsic value for total options outstanding as of December 31, 2012 was 7.2 years and $0, respectively. The weighted average grant date fair value for options that were granted for the years ended December 31, 2012 and 2011 were $.0001 and $.1369, respectively.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options (continued)

The following table reflects data for options that are vested and expected to vest and options that are vested and currently exercisable outstanding as of December 31, 2012:

	Vested and Expected to Vest	Vested and Currently Exercisable
Number of shares	12,572,139	9,024,455
Weighted-average exercise price	$.332	$.338
Aggregate intrinsic value	$0	$0
Weighted-average contractual term (years)	7.03	6.62

The Company also uses the fair value method to value options granted to non-employees. There were no options granted to non-employees in 2012. The Company’s valuation for non-employee grants in 2011 was calculated using the Black-Scholes option pricing model based on the following assumptions: expected life of 6.8 to 8.6 years; risk-free interest rate of 1.47% to 2.75%; expected volatility of 50% to 54%; and no dividends during the expected term.

Options granted to non-employees that vest over time result in variable accounting treatment until they become vested.  Unvested options subject to variable accounting treatment are re-measured at subsequent reporting dates, based on fluctuations of the fair value of the Company’s common stock.  The stock-based compensation associated with these fluctuations is charged to operations in the period incurred.  Stock-based compensation is a non-cash expense and, therefore, will have no impact on the Company’s consolidated cash flows or liquidity.  Variable accounting treatment may result in unpredictable stock-based compensation charges in future years.  The amount of future stock-based compensation adjustments is dependent on fluctuations in the fair value for the Company’s common stock.  In the year ended December 31, 2011, the Company recognized $92,241 stock-based compensation expense related to options issued to non-employees. The Company recognized no stock-based compensation expense in 2012.

11.

Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees.  Participants may contribute a portion of their compensation to the plan, subject to limitations under the Internal Revenue Code.  The Company’s contributions to the plan are at the discretion of the Board of Directors.  The Company has not made any contributions to the plan during the years ended December 31, 2012 and 2011.

12.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding during the period.  For the years 2012 and 2011, the effect of issuing the potential common shares would have been anti-dilutive due to the net losses in each period.  Therefore, the number of shares used to compute basic and diluted earnings per share were the same for each of those years.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

12.

Net Loss Per Share (continued)

Following are common shares that would be issued if all common stock options and warrants were exercised, and all preferred stock warrants were exercised and converted to common stock.  These potential common shares have not been included in the calculation of fully diluted shares outstanding, because the effect of including them would be anti-dilutive.

	2012	2011
Options to purchase common stock	13,547,844	15,851,031
Warrants to purchase common stock	24,013,216	27,448,216
Shares of common stock subject to conversion of outstanding convertible preferred stock	41,709,135	41,709,135
Warrants to purchase convertible preferred stock which in turn is convertible into common stock	10,802,107	10,944,760
	90,072,302	95,953,142

13.

Subsequent Events

In November 2012, the Company entered into a letter of intent to be acquired by a public company and signed a merger agreement on January 11, 2013.  If the merger is consummated, the Company will become a subsidiary of the public company. No assurance can be given that the merger agreement will be consummated as planned.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.)

San Francisco, California

We have audited the accompanying consolidated balance sheets of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reach Media Group Holdings, Inc. (dba RMG Networks, Inc.) as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Frank, Rimerman + Co. LLP

Palo Alto, California

February 4, 2013

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$1,301,527	$589,699
Accounts receivable, net of allowance for doubtful accounts
of $179,000 ($145,000 in 2010)	5,486,681	4,970,914
Prepaid expenses and other current assets	937,770	256,704
Total current assets	7,725,978	5,817,317
Restricted Cash	202,850	202,850
Property and Equipment, net	929,159	1,438,164
Other Assets	119,454	149,083
Intangible Assets, net	13,279,181	4,700,373
Goodwill	6,094,338	1,257,125
Total assets	$28,350,960	$13,564,912

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Line of credit	$1,399,723	$1,542,752
Accounts payable	1,427,547	965,511
Accrued expenses and other current liabilities	1,610,536	990,985
Accrued revenue share and agency fees	3,007,130	2,544,510
Notes payable, net of discount	-	744,325
Deferred revenue	2,000,000	-
Capital lease obligations, current portion	56,724	18,800
Deferred rent, current portion	11,180	139,264
Total current liabilities	9,512,840	6,946,147
Capital Lease Obligations, net of current portion	63,994	63,820
Notes Payable, net of discount	21,155,037	766,362
Deferred Rent, net of current portion	235,450	50,281
Other Non-Current Liabilities	29,173	25,619
Commitments and Contingencies (Notes 5 and 7)
Stockholders' Equity (Deficit)
Convertible preferred stock; $0.0001 par value;
(aggregate liquidation preference of $40,741,450)	4,170	4,170
Common stock; $0.0001 par value	634	633
Additional paid-in capital	47,301,675	40,744,359
Accumulated deficit	(49,952,013)	(35,036,479)
Total stockholders' equity (deficit)	(2,645,534)	5,712,683
Total liabilities and stockholders' equity	$28,350,960	$13,564,912

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2011	2010
Revenue
Advertising	$18,126,251	$11,969,228
Software services	2,355,000	-
Total revenue	20,481,251	11,969,228
Cost of Revenue
Advertising	13,935,704	9,955,711
Software services	723,635	-
Total cost of revenue	14,659,339	9,955,711
Gross margin	5,821,912	2,013,517
Operating Expenses
General and administrative	9,315,649	6,319,915
Sales and marketing	5,299,698	5,473,178
Research and development	1,465,705	1,814,591
Impairment of goodwill	637,138	-
Total operating expenses	16,718,190	13,607,684
Loss from Operations	(10,896,278)	(11,594,167)
Interest Expense	(4,019,256)	(215,746)
Loss before Income Tax Expense	(14,915,534)	(11,809,913)
Income Tax Expense	-	-
Net Loss	$(14,915,534)	$(11,809,913)

Net Loss per Share - basic and diluted	$(2.36)	$(2.33)
Shares used in the computation of basic
and diluted earnings per share	6,332,328	5,064,567

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible				Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2009	32,016,529	$3,201	4,290,535	$429	$33,855,586	$(23,226,566)	$10,632,650
Issuance of common stock upon exercise of stock options for cash	-	-	36,977	4	3,695	-	3,699
Issuance of common stock in connection with business acquisition	-	-	2,001,583	200	680,338	-	680,538
Issuance of Series C convertible preferred stock, net of issuance costs	9,692,606	969	-	-	5,732,030	-	5,732,999
Stock-based compensation	-	-	-	-	472,710	-	472,710
Net loss	-	-	-	-	-	(11,809,913)	(11,809,913)
Balances, December 31, 2010	41,709,135	4,170	6,329,095	633	40,744,359	(35,036,479)	5,712,683
Issuance of common stock upon exercise of stock options for cash	-	-	5,000	1	499	-	500
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	-	-	-	-	6,103,097	-	6,103,097
Stock-based compensation	-	-	-	-	453,720	-	453,720
Net loss	-	-	-	-	-	(14,915,534)	(14,915,534)
Balances, December 31, 2011	41,709,135	$4,170	6,334,095	$634	$47,301,675	$(49,952,013)	$(2,645,534)

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash Flows from Operating Activities
Net loss	$(14,915,534)	$(11,809,913)
Adjustments to reconcile net loss to net cash used in operating activities:

Allowance for doubtful accounts	34,000	101,000
Depreciation and amortization	3,835,004	2,492,576
Loss on disposal of property and equipment	5,284	31,599
Impairment of goodwill	637,138	-
Amortization of discounts on notes payable	1,258,635	19,662
Accrued interest on notes payable	1,768,944	-
Lease impairment	7,302	2,206
Stock-based compensation	453,720	472,710
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	799,648	(2,015,489)
Prepaid expenses and other current assets	(681,066)	87,328
Restricted cash	-	(122,850)
Other assets	43,109	(76,697)
Accounts payable	114,889	280,901
Accrued expenses and other current liabilities	1,066,423	1,885,077
Deferred revenue	2,000,000	-
Deferred rent	49,783	161,900
Other non-current liabilities	3,554	(11,087)
Net cash used in operating activities	(3,519,167)	(8,501,077)
Cash Flows from Investing Activities
Purchase of property and equipment	(200,194)	(1,280,810)
Proceeds from disposal of property and equipment	4,000	-
Capitalized software development costs	(115,401)	-
Net cash used in investing activities	(311,595)	(1,280,810)
Cash Flows from Financing Activities
Net proceeds from (repayment of) line of credit	(143,029)	1,542,752
Proceeds from note payable	4,922,116	-
Repayment of notes payable	(202,248)	(1,165,286)
Payments on capital lease obligations	(34,749)	(3,125)
Proceeds from issuance of common stock	500	3,699
Proceeds from issuance of Series C convertible
preferred stock, net	-	5,732,999
Net cash provided by financing activities	4,542,590	6,111,039
Increase (Decrease) in Cash and Cash Equivalents	711,828	(3,670,848)
Cash and Cash Equivalents, beginning of the year	589,699	4,260,547
Cash and Cash Equivalents, end of the year	$1,301,527	$589,699

REACH MEDIA GROUP HOLDINGS, INC.

(dba RMG Networks, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	Years Ended December 31,
	2011	2010
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$1,005,096	$153,264
Cash paid for income taxes	$-	$-
Supplemental Schedule of Non-Cash Investing and Financing Activities
Property and equipment purchased under capital lease obligations	$72,847	$85,745
Capitalized discount on notes payable	$750,000	$-
Issuance of Series A convertible preferred stock warrants, Series B convertible preferred stock warrants, Series C convertible preferred stock warrants, and common stock warrants in connection with notes payable	$6,103,097	$-
Notes payable proceeds used for acquisition of EMN (Note 6)	$18,000,000	$-

Notes payable proceeds directed to previous notes payable (Note 6)	$1,327,884	$-

Assets acquired and liabilities assumed in connection with the acquisition of EMN (Note 6)
Accounts receivable	$1,349,415	$-
Other assets	$13,480	$-
Property and equipment	$21,434	$-
Intangible assets	$11,504,215	$-
Goodwill	$5,474,351	$-
Accounts payable	$347,147	$-
Accrued liabilities	$15,748	$-
Issuance of common stock in connection with business acquisition	$-	$680,538
Property and equipment acquired in business acquisition	$-	$43,400
Goodwill acquired in business acquisition	$-	$637,138

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

1.

Nature of Business and Management’s Plans Regarding the Financing of Future Operations

Nature of Business

RMG Networks, Inc. (RMG) was incorporated as a Delaware corporation on September 23, 2005 under the name Danouv, Inc. and subsequently changed its name to RMG Networks, Inc. in September 2009.  In April 2011, in connection with the acquisition of Executive Media Network Worldwide and its wholly-owned subsidiaries, Corporate Image Media, Inc. and Prophet Media, LLC, (collectively EMN) (Note 6) RMG established Reach Media Group Holdings, Inc. (the Company), which was incorporated as a Delaware corporation on April 11, 2011 (closing date).  As of the closing date, the Company and RMG Networks, Inc. merged, with RMG Networks, Inc. becoming a wholly-owned subsidiary of the Company.

Headquartered in San Francisco, California, RMG was founded as a media network of screens in coffee shops and eateries. The acquisition of EMN in 2011 provided RMG with airline partner relationships and contracts that allowed it to evolve into a global digital signage company that now operates the RMG Airline Media Network, a U.S.-based air travel media network covering digital media assets in airline executive clubs, in-flight entertainment systems, in-flight Wi-Fi portals and private airport terminals. The Company’s platform delivers premium video content and information to high value consumer audiences. RMG’s digital signage solutions group builds and operates digital place-based networks and offers a range of innovative digital signage software, hardware and services to small and medium businesses and enterprise customers.

Management’s Plans Regarding the Financing of Future Operations

The Company has incurred net losses and net cash outflows from operations since inception.  In April 2011, the Company borrowed $25,000,000 under a credit agreement with an investment company, and used the majority of the funds to acquire EMN under an agreement and plan of merger (Note 6).  Although the Company had sufficient resources to meet working capital needs through December 31, 2012, it is in violation of a loan covenant that allows the lender to demand immediate repayment of the debt (Note 5).

In January 2013, the Company signed an agreement to merge with a public company (note 12). Upon consummation of the merger, the Company will become a subsidiary of the public company, at which time the existing borrowings under the credit agreement described above are scheduled to be extinguished.

Should the merger not be consummated, the Company intends to work with the lender to negotiate more favorable loan terms. If more favorable terms cannot be obtained, additional debt or equity financing will be required.  If additional future financing is required, there can be no assurance that such financing will be available on terms that will be acceptable to the Company or at all.

2.

Significant Accounting Policies

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Danoo (Beijing) Technologies, Ltd. (name formally changed to RMG China, Ltd. in 2012), a foreign operating entity; RMG Networks, Inc.; EMN Acquisition Corporation; Executive Media Network, Inc.; Prophet Media, LLC; and Corporate Image Media, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Transactions:

The U.S. dollar is the functional currency of the Company and its foreign and domestic subsidiaries.  Foreign exchange transaction gains and losses are included in the consolidated statements of operations.  The Company transfers U.S. dollars to China to fund operating expenses.  Should RMG China generate operating net income in Chinese currency, the People’s Republic of China would impose restrictions over the transfer of funds to the U.S.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Acquisition Accounting:

In March 2010, the Company acquired certain assets formerly belonging to Pharmacy TV Networks, LLC (PTV).  In connection with the acquisition, the Company recorded all acquired assets of PTV at fair value, resulting in a new accounting basis for the acquired assets, including the recording of substantial goodwill (Note 6).  As of December 31, 2012, all assets related to PTV, including goodwill, were written off after the network was abandoned in early 2011 to focus on core airline and airline lounge network assets.

In April 2011, the Company acquired EMN.  In connection with the acquisition, the Company recorded all assets of EMN at fair value.  The Company performed a purchase price allocation resulting in a new accounting basis for the purchased assets, including the recording of substantial intangible assets and goodwill (Note 6).

Revenue Recognition:

The Company sells advertising through agencies and directly to a variety of customers under contracts ranging from one month to one year. Contracts usually specify the network placement, the expected number of impressions (determined by passenger or visitor counts) and the cost per thousand impressions (“CPM”) over the contract period to arrive at a contract amount. RMG bills for these advertising services as requested by the customer, generally on a monthly basis following delivery of the contracted number of impressions for the particular ad insertion. Revenue is recognized at the end of the month in which fulfillment of the advertising order occurred. Although the Company typically presents invoices to an advertising agency, collection is reasonably assured based upon the customer placing the order.

Under Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations (Reporting Revenue Gross as a Principal versus Net as an Agent) the Company has recorded its advertising revenues on a gross basis.

Payments to airline and other partners for revenue sharing are paid on a monthly basis either under a minimum annual guarantee (based upon estimated advertising revenues), or as a percentage of the advertising revenues following collection from customers.

The Company also recognizes revenue from professional services for development of software and sale of software license agreements.  Professional service revenue is recognized ratably over the life of the contract and represents the revenue from one base contract and ancillary agreements for 2011 and 2010.  Software license revenue is recognized after persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured.  In software arrangements that include rights to multiple software products, support and/or other services, the Company allocates the total arrangement fee among each deliverable based on vendor-specific objective evidence of fair value.  If vendor-specific objective evidence for the undelivered elements cannot be ascertained, and the arrangement cannot be unbundled, then revenue is deferred until the delivery of the undelivered elements or, if the only undelivered element is customer support, recognized ratably over the service period.

Deferred revenue at December 31, 2011 relates to a software service contract with a customer for which revenue is being recognized ratably under the terms of the agreement.

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturities of three months or less.  Cash equivalents are carried at cost, which approximates fair value.  Cash equivalents consist primarily of money market accounts.

Restricted Cash:

Restricted cash related to funds held to guarantee the Company’s corporate credit cards and as guarantees required under lease agreements for one of the Company’s office facilities.  Restriction requirements continue through the term of the lease, which expires in 2013.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Business Concentrations:

For the year ended December 31, 2011, the Company had four major customers: customers A, B, C and D represented 13%, 13%, 11% and 11%, respectively, (48% total) of annual revenues. For the year ended December 31, 2010, the Company had two major customers:  customers A and B represented 19% and 16%, respectively, (35% total) of annual revenue in year 2010).  The Company had $581,000 and $18,000 ($599,000 total) from Customers B and C, respectively as of December 31, 2011 and $0 from major customers at December 31, 2010.

Concentration of Credit Risk:

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company does not require collateral or other security for accounts receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations of customer creditworthiness.  The Company maintains an allowance for doubtful accounts receivable balances.  The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts.  Such credit losses have been within management’s expectations.

The Company maintains its cash and cash equivalents in the United States with two financial institutions.  These balances routinely exceed the Federal Deposit Insurance Corporation insurable limit.  Cash and cash equivalents of $86,000 and $25,000 held in a foreign country at December 31, 2011 and December 31, 2010, respectively, were not insured.

Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term.

Capitalized Software Development Costs:

The Company capitalizes costs related to the development of internal use software after such a time as it is considered probable the software will be completed and will be used to perform the function intended.  The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal-use computer software, and payroll and payroll-related costs for employees who are directly associated with and who devote time to developing the internal-use software.  The Company capitalized software development costs of $115,401 in October 2011. Capitalized costs are not amortized until each development project is completed and new functionality has been implemented.  The Company recognized amortization expense of $5,754 in the year 2011.

Other Assets:

Other assets consist of deposits related to leases for office facilities.

Intangible Assets:

Intangible assets are carried at cost, less accumulated amortization.  Amortization of intangibles with finite lives is computed using the straight-line method over estimated useful lives of two to seven years.  Intangible assets with an indefinite useful life are not amortized until their useful life is determined to be no longer indefinite.  Intangible assets consist of customer and vendor relationships, trademarks, domain names, non-compete agreements and acquired technology resulting from acquisitions (Notes 4 and 6), and internally developed software.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Intangible Assets: (continued)

Intangible assets not subject to amortization are tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that of the reporting unit is impaired.  Intangible assets subject to amortization are tested for recoverability whenever events or changes in circumstances indicate that asset group’s carrying amount may not be recoverable.  The Company tests intangible assets not subject to amortization for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative impairment test.

An impairment loss for an intangible asset subject to amortization is recognized only if the carrying amount of the related long-lived asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group).

Goodwill:

Goodwill reflects the excess of the purchase price over the fair value of identifiable net assets acquired.  Goodwill is not amortized but is subject to a review for impairment.  The Company reviews its goodwill for impairment annually or whenever circumstances indicate that the carrying amount of the reporting unit exceeds its fair value.  The Company tests goodwill for impairment by first assessing qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill.

The Company recognized impairment charges of $637,138 for the year ended December 31, 2011 due to the underperformance of certain network units within the Company (and none in the year 2010).

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured to be the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of their carrying cost amount or the fair value less the cost to sell.  The Company did not record any impairment related to long-lived assets, with the exception of the impairment of goodwill or intangible assets, in the nine months ended September 30, 2012 and 2011 or the years ended December 31, 2011 and 2010.

Advertising and Promotion Costs:

The Company expenses advertising and promotion costs as incurred.  Advertising and promotion expense was $96,000 and $306,000 for the years ended December 31, 2011 and 2010, respectively, and is included in sales and marketing expense.

Research and Development:

The Company expenses research and development expenditures as incurred.

Stock-Based Compensation:

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares at date of grant.  All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Stock-Based Compensation: (continued)

Stock-based compensation for options or warrants granted to non-employees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.  Compensation expense for options granted to non-employees is periodically re-measured as the underlying options vest.

Deferred Revenue:

Deferred revenue consists of billings or payments received in advance of revenue recognition from professional service agreements described above and is recognized as the revenue recognition criteria are met.  The Company generally invoices the customer in annual installments.

Income Taxes:

The Company accounts for income taxes using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes.  Deferred income taxes are classified as current or non-current, based on the classifications of the related assets and liabilities giving rise to the temporary differences.  A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured.

Use of Estimates:

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses in the consolidated financial statements and accompanying notes.  Actual results could differ from those estimates.

Segment Information:

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (the Company’s Chief Executive Officer (CEO)) in assessing performance and deciding how to allocate resources.  The Company’s business is conducted in a single operating segment.  The CEO reviews a single set of financial data that encompasses the Company’s entire operations for purposes of making operating decisions and assessing financial performance.  The CEO manages the business based primarily on broad functional categories of sales, marketing and technology development and strategy.

Reclassifications:

Certain prior year balances have been reclassified to conform with current year presentation. The reclassifications did not impact previously reported net loss on stockholders’ deficit.

Recently Issued Accounting Pronouncements:

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.  ASU 2012-12 defers only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments.  The paragraphs in ASU No. 2011-12 supersede certain pending paragraphs in ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (June 2011).  ASU 2011-12 is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is effective for nonpublic entities for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company adopted ASU No. 2011-12 in its financial statements for the year ending December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

2.

Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements:  (continued)

In December 2011, the FASB issued ASU 2011-11.  Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.  The objective of ASU 2011-11 is to provide enhanced disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position.  This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update.  The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45.  ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  Retrospective disclosure is required for all comparative periods presented.  The Company expects that this pronouncement will not have a material effect on the consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.  The amendments in this ASU allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The Company adopted ASU 2011-08 in its financial statements for the year ended December 31, 2012.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  For public entities, ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, ASU 2011-5 is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  See ASU 2011-12 above for amendments to the effective date.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASC 2011-04).  The amendments in this ASU generally represent clarifications of FASB ASC Topic 820 (ASC 820), but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed.  This Update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) issued by the International Auditing Standards Board.  The amendments in this ASU are to be applied prospectively.  For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011.  The Company has adopted this ASU during the year ended December 31, 2012.  Adoption did not have a material effect on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

3.

Property and Equipment

Property and equipment consisted of the following as of December 31:

	2011	2010
Equipment	$3,322,150	$3,122,718
Furniture and fixtures	374,217	290,797
Leasehold improvements	10,779	10,779
	3,707,146	3,424,294
Less accumulated depreciation and amortization	2,777,987	1,986,130
	$929,159	$1,438,164

Depreciation expense for the years ended December 31, 2011 and 2010 was $794,196 and $142,389, respectively.

4.

Intangible Assets and Goodwill

Intangible assets related to acquisitions (Note 6) and capitalized internally developed software consisted of the following as of December 31:

	2011	2010
Customer relationships	$9,101,138	$7,050,560
Vendor relationships	6,123,665	-
Non-compete agreements	2,818,350	-
Acquired and developed software	380,833	-
Trademarks	224,522	-
Domain names	21,668	-
	18,670,176	7,050,560
Less accumulated amortization	5,390,995	2,350,187
	$13,279,181	$4,700,373

Amortization expense for the years ended December 31, 2011 and 2010 was $3,040,808 and $2,350,187, respectively.

The expected life of the identified intangibles is as follows:

Years

Customer relationships	4-6
Vendor relationships	7
Non-compete agreement	4
Acquired and developed software	5
Trademark	5
Domain name	2

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

4.

Intangible Assets (continued)

Annual amortization expense, which is based on the value of the intangible asset and its estimated useful life, is expected to be as follows for future years:

Years ending December 31:
2012	$3,620,000
2013	3,662,000
2014	2,842,000
2015	1,533,000
2016	1,261,000
Thereafter	1,211,000
$13,279,000

As of December 31, 2010 the goodwill balance was $1,257,125 and consisted of goodwill recorded for the IdeaCast and Pharmacy TV Networks acquisitions (see Note 6). During the year 2011 goodwill of $5,474,351 was added as a result of the EMN acquisition and $637,138 impairment loss was recognized for Pharmacy TV, which network was closed down. As of December 31, 2011 the balance of $6,094,338 consisted of goodwill recorded for the IdeaCast and EMN acquisitions.

5.

Borrowings

Notes Payable:

In March 2007, the Company entered into a loan and security agreement (the Agreement) with a financial institution, for a term loan facility of $2,000,000.  The Company borrowed $1,000,000 under the Agreement in June 2007 and the remaining $1,000,000 in September 2007.  Borrowings under the Agreement include interest at the rate of 9.5% per annum and were secured by the assets of the Company.  In August 2008, the Agreement was amended to increase the available borrowings under the Agreement to $4,000,000.  The additional $2,000,000 was borrowed in December 2009, and included interest at the rate of 7% per annum.  In April 2011, the Company fully repaid the remaining outstanding borrowings under the Agreement.  As such, there were no outstanding borrowings under the Agreement at December 31, 2011.  There were outstanding borrowings under the Agreement of $1,530,132 at December 31, 2010.

In August 2008 and December 2009, in connection with amendments to the Agreement, the Company issued warrants for the purchase of 52,059 and 34,706 shares of Series B convertible preferred stock (Series B) at $1.7288 per share (Note 9), respectively.  The warrants were valued at $22,606 and $14,584, respectively, calculated using a Black-Scholes option-pricing model.  The fair value allocated to the warrants resulted in a discount to the notes payable that was amortized to interest expense over the repayment term of the notes payable.  The debt discount was fully amortized in the year ended December 31, 2011, unamortized debt discount related to the warrant was $19,445 at December 31, 2010.  The warrants remain outstanding at December 31, 2011 (Note 9).

In April 2011, the Company entered into a $50,000,000 credit agreement (the Credit Agreement) with an investment institution.  The Company borrowed $25,000,000 upon the closing of the Credit Agreement and used the majority of these proceeds to acquire EMN (Note 6) and repay the outstanding balance under the former Agreement.  Borrowings under the Credit Agreement bear interest at the rate of 14% per annum, and the Company has the option to pre-pay a portion of the interest quarterly as stipulated under the terms of the Credit Agreement.  All unpaid interest is applied to the principal.  The Credit Agreement, which is collateralized by substantially all of the Company’s assets, matures in April 2015, at which time all outstanding principal and interest will be due. At December 31, 2011, there were outstanding borrowings of $26,768,944, which included $1,768,944 in interest applied to principal.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

5.

Borrowings (continued)

Notes Payable: (continued)

The Credit Agreement is subject to certain financial and non-financial covenants, the most restrictive of which is a performance to plan test with respect to consolidated adjusted EBITDA, as defined. The Company’s ability to borrow under this Credit Agreement has been suspended in 2012 due to non-compliance with this covenant. In connection with the Credit Agreement, the Company was required to pay a $750,000 facility fee, which was withheld from the $25,000,000 borrowed.  This facility fee was recognized as a discount to the notes payable and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized for the the year 2011 was $135,616. The unamortized discount related to the facility fee at December 31, 2011 was $614,384.

In April 2011, in connection with the issuance of the Credit Agreement, the Company issued warrants for the purchase 3,880,044 shares of Series A convertible preferred stock (Series A), 4,227,584 shares of Series B, 2,423,152 shares of Series C convertible preferred stock (Series C), and 12,257,897 shares of common stock at $0.01 per share (Note 9).  The fair value of $645,243, $1,764,449, $780,947 and $2,912,458, respectively, was recorded as a discount to the notes payable and additional paid-in capital and is being amortized to interest expense ratably over the life of the Credit Agreement.  The amount amortized was $1,103,574 for the year 2011. The unamortized discount related to the warrants was $4,999,523 at December 31, 2011. The warrants remain outstanding at December 31, 2011.

Line of Credit:

In November 2010, the Agreement was amended to provide a credit facility against eligible accounts receivable.  The credit facility availability was based on 80% of eligible accounts receivable up to $4,000,000.  In 2011, in connection with the Credit Agreement, the Company amended the credit facility under the Agreement to increase the available borrowings up to $9,375,000, based on 80% of eligible accounts receivable.  Borrowings under the credit facility bore interest at the greater of 7.25% per annum or prime plus 3.25% (7.25% at December 31, 2011).  The credit facility expires in April 2013, but was effectively terminated in June 2012, at which time the financial institution ceased to accept additional borrowing by the Company. The Company had outstanding borrowings of $1,399,723 and $1,542,752 at December 31, 2011 and 2010, respectively.

6.

Acquisitions

IdeaCast, Inc.:

In June 2009, the Company purchased certain assets formerly belonging to IdeaCast, Inc. under a foreclosure sale.

The aggregate purchase price of $8,255,547 was paid in the form of shares of convertible preferred stock and common stock of the Company and warrants to purchase shares common stock (Note 9) upon closing of the acquisition agreement as follows: 5,225,933 shares of Series B convertible preferred stock, 3,483,956 shares of Series A convertible preferred stock, 370,000 shares of common stock and warrants to purchase a total of 3,435,000 shares of common stock through June 30, 2012.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

6.

Acquisitions (continued)

IdeaCast, Inc. (continued)

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Intangible assets	$7,050,560
Accounts receivable	585,000
Goodwill	619,987
Assets acquired	$8,255,547

Pharmacy TV Networks, LLC:

In March 2010, the Company purchased certain assets formerly belonging to PTV under an Asset Purchase Agreement (APA).

The aggregate purchase price of $680,538 was paid in the form of 837,333 shares of common stock of the Company upon closing of the acquisition and 1,164,250 shares of common stock in connection with earn-outs, as defined in the APA.  In connection with the acquisition, the Company entered into two consulting agreements to assist in the integration, which require monthly payments of $5,000 each.  In 2010, the Company paid $35,000 in connection with these consulting agreements.  The consulting agreements were terminated in May 2010.

The following table summarizes the estimated fair values of the assets acquired at the date of acquisition:

Property and equipment	$43,400
Goodwill	637,138
Assets acquired	$680,538

In September 2011, the Company deemed the goodwill to be impaired and recognized an impairment charge of $637,138 on the accompanying consolidated statement of operations.

Executive Media Network Worldwide:

In April 2011, the Company acquired EMN, which became a wholly-owned subsidiary of the Company.

The aggregate purchase price of $18,000,000 was paid in cash with proceeds received by the Company in connection with the Credit Agreement (Note 5).  The following table summarizes the estimated fair value of the net assets acquired at the date of acquisition:

Intangible assets	$11,504,215
Net working capital	1,000,000
Property and equipment	21,434
Goodwill	5,474,351
Net assets acquired	$18,000,000

If EMN had been a wholly owned subsidiary of the Company for the year ended December 31, 2011 and 2010, revenue would have been estimated to increase in 2011 and 2010 by $1,906,000 and $8,808,000, respectively.  The loss for the year would have been estimated to increase by $1,693,000 in 2011 and decreased by $1,472,000 in 2010.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies

Lease Commitments:

The Company leases its office facilities in San Francisco, New York, and Chicago under non-cancelable operating lease agreements expiring at various dates through September 2020.  For the years ended December 31, 2011 and 2010, the Company recognized $741,000 and $470,000, respectively, as rent expense (which includes amounts related to a lease impairment).

In the years ended December 31, 2011 and 2010, the Company entered into capital lease agreements with leasing companies for the financing of equipment and furniture purchases.  Under the lease agreements, the Company financed equipment purchases of $72,847 and $85,745 in the years 2011 and 2010, respectively.  The capital lease payments expire at various dates through October 2015.

Future minimum lease payments under non-cancelable operating and capital lease agreements consist of the following at December 31, 2011.

	Capital Leases	Operating Leases
Years ending December 31:
2012	$61,832	$740,000
2013	39,042	717,000
2014	13,800	697,000
2015	11,500	594,000
2016	-	565,000
Thereafter	-	1,623,000
Total minimum lease payments	126,174	$4,936,000
Less amount representing interest	5,456
Present value of capital lease obligations	120,718
Less current portion	56,724
Non-current portion	$63,994

The Company is currently subleasing a facility and receiving monthly payments which are less than the Company’s monthly lease obligation.  Based upon the current real estate market conditions, the Company believes that this lease has been impaired and has accrued $9,508 and $2,206 of lease impairment at December 31, 2011 and 2010, respectively. The impairment charge was calculated based on future lease commitments less estimated future sublease income.  The lease expired in July 2012.

Revenue Share Commitments:

From 2006 through 2010, the Company entered into revenue sharing agreements with four customers, requiring the Company to make minimum yearly revenue sharing payments.

Future minimum payments under these agreements consist of the following at December 31, 2011:

Years ending December 31:
2012	$3,035,000
2013	1,751,000
Total minimum revenue share commitments	$4,786,000

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

7.

Commitments and Contingencies (continued)

Litigation

From time to time, the Company receives inquiries or is involved in legal disputes. In the opinion of management, any liabilities resulting from these claims, other than those described below, will not have a material adverse effect on the Company’s financial position or results of operations. Subsequent to year end, the Company settled seven legal disputes in which it was the defendant. In connection with these disputes the Company paid out approximately $600,000 in settlement claims. Of these seven legal disputes, one related to events that occurred prior to December 31, 2011, and the Company accrued $425,000 in connection with this claim, which includes $150,000 in legal fees incurred. The $425,000 accrued has been included within accrued expenses and other current liabilities as of December 31, 2011.

8.

Income Taxes

Due to net losses in each year, the Company had no current, deferred, or total income tax expense in the years 2011 and 2010.  The Company determined the income tax expense for the nine-month period ended September 30, 2012 based on the effective tax rate expected for the full year.  Due to continuing losses in 2012, there is no income tax expense for the nine month period ended September 30, 2012.

A reconciliation of income tax expense with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Years Ended December 31
	2011	2010

Tax on the loss before income tax expense computed at the federal statutory rate of 34%	$(5,054,877)	$(4,005,630)
Goodwill impairment and amortization	216,627	-
Non-cash interest	983,267	6,685
Non-deductible expense	184,156	197,026
Amortization of intangibles	809,314	308,148

Net operating loss carry-forward generated	2,718,640	3,308,182
Other	142,873	185,589

Income tax expense	$0	$0

Effective income tax rate	0%	0%

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2011	2010
Deferred tax assets:

Net Operating Loss carry-forward	$13,312,765	$10,198,972
Intangible assets	-	1,382,786
Research and development credit	156,033	158,521
Accumulated depreciation	-	126,427
Other	450,812	151,839
Total deferred tax assets	13,919,610	12,018,545

Deferred tax liabilities:

Intangible assets	2,051,204	-
Accumulated depreciation	164,910	-
Total deferred tax liabilities	2,216,114	-

Net deferred tax assets before valuation allowance	11,703,496	12,018,545
Valuation allowance	(11,703,496)	(12,018,545)

Net deferred tax assets	$0	$0

The Company recorded an increase (decrease) in the valuation allowance of ($315,000) and $8,898,000 to fully reserve the net deferred tax assets in the years 2011 and 2010, respectively.

The Company has federal and state net operating loss carry-forwards for income tax purposes at December 31, 2011 of $33,365,000 and $31,753,000, respectively, both of which expire beginning in 2025 ($25,369,000 and $25,369,000, respectively, at December 31, 2010).  Additionally, at December 31, 2011 and 2010, the Company had federal and state research and development tax credits totaling $76,000 and $80,000, respectively.  The federal tax credits may be carried forward until 2025.  The state tax credits may be carried forward indefinitely.

Section 382 of the Internal Revenue Code limits the use of net operating loss and income tax credit carry-forwards in certain situations where changes occur in the stock ownership of a company.  If the Company should have an ownership change of more than 50% of the value of the Company’s capital stock, utilization of the carryforwards could be restricted.

The Company files income tax returns in the U.S. federal jurisdiction, certain state jurisdictions and for its subsidiary in China.  In the normal course of business, the Company is subject to examination by federal, state, local and foreign jurisdictions, where applicable.  The tax return years 2007 through 2011 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

8.

Income Taxes (continued)

The Company has adopted the provisions set forth in FASB ASC Topic 740, to account for uncertainty in income taxes.  In the preparation of income tax returns in federal, state and foreign jurisdictions, the Company asserts certain tax positions based on its understanding and interpretation of the income tax law.  The taxing authorities may challenge such positions, and the resolution of such matters could result in recognition of income tax expense in the Company’s consolidated financial statements.  Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

The Company uses the “more likely than not” criterion for recognizing the tax benefit of uncertain tax positions and to establish measurement criteria for income tax benefits. The Company has determined it has no material unrecognized assets or liabilities related to uncertain tax positions as of December 31, 2011 and 2010.  The Company does not anticipate any significant changes in such uncertainties and judgments during the next 12 months.  In the event the Company should need to recognize interest and penalties related to unrecognized tax liabilities, this amount will be recorded as an accrued liability.

9.

Capital Stock

Common Stock:

The Company is authorized to issue 140,000,000 shares of common stock with a par value of $0.0001 per share.  As of December 31, 2011, the Company had 6,334,095 shares issued and outstanding (6,329,055 shares at December 31, 2010).  Each holder of common stock is entitled to one vote per share.  The holders of common stock, voting as a single class, are entitled to elect two members to the Board of Directors.

Convertible Preferred Stock:

The Company has authorized the issuance of up to 60,175,878 shares of convertible preferred stock with a par value of $0.0001 per share.  At December 31, 2011 and 2010, the Company had the following shares of convertible preferred stock issued and outstanding:

	Shares Designated	Shares Outstanding	Liquidation Preference
Series C	13,846,580	9,692,606	$5,838,826
Series B	24,157,621	16,794,649	29,034,589
Series A	22,171,67	15,221,880	5,868,035
	60,175,878	41,709,135	$40,741,450

The holders of Series A, Series B and Series C (collectively, preferred stock), have the rights, preferences, privileges and restrictions as follows:

Dividends:

The holders of Series C are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of Series A, Series B and common stock, when and if declared by the Board of Directors, at a rate of $0.04819 per share, as adjusted, per annum.

After the payment of dividends to the holders of Series C, the holders of Series A and Series B are entitled to receive non-cumulative dividends as adjusted for stock splits, dividends, reclassifications or the like, prior and in preference to any declaration or payment of any dividends to the holders of common stock, when and if declared by the Board of Directors, at a rate of $0.03084 and $0.13830 per share, respectively, as adjusted, per annum.  The Company has not declared any dividends as of December 31, 2011.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Liquidation:

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series C are entitled to receive, prior to and in preference to holders of Series A, Series B, and common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.602355, plus all declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds of the Company are insufficient to make this distribution, the holders of Series C will receive the available proceeds on a pro rata basis, based on the amounts that would otherwise be distributable.

Following the full distribution to the holders of Series C, the holders of Series A and Series B will be entitled to receive, prior to and in preference to holders of common stock, an amount per share, as adjusted for stock splits, stock dividends, reclassifications or the like, equal to $0.3855 and $1.7288, respectively, plus declared but unpaid dividends.  If, upon occurrence of such an event, the assets and funds distributed among the holders of Series A and Series B are insufficient to permit the above payment to such holders, then the entire remaining assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series A and Series B in proportion to the preferential amount each such holder is otherwise entitled to receive.

After full payment to the holders of preferred stock of the full preferential amounts specified above, the entire remaining assets and funds of the Company legally available for distribution will be distributed on a pro rata basis to the holders of common stock.

Voting:

The holder of each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted.

So long as there are at least 2,000,000 shares of Series A issued and outstanding, the holders of Series A, voting as a single class, are entitled to elect two members to the Board of Directors.  So long as there are at least 2,000,000 shares of Series B issued and outstanding, the holders of Series B, voting as a single class, are entitled to elect two members to the Board of Directors.  The holders of warrants issued in April 2011 in connection with the acquisition of EMN are entitled to vote as a separate class and to elect a percentage of the members to the Board of Directors equal to their percentage of fully diluted ownership in the Company.  Any additional members of the Board of Directors are elected by the holders of preferred and common stock, voting together as a single class, on an as-converted basis.

Protective Provisions:

As long as 2,000,000 shares of preferred stock remain outstanding, the approval of the majority of the holders of preferred stock, voting together as a single class, is required before the rights, preferences and privileges of preferred stock can be altered to materially and adversely affect such shares, increase or decrease the total number of authorized preferred stock or common stock, alter or repeal the Certificate of Incorporation or the By-Laws of the Company,  increase or decrease the size of the Board of Directors, declare or pay any distribution, take any action that results in the redemption or repurchase of any shares of common stock, consummate a liquidation event, or create any subsidiary of the Company unless unanimously approved by the Board of Directors.

Conversion:

Each share of preferred stock is convertible to common stock, at the option of the holder, at any time after the date of issuance.  Each share of preferred stock automatically converts into that number of shares of common stock determined in accordance with the conversion rate upon the earlier of (i) the closing of a public offering with aggregate proceeds of at least $30,000,000 or (ii) the date specified by written consent or agreement of the holders of at least a majority of the shares of preferred stock, voting together as a single class, on an as converted basis.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants:

The following table provides information about the outstanding warrants to purchase common stock as of December 31.

		Shares Outstanding
	Expire	2011	2010	Exercise Price Per Share

Issued in June 2009 in connection with IdeaCast acquisition	June 2012	1,435,000	1,435,000	$2.075

Issued in December 2009 in connection with IdeaCast acquisition	June 2012	2,000,000	2,000,000	3.760

Issued in March and June 2010, 10,838,414 and 916,905 shares, respectively, in connection with the issuance of Series C	March and June 2017	11,755,319	11,755,319	0.340

Issued in April 2011, in connection with the Credit Agreement	April 2021	12,257,897	-	$0.010

		27,448,216	15,190,319

The following table provides information about the outstanding warrants to purchase preferred stock as of December 31.

		Shares Outstanding
	Expire	2011	2010	Exercise Price Per Share

Series A, issued in April 2006, in connection with convertible notes payable	April 2012	142,653	142,653	$0.3855

Series A, issued in May 2007, in connection with the Agreement	May 2014	155,641	155,641	0.3855

Series B, issued in February 2008, in connection with Convertible Notes Payable	February 2013	28,921	28,921	1.7288

Series B issued in August 2008 and December 2009, 52,059 and 34,706 shares, respectively, in connection with the Agreement	August 2018	86,765	86,765	1.7288

Issued in April 2011 in connection with the Credit Agreement	April 2021
Series A		3,880,044	-	0.010
Series B		4,227,584	-	0.010
Series C		2,423,152	-	$0.010

		10,944,760	413,980

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

9.

Capital Stock (continued)

Warrants: (continued)

The following are the significant assumptions used in the valuation of the warrants issued in the years 2011 and 2010.

	Preferred Stock	Common Stock
2011
Expected Term (Years)	4	4
Risk-Free Rate (%)	1.83	1.83
Volatility (%)	52.4	52.4
Dividend Yield (%)	0	0

2010
Expected Term (Years)		7
Risk-Free Rate (%)		3.37
Volatility (%)		56
Dividend Yield (%)		0

10.

Stock Options

In 2006, the Company adopted the 2006 Global Share Plan (the Plan) under which 27,982,558 shares of the Company’s common stock has been reserved for issuance to employees, directors and consultants.

Under the Plan, the Board of Directors may grant incentive stock options and non-statutory stock options.  Incentive stock options may only be granted to employees and directors.  The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% of the fair value per share of the Company’s common stock on the grant date.  Options expire after 10 years.  The Board of Directors determines the period over which options vest and become exercisable.  The Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason.

The fair value of each award granted in 2011 and 2010 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected life of 4.7 to 6.1 years; risk-free interest rates from 1.10% to 2.92%; expected volatility of 51% to 60%; forfeiture rate of 20.79% to 24.15% and no dividends during the expected life.  Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.  The expected life of the options represents the period of time options are expected to be outstanding and is estimated considering vesting terms and employees’ historical exercise and post-vesting employment termination behavior.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

In the years ended December 31, 2011 and 2010, the Company recognized $302,500, $271,109, $361,479, and $282,557, respectively, of employee stock-based compensation.  No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized as part of property and equipment as of December 31, 2011 or December 31, 2010.

The total fair value of shares vested during the years ended December 31, 2011 and 2010 was $217,936 and $240,966, respectively.

Future stock-based compensation for unvested employee options granted and outstanding as of December 31, 2011 was $961,000 with a requisite service period of 2.33 years.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

10.

Stock Options (continued)

Stock option activity under the Plan is as follows:

	Options Available	Number of Shares	Weighted Average Exercise Price	Weighted-Average Grant Date Fair Value	Total Intrinsic Value
Balances, December 31, 2010	2,871,312	9,901,943	$ 0.331
Authorized	15,172,624	-	-
Granted	(8,555,244)	8,555,244	0.306	$0.137
Exercised	-	(5,000)	0.100		$1,200
Forfeited or expired	2,601,156	(2,601,156)	0.175
Balances, December 31, 2011	12,089,848	15,851,031	0.327

The weighted average remaining contractual life for options outstanding at December 31, 2011 is 8.33 years.

The following table reflects data for options that were vested and exercisable at the end of the period.

	Vested and Exercisable	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
December 31, 2011	5,849,440	$0.338	6.77	$315,596

The Company also uses the fair value method to value options granted to non-employees.  The Company’s calculation for non-employee grants in 2011 and 2010 was made using the Black-Scholes option pricing model with the following assumptions: expected life of 6.8 to 8.6 years; risk-free interest rate of 1.47% to 2.75%; expected volatility of 50% to 54%; and no dividends during the expected term.

Options granted to non-employees that vest over time result in variable accounting treatment until they become vested.  Unvested options subject to variable accounting treatment are re-measured at subsequent reporting dates, based on fluctuations of the fair value of the Company’s common stock.  The stock-based compensation associated with these fluctuations is charged to operations in the period incurred.  Stock-based compensation is a non-cash expense and, therefore, will have no impact on the Company’s consolidated cash flows or liquidity.  Variable accounting treatment may result in unpredictable stock-based compensation charges in future years.  The amount of future stock-based compensation adjustments is dependent on fluctuations in the fair value for the Company’s common stock. In the years ended December 31, 2011 and 2010, the Company recognized stock-based compensation related to options issued to non-employees of $92,241 and $190,153, respectively.

11.

Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees.  Participants may contribute a portion of their compensation to the plan, subject to limitations under the Internal Revenue Code.  The Company’s contributions to the plan are at the discretion of the Board of Directors.  The Company has not made any contributions to the plan during the years ended December 31, 2011 and 2010.

Reach Media Group Holdings, Inc.

(dba RMG Networks, Inc.)

Notes to the Consolidated Financial Statements

12.

Subsequent Events

In November 2012, the Company entered into a letter of intent to be acquired by a public company and signed a merger agreement on January 11, 2013.  Upon consummation of the merger, the Company will become a subsidiary of the public company.

13.

Earnings Per Share

Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding and dilutive potential common shares outstanding during the period.  For the years 2011 and 2010, the effect of issuing the potential common shares would have been anti-dilutive due to the net losses in each period.  Therefore, the number of shares used to compute basic and diluted earnings per share were the same for each of those periods.

The following is a reconciliation of the number of shares used in the calculation of basic earnings per share and diluted earnings per share for the years ended December 31:

	2011	2010
Common shares outstanding at beginning of period	6,329,095	4,290,535
Weighted average shares issued upon exercise of stock options	3,233	29,687
Weighted average shares issued in connection with business acquisitions	-	744,345
Weighted average common shares outstanding during the period	6,332,328	5,064,567

Following are common shares that would be issued if all options and warrants were exercised.  These potential common shares have not been included in the calculation of fully diluted shares outstanding, because the effect of including them would be anti-dilutive.

	2011	2010
Options to purchase common stock	15,851,031	9,901,943
Warrants to purchase common stock	27,448,216	15,190,319
Shares of common stock subject to convertible preferred stock	41,709,135	41,709,135
Shares of common stock ultimately subject to warrants to purchase convertible preferred stock	10,944,760	413,980
	95,953,142	67,215,377

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Symon Holdings Corporation

Plano, TX

We have audited the accompanying consolidated balance sheets of Symon Holdings Corporation as of January 31, 2013, 2012 and 2011 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symon Holdings Corporation at January 31, 2013, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

March 28, 2013

Symon Holdings Corporation

Consolidated Balance Sheets

	January 31,
	2013	2012	2011
Assets
Current assets:
Cash and cash equivalents	$10,203,169	$3,836,691	$3,354,727
Accounts receivable, net	9,061,229	8,599,281	9,687,106
Inventory, net	2,988,766	3,594,981	2,642,007
Deferred tax assets	372,618	461,954	697,682
Other current assets	686,099	794,531	728,918
Total current assets	23,311,881	17,287,438	17,110,440
Property and equipment, net	963,069	915,829	895,626
Intangible assets, net	2,584,443	3,164,002	4,044,186
Goodwill	10,972,547	10,969,148	10,876,018
Other assets	112,054	208,498	286,973
Total assets	$37,943,994	$32,544,915	$33,213,243

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$4,150,730	$2,468,300	$1,605,826
Accrued liabilities	1,925,901	2,230,317	1,514,428
Note payable – current	-	-	1,400,000
Deferred revenue	10,438,487	9,414,716	10,045,087
Total current liabilities	16,515,118	14,113,333	14,565,341
Deferred revenue – non current	1,073,223	1,405,811	1,717,169
Note payable – non current	-	-	3,600,000
Deferred tax liabilities	704,496	858,671	1,049,914
Total liabilities	18,292,837	16,377,815	20,932,424

Commitment and Contingencies
Stockholders’ equity:
Common stock – Class L, $0.01 par value, (1,000,000 shares authorized, issued and outstanding)	10,000	10,000	10,000
Common stock – Class A Non-voting, $0.01 par value, (200,000 shares authorized, 68,889 shares issued and outstanding in 2013 and 2012; and 96,700 shares issued and outstanding in 2011)	689	689	967
Common stock – Class A Voting, $0.01 par value (200,000 shares authorized, 0 shares issued and outstanding)	-	-	-
Additional paid-in capital	10,149,643	10,149,643	10,214,013
Accumulated comprehensive income (loss)	(38,940)	(41,127)	1,699
Notes receivable – restricted stock	(207,025)	(197,845)	(265,308)
Retained earnings	9,736,790	6,245,740	2,319,448
Total stockholders’ equity	19,651,157	16,167,100	12,280,819
Total liabilities and stockholders’ equity	$37,943,994	$32,544,915	$33,213,243

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Income and Comprehensive Income

	For the years ended January 31,
	2013	2012	2011

Revenue:
Products	$19,185,359	$17,050,285	$16,763,058
Professional services	6,277,549	6,988,313	6,580,350
Maintenance and content services	17,065,483	16,787,892	16,367,113
Total Revenue	42,528,391	40,826,490	39,710,521

Cost of Revenue:
Products	11,581,070	10,034,866	8,916,616
Professional services	4,352,611	4,729,414	4,618,217
Maintenance and content services	2,507,840	2,430,888	2,443,698
Total Cost of Revenue	18,441,521	17,195,168	15,978,531
Gross Profit	24,086,870	23,631,322	23,731,990

Operating expenses:
Research and development	2,103,078	1,994,581	2,489,844
Sales and marketing	7,760,739	7,474,354	8,212,914
General and administrative	7,693,398	6,740,205	7,728,410
Depreciation and amortization	1,111,948	1,369,747	2,279,096
Total operating expenses	18,669,163	17,578,887	20,710,264
Operating income	5,417,707	6,052,435	3,021,726
Interest and other expense	(66,467)	(212,262)	(385,234)
Income before income taxes	5,351,240	5,840,173	2,636,492
Income tax expense	1,860,190	1,913,881	871,061
Net income	3,491,050	3,926,292	1,765,431
Other comprehensive income (loss):
Foreign currency translation adjustments	2,187	(42,826)	14,320
Total comprehensive income	$3,493,237	$3,883,466	$1,779,751

Net income per share:
Basic and dilutive net income per share of Class L Common Stock	$3.49	$3.93	$1.77

Basic and dilutive net income per share of Class A Non-Voting Common Stock	$-	$-	$-

Weighted average shares used in computing basic and dilutive net income per share of Class L Common Stock	1,000,000	1,000,000	1,000,000
Weighted average shares used in computing basic and dilutive net income per share of Class A Non-Voting Common Stock	82,778	82,778	96,666

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Stockholders’ Equity

			Non-voting
	Common Stock-Class L		Common Stock-Class A		Additional paid-in capital	Notes receivable- stock purchases		Accumulated other comprehensive income (loss)	Retained earnings	Total Stockholders’ equity
	$0.01 Per Share		$0.01 Per Share
	Shares	Amount	Shares	Amount

Balance – January 31, 2010	1,000,000	$10,000	96,700	$967	$10,214,013	$(253,544)	$$	(12,621)	$554,017	$10,512,832

Accrued interest – stock notes receivable	-	-	-	-	-	(11,764)		-	-	(11,764)
Net income	-	-	-	-	-	-		-	1,765,431	1,765,431
Foreign currency translation adjustments	-	-	-	-	-	-		14,320	-	14,320

Balance – January 31, 2011	1,000,000	10,000	96,700	967	10,214,013	(265,308)		1,699	2,319,448	12,280,819

Accrued interest – stock notes receivable	-	-	-	-	-	(8,773)		-	-	(8,773)
Restricted stock repurchases	-	-	(27,811)	(278)	(64,370)	76,236		-	-	11,588
Net income	-	-	-	-	-	-		-	3,926,292	3,926,292
Foreign currency translation adjustments	-	-	-	-	-	-		(42,826)	-	(42,826)

Balance – January 31, 2012	1,000,000	10,000	68,889	689	10,149,643	(197,845)		(41,127)	6,245,740	16,167,100

Accrued interest – stock notes receivable	-	-	-	-	-	(9,180)		-	-	(9,180)
Net income	-	-	-	-	-	-		-	3,491,050	3,491,050
Foreign currency translation adjustments	-	-	-	-	-	-		2,187	-	2,187

Balance – January 31, 2013	1,000,000	$10,000	68,889	$689	$10,149,643	$(207,025)		$(38,940)	$9,736,790	$19,651,157

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Consolidated Statements of Cash Flows

	For the years ended January 31,
	2013	2012	2011

Cash flows from operating activities
Net income	$3,491,050	$3,926,292	$1,765,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,111,948	1,369,747	2,279,096
Deferred tax provision (benefit)	64,908	46,683	(366,978)
Foreign currency translation (gain) loss on intercompany advances	(798)	(11,492)	42,157
Other non-cash expense (income), net	(9,180)	2,815	(11,764)
Changes in operating assets and liabilities:
Accounts receivable	(442,329)	1,056,750	(1,103,578)
Inventory	607,540	(954,635)	(218,654)
Other current assets	109,977	(70,594)	3,187
Other assets, net	96,444	78,475	75,100
Accounts payable	1,684,425	875,783	(296,162)
Accrued liabilities	(437,955)	722,085	438,391
Deferred revenue	686,801	(922,012)	2,006,810

Net cash provided by operating activities	6,962,831	6,119,897	4,613,036

Cash flows from investing activities
Payments made to former shareholders for previous business combinations	-	(99,723)	(247,640)
Purchases of property and equipment	(575,106)	(516,858)	(312,910)
Net cash used in investing activities	(575,106)	(616,581)	(560,550)

Cash flows from financing activities
Repayments of bank borrowings	-	(5,000,000)	(6,550,000)
Net cash used in financing activities	-	(5,000,000)	(6,550,000)

Effect of exchange rate changes on cash	(21,247)	(21,352)	5,942

Net increase (decrease) in cash and cash equivalents	6,366,478	481,964	(2,491,572)

Cash and cash equivalents, beginning of year	3,836,691	3,354,727	5,846,299

Cash and cash equivalents, end of year	$10,203,169	$3,836,691	$3,354,727

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$19,791	$160,587	$445,799
Cash paid during the year for income taxes	$2,061,735	$1,050,224	$1,005,543

See accompanying notes to consolidated financial statements.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Description of Business

Symon Holdings Corporation is a holding company which owns 100% of the capital stock of Symon Communications, Inc. and its subsidiaries (Symon).

Symon develops and sells full-service digital signage solutions and enterprise-class media applications. Its products are used by its customers to power more than one million digital signs and end-points that deliver real-time intelligent visual content that enhance the ways in which organizations communicate with employees and customers. Through its suite of products that include proprietary software, software-embedded hardware, maintenance and support services, content services, installation services and third-party displays, Symon offers its customers real-time status management solutions and multi-media employee and customer communications solutions.

The Company’s products are used primarily by Fortune 1,000 companies and international companies. Its customers are located in the United States of America (U.S.), the United Kingdom (U.K.), Continental Europe, and the Middle East and Asia. Symon serves the key cross-industry markets of contact centers, employee communications, and supply chain operations. In addition, Symon also serves the hospitality and gaming markets.  Overall Symon has a large concentration of customers in the financial services, telecommunications, manufacturing, healthcare, pharmaceuticals, utilities, transportation industries, and in federal, state and local governments.

Principles of Consolidation

The consolidated financial statements of Symon Holdings Corporation include the accounts of Symon Holdings Corporation and its wholly-owned subsidiaries Symon Communications, Inc., Symon Communications, Ltd., and Symon Dacon Limited (collectively “the Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash, and cash equivalents include demand deposits in financial institutions and investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are comprised of sales made primarily to entities located in the United States of America, EMEA and Asia. Accounts receivable are recorded at the invoiced amounts and do not bear interest. The allowance is reviewed monthly and the Company establishes reserves for doubtful accounts on a case-by-case basis based on historical collection experience and a current review of the collectability of accounts. The allowance for doubtful accounts was $223,458, $336,264 and $539,204 as of January 31, 2013, 2012 and 2011, respectively. As of and for the periods presented, no single customer accounted for more than 10% of accounts receivable or revenues.

Inventory

Inventory consists primarily of software-embedded smart products, electronic components, computers and computer accessories. Inventories are stated at the lower of average cost or market. Writeoffs of slow moving and obsolete inventories are provided based on historical experience and estimated future usage.

Property and Equipment

The Company records purchases of property and equipment at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net identifiable assets acquired in a purchase business combination and is tested annually for impairment or tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying value. Second, if the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting

Symon Holdings Corporation

Notes to Consolidated Financial Statements

unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Completion of the Company’s most recent annual impairment test at January 31, 2013, 2012 and 2011 indicated that no impairment of its goodwill balances exists.

Intangible assets include software, customer relationships, trademarks and trade names, and covenants not-to-compete acquired in purchase business combinations. Certain trademarks and trade names have been determined to have an indefinite life and are not amortized. Software, customer relationships, and definite lived trademarks and trade names are amortized on a straight-line basis, which approximates the customer attrition for customer relationships, over their estimated useful lives.  Covenants not-to-compete are amortized over the non-compete period.

The definite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing an impairment charge, if necessary, to reduce the asset's carrying amount to its fair value.  Intangible assets that have indefinite lives are evaluated for impairment annually and on an interim basis as events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount.  There was no impairment of intangible assets for each of the years ended January 31, 2013, 2012 or 2011.

The Company’s acquired Intangible Assets with definite lives are being amortized as follows:

Acquired Intangible Asset:	Amortization Period:
Software	5 years
Customer relationships	7 to 10 years
Tradenames	5 to 10 years
Covenant Not-To-Compete	5 years

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant, and Equipment, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

There was no impairment of its long-lived assets for each of the years ended January 31, 2013, 2012 or 2011.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company measures deferred tax assets and liabilities using enacted tax rates expected to be applied to taxable income in the years in which those differences are expected to be recovered or settled. The Company recognizes in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

Under ASC 740, Income Taxes (“ASC 740”), the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management’s best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. The Company maintains accruals for uncertain tax positions until examination of the tax year is completed by the applicable taxing authority, available review periods expire or additional facts and circumstances cause us to change our assessment of the appropriate accrual amount (see Note 5). U.S. income taxes have not been provided on $3.8 million of undistributed earnings of foreign subsidiaries as of January 31, 2013. The Company reinvests earnings of foreign subsidiaries in foreign operations and expects that future earnings will also be reinvested in foreign operations indefinitely. The Company has elected to recognize accrued interest and penalties related to income tax matters as a component of income tax expense if incurred.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue primarily from these sources:

•

Products

•

Professional services

•

Maintenance and content services

The Company recognizes revenue when (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred, which is when product title transfers to the customer, or services have been rendered; (iii) customer payment is deemed fixed or determinable and free of contingencies and significant uncertainties; and (iv) collection is probable. The Company assesses collectability based on a number of factors, including the customer’s past payment history and its current creditworthiness. If it is determined that collection of a fee is not reasonably assured, the Company defers the revenue and recognizes it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Sales and use taxes are reported on a net basis, excluding them from revenue and cost of revenue.

Multiple-Element Arrangements

Product consists of our hardware equipment and proprietary software. The Company considers the sale of our software more than incidental to the hardware as it is essential to the functionality of the product and is classified as part of our products. The Company enters into multiple-product and services contracts, which may include any combination of equipment and software products, professional services, maintenance and content services.

Prior to February 1, 2011 the Company recognized revenue in accordance with the provisions of ASC 985-605, Software Revenue Recognition. Revenue was allocated among the multiple-elements based on vendor-specific objective evidence (VSOE) of fair value of the undelivered elements and the application of the residual method for arrangements in which the Company has established VSOE of fair value for all undelivered elements.

VSOE of fair value is considered the price a customer would be required to pay if the element was sold separately based on our historical experience of stand-alone sales of these elements to third parties. For maintenance and content services the Company used renewal rates for continued support arrangements to determine fair value. In situations where the Company had fair value of all undelivered elements but not of a delivered element, the Company applied the “residual method”. Under the residual method, if the fair value of the undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.

On February 1, 2011, the Company adopted an accounting update regarding revenue recognition for multiple arrangements, referred to as multiple element arrangements (MEA’s) and an accounting update for certain revenue arrangements that include tangible products containing essential software on a prospective basis for applicable transactions originating or materially modified after February 1, 2011.

MEAs are arrangements with customers which include multiple deliverables, including a combination of equipment and services. The deliverables included in the MEAs are separated into more than one unit of accounting when (i) the delivered equipment has value to the customer on a stand-alone basis, and (ii) delivery of the undelivered service element(s) is probable and substantially in our control. Revenue from arrangements for the sale of tangible products containing both software and non-software components that function together to deliver the product’s essential functionality requires allocation of the arrangement consideration to the separate deliverables using the relative selling price (RSP) method for each unit of accounting based first on VSOE if it exists, second on third-party evidence (TPE) if it exists, and on estimated selling price (ESP) if neither VSOE or TPE of selling price of our various applicable tangible products containing essential software products and services. The Company establishes the pricing for our units of accounting as follows:

•

VSOE— For certain elements of an arrangement, VSOE is based upon the pricing in comparable transactions when the element is sold separately. The Company determines VSOE based on our pricing and discounting practices for the specific product or service when sold separately, considering geographical, customer, and other economic or marketing variables, as well as renewal rates or standalone prices for the service element(s).

Symon Holdings Corporation

Notes to Consolidated Financial Statements

•

TPE— If the Company cannot establish VSOE of selling price for a specific product or service included in a multiple-element arrangement, we use third-party evidence of selling price. The Company determines TPE based on sales of comparable amounts of similar products or services offered by multiple third parties considering the degree of customization and similarity of the product or service sold.

•

ESP— The estimated selling price represents the price at which the Company would sell a product or service if it were sold on a stand-alone basis. When VSOE or TPE does not exist for an element, the Company determines ESP for the arrangement element based on sales, cost and margin analysis, as well as other inputs based on its pricing practices. Adjustments for other market and Company-specific factors are made as deemed necessary in determining ESP.

The Company prospectively adopted the new rules and the adoption of the amended revenue recognition rules, consisting primarily of the change from the residual method to the RSP method to allocate the arrangement fee, did not significantly change the timing of revenue recognition nor did it have a material impact on the consolidated financial statements for periods subsequent to January 31, 2011.

Upon the adoption of the new revenue recognition rules the Company re-evaluated its allocation of revenue and determined that it still had similar units of accounting and nearly all of its products and services qualify as separate units of accounting. The Company has established VSOE for its professional services and maintenance and content services of accounting based on the same criteria as previously used under the software revenue recognition rules.

Previously, the Company rarely sold its product without maintenance and therefore the residual value of the sales arrangement was allocated to the products. The Company now uses the estimated selling price to determine the relative sales price of its products. Revenue for elements that cannot be separated is recognized once the revenue recognition criteria for the entire arrangement has been met or over the period that our last remaining obligation to perform is fulfilled. Consideration for elements that are deemed separable is allocated to the separate elements at the inception of the arrangement on the basis of their relative selling price and recognized based on meeting authoritative criteria.

The Company sells its products and services through its global sales force and through a select group of resellers and business partners. In North America, approximately 90% or more of sales are generated solely by the Company’s sales team, with 10% or less through resellers in 2013. In the United Kingdom, Western Europe, the Middle East and India, the situation is reversed, with around 85% of sales coming from the reseller channel. Overall, approximately 67% of the Company’s global revenues are derived from direct sales, with the remaining 33% generated through indirect partner channels.

The Company has formal contracts with its resellers that set the terms and conditions under which the parties conduct business. The resellers purchase products and services from the Company, generally with agreed-upon discounts, and resell the products and services to their customers, who are the end-users of the products and services. The Company does not offer contractual rights of return other than under standard product warranties and product returns from resellers have be insignificant to date. The Company therefore sells directly to its resellers and recognizes revenue on sales to resellers upon delivery, consistent with its recognition policies as discussed above. The Company bills the resellers directly for the products and services they purchase. Software licenses and product warranties pass directly from the Company to the end-users.

The Company recognizes revenue on sales to resellers consistent with its recognition policies as discussed below.

Product revenue

The Company recognizes revenue on product sales generally upon delivery of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales.

Professional services revenue

Professional services consist primarily of installation and training services. Installation fees are recognized either on a fixed-fee basis or on a time-and-materials basis. For time-and materials contracts, the Company recognizes revenue as services are performed. For fixed-fee contracts, the Company recognizes revenue upon completion of the installation which is typically completed within five business days. Such services are readily available from other vendors and are not considered essential to the functionality of the product. Training services are also not considered essential to the functionality of the product and have historically been insignificant; the fee allocable to training is recognized as revenue as the Company performs the services.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Maintenance and content services revenue

Maintenance support consists of hardware maintenance and repair and software support and updates. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. Content services consist of providing customers live and customized news feeds.

Maintenance and content services revenue is recognized ratably over the term of the contracts, which is typically one to three years. Maintenance and support is renewable by the customer annually. Rates, including subsequent renewal rates, are typically established based upon specified rates as set forth in the arrangement. The Company’s hosting support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal.

Research and Development Costs

Research and development costs incurred prior to the establishment of technological feasibility of the related software product are expensed as incurred. After technological feasibility is established, any additional software development costs are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased, or Marketed. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility and, accordingly, no software development costs have been capitalized to date.

Advertising

Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalent balances in the USA and the UK.  The balances in the USA are not fully FDIC insured.  The carrying value of cash and cash equivalents, accounts payable and accrued liabilities reflected in the financial statements approximates fair value due to the short-term maturity of these instruments; the short term debt and the long-term debt’s carrying value approximates its fair value due to the variable market interest rate of the debt.

Net Income per Share

Basic net income per share for each class of participating common stock, excluding any dilutive effects of stock options, warrants and unvested restricted stock, is computed by dividing net income available to the common stockholders, based upon their distribution rights, by the weighted average number of common shares outstanding for the period. Diluted income per share is computed similar to basic; however diluted income per share reflects the assumed conversion of all potentially dilutive securities. There were no stock options, warrants, or other dilutive equity instruments outstanding at January 31, 2013, 2012 or 2011, respectively. Note 6 provides for additional information regarding income per common share.

Foreign Currency Translation

The functional currency of the Company’s United Kingdom subsidiary is the British pound sterling. All assets and all liabilities of the subsidiary are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated to U.S. dollars at the weighted-average rate of exchange prevailing during the year. Resultant translation adjustments are recorded in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

The Company includes currency gains and losses on temporary intercompany advances in the determination of net income. Currency gains and losses, including translation gains and losses and those on temporary intercompany advances were a net gain of $7,861 for the year ended January 31, 2013, net loss of $1,584 for the year ended January 31, 2012 and a net gain of $57,259 for the year ended January 31, 2011. Currency gains and losses are included in interest and other expenses in the consolidated statements of income and comprehensive income.

Business Segment

The Company has one operating and reporting segment consisting of the development and sale of software solutions, digital appliances and flat screen display installations for using in monitoring and communicating information to customers and employees.  The Company’s chief operating decision maker is considered to be the Chief Executive Officer.  The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

The Company primarily sells to customers in the U.S., U.K. Continental Europe, and Middle East, and Asia and has operations in the U.S., U.K., and United Arab Emirates (U.A.E.).

Recently Issued Accounting Standards

On January 1, 2012, the Company adopted the Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2011-08, "Intangibles - Goodwill and Other (Topic 350), Testing Goodwill for Impairment." This standard simplified the process a company must go through to test goodwill for impairment. Companies have an option to first assess qualitative factors of a reporting unit being tested before having to assess quantitative factors. If a company believes no impairment exists based on qualitative factors, then it will no longer be required to perform the two-step quantitative impairment test. The Company tests its $11.0 million of goodwill for impairment as of January 31 each year. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

In June 2011, the FASB issued amended disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (OCI) as part of the statement of changes in equity. Under the amended guidance, all changes in OCI are to be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The Company adopted these changes in 2011 and applied retrospectively for all periods presented. Such adoption did not have material effect on Company’s financial position or results of operations as it related only to changes in financial statement presentation.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment (the revised standard).” This standard update allows companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not the asset is impaired. The amendments are effective for annual interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The implementation of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

On January 1, 2012, the Company adopted the FASB ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." This guidance amended certain fair value measurement concepts in FASB ASC 820, "Fair Value Measurement," including items such as the application of the concept of highest and best use and required certain other disclosure requirements, including among other things, the level of the hierarchy used in the fair value measurement and a description of the valuation techniques and unobservable inputs used in Level 2 and 3 fair value measurements. The adoption of this new standard did not have a material impact on the Company's consolidated financial statements.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

2. Property and Equipment

Property and equipment consist of the following at January 31, 2013, 2012 and 2011:

	2013	2012	2011
Machinery and equipment	$2,424,874	$2,378,246	$2,130,430
Furniture and fixtures	646,643	597,262	594,270
Software	1,828,705	1,563,979	1,340,607
Leasehold improvements	269,087	246,741	212,185
	5,169,309	4,786,228	4,277,492
Less accumulated depreciation and amortization	(4,206,240)	(3,870,399)	(3,381,866)
Property and equipment, net	$963,069	$915,829	$895,626

Depreciation and amortization expense for the years ended January 31, 2013, 2012 and 2011 was $528,485, $494,810 and $607,225, respectively.

3. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended January 31, 2013, 2012 and 2011, respectively, were as follows:

Balance at January 31, 2010	$10,797,649
Contingent payments	247,640
Effects of foreign exchange	(169,271)
Balance at January 31, 2011	10,876,018
Contingent payments	99,723
Effects of foreign exchange	(6,593)
Balance at January 31, 2012	10,969,148
Effects of foreign exchange	3,399
Balance at January 31, 2013	$10,972,547

The Company’s definite-lived intangible assets are as follows:

	January 31, 2013
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,430,000)	$-
Customer relationships	8	4,921,204	(4,399,984)	521,220
Tradename	7	463,068	(299,845)	163,223
Covenant not-to-compete	5	270,952	(270,952)	-
Total		$12,085,224	$(11,400,781)	$684,443

	January 31, 2012
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,408,510)	$21,490
Customer relationships	8	4,916,569	(3,912,070)	1,004,499
Tradename	7	462,776	(246,998)	215,778
Covenant not-to-compete	5	270,623	(248,388)	22,235
Total		$12,079,968	$(10,815,966)	$1,264,002

Symon Holdings Corporation

Notes to Consolidated Financial Statements

	January 31, 2011
	Weighted Average Amortization Years	Gross Carrying Amount	Accumulated amortization	Net carrying amount
Software	5	$6,430,000	$(6,302,510)	$127,490
Customer relationships	8	4,926,983	(3,255,537)	1,671,446
Tradename	7	463,432	(194,836)	268,596
Covenant not-to-compete	5	271,361	(194,707)	76,654
Total		$12,091,776	$(9,947,590)	$2,144,186

Amortization expense for the years ended January 31, 2013, 2012 and 2011 was $583,463, $874,937 and $1,671,871, respectively.

Projected amortization expense for these assets for the subsequent five years ending January 31 is as follows:

2014	$157,263
2015	143,595
2016	140,120
2017	140,120
2018	103,343

Trademarks and trade names amounting to $1,900,000 as of January 31, 2013, 2012 and 2011 have been determined to have indefinite lives.

4. Note Payable

At January 31, 2011, the Company’s note payable to a bank had a balance of $5,000,000. During the year ended January 31, 2012, the Company paid the remaining balance of its note payable. The Company’s note had an interest rate equal to, at the Company’s option, either 1.25% above the prime rate or 4.25% above the LIBOR rate. Interest expense on the note totaled $0, $108,382 and $464,677 for the years ended January 31, 2013, 2012 and 2011, respectively.

As part of the credit facility with the bank, the Company also has a $2,000,000 revolving credit facility. The Company has no outstanding draws on the credit facility at January 31, 2013 and the entire balance is available for future borrowings.  The credit facility is secured by substantially all assets of the Company and matures on April 4, 2013. The credit facility bears interest at a variable rate which was 5.25% as of January 31, 2013.

The credit facility contains numerous financial covenants, violation of which results in an event of a default. The Company was in compliance with all covenants as of January 31, 2013.

5. Income Taxes

The components of income before income taxes consist of the following for the years ended January 31:

	2013	2012	2011
Domestic	$3,723,156	$3,611,193	$1,963,040
Foreign	1,628,084	2,228,980	673,452
	$5,351,240	$5,840,173	$2,636,492

Symon Holdings Corporation

Notes to Consolidated Financial Statements

The following table summarizes the provision (benefit) for U.S. federal, state and foreign taxes on income for the years ended January 31:

	2013	2012	2011
Current
Federal	$1,391,000	$1,336,358	$1,125,188
State	116,215	150,366	100,543
Foreign	417,814	476,833	12,308
	1,925,029	1,963,557	1,238,039
Deferred
Federal	(44,421)	(155,886)	(419,237)
State	-	-	-
Foreign	(20,418)	106,210	52,259
	(64,839)	(49,676)	(366,978)
	$1,860,190	$1,913,881	$871,061

Income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as follows:

	For the years ended January 31,
	2013	2012	2011
Computed expected tax expense	$1,819,422	$1,985,659	$896,407
Non deductible expenses	144,978	16,656	48,928
Release of beginning of year valuation allowance	-	-	(73,312)
Utilization of net operating loss carryforwards	(1,787)	(22,040)	(73,426)
International tax rate differences	(156,296)	(171,186)	(40,407)
State tax expense, net of federal benefit	116,215	99,241	66,359
Other	(62,342)	5,551	46,512
Total	$1,860,190	$1,913,881	$871,061

The tax effects of temporary differences that give rise to significant portions of the deferred tax (assets) liabilities at January 31, 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Deferred tax assets:
Deferred revenues	$222,578	$296,881	$302,265
Deferred state sales tax	34,000	8,835	8,835
Bad debt reserve	46,588	85,000	114,881
Revaluation of short-term Intercompany loan	61,138	61,137	157,766
Net operating loss carryforwards	8,314	10,101	113,935
Total deferred tax assets – current	372,618	461,954	697,682
Deferred tax asset (liabilities)
Intangible assets	(721,433)	(888,129)	(1,116,849)
Depreciation	16,937	29,458	66,935
Net deferred tax asset (liabilities) – non current	(704,496)	(858,671)	(1,049,914)
Net deferred tax liabilities	$(331,878)	$(396,717)	$(352,232)

The Company expects its net operating loss carryforward to be fully utilized as of January 31, 2014. The IRS completed an examination of the Company’s U.S. income tax returns for the years ended January 31, 2009 and 2010 during 2012. The examination did not result in any material adjustments to the Company’s tax returns.  Subsequent to the examinations and as of January 31, 2012 and 2011, the Company has determined that there are no uncertain tax positions and therefore no accruals have been made.

With respect to state and local jurisdictions and countries outside of the United States, the Company and its subsidiaries are typically subject to examination for three to six years after the income tax returns have been filed.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

6. Common Stock

The Company has authorized, issued and outstanding 1,000,000 shares of Class L Common Stock, par value of $0.01 per share. Each share of Class L Common Stock accrues a quarterly dividend equal to 10% of each share’s unreturned original cost plus unpaid accrued dividends. The accrued dividends are recorded and payable when, as and if declared out of the funds of the Company legally available. At January 31, 2013, no accrued dividends had been declared payable. All holders of Class L Common Stock are entitled to one vote per share on all matters to be voted on by the Company’s shareholders.

If and when distributions are declared, the holders of Class L Common Stock are entitled to receive all unpaid dividends and the full amount of their unreturned original cost before distributions are made to any other shareholder. After the holders of Class L Common Stock have received all unpaid dividends and their unreturned original cost, all holders of Common Stock as a group shall be entitled to receive the remaining portion of such distribution ratably among such holders based upon the number of all common shares held by each shareholder at the time of such distribution. As a result of the above provisions, the holders of Class L Common Stock would be allocated $10.1 million, $8.3 million and $6.6 million of unaccrued dividends as of January 31, 2013, 2012 and 2011, respectively, in the event of a distribution in addition to the unreturned cost of $10.0 million.

The Company has authorized 200,000 shares of Class A Non-Voting Common Stock, par value of $0.01 per share, with 68,889 shares issued and outstanding. The Company has sold 68,889 shares of the Class A Non-Voting Stock to certain executives at a price of $2.3274 per share. The Class A Non-Voting shares are restricted and all 68,889 shares outstanding were vested as of January 31, 2012. In return for the shares, the executives delivered promissory notes in the aggregate initial principal amount of $258,600. In the event of default, the notes provide recourse to the general assets of the executives and management intends to enforce this provision if needed. The outstanding principal amount of the notes, plus all accrued and unpaid interest, is due on the eighth anniversary of the date of issuance. The notes receivable associated with these restricted stock certificates are reflected as a component of stockholders’ equity. The owners of the Class A Non-Voting Common Stock do not have voting rights, directly or indirectly, and do not currently have any distributions allocated to them as a result of the dividend provisions associated with the Class L Common Stock as described above. During 2012, the Company authorized the repurchase of 27,811 Class A common shares in the amount of $64,648. In conjunction with the repurchase, promissory notes with a value of $76,236 were cancelled.

The Company has also authorized 200,000 shares of Class A Voting Common Stock, par value of $0.01 per share. All holders of the Class A Voting Common Stock are entitled to one vote per share on all matters to be voted on by the Company’s shareholders. No shares of Class A Voting Stock were issued or outstanding at January 31, 2013.

The Company has a capital structure that includes more than one class of common stock with differing dividend rates that participate in dividends with common shareholders and therefore the “two-class” method of computing net income per share must be utilized.  The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings.

7. Commitments and Contingencies

Lease Obligations - The Company leases office space and manufacturing facilities in Dallas, Texas under long-term lease agreements that expire in March 2014 and March 2013, respectively. The Company also leases office space in Pittsford, New York under a lease agreement that expires in December 2013, and in Las Vegas, Nevada under a lease agreement that expired in January 2013.

In addition, the Company leases office space in London, England under a lease agreement that expires in August 2016 and in Dubai, UAE under a lease agreement that expires in July 2013. Future minimum rental payments under these leases are as follows:

Amount
Fiscal year ending January 31:
2014	$626,602
2015	195,852
2016	126,000
2017	73,500
Thereafter	-
Total	$1,021,954

Total rent expense under all operating leases for the years ended January 31, 2013, 2012 and 2011 was $885,238, $788,609 and $815,134, respectively.

Symon Holdings Corporation

Notes to Consolidated Financial Statements

Contingent Purchase Price - In connection with past acquisitions, the Company was required to make additional cash payments to the previous shareholders of the companies because future minimum sales levels were attained and certain other conditions were met. During the fiscal year ended January 31, 2012, the Company made such contingent payments totaling $99,723.  During the year ended January 31, 2011 the Company made such contingent payments totaling $247,640. All of these contingent payments were recorded as adjustments to goodwill as the acquisitions occurred prior to the adoption of ASC 850, Business Combinations. The Company has no remaining obligations to make additional cash payments to the previous shareholders of the companies it has acquired.

Legal Proceedings - The Company is subject to legal proceedings and claims that arise in the ordinary course of business.  Management is not aware of any claims that would have a material effect on the Company’s financial position, results of operations or cash flows.

8. Related Party Transactions

The Company incurs an annual management fee of $125,000 from Golden Gate Capital, the Company’s majority shareholder. This management fee expense is included in selling, general, and administrative expense in the consolidated statements of income and comprehensive income with no amounts due as of January 31, 2013, 2012 and 2011, respectively.

9. Accrued Liabilities

Accrued liabilities as of January 31, 2013, 2012 and 2011 are as follows:

	January 31,
	2013	2012	2011
Accrued sales commissions	$332,844	$258,473	$145,850
Accrued bonus	580,352	559,625	350,000
Taxes payable	400,993	661,777	354,763
Other	611,712	750,442	663,815
	$1,925,901	$2,230,317	$1,514,428

10. Geographic Information

Revenues by geographic area are based on the deployment site location of the end customers. Substantially all of the revenues from North America are generated from the United States of America. Geographic area information related to revenues from customers for the years ended January 31, 2013, 2012 and 2011 are as follows:

	Years Ended January 31,
	2013	2012	2011
Region
North America	$29,750,058	$29,610,611	$30,430,458
Europe, Middle East, and Asia	12,778,333	11,215,879	9,280,063
Total	$42,528,391	$40,826,490	$39,710,521

Geographic area information related to long-lived assets as of January 31, 2013, 2012 and 2011 are as follows:

	January 31,
	2013	2012	2011
Region
North America	$1,111,651	$1,622,079	$2,461,257
Europe, Middle East, and Asia	647,915	766,250	865,528
Total	$1,759,566	$2,388,329	$3,326,785

11. Subsequent Events

On March 1, 2013, the Company entered into an Agreement and Plan of Merger whereby it will merge with a subsidiary of SCG Financial Acquisition Corp. (SCG), and will become a subsidiary of SCG for an estimated purchase price of $45,000,000 upon completion of certain requirements.

ANNEX I

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SCG FINANCIAL ACQUISITION CORP.,

SCG FINANCIAL MERGER II CORP.,

REACH MEDIA GROUP HOLDINGS, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as STOCKHOLDER REPRESENTATIVE

Dated as of January 11, 2013

Page

ARTICLE I	TERMS OF THE MERGER	A-I-1
1.1	The Merger	A-I-1
1.2	The Closing; Effective Time; Effect	A-I-1
1.3	Certificate of Incorporation	A-I-2
1.4	Bylaws	A-I-2
1.5	Directors and Officers	A-I-2
1.6	Effect on Capital Stock	A-I-2
1.7	Exchange of Certificates	A-I-4
1.8	Payment of Indebtedness	A-I-5
1.9	Escrow	A-I-6
1.10	No Further Ownership Rights in Target Capital Stock	A-I-6
1.11	Lost, Stolen or Destroyed Certificates	A-I-6
1.12	Taxable Transaction	A-I-6
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF TARGET	A-I-6
2.1	Due Organization and Good Standing	A-I-7
2.2	Capitalization	A-I-7
2.3	Subsidiaries	A-I-8
2.4	Authorization; Binding Agreement	A-I-8
2.5	Governmental Approvals	A-I-8
2.6	No Violations or Conflicts	A-I-8
2.7	Target Financial Statements	A-I-8
2.8	Absence of Certain Developments	A-I-10
2.9	Absence of Undisclosed Liabilities	A-I-11
2.10	Compliance with Laws	A-I-12
2.11	Regulatory Agreements; Permits	A-I-12
2.12	Litigation	A-I-12
2.13	Restrictions on Business Activities	A-I-12
2.14	Material Contracts	A-I-13
2.15	Intellectual Property and Privacy	A-I-14
2.16	Employee Benefit Plans	A-I-20
2.17	Taxes and Returns	A-I-21
2.18	Finders and Investment Bankers	A-I-21
2.19	Title to Properties; Assets	A-I-23
2.20	Employee Matters	A-I-23
2.21	Environmental Matters	A-I-24
2.22	Transactions with Affiliates	A-I-24
2.23	Insurance	A-I-25
2.24	Books and Records	A-I-25
2.25	Bankruptcy	A-I-25
2.26	Information Supplied	A-I-25
2.27	Illegal Payments	A-I-25
2.28	Notes and Accounts Receivable	A-I-25
2.29	Money Laundering Laws	A-I-25
2.30	Antitakeover Statutes	A-I-25
2.31	Customers	A-I-26
2.32	Negotiations	A-I-26
2.33	Effect of the Transaction	A-I-26
2.34	Advertising	A-I-26
2.35	Cancellation of Target Common Stock, Target Preferred Stock, Target Options and Target Warrants	A-I-26

(continued)

Page

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-I-26
3.1	Due Organization and Good Standing	A-I-26
3.2	Capitalization of Parent	A-I-26
3.3	Merger Sub	A-I-27
3.4	Authorization; Binding Agreement	A-I-27
3.5	Governmental Approvals	A-I-27
3.6	No Violations or Conflicts	A-I-27
3.7	SEC Filings and Parent Financial Statements	A-I-28
3.8	Issuance of Shares	A-I-28
3.9	Absence of Certain Developments	A-I-28
3.10	Litigation	A-I-29
3.11	Finders and Investment Bankers	A-I-29
3.12	Information Supplied	A-I-29
3.13	Sponsor Lock-Up Restriction	A-I-29
3.14	Availability of Funds	A-I-29
3.15	Certain Shares	A-I-29
ARTICLE IV	COVENANTS	A-I-29
4.1	Conduct of Business of Target	A-I-29
4.2	No Solicitation	A-I-32
4.3	Tender Offer	A-I-32
4.4	Access to Information	A-I-34
4.5	Confidentiality	A-I-34
4.6	Public Disclosure	A-I-35
4.7	Further Assurances	A-I-35
4.8	Escrow Agreement	A-I-35
4.9	Employees	A-I-35
4.10	Expenses	A-I-35
4.11	Notification of Certain Matters	A-I-35
4.12	Target Stockholder Consent	A-I-36
4.13	Standstill	A-I-36
4.14	Financial Statements	A-I-36
4.15	Registration Rights Agreement	A-I-36
4.16	Sponsor Lock-Up Restriction	A-I-36
ARTICLE V	CONDITIONS TO THE MERGER	A-I-36
5.1	Conditions to Obligations of Each Party to Effect the Merger	A-I-36
5.2	Additional Conditions to the Obligations of Parent and Merger Sub	A-I-36
5.3	Additional Conditions to Obligations of Target	A-I-38
ARTICLE VI	TERMINATION, AMENDMENT AND WAIVER	A-I-39
6.1	Termination	A-I-39
6.2	Effect of Termination	A-I-39
6.3	Amendment	A-I-40
6.4	Extension; Waiver	A-I-40
6.5	Termination Fee	A-I-40
ARTICLE VII	ESCROW AND INDEMNIFICATION	A-I-40
7.1	Escrow Fund	A-I-40
7.2	Indemnification	A-I-41
7.3	Escrow Period; Release from Escrow	A-I-43
7.4	Claims Upon Escrow Fund	A-I-43
7.5	Objections to Claims	A-I-43
7.6	Claims by Target Indemnified Persons	A-I-44
7.7	Resolution of Conflicts and Arbitration	A-I-44
7.8	Stockholder Representative; Escrow Cash Fund	A-I-45
7.9	Actions of the Stockholder Representative	A-I-46

A-I-ii

(continued)

Page

ARTICLE VIII	TRUST FUND WAIVER	A-I-46
8.1	Trust Fund Waiver	A-I-46
ARTICLE IX	GENERAL PROVISIONS	A-I-47
9.1	Notices	A-I-47
9.2	Interpretation	A-I-48
9.3	Counterparts	A-I-48
9.4	Entire Agreement; Nonassignability; Parties in Interest	A-I-48
9.5	Severability	A-I-48
9.6	Remedies Cumulative	A-I-48
9.7	Governing Law; Waiver of Jury Trial	A-I-48
9.8	Rules of Construction	A-I-49
9.9	Enforcement	A-I-49
9.10	Conflict Waiver	A-I-49

A-I-iii

Glossary of Defined Terms

Defined Term	Section
Acquisition Proposal	Section 4.2(a)
Acquisition Transaction	Section 4.2(a)
Action	Section 2.12
Advertising Related Agreements	Section 2.34
Aggregate Series C Escrow Consideration	Section 1.6(c)
Agreement	Preamble
Ancillary Credit Agreements	Section 5.2(l)
Benefit Plan(s)	Section 2.16(a)
Bridge Loan	Recitals
Business Combination	Section 8.1
Business Day	Section 1.2(a)
Cap	Section 7.2(d)
CERCLA	Section 2.21(a)(i)
Certificates	Section 1.7(b)
Certificate of Merger	Section 1.2(b)
Claims	Section 8.1
Closing	Section 1.2(a)
Closing Amounts Certificate	Section 1.8(b)
Closing Date	Section 1.2(a)
Closing Filing	Section 4.3(g)(ii)
Closing Press Release	Section 4.3(g)(ii)
Closing Spreadsheet	Section 1.8(b)
Code	Section 2.16(a)
Confidential Information	Section 2.15(h)
Confidentiality Agreement	Section 4.5
Consent	Section 2.5
Consolidated EBITDA	Section 5.2(p)
Copyrights	Section 2.15(a)(iii)
COTS Software	Section 2.14(a)(xii)
Credit Agreement	Section 1.8(a)
Damages	Section 7.2(b)(i)
Delaware Secretary of State	Section 1.2(b)
DGCL	Section 1.1
Dissenting Shares	Section 1.6(k)
Dissenting Stockholders	Section 1.6(k)
DOL	Section 2.16(d)
Effective Time	Section 1.1
Encumbrances	Section 2.6
Enforceability Exceptions	Section 2.4
Environmental Laws	Section 2.21(a)(i)
Equity Financing	Section 3.14
Equity Financing Commitment	Section 3.14
ERISA	Section 2.16(a)
ERISA Affiliate	Section 2.16(a)
Escrow Agent	Section 1.9
Escrow Agreement	Section 1.9
Escrow Cash Fund	Section 7.8(c)
Escrow Consideration	Section 1.6(c)
Escrow Fund	Section 1.9
Exchange Act	Section 2.7(a)
Exchange Agent	Section 1.7

A-I-iv

Defined Term	Section
Exchange Fund	Section 1.7(a)
Expiration Time	Section 4.3(a)
Fenwick	Section 9.10
Financing Commitment Letter	Recitals
Fundamental Representations	Section 7.2(a)
GAAP	Section 2.1
Governmental Authority	Section 2.5
Hazardous Materials	Section 2.21(a)(ii)
Indebtedness	Section1.8(a)
Indemnifying Party	Section 7.2(b)(i) and 7.2(c)
Initial Expiration Date	Section 4.3(a)
Initial Termination Date	Section 7.2(a)
Intellectual Property	Section 2.15(a)
Investor	Section 3.14
IPO	Section 8.1
IRS	Section 2.16(c)
Issued Patents	Section 2.15(a)(i)
JAMS	Section 7.7(a)
Junior Preferred Per Share Escrow Consideration	Section 1.6(d)
Junior Preferred Per Share Upfront Merger Consideration	Section 1.6(d)
Junior Preferred Stock Consideration	Section 1.6(d)
Knowledge	Section 2.2
Latest Balance Sheet	Section 2.7(a)
Law(s)	Section 2.4
Limitation	Section 7.2(d)
Lock-Up Agreement	Recitals
Material Adverse Effect	Section 2.1
Material Contracts	Section 3.6
Merger	Recitals
Merger Sub	Preamble
Merger Sub Organizational Documents	Section 3.1
Moral Rights	Section 2.15(a)(vii)
Network Advertising	Section 2.34
Obsidian	Section 1.8(a)
Offer Documents	Section 4.3(d)
Offer to Purchase	Section 4.3(d)
Officer’s Certificate	Section 7.4
Order	Section 2.12
Owned Intellectual Property	Section 2.15(c)(ii)
Parent	Preamble
Parent Common Stock	Section 1.6(c)
Parent Disclosure Schedules	Article III
Parent Documents	Section 3.4
Parent Financials	Section 3.7(b)
Parent Indemnified Person(s)	Section 7.2(b)(i)
Parent Material Contract	Section 3.6
Parent Organizational Documents	Section 3.1
Parent Preferred Stock	Section 3.2(a)
Parent SEC Reports	Section 3.7(a)
Parent Warrants	Section 3.2(a)
Party/Parties	Preamble

A-I-v

Defined Term	Section
Patent Applications	Section 2.15(a)(ii)
Patents	Section 2.15(a)(ii)
Payoff Letter	Section 1.8(a)
Per Share Escrow Cash Consideration	Section 7.8(c)
Per Share Escrow Consideration	Section 1.6(d)
Per Share Upfront Merger Consideration	Section 1.6(d)
Person	Section 9.2
Personal Data	Section 2.15(a)(viii)
Principal Stockholders	Recitals
Privacy Policy and Privacy Policies	Section 2.15(o)
Prospectus	Section 8.1
Public Software	Section 2.15(l)
Public Stockholders	Section 8.1
RCRA	Section 2.21(a)(i)
Registered Intellectual Property	Section 2.15(c)(i)
Registration Rights Agreement	Section 4.15
Regulation S-X	Section 2.7(a)
Release Date	Section 7.3(b)
Representative Certificate	Section 7.6(a)
Representative Losses	Section 7.8(b)
Representatives	Section 4.2(a)
Schedule TO	Section 4.3(d)
SEC	Section 2.7(a)
Securities Act	Section 2.7(a)
Security Policies	Section 2.15(q)
Self-Regulatory Guidelines	Section 2.15(a)(ix)
Series C Per Share Escrow Consideration	Section 1.6(c)
Series C Per Share Upfront Merger Consideration	Section 1.6(c)
Series C Stock Consideration	Section 1.6(c)
Signing Filing	Section 4.3(g)(i)
Signing Press Release	Section 4.3(g)(i)
Sponsor	Section 3.13
Sponsor Lock-Up Restriction	Section 3.13
Stock Consideration	Section 1.6(d)
Stockholder Representative	Preamble
Subsidiary	Section 2.3
Surviving Corporation	Section 1.1
Target	Preamble
Target 2012 Financials	Section 2.7(a)
Target Affiliate Transaction	Section 2.22
Target Common Stock	Section 1.6(f)
Target Current Facilities	Section 2.21(b)
Target Disclosure Schedules	Article II
Target Documents	Section 2.4
Target Facilities	Section 2.21(b)
Target Financials	Section 2.7(a)
Target Group	Section 9.10
Target Historical Financials	Section 2.7(a)
Target Holder(s)	Section 1.6(b)
Target Indemnified Person(s)	Section 7.2(c)
Target Intellectual Property	Section 2.15(c)(ii)

A-I-vi

Defined Term	Section
Target Material Contract	Section 2.14(a)
Target Option Plan	Section 1.6(f)
Target Options	Section 1.6(f)
Target Permits	Section 2.6
Target Preferred Stock	Section 1.6(b)
Target Products	Section 2.15(c)(ii)
Target September 30 Financials	Section 2.7(a)
Target Series A Stock	Section 1.6(b)
Target Series B Stock	Section 1.6(b)
Target Series C Stock	Section 1.6(b)
Target Software	Section 2.15(j)
Target Stockholder Approval	Section 4.12
Target Warrants	Section 1.6(g)
Tax Returns	Section 2.17(a)
Tax(es)/Taxable	Section 2.17(i)
Tender Consideration	Section 4.3(a)
Tender Offer	Section 4.3(a)
Tennenbaum	Section 1.8(a)
Termination Fee	Section 6.5(a)
Third Party Intellectual Property	Section 2.15(c)(ii)
TO Commencement Date	Section 4.3(a)
Trademarks	Section 2.15(a)(iv)
Treasury Regulations	Section 2.16(c)
Trust Fund	Section 3.11

A-I-vii

Exhibits

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Registration Rights Agreement

A-I-viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 11, 2013 by and among SCG Financial Acquisition Corp., a Delaware corporation (“Parent”), SCG Financial Merger II Corp., a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”), Reach Media Group Holdings, Inc., a Delaware corporation (“Target”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative (the “Stockholder Representative”).  Parent, Merger Sub and Target are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the boards of directors of Parent, Merger Sub and Target have each determined that this Agreement, the merger of Merger Sub with and into Target (the “Merger”) and the other transactions contemplated hereby are advisable and in the respective best interests of the Parties and their respective stockholders, and such boards of directors have adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with this Agreement, Parent has delivered to Target a financing commitment letter (the “Financing Commitment Letter”), whereby Parent has agreed, within seven (7) Business Days from the date hereof, to enter into a Bridge Loan Agreement, on terms and conditions consistent with the Financing Commitment Letter, pursuant to which Parent shall provide a bridge loan to Target in the amount of Five Hundred Fifty Thousand Dollars ($550,000) (the “Bridge Loan”);

WHEREAS, DAG Ventures GP Fund III, LLC, DAG Ventures III, L.P., DAG Ventures III-QP, L.P., DAG Ventures I-N, LLC, Deep Fork Capital, L.L.C., National CineMedia, LLC, Garry McGuire and KPCB Holdings, Inc. (collectively, the “Principal Stockholders”) will each execute and deliver, within one (1) Business Day from the date hereof, a Lock-Up Agreement with Parent (each a “Lock-Up Agreement”), in substantially the form of Exhibit A attached hereto; and

WHEREAS, the Parties and the Stockholder Representative desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties and the Stockholder Representative, intending to be legally bound hereby, agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1

The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the time the Merger shall become effective (the “Effective Time”), Merger Sub shall be merged with and into Target.  Upon consummation of the Merger, the separate existence of Merger Sub shall thereupon cease, and Target, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its existence under the Laws of the State of Delaware as a wholly-owned subsidiary of Parent.

1.2

The Closing; Effective Time; Effect.

(a)

Unless this Agreement shall have been terminated pursuant to ARTICLE VI, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE V hereof, the closing of the Merger (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, at 10:00 a.m. Chicago time no later than the third (3rd) Business Day after the date that all of the closing conditions set forth in ARTICLE V have been satisfied or waived, unless another time, date or place is agreed upon in writing by the Parties.  The date on which the Closing occurs is herein referred to as the “Closing Date”.  A “Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

(b)

Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in accordance with the DGCL substantially in the form of Exhibit B attached hereto (referred to herein as the

“Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties, in accordance with the DGCL and as specified in the Certificate of Merger.  The Certificate of Merger shall change the name of the Surviving Corporation to “RMG Networks Holdings, Inc.”.

(c)

The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Target and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Target and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.3

Certificate of Incorporation.  As of the Effective Time, by virtue of the Merger and without any action on part of Merger Sub or Target, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately before the Effective Time, until thereafter amended in accordance with the DGCL and such certificate of incorporation; provided, however, that as of the Effective Time the certificate of incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation is “RMG Networks Holdings, Inc.”.

1.4

Bylaws.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Target, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately before the Effective Time, until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that all references in such bylaws to Merger Sub shall be amended to refer to “RMG Networks Holdings, Inc.”.

1.5

Directors and Officers.

(a)

The individuals listed on Schedule 1.5(a) of the Parent Disclosure Schedules shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)

The individuals listed on Schedule 1.5(b) of the Parent Disclosure Schedules shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

1.6

Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a)

Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation at the Effective Time, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)

Cancellation of Target Preferred Stock.  Any shares of Series C preferred stock of Target, par value $0.0001 per share (“Target Series C Stock”), Series B preferred stock of Target, par value $0.0001 per share (“Target Series B Stock”), and Series A preferred stock of Target, par value $0.0001 per share (“Target Series A Stock” and, together with Target Series C Stock and Target Series B Stock, “Target Preferred Stock”), that are owned by (i) Target as treasury stock or (ii) any Subsidiary, shall be automatically cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.  The holders of shares of Target Preferred Stock immediately prior to the Effective Time shall be hereinafter referred to as the “Target Holders”.

(c)

Conversion of Target Series C Stock.  Each share of Target Series C Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and subject to Section 1.6(b) above) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (i) the Series C Per Share Upfront Merger Consideration, and (ii) subject to, and in accordance with ARTICLE VII and the Escrow Agreement, the Series C Per Share Escrow Consideration (the Series C Per Share Upfront Merger

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Consideration and the Series C Per Share Escrow Consideration, collectively, the “Series C Stock Consideration”) and the Per Share Escrow Cash Consideration.  The “Series C Per Share Upfront Merger Consideration” shall be equal to eighty five thousand (85,000) shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) divided by the number of shares of Target Series C Stock issued and outstanding immediately prior to the Effective Time.  The “Series C Per Share Escrow Consideration” shall be equal to (i) three hundred thousand (300,000) shares of Parent Common Stock (the “Escrow Consideration”) less the number of shares of Parent Common Stock paid from the Escrow Fund to Parent (or withheld pending the resolution of unresolved claims) pursuant to ARTICLE VII and the Escrow Agreement, multiplied by (ii) 0.85 (such product, the “Aggregate Series C Escrow Consideration”), divided by (iii) the number of shares of Target Series C Stock issued and outstanding immediately prior to the Effective Time.  The “Per Share Escrow Cash Consideration” shall have the meaning set forth in Section 7.8(c).

(d)

Conversion of Target Series B Stock and Target Series A Stock.  Each share of Target Series B Stock and Target Series A Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and subject to Section 1.6(b) above) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (i) the Junior Preferred Per Share Upfront Merger Consideration, and (ii) subject to, and in accordance with ARTICLE VII and the Escrow Agreement, the Junior Preferred Per Share Escrow Consideration (the Junior Preferred Per Share Upfront Merger Consideration and the Junior Preferred Per Share Escrow Consideration, collectively, the “Junior Preferred Stock Consideration”) and the Per Share Escrow Cash Consideration.  The “Junior Preferred Per Share Upfront Merger Consideration” shall be equal to fifteen thousand (15,000) shares of Parent Common Stock divided by the aggregate number of shares of Target Series B Stock and Target Series A Stock issued and outstanding immediately prior to the Effective Time.  The “Junior Preferred Per Share Escrow Consideration” shall be equal to (i) the Escrow Consideration less the number of shares of Parent Common Stock paid from the Escrow Fund to Parent (or withheld pending the resolution of unresolved claims) pursuant to ARTICLE VII and the Escrow Agreement, less the Aggregate Series C Escrow Consideration, divided by (ii) the aggregate number of shares of Target Series B Stock and Target Series A Stock issued and outstanding immediately prior to the Effective Time.  The Junior Preferred Per Share Escrow Consideration and the Series C Per Share Escrow Consideration are herein together referred to as the “Per Share Escrow Consideration”.  The Junior Preferred Per Share Upfront Consideration and the Series C Per Share Upfront Consideration are herein together referred to as the “Per Share Upfront Consideration”.  The Junior Preferred Stock Consideration and the Series C Stock Consideration are herein together referred to as the “Stock Consideration.”

(e)

Cancellation of Target Common Stock.  Each share of Target’s common stock, par value $0.0001 per share (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished without any present or future right to receive the Stock Consideration, the Per Share Escrow Cash Consideration or any other payment or consideration, there being insufficient funds to qualify for any distribution in accordance with Target’s certificate of incorporation.

(f)

Target Options.  At the Effective Time, all options to purchase Target Common Stock (“Target Options”) then outstanding under the Danouv Inc. 2006 Global Share Plan, as amended (the “Target Option Plan”), and all other Target Options then outstanding, shall be cancelled in accordance with their terms.

(g)

Target Warrants.  At the Effective Time, all warrants to purchase any series of Target Preferred Stock or Target Common Stock then outstanding (“Target Warrants”) shall be cancelled in accordance with their terms.

(h)

Adjustments to Stock Consideration.  The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Target Preferred Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Target Preferred Stock occurring after the date hereof and prior to the Effective Time.

(i)

Fractional Shares.  No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each Target Holder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Target Holder) shall receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) Ten Dollars ($10.00). The fractional share interests of each Target Holder shall be aggregated, so that no Target Holder shall receive cash in respect of fractional share interests in an amount greater than the value of one (1) full share of Parent Common Stock.

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(j)

Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock or Target Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Target Holder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive any Stock Consideration or the Per Share Escrow Cash Consideration, or cancelled without consideration therefor, as applicable (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Target Common Stock or Target Preferred Stock shall thereupon be treated as if they had (i) with respect to shares of Target Preferred Stock, been converted into and become exchangeable for the right to receive, as of the Effective Time, the Stock Consideration and the Per Share Escrow Cash Consideration that such share of Target Preferred Stock is entitled to receive in accordance with this Section 1.6 without any interest thereon and (ii) with respect to shares of Target Common Stock, been cancelled without consideration therefor in accordance with this Section 1.6.  Target shall give Parent (i) prompt notice of any written demands for appraisal of any shares Target Common Stock or Target Preferred Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Target relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Target shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Stock Consideration made available to the Exchange Agent pursuant to Section 1.7 in exchange for shares of Target Preferred Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

1.7

Exchange of Certificates.  Continental Stock Transfer & Trust Company, or such other institution selected by Parent and reasonably acceptable to Target, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(a)

Parent to Provide Parent Common Stock and Cash in Lieu of Fractional Shares.  Promptly after the Effective Time, Parent shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1.7 through such reasonable procedures as Parent may adopt: (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for shares of Target Preferred Stock outstanding immediately prior to the Effective Time and (ii) cash payable pursuant to Section 1.6(j) in lieu of fractional shares (the “Exchange Fund”).

(b)

Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Preferred Stock (the “Certificates”), whose shares were converted into the right to receive the Series C Per Share Upfront Merger Consideration or the Junior Preferred Per Share Upfront Merger Consideration, as applicable, cash in lieu of fractional shares, and the Series C Per Share Escrow Consideration or the Junior Preferred Per Share Escrow Consideration, as applicable, pursuant to Section 1.6 and in accordance with ARTICLE VII and the Escrow Agreement: (i) a letter of transmittal, in customary form, which shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and (B) that receipt of the Series C Per Share Upfront Merger Consideration or the Junior Preferred Per Share Upfront Merger Consideration, as applicable, cash in lieu of fractional shares, the Series C Per Share Escrow Consideration or the Junior Preferred Per Share Escrow Consideration, as applicable, and the Per Share Escrow Cash Consideration shall be contingent upon such holder executing a Lock-Up Agreement, substantially in the form attached hereto as Exhibit A; (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Series C Per Share Upfront Merger Consideration or the Junior Preferred Per Share Upfront Merger Consideration, as applicable, cash in lieu of fractional shares and the right to receive the Series C Per Share Escrow Consideration or the Junior Preferred Per Share Escrow Consideration, as applicable, and the Per Share Escrow Cash Consideration; and (iii) such other customary documents as may be required pursuant to such instructions.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive

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in exchange therefor: (i) a certificate evidencing the Per Share Upfront Merger Consideration to which such holder is entitled pursuant to Section 1.6; (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c); and (iii) cash (without interest) in respect of fractional shares as provided in Section 1.6(j), and the Certificate so surrendered shall forthwith be canceled.

(c)

Rights of Former Target Holders.  Until surrendered for exchange in accordance with the provisions of this Section 1.7, each Certificate theretofore representing shares of Target Preferred Stock (other than shares to be canceled pursuant to Section 1.6(b) or as to Dissenting Shares) shall from and after the Effective Time represent for all purposes other than the payment of dividends only the right to receive the consideration provided in Section 1.6(c) in exchange therefor.  To the extent permitted by Law, former Target Holders of record shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Target Preferred Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement.  Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 1.7.  Upon surrender of such Certificate, Parent shall cause the Exchange Agent to deliver to the record holders thereof, without interest, a certificate evidencing the Per Share Upfront Merger Consideration to which such holder is entitled, cash in lieu of fractional shares, and the amount of any dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

(d)

Transfers of Ownership.  If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)

Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to Target Holders six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any Target Holders who have not previously complied with this Section 1.7 shall thereafter look only to Parent for payment of their claim for the applicable Per Share Upfront Merger Consideration, cash in lieu of fractional shares, and any dividends or distributions with respect to Parent Common Stock.

(f)

No Liability.  Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(g)

Dissenting Shares.  The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.7(g) shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Series C Per Share Upfront Merger Consideration or the Junior Preferred Per Share Upfront Merger Consideration, as applicable (and cash in lieu of fractional shares), and the right to receive the Series C Per Share Escrow Consideration or the Junior Preferred Per Share Escrow Consideration, as applicable, and the Per Share Escrow Cash Consideration in accordance with ARTICLE VII and the Escrow Agreement, to which such holder is entitled pursuant to Section 1.6(c).

1.8

Payment of Indebtedness.

(a)

Indebtedness.  At the Closing, Parent shall pay, on behalf of Target and the Subsidiaries, all Indebtedness of Target under that certain Credit Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target, the Lenders party thereto and Obsidian Agency Services, Inc. (“Obsidian”), as Administrative Agent and Collateral Agent thereunder (the “Credit Agreement”) and under those certain Protective Advance Letter Agreements, dated January 24, 2012 and April 24, 2012, as set forth in a payoff letter, executed by Tennenbaum Capital Partners, LLC (“Tennenbaum”), in such form as is consistent with that certain letter agreement, dated as of November 20, 2012, by and between Obsidian and Parent (the “Payoff Letter”) and which Parent does not reasonably believe is inconsistent with the Payoff Letter.  For purposes of this Agreement, the term “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (including

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amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs (other than expenses and current trade liabilities incurred in the ordinary course of business consistent with past practices and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations under conditional sale or other title retention agreements relating to property purchased by Target or any Subsidiary, (E) all obligations under leases required to be accounted for as capital leases under GAAP, (F) all obligations in respect of acceptances issued or created, (G) all liabilities secured by an Encumbrance on any property and (H) all guarantee obligations.

(b)

Closing Amounts Certificate. Not less than three (3) Business Days prior to the Closing, Target shall deliver to Parent a certificate (the “Closing Amounts Certificate”) setting forth the Indebtedness and the transaction expenses payable at the Closing. The Closing Amounts Certificate shall include reasonable detail and back-up documentation regarding Target’s calculation thereof with respect to each payee, and a spreadsheet (the “Closing Spreadsheet”) which shall be substantially in the form of Schedule 1.8(b) of the Target Disclosure Schedules (it being acknowledged and agreed that various amounts on Schedule 1.8(b) of the Target Disclosure Schedules are estimates and will be updated prior to Closing as contemplated herein).  With respect to the Indebtedness, at such time, Target shall also deliver the Payoff Letter and the pay-off instructions for all such amounts.  Target shall provide Parent with access to all information that Parent shall reasonably request to verify Target’s calculations.  The Parties agree to work diligently and in good faith with one another to resolve any disagreements either may have with respect to the Closing Amounts Certificate or Closing Spreadsheet.

1.9

Escrow.  In connection with the Closing, Parent and the Stockholder Representative shall have executed and delivered to the other an escrow agreement (the “Escrow Agreement”), which shall be in substantially the form of Exhibit C.  The Escrow Consideration to be issued by Parent shall be issued by Parent, and Parent shall, at or promptly after the Closing, deliver the Escrow Consideration and Escrow Cash Fund to Wilmington Trust, N.A. (or other institution selected by Parent and reasonably approved by Target) as escrow agent (the “Escrow Agent”), to hold the Escrow Consideration and distribute the same in accordance with the terms of the Escrow Agreement and this Agreement (the Escrow Consideration, following such delivery to the Escrow Agent, being herein referred to as the “Escrow Fund”).

1.10

No Further Ownership Rights in Target Capital Stock.  The Stock Consideration delivered upon the surrender for exchange of shares of Target Preferred Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Preferred Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 1.7.

1.11

Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from a Target Holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such Target Holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

1.12

Taxable Transaction.  The Merger is intended to be a taxable transaction.  The Parties agree to report the Merger consistent with this intent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the Target disclosure schedules to this Agreement (the “Target Disclosure Schedules”) that correspond with the sections of this ARTICLE II, which Target Disclosure Schedules shall identify any exceptions to the representations and warranties contained in this ARTICLE II, and which shall be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE II and the disclosure in any such numbered and lettered section of the Target Disclosure Schedules shall qualify only the corresponding section in this ARTICLE II (except to the extent disclosure in any numbered or lettered section of the Target Disclosure Schedules is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Schedules), Target hereby represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE II are true and correct as of the date of this Agreement.

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2.1

Due Organization and Good Standing.  Except as set forth on Schedule 2.1 of the Target Disclosure Schedules, each of Target and the Subsidiaries is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted.  Each of Target and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  Target has heretofore made available to Parent accurate and complete copies of Target’s and each Subsidiaries’ certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents, each as currently in effect.  None of Target or any Subsidiary is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents.

For purposes of this Agreement, the term “Material Adverse Effect” shall mean, with respect to a Party, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole, except in each case for any such effect attributable to (i) changes in Laws, regulations or generally accepted accounting principles in the United States (“GAAP”), or interpretations thereof, (ii) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the Merger), (iii) the failure of a Party or any of its subsidiaries to take any action referred to in Section 4.1 due to another Party’s unreasonable withholding, delaying or conditioning of its consent, (iv) conditions generally affecting the industries in which such Party operates, the global economy or the financial or securities markets in the United States, to the extent that such conditions do not have a materially disproportionate impact on such Party or (v) the outbreak of war or acts of terrorism.

2.2

Capitalization.  The authorized capital stock of Target consists of 140,000,000 shares of Target Common Stock, of which there were issued and outstanding as of the close of business on January 4, 2013, 6,334,095 shares, and 60,175,878 shares of Target Preferred Stock, of which as of that same date there were designated 22,171,677 shares of Target Series A Stock, 24,157,621 shares of Target Series B Stock, and 13,846,580 shares of Target Series C Stock.  As of that same date, there were issued and outstanding, 15,221,880 shares of Target Series A Stock, convertible into 15,221,880 shares of Target Common Stock; 16,794,649 shares of Target Series B Stock, convertible into 16,794,649 shares of Target Common Stock; and 9,692,606 shares of Target Series C Stock, convertible into 9,692,606 shares of Target Common Stock.  All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances other than any Encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Target or any agreement to which Target is a party or by which it is bound.  As of that same date, there were 27,982,558 shares of Target Common Stock reserved for issuance under the Target Option Plan. As of that same date, there were 24,013,216 shares of Target Common Stock, 4,035,685 shares of Target Series A Stock, 4,343,270 shares of Target Series B Stock and 2,423,152 shares of Target Series C Stock reserved for issuance upon the exercise of outstanding Target Warrants, and the Target Warrants are held in the amounts and by the Persons set forth on Schedule 2.2 of the Target Disclosure Schedules.  Target has delivered to Parent true and complete copies of each Target Warrant and warrant agreement evidencing each Target Warrant and each form of agreement or Target Stock Option Plan evidencing Target Options.  Except for the rights created pursuant to this Agreement, the rights disclosed in the preceding three sentences, and except as set forth on Schedule 2.2 of the Target Disclosure Schedules there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or Target Preferred Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, security, commitment or agreement.  All shares of Target Common Stock issuable upon conversion of the Target Preferred Stock or upon exercise of the options described in this Section 2.2, and all shares of Target Common Stock, Target Series A Stock, Target Series B Stock and Target Series C Stock issuable upon exercise of the Target Warrants described in this Section 2.2, will be, when issued pursuant to the respective terms of such Target Preferred Stock, Target Options or Target Warrants, duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 2.2 of the Target Disclosure Schedules, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Common Stock or Target Preferred Stock (a) between or among Target and any of its shareholders; and (b) to Target’s Knowledge, between or among any of Target’s shareholders.  “Knowledge” with respect to a particular Party means the actual knowledge of the officers and directors of such Party and the knowledge that such officers or directors would reasonably be expected to have obtained in

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the ordinary course of the performance of their duties as officers or directors of such Party.  All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Common Stock or Target Preferred Stock were issued in compliance with all applicable federal and state securities Laws.

2.3

Subsidiaries.  Schedule 2.3 of the Target Disclosure Schedules sets forth a true, complete and correct list of all Subsidiaries, the authorized equity interests of each Subsidiary, the issued and outstanding equity interests of each Subsidiary, each Subsidiary’s respective jurisdiction of organization and all jurisdictions in which each Subsidiary is qualified to conduct business.  All of the equity interests of the Subsidiaries are owned, directly or indirectly, by Target free and clear of any Encumbrance with respect thereto.  All of the outstanding equity interests in each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and were issued in compliance with applicable Laws.  No equity interests of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests in any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional equity interests or options, warrants or rights to purchase or acquire any additional equity interests or securities convertible into or exchangeable for such interests of such Subsidiary.  Neither Target nor any Subsidiary owns any other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than the equity interest of the Subsidiaries owned by Target or another Subsidiary.  As used in this Agreement, “Subsidiary”, when used with respect to Target, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by Target or by any one or more of the Subsidiaries (as defined in the preceding clause), or by Target and one or more of the Subsidiaries.

2.4

Authorization; Binding Agreement.  Target has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement to be executed by Target in connection with the consummation of the Merger (the “Target Documents”), and, assuming the approval of Target’s stockholders, to consummate the Merger.  The execution and delivery of this Agreement, the Target Documents and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the board of directors of Target, and (ii) no other corporate or limited liability company proceedings on the part of Target or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Target Documents or to consummate the Merger, other than the approval of Target’s stockholders.  This Agreement has been, and each of the Target Documents will be at or prior to the Closing, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Target, enforceable against Target in accordance with their terms, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5

Governmental Approvals.  No consent, approval, waiver, order, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any government, any state or other political subdivision thereof, or any other entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of Target or any Subsidiary is required to be obtained or made in connection with the execution, delivery or performance by Target of this Agreement, the Target Documents or the consummation by Target of the transactions contemplated hereby (including the Merger), other than: (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and (ii) such filings as may be required in any jurisdiction where Target is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization.

2.6

No Violations or Conflicts.  Except as set forth on Schedule 2.6 of the Target Disclosure Schedules, the execution and delivery by Target of this Agreement or the Target Documents, the consummation of the Merger and the other transactions contemplated hereby, and compliance by Target with any of the provisions hereof or thereof, will not: (i) conflict with or violate any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company

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agreement or other organizational documents of Target or any Subsidiary, (ii) require any Consent under or result in a material violation or material breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Target Material Contract to which Target or any Subsidiary is a party or by which Target’s or any Subsidiary’s assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract (collectively, the “Encumbrances”) upon any of the properties, rights or assets of Target or any Subsidiary, (iv) adversely affect the validity of any of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Target Permits”) or cause a cancellation of or otherwise adversely affect any of the Target Permits, (v) adversely affect any of the properties, rights or assets of Target or any Subsidiary or (vi) conflict with, contravene or violate any Law to which Target or any Subsidiary or any of their respective assets or properties is subject.

2.7

Target Financial Statements.

(a)

As used herein, the term “Target Financials” means (i) Target’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Target’s consolidated balance sheets as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income and statements of cash flow for the years ended December 31, 2011 and 2010 (the “Target Historical Financials”), (ii) Target’s audited consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Target’s consolidated balance sheet as of December 31, 2012 and the related consolidated statement of income and statement of cash flow for the year ended December 31, 2012 (the “Target 2012 Financials”) and (iii) the unaudited consolidated balance sheets of Target as of September 30, 2012 (the “Latest Balance Sheet”) and September 30, 2011 and the related consolidated statements of income and cash flows of Target for the nine (9) month periods then ended (the “Target September 30 Financials”).  Target has made available to Parent true, correct and complete copies of the Target Financials.  Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Target Financials, the Target Financials (i) are accurate and complete in all material respects and have been prepared in accordance with GAAP, consistently applied, (ii) are derived from and are in accordance with the books and records of Target and the Subsidiaries and (iii) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Target and the Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (x) GAAP consistently applied and (y) Regulation S-X (“Regulation S-X”) under the  Securities Act of 1933, as amended (the “Securities Act”).  Neither Target nor any Subsidiary had any off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).  The Target Financials, to the extent required for inclusion in the Tender Offer, comply in all material respects with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation S-X and the published general rules and regulations of the SEC.  Notwithstanding any provision in this Agreement to the contrary, (A) any representation and warranty in this Agreement with respect to the Target 2012 Financials shall be made only as of the date Target delivers to Parent the Target 2012 Financials (which, for the avoidance of doubt, shall be not later than February 15, 2013), and as of the Closing Date and (B) with respect to the Target Financials being presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act, it shall not be a breach of such representation and warranty if, on or before January 31, 2013, Target delivers to Parent the Target Historical Financials and the Target September 30 Financials presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act.

(b)

Except as set forth on Schedule 2.7 of the Target Disclosure Schedules, to Target’s Knowledge, for the years ended December 31, 2012 and 2011 and the nine (9) months ended September 30, 2012, Target has had no (i)  material weaknesses in the design or operation of Target’s internal controls over financial reporting that are reasonably likely to adversely affect Target’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Target’s internal controls over financial reporting.

(c)

Except as set forth on Schedule 2.7 of the Target Disclosure Schedules, Target and each Subsidiary has not, and to the Knowledge of Target, no auditor or accountant of Target or any Subsidiary or any managing member, manager, director, general partner, officer or consultant of Target or any Subsidiary, has, received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any Subsidiary or their internal accounting controls,

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including any complaint, allegation, assertion or claim that Target or any Subsidiary has engaged in questionable accounting or auditing practices.  No attorney representing Target or any Subsidiary has reported evidence to Target of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the business of Target or the Subsidiaries) or securities Laws, breach of fiduciary duty or similar violation by Target or any Subsidiary or any of their respective officers, managing members, general partners, directors, managers, employees or agents.

(d)

Target and the Subsidiaries maintain accurate books and records which reflect their respective assets and liabilities in all material respects and provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements of Target in accordance with GAAP, consistently applied.  Neither Target nor any of the Subsidiaries has Knowledge of any violation of applicable Law by Target or any Subsidiary, or of any other event or circumstance, which reasonably would indicate that Target’s internal controls are materially inadequate to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) access to assets of Target and the Subsidiaries is permitted only in accordance with management’s authorization and (iii) all accounts, notes and other receivables and inventory are recorded accurately in all material respects, and reasonable procedures are implemented to effect the collection thereof on a current and timely basis.

2.8

Absence of Certain Developments.  Except as set forth on Schedule 2.8 of the Target Disclosure Schedules, from the date of the Latest Balance Sheet to the date of this Agreement, Target and each Subsidiary (a) has conducted its respective businesses only in the ordinary course of business consistent with past practice, (b) used all commercially reasonable efforts to preserve their respective businesses and customers, (c) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with its past practice and (d) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business.  Without limiting the generality of the foregoing, from the date of the Latest Balance Sheet:

(a)

There has not been a Material Adverse Effect on Target and the Subsidiaries, taken as a whole, and there has not been any change, event, development or condition (whether or not covered by insurance) that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect on Target and the Subsidiaries, taken as a whole;

(b)

there has not been any damage, destruction or loss to the property or assets of Target or any Subsidiary, whether or not covered by insurance, exceeding in the aggregate One Hundred Thousand Dollars ($100,000);

(c)

there has not been any declaration, setting aside or payment of any dividend or other distribution of cash or other property in respect of any shares of capital stock or other equity securities of Target or the Subsidiaries or any repurchase, redemption, or other acquisition by Target or the Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interest in, Target or the Subsidiaries other than distributions from a Subsidiary to Target or another Subsidiary;

(d)

neither Target nor any Subsidiary has entered into any employment or severance agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Target’s or the Subsidiaries’ officers or employees other than in the ordinary course of business, or as required by applicable Law;

(e)

there has not been any change by Target or the Subsidiaries in accounting or Tax reporting principles, methods or policies;

(f)

neither Target nor any of the Subsidiaries has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(g)

neither Target nor any of the Subsidiaries has entered into any transaction or contract other than in the ordinary course of business and as provided to Parent, or amended, terminated or is in default under, any Target Material Contract;

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(h)

neither Target nor any of the Subsidiaries has failed to promptly pay and discharge current liabilities, except for amounts not in excess of Fifty Thousand Dollars ($50,000) or where disputed in good faith by appropriate proceedings;

(i)

neither Target nor any of the Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any holder of Target Common Stock or Target Preferred Stock or any director, officer, partner, stockholder, or affiliate of any holder of Target Common Stock or Target Preferred Stock;

(j)

neither Target nor any Subsidiary has (i) mortgaged, pledged or subjected to any Encumbrance (other than licenses to Intellectual Property granted in the ordinary course of business) any of its assets or (ii) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Target or any Subsidiary, except in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;

(k)

neither Target nor any Subsidiary has discharged or satisfied any Encumbrance (or paid any liability) except in the ordinary course of business;

(l)

neither Target nor any Subsidiary has cancelled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business and which, in the aggregate, would not be material to Target or any Subsidiary taken as a whole;

(m)

neither Target nor any Subsidiary has made or committed to make any capital expenditures in excess of Thirty Five Thousand Dollars ($35,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate, other than capital expenditures permitted by Section 4.1(k);

(n)

neither Target nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness of Target in an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(o)

neither Target nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property rights owned by Target or any Subsidiary except in the ordinary course of business;

(p)

neither Target nor any Subsidiary has instituted or settled any legal proceeding resulting in a loss of revenue in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(q)

there has been no amendment to any organizational document of any of Target or the Subsidiaries or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Target or any Subsidiary, and no creation of any new subsidiary by Target or any Subsidiary;

(r)

to Target’s and it Subsidiaries’ Knowledge, there has been no material adverse change in Target’s or any of the Subsidiaries’ relations with any customer, distributor, supplier or agent;

(s)

there are no accrued but unpaid dividends on shares of Target Common Stock or Target Preferred Stock;

(t)

there has been no grant of credit to any customer, distributor or supplier of Target or any Subsidiary on terms or in amounts materially more favorable than had been extended to such customers, distributors or suppliers in the past; and

(u)

none of Target or any Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 2.8.

2.9

Absence of Undisclosed Liabilities.  As of the date hereof, neither Target nor any Subsidiary has any liabilities of any kind (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise) that would have been required to be reflected in, reserved against or otherwise described on the Latest Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than transaction expenses and liabilities incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet that, individually or in the aggregate, do not exceed One Hundred Thousand Dollars ($100,000).

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2.10

Compliance with Laws.  Except as set forth on Schedule 2.10 of the Target Disclosure Schedules, Target and each of the Subsidiaries has complied with, is not in violation of and has not received any notices of violation and has not been under investigation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, properties and assets, including, but not limited to, Section 5 of the Federal Trade Commission Act or any unfair competition, false advertising or consumer protection Laws, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target or the Subsidiaries, taken as a whole.

2.11

Regulatory Agreements; Permits.  Except as set forth on Schedule 2.11 of the Target Disclosure Schedules:

(a)

There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which Target or any Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to Target or any Subsidiary, or (iii) resolutions or policies or procedures adopted by Target or any Subsidiary at the request of a Governmental Authority, that (A) limit in any material respect the ability of Target or any Subsidiary to conduct its business as currently being conducted or as contemplated by the Parties to be conducted following the Closing, (B) in any manner impose any requirements on Target or any Subsidiary that materially add to or otherwise materially modify in any respect the requirements imposed under applicable Laws, (C) require Target or any Subsidiary or any of its divisions to make capital contributions or make loans to another division or affiliate of Target or any Subsidiary or (D) in any manner relate to the ability of Target or any Subsidiary to pay dividends or otherwise materially restrict the conduct of business of Target or any Subsidiary in any respect.

(b)

Target and each Subsidiary hold all material Target Permits, all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of the Target Permits is pending or, to the Knowledge of Target or any Subsidiary, threatened.  To the Knowledge of Target, no facts or circumstances exist that would reasonably be expected to impact Target’s or any Subsidiary’s ability to obtain any material Target Permit in the future as may be necessary for Target or any Subsidiary to continue its operations as currently contemplated.  Neither Target nor any Subsidiary is in violation in any material respect of the terms of any Target Permit.

(c)

Each of the officers and employees of Target and each of the Subsidiaries are in compliance with all applicable federal, state and foreign Laws requiring any registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified.

2.12

Litigation.  There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration, assessment or investigation (each, an “Action”) pending before any Governmental Authority or, to the Knowledge of Target, threatened against any of Target or any Subsidiary or any of their respective properties, rights or assets or any of their respective officers, directors, managing members, managers or general partners, (in their capacities as such), including, but not limited to, any action by the Federal Trade Commission regarding the advertising delivered through Target’s or any Subsidiary’s networks, or any claim that such advertising is false, misleading or constitutes an unfair or deceptive trade practice, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against Target or any Subsidiary or any of its properties, rights or assets or any of its officers, directors, managing members, managers or general partners, (in their capacities as such) that could prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), and that could reasonably be expected to have a Material Adverse Effect on Target.  Target and each Subsidiary are in material compliance with all Orders.  All Actions to which Target or any Subsidiary is a party or, to the Knowledge of Target or any Subsidiary, threatened to become a party, as of the date hereof is set forth on Schedule 2.12 of the Target Disclosure Schedules.

2.13

Restrictions on Business Activities.  There is no agreement or Order binding upon Target or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any material respect any current or future business practice of Target or any Subsidiary, any acquisition of property by Target or any Subsidiary, the conduct of business by Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or any Subsidiary, or restricting in any material respect the ability of Target or any Subsidiary from engaging in business as currently conducted or as proposed to be conducted by Target or any Subsidiary or from competing with other parties.

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2.14

Material Contracts.

(a)

Schedule 2.14(a) of the Target Disclosure Schedules sets forth a list of, and Target has made available to Parent, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound (each, a “Target Material Contract”) that:

(i)

is described in the Target Financials for the year ended December 31, 2011;

(ii)

contains covenants that materially limit the ability of Target or any Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of Parent, Target, the Subsidiaries or any of their affiliates):  (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person, except, in each case, for any such contract that may be canceled without any penalty or other liability to Target or any Subsidiary upon notice of thirty (30) days or less;

(iii)

involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any Person that is material to the business of Target or any Subsidiary, taken as a whole;

(iv)

involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)

relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of Fifty Thousand Dollars ($50,000) with respect to any such Indebtedness;

(vi)

was entered into by Target or any Subsidiary and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person;

(vii)

by its terms calls for aggregate payments by Target or any Subsidiary under such contract of more than Two Hundred Thousand Dollars ($200,000);

(viii)

with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a substantial amount of the assets or capital stock or other equity interests of another Person, pursuant to which Target or any Subsidiary has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(ix)

any managing member, manager, director, general partner, executive officer or key employee of Target or any Subsidiary is a party to that cannot be cancelled by Target or such Subsidiary within thirty (30) days’ notice without liability, penalty or premium;

(x)

obligates Target or any Subsidiary to provide indemnification (other than to customers in the ordinary course of business) or a guarantee in excess of Fifty Thousand Dollars ($50,000) with respect to any obligation;

(xi)

obligates Target or any Subsidiary to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of Fifty Thousand Dollars ($50,000) with respect to such obligation; other than capital expenditures after the date of this Agreement that are permitted by Section 4.1(k);

(xii)

relates to the development, ownership, licensing or use of any Intellectual Property by Target or any Subsidiary by or from a third party that is material to the business of Target or any Subsidiary, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally, with license, maintenance, support and other fees of less than Fifty Thousand Dollars ($50,000) per year (“COTS Software”);

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(xiii)

relates to the employment of, or the performance of services by, any employee, consultant or director, or pursuant to which Target or any Subsidiary are or may be obligated to make any severance, termination or similar payment to any current or former employee, consultant or directors; or pursuant to which Target or any Subsidiary are or may be obligated to make any bonus or similar payment (other than payments constituting such Person’s base salary) in excess of Fifty Thousand Dollars ($50,000) to any current or former employee, consultant or director;

(xiv)

involves severance, change of control or related payments to any employees, consultants or directors of Target or any Subsidiary;

(xv)

involves any holder of Target Common Stock or Target Preferred Stock or affiliate thereof; or

(xvi)

is otherwise material to Target and its Subsidiaries, taken as a whole.

(b)

With respect to each Target Material Contract and except as set forth on Schedule 2.14(b) of the Target Disclosure Schedules: (i) each Target Material Contract is legal, valid, binding and enforceable in all material respects against Target or the Subsidiaries, as the case may be, and, to Target’s Knowledge, the other party thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement, including the Merger, will not affect the terms, validity or enforceability of such Target Material Contract against the Surviving Corporation or any Subsidiary and, to Target’s Knowledge, the other party thereto; (iii) neither Target nor any Subsidiary is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by Target or any Subsidiary, or permit termination or acceleration by the other party, under any Target Material Contract; (iv) as of the date of this Agreement, and to Target’s Knowledge, no other party to any Target Material Contract is in breach or default in any material respect, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by Target or any Subsidiary, under such Target Material Contract; and (v) the consummation of the transactions contemplated by this Agreement, including the Merger, will not obligate Target or any Subsidiary to make any payments thereunder.  Neither Target nor any Subsidiary is a party to any material oral contract, agreement or other arrangement.

2.15

Intellectual Property and Privacy.

(a)

Definitions.  For purposes of this Agreement, “Intellectual Property” means:

(i)

all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by any Governmental Authority, including design patents and industrial design registrations (collectively, “Issued Patents”);

(ii)

all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention filed with any Governmental Authority, applications for certificates of invention and priority rights in any country and regardless of formal name, including substitutions, continuations, continuations-in-part, divisions, divisionals, renewals, revivals, reissues, re-examinations and extensions thereof and including design patent applications and industrial patent applications (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii)

all copyrights, copyrightable works, semiconductor topography and mask work rights and applications for registration of any of the foregoing, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, Moral Rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties (collectively, “Copyrights”);

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(iv)

trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated with each of the foregoing (collectively, “Trademarks”) and domain name registrations;

(v)

all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes, however documented;

(vi)

all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, properties or rights);

(vii)

rights, of attribution and integrity, the right to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights including rights of paternity and integrity, whether existing under judicial or statutory Law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right”) (collectively, the “Moral Rights”);

(viii)

For purposes of this Agreement, “Personal Data” shall mean all data relating to one (1) or more individual(s), whether personally identifying (i.e., data that identifies an individual, identifies an individual device or, in combination with any other information or data available to Target or any Subsidiary, is capable of identifying an individual) or de-identified data, including a Person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, social security number, Tax identification number, driver’s license number, or any other government issued identification number, passport number, credit card number, bank account information or other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such Person or enables access to such Person’s financial information , or as that term is otherwise defined by applicable Law; and

(ix)

For purposes of this Agreement, “Self-Regulatory Guidelines” shall mean all privacy, marketing or advertising guidelines issued by the Mobile Marketing Association or any other industry association.

(b)

Title.  Target or a Subsidiary owns, solely and exclusively, and has good and marketable title to, or possess legally enforceable rights to use, free and clear of all Encumbrances, all Intellectual Property used or currently proposed to be used in the business of Target or any Subsidiary as currently conducted by Target or any Subsidiary.  The Intellectual Property owned by and licensed to Target or any Subsidiary collectively constitutes all of the Intellectual Property used by Target or any Subsidiary to conduct its business as such business is currently being conducted.  No current or former officer, director, stockholder, employee, consultant or independent contractor of Target or any Subsidiary has any right, claim or interest in or with respect to any Target Intellectual Property (as defined below).

(c)

Patents and Agreements.  Schedule 2.15(c) of the Target Disclosure Schedule lists:

(i)

(A) all Patents, all Trademarks, all registered Copyrights and domain names that are owned or purported to be owned by Target or any Subsidiary (the “Registered Intellectual Property”), including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed and (B) a list of all actions, filings or payments that must be taken or that are due to any Governmental Authority during the ninety (90) day period following the Closing; and

(ii)

(A) all agreements relating to each of the products or services of Target (collectively, the “Target Products”) or other Intellectual Property owned or purported to be owned by Target or any Subsidiary, whether or not such Intellectual Property constitutes Registered Intellectual Property (the “Owned Intellectual Property”) (other than those pursuant to which Target or any Subsidiary grants a right to use for internal purposes subject to standard terms and conditions or terms of use in a form that has been provided to Parent; (B) agreements granting Target or any Subsidiary a right to use, distribute or sublicense any Intellectual Property owned by a Person on an exclusive or non-exclusive basis (the “Third Party

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Intellectual Property” and together with the Owned Intellectual Property and other than any COTS Software, the “Target Intellectual Property”); (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target are Fifty Thousand Dollars ($50,000) or more; (D) joint development agreements; (E) any agreement by which Target or any Subsidiary grants any ownership right to any Owned Intellectual Property owned by Target or any Subsidiary; (F) any order relating to Owned Intellectual Property and any order known to Target or any Subsidiary to relate to Third Party Intellectual Property; (G) any option relating to any Owned Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Target Products or Owned Intellectual Property (including any source code escrows pursuant to which a party could have a right to access source code.

(d)

Third Party Infringement.  To the Knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Owned Intellectual Property and to the Knowledge of Target, any Third Party Intellectual Property, by any third party, including any employee, consultant or former employee or consultant of Target or any Subsidiary.  Neither Target nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Parent or its counsel.  Except as set forth on Schedule 2.15(d) of the Target Disclosure Schedules, there are no royalties, fees or other payments payable by Target or any Subsidiary to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

(e)

No Breach.  Neither Target nor any Subsidiary is in breach of any license, sublicense or other agreement relating to the Target Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any Target Document or other ancillary agreement contemplated hereby nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on Parent’s right to own or use any Target Intellectual Property.

(f)

Status.  All Patents, registered Trademarks and registered Copyrights held by Target or any Subsidiary are valid and subsisting.  All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts.  Except as set forth on Schedule 2.15(f) of the Target Disclosure Schedules, neither Target nor any Subsidiary, nor any Owned Intellectual Property or any Target Product is infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party.  Except as set forth on Schedule 2.15(f) of the Target Disclosure Schedules, there is no proceeding pending or, to the Knowledge of Target, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party.  Except as set forth on Schedule 2.15(f) of the Target Disclosure Schedules, neither Target nor any Subsidiary has brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)

Employee and Consultant Assignment.  All current and former officers and employees of Target and each Subsidiary have executed and delivered to Target or such Subsidiary, as the case may be, an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and, with respect to those officers and employees that were involved in the development of any Owned Intellectual Property or any Target Products,  and the assignment to Target or such Subsidiary of any Intellectual Property arising from services performed for Target or such Subsidiary by such persons, the form of which has been supplied to Parent.  All current consultants and independent contractors to Target or each Subsidiary involved in the development, modification, marketing and servicing of any Target Products or Target Intellectual Property have executed and delivered to Target or such Subsidiary an agreement in the form provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target or such Subsidiary of any Intellectual Property arising from services performed for Target by such persons.  To the Knowledge of Target, no employee or independent contractor of Target or any Subsidiary is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target or such Subsidiary.  To the Knowledge of Target, no current or former officer, director, stockholder, employee, consultant or independent contractor of Target or any Subsidiary has any right, claim or interest in or with respect to any Target Intellectual Property.  All authors retained by Target or any Subsidiary of any works of authorship in the Owned Intellectual Property or Target Products, whether as an employee, contractor or otherwise,

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have irrevocably and in writing expressly waived their Moral Rights in such Owned Intellectual Property or Target Products, as the case may be, and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by applicable Law, or such authors prepared such works in jurisdictions that do not recognize Moral Rights.

(h)

Confidentiality.  Target and each Subsidiary have taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except such Target Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Target Intellectual Property.  All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Target or any Subsidiary by or to a third party has been pursuant to the terms of a written agreement between Target or such Subsidiary and such third party.  All use, disclosure or appropriation of Confidential Information not owned by Target or any Subsidiary has been pursuant to the terms of a written agreement between Target or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

(i)

No Product Liability.  No product liability claims have been communicated in writing to or, to Target’s Knowledge, threatened against Target or any Subsidiary.

(j)

Software.  A complete list of each of the Target Products and Target’s proprietary software (“Target Software”), together with a brief description of each, is set forth in Schedule 2.15(j) of the Target Disclosure Schedule.  The Target Software and Target Products conform in all material respects with any published specification, published documentation, written performance standard, representation or statement provided with respect thereto by or on behalf of Target.

(k)

No Proceedings.  Except as set forth on Schedule 2.15(f) of the Target Disclosure Schedules, neither Target nor any Subsidiary is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target or any Subsidiary, or which may affect the validity, use or enforceability of such Target Intellectual Property.  Except as set forth on Schedule 2.15(f) of the Target Disclosure Schedules, neither Target nor any Subsidiary is subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target or any Subsidiary of the Target Intellectual Property or Target Products.

(l)

No Public Software.  Except as set forth on Schedule 2.15(l) of the Target Disclosure Schedules, no Public Software (as defined below) forms part of the any Target Product or Owned Intellectual Property, and no Public Software was or is used in connection with the development of any Target Product or Owned Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Target Product or Owned Intellectual Property. As used in this Section 2.15, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.  Neither Target nor any Subsidiary, nor any of their respective officers or employees, have contributed any Target Product or Owned Intellectual Property to Public Software and no contributions have been made by any of Target or any Subsidiary or any of their respective officers or employees to Public Software, if any, that (i) were made in breach of confidentiality, Intellectual Property or other obligations under any Contract to which Target, any Subsidiary or the contributing officer or employee is a party, (ii) breach the terms of the open source license or other agreement under which they were contributed or release or (iii) infringe, misappropriate or otherwise violate any Intellectual Property of any Person.

(m)

Government Funding; Standards Setting Organizations.  No government funding, facilities or resources of any government, international organization, university, college, other educational institution or research center was used in the development of the Target Products or Owned Intellectual Property.  Neither Target nor any Subsidiary is a member of any industry or standards setting organization that requires a license of any Owned Intellectual Property for membership.

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(n)

Personal Data.  Schedule 2.15(n) of the Target Disclosure Schedules identifies and describes each electronic or other database containing (in whole or in part) any Personal Data that is maintained by or for Target or any Subsidiary.  Target has provided true and accurate information to Parent regarding (i) the types of Personal Data collected by or for Target or any Subsidiary; and (ii) how such Personal Data are collected, processed, used, stored, secured, and/or disclosed.  Further:

(i)

Since the date of Target’s and each Subsidiary’s date of incorporation, formation or organization, all Personal Data have been collected, processed, used, stored, secured, and/or disclosed by or on behalf of Target or any Subsidiary in compliance with all applicable Laws, Self-Regulatory Guidelines, Privacy Policies, Security Policies and mandatory industry standards;

(ii)

Target and each Subsidiary has reasonable safeguards in place to protect Personal Data in its possession or control from unauthorized access by third parties, including the employees and contractors of Target and each Subsidiary.

(iii)

Target and the Subsidiaries have used commercially reasonable efforts to ensure that all third parties that have provided Personal Data to Target have collected, processed, used, stored, secured, and/or disclosed such Personal Data in compliance with all applicable Laws and Self-Regulatory Guidelines;

(iv)

Neither Target nor any Subsidiary markets or promotes Target Products to children under the age of thirteen (13) and, to Target’s Knowledge, no children under the age of thirteen (13) have submitted Personal Data to Target through Target’s or any Subsidiaries’ website;

(v)

No Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of Target or any Subsidiary and is in Target’s or any Subsidiary’s possession or control;

(vi)

Neither Target nor any Subsidiary is subject to regulation as a telemarketer in any jurisdiction in which it operates or assists or is used by its customers to send any communication.  Target provides a technology platform through which its customers may send marketing or advertising messages.  Target does not initiate the transmission of any such messages in any manner except as directed by Target’s and the Subsidiaries’ customers.  Neither Target nor any Subsidiary select the content or the recipients of any such messages.  Neither Target nor any Subsidiary provide any data to its customers regarding the recipients of such messages except in accordance with applicable Law.  All customers of Target and the Subsidiaries are required before using Target’s or a Subsidiary’s platform to be contractually bound that they will send marketing or advertising communications only to recipients in compliance with Self-Regulatory Guidelines and all applicable Laws; and

(vii)

Target and each Subsidiary complies fully with its U.S.-E.U. Safe Harbor certification.

(o)

Privacy Policies.  Schedule 2.15(o) of the Target Disclosure Schedules (i) contains each of Target’s and each Subsidiary’s privacy policies in effect at any time from inception to the date of this Agreement (each a “Privacy Policy” and collectively “Privacy Policies”) and (ii) identifies the period of time during which each such Privacy Policy was or has been in effect.  Further, Target and each Subsidiary:

(i)

clearly and conspicuously presented or prominently made available for viewing an accurate Privacy Policy to individuals at the time Target or such Subsidiary collects any Personal Data from individuals for Target’s or a Subsidiary’s use on their own behalf and not on behalf of any customer or Target or a Subsidiary;

(ii)

notified and obtained consent from each individual using Target’s or a Subsidiary’s platform with respect to any material changes to the data practices described in the Privacy Policy that was presented to an individual at the time the Personal Data were collected from that individual to the extent that Target’s and the Subsidiaries’ practices regarding the Personal Data materially changed from the Privacy Policy that was presented to such individual at the time the Personal Data were collected; and

(iii)

complied with and conducted the business of Target and the Subsidiaries in compliance with each Privacy Policy with respect to Personal Data collected by Target and the Subsidiaries through their website(s).

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(p)

Compliance and Notices of Violations.

(i)

Neither the execution, delivery, or performance of this Agreement or any other agreement referred to in this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement will result in any violation of any applicable Laws or Privacy Policies; and

(ii)

Neither Target nor any Subsidiary has received any oral, written, or other claim, complaint, inquiry, or notice from any third party or any Governmental Authority related to whether Target’s or any Subsidiary’s marketing or advertising practices or collection, processing, use, storage, security, and/or disclosure of Personal Data (a) is in violation of any applicable Laws, Self-Regulatory Guidelines, Privacy Policies or Security Policies or (b) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(q)

Security Measures.  Schedule 2.15(q) of the Target Disclosure Schedules sets forth all security policies and procedures of Target and each Subsidiary that have been adopted and implemented from inception to the date of this Agreement, whether such policies are formal or informal or written or unwritten (collectively, the “Security Policies”). Further:

(i)

Target and the Subsidiaries have used commercially reasonable efforts consistent with standard industry practices, Laws, Self-Regulatory Guidelines and Privacy Policies to store and secure all Personal Data to protect against unauthorized access to or use of the Personal Data, including, without limitation, by adopting and implementing one (1) or more Security Policies;

(ii)

Target and each Subsidiary contractually requires all third parties providing services to Target or the Subsidiaries who have access to or receive Personal Data from Target or any Subsidiary to use commercially reasonable efforts consistent with standard industry practices and Laws, and to store and secure all Personal Data to protect against unauthorized access to or use of such Personal Data;

(iii)

to Target’s Knowledge, there has been no unauthorized or illegal use, processing, or disclosure of or access to, any Personal Data stored or secured by or for Target or the Subsidiaries, including with respect to any of Target’s or any Subsidiary’s databases;

(iv)

to Target’s Knowledge, there has been no material breach or violation of any Security Policies and Target and each Subsidiary takes all commercially reasonable actions to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and complies with all relevant Laws with regards to the transmission and storage of such information; and

(v)

to Target’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of information technology systems.

(r)

Bugs.  Schedule 2.15(r) of the Target Disclosure Schedules sets forth all information relating to any problem or issue with respect to any of the Target Products of which Target or any Subsidiary is aware which materially and adversely affects the functionality of such Target Products.  Without limiting the generality of the foregoing, (i) there are no claims asserted against Target or any Subsidiary or any of their respective customers or distributors related to the Target Products; and (ii) Target has not been and is not required to recall any Target Products.

(s)

Contaminants.  All Target Products (and all parts thereof) and the technology used to deliver all Target Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Target Product and the technology used to deliver all Target Products (or all parts thereof) or data or other software of users.

(t)

Contests and Sweepstakes; Marketing Laws.  Target and each Subsidiary is in compliance with all Laws regarding marketing, advertising, online contests, sweepstakes and lotteries conducted online, including but not limited to any (i) rights of any Person, (ii) rules, policies, procedures or guidelines promulgated by or applicable to any mobile service provider that provides products or services comparable to the Target Products, (iii) Self-

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Regulatory Guidelines; and (iv) all obligations, placed upon Target or any Subsidiary by any third party (including, without limitation, a mobile service provider or aggregator) that apply or are capable of applying to a product or service comparable or similar to any Target Product, to the marketing or promotion of any Target Product, or to any messaging, promotion, coupon, entry form, or any other content or material sent to or received by an end user in or in connection with a Target Product.

2.16

Employee Benefit Plans.

(a)

Schedule 2.16 of the Target Disclosure Schedules lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”) (an “ERISA Affiliate”):  (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) supplemental retirement or cafeteria plans (Code Section 125), and (iii) any current employment, consulting, severance, change of control or retention plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) remain for the benefit of, or relating to, any present or former employee, consultant, managing member, general partner, manager or director, or which could reasonably be expected to have any liabilities or obligations (each a “Benefit Plan” and collectively, the “Benefit Plans”).

(b)

With respect to each Target Benefit Plan, Target has provided Parent with true, complete and correct copies of (to the extent applicable):  (i) all documents pursuant to which the Target Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the most recent determination, opinion, or advisory letter received from the IRS; (iii) each annual report on Form 5500 (including any schedule or financial statement) for the last three (3) plan years; (iv) any form of participant communication required by Law; and (v) any filing submitted by any Governmental Authority.

(c)

Any Target Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable final, temporary or proposed regulations promulgated by the United States Department of the Treasury Department under the Code (“Treasury Regulations”) or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(d)

There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by Target or any Subsidiary or by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Target Benefit Plan.  Each Target Benefit Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code).  Except as set forth on Schedule 2.16 of the Target Disclosure Schedules, Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Target Benefit Plans.  All contributions and premiums required to be made by Target or any ERISA Affiliate to any Target Benefit Plan have been made on or before their due dates, including any legally permitted extensions.  No Action is pending (including any matter pending under the IRS’s Employee Plans Compliance Resolution System), or to the Knowledge of Target or any Subsidiary is threatened, against or with respect to any such Target Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”) or other Governmental Authority.

(e)

Except as set forth in Schedule 2.16 of the Target Disclosure Schedules or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement, including the Merger, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, managing member, general partner, manager, director or consultant of Target or any Subsidiary to any material payment (whether of severance pay, unemployment compensation, phantom stock plan payments, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or an obligation to fund benefits with respect to any employee, managing member, general partner, manager, director or consultant of Target or any Subsidiary, (iii) materially increase the amount of compensation due any such employee, managing member, general partner, manager, director or consultant; or (iv) results in any “prohibited transaction”, as such term is defined in Section 406 of ERISA and Section 4975 of the Code.

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(f)

Any amounts payable under any of the Target Benefit Plans or any other contract, agreement or arrangement with respect to which Target or any Subsidiary may have any liability will be deductible for federal income Tax purposes by virtue of Section 280G of the Code.  None of the Target Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(g)

Except as set forth on Schedule 2.16 of the Target Disclosure Schedules, no Target Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, managing member, general partner, managers, directors or consultants of Target or any Subsidiary after retirement or other termination of service (other than:  (i) coverage mandated by Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable similar state Laws, or (ii) benefits, the full direct and complete cost of which is borne by the current or former employee, managing member, general partner, manager, director or consultant (or beneficiary thereof)).

(h)

Neither Target nor any Subsidiary nor any ERISA Affiliate has any liability with respect to any:  (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, (iv) voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (v) self-funded health or welfare plan.

(i)

Except as set forth on Schedule 2.16 of the Target Disclosure Schedules, neither Target nor any Subsidiary nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Target Benefit Plans or the imposition of penalties or excise Taxes with respect to the Target Benefit Plans by the IRS or the DOL.

(j)

All employees, managers, managing members, general partners, directors and consultants are appropriately classified as such under applicable Law in all material respects, and neither Target nor any Subsidiary is in material violation of any applicable Law in connection with such classification or has not received notice of any possible violation from any Governmental Authority.

(k)

Neither Target nor any ERISA Affiliate provides benefits to employee(s) located outside of the United States.

(l)

Each Target Option or other right to acquire Target Common Stock or Target Preferred Stock or other equity of Target (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Target Option or other right was granted in accordance with all governing documents and in substantial compliance with all applicable Law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Target Option or other right, and (iii) to the extent it was granted to an employee, director or consultant after December 31, 2004, was granted with respect to a class of stock of Target that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).  No Benefit Plan subject to Section 409A of the Code results in additional taxation under Section 409A or provides indemnification or Tax gross-up for such additional Taxation.

2.17

Taxes and Returns.

(a)

Target and each Subsidiary has or will have filed, or caused to be filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it (taking into account all available extensions) (collectively, “Tax Returns”), and all such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes that it is contesting in good faith or for which adequate reserves in the Target Financials have been established in accordance with GAAP.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against Target or any Subsidiary in respect of any Tax, and neither Target nor any Subsidiary has been notified in writing of any proposed Tax claims, assessments or audits against Target or any Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Target Financials have been established in accordance with GAAP or are immaterial in amount).  There are no material Encumbrances with respect to any Taxes upon any of Target’s or any Subsidiary’s

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assets, other than: (i) Taxes, the payment of which are not yet due, (ii) Taxes or charges being contested in good faith by appropriate proceedings, or (iii) Taxes for which adequate reserves in the Target Financials have been established in accordance with GAAP.  No Tax Returns of Target have been audited by any taxing authority since Target’s formation.  Target has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports and statements of deficiencies assessed or agreed to by Target for the last three (3) years.  Neither Target nor any Subsidiary has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by Target or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)

Neither Target nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which Target or any Subsidiary is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code:  (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)

Neither Target nor any Subsidiary is nor has it ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which Target or such Subsidiary is or was the common parent corporation.

(d)

Since formation, neither Target nor any Subsidiary has made any change in accounting method or received a ruling from any taxing authority.

(e)

Neither Target nor any Subsidiary has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(f)

Since December 31, 2011, neither Target nor any Subsidiary has:  (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refunds.

(g)

Neither Target nor any Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or similar contract.  Neither Target nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership or “disregarded entity” for United States federal income Tax purposes.

(h)

Neither Target nor any Subsidiary has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger.   Neither Target nor any Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

(i)

For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, Target makes no representation or warranty related to any Taxes, except for those representations and warranties set forth in this Section 2.17.

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2.18

Finders and Investment Bankers.  Except for the fees set forth in Schedule 2.18 of the Target Disclosure Schedules, the fees of which will be borne solely by Target, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby, including the Merger, based upon arrangements made by or on behalf of Target.

2.19

Title to Properties; Assets.  Target and each Subsidiary has good and marketable, indefeasible title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Latest Balance Sheet in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except: (a) the lien of current Taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Latest Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary, taken as a whole.  The plants, property and equipment of Target and each Subsidiary that are used in the operations of Target’s or the Subsidiaries’ businesses are in all material respects in good operating condition and repair, subject to normal wear and tear and are usable in the ordinary course of business consistent with past practices.  All tangible assets and properties used in the operations of Target and each Subsidiary are reflected in the Latest Balance Sheet to the extent required by GAAP and constitute all of the tangible assets and properties necessary to conduct Target’s and each Subsidiary’s operations and business as currently conducted by Target and each Subsidiary.  All leases to which Target or any Subsidiary is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, and neither Target nor any Subsidiary is in default under any such lease nor, to the Knowledge of Target, has any event occurred which would reasonably result in any event of default under any such lease.  True and correct copies of all such leases have been provided to Parent.  Neither Target nor any Subsidiary owns any real property or any interests in real property other than those interests in real property described on Schedule 2.19 of the Target Disclosure Schedules.

2.20

Employee Matters.

(a)

Since the formation of Target, there has been:  (i) to the Knowledge of Target, no labor union organizing or attempting to organize any employee of Target or any Subsidiary into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of Target or any Subsidiary pending or, to Target’s Knowledge, threatened against Target or any Subsidiary.  Neither Target nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of Target or any Subsidiary and no such agreement is currently being negotiated.

(b)

Except as set forth on Schedule 2.20 of the Target Disclosure Schedules, Target and each Subsidiary:  (i) is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not received written notice, or to the Knowledge of Target any other form of notice, that there is any unfair labor practice charge or complaint against Target or any Subsidiary pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with the payment of wages and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits or social security benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no audits, investigations, charges, complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the Knowledge of Target, threatened against Target or any Subsidiary or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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2.21

Environmental Matters.

(a)

 Definitions.  The following terms shall be defined as follows:

(i)

“Environmental Laws” shall mean any applicable Laws, policies, permits, licenses, certificates, approvals, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)

“Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)

Compliance With Laws.  Target and each Subsidiary is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied, prior to or as of the Effective Time, by Target or any Subsidiary at any time (collectively, “Target Facilities”, including such properties or facilities currently used, leased or occupied by Target or any Subsidiary, which are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities that may or will give rise to liability of Target or any Subsidiary under Environmental Laws.  To Target’s or any Subsidiary’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities and each of the Target Current Facilities complies with all Environmental Laws.  To Target’s or any Subsidiary’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Target Current Facilities.  To Target’s or any Subsidiary’s Knowledge, no Target or Subsidiary employee or other Person has claimed that Target or any Subsidiary is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against Target or any Subsidiary, or, to Target’s or any Subsidiary’s Knowledge, threatened against Target or any Subsidiary, with respect to Hazardous Materials or Environmental Laws; and neither Target nor any Subsidiary is aware of any facts or circumstances that could form the basis for assertion of a claim against Target or any Subsidiary or that could form the basis for liability of Target or any Subsidiary, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.  Neither Target nor any Subsidiary has used any Target Facilities, nor permitted any Target Facilities to be used, for the treatment, storage or disposal of Hazardous Materials.

2.22

Transactions with Affiliates.  Schedule 2.22 of the Target Disclosure Schedules sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between Target or any Subsidiary, on the one hand, and, on the other hand, any:  (i) present or former employee, managing member, manager, general partner, officer or director of Target or any Subsidiary, or any family member of any of the foregoing or (ii) record or beneficial seller of more than five percent (5%) of the outstanding shares of Target Common Stock (on an as-converted basis) as of the date hereof (each, a “Target Affiliate Transaction”).

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2.23

Insurance.  Target and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Target or such Subsidiary that are customary for companies of similar size in the industry and locales in which Target or such Subsidiary operates to insure their respective operations and the loss(es) therefrom.  Schedule 2.23 of the Target Disclosure Schedules sets forth a true, correct and complete list of all material insurance policies, and their respective coverage amounts, premiums and deductibles, maintained by Target or any Subsidiary.  With respect to each current insurance policy: (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Target or any Subsidiary, as applicable, is not in any material respect, in breach of or default under, and Target or any Subsidiary, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (iii) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such policy, and Target knows of no reason any such insurance policy would be cancelled or modified in any material respect as a result of the transactions contemplated hereby.

2.24

Books and Records.  All of the books and records of Target and the Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practices and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.  The records, systems, controls, data and information of Target and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of Target or the applicable Subsidiary.

2.25

Bankruptcy.  Neither Target nor any Subsidiary has: (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state Law or statute relative to bankruptcy, insolvency or other relief for debtors; (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer or liquidate all or substantially all of its property; or (iii) made an assignment for the benefit of creditors.  Target and the Subsidiaries are able to pay their debts as the same become due in the ordinary course of their respective business consistent with past practices.

2.26

Information Supplied.  None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the Tender Offer, in either case, will, at the date the Tender Offer is first mailed to Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Tender Offer or other filing made in connection with the transactions contemplated by this Agreement.

2.27

Illegal Payments.  Neither Target nor any Subsidiary or, to the Knowledge of Target, any officer, director, managing member, general partner, manager, agent or employee of Target or any Subsidiary has: (a) used any funds of Target or any Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) made any other payment in violation of applicable Law; or (d) accepted or received any unlawful contribution, payment, gift or expenditure.

2.28

Notes and Accounts Receivable.  Except as set forth on Schedule 2.28 of the Target Disclosure Schedules, all notes and accounts receivable of Target and the Subsidiaries are reflected properly on their books and records, and are valid receivables at their recorded amounts subject to the allowances as set forth in the Target Financials.

2.29

Money Laundering Laws.  The operations of Target and the Subsidiaries are and have been conducted at all times in compliance with laundering Laws in all applicable jurisdictions, and any related or similar Laws, issued, administered or enforced by any Governmental Authority and no action involving Target or any Subsidiary with respect to such statutes, rules and regulations is pending or threatened.

2.30

Antitakeover Statutes.  The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover Laws applicable to Target or any Subsidiary.

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2.31

Customers.  From December 31, 2011 to the date of this Agreement, no customer of Target or any Subsidiary has cancelled or otherwise terminated any contract, (a) accounting for 2012 revenues of Fifty Thousand Dollars ($50,000) or more or (b) pursuant to which, as of the date hereof, such customer is contractually obligated to pay to Target or any Subsidiary Fifty Thousand Dollars ($50,000) or more in calendar year 2013 or any calendar year thereafter, with Target or any Subsidiary prior to the expiration of the contract term or, to the Knowledge of Target and its Subsidiaries, made any threat to Target or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Target or Subsidiary.  Neither Target nor any Subsidiary has engaged in any fraudulent conduct with respect to, any customer of Target or any Subsidiary.

2.32

Negotiations.  Target has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or equity interests of Target or any Subsidiary with Persons other than Parent.

2.33

Effect of the Transaction.  As of the date of this Agreement, no creditor, employee, consultant or customer or other Person having a material relationship with Target or any Subsidiary has informed Target or any Subsidiary that such Person currently intends to change such relationship because of this Agreement or because of the Merger or any other transactions contemplated hereby, nor, to Target’s or any Subsidiary’s Knowledge, is there any intent to.

2.34

Advertising. Target or a Subsidiary has entered into agreements (the “Advertising Related Agreements”) with all parties necessary to deliver advertising content (“Network Advertising”) through Target’s or a Subsidiary’s networks, including, but not limited to, all advertisers, media companies, third party networks, and the owners and operators of any facilities, equipment or devices through or which such advertising content is delivered.

2.35

Cancellation of Target Common Stock, Target Preferred Stock, Target Options and Target Warrants.  All shares of Target Common Stock and Target Preferred Stock, and all Target Options and Target Warrants, will terminate immediately and without further action by Target upon consummation of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent and Merger Sub disclosure schedules to this Agreement (the “Parent Disclosure Schedules”) that correspond with the sections of this ARTICLE III, which Parent Disclosure Schedules shall identify any exceptions to the representations and warranties contained in this ARTICLE III, and which shall be arranged in sections corresponding to the numbered and lettered sections contained in this ARTICLE III and the disclosure in any such numbered and lettered section of the Parent Disclosure Schedules shall qualify only the corresponding section in this ARTICLE III (except to the extent disclosure in any numbered or lettered section of the Parent Disclosure Schedules is specifically cross-referenced in another numbered and lettered section of the Parent Disclosure Schedules), Parent and Merger Sub hereby represent and warrant to Target that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement.

3.1

Due Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.  Parent has heretofore made available to Target accurate and complete copies of Parent’s certificate of incorporation, as amended, and bylaws (together, the “Parent Organizational Documents”) and the equivalent organizational documents of Merger Sub (the “Merger Sub Organizational Documents”), each as currently in effect.  Neither Parent nor Merger Sub is in violation of any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, as applicable.

3.2

Capitalization of Parent.

(a)

The authorized capital stock of Parent consists of two hundred fifty million (250,000,000) shares of Parent Common Stock and one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which there were issued and outstanding as of the close of business on the date hereof, nine million five hundred twenty-three eight hundred ten (9,523,810) shares of Parent Common Stock and zero (0)

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shares of Parent Preferred Stock.  There are no other outstanding shares of capital stock or other securities of Parent other than Parent Common Stock issuable after the date hereof upon the exercise of warrants (“Parent Warrants”).  All outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized, validly issued, fully paid and are nonassessable.  As of the close of business on the date hereof, Parent has reserved twelve million (12,000,000) shares of Parent Common Stock, which are subject to outstanding and unexercised Parent Warrants.  Except as set forth on Schedule 3.2 of the Parent Disclosure Schedules, other than this Agreement and the Parent Warrants, there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, security, commitment or agreement.  All outstanding shares of capital stock of Parent were issued in compliance with all applicable federal and state securities Laws.

3.3

Merger Sub.

(a)

All the outstanding shares of capital stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned indirectly by Parent, free and clear of all Encumbrances.

(b)

Except for one hundred percent (100%) of the shares of capital stock of Merger Sub and SCG Financial Merger I Corp., a Delaware corporation, Parent does not as of the date hereof own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c)

Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, and the performance of its obligations hereunder.  Merger Sub was incorporated solely for the consummation of the transactions contemplated hereby.

(d)

Merger Sub does not own any equity or voting interests in (including any securities exercisable or exchangeable for or convertible into equity or voting interests in) any other Person.

3.4

Authorization; Binding Agreement.  Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement to be executed by Parent or Merger Sub in connection with the consummation of the Merger (the “Parent Documents”), and to consummate the transactions contemplated hereby, including the Merger.  The execution and delivery of this Agreement, the Parent Documents and the consummation of the transactions contemplated hereby, including the Merger: (i) have been duly and validly authorized by the board of directors of Parent and Merger Sub, and (ii) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the Parent Documents or to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been, and each of the Parent Documents will be at or prior to the Closing, duly and validly executed and delivered by each of Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery hereof by Target) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the Enforceability Exceptions.

3.5

Governmental Approvals.  No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) the actions to be taken pursuant to Section 4.3, and (iv) those Consents that, if they were not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub taken as a whole.

3.6

No Violations or Conflicts.  The execution and delivery by Parent and Merger Sub of this Agreement or the Parent Documents and the consummation of the transactions contemplated hereby, including the Merger, and compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will not (i) conflict with or violate any provision of the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any material contract of Parent to which Parent or Merger Sub is a party (each a “Parent Material Contract” and, together with the Target Material Contracts, the “Material Contracts”) or by which its assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub, (iv) adversely affect any of the

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properties, rights or assets of Parent or Merger Sub or (v) subject to obtaining the Consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such Consent having been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject.

3.7

SEC Filings and Parent Financial Statements.

(a)

Parent has filed all forms, reports, schedules, registration statements and other documents required to be filed or furnished by Parent with the SEC, since its date of formation, under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) and all certifications, and will file all such Parent SEC Reports, certifications and other documents required to be filed through the Closing Date.  The Parent SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Parent maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act.  Each director and executive officer of Parent has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation.  As used in this Section 3.7, the term “file” shall be construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)

The financial statements and notes contained or incorporated by reference in the Parent SEC Reports (“Parent Financials”) fairly present in all material respects the consolidated financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP consistently applied and (ii) Regulation S-X and the omission of notes to the extent permitted by Regulation S-X.  Neither Parent nor Merger Sub has any off-balance sheet arrangements.  The Parent Financials, to the extent required for inclusion in Tender Offer, comply in all material respects with the Exchange Act, Regulation S-X and the published general rules and regulations of the SEC.

(c)

Neither Parent nor Merger Sub, or any director, officer or employee of Parent or Merger Sub has received any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub has engaged in questionable accounting or auditing practices.  No attorney representing Parent or Merger Sub, whether or not employed by Parent or Merger Sub, has reported evidence of any violation of consumer protection or securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or executive officer of Parent.

(d)

Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

3.8

Issuance of Shares.  The issuance and delivery of the Parent Common Stock as the Stock Consideration in accordance with this Agreement shall be, at or prior to the Effective Time, duly authorized by all necessary corporate action on the part of Parent, and, when issued at the Effective Time as contemplated hereby, such shares of Parent Common Stock will be duly and validly issued, fully paid and nonassessable.  Such Parent Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Encumbrances and adverse claims, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

3.9

Absence of Certain Developments.  From the date of formation of Parent through the date hereof, except as set forth on Schedule 3.9 of the Parent Disclosure Schedules and the Parent SEC Reports (excluding any risk factor disclosures and any disclosure included in any “forward looking statements” disclaimer, forward looking statements or other statements that are predictive, forward looking, non-specific or primarily cautionary in nature):

(a)

excluding the Merger, Parent has conducted its business in the ordinary course of business consistent with past practice; and

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(b)

there has not been any change, event, development or condition (whether or not covered by insurance) that would be reasonably expected to result in a Material Adverse Effect on Parent or Merger Sub.

3.10

Litigation.  As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened before any Governmental Authority, or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such).  There is no Order binding against Parent, Merger Sub or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such).  There is no material Action that Parent or Merger Sub has pending against other parties.

3.11

Finders and Investment Bankers.  Except for the fees set forth on Schedule 3.11 of the Parent Disclosure Schedules, the fees of which will be borne by Parent and paid from funds available to it in the trust fund established by Parent for the benefit of the Public Stockholders (the “Trust Fund”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.12

Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion of incorporation by reference in the Tender Offer, in either case, will, at the date the Tender Offer is first mailed to Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or covenants with respect to any information supplied by Target or the Subsidiaries which is contained in the Tender Offer or other filing made in connection with the transactions contemplated by this Agreement.

3.13

Sponsor Lock-Up Restriction.  The letter agreement, dated April 12, 2011, between SCG Financial Holdings, LLC, an Illinois limited liability company (“Sponsor”) and Parent is in force (the “Sponsor Lock-Up Restriction”).

3.14

Availability of Funds.  Parent has delivered to Target a true, complete and correct copy of the executed equity commitment letter between DOOH Investments LLC (the “Investor”) and Parent, dated as of December 14, 2012 (the “Equity Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Investor has committed to purchase an aggregate of two million three hundred and fifty thousand (2,350,000) shares of Parent Common Stock (the “Equity Financing”).  The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement and, as of the date hereof, the commitments contained in the Equity Financing Commitment have not been withdrawn, terminated, modified, conditioned, qualified or rescinded in any respects.  There are no agreements, side letters or arrangements to which Parent is a party relating to the Equity Financing Commitment that could affect the availability of the Equity Financing.  The Equity Financing Commitment is in full force and effect and constitutes legal, valid and binding obligations of Parent and the Investor.

3.15

Certain Shares.  Gregory H. Sachs is not entitled to tender any shares of Parent Common Stock that he beneficially owns in the Tender Offer.

ARTICLE IV

COVENANTS

4.1

Conduct of Business of Target.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent, such consent not to be unreasonably withheld or delayed) to: (i)  conduct its business, and to cause each Subsidiary to conduct its respective business, in the ordinary course of business consistent with past practice; (ii)  use commercially reasonable efforts to pay its debts and Taxes, and to cause each Subsidiary to pay its respective debts and Taxes, when due subject to (1)  good faith disputes over such debts or Taxes, and (2) Parent’s consent to the filing of material Tax Returns, if applicable; (iii)  pay or perform, and to cause each Subsidiary to pay or perform, other material obligations when due; (iv) to use commercially reasonable efforts to preserve intact its and the Subsidiaries’ present business organizations, keep available the services of its and the Subsidiaries’ present officers and key employees and preserve its and the Subsidiaries’ relationships with material customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time; (v) use its and cause each Subsidiary to use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (vi) use it, and cause each Subsidiary to use its reasonable efforts to prevent the lapse of any material Intellectual Property of

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Target or any Subsidiary; (vii) operate, and cause each Subsidiary to operate, its business in all material respects in compliance with all applicable Laws; (viii) subject to applicable Law confer with Parent concerning operational matters of Target or any Subsidiary of a material nature; and (ix) maintain in effect and, when necessary, renew the insurance policies of Target and each Subsidiary and to confer with Parent prior to making any modifications to the insurance policies of Target or any Subsidiary.  Target agrees to promptly notify Parent of (1) any material event or occurrence not in the ordinary course of Target’s or any Subsidiary’s business, and of any event which would reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary; and (2) any material change in its or any Subsidiary’s capitalization as set forth in Section 2.2.  Without limiting the foregoing, except as expressly contemplated by this Agreement, Target and each Subsidiary shall not do, cause or permit any of the following, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed):

(a)

Charter Documents.  Cause or permit any amendments to its certificate of incorporation or bylaws, or the certificate of incorporation, formation, bylaws, limited liability company agreement or other organizational document of any Subsidiary;

(b)

Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any Subsidiary’s capital stock, or split, combine or reclassify any of its or any Subsidiary’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any Subsidiary’s capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or any Subsidiary’s capital stock;

(c)

Stock Option Plans, Etc.  Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Target Option Plan or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d)

Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or any Subsidiary’s capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of the date of this Agreement;

(e)

Intellectual Property.  Transfer to any Person any rights to any Intellectual Property owned by Target or any Subsidiary other than in the ordinary course of business consistent with past practice;

(f)

Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target Products or Target Intellectual Property;

(g)

Dispositions.  Sell, lease, license or otherwise dispose of or encumber or subject to any Encumbrance any of its or any of the Subsidiaries’ properties or assets that are material, individually or in the aggregate, to its or the Subsidiaries’ business, taken as a whole;

(h)

Indebtedness.  Incur any Indebtedness for borrowed money, become contingently liable for or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others, other than the Bridge Loan;

(i)

Agreements.  Enter into, terminate (or fail to renew) or amend, in a manner that will adversely affect the business of Target or any Subsidiary, (i) any agreement involving the obligation to pay Fifty Thousand Dollars ($50,000) or more or the right to receive One Hundred Thousand Dollars ($100,000) or more, (ii) any agreement relating to the license (other than the non-exclusive license in the ordinary course of business), transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Target Products or (iii) any other agreement material to the business or prospects of Target or any Subsidiary or that is or would be a Target Material Contact;

(j)

Payment of Obligations.  Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than  the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Target Financial Statements, (ii) of non-discretionary bonuses (not to exceed Two Hundred Eight Thousand Five Hundred Sixty-Six Dollars ($208,566) in the aggregate) set forth in offer letters or employment agreements in effect on the

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date hereof, (iii) of liabilities incurred in the ordinary course of business and consistent with past practice, (iv) of fees and expenses of legal advisors to Target in connection with this Agreement and the transactions contemplated hereby (not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate) that are then due and payable and (v) capital expenditures permitted under Section 4.1(k);

(k)

Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, other than in the ordinary course of business consistent with past practice;

(l)

Insurance.  Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(m)

Termination or Waiver.  Terminate or waive any right of substantial value (including any rights under any confidentiality or non-disclosure agreement), other than in the ordinary course of business;

(n)

Employee Benefit Plans; New Hires; Pay Increases.  Enter into, establish, adopt, terminate, withdraw from or amend or take any action to accelerate any rights or benefits under any employee benefit plan of Target (other than continuing employee benefit plans currently maintained or sponsored by Target) or hire any new officer-level employee, pay or agree to pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or materially increase the benefits, salaries or wage rates of its employees, officers, directors or independent contractors;

(o)

Severance Arrangements.  Grant or pay any severance or termination pay or benefits to any director, officer, employee or independent contractor except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule;

(p)

Lawsuits.  Commence an Action other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s or any Subsidiary’s business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(q)

Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any Person or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(r)

Taxes.  Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to any Tax Return, enter into any closing agreement, settle any material Action in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Action in respect of Taxes or Returns, surrender any right to claim a refund of Taxes, or take any action of fail to take any action that would have a Material Adverse Effect on the Tax liability of Target or any Subsidiary;

(s)

Revaluation.  Revalue any of its or any Subsidiary’s assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(t)

Accounting Policies.  Change any accounting policies or procedures, except as may be required by GAAP or applicable Law;

(u)

Liquidation or Dissolution.  Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Target or any Subsidiary;

(v)

Claims.  Waive, release, assign, settle or compromise any material rights, claims, suits, actions, arbitrations or other proceedings in which Target or any Subsidiary is the plaintiff or a counterclaimant;

(w)

Intellectual Property Prosecutions.  Abandon any listed applications relating to Intellectual Property; or

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(x)

Other.  Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(w), or any action with the intention of causing a material breach of its representations or warranties contained in this Agreement or with the intention of avoiding performance of Target’s material obligations hereunder.

4.2

No Solicitation.

(a)

No Solicitation.  From and after the date of this Agreement through and including the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1, Target and each Subsidiary will, and will cause its and the Subsidiaries’ directors, officers, employees, independent contractors, agents, advisors and other representatives (collectively, “Representatives”) to, cease any existing discussion or negotiation with any Persons (other than Parent) conducted prior to the date hereof with respect to any proposed, potential or contemplated Acquisition Transaction, and Target and each Subsidiary shall not, and shall cause their Representatives to refrain, from directly or indirectly, and Target and each Subsidiary shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an Acquisition Transaction, other than the transactions contemplated by this Agreement (any of the foregoing being an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide or furnish any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any agreement or understanding with respect to any Acquisition Proposal.  Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.  “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target or any Subsidiary by any Person or group of Persons (other than Parent or any of its affiliates) of five percent (5%) or more in interest of the total outstanding voting securities of Target or any of the Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Parent or any of its affiliates) beneficially owning five percent (5%) or more in interest of the total outstanding voting securities of Target or any of the Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target pursuant to which the shareholders of Target immediately preceding such transaction hold less than ninety-five percent (95%) of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of five percent (5%) or more of the assets of Target or any Subsidiary; or (iii) any liquidation or dissolution of Target or any Subsidiary.

(b)

Notification.  Target shall notify Parent immediately (and no later than twenty-four (24) hours) after receipt by Target or any Subsidiary (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target or any Subsidiary by any Person that causes Target or any Subsidiary to reasonably believe that such Person is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  Target shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

4.3

Tender Offer.

(a)

Tender Offer.  As promptly as practicable, and in any event not more than the later of thirty (30) days from the date hereof or seven (7) Business Days following delivery of the Target Historical Financials and the Target September 30 Financials (the “TO Commencement Date”), Parent shall commence (under the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding shares of Parent Common Stock (the “Tender Offer”) for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes and interest (the “Tender Consideration”).  Parent agrees that no shares of Parent Common Stock held by Parent or Merger Sub will be tendered in the Tender Offer.  Unless otherwise agreed to by the Parties, Parent shall use its commercially reasonable efforts (subject to market conditions) to conduct the Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and in compliance with the requirements of Parent’s certificate of incorporation, and will file Tender Offer documents with the SEC.  The obligation of Parent to accept for payment shares of Parent Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to the satisfaction of each of the conditions set forth in the Tender Offer.  Unless

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agreed to by the Parties or required by the SEC, no material change (including changing the amount per share offered to the shareholders) may be made to the Tender Offer which imposes additional conditions to the Tender Offer or is inconsistent with this Section 4.3.  The Parties hereby agree to negotiate in good faith to amend the conditions set forth in the Tender Offer to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff.  The Tender Offer shall expire on the date that is twenty (20) Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”).  Notwithstanding the foregoing, and subject to the provisions of Section 6.1, if, at any scheduled expiration of the Tender Offer, the conditions set forth in the Tender Offer, have not been satisfied or waived, Parent may extend the Tender Offer for one or more consecutive periods beyond the Initial Expiration Date (the Initial Expiration Date as extended, the “Expiration Time”).  Notwithstanding the foregoing, Parent, without the consent of Target, may extend the Tender Offer for any period required by any Law of the SEC, or the staff thereof, applicable to the Tender Offer.

(b)

Payment Obligations.  Subject to the terms of the Tender Offer and this Agreement and the satisfaction or waiver of all of the conditions to the Tender Offer, Parent shall accept for payment all shares of Parent Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer promptly after the Expiration Time and pay for such shares as soon as practicable (and, in any event, no more than three (3) Business Days) after the Expiration Time.

(c)

Payments to Persons Other than Registered Holders.  If the payment to a registered holder under the Tender Offer is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing the shares of Parent Common Stock is registered on the transfer books of Parent, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not applicable.

(d)

Offer Documents.  As promptly as reasonably practicable on the date of the commencement of the Tender Offer, Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”).  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Merger and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies.  Each Party agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Parent Common Stock, in each case as and to the extent required by applicable federal securities Laws.  No filing of, or amendment or supplement to, the Offer Documents shall be made by Parent without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of Target.  Parent shall give Target and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the shares of Parent Common Stock and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by Target and its counsel.  Parent shall provide Target and its counsel with any comments (whether written or oral) that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall provide Target and its counsel with a reasonable opportunity to review and comment on the responses of Parent to such comments, shall allow Target and its counsel to participate in any discussions with the SEC or its staff, and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by Target and its counsel.

(e)

Target Cooperation.  Target acknowledges that a substantial portion of the filings with the SEC and mailings to holders of shares of Parent Common Stock with respect to the Tender Offer shall include disclosure regarding Target, the Subsidiaries and their management, operations and financial condition.  Accordingly, Target agrees to (i) deliver the Target Historical Financials and Target September 30 Financials not later than January 31, 2013, (ii) deliver the Target 2012 Financials not later than February 15, 2013 and (iii) as promptly as reasonably practicable but in no event later than seven (7) Business Days prior to the TO Commencement Date, provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Offer Documents to be filed and/or mailed as of and following the commencement of the

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Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about Target and the Subsidiaries as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules.  Target understands that such information shall be included in the Offer Documents and/or responses to comments from the SEC or its staff in connection therewith and mailings.  Target shall make its, and shall make the Subsidiaries’, officers and employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(f)

Termination of Tender Offer.  Parent shall not terminate the Tender Offer prior to any scheduled Expiration Time except in the event this Agreement is terminated pursuant to the terms hereof.

(g)

Other Actions.  Notwithstanding anything to the contrary in Section 4.6:

(i)

as promptly as practicable after the execution of this Agreement, Parent and Target shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).  Immediately after the issuance of the Signing Press Release, Parent shall prepare and file a pre-commencement Schedule TO-C and/or Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which Target shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; and

(ii)

as promptly as practicable after the completion of the Tender Offer, Parent shall prepare a draft amendment to Schedule TO and/or Form 8-K announcing the completion of the Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results, including the Merger, if applicable, in any report or form to be filed with the SEC (“Closing Filing”), which Target shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.  As promptly as practicable after the completion of the Tender Offer, Parent and Target shall mutually agree on and issue a press release announcing the results of the Tender Offer and, if applicable, the consummation of the Merger (“Closing Press Release”).  Concurrently with the Closing, Parent shall distribute the Closing Press Release and shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter.

(h)

Certain Shares.  Parent agrees that no shares of Parent Common Stock that are beneficially owned by Gregory H. Sachs shall be purchased in the Tender Offer.

4.4

Access to Information.

(a)

Access.  Target shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of Target’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Target as Parent may reasonably request.

(b)

Conferences.  Subject to compliance with applicable Law, from the date hereof until the Effective Time, each of Parent and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)

Effect of Knowledge.  No information or Knowledge obtained in any investigation pursuant to this Section 4.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger or the rights of parties to indemnification pursuant to Section 7.2. The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

4.5

Confidentiality.  The Parties acknowledge that Parent and Target have previously executed that certain Mutual Nondisclosure Agreement, dated November 14, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

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4.6

Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.  After the Effective Time, Parent may make any press release or other public announcement concerning the transactions contemplated by this Agreement.

4.7

Further Assurances.  Parent and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Party shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.  Each Party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such Party during the period prior to the Effective Time.  Each Party, at the reasonable request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.8

Escrow Agreement.  On or before the Effective Time, Parent,  the Escrow Agent and the Stockholder Representative will execute the Escrow Agreement.

4.9

Employees.  Target will use its reasonable best efforts in consultation with Parent to retain existing employees of Target through the Effective Time of the Merger.  Target and Parent shall each use its commercially reasonable efforts to (a) mutually agree with each of the employees set forth on Schedule 4.9 of the Target Disclosure Schedules, on the terms of mutually acceptable offer letters within thirty (30) days after the date of this Agreement, (b) cause each of such employees to execute such offer letters; and (c) cause each other Target employee to execute and deliver to Target a Proprietary Rights and Non-Disclosure Agreement in the form provided by Target.

4.10

Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

4.11

Notification of Certain Matters.  Each of Target and Parent shall give prompt notice to the other Party if any of the following occurs after the date of this Agreement and prior to the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Target Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (e) the commencement or threat of any action involving or affecting Target or any Subsidiary or any of their respective properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Parent of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such Party becomes aware that results in the inaccuracy in any representation or warranty of such Party in this Agreement; (h) the termination by any customer of Target or any Subsidiary of a contract with annual revenues of Fifty Thousand Dollars ($50,000), or the occurrence of a threat by any such customer to Target to cancel, reduce supply or otherwise terminate its relationship with Target or any Subsidiary; (i) receipt by Target or any Subsidiary of information indicating that any creditor, employee, consultant or customer or other Person having a material relationship with Target or any Subsidiary that such Person intends to change such relationship because of this Agreement, or because of the Merger; and (j) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target or Parent; provided, that the delivery of any notice by any Party pursuant to this provision shall not modify any representation or warranty of such Party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other Parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the Party disclosing such information.

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4.12

Target Stockholder Consent.  Within one (1) Business Day from the date hereof, Target shall obtain, in accordance with the relevant provisions of the DGCL, Target’s certificate of incorporation and bylaws, in each case as in effect on the date hereof, and deliver to Parent, irrevocable written consents of such number of holders of Target Common Stock and/or Target Preferred Stock sufficient to approve and adopt this Agreement and approve the Merger (the “Target Stockholder Approval”).

4.13

Standstill.  Prior to the Closing, Target will not, and will use reasonable best efforts to cause its officers, directors, stockholders and affiliates not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent without prior written consent of Parent.

4.14

Financial Statements.  Within thirty (30) days following the end of each calendar month between the date hereof and the Closing Date, Target shall deliver to Parent Target’s monthly consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of Target’s consolidated balance sheets as of the last day of each such month and the related consolidated statements of income and statements of cash flows for such month.

4.15

Registration Rights Agreement.  Parent agrees to execute and deliver a Registration Rights Agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”) to the other parties thereto at Closing.

4.16

Sponsor Lock-Up Restriction.  The Sponsor Lock-Up Restriction shall remain in force with respect to Sponsor, through the Closing and until such date that is at least one (1) year following the Closing Date, and Parent shall not release, amend or waive the Sponsor Lock-Up Restriction and shall enforce any violations thereof.

ARTICLE V

CONDITIONS TO THE MERGER

5.1

Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each Party to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties:

(a)

No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by seeking any of the foregoing be pending, nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b)

Governmental Approval.  Parent, Target and Merger Sub shall have timely obtained from each Governmental Authority all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act.

(c)

Target Stockholder Approval.  Target shall have validly obtained the Target Stockholder Approval.

5.2

Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated under this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a)

Representations, Warranties and Covenants.  The representations and warranties of Target in this Agreement shall be true and correct in all material respects without regard to any qualifications as to “material” or “Material Adverse Effect” or to the “Knowledge” or words of similar effect contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except where the failure to be true and correct would not have a Material Adverse Effect.

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(b)

Performance of Obligations.  Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)

Certificate of Officers.  Parent and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d)

Third Party Consents.  The Consents listed on Schedule 5.2(d) of the Target Disclosure Schedules shall have been obtained and shall be in full force and effect.

(e)

No Governmental Litigation.  There shall not be pending or threatened any legal proceeding in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither Parent nor Target shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any legal proceeding or taking any other action:  (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Parent or Merger Sub, or Target or any Subsidiary, any damages or other relief that would be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Parent, Target or any Subsidiary to own the assets or operate the business of Target and the Subsidiaries.

(f)

No Other Litigation.  There shall not be pending any legal proceeding that could reasonably be expected to succeed on its merits: (i) relating to the Merger and seeking to obtain from Parent, Target or any Subsidiary, any material damages or other relief that would be material to Parent; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the shares of Target Common Stock or Target Preferred Stock; or (iii) which would adversely affect the right of Parent, Target or any Subsidiary to own the assets or operate the business of Target and the Subsidiaries.

(g)

Escrow Agreement.  Parent shall have received an executed counterpart of the Escrow Agreement, signed by each other party other than Parent or Merger Sub.

(h)

No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any change in the assets, liabilities, business, prospects, operations, results of operations or financial condition of Target or any Subsidiary, taken as a whole, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target and the Subsidiaries, taken as a whole.

(i)

Dissenters’ Rights.  No more than five percent (5%) of the total shares of Target Common Stock and Target Preferred Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(j)

Corporate Approval.  Target shall have delivered to Parent certified resolutions of the board of directors of Target and the Target Stockholder Approval, evidencing approval of this Agreement and the Merger.

(k)

FIRPTA Certificate.  Target shall deliver a certificate, dated no more than thirty (30) days prior to the date of Closing and signed by a responsible corporate officer of Target, certifying that Target is not, and has not been at any time during the past five (5) years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that Target has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(l)

Tennenbaum Credit Agreement.  Target shall have delivered to Parent the Payoff Letter, executed by Tennenbaum, evidencing that the Indebtedness owed by Target under the Credit Agreement (including principal, interest, and any premiums, penalties or fees payable in connection therewith) has been paid in full, the payoff amount shall not exceed Twenty Three Million Five Hundred Thousand Dollars ($23,500,000) and that the Credit Agreement, the Warrant Purchase Agreement, dated as of April 11, 2011, by and among Target, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP, the Intercompany Subordination Agreement, dated as of April 11, 2011, by the obligors (as defined therein) and Obsidian, the Trademark Security Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target the

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other Subsidiaries and Obsidian, the Patent Security Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target, the other Subsidiaries and Obsidian, the Copyright Security Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target, the other Subsidiaries and Obsidian, the Collateral Assignment of Merger Documents, dated as of April 11, 2011, among RMG Networks, Inc. in favor of Obsidian, the Contribution Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target and the other Subsidiaries, the Guarantee and Collateral Agreement, dated as of April 11, 2011, among RMG Networks, Inc., Target, the other Subsidiaries and Obsidian, (the “Ancillary Credit Agreements”) are terminated effective immediately prior to the Effective Time, and all Encumbrances created under each of the Ancillary Credit Agreements have been fully and forever released and of no further effect.  Target will not have any outstanding Indebtedness in respect of borrowed money as of the Effective Time.

(m)

Outstanding Shares of Parent Common Stock.  The number of shares of Parent Common Stock held by the stockholders of Parent immediately prior to the Closing, after taking into account any redemption of such shares of Parent Common Stock pursuant to the Tender Offer and the certificate of incorporation of Parent, shall not equal less than two million four hundred thousand (2,400,000).

(n)

Good Standing Certificate.  Target shall deliver a certificate from appropriate authorities as to the good standing of, and payment of all required fees and Taxes by Target and each Subsidiary in each jurisdiction in which Target and each Subsidiary is required to be qualified as a foreign corporation or limited liability company, as of a recent date (but no earlier than the tenth (10th) Business Day) prior to the Closing.

(o)

Termination of Certain Agreements.  Target shall deliver evidence of termination of (i) the Amended and Restated Investors’ Rights Agreement, dated as of April 11, 2011, by and among Reach Media Group Holdings, Inc. and the persons and entities listed on Exhibit A thereto, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 11, 2011, by and among Reach Media Group Holdings, Inc. and the persons and entities listed on Exhibit A thereto, and (iii) Amended and Restated Voting Agreement, dated as of April 11, 2011, by and among Reach Media Group Holdings, Inc., the persons and entities listed on Exhibit A thereto, and the persons listed on Exhibit B thereto.

(p)

2012 Results.  Target shall have Consolidated EBITDA for the fiscal year 2012 of not less than Two Million Five Hundred Thousand Dollars ($2,500,000).  “Consolidated EBITDA” means, for any period, (a) the consolidated net income of Target for such period (determined in accordance with GAAP) with adjustment for (b) the following items that, in each case, are included in the calculation of such consolidated net income but without duplication: (i) plus interest expense; (ii) plus any provision for taxes; (iii) plus any depreciation, depletion and amortization expense; (iv) plus amortization or write-off of deferred financing fees and debt issuance costs; (v) less gains and plus charges relating to write-ups/-downs in the book or carrying value of existing debt; (vi)  plus any charge and less any gain from the sale of assets outside the ordinary course of business or with respect to discontinued or divested operations; (vii) plus the amount of any expense relating to stock-based compensation to employees, officers, directors or consultants; (viii) plus any impairment charge; (ix) plus any charge or expense for write-off or write-down of any asset; and (x) plus transaction expenses and any other fees, expenses or charges related to the transaction contemplated by this Agreement and the negotiation of this Agreement and the other agreements entered into, or to be entered into, in connection herewith.

5.3

Additional Conditions to Obligations of Target.  The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)

Representations, Warranties and Covenants.  The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all respects without regard to any qualification as to “material” or “Material Adverse Effect” or to the “Knowledge” or words of similar effect contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except where the failure to be true and correct would not have a Material Adverse Effect.

(b)

Performance of Obligations.  Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

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(c)

Certificate of Officers.  Target shall have received a certificate executed on behalf of Parent and Merger Sub by the chief executive officer and chief financial officer of Parent and Merger Sub, respectively, certifying that the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.

(d)

Escrow Agreement.

Target shall have received an executed counterpart of the Escrow Agreement, signed by each party thereto.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 6.1(a) through Section 6.1(c), by written notice by the terminating party to the other Parties):

(a)

by the mutual written consent of Parent and Target;

(b)

by either Parent or Target if the Merger shall not have been consummated by April 13, 2013; provided, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)

by either Parent or Target if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d)

by Parent or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 5.1 or 5.2 (in the case of termination by Parent) or Section 5.1 or 5.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within fifteen (15) Business Days following receipt by the breaching Party of written notice of such breach from the other Party;

(e)

by Parent if less than two million four hundred thousand (2,400,000) shares of Parent Common Stock are held by the stockholders of Parent immediately prior to the Closing, after taking into account any redemption of such shares pursuant to the Tender Offer and the certificate of incorporation of Parent;

(f)

by Parent, if Target has not delivered the Target Historical Financials and the Target September 30 Financials, each presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act on or before January 31, 2013;

(g)

by Parent, if Target has not delivered the Target 2012 Financials, presented in accordance with Regulation S-X and in compliance in all material respects with the Exchange Act on or before February 15, 2013;

(h)

 by Parent, if Target has not delivered the Target Stockholder Approval approving the Merger by 11:59 p.m. Pacific Time, on the date that is one (1) Business Day after the date of this Agreement; and

(i)

by Parent, if Target has not delivered the Lock-Up Agreements, executed by each of the Principal Stockholders, on the date that is one (1) Business Day after the date of this Agreement.

6.2

Effect of Termination.  The Party desiring to terminate this Agreement pursuant to Section 6.1 shall deliver written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is made.  In the event of termination of this Agreement as provided in Section 6.1, there shall be no liability or obligation on the part of Parent, Target, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the intentional breach by a Party of any of its representations, warranties or covenants set forth in this Agreement, in which event the terminating Party will be entitled to exercise any and all remedies available under Law or equity in accordance with this Agreement; provided, however, that the provisions of Sections 4.5, 4.10, 6.2 and 6.5 and ARTICLE VIII shall remain in full force and effect and survive any termination of this Agreement, and nothing shall relieve any Party from liability from fraud or willful breach of this Agreement prior to termination.

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6.3

Amendment.  This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the Parties, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein.  Notwithstanding the foregoing, no failure or delay by Parent, Merger Sub or Target in exercising any rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

6.5

Termination Fee.

(a)

If Target (i) receives an Acquisition Proposal and (ii) within twelve (12) months of the date of this Agreement Target enters into a definitive agreement with respect to any Acquisition Proposal (whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in Section 6.5(a)(i) above, then Target shall pay to Parent the amount in cash equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Termination Fee”) in accordance with Section 6.5(b) below.

(b)

In the event that the Termination Fee is payable pursuant to Section 6.5(a), Target shall pay the Termination Fee to Parent, by wire transfer of same day funds, at or prior to the time of termination, in the case of such termination by Target, or as promptly as practicable (and in any event within two (2) Business Days of receipt of Parent’s termination notice pursuant to Section 6.1), in the case of such termination by Parent.  Except to the extent required by applicable Law, Target shall not withhold any withholding Taxes from any payment made pursuant to this Section 6.5.  Notwithstanding any provision of this Agreement to the contrary, Parent and Merger Sub agree that (i) (A) if Parent demands payment of the Termination Fee and (B) Target actually pays Parent the Termination Fee, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against Target, any of the Subsidiaries or any of Target’s and the Subsidiaries’ respective former, current or future Representatives, stockholders or affiliates and (ii) none of Target nor any Subsidiary nor any of Target’s and the Subsidiaries’ former, current or future Representatives, stockholders or affiliates shall thereafter have any liability or obligation relating to, arising out of or with respect to this Agreement or any of the transactions contemplated hereby, including the Merger.

ARTICLE VII

ESCROW AND INDEMNIFICATION

7.1

Escrow Fund.

(a)

Creation of Fund.  The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Target Holders.  For purposes of this ARTICLE VII, each share of Parent Common Stock will be valued at Ten Dollars ($10.00) per share.

(b)

Dividends.  Except for dividends paid in stock declared with respect to the shares of Parent Common Stock held in the Escrow Fund, which shall be treated as part of the Escrow Fund, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the shares of Parent Common Stock held in the Escrow Fund will be delivered to the Target Holders based on their aggregate Per Share Escrow Consideration.  Each Target Holder will have voting rights with respect to the shares of Parent Common Stock held in the Escrow Fund with respect to such shareholder so long as such shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights.  While the shares of Parent Common Stock held in the Escrow Fund remain in the Escrow Agent’s possession pursuant to this Agreement, the Target Holders will retain and will be able to exercise all other incidents of ownership of such shares which are not inconsistent with the terms and conditions of this Agreement.

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7.2

Indemnification.

(a)

Survival of Warranties.  All representations and warranties of the Parties contained in this Agreement or incorporated herein by reference or in any certificate delivered by a Party pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any Party, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date) in each case, subject to the limitations set forth in this Section 7.2.  The representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after April 30, 2014 (the “Initial Termination Date”); provided that the representations and warranties under Sections 2.1, 2.2, 2.4, 2.18, 3.1, 3.2, and 3.4 (the “Fundamental Representations”) and related indemnity obligations shall survive indefinitely.  Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive indefinitely the execution and delivery hereof and the consummation of the Merger.  Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Parent Indemnified Person or Target Indemnified Person (each as defined below) prior to the termination of the representation, warranty or indemnification obligation pursuant to this Section 7.2, the indemnification obligations set forth in this Section 7.2 shall continue with respect to such claim until the resolution thereof.

(b)

Indemnification by Target Holders.

(i)

Subject to the limitations set forth in this ARTICLE VII the Target Holders, each an “Indemnifying Party,” will severally but not jointly indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (individually an “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, debts, charge, interest, penalties and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from: (1) the inaccuracy in or breach of any representation or warranty made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (2) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (3) any claim of any nature by any of Target’s shareholders, Target Option holders or Target Warrant holders arising out of or in connection with this Agreement, the Merger or the termination of the Target Option Plan or the Target Warrants; (4) any amount payable in respect of any Dissenting Shares in excess of the Stock Consideration and the Per Share Escrow Cash Consideration and any cost and expenses defending any claim involving Dissenting Shares; or (5) any liability for (A) any Tax imposed on Target with respect to any Tax period prior to the Effective Time, (B) any Tax of any other Person for periods ending on or before the Effective Time imposed upon Target as a result of Target being included prior to the Effective Time in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise or (C) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.  In connection with any exercise by any Parent Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, the Stockholder Representative.

(ii)

Nothing in this Agreement shall limit the liability in amount or otherwise of Target with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(c)

Indemnification by Parent.  Subject to the limitations set forth in this ARTICLE VII, Parent (also an “Indemnifying Party”) agrees to indemnify and hold harmless the Target Holders and their respective successors and assigns (the “Target Indemnified Person” and, collectively the “Target Indemnified Persons”) against and in respect of any and all Damages based upon, arising out of, or otherwise in respect of, or which may be incurred by virtue of or result from: (i) the inaccuracy in or breach of any representation or warranty made by Parent or Merger

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Sub in this Agreement (including all schedules and exhibits hereto) or in any certificate delivered by Parent or Merger Sub hereunder; (ii) any non-fulfillment or breach of any covenant or agreement made by Parent or Merger Sub in this Agreement (including all schedules and exhibits hereto); (iii) any claim with respect to Taxes imposed on Target, Parent or Merger Sub for periods starting the day after the Closing Date (or for the portion of any period following the Closing Date to the extent a period does not close on such date), except to the extent such Taxes are attributable to a breach of the representation set forth in Section 2.17; or (d) enforcing the indemnification provided for hereunder.  In connection with any exercise by any Target Indemnified Person of its rights hereunder, it shall make any claim for indemnification only through, and Parent shall be entitled to deal exclusively with, the Stockholder Representative, and any claim for indemnification made directly by a Target Indemnified Person to Parent shall be deemed to be invalid for all purposes of this ARTICLE VII.

(d)

Limitations.  No claim for any Damages asserted under Section 7.2(b)(i)(1) and Section 7.2(c)(i)(1) with respect to an inaccuracy in or breach of any representation or warranty shall be made by a Parent Indemnified Person or Target Indemnified Person until the aggregate amount of all Damages with respect to such claims exceeds One Hundred Thousand Dollars ($100,000) (the “Limitation”), in which event such Parent Indemnified Person or Target Indemnified Person shall be permitted to make claims under this ARTICLE VII for Damages regardless of the Limitation.  Subject to the last two sentences of this Section 7.2(d), the Indemnifying Parties shall not be liable for Damages in excess of the Escrow Fund, in the case of Target, or one hundred thousand (100,000) shares of Parent Common Stock, in the case of Parent or Merger Sub (the “Cap”).  The Limitation and the Cap shall not apply to (1) any claims related to an inaccuracy or breach of any Fundamental Representation, for which Parent shall be entitled to make a claim against a Target Holder (after Parent has first exhausted its available remedies against the Escrow Fund) only up to the Stock Consideration received by such Target Holder; or (2) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct by a Target Holder, for which Parent shall be entitled to make a claim against the Target Holder found to have engaged in fraud, intentional misrepresentation or intentional misconduct without limitation hereunder. The remedies provided in this ARTICLE VII shall be the exclusive post-Closing remedies of the Parties in connection with any claim, cause of action, suit, injunction, judgment, decree, settlement, litigation, investigation or proceeding arising out of this Agreement; provided, that nothing herein is intended to waive or bar any equitable remedies of a Party or to limit the rights of any Party against any Person with respect to fraud by such Person.

(e)

Priority. Any indemnification obligations of the Target Holders hereunder shall be satisfied first from the Escrow Fund.

(f)

Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or proceeding (whether against any Parent Indemnified Person, Target Indemnified Person, or any other Person) with respect to which an Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Parent Indemnified Person or Target Indemnified Person pursuant to this ARTICLE VII, the Parent Indemnified Person or Target Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel reasonably satisfactory to the Indemnifying Party.  If the Parent Indemnified Person or Target Indemnified Person so proceeds with the defense of any such claim or proceeding:

(i)

the Indemnifying Party shall make available to the Parent Indemnified Person or Target Indemnified Person, as the case may be, any documents and materials in their possession or control that may be necessary to the defense of such claim or proceeding;

(ii)

the Parent Indemnified Person or Target Indemnified Person, as the case may be, shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and

(iii)

the Parent Indemnified Person or Target Indemnified Person, as the case may be, shall have the right to settle, adjust or compromise such claim or proceeding only upon the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). If the Parent Indemnified Person or Target Indemnified Person settles, adjusts or compromises any such claim or proceeding without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Parent Indemnified Person or Target Indemnified Person in connection with such claim or proceeding (it being understood that if the Parent Indemnified Person or Target Indemnified Person requests that the Indemnifying Party consents to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).

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(g)

Notice and Procedures. The Parent Indemnified Person or Target Indemnified Person, as the case may be, shall give the Indemnifying Party prompt written notice of the commencement of any such proceeding against such Parent Indemnified Person or Target Indemnified Person; provided, that any failure on the part of the Parent Indemnified Person or Target Indemnified Person to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this ARTICLE VII (except to the extent such failure materially prejudices the defense of such proceeding).  If the Parent Indemnified Person or Target Indemnified Person does not elect to proceed with the defense of any such claim or proceeding, the Indemnifying Party may proceed with the defense of such claim or proceeding with counsel reasonably satisfactory to the Parent Indemnified Person or Target Indemnified Person; provided, however, that the Indemnifying Party may not settle, adjust or compromise any such claim or proceeding without the prior written consent of the Parent Indemnified Person or Target Indemnified Person, as the case may be (which consent may not be unreasonably withheld or delayed).

7.3

Escrow Period; Release from Escrow.

(a)

Termination of Escrow.  The Escrow Fund shall terminate at the Initial Termination Date; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Parent subject to the objection of the Stockholder Representative and the subsequent arbitration of the matter in the manner provided in Section 7.7, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

(b)

Release.  Within three (3) Business Days after the Initial Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the Target Holders the aggregate amount of Per Share Escrow Consideration payable to all Target Holders.  Each Target Holder shall be entitled to receive the Series C Per Share Escrow Consideration or the Junior Preferred Per Share Escrow Consideration, whichever is applicable, with respect to each share of Target Preferred Stock exchanged pursuant to the terms of Section 1.7(b).  After the initial release of the Per Share Escrow Consideration, the Per Share Escrow Consideration shall be recalculated each time a portion of the Escrow Fund is released to the Target Holders taking into consideration all shares released to Parent for indemnification pursuant to this ARTICLE VII, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the Target Holders.  Any portion of the Escrow Fund held as a result of Section 7.3(a) shall be released to the Target Holders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved.  No fractional shares of Parent Common Stock shall be released and delivered from Escrow to the Target Holders.  In lieu of any fraction of the Per Share Escrow Consideration to which a Target Holder would otherwise be entitled, such Target Holder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by Ten Dollars ($10.00).

(c)

No Transfers of Escrowed Property.  No shares of Parent Common Stock held in the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of Law, by any Target Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Target Holder, prior to the delivery to such Target Holder of such Target Holder’s Per Share Escrow Consideration by the Escrow Agent as provided herein.

7.4

Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Parent (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Target Holders as set forth in Section 7.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this ARTICLE VII, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages; provided, for the avoidance of doubt, that the Escrow Agent shall not deliver any of the cash in the Escrow Cash Fund to Parent in satisfaction of any claims for Damages pursuant to this Section 7.4.

7.5

Objections to Claims.

(a)

Written Notice.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholder Representative.  For a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 7.4 unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with

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Section 7.4, provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

(b)

Negotiation and Resolution.  In case the Stockholder Representative shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have thirty (30) days to respond in a written statement to the objection of the Stockholder Representative.  If after such thirty (30) day period there remains a dispute as to any claims, the Stockholder Representative and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

7.6

Claims by Target Indemnified Persons.

(a)

Indemnification by Parent.  Subject to the provisions of this ARTICLE VII, upon receipt by Parent of a certificate signed by the Stockholder Representative (a “Representative Certificate”) stating that Damages exist with respect to the indemnification obligations of Parent and Merger Sub set forth in Section 7.2 and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or other claim to which such item is related, Parent shall, subject to the provisions of this ARTICLE VII, deliver such number of shares of Parent Common Stock equal to the Damages divided by Ten Dollars ($10.00) to the Target Holders in accordance with the allocation instructions to be provided by the Stockholder Representative, as promptly as practicable.

(b)

Negotiation and Resolution.  Parent shall have thirty (30) days after delivery of a Representative Certificate to object to any claim or claims made by such Representative Certificate in a written statement delivered to the Stockholder Representative.  In case Parent shall so object in writing to any claim or claims made by the Stockholder Representative in the Representative Certificate, the Stockholder Representative shall have thirty (30) days to respond in a written statement to the objection of Parent.  If after such thirty (30) day period there remains a dispute as to any claims, the Stockholder Representative and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  Parent shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Parent’s obligations as to such claim.

7.7

Resolution of Conflicts and Arbitration.

(a)

Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 7.5 or 7.6, either Parent or the Stockholder Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator.  Parent and the Stockholder Representative shall agree on the arbitrator, provided that if Parent and the Stockholder Representative cannot agree on such arbitrator, either Parent or the Stockholder Representative can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of Law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate or Representative Certificate shall be binding and conclusive upon the parties, and notwithstanding anything in this ARTICLE VII, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

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(b)

Enforcement.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of JAMS.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.  For purposes of this Section 7.7(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate or Representative Certificate, as the case may be, is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.

7.8

Stockholder Representative; Escrow Cash Fund.

(a)

Appointment.  The Stockholder Representative shall be appointed and be agent for and on behalf of the Target Holders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to make claims on behalf of the Target Holders pursuant to Section 7.6, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to Parent.  The Stockholder Representative may resign at any time upon ten (10) days’ prior notice to Parent and the Target Holders.    No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for its services other than pursuant to the terms of the Engagement Agreement to be entered into by and among Shareholder Representative Services LLC, Target and certain of the Target Holders.  After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Target Holders.  Approval of this Agreement by the Target Holders shall constitute their ratification and approval of the appointment of the Stockholder Representative pursuant to this Agreement to act on behalf of the Target Holders.

(b)

No Liability.  The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Target Holders shall severally indemnify and hold the Stockholder Representative harmless against any loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence, bad faith or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Target Holders the amount of such indemnified Representative Loss attributable to such gross negligence, bad faith or willful misconduct. If not paid directly to the Stockholder Representative by the Target Holders, any such Representative Losses may be recovered by the Stockholder Representative from the shares in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Target Holders; provided, that while this section allows the Stockholder Representative to be paid from the Escrow Fund, this does not relieve the Target Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise; provided, further, that the Stockholder Representative shall look first to the Escrow Cash Fund for satisfaction with respect to Representative Losses, and shall pursue the remedies contained in this Section 7.8(b) against the Escrow Fund or the Target Holders only if the cash in the Escrow Cash Fund is insufficient to repay the Stockholder Representative for all Representative Losses for which the Stockholder Representative is entitled to receive payment.

(c)

Escrow Cash Fund.  As part of the consideration payable to the Target Holders pursuant to this Agreement, at the Effective Time, Parent shall deposit with the Escrow Agent, via wire transfer of immediately available funds, an amount of cash equal to Ten Thousand Dollars ($10,000) (the “Escrow Cash Fund”).  The Escrow Agent shall use the cash in such Escrow Cash Fund, on behalf of the Target Holders to reimburse the Stockholder Representative for Representative Losses, subject to the terms and conditions in Section 7.8(b) and in the Escrow Agreement.  Within three (3) Business Days after the Initial Termination Date, the Escrow Agent shall release from escrow and pay to each Target Holder, via wire transfer of immediately available funds, an amount of the Escrow Cash Fund equal to (i) the amount of cash remaining in the Escrow Cash Fund after the payment of the

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Escrow Agent’s compensation pursuant to the Escrow Agreement and all disbursements of Representative Losses to the Stockholder Representative, multiplied by (ii) a fraction, the numerator of which is the number of shares constituting the Per Share Escrow Consideration payable to such Target Holder within three (3) Business Days after the Initial Termination Date pursuant to the first sentence of Section 7.3(b), and the denominator of which is the number of shares constituting the total Per Share Escrow Consideration payable to all Target Holders within three (3) Business Days after the Initial Termination Date pursuant to the first sentence of Section 7.3(b) (the “Per Share Escrow Cash Consideration”).

(d)

Access to Information.  The Stockholder Representative shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

7.9

Actions of the Stockholder Representative.  A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Target Holders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Holder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Target Holder.  The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE VIII

TRUST FUND WAIVER

8.1

Trust Fund Waiver.  Target hereby warrants and represents that it has read that certain final Prospectus of Parent dated April 12, 2011 (the “Prospectus”), and Target and the Stockholder Representative understand that Parent has established the Trust Fund containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds, initially in an amount of Eighty Million Dollars ($80,000,000), for the benefit of Parent’s public stockholders (the “Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem their shares of Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Stockholders if Parent fails to consummate its Business Combination within twenty-four (24) months from the date of the Prospectus  and (iii) to Parent after or concurrently with the consummation of its Business Combination.  For and in consideration of Parent executing this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Target and the Stockholder Representative hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or any distributions therefrom (except as set forth in clause (iii) of this paragraph), or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of Target and the Stockholder Representative hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  Target and the Stockholder Representative each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce it to enter in this Agreement, and Target and the Stockholder Representative each further intend and understand such waiver to be valid, binding and enforceable under applicable Law.  To the extent Target or the Stockholder Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, monetary relief against Parent, Target and the Stockholder Representative each hereby acknowledge and agree its sole remedy shall be against funds held outside of the Trust Fund (which may include funds that have been disbursed pursuant to clause (iii) of the first sentence of this Section 8.1) and that such claim shall not permit Target or the Stockholder Representative (or any party claiming on Target’s or Stockholder Representative’s behalf or in lieu of Target or the Stockholder Representative) to have any claim against the Trust Fund (including any distributions therefrom, other than to Parent) or any amounts contained therein.  In the event that Target or the Stockholder Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from Target and the

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Stockholder Representative the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

ARTICLE IX

GENERAL PROVISIONS

9.1

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties hereto at the following address (or at such other address for a party as shall be specified upon like notice):

If to Parent or Merger Sub:

SCG Financial Acquisition Corp.

Attn: Gregory H. Sachs

615 North Wabash Avenue

Chicago, Illinois 60611

Facsimile: 312-784-3966

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

DLA Piper LLP (US)

Attn: Ameer I. Ahmad

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Facsimile: 312-251-2850

If to Target:

Reach Media Group Holdings, Inc.

Attn: Garry McGuire
250 Montgomery Street, Suite 610

San Francisco, California 94104

Facsimile: 415-490-4201

with a copy to (but which shall not constitute notice to Target):

Fenwick & West LLP

Attn: David K. Michaels

555 California Street

12th Floor

San Francisco, California 94104

Facsimile: 415-281-1350

If to the Stockholder Representative:

Shareholder Representative Services LLC

Attn: Managing Director
1614 15th Street, Suite 200

Denver, Colorado 80202

Email: deals@shareholderrep.com

Telephone: 303-648-4085

Facsimile: 303-623-0294

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with a copy to (but which shall not constitute notice to the Stockholder Representative):

Fenwick & West LLP

Attn: David K. Michaels

555 California Street

12th Floor

San Francisco, California 94104

Facsimile: 415-281-1350

9.2

Interpretation.  This Agreement shall be construed in accordance with the following rules of construction: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) the words “includes” and “including” are not limiting, (vi) the word “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (vii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person and (viii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.3

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.

9.4

Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule and the Parent Disclosure Schedule: (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of Law or otherwise without the written consent of the other Party.

9.5

Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6

Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.7

Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of Law.  Each of the parties irrevocably consents to the exclusive jurisdiction of any court located within New Castle County, Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

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ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8

Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9

Enforcement.  Each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, in any court other than a federal court sitting in the State of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

9.10

Conflict Waiver.  Each of the parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and affiliates that Target is the client of Fenwick & West LLP (“Fenwick”).  After the Closing, it is possible that Fenwick will represent the Target Holders (or other holders of Target Common Stock or Target Preferred Stock), the Stockholder Representative and their respective affiliates (individually and collectively, the “Target Group”) in connection with matters related to this Agreement or the Escrow Agreement, including, without limitation, matters related to the Escrow Fund and any claims related thereto pursuant to this Agreement.  Parent and Target hereby agree that Fenwick (or any successors) may represent the Target Group in the future in connection with matters related to this Agreement and any claims that may be made thereunder pursuant to this Agreement.  Fenwick may serve as counsel to Target Group, or any director, member, partner, officer, employee, representative, or affiliate of the Target Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.  In no event shall the foregoing waiver constitute a waiver of any work product, attorney-client or similar privilege, protection or obligation of any firm to or for the benefit of Target or any of the Subsidiaries.

[SIGNATURES ON FOLLOWING PAGE]

A-I-49

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

SCG FINANCIAL ACQUISITION CORP.

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Chairman, Chief Executive Officer and President

SCG FINANCIAL MERGER II CORP.

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Chairman, Chief Executive Officer and President

REACH MEDIA GROUP HOLDINGS, INC.

By:	/s/ Garry McGuire
Name:	Garry McGuire
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Mark B. Vogel
Name:	Mark B. Vogel
Title:	Managing Director

Signature Page – Agreement and Plan of Merger

Exhibit A

Form of Lock-Up Agreement

See attached.

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

January __, 2013

SCG Financial Acquisition Corp.

615 N. Wabash Ave.

Chicago, Illinois 60611

Re:     Lock-Up Agreement

Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January __, 2013 (the “Merger Agreement”), by and among SCG Financial Acquisition Corp. (the “Company”), SCG Financial Merger II Corp., a Delaware corporation and an indirect subsidiary of the Company (“Merger Sub”), Reach Media Group Holdings, Inc. (“Target”) and Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative for and on behalf of the Target Holders thereunder, pursuant to which Merger Sub will merge with and into Target, with Target being the surviving entity and a wholly-owned Subsidiary of the Company (the “Merger”).  In connection with the Merger, the Company anticipates that it will issue _________ shares of its common stock, par value $____ per share (the “Common Stock”), to the undersigned, plus such additional shares of the Common Stock as the undersigned may receive at the Release Date of the Escrow Fund (as such terms are defined in the Merger Agreement) (the “Stock Issuance”).  Certain capitalized terms used but not otherwise defined herein shall have the meanings set forth in Paragraph 8 hereof.

The purpose of this letter agreement (the “Letter Agreement”) is to set forth the agreement between the Company and the undersigned with respect to the lock-up of the shares of Common Stock of the Company to be held by the undersigned.  Accordingly, in consideration of the issuance of shares of Common Stock to the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1.

The undersigned hereby covenants and agrees that, except as otherwise provided herein, for a period (the “Lock-Up Period”) commencing on the date hereof and ending on the earlier of (a) the one year anniversary of the Stock Issuance, or (b) the date that the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, the undersigned shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder), the undersigned’s shares of Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the undersigned’s shares of Common Stock, whether any such transaction is to be settled by delivery of the Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii).

2.

Notwithstanding the provisions contained in Paragraph 1 hereof, the undersigned may transfer shares of Common Stock: (a) by gift to a member of the undersigned’s immediate family (for the purposes of this Letter Agreement, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, no more remote than a first cousin) or to a trust, the beneficiary of which is a member of the undersigned’s immediate family, an affiliate (as such term is defined in Rule 405 promulgated under the Exchange Act) of the undersigned or to a charitable organization; (b) if the undersigned is a natural person, by virtue of the laws of descent and distribution upon death of the undersigned; (c) if the undersigned is a natural person, pursuant to a qualified domestic relations order; (d) if the undersigned is a corporation, partnership or other business entity, to another corporation, partnership or other business entity that directly or indirectly controls, is controlled by or managed by, or is under common control with, the undersigned; or (e) if the undersigned is a trust, to a trustor or beneficiary of the trust; provided, however, that in each case the permitted transferees shall have entered into a written agreement with the Company agreeing to be bound by the transfer restrictions in Paragraph 1 hereof.

3.

The undersigned agrees that after the Lock-Up Period has elapsed, the undersigned’s shares of Common Stock shall only be transferable or saleable pursuant to a sale registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

4.

The undersigned shall retain all of its rights as a stockholder during the Lock-Up Period including, without limitation, the right to vote such shares.  During the Lock-Up Period, all dividends payable in cash with respect to the undersigned’s shares of Common Stock shall be paid to the undersigned, but all dividends payable in Common Stock or other non-cash property shall become subject to the restrictions described herein during the Lock-Up Period, and shall be released from such restrictions upon the expiration of the Lock-Up Period in accordance with the terms and conditions of this Letter Agreement.

5.

The undersigned hereby agrees and acknowledges that (a) the Company would be irreparably injured in the event of a breach by the undersigned of his or its obligations hereunder, (b) monetary damages may not be an adequate remedy for such breach and (c) the Company shall be entitled to specific performance or injunctive relief, in addition to any other remedy that the Company may have in law or in equity, in the event of such breach.

6.

The undersigned acknowledges and understands that the Company will rely upon the covenants, agreements, representations and warranties set forth herein in proceeding with the Stock Issuance.

7.

The undersigned represents and warrants that the undersigned has full right and power, without violating any agreement to which he or it is bound, to enter into this Letter Agreement, and to perform the undersigned’s obligations hereunder.

8.

As used in this Letter Agreement, (a) “Commission” means the U.S. Securities and Exchange Commission, (b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and (c) “Securities Act” means the Securities Act of 1933, as amended.

9.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto.

10.

No party hereto may assign either this Letter Agreement or any of his or its rights, interests, or obligations hereunder without the prior written consent of the other party.  Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the undersigned and each of his or its heirs, personal representatives, successors and assigns.

11.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parities hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission, in each case to the addresses set forth for the parties hereto on the signature page to this Letter Agreement.

13.

This Letter Agreement shall terminate upon the expiration of the Lock-up Period.

[Signature page follows]

2

Sincerely,

[NAME]

By:
Name:
Title:

OR

Name:

Acknowledged and Agreed:

SCG FINANCIAL ACQUISITION CORP.

By:
Name:
Title:

Exhibit B

Form of Certificate of Merger

See attached.

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

of

SCG FINANCIAL MERGER II CORP.

a Delaware corporation

with and into

REACH MEDIA GROUP HOLDINGS, INC.

a Delaware corporation

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), Reach Media Group Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies to the following information regarding the merger of SCG Financial Merger II Corp., a Delaware corporation (the “Merger Sub”), with and into the Corporation (the “Merger”):

FIRST:

The names and states of incorporation of the Corporation and Merger Sub (collectively, the “Constituent Entities”) are as follows:

Name	State
Reach Media Group Holdings, Inc.	Delaware
SCG Financial Merger IICorp.	Delaware

SECOND:

The Agreement and Plan of Merger, dated as of January __, 2013, by and among the Corporation, SCG Financial Acquisition Corp., a Delaware corporation, Merger Sub and the stockholder representative described therein (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each Constituent Entity in accordance with Title 8, Section 251 of the DGCL.

THIRD:

The Corporation shall be the surviving corporation after the Merger and the name of the Corporation surviving the Merger will be changed to “RMG Networks Holdings, Inc.”.  The state of incorporation of the Corporation is Delaware.

FOURTH:

The certificate of incorporation of the Corporation as in effect immediately prior to the Merger shall be amended and restated in its entirety to read as attached hereto as Exhibit A, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Corporation until thereafter changed or amended as provided therein or by the DGCL.

FIFTH:

The executed Merger Agreement is on file at the principal place of business of the Corporation at 250 Montgomery Street, Suite 610, San Francisco, CA 94104.

SIXTH:

An executed copy of the Merger Agreement will be furnished by the Corporation, on request and without cost, to any stockholder of the Constituent Entities.

SEVENTH:

This Certificate of Merger, and the Merger provided for herein, shall become effective as of __:__ a.m. Central Time on _____________ __, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be signed by the undersigned this __ day of ______________, 2013.

REACH MEDIA GROUP HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Certificate of Merger

Exhibit A

Amended and Restated Certificate of Incorporation

of

RMG Networks Holdings, Inc.

[See attached]

Exhibit C

Form of Escrow Agreement

See attached.

EXHIBIT C

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement, dated this ___ day of _________, 2013 (this “Escrow Agreement”), is entered into by and among SCG Financial Acquisition Corp., a Delaware corporation (“Parent”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative for and on behalf of the Target Holders (the “Stockholder Representative” and, together with Parent, the “Parties”), and Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”).

RECITALS

A.

Parent, Reach Media Group Holdings, Inc., a Delaware corporation (“Target”), SCG Financial Merger II Corp., a Delaware corporation and indirect subsidiary of Parent (“Merger Sub”), and the Stockholder Representative are entering into that certain Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Target, following which the separate corporate existence of Merger Sub will cease and Target shall be the surviving corporation. Capitalized terms used but not defined in this Escrow Agreement shall have the meanings given to such terms in the Merger Agreement.

B.

 Parent agrees to place in escrow (the “Escrow Fund”) certain property and the Escrow Agent agrees to hold and distribute such property in accordance with the terms of the Merger Agreement and this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.

Receipt of Escrow Property.  Upon execution hereof, Parent shall deliver to the Escrow Agent three hundred thousand (300,000) shares of Parent Common Stock (the “Escrow Property”) via electronic book-entry to the Escrow Agent’s DTC participant account # 990 - Manufacturers & Traders Trust Company (M&T Bank), and according to such further delivery instructions as are provided by the Escrow Agent.  The Parties agree that, for the purpose of this Escrow Agreement, each share of Parent Common Stock shall be valued at Ten Dollars ($10) per share.  Upon execution hereof, Parent shall also deliver to and deposit with the Escrow Agent, in a non-interest bearing account, Ten Thousand Dollars ($10,000) (the “Escrow Cash”), such deposit to constitute an expense fund for the expenses of the Stockholder Representative that are payable by the Target Holders.

Section 1.2.

Disposition of the Escrow Property and the Escrow Cash.

(a)

On each occasion on which Parent determines that it is entitled to a payment of a claim for indemnification pursuant to Section 7.2 of the Merger Agreement, Parent may deliver to the Escrow Agent and the Stockholder Representative a certificate signed by any officer of Parent (an “Officer’s Certificate”) stating that damages exist with respect to the indemnification obligations of the Target Holders as set forth in Section 7.2 of the Merger Agreement, and specifying in reasonable detail a description of such damages included in the amount so stated, the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and, to the extent then known, the facts giving rise to such misrepresentation or breach.  The Parent shall be responsible for calculating the number of shares to be delivered equivalent to the damages set forth on the Officer's Certificate.

(b)

For a period of thirty (30) days after the delivery of an Officer’s Certificate by Parent to the Stockholder Representative and the Escrow Agent, the Escrow Agent shall make no delivery of Parent Common Stock or other property unless the Escrow Agent has received written authorization from the Stockholder Representative, to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make an electronic free-delivery via DTC of such number of shares of Parent Common Stock to the Parent’s transfer agent account as is equal to the value of the damages set forth in the Officer’s Certificate divided by Ten Dollars ($10); provided, that no payment or delivery shall be made pursuant to this Section 1.2(b) if the Stockholder Representative, has objected in a written statement to the claim made in the Officer’s Certificate, and such statement has been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

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(c)

In the event that the Stockholder Representative properly objects in good faith to the claim made in the Officer’s Certificate pursuant to Section 1.2(b), the Escrow Agent shall not disburse any Parent Common Stock or other property unless and until it receives: (i) a memorandum setting forth the agreement of Parent and the Stockholder Representative, signed by both parties, and containing instructions to the Escrow Agent concerning the disposition of the disputed shares of Parent Common Stock or (ii) notice from Parent or the Stockholder Agent stating that such dispute has been submitted to arbitration pursuant to Section 7.7 of the Merger Agreement, and that a final, non-appealable arbitration judgment with respect to such matters has been rendered by such arbitrator, which notice shall be accompanied by a copy of the judgment rendered by such arbitrator.

(d)

The Escrow Fund shall terminate on April 30, 2014 (the “Termination Date”); provided, that a portion of the Escrow Property that, in the reasonable judgment of Parent (subject to the right of the Stockholder Representative to object thereto, and to arbitration of any such objection, pursuant to Section 7.7 of the Merger Agreement) is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered prior to the Termination Date shall remain in the Escrow Fund until such claims have been resolved.

(e)

All Representative Losses (as defined in the Merger Agreement) shall first be paid by the Target Holders as they are incurred directly from the Escrow Cash even if they are incurred prior to the distribution of the Escrow Cash pursuant to Section 1.2(g).  Each such payment shall be made pursuant to a written notice requesting such payment delivered both to the Escrow Agent and to Parent no later than the distribution of the Escrow Cash to the Target Holders pursuant to Section 1.2(g) specifying the amount of Representative Losses incurred.  Following receipt of such written request, if at such time the amount of Escrow Cash remaining in the Escrow Fund is greater than the amount of such claimed Representative Losses, the Escrow Agent shall promptly deliver to the Stockholder Representative cash equal to the amount of such reimbursement claim or, if the Escrow Cash remaining in the Escrow Fund is less than the amount of such Representative Losses, all of the then-remaining Escrow Cash in the Escrow Fund.

(f)

The Parties acknowledge that the Escrow Agent will not be acting in the capacity of a stock transfer agent.  Accordingly, within three (3) Business Days after the Termination Date, the Escrow Agent shall release from escrow and deliver to the Parent’s transfer agent, the Per Share Escrow Consideration to which all Target Holders are entitled, as set forth in this Section 1.2(f) and on Exhibit B hereto, along with instructions (a copy of which shall be delivered to Parent and the Stockholder Representative) to deliver to each Target Holder the Per Share Escrow Consideration to which such Target Holder is individually entitled as set forth in this Section 1.2(f) and on Exhibit B hereto, and Parent shall cause Parent’s transfer agent to deliver the appropriate number of shares to each Target Holder pursuant to the instructions provided by the Escrow Agent.  The Per Share Escrow Consideration payable in respect of each share of Target Series C Stock shall be calculated by (i) deducting from the number of shares of Parent Common Stock remaining in the Escrow Fund at such time such number of shares of Parent Common Stock withheld for the satisfaction of unresolved claims pursuant to Section 1.2(d), (ii) multiplying such difference by 0.85 (such product, the “Aggregate Series C Escrow Consideration”), and (iii) dividing such product by the number of issued and outstanding shares of Target Series C Stock immediately prior to the Effective Time.  The Per Share Escrow Consideration payable in respect of each share of Target Series B Stock or Target Series A Stock shall be calculated by (i) deducting from the number of shares of Parent Common Stock remaining in the Escrow Fund at such time such number of shares of Parent Common Stock withheld for the satisfaction of unresolved claims pursuant to Section 1.2(d) and the Aggregate Series C Escrow Consideration, and (ii) dividing such difference by the aggregate number of issued and outstanding shares of Target Series B Stock and Target Series A Stock immediately prior to the Effective Time.  After the initial release of the Per Share Escrow Consideration, the Per Share Escrow Consideration shall be recalculated each time a portion of the Escrow Fund is released to the Target Holders taking into consideration all shares released to Parent for indemnification pursuant to Sections 1.2(b) or 1.2(c), all amounts to be continued to be held and all amounts previously paid to the Target Holders.  All amounts held in connection with the satisfaction of unresolved claims pursuant to Section 1.2(d) shall be released to the Target Holders or Parent, as the case may be, promptly upon resolution of each specific indemnification claim involved.  No fractional shares of Parent Common Stock shall be released from escrow to the Target Holders.

(g)

Within three (3) Business Days after the Termination Date, the Escrow Agent shall release from escrow and pay to each Target Holder, via wire transfer of immediately available funds, an amount of the Escrow Cash equal to (i) the amount of the Escrow Cash remaining after the payment of the Escrow Agent’s compensation pursuant to Section 3.4 and all disbursements of Representative Losses pursuant to Section 1.2(e), multiplied by (ii) a fraction, the numerator of which is the number of shares constituting the Per Share Escrow Consideration to be paid to such Target Holder at the initial release of the Per Share Escrow Consideration, and the denominator of which is the number of shares constituting the total Per Share Escrow Consideration to be paid to all Target Holders at the initial release of the Per Share Escrow Consideration.

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Section 1.4.

Income Tax Allocation and Reporting.

(a)

The Parties agree that, for tax reporting purposes, the Escrow Property and all interest and other income from investment of the Escrow Property shall be allocable to and treated as property of Parent unless and until it has been disbursed according to the terms of this Escrow Agreement.  All interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Parent, whether or not such income was disbursed during such calendar year.

(b)

Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)

To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  Parent, Target and the Stockholder Representative (solely on behalf of the Target Holders and in its capacity as the Stockholder Representative, not in its individual capacity), shall, severally but not jointly, indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.

Termination.  Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect, except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

Section 1.6  Investments.  The Escrow Agent is hereby directed to deposit, transfer, hold and invest the Escrow Cash in a non-interest bearing account of Wilmington Trust, N.A. which shall be FDIC insured to the current applicable limits.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.

Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.

Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.

Reliance.  The Escrow Agent shall not be liable for any action taken or not taken in good faith by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit C-1 and Exhibit C-2 to this Escrow Agreement.

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Section 2.4.

Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.

No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.

Indemnification.  Parent and the Stockholder Representative (on behalf of the Target Holders and solely in its capacity as the Stockholder Representative and not in its individual capacity) hereby agree, severally but not jointly, to indemnify Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, including, without limitation, attorney's fees and expenses, which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of Escrow Agent under this Agreement or arising out of the existence of the Escrow Fund, except to the extent the same shall be caused by Escrow Agent's gross negligence or willful misconduct.  The Escrow Agent shall have a first lien against the Escrow Fund to secure the obligations of the Parties hereunder.  The terms of this paragraph shall survive termination of this Agreement.  The Parties agree that the liability of the Stockholder Representative pursuant to this Escrow Agreement (including without limitation pursuant to Section 1.4(c)) shall not exceed the value of the remaining portion of the Escrow Fund, and that recovery against the Escrow Fund shall be the sole and exclusive remedy of the Escrow Agent against the Stockholder Representative pursuant to this Escrow Agreement.

Section 3.2.

Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.

Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a written notice executed by Parent and the Stockholder Representative, of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a written notice executed by Parent and the Stockholder Representative, filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.

Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Target Holders out of the Escrow Cash). The fee agreed upon for the services rendered hereunder is intended as annual compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of the Escrow Property under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.   The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Agreement.

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Section 3.5.

Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Property, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.

Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.

Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8

Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9  Compliance with Legal Orders.  Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 3.10 Disagreements.  In the event Escrow Agent receives conflicting instructions hereunder, Escrow Agent shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of Escrow Agent.

Section 3.11 No Financial Obligation.  Escrow Agent shall not be required to use its own funds in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in Escrow Agent's sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

ARTICLE 4

MISCELLANEOUS

Section 4.1.

Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and the Escrow Agent and shall require the prior written consent of the other Parties and the Escrow Agent (such consent not to be unreasonably withheld).

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Section 4.2.

Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.

Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five (5) business days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Parties in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent:

SCG Financial Acquisition Corp.

Attn: Gregory H. Sachs

615 North Wabash Avenue

Chicago, Illinois 60611

Facsimile: 312-784-3966

with a copy to (but which shall not constitute notice to Parent):

DLA Piper LLP (US)

Attn: Ameer I. Ahmad

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Facsimile: 312-251-2850

If to the Stockholder Representative:

Shareholder Representative Services LLC

Attn: Managing Director
1614 15th Street, Suite 200

Denver, Colorado 80202

Email: deals@shareholderrep.com

Telephone: 303-648-4085

Facsimile: 303-623-0294

with a copy to (but which shall not constitute notice to the Stockholder Representative):

Fenwick & West LLP

Attn: David K. Michaels

555 California Street

12th Floor

San Francisco, California 94104

Facsimile: 415-281-1350

If to the Escrow Agent:

Wilmington Trust, N.A.

Institutional Client Services

650 Town Center Drive, Suite# 600

Costa Mesa, CA  92626

Phone: (714) 384-4162

Facsimile: (714) 384-4151

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Section 4.4.

Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.

Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.

Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by Parent, the Stockholder Representative and the Escrow Agent.

Section 4.7.

Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.

Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.

Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SCG FINANCIAL ACQUISITION CORP.

By:
Name:	Gregory H. Sachs
Title:	Chairman, Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:
Name:
Title:	Managing Director

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Jeffrey B. Kassels
Title:	Vice President

EXHIBIT A

[Merger Agreement]

EXHIBIT B

[Participating Stockholders]

EXHIBIT C-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Parent and are authorized to initiate and approve transactions of all types for the Escrow Fund or accounts established under the Escrow Agreement to which this Exhibit C-1 is attached, on behalf of Parent.

Name / Title / Phone Number	Specimen Signature

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

Name	Signature

Title

Phone Number

EXHIBIT C-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Stockholder Representative and are authorized to initiate and approve transactions of all types for the Escrow Fund or accounts established under the Escrow Agreement to which this Exhibit C-2 is attached, on behalf of the Stockholder Representative.

Name / Title / Phone Number	Specimen Signature

Mark Vogel
Name	Signature

Director
Title

(415) 373-4020
Phone Number

Paul Koenig
Name	Signature

Managing Director
Title

(303) 957-2850
Phone Number

Exhibit D

To serve as Escrow Agent for

SCG FINANCIAL ACQUISITION CORP.

All fees are subject to an administrative review of the governing documents and acceptable indemnification for our fees and expenses from [name of entity].

Initial/Acceptance Fee	$ *Waived*
Annual Administration Fee	$ 3,000.00

In the event of extraordinary circumstances requiring administrative time beyond the scope of typical account duties set forth in the Instrument and supporting documents relevant to our appointment, including but not limited to, default and/or bankruptcy administration, additional charges shall accrue.

If this transaction does not close, Wilmington Trust, N.A. reserves the right to be paid its Initial Fee, if any, and outside counsel’s fees and expenses.  Out-of-pocket expenses, including our attorney’s fees and expenses (if any), in connection with closing, post-closing matters and terminations will be billed separately and are due upon receipt of the invoice.

All fees are non-refundable and will not be prorated in the event of an early termination.  Once the fees are agreed to in writing, we agree that any changes to those fees will also be in writing.  You will be notified at least 30 days in advance of any general fee increase, following 3 years after the initial closing date. The fees as quoted and the acceptance of our duties as Trustee are subject to satisfactory review and acceptance of all related financing documents by the Trustee and our counsel.  Our fees may also be adjusted at any time if there is a significant change in our responsibilities under the governing documents.  In the event the financing structure is modified prior to closing, we reserve the right to review and renegotiate our fees accordingly.

We reserve the right to impose an interest charge at the rate of 18% annually on fees and expenses not paid within 60 days of the due date.

Fee Agreement | Insert Date:

Exhibit D

Form of Registration Rights Agreement

See attached.

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of January __, 2013 by and among SCG Financial Acquisition Corp., a Delaware corporation (the “Company”) and the parties set forth on the attached Schedule of Stockholders (each, a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used but not otherwise defined herein have the meanings assigned such terms in Section 8 hereof.

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of January __, 2013 (the “Merger Agreement”), by and among the Company, SCG Financial Merger II Corp., a Delaware corporation and an indirect subsidiary of the Company (“Merger Sub”), Reach Media Group Holdings, Inc. (“Target”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as Stockholder Representative for and on behalf of the Target Holders thereunder, pursuant to which Merger Sub will merge with and into Target, with Target being the surviving entity and a wholly-owned Subsidiary of the Company (the “Merger”); and

WHEREAS, following the consummation of the Merger, the Stockholders will own 400,000 shares of Common Stock; and

WHEREAS, in order to induce the Stockholders to ratify and approve the transactions contemplated under the Merger Agreement, the Company has agreed to provide the Stockholders with the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.

Demand Registrations.

(a)

Requests for Registration.  At any time following the one-year anniversary of the date hereof, the holders of a majority of the then-outstanding Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any successor form, or if such form is not then available to the Company, Form S-1 (a “Demand Registration”), which may if so requested be a “shelf” registration under Rule 415 under the Securities Act.  A request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered.  Within ten (10) days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) Business Days after the delivery of the Company’s notice.

(b)

Number.  The holders of a majority of the then-outstanding Registrable Securities shall be entitled to request (i) one (1) Demand Registration in which the Company shall pay all Registration Expenses and (ii) an unlimited number of Demand Registrations in which the holders of Registrable Securities shall pay their share of the Registration Expenses as set forth in Section 5 hereof.  The Company shall use commercially reasonable efforts to make Demand Registrations on Form S-3 available for the sale of Registrable Securities.

(c)

Priority on Demand Registration.  The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities requesting such registration.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within the price range acceptable to the holders of a majority of the requesting Registrable Securities, without adversely affecting the marketability of the offering, the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities, the number of Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of Registrable Securities to be included in such registration on the basis of the amount of Registrable Securities owned by each such holder.

(d)

Selection of Underwriters.  With respect to a request for registration pursuant to Section 1(a) which is for an underwritten public offering, the managing underwriter shall be chosen by the holders of a majority of the Registrable Securities to be sold in such offering and approved by the Company (which approval will not be unreasonably withheld or delayed).

2.

Piggyback Registrations.

(a)

Right to Piggyback.  Whenever the Company proposes to register any of its securities under the Securities Act, including, without limitation, pursuant to a Demand Registration (other than in connection with registrations on Form S-8 or any successor form) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within three (3) Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the delivery of the Company’s notice.

(b)

Piggyback Expenses.  The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

(c)

Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

(d)

Priority on Secondary Registrations.  If a Piggyback Registration is an underwritten secondary registration, and the managing underwriters advise such party and the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to such party and the Company, the Company shall include in such registration (i) first, the Company, (ii) second, the Registrable Securities requested to be included in such registration which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

(e)

Selection of Underwriters.  If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering shall be approved by the Company.

(f)

Other Registrations.  If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least ninety (90) days has elapsed from the effective date of such previous registration.

3.

Market Standoff Agreement.

(a)

No holder of Registrable Securities shall effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the one hundred eighty (180)-day period beginning on the effective date of any underwritten initial public offering of the Company’s equity securities (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

(b)

Each Stockholder agrees that, if requested by the managing underwriter in connection with any follow-on public offering of the Company’s equity securities, such Stockholder will not effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the period of time requested by such managing underwriter (in no event to be in excess of 90 days) following the effective date of such offering (except as part of such underwritten registration), unless the underwriters managing such offering otherwise agree.

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(c)

The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the one hundred eighty (180)-day period beginning on the effective date of any underwritten initial public offering of the Company’s equity securities (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, (ii) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the ninety (900)-day period beginning on the effective date of any underwritten public offering (other than the initial public offering) of the Company’s equity securities (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (iii) shall cause each holder of its Common Stock, or any securities convertible into or exchangeable or exercisable for such Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

4.

Registration Procedures.

(a)

Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i)

prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities as soon as reasonably practicable, but in any event within 60 days following the date of a demand for registration pursuant to Section 1(a) or Section 2(a), and use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, and in any event within 90 days, following the date of filing such registration statement (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii)

notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iii)

furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)

use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v)

notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

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(vi)

cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities;

(vii)

provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(viii)

enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(ix)

make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(x)

otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xi)

in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company shall use commercially reasonable efforts promptly to obtain the withdrawal of such order;

(xii)

use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(xiii)

obtain a cold comfort letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement).

(b)

Each seller of Registrable Securities shall deliver to the Company such requisite information as the Company may reasonably request for the purposes of completing any prospectus or preliminary prospectus as is necessary to comply with all applicable rules and regulations of the Securities and Exchange Commission.

5.

Registration Expenses.

(a)

All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

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(b)

In connection with the Demand Registration contemplated hereunder, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.  In connection with such Demand Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of each additional counsel retained by any holder of Registrable Securities for the purpose of rendering any opinion required by the Company or the managing underwriter(s) to be rendered on behalf of such holder in connection with such Demand Registration, if such Demand Registration is underwritten.

(c)

To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

6.

Indemnification.

(a)

The Company agrees to indemnify, to the extent permitted by applicable law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such untrue or alleged untrue statement was made in reliance upon and in conformity with any information furnished in writing to the Company by such holder expressly for use therein or was caused by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.  In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)

In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by applicable law, shall indemnify the other holders of Registrable Securities and Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue or alleged untrue statement of material fact contained in (or incorporated by reference therein) the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements herein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder.

(c)

Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in the Company’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of the Company a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities.  The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

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(e)

If the indemnification provided for in this Section 6 is unavailable to or is insufficient to hold harmless an indemnified party under the provisions above in respect to any losses, claims, damages or liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other from the sale of Registrable Securities pursuant the registered offering of securities as to which indemnity is sought but also the relative fault of the indemnified party and the indemnifying party as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other in connection with the statement or omissions which resulted in such losses, claims, damages or liabilities, as well any other relevant equitable considerations; provided that the obligation to contribute shall be individual, not joint and several, for each contributing party and shall be limited to the net amount of proceeds received by such contributing party from the sale of Registrable Securities pursuant to such registration statement.  The relative benefits received by the Company on the one hand and the sellers of Registrable Securities and any other sellers participating in the registration statement on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) to the Company bear to the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and by other sellers participating in the registration statement.  The relative fault of the Company on the one hand and of the sellers of Registrable Securities and any other sellers participating in the registration statement on the other shall be determined by reference to, among other things, whether such untrue or alleged omission to state a material fact relates to information supplied by the Company, by the sellers of Registrable Securities or other sellers participating in the registration statement and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.

Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.

8.

Definitions.

(a)

“Business Day” means any day on which the principal offices of the Securities and Exchange Commission in Washington, D.C. are open to accept filings.

(b)

“Common Stock” means the common stock, par value $_____ per share, of the Company, and includes all securities of the Company issued or issuable with respect to such securities by way of a stock split, stock dividend or other recapitalization.

(c)

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

(d)

“Registrable Securities” means (i) any shares of Common Stock issued to the Stockholders as of the date hereof (including any shares of Common Stock issued to the Stockholders at the Release Date of the Escrow Period contemplated in the Merger Agreement), or (ii) any other Common Stock issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend  or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization.  For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

(e)

“Securities Act” means the Securities Act of 1933, as amended from time to time.

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(f)

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, and any governmental body or agency succeeding to the functions thereof.

(g)

“Subsidiary” means, as to any specified Person, any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person

Unless otherwise stated, any other capitalized terms contained but not otherwise herein have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

9.

Miscellaneous.

(a)

No Inconsistent Agreements.  The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b)

Adjustments Affecting Registrable Securities.  The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect in a material respect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares), unless the Company receives the written consent thereto from the holders of a majority of the then-outstanding Registrable Securities.

(c)

Remedies.  Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(d)

Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and holders of at least a majority of the then-outstanding Registrable Securities; provided, however, that any such amendment or waiver which materially and adversely affects the rights or obligations of a holder or group of holders of Registrable Securities in a manner which is disproportionately adverse to such holder or group of holders of Registrable Securities relative to such rights or obligations of other holders of Registrable Securities shall be effective only with the prior written consent of the holders of a majority of the then-outstanding Registrable Securities held by such holders so affected.

(e)

Successors and Assigns.  All covenants and agreements in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of and enforceable by, any subsequent holder of Registrable Securities, but only if such Registrable Securities are transferred in compliance with all agreements by and among the holders of the Company’s capital stock, the Company and any of the Stockholders or permitted transferees or assignees thereof, and in accordance with applicable law.

(f)

Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.

(h)

Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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(i)

Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of Law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within New Castle County, Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(i).

(j)

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties to this Agreement at the addresses set forth below each of their signatures on the signature pages hereto (or at such other address for a party as shall be specified upon like notice):

(k)

Additional Parties.  In connection with the issuance of any additional equity securities to any employees or directors of the Company or its Subsidiaries or to the Stockholders, with the consent of the Company’s Board of Directors, the Company may permit such person to become a party to this Agreement and succeed to all of the rights and obligations of a holder of Registrable Securities under this Agreement by obtaining an executed counterpart signature page to this Agreement, and, upon such execution, such person shall for all purposes become a Stockholder and a party to this Agreement.

(l)

Rules of Construction.  The parties to this Agreement agree that they have each been represented by counsel during the negotiation, preparation and execution of this Agreement (or, if executed following the date hereof by counterpart, have been provided with an opportunity to review the Agreement with counsel) and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m)

Interpretation.  This Agreement shall be construed in accordance with the following rules: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Sections” and other subdivisions are to the designated sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; and (v) the words “includes” and “including” are not limiting.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Agreement on the date first above written.

COMPANY:

SCG Financial Acquisition Corp.

By:
Name:
Title:

Address for Notice:

Signature Page to Registration Rights Agreement

STOCKHOLDERS:

[ ]

By:
Name:
Title:

Address for Notice:

[ ]

By:
Name:
Title:

Address for Notice:

[ ]

By:
Name:
Title:

Address for Notice:

[ ]

By:
Name:
Title:

Address for Notice:

Signature Page to Registration Rights Agreement

Schedule of Stockholders

Name	No Shares of Common Stock
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]
[ ]

Schedule of Stockholders

COUNTERPART SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

OF

SCG FINANCIAL ACQUISITION CORP.

By executing this counterpart signature page to the Registration Rights Agreement, dated as of January ___, 2013, by and among SCG Financial Acquisition Corp. (the “Company”) and the Stockholders party thereto (the “Registration Rights Agreement”), the undersigned hereby agrees to become a party to the Registration Rights Agreement, having such rights, entitlements and obligations as set forth in the Registration Rights Agreement, a copy of which the undersigned acknowledges he has received and has had the opportunity to review.  By executing this counterpart signature page, the undersigned agrees to be bound by all terms and conditions of the Registration Rights Agreement.

Stockholder:

[ ]

By:
Name:
Title:

Date:

Address:

Company Acknowledgement:
SCG Financial Acquisition Corp.

By:
Name:
Title:

ANNEX II

[Letterhead of SCG Financial Acquisition Corp.]

December 14, 2012

2012 DOOH Investments LLC

540 W. Madison, Suite 2500

Chicago, Illinois 60667

Attention: Donald R. Wilson, Jr.

Mr. Wilson:

This equity commitment letter agreement (“Agreement”) is entered into and effective as of the date first written above (the “Effective Date”), by and between SCG Financial Acquisition Corp., a Delaware corporation (“SCG”) and 2012 DOOH Investments LLC, an Illinois limited liability company (“Investor”).  SCG entered into a non-binding letter of intent with RMG Networks, Inc., a Delaware corporation (“Target”), on November 23, 2012 (the “LOI”).  In order to consummate SCG’s initial business combination with Target (or an affiliate of Target) and conduct redemptions of shares of SCG common stock, par value $0.0001 per share (“SCG Common Stock”) pursuant to the terms and conditions of SCG’s Amended and Restated Certificate of Incorporation, SCG anticipates filing a Tender Offer Statement on Schedule TO (the “Tender Offer”) with the Securities and Exchange Commission (the “SEC”), in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1. Commitment.  This Agreement confirms the commitment of Investor, upon the terms and subject to the conditions set forth herein, to purchase an aggregate of two million three hundred and fifty thousand (2,350,000) shares of SCG Common Stock through (i) purchases of SCG Common Stock on the open market or in privately negotiated transactions at a price per share not to exceed $10.02 per share of SCG Common Stock, (ii) the issuance by SCG to Investor of shares of SCG Common Stock or (iii) a combination thereof, which shares shall not be tendered by Investor pursuant to the Tender Offer (the “Stock Purchase Commitment”), and SCG hereby confirms its commitment to issue shares of SCG Common Stock as contemplated by clause (ii) of this sentence.  Investor hereby agrees and acknowledges that SCG shall have sole discretion regarding how many (if any) shares of SCG Common Stock Investor will purchase pursuant to clause (i) of the immediately preceding sentence.  The closing of any issuance by SCG to Investor of any shares of SCG Common Stock shall occur concurrently with the purchase by SCG of shares of SCG Common Stock pursuant to the Tender Offer and the consummation of SCG's acquisition of Target and that any such shares of SCG Common Stock shall be issued and sold to Investor at a price of $10.00 per share.  On the earlier of the date of consummation of the Tender Offer and the tenth business day after Investor fulfills the Stock Purchase Commitment, SCG shall issue an additional one hundred and twenty thousand (120,000) shares of SCG Common Stock to Investor as consideration for the Stock Purchase Commitment.  In connection with any proposed purchase by Investor, prior to the communication or other dissemination of any material, non-public information relating to SCG or Target to any potential seller in such purchase, Investor shall execute a confidentiality agreement with such potential seller, in a form reasonably satisfactory to SCG and SCG hereby expressly authorizes and approves, and confirms that it has all contractual and other rights to authorize and approve, the communication or dissemination of any such material, non-public information relating to SCG or Target by Investor to any potential seller who has executed such confidentiality agreement.  SCG shall provide Investor with at least five business days' prior written notice of the commencement of the Tender Offer and the public announcement thereof.  All stock and stock price amounts set forth herein shall be subject to proportionate adjustment for any stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the date hereof.

2.  Termination.  Investor’s obligations under this Agreement, including the obligation to fulfill the Stock Purchase Commitment hereunder, shall expire upon the earliest to occur of (i) the fulfillment of the Stock Purchase Commitment; (ii) April 13, 2013; (iii) written notice to Investor or public disclosure by SCG that SCG has decided not to file the Tender Offer with the SEC or (iv) written notice to Investor or public disclosure by SCG that the LOI has terminated or SCG has decided not to pursue the initial business combination with Target (such date, the “Expiration Date”).

3.  Registration Rights.  SCG shall, on the date of consummation of the Tender Offer (or if Investor fulfills the Stock Purchase Commitment as contemplated hereunder prior to the consummation of the Tender Offer, as promptly as possible after such fulfillment), enter into a registration rights agreement with Investor, providing Investor  with demand and piggyback registration rights covering all of its shares of SCG Common Stock and in form and substance reasonably acceptable to Investor.

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4.  Representations and Warranties of Investor.  Investor hereby represents and warrants to SCG as follows:

(i)  Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois;

(ii) Investor has the requisite limited liability company power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby;  this Agreement has been duly and validly executed and delivered by Investor and, assuming the due authorization, execution and delivery by SCG, will constitute, upon such execution and delivery, legal, valid and binding obligations of Investor, enforceable against Investor in accordance with its terms and conditions;

(iii) no material consent of, permit or exemption from, or declaration, filing or registration with, any governmental authority is required to be made or obtained by Investor in connection with the execution, delivery and performance of this Agreement by Investor, other than filings that may be required to be made by Investor pursuant to Section 13(d) and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(iv) neither the execution and delivery of this Agreement by Investor, nor the performance by Investor of the transactions contemplated hereby will (A) to Investor’s knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which Investor is a party, or (B) to Investor’s knowledge, conflict with or violate any laws applicable to Investor; and

(v) Investor has the necessary funding, including capital commitments to which it is, and will be immediately prior to the Expiration Date, legally entitled to draw down, in order to fulfill its obligations hereunder.

5.  No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, SCG, by its acceptance hereof, covenants and agrees that no party other the Investor shall have any obligation hereunder and that (i) no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any documents or instruments delivered in connection herewith or in connection with any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, security holder, affiliate, stockholder, controlling party, assignee or representative of Investor, other than Investor or its assignees hereunder (any such party, other than Investor or its assignees hereunder, a “Related Party”), or any Related Party of any Related Party of Investor (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, this Agreement or any documents or instruments delivered in connection herewith or the transactions contemplated hereby or thereby (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or with respect to any legal action (whether at law, in equity, in contract, in tort or otherwise), including, without limitation, in the event SCG breaches any obligations it may have under a definitive agreement with Target and including whether or not SCG’s breach is caused by the breach by Investor of its obligations under this Agreement), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Party of Investor or any Related Party of any Related Party of Investor under this Agreement or any documents or instruments delivered in connection herewith (or in respect of any oral representations made or alleged to be made in connection herewith or therewith) or for any legal action (whether at law, in equity, in contract, in tort or otherwise) based upon, in respect of, or by reason of such obligations hereunder or by their creation.  Nothing in this Agreement, express or implied, is intended to or shall confer upon Target, its affiliates or equity holders or any other party, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.  Amendment; Assignment.  This Agreement may not be amended, modified or terminated in any respect without the prior written consent of SCG and Investor.  Neither party may assign all or any portion of its rights or obligations hereunder without the prior written consent of the other party.  Notwithstanding the foregoing, Investor shall be permitted to assign all or any portion of its obligations to fulfill the Stock Purchase Commitment and its related rights hereunder to any affiliate of Investor, provided that any such assignment shall not relieve Investor of its obligations under this Agreement.

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7.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.  Miscellaneous.

(i) This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, discussions and statements, both written and oral, between SCG and any of its affiliates and Investor and any of its affiliates, and shall not be contradicted or qualified by any other agreement, oral or written, prior to the date hereof.

(ii) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.  Each party to this Agreement (A) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts located in the Northern District of Illinois and the state courts of the State of Illinois, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in any state court within Chicago, Illinois or the federal courts located in the Northern District of Illinois, (D) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (E) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.

(iii) This Agreement may be executed in counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed and effective as of the Effective Date.

SCG FINANCIAL ACQUISITION CORP.

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Chairman, President and Chief Executive Officer

Accepted and Agreed:

2012 DOOH INVESTMENTS LLC

By:  DOOH Investment Management LLC

Its:  Manager

By:	/s/ Donald R. Wilson, Jr.
Name:	Donald R. Wilson, Jr.
Title:	Manager

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ANNEX III

ASSIGNMENT AND ASSSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of January 8, 2013, is entered into by and between 2012 DOOH Investments LLC, an Illinois limited liability company (“DOOH”), and DRW Commodities, LLC, a Delaware limited liability company (“DRW”).

W I T N E S S E T H:

WHEREAS, DOOH is a party to that certain equity commitment letter agreement (the “Equity Commitment Agreement”), dated as of December 14, 2012, between DOOH and SCG Financial Acquisition Corp., a Delaware corporation (the “Issuer”), pursuant to which, among other things, DOOH committed to purchase an aggregate of 2,350,000 shares of the common stock, par value $0.0001 per share (“Common Stock”), of the Issuer upon the terms and conditions set forth therein; and

WHEREAS, DOOH desires to assign its obligations to fulfill the Stock Purchase Commitment (as defined in the Equity Commitment Agreement) and its related rights arising under the Equity Commitment Agreement, and DRW desires to accept such assignment and assume such obligations upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, DOOH and DRW agree as follows:

1.

Assignment and Assumption.  DOOH hereby transfers, assigns and conveys to DRW all of its obligations to fulfill the Stock Purchase Commitment arising under the Equity Commitment Agreement, together with all of DOOH’s rights under the Equity Commitment Agreement related thereto, including, without limitation, the right to enter into a registration rights agreement with the Issuer pursuant to Section 3 of the Equity Commitment Agreement.  DRW hereby accepts the foregoing assignment and hereby assumes and agrees to perform DOOH’s obligations to fulfill the Stock Purchase Commitment arising under the Equity Commitment Agreement.

2.

Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of, and be binding and enforceable upon, their respective successors, assigns and transferees.

3.

Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Illinois applicable to contracts made and to be performed therein without giving effect to its principles of conflict of laws.

4.

Amendments.  This Agreement may be amended, modified or terminated only by a document in writing and executed by each of the parties hereto.

5.

Further Assurances.  Each party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other party in order to carry out fully the intent and accomplish the purposes of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the day and year first above written.

2012 DOOH INVESTMENTS LLC

By:	DOOH Investment Manager LLC, its sole manager

By:	/s/ Donald R. Wilson, Jr.
Name:	Donald R. Wilson, Jr.
Title:	Manager

DRW COMMODITIES, LLC

By:	/s/ Donald R. Wilson, Jr.
Name:	Donald R. Wilson, Jr.
Title:	Manager

The undersigned hereby acknowledges the foregoing assignment and assumption, that the purchase of 2,354,450 shares of the Issuer’s Common Stock by DRW Commodities satisfies in full DOOH Investments’ obligation to purchase Common Stock pursuant to the Equity Commitment Agreement, and that DRW Commodities is entitled to all of DOOH’s rights under the Equity Commitment Letter, including, without limitation, with respect to the Issuer’s agreement to enter into a registration rights agreement providing for demand and piggy-back registration rights with respect to the shares purchased to satisfy the Stock Purchase Commitment.

SCG FINANCIAL ACQUISITION CORP.

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Title:	Chairman, President and Chief Executive Officer
Dated:	January 8, 2013

[Signature page to Assignment and Assumption Agreement]

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ANNEX IV

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 1, 2013

BY AND AMONG

SCG FINANCIAL ACQUISITION CORP.,

SCG FINANCIAL MERGER III CORP.,

SYMON HOLDINGS CORPORATION

AND

THE SECURITYHOLDERS’ REPRESENTATIVE

Page
ARTICLE I DEFINITIONS		A-IV-1
1.1	DEFINITIONS	A-IV-1
1.2	CROSS REFERENCES	A-IV-5
ARTICLE II MERGER		A-IV-7
2.1	THE MERGER	A-IV-7
2.2	THE CLOSING AND THE EFFECTIVE TIME	A-IV-7
2.3	EFFECT OF THE MERGER	A-IV-7
2.4	CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION	A-IV-7
2.5	BOARD OF THE SURVIVING CORPORATION	A-IV-7
2.6	EFFECT OF THE MERGER ON THE COMPANY CAPITAL STOCK AND THE CAPITAL STOCK OF MERGER SUB	A-IV-7
2.7	MECHANISM OF PAYMENT AND DELIVERY OF CERTIFICATES	A-IV-8
2.8	NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK	A-IV-9
2.9	REPAID INDEBTEDNESS; COMPANY TRANSACTION EXPENSE	A-IV-9
2.10	DISSENTING SHARES	A-IV-9
2.11	WITHHOLDING	A-IV-10
ARTICLE III CONDITIONS TO CLOSING		A-IV-10
3.1	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY	A-IV-10
3.2	CONDITIONS TO BUYER’S AND MERGER’S SUB’S OBLIGATIONS	A-IV-11
ARTICLE IV COVENANTS PRIOR TO CLOSING		A-IV-12
4.1	AFFIRMATIVE COVENANTS	A-IV-12
4.2	NEGATIVE COVENANTS	A-IV-12
4.3	NOTICE OF DEVELOPMENTS	A-IV-13
4.4	EXCLUSIVITY	A-IV-13
4.5	REASONABLE BEST EFFORTS; COOPERATION	A-IV-14
4.6	SEC FILINGS.	A-IV-14
4.7	PUBLIC DISCLOSURE	A-IV-15
4.8	WRITTEN CONSENT	A-IV-15
4.9	STANDSTILL	A-IV-15
4.10	FINANCIAL STATEMENTS	A-IV-15
4.11	FINANCING.	A-IV-15
4.12	280G PAYMENTS	A-IV-16
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		A-IV-16
5.1	ORGANIZATION AND POWER; INVESTMENTS	A-IV-16
5.2	AUTHORIZATION	A-IV-16
5.3	CAPITALIZATION; SUBSIDIARIES	A-IV-17
5.4	ABSENCE OF CONFLICTS	A-IV-17
5.5	FINANCIAL STATEMENTS	A-IV-18
5.6	ABSENCE OF CERTAIN DEVELOPMENTS	A-IV-18
5.7	REAL PROPERTY	A-IV-19
5.8	TITLE TO TANGIBLE ASSETS	A-IV-20
5.9	CONTRACTS AND COMMITMENTS	A-IV-20
5.10	PROPRIETARY RIGHTS	A-IV-22
5.11	GOVERNMENTAL LICENSES AND PERMITS	A-IV-23
5.12	LITIGATION; PROCEEDINGS	A-IV-23
5.13	COMPLIANCE WITH LAWS	A-IV-23
5.14	EMPLOYEES	A-IV-24
5.15	EMPLOYEE BENEFIT PLANS	A-IV-24
5.16	INSURANCE	A-IV-25
5.17	TAX MATTERS	A-IV-25
5.18	BROKERAGE	A-IV-26
5.19	AFFILIATE TRANSACTIONS	A-IV-26
5.20	DISCLAIMER	A-IV-26
5.21	ENVIRONMENTAL MATTERS	A-IV-27

A-IV-i

5.22	RESTRICTIONS ON BUSINESS ACTIVITIES	A-IV-27
5.23	ILLEGAL PAYMENTS	A-IV-27
5.24	ACCOUNTS RECEIVABLE	A-IV-27
5.25	CUSTOMERS	A-IV-27
5.26	INFORMATION SUPPLIED	A-IV-27
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		A-IV-28
6.1	ORGANIZATION AND POWER	A-IV-28
6.2	AUTHORIZATION	A-IV-28
6.3	NO VIOLATIONS OR CONFLICTS	A-IV-28
6.4	GOVERNMENTAL AUTHORITIES AND CONSENTS	A-IV-28
6.5	LITIGATION	A-IV-29
6.6	INVESTMENT INTENT: RESTRICTED SECURITIES	A-IV-29
6.7	BROKERAGE	A-IV-29
6.8	FINANCING..	A-IV-29
6.9	DUE DILIGENCE REVIEW	A-IV-29
6.10	OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES	A-IV-30
ARTICLE VII TERMINATION		A-IV-30
7.1	TERMINATION	A-IV-30
7.2	EFFECT OF TERMINATION	A-IV-30
7.3	WAIVER OF RIGHT TO TERMINATE	A-IV-30
ARTICLE VIII ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		A-IV-31
8.1	INDEMNIFICATION	A-IV-31
8.2	MUTUAL ASSISTANCE	A-IV-33
8.3	EXPENSES	A-IV-33
8.4	TRANSFER TAXES; RECORDING CHARGES	A-IV-33
8.5	SECURITYHOLDERS’ REPRESENTATIVE	A-IV-33
8.6	TAX MATTERS	A-IV-34
8.7	WARN ACT NOTICE	A-IV-35
8.8	DIRECTORS AND OFFICERS INSURANCE	A-IV-35
8.9	CERTAIN CONSENTS	A-IV-35
8.10	TRUST FUND WAIVER	A-IV-35
ARTICLE IX MISCELLANEOUS		A-IV-36
9.1	AMENDMENT AND WAIVER	A-IV-36
9.2	NOTICES	A-IV-36
9.3	ASSIGNMENT	A-IV-37
9.4	SEVERABILITY	A-IV-37
9.5	NO STRICT CONSTRUCTION	A-IV-37
9.6	CAPTIONS	A-IV-38
9.7	NO THIRD-PARTY BENEFICIARIES	A-IV-38
9.8	COMPLETE AGREEMENT	A-IV-38
9.9	COUNTERPARTS	A-IV-38
9.10	GOVERNING LAW AND JURISDICTION	A-IV-38
9.11	SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF	A-IV-38
9.12	ATTORNEY-CLIENT PRIVILEGE AND CONFLICT WAIVER	A-IV-38
9.13	WAIVER OF JURY TRIAL	A-IV-39
9.14	EXHIBITS AND SCHEDULES	A-IV-39

A-IV-ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit	Reference
Exhibit A - Distribution Allocation Schedule	Section 1.1
Exhibit B - Letter of Transmittal	Section 1.1
Exhibit C - Certificate of Merger	Section 2.2
Exhibit D-1 - Form of Buyer/Merger Sub Officer Certificate	Section 3.1(c)
Exhibit D-2 - Form of Company Officer Certificate	Section 3.2(c)
Schedule	Reference
Governmental Licenses Schedule	Sections 1.1; 5.11
Permitted Liens Schedule	Section 1.1
Key Employees Schedule	Section 3.2(m); 4.1(b)
Negative Covenants Schedule	Section 4.2
Company Disclosure Schedule	Article V
Organization and Power; Investments	Section 5.1
Capitalization; Subsidiaries	Section 5.3
Absence of Conflicts	Section 5.4
Financial Statements	Section 5.5
Absence of Certain Developments	Section 5.6
Real Property	Section 5.7
Contracts and Commitments	Section 5.9
Proprietary Rights	Section 5.10
Governmental Licenses and Permits	Section 5.11
Litigation; Proceedings	Section 5.12
Compliance with Laws	Section 5.13
Employees	Section 5.14
Employee Benefit Plans	Section 5.15
Insurance	Section 5.16
Tax Matters	Section 5.17
Brokerage	Section 5.18
Affiliate Transactions	Section 5.19
Accounts Receivable	Section 5.24
Customers	Section 5.25
Buyer Disclosure Schedule	Article VI
Brokerage	Section 6.7
Securityholders Holdings Schedule	Section 8.1(a)

A-IV-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 1, 2013, by and among SCG Financial Acquisition Corp., a Delaware corporation (“Buyer”), SCG Financial Merger III Corp., a Delaware corporation and an indirect, wholly-owned Subsidiary of Buyer (“Merger Sub”), Symon Holdings Corporation, a Delaware corporation (the “Company”), and Golden Gate Capital Investment Fund II, L.P., a Delaware limited partnership (the “Securityholders’ Representative”).  Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the holders of Company Capital Stock (as defined below);

WHEREAS, the board of directors of Merger Sub have (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Buyer has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company Board and the board of directors of each of Buyer and Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), whereby each issued and outstanding share of the Class L Common Stock, par value $0.01 per share (the “Class L Shares”), the Class A Common Stock, par value $0.01 per share (the “Voting Class A Shares”), and the Class A Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Class A Shares,” and together with the Voting Class A Shares, the “Class A Shares”; the Class L Shares and the Class A Shares, together, the “Company Capital Stock”), of the Company (other than Class A Shares and Class L Shares to be canceled pursuant to Section 2.7(c) and Dissenting Shares (as defined in Section 2.10)) shall be converted into the right to receive a portion of the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class or series of the Company Capital Stock as set forth in the Company’s certificate of incorporation as currently in effect;

WHEREAS, following the execution of this Agreement on the date hereof, the Company shall obtain, in accordance with Section 228 of the DGCL, a written consent approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”); and

WHEREAS, the Company, Merger Sub, and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1

Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities and Exchange Act of 1934, as amended from time to time.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” means the business of the Company as currently conducted of providing digital signage and related communications solutions.

A-IV-1

“Business Day” means any day on which commercial banks are open for business in Plano, Texas and San Francisco, California.

“Buyer Charter” means the Amended and Restated Certificate of Incorporation of Buyer as in effect on the date hereof.

“Cash” of any Person means cash in the bank plus (i) deposits in transit, (ii) checks written and payments issued to such Person which in each case have been deposited but not yet cleared, and (iii) petty cash.  Cash shall, without duplication, be calculated net of any issued but uncleared checks and drafts by such Person as of the time of measurement, except, in the case of the Company Group, to the extent that the liabilities associated with such issued but uncleared checks and drafts are included in the calculation of Working Capital.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States; (b) certificates of deposit, time deposits, euro-dollar time deposits or overnight bank deposits; (c) repurchase obligations of any commercial bank with respect to securities issued or fully guaranteed or insured by the United States government; (d) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government; (e) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank; (f) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; or (g) money market or similar funds; provided, however, that in the case of clauses (d) and (e), such securities shall not be deemed to be “Cash Equivalents” unless such securities are marketable within thirty (30) days of the date of measurement, without penalty, at the value reflected therefor.

“Closing Merger Consideration” means (i) $45,000,000, minus (ii) the Repaid Indebtedness, minus (iii) the excess of the Transaction Expenses over $2,000,000, minus (iv) the amount of the Securityholders’ Rep Expense Fund.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its Subsidiaries, collectively.

“Data Laws” means laws, regulations, guidelines and rules in any jurisdiction (federal, state, municipal or foreign) applicable to data privacy, data security, or protection of personal information.

“Design Documentation” means all documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow-charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Software.

“Distribution Allocation” is defined in, and shall be calculated in accordance with, the “Distribution Allocation Schedule” attached hereto as Exhibit A, it being understood and agreed that (x) no later than one (1) Business Day prior to the Closing Date, the Securityholders’ Representative will deliver to Buyer a final Distribution Allocation Schedule updated, if at all, to reflect any modifications to the Distribution Allocation attached hereto as of the date of this Agreement, and upon receipt thereof by Buyer, such final Distribution Allocation Schedule will supersede and be used thereafter in place of the original Distribution Allocation Schedule for all purposes hereof, (y) the Distribution Allocation will include an unfunded, incremental amount added to the Merger Consideration representing the aggregate amount of indebtedness (if any) owed to the Company Group by any and all Securityholders, which amount will be deducted individually from the Merger Consideration allocable to each individual Securityholder on the basis of the amount of indebtedness owed by such Securityholder to the Company Group, and (z) the Distribution Allocation Schedule shall set forth, for each Securityholder, the amount of Closing Merger Consideration to be paid to the Securityholders’ Representative on the Closing Date in respect of such Securityholder.

“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning public health and safety, and pollution or protection of the environment, protection of worker health or safety, or the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal or other contact or involvement with Hazardous Materials, as the foregoing are enacted and in effect on the Closing Date.

A-IV-2

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, together with the Company, that is considered a “single employer” under Section 4001(b)(i) of ERISA.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Company’s and its Subsidiaries’ past practices.

“GGC Securityholders” means, collectively, Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Fund II (AI), L.P., Golden Gate Capital Associates II - QP, L.P., Golden Gate Capital Associates II - AI, L.P., GGC AV, L.L.C. – Series C, GGC AV, L.L.C. – Series I and GGC AV, L.L.C. – Series A.

“Governmental Authority” means any government or governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, in each case whether federal, state or municipal or of a foreign state.

“Governmental Licenses” means all permits, licenses or registrations obtained from any Governmental Authority, including those listed on the “Governmental Licenses Schedule” attached hereto.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto all interest, fees and costs (other than expenses and current trade liabilities incurred in the Ordinary Course of Business), (ii) any other obligations evidenced by a note, bond, debenture, credit agreement or similar instrument, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or its Affiliates, (iv) all obligations under leases required to be accounted for as capital leases under GAAP, (v) all obligations in respect of letters of credit (to the extent actually then drawn), and (vi) all obligations to guarantee any of the foregoing with respect to any Person.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, (ii) in the case of the Company, the actual knowledge of Charles Ansley, William Cole, Michael Cavender, Steve McCullough, Todd Sutherland and Dan Horgan, in each case after making due inquiry and reasonable investigation, and (iii) in the case of any other Person that is not an individual or the Company, the actual knowledge of the executive officers of such Person, in each case after making due inquiry and reasonable investigation.

“Leased Real Property” means all of the right, title and interest of the Company and its Subsidiaries under all written leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or its Subsidiaries holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land or building which is used in the operation of the Business.

“Letter of Transmittal” means a letter of transmittal substantially in the form of Exhibit B attached hereto.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Liens” means any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer

“Loss” or “Losses” of any Person means all out-of-pocket Liabilities, losses, Taxes, fines, penalties, damages, costs and expenses (including reasonable, out-of-pocket attorneys’ fees) sustained or incurred by such Person, in all cases excluding punitive, special, exemplary or similar damages except to the extent owed to a third party.

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“Material Adverse Effect” means, with respect to the Company Group, any event or occurrence (collectively, “Events”) that, individually or in the aggregate, has had a material and adverse effect on the assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any Event arising from or relating to (i) general business, industry or economic conditions affecting the industry in which the Business operates, (ii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) changes in GAAP, (iv) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the taking of any action with the consent of Buyer or Merger Sub), (vii) any “act of God,” including, but not limited to, weather, fires, natural disasters and earthquakes, (viii) any matter set forth on the Company Disclosure Schedule or (ix) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder or the pendency or consummation of such transactions; provided, in the cases of clauses (i), (ii), (iii), (iv), (v) or (vii), that such Event does not have a materially disproportionate impact on the Company Group relative to other businesses in the Company Group’s industry, and (b) any adverse Event with respect to the Business which is cured by the Securityholders before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Article VII hereof.

“Merger Consideration” means an amount equal to the Closing Merger Consideration.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice.

“Overlap Period” means with respect to the Company and its Subsidiaries, any taxable year or period beginning on or before and ending after the Closing Date.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the Ordinary Course of Business and for amounts which are not delinquent or are being contested in good faith for which adequate reserves (as determined in accordance with GAAP) have been established, as reflected on the Stub Period Balance Sheet, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, (iv) purchase money Liens securing rental payments, (v) leases or service contracts to which a Person is a party, (vi) matters disclosed on title surveys, title policies or preliminary title reports or other documents or writings included in the public records, (vii) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (viii) Liens granted to any lender at the Closing in connection with any financing by Buyer or Merger Sub of the transactions contemplated hereby, and (ix) any other Liens set forth on the “Permitted Liens Schedule.”

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Proprietary Rights” means all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents and patent applications; (ii) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names and social media user names; (iii) works of authorship and copyrights; (iv) trade secrets, know-how and confidential information;(v) Software and all Design Documentation and (vi) registrations and applications for any of the foregoing.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.  The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other

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code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following:  (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the express granting of a royalty-free license to any Person under Proprietary Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) expressly imposes restrictions on future Patent licensing terms; or (e) the express obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models:  (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website.  Any software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“SEC” means the United States Securities and Exchange Commission.

“Securityholders” means the holders of Company Capital Stock.

“Software” means all software products owned by the Company and for sale or license by the Company, including all enhancements, versions, releases and updates of such products, but excluding any software products developed or owned by third parties that may be necessary to fully utilize the Company’s software products.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, unemployment, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity (other than any such obligation entered into in the Ordinary Course of Business and not primarily related to Taxes).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordnance.

1.2

Cross-References.  Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Agreement	Recitals
Alternative Arrangements	8.1(d)
Alternative Financing	4.11(a)

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Term	Section
Applicable Percentage	8.1(a)(i)
Buyer	Recitals
Buyer Common Stock	3.2(d)
Buyer Disclosure Schedule	Article VI
Buyer Indemnitees	8.1(a)(i)
Buyer Survival Date	8.1(b)(ii)
Certificate of Merger	2.2
Certificates	2.7(a)
Claim Notice	8.1I(i)
Claim Survival Date	8.1(a)(ii)
Class A Shares	Recitals
Class L Shares	Recitals
Closing	2.2
Closing Date	2.2
Commitment Letters	6.8
Company	Recitals
Company Capital Stock	Recitals
Company Disclosure Schedule	Article V
Confidentiality Agreement	4.7
Dissenting Shares	2.10(a)
D&O Claim	8.8
D&O Insurance	8.8
Effective Time	2.2(b)
Employee Pension Plans	5.16(a)
Employee Plans	5.16(a)
Employee Welfare Plans	5.16(a)
Financial Statements	5.5
Financing	6.8
Fiscal Year Balance Sheets	5.5(a)
Fundamental Representations	8.1(a)
Indemnified Party	10.1(c)(i)
Interim Statement	5.5(b)
Loss	8.1(a)(i)
Multiemployer Plan	5.16(a)
Non-Voting Class A Shares	Recitals
Offer Documents	4.6(b)
Offer to Purchase	4.6(b)
Other Plans	5.16(a)
Outside Date	9.1(d)
Owned Real Property	5.7(b)
Payment Fund	2.7(a)
Pre-Closing Tax Refund	8.6(f)
Proceeding	8.1(c)(i)
Proposed Acquisition Transaction	4.4
Registered Proprietary Rights	5.10(a)
Repaid Indebtedness	2.9
Representation	8.1(j)
RMG Merger	4.6
S&P	1.1
Schedule TO	4.6(b)
Section 280G Payments	4.12
Securityholder Indemnitees	8.1(b)(i)
Securityholder Indemnitors	8.1(a)
Securityholders’ Representative	Recitals
Securityholders’ Rep Expense Fund	8.5(e)
Solvent	6.10

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Term	Section
Specific Representation	8.1(j)
Stub Period Balance Sheet	5.5(b)
Survival Date	10.1(a)(iii)
Tender Offer	4.6(a)
Top Customers	5.25
Transaction Expenses	2.9
Voting Class A Shares	Recitals

ARTICLE II
MERGER

2.1

The Merger.  At the Effective Time and upon the terms and subject to the conditions contained in this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a direct, wholly owned Subsidiary of Buyer (the “Merger”).

2.2

The Closing and the Effective Time.  The closing of the Merger (the “Closing”) will take place at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 2500, Chicago, Illinois  60601 on the date that is three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article III (other than the conditions that must be satisfied at the Closing) unless another time or place is mutually agreed upon in writing by Buyer and the Company.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Buyer and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3

Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4

Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Surviving Corporation shall be the certificate of incorporation and the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

2.5

Board of the Surviving Corporation.  The board of directors of Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6

Effect of the Merger on the Company Capital Stock and the Capital Stock of Merger Sub.

(a)

Effect on the Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Capital Stock, each share of each class and series of Company Capital Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration as set forth herein.

(i)

Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration in accordance with the Distribution Allocation.

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(ii)

For purposes of calculating the amount to be paid to each holder of Company Capital Stock at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Merger Consideration is equal to the Closing Merger Consideration, and shall be adjusted following the Closing as set forth herein.  The amount to be paid to each holder of Company Capital Stock for each share of Company Capital Stock held shall be rounded down to the nearest whole cent.

(iii)

All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).

(iv)

On the Closing Date, in connection with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware at the Closing, Buyer and Merger Sub will shall pay or cause to be paid by wire transfer of immediately available funds the following:

(A)

on behalf of the Company Group, all Transaction Expenses and all Repaid Indebtedness to each creditor to whom such Transaction Expenses and Repaid Indebtedness are owed in accordance with the instructions furnished by the Securityholders’ Representative;

(B)

an amount equal to the Closing Merger Consideration, in accordance with the Distribution Allocation Schedule, owing to each Securityholder who delivers to Buyer no later than one (1) Business Day prior to the Closing Date a Letter of Transmittal and Certificate or a lost stock affidavit (and indemnity, if applicable), to the Securityholders’ Representative pursuant to wire instructions provided by the Securityholders’ Representative to Buyer; and

(C)

the amount of the Securityholders’ Rep Expense Fund to the Securityholders’ Representative.

(b)

Capital Stock of Merger Sub.  Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of capital stock of the Surviving Corporation.  Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Corporation.

(c)

Cancellation of Treasury Stock.  Any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time, and any Company Capital Stock that is owned by any Subsidiary of the Company as of the Effective Time shall, in each case, be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)

No Further Ownership Rights.  The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and, after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates for Company Capital Stock are presented to the Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.

2.7

Mechanism of Payment and Delivery of Certificates.

(a)

No later than ten (10) Business Days prior to the Closing Date, the Company, Buyer and Merger Sub will cooperate with one another to deliver or mail to each Securityholder a letter of transmittal and instructions (collectively, “Transmittal Documentation”) to the satisfaction of Buyer and the Securityholders’ Representative for use by each Securityholder in surrendering the stock certificates evidencing Company Capital Stock (“Certificates”) held by such Securityholder immediately prior to the Effective Time and receiving the Merger Consideration to which such Securityholder will be entitled pursuant to the provisions hereof.

(b)

Except as contemplated by Section 2.6(a)(iv)(B), upon surrender to Buyer of a Certificate (or an affidavit of loss (and indemnity, if applicable)), together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, at the Closing, if such Certificate and Letter of Transmittal are surrendered prior to the Closing, or within five (5) Business Days after such surrender, if such Certificate and Letter of Transmittal are surrendered after the Closing, in exchange therefor, cash in an amount set forth in the Distribution Allocation, which amounts shall be paid by Buyer by check or wire transfer in

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accordance with the instructions provided by such Securityholder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.  Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 2.7(d)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c)

No party hereto shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered or transferred by the one (1) year anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Securityholders pro rata in accordance with the Distribution Allocation (subject to reallocation as necessary to exclude the Company Capital Stock in respect of which such Certificate shall not have been surrendered or transferred), free and clear of all claims or interests of any person previously entitled thereto.

(d)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in form and substance reasonably acceptable to the Securityholders’ Representative) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, Buyer will pay or cause to be paid in exchange therefor the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.8

No Further Ownership Rights in Company Capital Stock.  The portion of the Merger Consideration paid in respect of the surrender for exchange of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.9

Repaid Indebtedness; Company Transaction Expense.  It is contemplated by the parties that, upon the Closing, all Indebtedness of the Company and its Subsidiaries (other than capital leases) as of the Closing Date will be fully repaid (the “Repaid Indebtedness”), and that such repayment will be funded as a deduction from the Closing Merger Consideration payable at the Effective Time by Buyer.  In order to facilitate such repayment, the Company or its Subsidiary shall obtain a payoff letter prior to the Closing Date from each creditor to whom the Repaid Indebtedness is owed, acknowledging the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness estimated as of the Closing Date.  At Closing, Buyer shall make or cause to be made the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.  In addition, it is contemplated by the parties hereto that, upon the Closing, all of the transaction expenses of the Company Group and the Securityholders (the “Transaction Expenses”) will be fully paid by Buyer or the Company, and that the excess of (a) the Transaction Expenses, minus (b) $2,000,000, will be funded as a deduction from the Closing Merger Consideration payable at the Effective Time by Buyer; provided that, for the avoidance of doubt, the fees and expenses incurred by the Company Group in connection with the preparation of the audited financial statements of the Company Group for the fiscal year ended January 31, 2013 shall not constitute “Transaction Expenses” hereunder so long as such fees and expenses are materially consistent with the fees and expenses incurred by the Company Group in connection with the preparation of the audited financial statements of the Company Group for the fiscal year ended January 31, 2012.  Buyer shall pay or cause to be paid the Transaction Expenses on the Closing Date in order to discharge the amounts of all such Liabilities in their entireties.

2.10

Dissenting Shares.

(a)

Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement.  Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by the holders of

A-IV-9

Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares.  Any portion of the Merger Consideration made available to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(B) in respect of any shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to Buyer upon demand.

(b)

The Company shall give (i) Buyer and the Securityholders’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the Securityholders’ Representative the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of the Securityholders’ Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.11

Withholding.  Buyer and the Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Securityholder such amount as Buyer or the Company is required to deduct and withhold with respect such payment under the Code or the Treasury Regulations, or any other provision of applicable federal, state, local or foreign law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Securityholder in respect of which such deduction or withholding was made.

ARTICLE III
CONDITIONS TO CLOSING

3.1

Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except, in any such case, where the failure of any such representations and warranties to be true and correct has not had a material adverse effect on the ability of Buyer and Merger Sub to consummate the transactions contemplated hereby;

(b)

Buyer and Merger Sub shall have performed in all material respects (other than the payment of any amounts provided for in Article II hereof, which shall be performed in all respects) all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c)

the Company shall have received a certificate, in the form attached hereto as Exhibit D-1, executed on behalf of each of Buyer and Merger Sub by the principal executive officer or principal financial officer of Buyer and Merger Sub, respectively, certifying that the conditions set forth in Sections 3.1(a) and 3.1(b) have been satisfied;

(d)

no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger;

(e)

Buyer shall have delivered the Closing Merger Consideration to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(B);

(f)

Buyer shall have paid, or caused to be repaid, the Repaid Indebtedness pursuant to Section 2.6(a)(iv)(A);

(g)

Buyer shall have paid, or caused to be paid, the amount of the Securityholders’ Rep Expense Fund to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(C); and

(h)

Buyer shall have paid, or caused to be paid, the Transaction Expenses pursuant to Section 2.6(a)(v)(A).

Any condition specified in this Section 3.1 may be waived by the Securityholders’ Representative on behalf of the Securityholders and the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Securityholders’ Representative.

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3.2

Conditions to Buyer’s and Merger’s Sub’s Obligations.  The obligation of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except, in any such case, where the failure of any such representations and warranties to be true and correct has not had a Material Adverse Effect;

(b)

the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)

Buyer and Merger Sub shall have received a certificate, in the form attached hereto as Exhibit D-2, executed on behalf of the Company by the principal executive officer or principal financial officer of the Company certifying that the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied;

(d)

no temporary restraining order, preliminary or permanent injunction or other order shall have been issued after the date hereof by any court of competent jurisdiction, and no law or other legal or regulatory restraint or prohibition shall have been enacted after the date hereof, in each case that would prevent the consummation of the Merger;

(e)

the Company shall have validly obtained the Written Consent, and shall have delivered the Written Consent to Buyer;

(f)

since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company Group;

(g)

no more than five percent (5%) of the total shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares;

(h)

an authorized officer of the Company shall have delivered a certificate certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date;

(i)

the Company shall have delivered to Buyer duly executed payoff letters relating to the Repaid Indebtedness, evidencing that upon receipt of Buyer’s payment pursuant to Section 2.6(a)(iv)(A), the Indebtedness owed by the Company in respect of the Repaid Indebtedness will have been paid in full;

(j)

the Company shall deliver evidence of termination of (i) that certain Stockholders’ Agreement, dated as of October 5, 2005, by and among the Company and the holders of the Company Capital Stock, (ii) that certain Amended and Restated Advisory Agreement dated April 4, 2008, by and among Symon Holdings Corporation, Symon Communications, Inc., and GGC Administration, LLC, and (iii) that certain Registration Agreement, dated October 5, 2005, by and among the Company, the persons listed on the Schedule of Golden Gate Investors attached thereto and the persons who may become party to such agreement from time to time by executing a joinder to such agreement;

(k)

the Company shall have provided Buyer with audited financial statements of the Company Group for the fiscal years ended January 31, 2012 and 2011, which audited financial statements shall be (i) prepared in accordance with GAAP, and (ii) in compliance with Regulations S-X and the General Rules and Regulations promulgated by the SEC relating thereto under the 1933 Act (the “Company Historical Financials”); and

(l)

Buyer shall have consummated its business combination with Reach Media Group Holdings, Inc., pursuant to that certain Agreement and Plan of Merger, dated as of January 11, 2013, by and among Buyer, SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC.

Any condition specified in this Section 3.2 may be waived by Buyer and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyer and Merger Sub.

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ARTICLE IV
COVENANTS PRIOR TO CLOSING

4.1

Affirmative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date, or the date that this Agreement is terminated in accordance with Article VII, except as otherwise provided herein or as required by applicable law, the Company shall, and shall direct its Subsidiaries to:

(a)

use commercially reasonable efforts to conduct the Business only in the Ordinary Course of Business; and

(b)

cooperate with Buyer in its investigation of the Business and its properties, to permit Buyer and its authorized representatives, at the sole cost of Buyer, to (i) have reasonable access to the Company Group’s  premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of the Company Group’s properties during normal business hours and with reasonable prior written notice, and (iii) discuss its affairs, finances and accounts with the Company’s key employees identified on the “Key Employees Schedule”; provided, however, that Buyer shall coordinate all contact with any of such key employees through the Securityholders’ Representative.

4.2

Negative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date, or the date that this Agreement is terminated in accordance with Article VII, except as set forth on Schedule 4.2 as otherwise provided herein or as required by applicable law, none of the Company or any of its Subsidiaries shall, without the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

except in the Ordinary Course of Business or in a manner not inconsistent in any material respects with past practices, sell, lease, assign, license or transfer any of its material assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value) or any of its material Proprietary Rights (other than non-exclusive licenses granted in the Ordinary Course of Business) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(b)

make, grant or promise any material bonus or any material wage or salary increase to any employee, officer or director, or make, grant or promise any other material change in employment terms for any employee, officer or director (including, without limitation, any equity-based compensation), other than (i) wage increases and benefit plan adjustments in the Ordinary Course of Business or as are consistent in all material respects with past custom and practice or in connection with performance reviews conducted by the Company and its Subsidiaries, (ii) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement, or (iii) the hiring of new employees in the Ordinary Course of Business;

(c)

issue and sell any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities (other than issuances or sales of securities of any Subsidiary of the Company to the Company or a Subsidiary of the Company);

(d)

create, incur, assume or guarantee any Indebtedness either involving more than $500,000 or outside the Ordinary Course of Business, except for borrowings from banks (or similar financial institutions) (i) necessary to meet ordinary working capital requirements or (ii) pursuant to existing credit facilities;

(e)

make or change any Tax election or settle or compromise any Tax liability; prepare any Tax Return in a manner which is inconsistent with the past practices of the Company or any Subsidiary, as applicable, with respect to the treatment of items on such Tax Returns; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or its Subsidiaries;

(f)

except in the Ordinary Course of Business or in a manner not inconsistent in any material respect with past practices, change any annual accounting period, or, except in so far as may be required by or advisable under a change in GAAP, adopt or change any material accounting method in a manner adverse in any material respect to Buyer;

(g)

amend or authorize the amendment of its certificate of incorporation or bylaws (or similar organizational documents) in a manner adverse in any material respect to Buyer;

(h)

except for dividends paid to or by a wholly-owned Subsidiary of the Company, declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

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(i)

make any distributions of Cash or Cash Equivalents to any holders of the Company’s equity securities, or to repay any Indebtedness or pay any expenses of the Company Group, except in the Ordinary Course of Business;

(j)

enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any material Proprietary Rights;

(k)

except in the Ordinary Course of Business, enter into, terminate (or fail to renew) or amend, in a manner that will adversely affect the Business any agreement involving the obligation to pay $100,000 or more in any consecutive twelve (12) month period or the right to receive $250,000 or more in any consecutive twelve (12) month period;

(l)

make any capital expenditures, capital additions or capital improvements, or fail to make, or delay, any such capital expenditures, capital additions or capital improvements, in each case in excess of $100,000 in the aggregate, other than in the Ordinary Course of Business;

(m)

materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n)

terminate or waive any right of substantial value (including any rights under any confidentiality or non-disclosure agreement), other than in the Ordinary Course of Business;

(o)

grant or pay any severance or termination pay or benefits to any director, officer, employee or independent contractor, except for payments made pursuant to written agreements or Employee Plans outstanding on the date hereof and disclosed on the Company Disclosure Schedule or otherwise in the Ordinary Course of Business;

(p)

settle any action, arbitration, investigation, litigation, suit or proceeding which settlement would (i) impose equitable remedies or similar relief on any member of the Company Group, or (ii) impose cash payment or other obligations of the Company or any of its Subsidiaries after the Closing Date in excess of (A) the reserves established therefor plus $100,000 or (B) the amount to be paid by an indemnitor or any Person providing reimbursement plus $100,000; or

(q)

acquire or agree to acquire, by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any Person or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business.

4.3

Notice of Developments.   During the period from the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with Article VII, each party hereto shall promptly notify the other parties hereto in writing of the occurrence of any event or the existence of any fact or condition that has caused or is reasonably likely to cause a breach of any of the representations and warranties set forth in Articles V or VI below, as applicable, or any covenant made by such party in this Agreement.  At any time prior to three (3) Business Days before the Closing, the Company may (but will not be required to), by written notice given to Buyer in accordance with this Agreement, supplement or amend the Disclosure Schedules, including one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation or warranty herein contained (a “Company Update”).  Each Company Update may only describe facts, circumstances, or conditions that did not exist on or have changed since the date of this Agreement (“New Information”).  If the existence of the New Information would cause the failure of any condition set forth in Section 3.2 as of such date, then Buyer may terminate this Agreement by written notice to the Securityholders’ Representative in accordance with Article VII.  If the New Information in such Company Update would cause the failure of any condition set forth in Section 3.2 as of such date and Buyer does not terminate this Agreement within three (3) Business Days of receiving such Company Update, then Buyer shall be deemed to have waived its right to terminate this Agreement as a result of the delivery of such Company Update.  For purposes of Article VIII below, the representations or warranties shall be assessed with reference to all New Information set forth in any Company Update as though such New Information had been included in the Disclosure Schedules originally delivered on the date hereof.

4.4

Exclusivity.  During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VII, the Company Group agrees that it shall not, and shall use reasonable best efforts to cause its Securityholders, employees, officers, directors, advisors and other representatives not to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company Group (including any acquisition structured as a merger, consolidation, share exchange or similar transaction involving the Company Group (a “Proposed Acquisition Transaction”)) or (ii) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any Proposed Acquisition Transaction.  The Company shall, and shall use its reasonable best

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efforts to cause its directors, officers, employees and Securityholders to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Acquisition Transaction.  The Company hereby represents that it is not now engaged in discussions or negotiations with any Person other than Buyer and its Affiliates with respect to any Proposed Acquisitions Transaction.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or stand-still agreement to which they (or any of them) are party.  Subject to applicable law and any applicable confidentiality restrictions, the Company shall notify the Buyer (orally and in writing) if any offer or proposal for a Proposed Acquisition Transaction, as soon as reasonably practicable following the Company’s receipt of notice of such offer or proposal.

4.5

Reasonable Best Efforts; Cooperation.  Each party hereto shall, prior to the Closing, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not obligate any party to concede any legally enforceable rights in connection therewith.

4.6

SEC Filings.

(a)

Tender Offer.  In connection with the Buyer’s contemplated merger with Reach Media Group Holdings, Inc. (the “RMG Merger”) under that certain Agreement and Plan of Merger, dated as of January 11, 2013, by and among the Buyer, SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, Buyer will provide its stockholders with the opportunity to redeem their shares of Buyer Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (as such term is defined in the Buyer Charter), less Taxes, upon consummation of the RMG Merger (the “Tender Offer”).  Buyer will comply in all material respects with all applicable requirements of the federal securities laws in connection with the Tender Offer and the transactions contemplated by this Agreement.

(b)

Offer Documents.  As promptly as reasonably practicable following the date hereof, Buyer shall file with the SEC such documents as may be required pursuant to the requirements of the 1934 Act and the rules and regulations promulgated thereunder including, if required by the SEC, a supplement to its Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer, which shall contain or reflect the materials set forth in Section 4.6(c).  The Schedule TO (as supplemented) contains or incorporates by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”).  Each of Buyer and the Company agrees to correct promptly any information provided by it for use in the Offer Documents or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby that shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Buyer Common Stock, in each case as and to the extent required by applicable federal securities laws.  No filing of, or amendment or supplement to, the Offer Documents shall be made by Buyer without the prior written consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company and the Securityholders’ Representative.  Buyer shall give the Company, the Securityholders’ Representative and their respective counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the shares of Buyer Common Stock and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company, the Securityholders’ Representative and their respective counsel.  Buyer shall provide the Company, the Securityholders’ Representative and their respective counsel with any comments that Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and shall provide the Company, the Securityholders’ Representative and their respective counsel with a reasonable opportunity to participate in the response of Buyer to such comments.

(c)

Company Cooperation.  The Company acknowledges that a material portion of the filings with the SEC and mailings to holders of shares of Buyer Common Stock with respect to the Tender Offer and/or the transactions contemplated by this Agreement shall include disclosure regarding the Company Group and its management, operations and financial condition.  Accordingly, the Company agrees to (i) deliver the Company Historical Financials not later than the date hereof, (ii) deliver audited financial statements of the Company Group for the fiscal year ended January 31, 2013 prepared in accordance with GAAP and in compliance with Regulation S-X and the General Rules and Regulations promulgated by the SEC relating thereto under the 1933 Act, not later than March 15, 2013, and (iii) as promptly as reasonably practical, provide Buyer with such information as shall be reasonably requested by Buyer for inclusion in or attachment to the Offer Documents or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby to

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be filed or mailed as of and following the commencement of the Tender Offer.  The Company understands that such information shall be included in the Offer Documents and/or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby or responses to comments from the SEC or its staff in connection therewith and mailings.  The Company shall make its, and shall cause each of its Subsidiaries to make its, managers, directors, officers and employees reasonably available to Buyer and its counsel during normal business hours and with reasonable advance notice in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

4.7

Public Disclosure.  Unless otherwise permitted by this Agreement, from and after the date hereof, Buyer and the Securityholders’ Representative shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange (in which case each of Buyer and the Securityholders’ Representative shall, to the fullest extent permitted by law, consult with the other party prior to any such disclosure as to the form and content of such disclosure).  Buyer acknowledges that, following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between Buyer and the Company, dated as of December 4, 2012 (the “Confidentiality Agreement”), shall remain in full force and effect pursuant to its terms.  After the Effective Time, Buyer may make any press release or other public statement regarding the transactions contemplated under this Agreement; provided, that to the extent reasonably practicable, Buyer will allow the Securityholders’ Representative to review and comment on any such public statement.

4.8

Written Consent.  Within two (2) Business Days from the date hereof, the Company Group shall obtain, in accordance with the relevant provisions of the DGCL, the Written Consent.

4.9

Standstill.  Prior to the Closing, the Company Group will not, and will use reasonable best efforts to cause its officers, directors, Securityholders and Affiliates not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Buyer without the prior written consent of Buyer.

4.10

Financial Statements.  Within thirty (30) days following the end of each calendar month between the date hereof and the Closing Date, the Company shall deliver to Buyer the Company’s monthly consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of the Company Group’s consolidated balance sheets as of the last day of each such month and the related consolidated statements of income and statements of cash flows for such month.

4.11

Financing.

(a)

Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to (i) satisfy on a timely basis (or obtain a waiver of) all material terms, conditions, representations and warranties applicable to Buyer set forth in the Commitment Letters; (ii) maintain in effect the Commitment Letters, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters or on other terms acceptable to Buyer which would not be reasonably expected to delay or prevent the Closing; (iii) consummate the Financing pursuant to the Commitment Letters at the Closing and (iv) enforce the counterparties’ obligations and its rights under the Commitment Letters, provided that under no circumstances shall Buyer or any of its Affiliates be required to, or be required to permit the Company or its Subsidiaries to, issue any equity or debt securities or sell, dispose or otherwise transfer any assets in order to satisfy any conditions in the Commitment Letters or in order to arrange or obtain any Financing pursuant to the Commitment Letters.  If any portion of the Financing described in the Commitment Letters becomes unavailable on the terms and conditions described above, Buyer shall (i) immediately notify the Securityholders’ Representative and (ii) use its reasonable best efforts to obtain alternative financing (the “Alternative Financing”) from alternative sources (on terms and conditions that are no less favorable to Buyer than the terms and conditions as set forth in the Commitment Letters) as promptly as practicable following the occurrence of such event; provided however, that Buyer shall not be required to obtain financing which in Buyer’s reasonable judgment includes: (i) terms which are, taken as a whole, less advantageous to Buyer or (ii) economic terms less advantageous to Buyer, in each case relative to those the Commitment Letters.  Buyer shall keep the Securityholders’ Representative promptly apprised of material developments relating to the Financing pursuant to the Commitment Letters, including providing immediate notice of any breach by any party to, or termination of, any Commitment Letters or any other document relating to such Financing.  For the avoidance of doubt, Buyer shall not terminate or consent to the termination of any of the Commitment Letters prior to the expiration thereof in accordance with its terms except in connection with obtaining Alternative Financing.

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(b)

The Company Group shall provide and shall use their reasonable best efforts to cause their controlled Affiliates to provide, reasonable cooperation and assistance to Buyer in connection with the arrangement of the Financing, including, without limitation, participating in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions and providing such customary certificates, documents and financial reports as may be reasonably requested by Buyer and its financing sources.

(c)

Buyer acknowledges and agrees that the Company and its Affiliates and their respective directors, officers, employees, agents and representatives shall not, except as set forth in Section 4.11(b), have any responsibility for, or incur any liability to any Person under, any financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 4.11(b) and that Buyer shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by the Company or its Subsidiaries or any Affiliate thereof).

4.12

280G Payments.  With respect to any payments or benefits that Buyer or the Company reasonably determines may constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), the Securityholders shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G(b)(5)(B) of the Code, any such Section 280G Payments or (b) disapproved such payments or benefits.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer and Merger Sub to enter into this Agreement, except as set forth in the disclosure schedules attached hereto (subject to Section 9.14, the “Company Disclosure Schedule”), the Company hereby represents and warrants to Buyer and Merger Sub as of the date hereof as follows:

5.1

Organization and Power; Investments.

(a)

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to carry on the Business as now conducted.  The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

(b)

Except as set forth on Section 5.1 of the Company Disclosure Schedule, the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 5.1 of the Company Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of the Business requires the Company to be so qualified, except to the extent the failure to qualify would not have a Material Adverse Effect.  Except as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.  The Company has heretofore made available to Buyer accurate and complete copies of the Company’s and each of the Company’s Subsidiaries’ certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents as currently in effect.  None of the Company or any of its Subsidiaries is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents as currently in effect.

5.2

Authorization.  The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby to which the Company is a party, and the consummation of the Merger and each of the other transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company or any of its Subsidiaries, the Company’s board of directors or the Company’s stockholders, other than the Written Consent, is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby to which the Company is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby to which the Company is a party upon execution and delivery by the Company will each

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constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3

Capitalization; Subsidiaries.

(a)

Section 5.3 of the Company Disclosure Schedule accurately sets forth the authorized and outstanding Company Capital Stock and the name and number of shares of Company Capital Stock held by each stockholder of the Company.  All of the issued and outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable and are free of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company, or any agreements to which the Company is a party or by which it is bound, and are owned of record and beneficially by the stockholders of the Company in the amounts set forth in Section 5.3 of the Company Disclosure Schedule.  Except for this Agreement and as may be set forth on Section 5.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

(b)

Section 5.3 of the Company Disclosure Schedule sets forth a list of the Company’s Subsidiaries, the authorized equity interests of each such Subsidiary, the issued and outstanding equity interests of each such Subsidiary, each such Subsidiary’s respective jurisdiction of organization and all jurisdictions in which each such Subsidiary is qualified to conduct business.  All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries listed in such section are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Liens.  All of the outstanding equity interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and were issued in compliance with applicable laws.  No equity interests of any of the Company’s Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests in any of the Company’s Subsidiaries, and there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to issue additional equity interests or options, warrants or rights to purchase or acquire any additional equity interests or securities convertible into or exchangeable for such interests of such Company Subsidiary.  Except as set forth on Section 5.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any other equity or voting interest in (including any securities exercisable or exchangeable for or convertible into equity or voting interests in) any other Person.

(c)

Each of the Company’s Subsidiaries listed in such section is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has all requisite power and authority necessary to own and operate its assets and to carry on its respective portion of the Business as now conducted.

5.4

Absence of Conflicts.  Except as set forth on Section 5.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, create in any counterparty the right to accelerate, terminate, modify or cancel, or require any notice to any counterparty under the Company’s certificate of incorporation or bylaws or any Listed Contract; (b)  require any authorization, consent, approval, exemption or other material action by any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree; (c) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Liens upon any of the properties, rights or assets of the Company or any of its Subsidiaries; (d) adversely affect the validity of any of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates and approvals necessary to lawfully conduct the Business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”) or cause a cancellation of or otherwise adversely affect any of the Company Permits; (e) adversely affect any of the properties, rights or assets of the Company or any of its Subsidiaries; or (f) subject to obtaining the consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such consent having been satisfied, conflict with, contravene or violate any law to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject.

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5.5

Financial Statements.  Section 5.5 of the Company Disclosure Schedules contains the following financial statements (the “Financial Statements”):

(a)

the audited consolidated balance sheets of the Company Group as of January 31, 2011 and January 31, 2012 (the “Fiscal Year Balance Sheets”), and the related audited consolidated statements of income and statements of cash flows for the annual periods then ended (including, in each case, any notes related thereto); and

(b)

the unaudited balance sheet of the Company Group as of October 31, 2012 (the “Stub Period Balance Sheet”), and the related unaudited statement of income and statement of cash flows for the nine-month period then ended (including, in each case, any notes related thereto) (the “Interim Statements”).

(c)

The Financial Statements (i) are accurate and complete in all material respects, (ii) are derived from and are in accordance with the books and records of the Company and its Subsidiaries, (iii) present fairly in all material respects the consolidated financial condition of the Company Group and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with (x) GAAP consistently applied throughout the periods indicated (except that the Interim Statements lack footnote disclosure and other presentation items, and does not include certain GAAP adjustments normally booked in conjunction with the year-end audit), and (y) Regulation S-X promulgated under the 1933 Act.  Neither the Company nor any of its Subsidiaries has any off balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC).

(d)

Except as set forth on Section 5.5(d) of the Company Disclosure Schedule or as not required by Article V to be so disclosed, the Company Group has no liabilities that would be required by GAAP to be set forth on a balance sheet prepared in accordance with GAAP as a liability, except for (i) the liabilities reflected or reserved against on the Stub Period Balance Sheet (including all notes thereto), (ii) liabilities incurred in the Ordinary Course of Business since the date of the Stub Period Balance Sheet that, individually or in the aggregate, do not exceed $250,000, (iii) liabilities incurred in connection with the transactions contemplated hereby, (iv) liabilities contained in any contract listed on the Company Disclosure Schedule (or any contract not required to be listed on the Company Disclosure Schedule because it does not meet the applicable requirements for disclosure contained in this Agreement), other than any liabilities relating to any breach thereof, (v) liabilities that are the subject matter of any representation or warranty contained in this Article V, and (vi) liabilities set out with reasonable specificity in the Company Disclosure Schedule.

(e)

Except as set forth on Section 5.5(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has not, and, to the Knowledge of the Company, no auditor or accountant of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any managing member, manager, director, general partner, officer or consultant of the Company or any of its Subsidiaries, has, received any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries has reported evidence to the Company of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the Business) or securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, managing members, general partners, directors, managers, employees or agents.

(f)

Section 5.5(f) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company Group as of the date of this Agreement.

5.6

Absence of Certain Developments.  Except as set forth on Section 5.6 of the Company Disclosure Schedules, from the date of the Stub Period Balance Sheet to the date of this Agreement, the Company and each of its Subsidiaries (a) has conducted its respective businesses substantially in the Ordinary Course of Business, (b) used commercially reasonable efforts to preserve their respective businesses and customers, (c) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations substantially in the Ordinary Course of Business and (d) not engaged in any new line of business.  Without limiting the generality of the foregoing, except as set forth on Section 5.6 of the Company Disclosure Schedule, from the date of the Stub Period Balance Sheet:

(a)

there has not been a Material Adverse Effect;

(b)

there has not been any damage, destruction or loss to the property or assets of the Company or any of its Subsidiaries, except for any such damage, destruction or loss covered by insurance (subject to the payment of deductibles), exceeding in the aggregate $250,000;

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(c)

there has not been any declaration, setting aside or payment of any dividend or other distribution of Cash, Cash Equivalents or other property in respect of any shares of Company Capital Stock or other equity securities of the Company or its Subsidiaries or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of Company Capital Stock or other equity securities of, or other ownership interest in, the Company or its Subsidiaries other than distributions from a Company Subsidiary to the Company or another Company Subsidiary;

(d)

neither the Company nor any of its Subsidiaries has entered into any employment or severance agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or its Subsidiaries’ officers or employees other than in the Ordinary Course of Business or as required by applicable law;

(e)

there has not been any change by the Company or its Subsidiaries in accounting or Tax reporting principles, methods or policies, except insofar as was required by a change in GAAP or law;

(f)

neither the Company nor any of its Subsidiaries has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(g)

neither the Company nor any of its Subsidiaries has entered into, amended, modified or consented to the termination of any Listed Contract, except for amending  or modifying any customer contract in the Ordinary Course of Business to provide for additional sales, or created, amended, waived, modified or consented to the termination of any material rights of any of Company or any of its Subsidiaries thereunder;

(h)

neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities, except in the Ordinary Course of Business, for amounts not in excess of $100,000 or where disputed in good faith;

(i)

neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any holder of Company Capital Stock or any director, officer, partner, stockholder, or affiliate of any holder of Company Capital Stock;

(j)

neither the Company nor any of its Subsidiaries has (i) mortgaged, pledged or subjected to any Lien (other than licenses to intellectual property granted in the Ordinary Course of Business) any of its assets or (ii) acquired any material assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any of its Subsidiaries, except in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(k)

neither the Company nor any of its Subsidiaries has discharged or satisfied any Lien (or paid any liability) except in the Ordinary Course of Business;

(l)

neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(m)

neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any intellectual property rights owned by the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(n)

neither the Company nor any of its Subsidiaries has instituted or settled any legal proceeding resulting in a loss of revenue in excess of $100,000 in the aggregate;

(o)

there has been no merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any of its Subsidiaries, and no creation of any new subsidiary by the Company or any of its Subsidiaries; and

(p)

none of the Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.6.

5.7

Real Property.

(a)

Leased Real Property.  Section 5.7(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property facility of the Company and its Subsidiaries.  Except as set forth in Section 5.7(a) of the Company Disclosure Schedule, with respect to each of the leases: (i) such lease is legal, valid, binding and enforceable

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against the Company or one of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto (subject to property authorization and execution of such lease by the other party or parties thereto) as applicable, and is in full force and effect and has not been modified, (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, (iii)  neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, (iv) the Company, and, to the Knowledge of the Company, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each such lease and (v) there are no written or oral subleases, concessions or other contracts granting to any Person other than the Company or one of its Subsidiaries the right to use or occupy any Leased Real Property.

(b)

Real Property Used in the Business.  The Leased Real Property identified in Section 5.7(a) of the Company Disclosure Schedule comprises all of the material real property used in the operation of the Business.

(c)

Except as set forth on Section 5.7(c) of the Company Disclosure Schedule:

(i)

to the Knowledge of the Company, the building, plants, improvements, structures, building systems, fixtures, and mechanical elements located at or on the Leased Real Property are not in violation of any zoning, health, safety, building, land use or other laws relating to real property, nor has the Company received any written notice of any claimed violation of any such laws;

(ii)

to the Knowledge of the Company, no portion of the Leased Real Property is subject to any pending condemnation or other similar proceeding by any Governmental Authority adverse to the Leased Real Property and, to the Knowledge of the Company, there are no threatened condemnation or other similar proceeding by any Governmental Authority with respect thereto;

(iii)

the Company is not a lessor under, or otherwise a party to, any lease, sublease, license, assignment, encumbrance or concession pursuant to which the Company has granted to any Person (other than a Subsidiary of the Company) the right to use or occupy all or any portion of the Leased Real Property; and

(iv)

all real property Taxes due and payable with respect to any Leased Real Property for which the Company is responsible have been paid in full, as and when due.

(d)

Except as disclosed on Section 5.7(d) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good title to, holds under valid leases, or has a valid license to use, all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, intellectual property rights) necessary for the conduct of the Business as currently conducted, or reflected on the Stub Balance Sheet as owned or used by the Company or any of its Subsidiaries, in each case free and clear of Liens except for the Permitted Liens.

5.8

Title to Tangible Assets.  The Company or one of its Subsidiaries owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material personal property and assets shown on the Stub Period Balance Sheet.  Except as set forth on Section 5.8 of the Company Disclosure Schedule, the Company owns or has the right to use all assets (whether tangible, intangible or mixed) reasonably necessary to carry on its Business in the Ordinary Course of Business.

5.9

Contracts and Commitments.

(a)

Section 5.9 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Buyer, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other written instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each, a “Listed Contract”) that:

(i)

contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Buyer, the Company or any of its Subsidiaries or any of their respective affiliates):  (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an ownership interest in any other Person, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of thirty (30) days or less;

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(ii)

involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any Person that is material to the business of the Company or any of its Subsidiaries, taken as a whole;

(iii)

involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)

relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000 with respect to any such Indebtedness;

(v)

was entered into by the Company or any of its Subsidiaries and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a majority of the assets or capital stock or other equity interests of another Person;

(vi)

by its terms calls for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $250,000 in any consecutive twelve (12) month period;

(vii)

with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a majority of of the assets or capital stock or other equity interests of another Person, pursuant to which the Company or any of its Subsidiaries has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(viii)

any director, executive officer or key employee of the Company or any of its Subsidiaries is a party to that cannot be cancelled by the Company or such Subsidiary within thirty (30) days’ notice without liability, penalty or premium;

(ix)

obligates the Company or any of its Subsidiaries to provide indemnification (other than to customers in the Ordinary Course of Business) or a guarantee in excess of $500,000 with respect to any obligation;

(x)

obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $250,000 with respect to such obligation;

(xi)

relates to the employment of, or the performance of services by, any employee, consultant or director and requires the Company or any of its Subsidiaries to make payments in excess of $50,000, or pursuant to which the Company or any of its Subsidiaries are or may be obligated to make any severance, termination or similar payments to any current or former employee, consultant or director in excess of $50,000; or pursuant to which the Company or any of its Subsidiaries are or may be obligated to make any bonus or similar payment (other than payments constituting such Person’s base salary) in excess of $50,000 to any current or former employee, consultant or director; or

(xii)

a counterparty thereto is a holder of Company Capital Stock or affiliate thereof.

(b)

With respect to each Listed Contract and except as set forth on Section 5.9(b) of the Company Disclosure Schedule: (i) each Listed Contract is legal, valid, binding and enforceable in all material respects against the Company and its Subsidiaries, as the case may be, and, to the Company’s Knowledge, the other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement, including the Merger, will not affect the terms, validity or enforceability of such Listed Contract against the Surviving Corporation or any Subsidiary of the Company and, to the Company’s Knowledge, the other party thereto; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party, under any Listed Contract; (iv) as of the date of this Agreement, and to the Company’s Knowledge, no other party to any Listed Contract is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Listed Contract; and (v) the consummation of the transactions contemplated by this Agreement, including the Merger, will not obligate the Company or any of its Subsidiaries to make any payments thereunder.

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5.10

Proprietary Rights.

(a)

Section 5.10(a) of the Company Disclosure Schedule sets forth a list of all patents or other registrations for Proprietary Rights and pending patent applications and applications for registration of other Proprietary Rights, including domain names in each case, owned or filed by the Company or any of its Subsidiaries (“Registered Proprietary Rights”).  Except as set forth on Section 5.10(a) of the Company Disclosure Schedule, to the Knowledge of the Company, all Registered Proprietary Rights are valid and all maintenance payments are current thereon.  The Company and its Subsidiaries solely own or have valid rights to use pursuant to a valid and enforceable license agreement set forth on Schedule 5.10(b), all Proprietary Rights necessary for the operation of the Business (collectively, the “Company Intellectual Property”), and the Company Group’s interest in all such Proprietary Rights is valid, enforceable and subsisting.  No current or former owner, employee, consultant or independent contractor of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company has threatened, that he, she or it has any right, title or interest in or to any Company Intellectual Property and, to the Knowledge of the Company, no such Person has claimed any right, title or interest in or to any Company Intellectual Property.  The Company takes commercially reasonable measures to protect, maintain and enforce the Company Intellectual Property.

(b)

Section 5.10(b) of the Company Disclosure Schedule sets forth a list of all (i) agreements other than Listed Contracts under which any third party has been granted a license to use any Proprietary Rights owned by the Company or any of its Subsidiaries (other than customer contracts) and (ii) agreements other than Listed Contracts under which any third party has granted to the Company or any of its Subsidiaries a license to use any Proprietary Rights (other than licenses for commercially available software, with a replacement cost or aggregate annual license, subscription and maintenance fees of less than $50,000) material to the Business.

(c)

Except as set forth on Section 5.10(c) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there are no pending claims against the Company or any of its Subsidiaries contesting the ownership, validity or use of any Company Intellectual Property or claiming that the Company or any of its Subsidiaries has infringed the Proprietary Rights of any third party, and (ii) no third party is infringing any material proprietary Rights owned by the Company.

(d)

Except as set forth of Section 5.10(d) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential information of the Company to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with the Company’s and its Subsidiaries’ reasonable business practices.

(e)

The Company owns all right, title and interest in and to the Software (including the exclusive right to license, sell, exploit and charge others for the use of the Software and all derivative works thereof, except permitted use in applications), free and clear of any Liens.  The Company possesses the complete source code of the Software and all Design Documentation. Each author, or other contributor to the development of the Software, made his contribution to the Software within the scope of employment or engagement with the Company, as a “work made for hire” (or has otherwise assigned all rights in and to the Software to the Company) and was directed by the Company to work on the Software. To the Knowledge of the Company, (i) there are no defects in the Software, and (ii) there are no errors in any Design Documentation, which defects or errors could materially affect any licensee’s use of the Software or the functioning of the Software in accordance with the specifications for the Software published by the Company.  Section 5.10(e) of the Company Disclosure Schedule  is a complete and accurate list of: (A) any Public Software integrated into the Software or used by the Company in the development of the Software; (B) a list of the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); and (C) how Public Software is linked to or with or used within the Company Software (e.g., dynamically, statically, etc.).  Except as set forth in Section 5.10(e) of the Company Disclosure Schedule, the Company has only used the Public Software internally, and has not modified any such Public Software or distributed any such Public Software, in whole or in part, with any Software in a manner that would require the Company or any of its Subsidiaries to distribute any source code for company products to any third party.  The Company is in compliance in all material respects with all Open License Terms applicable to any Public Software licensed to or used by the Company either as incorporated in Software or otherwise in connection with the Business.  The Company has not received any written notice in connection with the Business alleging that the Company is in violation or breach of any Open License Terms.

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(f)

The Company Group has taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(g)

The Company Group has materially complied with and the Business, as currently conducted, is in material compliance with, all Data Laws.  The Company Group has materially complied with, and is presently in material compliance with, its policies applicable to data privacy, data security, or personal information.  Neither the Company nor any of its Subsidiaries has any Knowledge of any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

5.11

Governmental Licenses and Permits.

(a)

Section 5.11(a) of the Company Disclosure Schedule contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business.  Except as indicated on Section 5.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own or possess all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Business as presently conducted, all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of such Governmental Licenses is, to the Knowledge of the Company, pending or threatened.  The Company and each of its Subsidiaries is in material compliance with the material terms and conditions of such Governmental Licenses and, since January 1, 2011, has not received any written notices that it is in violation of any of the terms or conditions of such Governmental Licenses.

(b)

There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company or any of its Subsidiaries is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) of or supervisory letters from a Governmental Authority specifically with respect to the Company or any of its Subsidiaries, or (iii) resolutions or policies or procedures adopted by the Company or any of its Subsidiaries at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company or any of its Subsidiaries to conduct its business as currently being conducted or as contemplated by the parties hereto to be conducted following the Closing, (B) in any manner impose any requirements on the Company or any of its Subsidiaries that materially add to or otherwise materially modify in any respect the requirements imposed under applicable laws, (C) require the Company or any of its Subsidiaries or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company or any of its Subsidiaries or (D) in any manner relate to the ability of the Company or any of its Subsidiaries to pay dividends.

5.12

Litigation; Proceedings.  Except as set forth on Section 5.12 of the Company Disclosure Schedule, there are no material actions, suits, proceedings, hearings, orders, investigations, complaints or claims pending or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries or any of their assets or the Business, or, to the Knowledge of the Company, against any of their respective officers, directors, managing members, managers or general partners (in their capacities as such).  There is no material Order binding against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or, to the Knowledge of the Company, any of their respective officers, directors, managing members, managers or general partners (in their capacities as such), that prohibits, prevents, enjoins, restricts or materially alters or delays any of the transactions contemplated by this Agreement (including the Merger).  The Company and each of its Subsidiaries are in material compliance with all Orders applicable to the Company and its Subsidiaries.

5.13

Compliance with Laws.  Except as set forth on Section 5.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Government Authority, in each case as currently enforced by the applicable Government Authority, with respect to the conduct of the Business or the ownership, or operation of its Business, properties and assets.  Since January 1, 2011, no written notice has been received by the Company or its Subsidiaries alleging a violation of or liability under any such law, rule or regulation which is pending or remains unresolved.

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5.14

Employees.

(a)

During the past twelve (12) months, there has been:  (i) to the Knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of the Company or any of its Subsidiaries and no such agreement is currently being negotiated.

(b)

Except as set forth on Section 5.14 of the Company Disclosure Schedule, the Company and each of its Subsidiaries:  (i) is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not received written notice or, to the Knowledge of the Company, any other form of notice, that there is any unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with the payment of wages and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits or social security benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  There are no audits, investigations, charges, complaints, lawsuits, arbitrations, administrative proceedings, or other actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship..

(c)

As of the date of this Agreement, no employee of the Company or its Subsidiaries set forth on the “Key Employees Schedule” has informed the Company or any of its Subsidiaries orally or in writing that such employee currently intends to terminate its employment relationship as a result of the Company’s entry into this Agreement or the consummation of the Merger or any other transactions contemplated hereby.

5.15

Employee Benefit Plans.

(a)

Except as set forth on Section 5.15 of the Company Disclosure Schedule, with respect to current or former employees of the Company and its Subsidiaries, neither the Company nor any of its ERISA Affiliates maintains, contributes to or has any obligation to contribute to, or, to the Company’s Knowledge, have any material liability with respect to any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) material plan, policy, program or arrangement which provides nonqualified deferred compensation benefits or any other material program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).  Except as set forth on Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries participates in or contributes or has any liability with respect to any (I) plan subject to Section 302 or Title IV of ERISA, or Section 412 of the Code; (II) multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (III) “single employer plan” (as defined under Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under ERISA Section 4063 or 4064 (a “multiple employer plan”); (IV) “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code, including on account of an ERISA Affiliate); or (V) plan subject to Section 409A of the Code that has resulted in additional taxation under Section 409A or provides indemnification or tax gross-up for such additional taxation.  Neither the Company nor any of its Subsidiaries maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or any similar state law.  Any Employee Pension Plan, any Employee Welfare Plans and any Other Plan shall be referred to herein collectively as the “Employee Plans”.

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(b)

The Company and each Subsidiary has made available to the Buyer a copy or description of each Employee Plan and a copy of any applicable amendment, summary plan description, favorable advisory, determination, or opinion letter issued by the IRS, trust document, each annual report on Form 5500 (including any schedule or financial statement) for the most recent three plan years and group insurance contract.

(c)

There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. To the Knowledge of the Company, no non-exempt “prohibited transaction” (as defined under Section 4975 of the Code or Section 406 or 407 of ERISA) has occurred in relation to any Employee Plan.

(d)

Except as set forth on Section 5.15 of the Company Disclosure Schedule, the Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code, in each case as currently enforced by the applicable Governmental Authority. Each Employee Pension Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, no condition exists that would reasonably be expected to adversely affect that determination. Except as would not reasonably be expected to result in a material liability to the Company, each person who provides services to the Company or any ERISA Affiliates who is classified as an independent contractor or non-employee for any purpose is properly classified.

(e)

Except as provided otherwise under this Agreement or as set forth on Section 5.15 of the Company Disclosure Schedule, the consummation of the transactions contemplated in this Agreement shall not (i) entitle any current or former director, employee, or consultant of the Company or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, (ii) accelerate the time of payment or vesting, increase the amount of compensation due, or result in the forgiveness of any indebtedness with respect to any such director, employee, or contractor, unless required by law, or (iii) result in an “excess parachute payment” (as defined under Section 280G of the Code).

(f)

This Section 5.15 contains the sole and exclusive representations and warranties of the Company with respect to any matters relating to employee benefits, including any arising under any Employee Plans.

5.16

Insurance.  Section 5.16 of the Company Disclosure Schedule sets forth a complete list of each material insurance policy, and its respective coverage amount, premium and deductible, to which the Company and each of its Subsidiaries is currently a party, a named insured or otherwise the beneficiary of coverage.  The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and such Subsidiary that are customary for companies of similar size in the industry and locales in which the Company and such Subsidiary operates to insure their respective operations and the loss(es) therefrom.  With respect to each current insurance policy listed on Section 5.16 of the Company Disclosure Schedule: (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company and any of its Subsidiaries, as applicable, is not in any material respect, in breach of or default under, and the Company or any of its Subsidiaries, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default any such policy, (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy, and the Company knows of no reason that would reasonably be expected to result in the cancellation or modification in any material respect of any such insurance policy as a result of the transactions contemplated hereby, including the Merger.

5.17

Tax Matters.

(a)

Except as set forth in Section 5.17 of the Company Disclosure Schedule, the Company and its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries on or prior to the Closing Date. All such Tax Returns are true and accurate in all material respects.  Except as set forth in Section 5.17 of the Company Disclosure Schedule, all material Taxes due and payable by the Company and its Subsidiaries shown on any such Tax Return have been timely paid in full.  Each of the Company and its Subsidiaries has properly withheld and paid over to the proper authorities to the extent due and payable all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(b)

Except as set forth in Section 5.17 of the Company Disclosure Schedule:

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(i)

neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii)

neither the Company nor any of its Subsidiaries (nor any Person acting on behalf of the Company or its Subsidiaries) (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, which waiver or agreement is still in effect, or (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency;

(iii)

neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its Subsidiaries;

(iv)

no written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may by subject to taxation by that jurisdiction;

(v)

neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of the Company or any Company Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;

(vi)

neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than a group of which the Company is or was the parent); and

(vii)

neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party under which Buyer, the Company or any of the Company’s Subsidiaries could be liable for any Taxes or other claims of any party (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes).

(c)

This Section 5.17 contains the sole and exclusive representations and warranties of the Company with respect to any Tax matters, including any arising under any Tax Returns.

5.18

Brokerage.  Except as disclosed on Section 5.18 of the Company Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

5.19

Affiliate Transactions.  Section 5.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement, except for contracts or arrangements related to an employee’s employment with the Company or one of its Subsidiaries, under which there are any existing or future liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any:  (i) present or former employee, officer or director of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any immediate family member of any of the foregoing or (ii) record or beneficial holder of more than five percent (5%) of the outstanding shares of Company Capital Stock (on an as-converted basis) as of the date hereof (each, a “Company Affiliate Transaction”).

5.20

Disclaimer.  Except as expressly set forth in this Article V hereof, the Company makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, (a) none of the Company or the Company Group shall be deemed to make to Buyer or Merger Sub any representation or warranty other than as expressly made by such Person in this

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Agreement and (b) the Company makes no representation or warranty to Buyer or Merger Sub with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company, or (ii) except as expressly covered by a representation and warranty contained in this Article V, any other information or documents (financial or otherwise) made available to Buyer, Merger Sub or their respective counsel, accountants or advisors with respect to the Company.  Buyer and Merger Sub hereby acknowledge and agree to such disclaimer and that Buyer is purchasing the Company Capital Stock on an “as is, where is” basis, subject to the representations and warranties contained in this Article V.

5.21

Environmental Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company or any of its Subsidiaries (collectively, “Company Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Company Facility that has given rise to liability of the Company or any of its Subsidiaries under Environmental Laws.  To the Company’s Knowledge, (a) there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwater or soils of or beneath any Company Facility and each of the Company Facilities complies in all material respects with all Environmental Laws, (b) there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Company Facilities, and (c) no Company or Company Subsidiary employee or other Person has claimed in writing that the Company or any of its Subsidiaries is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws; and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably form the basis for assertion of a claim against the Company or any of its Subsidiaries or that could reasonably form the basis for liability of the Company or any of its Subsidiaries, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.  Neither the Company nor any of its Subsidiaries has used any Company Facilities, nor permitted any Company Facilities to be used, for the treatment, storage or disposal of Hazardous Materials.

5.22

Restrictions on Business Activities.  There is no agreement or Order binding upon the Company or any of its Subsidiaries which has the effect of prohibiting, preventing, restricting or impairing in any material respect any material, current business practice of the Company or any of its Subsidiaries or the conduct of the Business by the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries.

5.23

Illegal Payments.  Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any officer, director, managing member, general partner, manager, agent or employee of the Company or any of its Subsidiaries, has made any payment in violation of applicable law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.24

Accounts Receivable.  Except as set forth on Section 5.24 of the Company Disclosure Schedule, all accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, and are valid obligations and bona fide transactions at their recorded amounts subject to the allowances as set forth in the Financial Statements.

5.25

Customers.  Section 5.25 of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest customers of Company and its Subsidiaries, on a consolidated basis, determined by dollar volume of sales, for the fiscal year ended January 31, 2013 (collectively, the “Top Customers”).  From January 31, 2012 to the date of this Agreement, no Top Customer has cancelled or otherwise terminated any contract with any member of the Company Group or, to the Knowledge of the Company, made any threat to the Company or any of its Subsidiaries to cancel, reduce the supply or otherwise terminate its relationship with the Company or any of its Subsidiaries.  As of the date of this Agreement, no Top Customer has informed the Company or any of its Subsidiaries that such Person currently intends to change such relationship because of this Agreement or because of the Merger or any other transactions contemplated hereby, nor, to the Company’s or any of its Subsidiaries’ Knowledge, is there any intent to.

5.26

Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Tender Offer, in either case, will, at the date of its delivery to Buyer for inclusion in the Tender Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Buyer which is contained in the Tender Offer or other filing made in connection with the transactions contemplated by this Agreement.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as set forth in the disclosure schedules attached hereto (subject to Section 9.14, the “Buyer Disclosure Schedule”), Buyer and Merger Sub represent and warrant to the Company as of the date hereof as follows:

6.1

Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

6.2

Authorization.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement, the other agreements contemplated hereby to which Buyer or Merger Sub is a party and the consummation of the Merger and each of the other transactions contemplated hereby or thereby have been duly and validly authorized by Buyer and Merger Sub, as applicable, and no other act or proceeding on the part of Buyer and Merger Sub, as applicable, or any of their respective boards of directors or shareholders is necessary to authorize the execution, delivery or performance by Buyer or Merger Sub of this Agreement or any other agreement contemplated hereby to which Buyer or Merger Sub is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby to which Buyer or Merger Sub is a party upon execution and delivery by Buyer and Merger Sub will each constitute, a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and the other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3

No Violations or Conflicts.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other documents contemplated hereby to which Buyer or Merger Sub is a party, and the consummation of the transactions contemplated hereby, including the Merger, and compliance by Buyer and Merger Sub with any of the provisions hereof or thereof, will not (i) violate, conflict with, result in any material breach of, constitute a material default under, create in any counterparty the right to accelerate, terminate, modify or cancel, or require any notice to any counterparty under any provision of Buyer’s certificate of incorporation, as amended, and bylaws and the equivalent organizational documents of Merger Sub, (ii) require any consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any material contract of Buyer to which Buyer or Merger Sub is a party (each a “Buyer Material Contract”) or by which its assets are bound, (iii) require any authorization, consent, approval, exemption or other material action of by any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment or decree, (iv) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Liens upon any of the properties, rights or assets of Buyer or Merger Sub, (iv) adversely affect the validity of any of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates and approvals necessary to lawfully conduct the business of Buyer and Merger Sub as presently conducted and to own, lease, and operate their respective assets and properties, (v) adversely affect any of the properties, rights or assets of Buyer or Merger Sub or (vi) subject to obtaining the consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such consent having been satisfied, conflict with, contravene or violate in any respect any law to which Buyer or Merger Sub or any of their respective assets or properties is subject.

6.4

Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated hereby and thereby except for (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) such filings as may be required with the SEC and foreign and state securities laws administrators, and (c) the actions to be taken pursuant to Section 4.6.

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6.5

Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer’s or Merger Sub’s Knowledge, threatened against or affecting Buyer or Merger Sub, at law or in equity, or before or by any Government Authority which would adversely affect Buyer or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.6

Investment Intent: Restricted Securities.  Buyer is acquiring the Company Capital Stock solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Capital Stock or dividing its participation herein with others.  Buyer understands and acknowledges that (a) none of the Company Capital Stock has been registered or qualified under the 1933 Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Capital Stock constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Company Capital Stock is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Capital Stock may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Company Capital Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Buyer will not transfer or otherwise dispose any of the Company Capital Stock acquired hereunder or any interest therein in any manner that may cause any Securityholder to be in violation of the 1933 Act or any applicable state securities laws.  Buyer is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

6.7

Brokerage.  Except as disclosed in Section 6.7 of the Buyer Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Sub.

6.8

Financing.  Attached hereto as Section 6.8 of the Buyer Disclosure Schedule are true and correct copies of executed commitment letters and redacted fee letters from the financial institutions identified therein (the “Commitment Letters”) to provide, subject to the terms and conditions therein, debt financing to Buyer in the amounts set forth therein (being collectively referred to as the “Financing”).  The Commitment Letters are (i) legal, valid and binding obligations of Buyer and Merger Sub and, to the Knowledge of Buyer and Merger Sub, each of the parties thereto, and (ii) enforceable in accordance with their respective terms against Buyer and Merger Sub and, to the Knowledge of Buyer and Merger Sub, each of the other parties thereto.  Assuming the Financing is funded in accordance with the Commitment Letters, the proceeds received by Buyer or Merger Sub, together with other financial resources of Buyer or the Merger Sub, will be sufficient to pay the amounts required to be paid by Buyer under this Agreement.  The obligations to fund the commitments under the Commitment Letters are not subject to any condition or any other contingency, other than in each case the conditions set forth in the Commitment Letters.  As of the date of this Agreement, neither Buyer nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer or Merger Sub on the Closing Date; provided, that Buyer is not making any representation regarding the accuracy of the representations and warranties set forth in Article V or compliance by the Company with its obligations hereunder.  There are no side letters or other agreements or arrangements to which Buyer or any of its Affiliates is a party related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.  Prior to the date hereof, none of the Commitment Letters has been amended or modified, and the respective obligations and commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.  Each Commitment Letter is in full force and effect as of the date hereof, and has been executed by Buyer and, to the Buyer’s Knowledge, each other Person party thereto.  All commitment and other fees required to be paid by Buyer on or prior to the date hereof under or in respect of the Commitment Letters have been paid.

6.9

Due Diligence Review.  Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article V hereof, it is not relying upon any representation or warranty of the Company or any Securityholder or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation, (b) it has had access to its full satisfaction to the Company and its books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

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6.10

Ownership of Merger Sub; No Prior Activities.  Buyer, either directly or indirectly, owns 100% of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VII
TERMINATION

7.1

Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)

by mutual written consent of Buyer and Merger Sub, on the one hand, and the Securityholders’ Representative, on behalf of the Company, on the other hand;

(b)

by Buyer and Merger Sub providing written notice to the Securityholders’ Representative if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of the Company in the representations and warranties or covenants set forth in this Agreement (including, for the avoidance of doubt, if New Information that would identify such a breach has been provided in a Company Update pursuant to Section 4.3) such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 3.2(a) or Section 3.2(b) to not be satisfied (so long as Buyer and Merger Sub have provided the Company and the Securityholders’ Representative with written notice of such material breach or material misrepresentation and the breach or misrepresentation has continued without cure until the earlier of (i) thirty (30) days after delivery of written notice of such breach or misrepresentation, or (ii) the Outside Date);

(c)

by the Securityholders’ Representative (on behalf of the Company) providing written notice to Buyer and the Merger Sub if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of Buyer or the Merger Sub in the representations and warranties or covenants set forth in this Agreement such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 3.1(a) or Section 3.1(b) to not be satisfied (so long as the Company or the Securityholders’ Representative has provided Buyer with written notice of such material breach or material misrepresentation and has continued without cure until the earlier of (i) thirty (30) days after delivery of written notice of such breach or misrepresentation, or (ii) the Outside Date);

(d)

by either Buyer, on the one hand, or the Securityholders’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by April 30, 2013 (the “Outside Date”); provided, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

(e)

by Buyer and Merger Sub providing written notice to the Securityholders’ Representative if the Written Consent has not been obtained within two (2) Business Days following the execution and delivery of this Agreement.

7.2

Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company, Buyer or any Securityholder (other than pursuant to this Section 7.2, Section 4.7, the second sentence of Section 8.3, Section 8.4, Section 8.5 and Article IX which shall survive any such termination), except for intentional or willful breaches of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided in Section 7.1, Buyer and Merger Sub, on the one hand, and the Company Parties, on the other hand, each acknowledge and agree that all documents, copies thereof, and all other materials received from or on behalf of the other party or any of its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.3

Waiver of Right to Terminate.  The Securityholders’ Representative, Buyer and the Merger Sub shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the transactions contemplated hereby.

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ARTICLE VIII
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1

Indemnification.

(a)

Recovery by Buyer Indemnitees.

(i)

Subject to the other limitations in this Article VIII, from and after the Closing, each of the Securityholders (collectively, the “Securityholder Indemnitors”), severally and not jointly (except in the case of the GGC Securityholders, whose obligations shall be joint and several among the GGC Securityholders), in proportion to the applicable percentage set forth on the attached “Securityholders Holdings Schedule” (the “Applicable Percentage”), agrees to indemnify Buyer and Merger Sub and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnitees”) from and against any Losses which such Buyer Indemnitee suffers as a result of: (A) the breach by the Company of any of the representations or warranties set forth in Sections 5.1(a), 5.2, 5.3 or 5.18 hereof (the “Fundamental Representations”); (B) the breach by any member of the Company Group of any covenant or agreement set forth in this Agreement that is to be satisfied by such Person prior to the Closing; (C) Transaction Expenses that arise or otherwise are payable following the determination of the Final Closing Merger Consideration, and which exceed, when added to the Transaction Expenses paid pursuant to Section 2.6(a)(iv)(A), $2,000,000; or (D) any amounts payable to the holders of Dissenting Shares in excess of the amount to which such holders would have otherwise been entitled under Section 2.6 had such holders not exercised their appraisal rights pursuant to Section 262 of the DGCL with respect thereto.

(ii)

The Securityholder Indemnitors shall not be liable with respect to any claim under Section 8.1(a)(i)(A) unless written notice of a possible claim for indemnification specifying in reasonable detail those provisions alleged to have been breached is given by the claiming Buyer Indemnitee to the Securityholders’ Representative before the third (3rd) anniversary of the Closing Date; it being understood that so long as such written notice is given prior to such date, such Fundamental Representations shall continue to survive until such matter is resolved.  All representations and warranties of the Company Group or the Securityholders contained in this Agreement and in any writing or certificate delivered in connection with this Agreement (including any schedule or exhibit attached hereto) or the transactions contemplated hereby (including pursuant to Section 3.2(c)), other than the Fundamental Representations, which shall survive the Effective Time in accordance with the immediately preceding sentence, shall terminate and expire immediately following the Effective Time.

(iii)

In no event will any Securityholder Indemnitor be liable for any Losses of the Buyer Indemnitees in an amount in excess of the proceeds actually received by such Securityholder Indemnitor on account of the sale by such Person of its Company Capital Stock.

(b)

Indemnification by Buyer.

(i)

Subject to the limitations set forth in this Article VIII, Buyer shall indemnify the Securityholders’ Representative, the Securityholders, their respective Affiliates and each of the foregoing’s officers, directors, employees, shareholders, agents and representatives (collectively, the “Securityholder Indemnitees”) and hold each Securityholder Indemnitee harmless against any Loss which any Securityholder Indemnitee suffers, as a result of: (A) the breach of any representation or warranty contained in Article VI hereof; (B) the breach by Buyer or Merger Sub of any covenant or agreement of Buyer or Merger Sub, respectively, contained in this Agreement or the breach by any member of the Company Group of any covenant or agreement of the Company contained in this Agreement required to be performed by the Company Group from and after the Closing, and (C) Buyer’s (direct or indirect) ownership of the equity of the Company Group and the conduct of the Business from and after the Closing Date.

(ii)

Buyer shall not be liable with respect to any claim under Section 8.1(b)(i)(A) unless written notice of a possible claim for indemnification specifying in reasonable detail those provisions alleged to have been breached is given by the claiming Securityholder Indemnitee to Buyer before the Buyer Survival Date, it being understood that so long as such written notice is given prior to the Buyer Survival Date, such representations and warranties and covenants shall continue to survive until such matter is resolved.  For purposes of this Agreement, the term “Buyer Survival Date” shall mean the date that is thirty (30) days following the completion of the audit of the Company’s financial statements for the fiscal year ending January 31, 2014; provided, however, that the Buyer Survival Date with respect to any Loss resulting from a breach of the representations and warranties of Buyer and Merger Sub set forth in Sections 6.1 or 6.2 shall mean the date that the statute of limitation with respect thereto shall expire, plus 60 days.

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(c)

Procedures.

(i)

Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 8.1(a) or (b) (an “Indemnified Party”) must give the Securityholders’ Representative or Buyer, as the case may be, prompt written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Securityholders’ Representative or Buyer, as the case may be, will not relieve the indemnifying party (whether the Securityholders or Buyer) (the “Indemnifying Party”) of its obligations pursuant to Section 8.1(a) or (b), except to the extent that such Indemnifying Party is materially prejudiced as a result thereof.

(ii)

Control of Defense; Conditions.  With respect to the defense of any Proceeding against or involving an Indemnified Party in which the claimant seeks the recovery of a sum of money for which indemnification is provided, at its option the Indemnifying Party may appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnifying Party.  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense and settlement of any Proceeding if any of the following conditions are satisfied: (A)  the Indemnifying Party fails to actively and diligently defend such Proceeding, (B) the Indemnifying Party cannot demonstrate that it has the financial resources sufficient to satisfy any Losses and the cost of defense; or (C) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party.

(iii)

Control of Defense; Exceptions, etc.  The Indemnified Party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense, with the Indemnified Party obligated hereby to provide reasonable cooperation with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

(iv)

Settlement of Claims.  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless the proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief on the Indemnified Party, and the Indemnified Party will not settle any claim for which it has sought or is seeking recovery from any Securityholder Indemnitor without the Indemnifying Party’s prior written consent.

(d)

Net Recovery.  The amount of any Loss shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements or contracts pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights (“Alternative Arrangements”) with respect to such Loss.  The amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnified Party or its Subsidiaries that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss, but solely in the Tax year of such Loss or any previous Tax year.  If the amount to be netted pursuant to this Section 8.1(d) from any payment required pursuant to this Section 8.1 is determined only after such payment, the Indemnified Party shall repay the Indemnifying Party (or the Securityholders in case of amount recovered by Buyer or the Company or any of their Affiliates) promptly (but in any event within five (5) Business Days after such determination) any amount that the Indemnifying Party would not have had to pay pursuant to this Section 8.1 had such determination been made at the time of such payment.

(e)

Payments.  Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 8.1(c) or is a dispute, claim or controversy which is the subject of an unresolved judicial proceeding, or the claim is disputed by the Indemnifying Party and such dispute remains unresolved, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.  All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Merger Consideration.

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(f)

Mitigation.  Each Indemnified Party acknowledges that nothing in this Agreement shall modify such Indemnified Party’s applicable common law duties to mitigate Losses in respect of any indemnifiable breach hereunder, except as otherwise expressly provided herein.

(g)

Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article VIII shall be the exclusive remedy of the Buyer Indemnitees and the Securityholder Indemnitees with respect to any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of or relating to this Agreement and the transactions contemplated hereby, except in the case of remedies for actual fraud.  After the consummation of the Closing, no party to this Agreement or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.

(h)

Subrogation.  After any indemnification payment is made pursuant to this Article VIII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

8.2

Mutual Assistance.  Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  Subsequent to the Closing, each of the parties hereto will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested, in each case at their own cost and expense.

8.3

Expenses.  Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated, it being understood and agreed that the Company shall be solely responsible for all costs and expenses associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

8.4

Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Securityholders (severally and not jointly (except in the case of the GGC Securityholders, whose obligations shall be joint and several among the GGC Securityholders), in proportion to their respective Applicable Percentages) when due, and Buyer will, at its own expense, make all necessary filings with respect to all such Taxes, fees and charges.

8.5

Securityholders’ Representative.

(a)

By virtue of its approval of the Merger or submission of the Transmittal Documentation (as applicable), each Securityholder designates and appoints the Securityholders’ Representative as such Securityholder’s agent and attorney-in-fact with full power and authority to take any and all actions that the Securityholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Securityholders, as fully as if each Securityholder was acting on its own behalf, including full power and authority on such Securityholder’s behalf (i) to give and receive notices and communications and to accept service of process on behalf of such Securityholder, (ii) to authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Merger Consideration under this Agreement, (iii) to agree to, negotiate, enter into settlements and compromises of, and comply with judgments or order of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Buyer Indemnitee against any Securityholder or by any Securityholder against any Buyer Indemnitee, or any other dispute between any Buyer Indemnitee and any Securityholder, in each case relating to this Agreement or the transactions contemplated by this Agreement, (iv) to consummate the transactions contemplated herein, (v) to pay such Securityholder’s portion of the Transaction Expenses (whether incurred on or after the date hereof) and to retain amounts from the Merger Consideration for the purpose of paying expenses incurred by it pursuant to matters arising out of this Agreement or satisfying any post-Closing adjustment(s) to the

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Merger Consideration, (vi) to disburse any funds received hereunder to each Securityholder, (vii) to execute and deliver any Certificates and execution of such further instruments as may be delivered to Buyer, (viii) to interpret all of the terms and provisions of this Agreement and to consent to, execute and deliver any amendment or waiver hereof on behalf of each such Securityholder, (ix) to take all other actions to be taken by or on behalf of such Securityholder in connection herewith, (x) to authorize payments to be made with respect to this Agreement, (xi) to deal with Buyer under this Agreement with respect to all matters arising under this Agreement, (xii) to take any and all other actions specified in or contemplated by this Agreement, and to engage counsel, accountants or other agents in connection with the foregoing matters, (xiii) to obtain reimbursement (whether or not out of the Securityholders’ Rep Expense Fund) as provided for herein for all out-of-pocket fees and expenses and other obligations of, or incurred by, the Securityholders’ Representative in connection with this Agreement and (xiv) to take all actions that are either necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or are specifically mandated by the terms of this Agreement.  Notices or communications to or from the Securityholders’ Representative will constitute notice to or from each of the Securityholders for all purposes under this Agreement except where the context otherwise requires.

(b)

The Securityholders’ Representative may delegate its authority as Securityholders’ Representative to any one of the Securityholders (or their Affiliates) for a fixed or indeterminate period of time upon not fewer than two (2) Business Days’ prior written notice to Buyer in accordance with Section 9.2.  Each successor Securityholders’ Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used in this Agreement includes any successor Securityholders’ Representative.

(c)

A decision, act, consent or instruction of the Securityholders’ Representative acting on behalf of the Securityholders constitutes a decision of all the Securityholders (except where the context otherwise requires) and is final, binding and conclusive upon the Securityholders, and Buyer and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of the Securityholders.

(d)

The Securityholders’ Representative will have no liability to any Person for any act done or omitted under this Agreement as the Securityholders’ Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Securityholders will severally indemnify and hold harmless the Securityholders’ Representative from and against any Losses the Securityholders’ Representative may suffer as a result of any such action or omission.

(e)

The Securityholders’ Representative will receive no compensation for services as the Securityholders’ Representative.  The Securityholders will reimburse, on a pro rata basis in proportion to their interest in the Merger Consideration, the Securityholders’ Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Securityholders’ Representative and other reasonable out-of-pocket expenses incurred by the Securityholders’ Representative in connection with the performance of the Securityholders’ Representative’s duties under this Agreement.  An amount equal to $250,000 (the “Securityholders’ Rep Expense Fund”) will be deducted from the Closing Merger Consideration and delivered to the Securityholders’ Representative at the Closing to be held in trust as a source of such reimbursement for costs and out-of-pocket expenses (including Taxes and costs of professional advisers) incurred by the Securityholders’ Representative for its obligations in connection with this Agreement, with any balance of the Securityholders’ Rep Expense Fund not incurred for such purposes to be returned to the Securityholders on a pro rata basis.

(f)

This appointment and grant of power and authority by the Securityholders to the Securityholders’ Representative pursuant to this Section 8.5 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Securityholder or by operation of law, whether upon the death or incapacity of any Securityholder, or by the occurrence of any other event.

8.6

Tax Matters.

(a)

Preparation and Filing of Tax Returns.  Following the Closing, Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries.

(b)

Tax Claims.  Following the Closing, Buyer shall have the right to control, and neither the Securityholders’ Representative nor any Securityholder shall have the right to control or participate in, any audit, litigation, claim assessment or other proceeding with respect to Taxes and Tax Returns (each a “Tax Matter”) relating to the Company.

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(c)

Section 338 Election.  No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the purchase and sale of the Company Capital Stock or the other transactions contemplated by this Agreement.

8.7

WARN Act Notice.  Buyer shall be solely responsible for providing any notice required under the federal WARN Act or any similar state statute in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries located in the United States of America, and shall indemnify and hold the Securityholders harmless from any liability arising from any failure of Buyer to comply fully with the foregoing covenant.

8.8

Directors and Officers Insurance.  After the Closing, Buyer shall, and shall cause the Surviving Corporation, to indemnify, defend and hold harmless, and to continue to provide to any Person who is on the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries, officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the Company’s and its Subsidiaries’ existing D&O Insurance including, (x) an overall coverage amount not less than the overall coverage amount under the Company’s and its Subsidiaries’ existing D&O Insurance and (y) coverage for liability under the 1933 Act and the 1934 Act in an amount not less than the coverage amounts for such liabilities under the Company’s and its Subsidiaries’ existing D&O Insurance.  For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of the Company and its Subsidiaries on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.  On or prior to the Closing Date, the Company, at its sole expense (which expense shall be deemed to be a Transaction Expense) shall purchase for any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer or director of any member of the Company Group officers’ and directors’ Liability “tail” insurance coverage for a period of six (6) years after the Closing with respect to any losses, claims, damages, liabilities, costs and expense in connection with any actual or threatened claim or proceeding that is based on, or arises out of, events occurring prior to the Closing.  Such “tail” insurance coverage shall be deemed to fulfill the Surviving Corporation’s obligations to provide D&O Insurance set forth in the first sentence of this Section 8.8.

8.9

Certain Consents.  Buyer and Merger Sub acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company or one of its Subsidiaries is a party and that such consents have not been obtained and may not be obtained.  Buyer and Merger Sub agree that none of the Company Group or any Securityholder shall have any liability whatsoever to the Buyer Indemnitees (and the Buyer Indemnitees shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof.  Buyer and Merger Sub further agree that no representation, warranty or covenant of any member of the Company Group contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. Any cooperation furnished by the Company Group to Buyer and Merger Sub in obtaining or pursuing any such consents will not include any requirement of the Company, any of its Subsidiaries, or any Securityholder to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

8.10

Trust Fund Waiver.  The Company and the Securityholders’ Representative hereby represent and warrant that they have read that certain final Prospectus of Buyer dated April 12, 2011 (the “Prospectus”), and the Company and the Securityholders’ Representative understand that Buyer has established a trust fund (the “Trust Fund”) for the benefit of Buyer’s public stockholders (the “Public Stockholders”) containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds, initially in an amount of Eighty Million Dollars ($80,000,000), for the benefit of the Public Stockholders and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the

A-IV-35

Prospectus, Buyer may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem their shares of Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (a “Business Combination”), (ii) to the Public Stockholders if Buyer fails to consummate its Business Combination within twenty-four (24) months following the date of the Prospectus, and (iii) to Buyer after or concurrently with the consummation of its Business Combination.  For and in consideration of Buyer executing this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Securityholders’ Representative hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or any distributions therefrom (except for amounts released to Buyer as set forth in clause (iii) of the first sentence of this Section 8.10), or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of the Company and the Securityholders’ Representative hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  The Company and the Securityholders’ Representative each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce Buyer to enter into this Agreement, and the Company and the Securityholders’ Representative each further intend and understand such waiver to be valid, binding and enforceable under applicable law.  To the extent the Company or the Securityholders’ Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the Company and the Securityholders’ Representative each hereby acknowledge and agree its sole remedy shall be against funds held outside of the Trust Fund (which may include funds that have been disbursed pursuant to clause (iii) of the first sentence of this Section 8.10 or otherwise) and that such claim shall not permit the Company or the Securityholders’ Representative (or any party claiming on the Company’s or the Securityholders’ Representative’s behalf or in lieu of the Company or the Securityholders’ Representative) to have any claim against the Trust Fund (including any distributions therefrom, other than to Buyer) or any amounts contained therein.  In the event that the Company or the Securityholders’ Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Company and the Securityholders’ Representative the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding.

ARTICLE IX
MISCELLANEOUS

9.1

Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and the Securityholders’ Representative (on behalf of the Securityholders and, prior to the Closing, the Company).  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2

Notices.  All notices, demands and other communications to be given or delivered to Buyer, the Company or the Securityholders’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by E-mail, facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to the Securityholders’ Representative, or, prior to the Closing, to the Company, then to:

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention:        Rajeev Amara
Telephone:      (415) 983-2700
Facsimile No.: (415) 983-2701
E-mail:              ramara@goldengatecap.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention:         Stephen D. Oetgen
                           Jeremy M. Veit
Telephone:       (415) 439-1400
Facsimile No.: (415) 439-1500
E-mail:              soetgen@kirkland.com
                          jveit@kirkland.com

If to Buyer, or after the Closing, to the Company, then to:

SCG Financial Acquisition Corp.
c/o Sachs Capital Group
615 North Wabash Avenue
Chicago, IL  60611
Attention:  Gregory H. Sachs
Telephone: (312) 784-3960
Facsimile No.:  (312) 784-3966
E-mail: gsachs@sachscapitalgroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 2500

Chicago, Illinois  60601

Attention:  Ameer Ahmad
Telephone: (312) 456.1018
Facsimile No.:  (312) 456-8435
E-mail: ahmada@gtlaw.com

9.3

Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Buyer and the Securityholders’ Representative, and any attempted assignment without such prior written consent shall be void; provided, however, that (i) Buyer, Merger Sub and, following the Closing, the Company may assign their rights under this Agreement to their financing sources for collateral security purposes; provided, that no such assignment shall release Buyer, Merger Sub or the Company from their respective obligations hereunder; and (ii) notwithstanding any provision of this Agreement to the contrary, Buyer and Merger Sub may assign and delegate all of their rights and obligations under this Agreement to any entity affiliated with or controlled by Donald R. Wilson; provided that (x) no such assignment and delegation shall release Buyer or Merger Sub from their respective obligations hereunder, (y) it shall be a condition  precedent to any assignment under this clause (ii) that the financing sources identified in the Commitment Letters shall have irrevocably assigned such Commitment Letters to Buyer’s and Merger Sub’s proposed assignee without modification or amendment, and (z) upon any assignment under this clause (ii), the Company, the Securityholders’ Representative and their respective Affiliates, counsel, agents and other representatives shall have no further obligation to Buyer, Merger Sub, Buyer’s and Merger Sub’s proposed assignee or any other Person pursuant to Section 4.6.

9.4

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5

No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the

A-IV-37

construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  The terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed.  Reference to any Person will include such Person’s predecessors.  The plural will be deemed to include the singular and vice versa.  Use of “or” is not intended to be exclusive unless expressly indicated otherwise.  A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Article, Section, Exhibit or Schedule of or to this Agreement.

9.6

Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7

No Third-Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement (including as set forth in Sections 8.5 and 8.8 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third Persons specifically including employees or creditors of the Company.  Notwithstanding the foregoing, each of the Securityholders is a is third-party beneficiary of this Agreement.

9.8

Complete Agreement.  This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9

Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.10

Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, State of New York over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9.11

Specific Performance, Injunctive Relief.  In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, and subject to the express limitations contained in this Agreement, the parties hereto will be entitled to specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the Merger and the other transactions contemplated hereby in the event of breach prior to the Closing by any other party hereto.  The foregoing sentence will not be construed as a waiver by any party hereto of any right such Person may now have or hereafter acquire to monetary damages from any other party hereto.

9.12

Attorney-Client Privilege and Conflict Waiver.  Kirkland & Ellis LLP has represented the Company, the Securityholders and the Securityholders’ Representative.  All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the parties agree that (a) Buyer shall not, and shall not cause the Company to, seek to have Kirkland & Ellis LLP disqualified from representing any Securityholder or the Securityholders’ Representative in connection with any dispute that may arise between the Securityholders or the Securityholders’ Representative and Buyer or the Company in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any such dispute that may arise between Securityholder or the Securityholders’ Representative and Buyer or the Company, the Securityholders or the Securityholders’ Representative involved in such dispute (and not Buyer or the Company) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company and Kirkland & Ellis LLP that occurred before the Closing.

A-IV-38

9.13

Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.14

Exhibits and Schedules.  The Exhibits and Schedules referred to in this Agreement are incorporated herein by reference and made a part of this Agreement.  The Company Disclosure Schedule shall be subject to the following terms and conditions: (a) any item disclosed in any particular part of the Company Disclosure Schedule shall be deemed to be disclosed in any other part of the Company Disclosure Schedule to the extent its relevance or appropriateness is reasonably apparent; (b) no disclosure of any matter contained in the Company Disclosure Schedule will create an implication that such matter meets any standard of materiality; (c) matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule, it being understood and agreed that such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is material for any purpose; (d) disclosures made in the Financial Statements shall be deemed to be disclosed for purposes of the Company Disclosure Schedule to the extent its relevance or appropriateness is reasonably apparent; (e) disclosures contained in the Company Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document; and (e) headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

*     *      *      *     *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Buyer” SCG FINANCIAL ACQUISITION CORP. By: /s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chief Executive Officer
“Merger Sub” SCG FINANCIAL MERGER III CORP. By: /s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chief Executive Officer
“Company” SYMON HOLDINGS CORPORATION By: /s/ Charles Ansley Name: Charles Ansley Title: President and Chief Executive Officer

“Securityholders’ Representative”

Solely in its capacity as, and for the purposes related to, the Securityholders’ Representative as set forth herein

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.

By:

Golden Gate Capital Management II, L.L.C.

Its:

General Partner

By:

/s/ David Dominik

Name:

David Dominik

Title:

Principal Managing Director

{Signature Page to Agreement and Plan of Merger}

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT SCG BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

SCG Financial Acquisition Corp.

615 North Wabash

Chicago, Illinois 60611

Attn: Michelle Sibley, Secretary

Tel: (312) 784-3960

The Depositary for the Offer is:

Continental Stock Transfer & Trust Co.

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

By Facsimile (for Eligible Institutions only)	Confirm Receipt of Facsimile by Telephone:
(212) 616-7610	(917) 262-2378

Questions and requests for assistance regarding this Offer to Purchase may be directed to Morrow & Co., LLC, our Information Agent for the Offer, at the telephone numbers set forth below. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

470 West Avenue

Stamford, CT 06902

(203) 658-9400

U.S. Banks and Brokerage Firms, Please Call: (203) 658-9400

U.S. Stockholders Call Toll Free: (800) 607-0088

E-mail: scg.info@morrowco.com

Offer to Purchase Dated April 3, 2013